Form 10KSB, Exhibit 13
period 1995-12-31
GRANITE STATE BANKSHARES INC
filed 1996-04-01
CIK 792360

EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

      Granite State Bankshares, Inc. ("Granite State" or the "Company") is a single-bank holding company which was formed in 1986 to acquire all of the stock of the Granite Bank (the "subsidiary bank") upon its conversion from a mutual savings bank to a state-chartered guaranty (stock) savings bank. Since that time, the Company has acquired the Durham Trust Company, First Northern Co-operative Bank, First National Bank of Peterborough and the Granite Bank of Amherst. The acquired banks have all been merged into Granite Bank. Additionally, during 1991, Granite Bank converted from a state-chartered guaranty (stock) savings bank to a New Hampshire state-chartered commercial bank. This discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and supplemental financial data contained elsewhere in this report.
      The principal business of the subsidiary bank consists of attracting deposits from the general public and underwriting loans secured by residential and commercial real estate and other loans. The subsidiary bank also originates fixed rate residential real estate loans for sale in the secondary mortgage market. Loans serviced for others were approximately $173.0 million at December 31, 1995, compared to $168.3 million at December 31, 1994. The subsidiary bank has eight full service offices and an additional nine remote automatic teller locations. The subsidiary bank is a full service community bank with a diversified lending operation that services Cheshire, Hillsborough, Strafford and Rockingham counties.

FINANCIAL CONDITION

      Consolidated assets at December 31, 1995 were $346.4 million, up $35.6 million from $310.8 million at December 31, 1994.
      Interest bearing deposits in the Federal Home Loan Bank of Boston ("FHLBB") were $24.2 million at December 31, 1995 and $26 thousand at December 31, 1994. During the latter half of 1995, the yield curve on interest rates flattened out and actually inverted as interest rates declined, making short-term investments more attractive than investments in 2 to 3 year fixed income securities. Therefore, excess funds were invested in interest bearing deposits in the FHLBB during the latter part of 1995.
      Effective December 31, 1993, the Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, the Company classifies its investments in debt and equity securities as securities held to maturity, securities available for sale or trading securities. At December 31, 1995, there were no securities classified as held to maturity, as compared to $15.5 million at December 31, 1994, with the decrease resulting from maturities. Securities available for sale were $95.0 million at December 31, 1995 and $73.0 million at December 31, 1994. Securities purchases during 1995, in the amount of $31.2 million, were all classified as securities available for sale. There were no securities classified as trading securities at December 31, 1995 and December 31, 1994.
      At December 31, 1995 the net unrealized gains on securities available for sale, net of related tax effects were $1.6 million, compared to net unrealized losses of $703 thousand at December 31, 1994. These net unrealized gains or losses are shown as a separate component of stockholders' equity.
      At December 31, 1995, the weighted average life of the Company's investments in debt securities is approximately 17 months.
      Loans outstanding before deductions for unearned income and the allowance for possible loan losses decreased $2.9 million to $192.4 million at December 31, 1995 from $195.3 million at December 31, 1994. The decrease of 1.48%, reflects weak loan demand in the commercial and commercial real estate sectors of the market. Additionally, as interest rates trended lower in the latter part of 1995, many residential real estate borrowers with adjustable rate loans refinanced into fixed rate loans which the Company sells into the secondary mortgage market, thereby reducing the Company's portfolio of residential real estate loans. Loan originations during 1995 and 1994 were $62.6 million and $46.5 million, respectively, of which $29.2 million and $19.0 million, respectively, were originated for sale in the secondary mortgage market. Loan repayments for 1995 and 1994, were $33.9 million and $16.9 million, respectively. Cash received on sales of loans to the secondary market were $28.2 million in 1995 and $21.9 million in 1994. Loans charged-off, net during 1995 and 1994 were $1.3 million and $374 thousand, respectively. Loans transferred to other real estate owned during 1995 and 1994 amounted to $1.8 million and $1.4 million, respectively. At December 31, 1995, the Company's total loan portfolio before unearned income and the allowance for possible loan losses consisted of $113.6 million of residential real estate loans, $52.6 million of commercial real estate loans, $2.7 million of construction loans, $10.7 million of commercial, financial and agricultural loans and $12.8 million of consumer and other loans. For additional information see Note D of Notes to Consolidated Financial Statements.
      Although the Company's nonperforming assets decreased $804 thousand from $5.3 million at December 31, 1994 to $4.5 million at December 31, 1995, the real estate and economic environment in New England, which includes excess residential and commercial real estate inventory, continues to affect the Company's level of nonperforming assets. Although it appears that the New Hampshire economy and the real estate market in the Company's market areas have stabilized and even shown signs of improvement over the last 2 to 3 years, they may continue to adversely impact the quality of the Company's assets in future periods, as well as its results of operations.
      The following table sets forth the Company's nonperforming loans and other real estate owned at the dates indicated. The Company generally does not accrue interest on any loans that are 90 days or more past due, unless the loan is well secured and in the process of collection. At the dates indicated, all loans delinquent 90 days or more were on nonaccrual status and therefore considered nonperforming, with the exception of $21 thousand of commercial, financial and agricultural loans at December 31, 1994, which were in the process of collection at that date.

                                                 DECEMBER 31,
                                                 ------------------------
                                                 1995     1994     1993
                                                 ------------------------
                                                    ($ IN THOUSANDS)

Nonperforming loans:
  Residential real estate                        $1,341   $1,495   $1,801
  Commercial real estate                            332      646      103
  Construction and land development real estate      88       54      177
  Commercial, financial and agricultural             35       81       17
  Consumer and other                                  2        8       17
                                                 ------------------------
    Total nonperforming loans                     1,798    2,284    2,115
    Total other real estate owned                 2,691    3,009    4,269
                                                 ------------------------
    Total nonperforming assets                   $4,489   $5,293   $6,384
                                                 ========================

Ratios:
    Total nonperforming loans to total loans       0.93%    1.17%    1.12%
                                                 ========================
    Total nonperforming assets to total assets     1.30%    1.70%    2.11%
                                                 ========================

      The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," on January 1, 1995. This new standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. In October 1994, SFAS No. 114 was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," which allows creditors to use their existing methods for recognizing interest income on impaired loans. Because the Company already recognized such reductions of value on impaired loans through its provision for possible loan losses, the adoption of SFAS No. 114, as amended by SFAS No. 118, did not have a material impact on its financial condition or results of operations. The balance of impaired loans was $1.0 million at December 31, 1995. The Company has identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreements. The allowance for possible loan losses associated with impaired loans allocated from and part of the general allowance for possible loan losses, upon the adoption of SFAS No. 114, on January 1, 1995 was $864 thousand. During 1995, provisions to the allowance for impaired loans amounted to $553 thousand and impaired loans charged-off amounted to $1.1 million. The allowance for possible loan losses associated with impaired loans at December 31, 1995 was $367 thousand. The average recorded investment in impaired loans was $1.5 million in 1995 and the income recognized on impaired loans during 1995 was $19 thousand. Total cash collected on impaired loans during 1995 was $103 thousand, of which $84 thousand was credited to the principal balance outstanding on such loans. Interest which would have been accrued on impaired loans during 1995, had they performed in accordance with the terms of their contracts, was $166 thousand. The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.
      Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Real estate acquired in settlement of loans are recorded at the lower of the carrying value of the loan or the fair value of the property received less an allowance for estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Provisions to reduce the carrying value to net realizable value are charged to current period earnings as realized and reflected as an additional valuation allowance. Operating expenses and gains and losses upon disposition are reflected in earnings as realized. Other real estate owned amounted to $2.7 million and $3.0 million at December 31, 1995 and 1994, respectively.

See Note H of Notes to Consolidated Financial
Statements for further information on other real estate owned.
      The allowance for possible loan losses is a significant factor in the Company's operating results and is established through charges against income and is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of known and inherent risks in the loan portfolio. When a loan, or a portion of a loan, is considered uncollectible it is charged against the allowance. Recoveries of loans previously charged off are credited to the allowance when received.
      Management's evaluation of the allowance is based on a continuing review of the loan portfolio, which includes many factors, including identification and review of individual problem situations that may affect the borrower's ability to repay; review of overall portfolio quality through an analysis of current charge-off, delinquency, and nonperforming loan data; review of regulatory authority examinations and evaluations of loans; an assessment of current and expected economic conditions; and changes in the size and character of the loan portfolio.
      At December 31, 1995, 1994 and 1993, the allowance for possible loan losses was $3.7 million, $4.2 million and $4.0 million, respectively, and the ratio of the allowance to total loans outstanding was 1.93%, 2.17% and 2.12%, respectively. At December 31, 1995, 1994, and 1993, the allowance for possible loan losses represented 206.0%, 185.2% and 189.3%, respectively, of nonperforming loans.
      Management is continuing to carefully monitor the allowance for possible loan losses in light of existing nonperforming loans, impaired loans and the trend in the New England real estate market and local economy. While management believes that the allowance for possible loan losses at December 31, 1995 is adequate based on its current review and estimate, further provisions to the allowance may be necessary if the market in which the Company operates deteriorates. Additionally, regulatory agencies review the Company's allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.
      Deposits increased $47.1 million to $287.1 million at December 31, 1995 from $240.0 million at December 31, 1994. The increase resulted primarily from the introduction of new deposit products, coupled with higher market rates of interest. Interest bearing deposits increased $41.7 million and noninterest bearing deposits increased $5.4 million. Of the $41.7 million increase in interest bearing deposits, NOW and Super NOW accounts increased $43.9 million and time certificates increased $29.4 million, while savings accounts decreased $17.1 million and money market deposit accounts decreased $14.5 million. Much of the decrease in savings and money market deposit accounts related to transfers into a new NOW account product or into higher yielding time certificates. Time certificates with minimum balances of $100 thousand increased $5.1 million, from $6.9 million at December 31, 1994 to $12.0 million at December 31, 1995. The Company does not use brokers to solicit deposits.
      Securities sold under agreements to repurchase were $26.2 million at December 31, 1995 and $22.0 million at December 31, 1994.
      The Company had no short-term borrowings with the FHLBB at December 31, 1995 and $20.9 million at December 31, 1994. The increase in deposits and securities sold under agreements to repurchase were more than sufficient to allow the Company to repay all of its short- term borrowings with the FHLBB during 1995.
      Stockholders' equity was $29.8 million at December 31, 1995, an increase of $4.2 million from $25.6 million at December 31, 1994. Book value per share, was $14.63 at December 31, 1995, up $2.31 or 18.75% from $12.32 at December 31, 1994. See "Capital Resources and Liquidity" for further information on stockholders' equity.

ASSET/LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

      The Company attempts to manage its liquidity, capital and interest rate risk position so as to minimize its exposure to interest rate risk. At December 31, 1995, the Company had interest rate sensitive assets which repriced or matured within one year of $235.3 million and interest rate sensitive liabilities which repriced or matured within one year of $260.2 million. At December 31, 1994, interest rate sensitive assets which repriced or matured within one year were $190.7 million and interest rate sensitive liabilities which repriced or matured within one year were $231.2 million.
      The Company actively manages its interest rate sensitivity position. The objectives of interest rate risk management are to control the exposure of net interest income to risks associated with interest rate movements and to achieve a stable and rising flow of net interest income. The Asset/Liability Management Committee, using policies approved by the Board of Directors, is responsible for managing the Company's rate sensitivity position. GAP measurement attempts to analyze any mismatches in the timing of interest rate repricing between assets and liabilities. It identifies those balance sheet sensitivity areas which are vulnerable to unfavorable interest rate movements. As a tool of asset/liability management, the GAP position is compared with potential changes in interest rate levels in an attempt to measure the favorable and unfavorable effect such changes would have on net interest income. For example, when the GAP is positive, (i.e., assets reprice faster than liabilities) a rise in in-terest rates will increase net interest income, and conversely, if the GAP is negative, a rise in rates will decrease net interest income. The accuracy of this measure is limited by unpredictable loan prepayments and the lags in the interest rate indices used for repricing variable rate loans.
      The Company's principal measure of interest rate risk is GAP analysis. As shown in the following table, the Company's one year cumulative GAP was negative 7.18% of total assets at December 31, 1995. The Company's one year cumulative GAP at December 31, 1994 was negative 13.03% of total assets. The change is primarily due to an increase in securities and interest bearing deposits that reprice or mature within one year and a reduction in borrowings maturing within one year, partially offset by a decrease in loans and an increase in deposits which reprice or mature within one year. Assets and liabilities shown in the table are considered to reprice at the earlier of maturity or the next contractual repricing date. Nonperforming loans totaling $1.8 million have been excluded from this analysis. Regular savings, NOW and Super NOW and money market deposit accounts, totaling
$149.8 million, are subject to immediate withdrawal and repricing, and are therefore included in the 0--6 month time period; however, this withdrawal and repricing assumption is not likely to occur.

                   INTEREST RATE SENSITIVITY GAP ANALYSIS
                            AT DECEMBER 31, 1995


                                                  SENSITIVITY PERIOD
                                                  ---------------------------------------------------------------
                                                  0--6         6 MONTHS--  1--3      3--5       OVER
                                                  MONTHS       1 YEAR      YEARS     YEARS     5 YEARS   TOTAL
                                                  ---------------------------------------------------------------
                                                                           ($ IN THOUSANDS)

Interest Earning Assets:
  Loans                                           $  44,208    $114,178    $22,365   $ 2,505   $ 7,300   $190,556
  Interest bearing deposits in FHLBB                 24,239                                                24,239
  Securities, including stock in FHLBB               22,466      30,226     27,208     6,003    12,328     98,231
                                                  ---------------------------------------------------------------
    Total                                         $  90,913    $144,404    $49,573   $ 8,508   $19,628   $313,026
                                                  ===============================================================

Interest Bearing Liabilities:
  Deposits                                        $ 208,812    $ 25,153    $17,599   $ 3,388   $   256   $255,208
  Securities sold under agreements to repurchase
   and other borrowings                              26,207          20         83        93       514     26,917
                                                  ---------------------------------------------------------------
    Total                                         $ 235,019    $ 25,173    $17,682   $ 3,481   $   770   $282,125
                                                  ===============================================================

Period Sensitivity Gap                            $(144,106)   $119,231    $31,891   $ 5,027   $18,858   $ 30,901

Cumulative Sensitivity Gap                        $(144,106)   $(24,875)   $ 7,016   $12,043   $30,901   $ 30,901
Cumulative Sensitivity Gap as a Percent of
 Total Assets                                        (41.60)%     (7.18)%     2.03%     3.48%     8.92%      8.92%

RESULTS OF OPERATIONS

      The operating results of the Company depend primarily on the net interest and dividend income of its subsidiary bank, which is the difference between interest and dividend income on interest-earning assets, primarily loans and securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings, and the level of its provision for possible loan losses. The Company's operating results are also affected by the level of its other income, including net gains on sales of securities and loans, fee income, and its operating expenses.

NET EARNINGS

      Operations in 1995 resulted in net earnings of $3.4 million, compared with net earnings of $2.8 million in 1994 and $2.1 million in 1993. Net earnings applicable to common stock was $3.4 million or $1.58 per share ($1.57 per share fully diluted) in 1995, $2.8 million or $1.27 per share ($1.26 per share fully diluted) in 1994 and $1.9 million or $0.99 per share ($0.95 per share fully diluted) in 1993.
      Earnings before income taxes was $5.3 million in 1995, $4.1 million in 1994 and $2.9 million in 1993. Earnings increases in 1995 compared to 1994 related primarily to an increase in net interest and dividend income, increases in net gains on securities transactions and sales of loans and a slight decrease in noninterest expenses, partially offset by an increase in the provision for possible loan losses. Earnings increases in 1994 compared to 1993 related primarily to an increase in net interest and dividend income and a reduction in noninterest expenses, partially offset by reductions in net gains from securities transactions, net gains on sales of loans and other noninterest income.
      Included in net earnings for 1993, is $205 thousand, or $0.11 per share ($0.09 per share fully diluted), which relates to the adoption of SFAS No. 109, accounting for income taxes effective January 1, 1993, as required.
SFAS No. 109 changed the Company's method of accounting for income taxes from the deferred method previously required, to the asset and liability method.

NET INTEREST AND DIVIDEND INCOME

      Net interest and dividend income was $13.6 million, $12.6 million and $10.9 million in 1995, 1994 and 1993, respectively. The increase in 1995 compared to 1994, relates primarily to an increase in the net yield on interest earning assets to 4.61% in 1995 from 4.51% in 1994, coupled with an increase in average interest earning assets to $295.2 million in 1995 from $280.0 million in 1994. The increase in 1994 compared to 1993, relates primarily to an increase in the net yield on interest earning assets to 4.51% in 1994, from 4.04% in 1993, coupled with an increase in average interest earning assets to $280.0 million in 1994 from $268.6 million in 1993. Interest rate spreads for the years ended December 31, 1995, 1994 and 1993, were 4.25%, 4.25% and 3.83%, respectively.
      Interest income on loans increased $2.7 million from $15.6 million in 1994 to $18.3 million in 1995 and increased $561 thousand to $15.6 million in 1994 from $15.0 million in 1993. The increase in 1995 was primarily the result of an increase in the average yield earned to 9.76% in 1995 from 8.41% in 1994 and a slight increase in average balances to $187.9 million from $185.3 million. The increase in yield reflects the upward trend in interest rates during the last three quarters of 1994 and through the first quarter of 1995 with interest rates stabilizing throughout most of the remainder of 1995 and trending downward slightly during the latter part of 1995. Therefore, adjustable rate loans, which comprise a majority of the Company's loan portfolio adjusted for the most part to higher rates in 1995. The slight increase in average balances in the loan portfolio in 1995 compared to 1994 reflects weak loan demand in the commercial and commercial real estate sectors of the market. Additionally, as interest rates trended lower in the latter part of 1995, many residential borrowers with adjustable rate loans refinanced into fixed rate loans which the Company sells into the secondary mortgage market, thereby reducing the Company's portfolio of residential real estate loans. The increase in interest income on loans in 1994 compared to 1993, relates primarily to the increase in average loan balances, while average yields declined only slightly. The increase in average balances in 1994 compared to 1993, relates primarily to an increase in loan demand in the commercial real estate sector, combined with the acquisition of $5.1 million in one-to-four family residential mortgage loans in September of 1993, which were outstanding for all of 1994. The relatively stable yields in 1994 and 1993 resulted from the general decline in interest rates throughout all of 1993 into early 1994, with adjustable rate loans continuing to adjust to lower rates into early 1994. This resulted in lower yields in each successive quarter in 1993 and for the first quarter of 1994. Interest rates then generally began to increase in February of 1994 and throughout the remainder of the year, with the resultant impact being successive increases in yields in the second, third and fourth quarters of 1994.
      Interest and dividend income on securities increased $833 thousand to $5.4 million in 1995 from $4.6 million in 1994 and increased $1.6 million to $4.6 million in 1994 from $3.0 million in 1993. The increase in 1995 compared to 1994, was primarily the result of an increase in the average yield earned to 5.86% in 1995 from 5.13% in 1994 coupled with a slight increase in average balances to $92.9 million in 1995 from $89.9 million in 1994. The increase in yield reflects the upward trend in interest rates during the last three quarters of 1994 and the first quarter of 1995 with maturing securities reinvested and new investments in securities invested at higher interest rates during 1995 than during 1994. The increase in 1994 compared to 1993, was primarily the result of a $25.5 million increase in average balances invested to $89.9 million in 1994 from $64.4 million in 1993, coupled with an increase in average yields earned to 5.13% in 1994 from 4.63% in 1993. The increase in average balances was primarily attributable to a reduction in average balances of short-term interest bearing deposits in the FHLBB. Management was able to reinvest most of the securities portfolio and interest bearing deposits in the FHLBB into higher yielding securities as rates increased during 1994, thereby increasing the yield in the portfolio. This was able to be accomplished as a result of management's overall philosophy of investing in short-term securities in order to 1) avoid any significant interest rate risk and 2) respond to the shift of deposit liabilities into either shorter term time deposits or regular savings and transaction accounts, as interest rates on deposits continued to decline during 1993 and remained at low levels during 1994.
      Interest income on interest bearing deposits with the FHLBB, increased $665 thousand to $814 thousand in 1995 from $149 thousand in 1994 and decreased $627 thou-sand to $149 thousand in 1994 from $776 thousand in 1993.
The increase in 1995 compared to 1994, is primarily related to an increase in average balances to $14.4 million in 1995 compared to $4.8 million in 1994, coupled with an increase in average yield earned to 5.64% in 1995 from 3.11% in 1994. The increase in average balances was primarily attributable to the flattening and inversion of the interest rate yield curve during the latter part of 1995, making these investments more attractive than investments in 2 to 3 year fixed income securities from a yield standpoint. The increase in yields relates to the higher yields realized on these investments in 1995 as compared to lower rates in early 1994, which is when the Company was invested in these investments in 1994. During the latter part of 1994, as rates increased, these investments were transferred into investments in 2 to 3 year fixed income securities. The decrease in 1994, compared to 1993, is primarily the result of a decrease in average balances to $4.8 million in 1994 from $27.1 million in 1993, as management was able to invest these funds in higher yielding 2 to 3 year fixed income securities during 1994.
      Interest expense on deposits increased $3.2 million to $9.5 million in 1995 from $6.3 million in 1994 and decreased $1.3 million to $6.3 million in 1994 from $7.6 million in 1993. The increase in 1995 compared to 1994, is the result of an increase of $15.6 million in the average balances of interest bearing deposits to $241.9 million in 1995 from $226.3 million in 1994, coupled with an increase in the cost of those deposits to 3.92% in 1995 from 2.80% in 1994. New deposit account products, coupled with higher market rates of interest offered by the subsidiary bank in 1995, resulted in the higher average balances in deposits and the higher cost of deposits. The decrease in 1994 compared to 1993, is the result of a decrease of $13.3 million in the average balances of interest bearing deposits to $226.3 million in 1994 from $239.6 million in 1993, coupled with a decrease in the cost of those deposits to 2.80% in 1994 from 3.17% in 1993. The continued low interest rate environment related to deposit rates being offered by banks during 1994, resulted in the lower cost of deposits and the lower average balances were the result of depositors looking to invest their funds in alternate sources outside of banks to obtain higher yields.
      Interest expense on securities sold under agreements to repurchase and other borrowings increased $138 thousand to $1.5 million in 1995 from $1.4 million in 1994 and increased $1.1 million to $1.4 million in 1994 from $316 thousand in 1993. The increase in 1995 compared to 1994, was primarily the result of an increase in the cost of borrowings to 5.48% in 1995 from 4.67% in 1994, partially offset by a decrease in the average balances of borrowings to $27.3 million in 1995 from $29.1 million in 1994. The increase in 1994 compared to 1993, related primarily to an increase in the average balances of borrowings of $18.1 million to $29.1 million in 1994 from $11.0 million in 1993, coupled with a higher cost of borrowings to 4.67% in 1994 from 2.86% in 1993, as interest rates increased during 1994. The increase in the average balances of borrowings in 1994 from 1993, was used to fund deposit outflows, as well as loan and securities growth.

AVERAGE BALANCE SHEETS AND NET INTEREST AND DIVIDEND INCOME

      The following table presents, for the periods indicated, average balances, the total dollar amount of interest and dividend income from interest earning assets and their resultant yields, as well as the interest expense on interest bearing liabilities, and their resultant costs:


                                          YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------------------------------------
                                          1995                         1994                         1993
                                          ---------------------------  ---------------------------  ---------------------------
                                          AVERAGE              YIELD/  AVERAGE              YIELD/  AVERAGE              YIELD/
                                          BALANCE   INTEREST   COST    BALANCE   INTEREST   COST    BALANCE   INTEREST   COST
                                          -------------------------------------------------------------------------------------
                                                                           ($ IN THOUSANDS)

Assets
  Interest earning assets
    Loans                                 $187,866  $18,327    9.76%   $185,332  $15,587    8.41%   $177,139  $15,026    8.48%
    Interest bearing deposits in FHLBB      14,426      814    5.64       4,793      149    3.11      27,052      776    2.87
    Securities, including stock in FHLBB    92,902    5,441    5.86      89,857    4,608    5.13      64,449    2,981    4.63
                                          --------  -------            --------  -------            --------  -------
      Total interest earning assets        295,194   24,582    8.33     279,982   20,344    7.27     268,640   18,783    6.99
                                                    -------                      -------                      -------
  Non-interest earning assets               31,915                       30,036                       32,519
                                          --------                     --------                     --------
      Total assets                        $327,109                     $310,018                     $301,159
                                          ========                     ========                     ========

Liabilities and Stockholders' Equity
  Interest bearing liabilities
    Savings deposits                      $142,695    4,139    2.90    $149,333    3,412    2.28    $148,152    3,933    2.65
    Time deposits                           99,248    5,339    5.38      76,967    2,935    3.81      91,432    3,670    4.01
                                          --------  -------            --------  -------            --------  -------
      Total interest bearing deposits      241,943    9,478    3.92     226,300    6,347    2.80     239,584    7,603    3.17
    Securities sold under agreements to
     repurchase and other borrowings        27,269    1,495    5.48      29,086    1,357    4.67      11,044      316    2.86
                                          --------  -------            --------  -------            --------  -------
      Total interest bearing liabilities   269,212   10,973    4.08     255,386    7,704    3.02     250,628    7,919    3.16
                                                    -------                      -------                      -------
  Non-interest bearing liabilities
    Demand deposits                         27,685                       27,027                       25,203
    Other liabilities                        2,118                        1,302                        1,051
                                          --------                     --------                     --------
      Total non-interest bearing
       liabilities                          29,803                       28,329                       26,254
  Stockholders' equity                      28,094                       26,303                       24,277
                                          --------                     --------                     --------
      Total liabilities and
       stockholders' equity               $327,109                     $310,018                     $301,159
                                          ========                     ========                     ========

Net interest and dividend
 income/interest rate spread                        $13,609    4.25%             $12,640    4.25%             $10,864    3.83%
                                                    =======    =====             =======    =====             =======    =====

Net earning balance/net yield
 on interest earning assets               $ 25,982             4.61%   $ 24,596             4.51%   $ 18,012             4.04%
                                          ========             =====   ========             =====   ========             =====

- -------------------
<F1>  Loans on nonaccrual status are included in the average balances for all periods presented.

RATE VOLUME ANALYSIS

      The following table presents the dollar amount of changes in interest and dividend income and interest expense for each major component of interest-earning assets and interest-bearing liabilities, and the amount of change attributable to changes in average balances, average rates, and average balances and rates for the periods indicated.


                                                           YEAR ENDED DECEMBER 31, 1995 vs. 1994
                                                           INCREASE (DECREASE) DUE TO
                                                           --------------------------------------
                                                           VOLUME    RATE     RATE/VOLUME   TOTAL
                                                           --------------------------------------
                                                                       (IN THOUSANDS)

Interest income on loans                                   $  213    $2,502      $  25      $2,740
Interest income on interest bearing deposits in FHLBB         300       121        244         665
Interest and dividend income on securities and stock
 in FHLBB                                                     156       656         21         833
                                                           ---------------------------------------
     Total interest and dividend income                       669     3,279        290       4,238
                                                           ---------------------------------------
Interest expense on deposits                                  438     2,535        158       3,131
Interest expense on securities sold under agreements
 to repurchase and other borrowings                           (85)      236        (13)        138
                                                           ---------------------------------------
     Total interest expense                                   353     2,771        145       3,269
                                                           ---------------------------------------
     Net interest and dividend income                      $  316    $  508      $ 145      $  969
                                                           =======================================


                                                           YEAR ENDED DECEMBER 31, 1994 VS. 1993
                                                           INCREASE (DECREASE) DUE TO
                                                           ---------------------------------------
                                                           VOLUME    RATE     RATE/VOLUME   TOTAL
                                                           ---------------------------------------
                                                                      (IN THOUSANDS)
Interest income on loans                                   $  695    $ (124)     $ (10)     $  561
Interest income on interest bearing deposits in FHLBB        (639)       65        (53)       (627)
Interest and dividend income on securities and stock
 in FHLBB                                                   1,176       322        129       1,627
                                                           ---------------------------------------
     Total interest and dividend income                     1,232       263         66       1,561
                                                           ---------------------------------------
Interest expense on deposits                                 (421)     (886)        51      (1,256)
Interest expense on securities sold under agreements
 to repurchase and other borrowings                           516       200        325       1,041
                                                           ---------------------------------------
     Total interest expense                                    95      (686)       376        (215)
                                                           ---------------------------------------
     Net interest and dividend income                      $1,137    $  949      $(310)     $1,776
                                                           =======================================

PROVISION FOR POSSIBLE LOAN LOSSES

      The provision for possible loan losses was $735 thousand, $600 thousand and $637 thousand, respectively, in 1995, 1994 and 1993. Total loans charged against the allowance were $1.4 million, $421 thousand and $573 thousand, respectively, in 1995, 1994 and 1993. Recoveries of loans previously charged off were $144 thousand, $47 thousand and $76 thousand, respectively, in 1995, 1994 and 1993. The increase in the provision in 1995 compared to 1994, is primarily the result of the increased level of loan charge offs in 1995. The increase in charge offs in 1995 compared to 1994, is primarily the result of an increase in commercial, financial and agricultural loan charge offs of $757 thousand, an increase in residential real estate loan charge offs of $129 thousand and an increase in commercial real estate loan charge offs of $101 thousand.
      Management evaluates the adequacy of the allowance for possible loan losses each quarter based upon their understanding of the facts and circumstances existing at that time. During the fourth quarter of 1994, management provided $600 thousand as an addition to the allowance for possible loan losses. This provision was due to 1) writedowns of approximately $150 thousand relating to three commercial real estate loans where payments became delinquent during the fourth quarter, resulting in the institution of foreclosure proceedings and revaluation of existing collateral and 2) revaluation of existing collateral on a large commercial loan where payments became delinquent during the fourth quarter, resulting in an additional allowance requirement of approximately $450 thousand.
      The allowance for possible loan losses was $3.7 million at December 31, 1995, $4.2 million at December

31, 1994 and $4.0 million at December 31,
1993. See "FINANCIAL CONDITION" and Note E of Notes to Consolidated Financial Statements.

NONINTEREST INCOME

      Noninterest income was $2.5 million, $2.2 million and $3.1 million, respectively, in 1995, 1994 and 1993.
      The increase in 1995 of $318 thousand from 1994, was primarily attributable to an increase in net gains on sales of available for sale securities of $131 thousand and a decrease in net losses on trading securities of $141 thousand.
      The decrease in 1994 of $948 thousand from 1993, was primarily attributable to a decrease in net gains on securities of $132 thousand, a decrease in net gains on sales of loans of $293 thousand and net losses on trading securities of $141 thousand in 1994, compared to net gains of $207 thousand in 1993.

NONINTEREST EXPENSE

      Noninterest expense was $10.1 million, $10.2 million and $10.5 million in 1995, 1994 and 1993, respectively. The Company has closely monitored and continues its efforts to reduce noninterest expense.
      Salaries and benefits expense increased $329 thousand to $5.0 million in 1995 from $4.7 million in 1994. The increase in 1995 over 1994, was primarily attributable to salary increases of $130 thousand, as a result of average salary increases of 4.3% and an increase in health insurance costs of $180 thousand, associated with the Company's self insured health insurance plan. In 1994, salaries and benefits expense decreased $43 thousand to $4.7 million from $4.8 million in 1993, as the streamlining of operations more than offset average salary increases of 3.4%.
      Occupancy and equipment expense decreased $104 thousand to $1.7 million in 1995 from $1.8 million in 1994. The decrease is primarily attributable to a decrease in depreciation expense of $34 thousand and decreases in costs associated with maintenance contracts of $29 thousand and insurance expense of $18 thousand as a result of reviewing and renegotiating certain of these contracts. Occupancy and equipment expense was stable at $1.8 million in 1994 and 1993.
      Expenses associated with other real estate owned decreased $101 thousand to $388 thousand in 1995 from $489 thousand in 1994. The decrease was primarily attributable to a reduction in net foreclosure and holding costs of $36 thousand from $383 thousand in 1994 to $347 thousand in 1995, as a result of lower levels of other real estate owned in the Company's portfolio in 1995 compared to 1994, an increase in gains on sales of other real estate owned of $95 thousand, to $162 thousand in 1995 from $67 thousand in 1994, partially offset by an increase in the provision for loss subsequent to foreclosure of $30 thousand from $173 thousand in 1994 to $203 thousand in 1995. Expenses associated with other real estate owned decreased $283 thousand to $489 thousand in 1994 from $772 thousand in 1993. The decrease was attributable to a decrease in net foreclosure and holding costs of $156 thousand from $539 thousand in 1993 to $383 thousand in 1994, as a result of lower levels of other real estate owned in the Company's portfolio in 1994 compared to 1993 and a decrease in provisions for loss subsequent to foreclosure of $191 thousand from $364 thousand in 1993 to $173 thousand in 1994, partially offset by a reduction in gains on sales of other real estate owned of $64 thousand, from $131 thousand in 1993 to $67 thousand in 1994.
      Other noninterest expenses decreased $205 thousand to $2.9 million in 1995 from $3.1 million in 1994. The decrease was primarily attributable to a reduction in FDIC deposit insurance premiums of $298 thousand to $283 thousand in 1995 from $581 thousand in 1994, partially offset by an increase in advertising costs of $97 thousand to $332 thousand in 1995 from $235 thousand in 1994, associated with advertising new deposit account products and higher market rates of interest offered by the subsidiary bank in 1995. The decrease in FDIC deposit insurance premiums resulted primarily from the reduction of Bank Insurance Fund ("BIF") deposit insurance premiums in August of 1995, effective as of June 1, 1995. The majority of the Company's deposits are insured by the BIF. A portion of the Company's deposits are OAKAR deposits (approximately $42.4 million at December 31, 1995), which are deposits purchased from institutions previously insured by the Savings Association Insurance Fund ("SAIF"). A proposal is being considered by Congress under which SAIF-insured companies would pay a one-time special assessment designed to bring the SAIF reserve ratio to the level already achieved by BIF. Under the proposal, OAKAR deposits would be subject to this special assessment. This special assessment could be approximately 85 basis points per $100 of deposits based upon the Company's March 31, 1995 OAKAR deposits of approximately $35.5 million. If such an assessment is enacted, the Company's potential pretax liability could be approximately $302 thousand. Other noninterest expenses were relatively stable, decreasing $56 thousand to $3.1 million in 1994 from $3.2 million in 1993. Increased expenses relating to advertising and contributions were offset by decreases in expenses associated with amortization of intangible assets, FDIC deposit insurance premiums, insurance and supplies.

INCOME TAXES

      Income tax expense in 1995, 1994 and 1993, was $1.9 million, $1.3 million and $956 thousand, respectively. The increases in 1995 compared to 1994 and 1994 compared to 1993, relate primarily to increases in pretax income.
      Effective January 1, 1993 the Company adopted the asset and liability method of accounting for income taxes as required by SFAS No. 109. The adoption of SFAS No. 109 resulted in a one time credit to earnings of $205 thousand, representing the cumulative effect of adopting this statement. Such amount was recognized in earnings in 1993. The adoption of SFAS No. 109 had no effect on the Company's 1993 earnings, other than the cumulative effect adjustment.

CAPITAL RESOURCES AND LIQUIDITY

Capital Resources

      The Company's capital base totaled $29.8 million, or 8.60% of total assets at December 31,1995. Stockholders' equity increased $4.1 million, as a result of earnings of $3.4 million, $2.3 million in unrealized gains on available for sale securities net of related income taxes and a decrease of $64 thousand in unearned compensation associated with the Company's Employee Stock Ownership Plan, partially offset by cash dividends declared on common stock of $989 thousand and the purchase of common stock for treasury in the amount of $695 thousand.
      On June 14, 1994, the Company announced a Stock Repurchase Plan ("Plan"), whereby the Company's Board of Directors authorized the repurchase of up to 9% of its outstanding common shares from time to time. Shares repurchased under the Plan may be held in treasury, retired or used for general corporate purposes. As of December 31, 1995, the Company has repurchased 124,600 shares under the Plan, representing 5.77% of common shares outstanding at the date of announcement of the Plan.
      Under the Federal Reserve Board's guidelines, bank holding companies such as the Company currently are required to maintain a minimum ratio of qualifying total capital to total assets and off-balance sheet instruments, as adjusted to reflect their relative credit risks, of 8.0 percent. At least one-half of total capital must be comprised of common equity, retained earnings, non-cumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill ("Tier I capital"). The remainder of total capital may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments, and a limited amount of general allowance for possible loan losses ("Tier II capital").
      The Federal Reserve Board also has established an additional capital adequacy guideline referred to as the Tier I leverage capital ratio, which measures the ratio of Tier I capital to total assets less goodwill. Although the most highly-rated bank holding companies will be required to maintain a minimum Tier I leverage capital ratio of 3.0 percent, most bank holding companies will be required to maintain Tier I leverage capital ratios of 4.0 percent to 5.0 percent or more. The actual required ratio will be based on the Federal Reserve Board's assessment of the individual bank holding company's asset quality, earnings performance, interest-rate risk, and liquidity. The Company was in compliance with these requirements at December 31, 1995 and 1994.
      Substantially similar rules have been issued by the FDIC with respect to state-chartered banks which are not members of the Federal Reserve System such as the subsidiary bank. At December 31, 1995 and 1994, the subsidiary bank was in compliance with these requirements. In addition, as of December 31, 1995 and 1994, the subsidiary bank was considered "well capitalized" for purposes of the FDIC's prompt corrective action regulations.
      At December 31, 1995 the Company's and the subsidiary bank's regulatory capital ratios as a percentage of assets are as follows:


                                             DECEMBER 31, 1995
                                            -------------------
                                                     SUBSIDIARY
                                            COMPANY  BANK
                                            -------------------

Tier I leverage capital                      7.54%      7.13%
Tier I capital to risk-weighted assets      14.76%     13.96%
Total capital to risk-weighted assets       15.85%     15.06%

Liquidity

      The principal source of funds for the payment of dividends and expenses by the Company, is dividends paid to it by the subsidiary bank. Bank regulatory authorities generally restrict the amounts available for payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below either the amount required for the liquidation account (see Note P of Notes to Consolidated Financial Statements) or applicable capital requirements. These restrictions indirectly affect the Company's ability to pay dividends. Dividends paid to the Company by the subsidiary bank in 1995, 1994 and 1993 were $2.0 million, $1.9 million and $250 thousand, respectively. The primary source of liquidity in the Company is its interest bearing deposit with its subsidiary bank of $1.5 million at December 31, 1995. Man-agement believes that these funds are adequate to provide for the Company's needs.
      The subsidiary bank monitors its level of short-term assets and liabilities, maintaining an appropriate balance between liquidity, risk and return. The major sources of liquidity are securities, interest bearing deposits in FHLBB and amortization, prepayments and maturities of outstanding loans.
      The Company's and subsidiary bank's liquidity, represented by cash and due from banks, is a product of its operating activities, investing activities and financing activities. These activities are summarized as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                        1995        1994        1993
                                                        --------------------------------
                                                                (IN THOUSANDS)

Cash and due from banks at beginning of year            $  9,255    $  9,593    $  8,284

Operating activities:
  Net earnings                                             3,435       2,823       2,127
  Adjustments to reconcile net earnings to net cash
   provided by (used in) operating activities                354      25,939     (23,310)
                                                        --------------------------------
Net cash provided by (used in) operating activities        3,789      28,762     (21,183)
Net cash provided by (used in) investing activities      (24,398)    (35,466)     28,250
Net cash provided by (used in) financing activities       29,125       6,366      (5,758)
                                                        --------------------------------
Cash and due from banks at end of year                  $ 17,771    $  9,255    $  9,593
                                                        ================================

      Cash provided by operating activities in 1995 related primarily to net earnings. Cash provided by operating activities in 1994 was primarily attributable to net earnings and a decrease in trading securities. Cash used in operating activities in 1993 was primarily attributable to an increase in trading securities, reduced by net earnings.
      The Company's and subsidiary bank's primary investing activities are loans, securities and interest bearing deposits with the FHLBB. Net lending activities provided $1.2 million in cash in 1995 and used $10.5 million and $10.0 million in cash in 1994 and 1993, respectively. Cash provided in lending activities in 1995 reflects the weak loan demand for 1995, whereas the use of cash in lending activities in 1994 and 1993 reflects stronger but still sluggish loan demand in those years. During 1995, purchases of securities available for sale and increases in interest bearing deposits in the FHLBB exceeded proceeds from sales of securities available for sale and maturities of securities available for sale and securities held to maturity by $26.7 million. The cash used for these net purchases came primarily from increases in deposits. During 1994, purchases of securities held to maturity, securities available for sale and stock in the FHLBB, exceeded proceeds from sales and maturities and decreases in interest bearing deposits in the FHLBB by $26.8 million. The funds used for these net purchases came primarily from operating activities. During 1993, proceeds from sales and maturities of investments held for sale, investment securities, stock in the FHLBB and a decrease in interest bearing deposits with the FHLBB exceeded purchases by $34.0 million. These net proceeds in 1993, were used to fund the increase in trading securities and to partially fund loan growth and deposit outflows.
      Cash was provided by financing activities in 1995 and 1994 and used in financing activities in 1993. The Company's and subsidiary bank's primary financing activities are deposits, securities sold under agreements to repurchase and other borrowings. Total deposits increased by $47.1 million in 1995 and decreased by $21.3 million and $8.7 million in 1994 and 1993, respectively. The increase in 1995 related to the introduction of new deposit account products, coupled with higher market rates of interest. The funds provided by this increase were utilized to purchase securities and interest bearing deposits in the FHLBB, as well as to pay off all short-term borrowings with the FHLBB. The decreases in deposits in 1994 and 1993 related to the low interest rate environment, which continued to encourage depositors to seek other financial instruments outside of traditional banking products with higher yields. Short-term borrowings in the form of securities sold under agreements to repurchase increased $4.2 million, $8.2 million and $3.3 million, respectively, in 1995, 1994 and 1993. The increase in 1995 contributed to an increase in cash on hand and due from banks, while the increases in 1994 and 1993 were used to fund deposit outflows. In 1994, the subsidiary bank borrowed $21.2 million from the FHLBB, $20.9 million of which was short-term overnight advances. During 1995, these short-term overnight borrowings were paid off with funds provided by deposit increases. In 1994, these borrowings were used to fund deposit outflows.

      Liquidity management is both a daily and long-term function of management. Excess liquidity is generally invested in short-term investments such as interest bearing deposits in the FHLBB and 2 to 3 year fixed income US Government and agency securities and, to a lesser extent, corporate securities. If the subsidiary bank requires funds beyond its ability to generate them internally, borrowing arrangements with the FHLBB can provide additional funds. At December 31, 1995, the subsidiary bank had $728 thousand of outstanding borrowings from the FHLBB, with an additional borrowing capacity of approximately $139.0 million. The outstanding FHLBB borrowings were used to fund affordable housing projects in the subsidiary bank's market area.
      The Company anticipates that the subsidiary bank will have sufficient funds available to meet its current loan commitments. At December 31, 1995, the subsidiary bank had outstanding loan commitments of $20.8 million. For additional information as to loan commitments, see Note L of Notes to Consolidated Financial Statements. Time deposits which are scheduled to mature in one year or less at December 31, 1995, totalled $84.1 million. Management believes that a significant portion of such deposits will remain with the subsidiary bank.
      For a discussion of the limitations that federal law places on extensions of credit from banks to their parent holding company, see Note Q of Notes to Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

      The consolidated financial statements and related consolidated financial data herein have been presented in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Inflation can affect the Company in a number of ways, including increased operating costs and interest rate volatility. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. Management attempts to minimize the effects of inflation by maintaining an approximate match between interest rate sensitive assets and interest rate sensitive liabilities and, where practical, by adjusting service fees to reflect changing costs.

LEGAL PROCEEDINGS

      The Company is a defendant in ordinary and routine pending legal actions incident to its business, none of which is believed by management to be material to the financial condition of the Company.

RECENT ACCOUNTING DEVELOPMENTS

      Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 is effective for years beginning after December 15, 1995 and establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company does not expect SFAS No. 121 to have a significant effect on its financial statements.
      Accounting for Mortgage Servicing Rights. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"). SFAS No. 122 is effective for years beginning after December 15, 1995 and requires that mortgage banking enterprises recognize as separate assets the right to service mortgage loans regardless of whether such rights are obtained through the direct purchase of servicing rights or from the origination of mortgage loans intended to be sold with servicing retained. SFAS No. 122 also requires assessments of capitalized servicing rights for impairment based on the fair value of those rights. The Company does not expect SFAS No. 122 to have a significant effect on its financial statements.
      Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25 ("Opinion 25"). However, SFAS No. 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the Opinion 25 method or (2) to adopt the SFAS No. 123 fair value based method. The SFAS No. 123 fair value based method is considered by the

FASB to be preferable to the Opinion 25 method, and thus, once the fair value based method is adopted, an entity cannot change back to the Opinion 25 method. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. For entities not adopting the SFAS No. 123 fair value based method, SFAS No. 123 requires the entity to display in the footnotes to the financial statements pro forma net earnings and earnings per share information as if the fair value based method had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into in years that begin after December 15, 1995. The disclosure requirements are effective for financial statements for years beginning after December 15, 1995. The Company intends to implement SFAS No. 123 in 1996, by continuing to account for stock-based compensation under the Opinion 25 method. As required by SFAS No. 123, the pro forma effects on net earnings and earnings per share will be determined as if the fair value based method had been applied and disclosed in the notes to consolidated financial statements.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

      The consolidated financial statements of Granite State Bankshares, Inc. have been prepared by management, which is responsible for their content and accuracy. The statements present the results of operations, cash flows, and financial position of the Company in conformity with generally accepted accounting principles and, accordingly, include amounts based on management's judgments and estimates. Information in other sections of this annual report is consistent with that included in the financial statements.

      Granite State Bankshares, Inc. and its subsidiary have established and maintain an internal control structure designed to provide reasonable assurance that assets are safeguarded and that transactions are properly authorized by management and recorded in conformity with generally accepted accounting principles. This structure includes accounting controls, written policies and procedures, and a code of corporate conduct which stresses the highest ethical standards and is routinely communicated to all employees.

      The Audit Committee of the Board of Directors, which is composed solely of outside directors, meets periodically with management, the internal auditor, and the independent auditors to review audit findings, adherence to corporate policies and other financial matters.

      The firm of Grant Thornton LLP, Certified Public Accountants, has been engaged to audit and report on the Company's consolidated financial statements. Its audit was conducted in accordance with generally accepted auditing standards and included a review of internal accounting controls to the extent deemed necessary for the purpose of its report, which follows.


/s/ CHARLES W. SMITH                       /s/ WILLIAM G. PIKE
    Charles W. Smith                           William G. Pike
    Chairman and Chief Executive Officer       Executive Vice President and
                                               Chief Financial Officer
                                               (principal accounting officer)

             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Granite State Bankshares, Inc.

      We have audited the accompanying consolidated statements of financial condition of Granite State Bankshares, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of Granite State Bankshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Granite State Bankshares, Inc. and subsidiary as of December 31, 1995 and 1994 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

      As discussed in note A of notes to the consolidated financial statements, the Company changed its methods of accounting for income taxes and securities during 1993.


                                        /s/ GRANT THORNTON LLP


Boston, Massachusetts
January 10, 1996

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                           DECEMBER 31,
                                                           --------------------
                                                           1995        1994
                                                           --------------------
                                                              (IN THOUSANDS)

ASSETS

Cash and due from banks                                    $ 17,771    $  9,255
Interest bearing deposits in Federal Home Loan Bank of
 Boston, at cost, which approximates market value            24,239          26
Securities available for sale (amortized cost
 $92,547,000 in 1995 and $74,097,000 in 1994)                95,016      73,032
Securities held to maturity (market value
  $15,260,000 in 1994)                                                   15,499
Stock in Federal Home Loan Bank of Boston                     3,215       3,215

Loans                                                       192,354     195,251
  Less:  Unearned income                                     (2,356)     (2,930)
         Allowance for possible loan losses                  (3,704)     (4,230)
                                                           --------------------
Net loans                                                   186,294     188,091

Premises and equipment                                        9,937       9,776
Other real estate owned                                       2,691       3,009
Other assets                                                  7,251       8,937
                                                           --------------------
                                                           $346,414    $310,840
                                                           ====================

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing deposits                                  $255,208    $213,478
Noninterest bearing deposits                                 31,922      26,551
                                                           --------------------
Total deposits                                              287,130     240,029

Securities sold under agreements to repurchase               26,189      21,968
Short-term borrowings from the Federal Home Loan
 Bank of Boston                                                          20,904
Long-term debt                                                  728         328
Other liabilities                                             2,578       1,970
                                                           --------------------
      Total liabilities                                     316,625     285,199

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; authorized
 7,500,000 shares; none issued
Common stock, $1.00 par value; authorized
 12,500,000 shares; 2,535,833 shares issued at
 December 31, 1995 and 1994                                   2,536       2,536
Additional paid-in capital                                   19,218      19,218
                                                           --------------------
                                                             21,754      21,754
Unrealized gain (loss) on securities available for
 sale, net of related tax effects                             1,630        (703)
Retained earnings                                            10,529       8,083
                                                           --------------------
                                                             33,913      29,134
  Less:  Treasury stock, at cost, 500,252 and
          453,752 shares at December 31, 1995 and 1994,
          respectively                                       (4,124)     (3,429)
         Unearned compensation--Employee Stock
          Ownership Plan                                                    (64)
                                                           --------------------
                                                             29,789      25,641
                                                           --------------------
                                                           $346,414    $310,840
                                                           ====================

       The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF EARNINGS


                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------------
                                                         1995       1994       1993
                                                         -----------------------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest and dividend income
  Loans                                                  $18,327    $15,587    $15,026
  Trading securities                                                    395        496
  Securities available for sale                            4,687      2,915
  Securities held to maturity                                533      1,114
  Investment securities                                                          1,531
  Securities held for sale                                                         859
  Interest bearing deposits in Federal Home Loan Bank
   of Boston                                                 814        149        776
  Dividends on Federal Home Loan Bank of Boston stock        221        184         95
                                                         -----------------------------
      Total interest and dividend income                  24,582     20,344     18,783
Interest expense
  Deposits                                                 9,478      6,347      7,603
  Short-term borrowings                                    1,483      1,342        305
  Long-term debt                                              12         15         11
                                                         -----------------------------
      Total interest expense                              10,973      7,704      7,919
                                                         -----------------------------
      Net interest and dividend income                    13,609     12,640     10,864

Provision for possible loan losses                           735        600        637
                                                         -----------------------------
      Net interest and dividend income after provision
       for possible loan losses                           12,874     12,040     10,227

Noninterest income
  Mortgage service fees                                      703        696        834
  Net gains (losses) on trading securities                             (141)       207
  Net gains on securities                                    326        195        327
  Net gains on sales of loans                                316        261        554
  Other                                                    1,170      1,186      1,223
                                                         -----------------------------
                                                           2,515      2,197      3,145

Noninterest expense
  Salaries and benefits                                    5,044      4,715      4,758
  Occupancy and equipment                                  1,728      1,832      1,782
  Other real estate owned                                    388        489        772
  Other                                                    2,921      3,126      3,182
                                                         -----------------------------
                                                          10,081     10,162     10,494
                                                         -----------------------------
      Earnings before income taxes and cumulative
       effect of a change in accounting principle          5,308      4,075      2,878

Income taxes                                               1,873      1,252        956
                                                         -----------------------------
      Earnings before cumulative effect of a change
       in accounting principle                             3,435      2,823      1,922

Cumulative effect on years prior to 1993 of a change
 in accounting principle                                                           205
                                                         -----------------------------
      NET EARNINGS                                       $ 3,435    $ 2,823    $ 2,127
                                                         =============================
Preferred stock dividends                                                      $   228
                                                         =============================
Net earnings applicable to common stock                  $ 3,435    $ 2,823    $ 1,899
                                                         =============================

Net earnings per common share--primary:
  Before cumulative effect of change in accounting
   principle                                             $  1.58    $  1.27    $   .88
  Cumulative effect on years prior to 1993 of a
   change in accounting principle                                                  .11
                                                         -----------------------------
                                                         $  1.58    $  1.27    $   .99
                                                         =============================
Net earnings per common share--fully diluted:
  Before cumulative effect of change in accounting
   principle                                             $  1.57    $  1.26    $   .86
  Cumulative effect on years prior to 1993 of a
   change in accounting principle                                                  .09
                                                         -----------------------------
                                                         $  1.57    $  1.26    $   .95
                                                         =============================

      The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                        7%                                                   UNREALIZED
                                        CUMULATIVE                                           GAIN (LOSS) ON
                                        CONVERTIBLE          ADDITIONAL                      SECURITIES      UNEARNED
                                        PREFERRED    COMMON  PAID-IN     RETAINED  TREASURY  AVAILABLE       COMPENSATION
                                        STOCK        STOCK   CAPITAL     EARNINGS  STOCK     FOR SALE, NET   ESOP          TOTAL
                                        ----------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)

Balance as of December 31, 1992         $412         $2,104  $19,137     $ 4,303   $(2,540)                  $(236)        $23,180
Net earnings                                                               2,127                                             2,127
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                                    86              86
Cash dividends declared on
 preferred stock                                                            (228)                                             (228)
Cash dividends declared on common
 stock, $.08 per share                                                      (173)                                             (173)
Issuance of common stock upon
 exercise of stock options                               20       81                                                           101
Conversion of preferred stock
 to common stock                        (412)           412
Unrealized gain on securities
 available for sale, net of related
 income taxes                                                                                $  288                            288
                                        ------------------------------------------------------------------------------------------
Balance as of December 31, 1993            0          2,536   19,218       6,029    (2,540)     288           (150)         25,381
Net earnings                                                               2,823                                             2,823
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                                    86              86
Cash dividends declared on
 common stock, $.36 per share                                               (769)                                             (769)
Unrealized loss on securities available
 for sale, net of related income taxes                                                         (991)                          (991)
Purchase of common stock for treasury                                                 (889)                                   (889)
                                        ------------------------------------------------------------------------------------------
Balance as of December 31, 1994            0          2,536   19,218       8,083    (3,429)    (703)           (64)         25,641
Net earnings                                                               3,435                                             3,435
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                                    64              64
Cash dividends declared on
 common stock, $.48 per share                                               (989)                                             (989)
Unrealized gain on securities available
 for sale, net of related income taxes                                                        2,333                          2,333
Purchase of common stock for treasury                                                 (695)                                   (695)
                                        ------------------------------------------------------------------------------------------
Balance as of December 31, 1995         $  0         $2,536  $19,218     $10,529   $(4,124)  $1,630          $  0          $29,789
                                        ==========================================================================================


       The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                   YEAR ENDED DECEMBER 31,
                                                                   --------------------------------
                                                                   1995        1994        1993
                                                                   --------------------------------
                                                                            (IN THOUSANDS)

Increase (decrease) in cash and due from banks

Cash flows from operating activities
  Net earnings                                                     $  3,435    $  2,823    $  2,127
  Adjustments to reconcile net earnings to net cash provided by
   (used in) operating activities
    Provision for possible loan losses                                  735         600         637
    Provision for depreciation and amortization                       1,199       1,295       1,421
    Accretion of security discounts net of premium amortizaton         (125)       (391)        (26)
    Net (increase) decrease in trading securities                                23,362     (23,054)
    Provision for loss on other real estate owned                       203         173         364
    Lower of cost or market adjustment--investments held for sale                              (205)
    Deferred income taxes (benefits)                                   (107)       (139)        554
    Realized gains on investment securities, net                                                (97)
    Realized gains on investments held for sale, net                                            (25)
    Realized gains on securities available for sale, net               (326)       (195)
    Realized (gains) losses on trading securities                                   141        (207)
    Loans originated for sale                                       (29,159)    (19,003)    (41,666)
    Proceeds from sale of loans originated for sale                  28,154      21,891      40,700
    (Increase) decrease in other assets                                 883      (2,329)        157
    Increase (decrease) in other liabilities                           (115)      1,210        (181)
    Decrease in unearned compensation--ESOP                              64          86          86
    Realized gains on sales of loans                                   (316)       (261)       (554)
    Realization of unearned income                                     (574)       (434)     (1,083)
    Realized gains on sales of other real estate owned                 (162)        (67)       (131)
                                                                   --------------------------------
      Net cash provided by (used in) operating activities             3,789      28,762     (21,183)
                                                                   --------------------------------

Cash flows from investing activities
  Proceeds from sales of investments held for sale                                           21,816
  Purchases of investments held for sale                                                     (5,990)
  Proceeds from sales of securities available for sale                1,238       4,244
  Proceeds from maturities of securities available for sale          11,998      15,000
  Purchase of securities available for sale                         (31,236)    (70,522)
  Purchase of securities held to maturity                                          (503)
  Proceeds from maturities of securities held to maturity            15,500      14,500
  Proceeds from sales of investment securities                                                8,329
  Purchase of investment securities                                                            (769)
  Purchase of Federal Home Loan Bank of Boston stock                             (1,996)
  Proceeds from sale of Federal Home Loan Bank of Boston stock                                   59
  Loan (originations) repayments, net                                 1,183     (10,506)     (4,894)
  Purchase of loans                                                                          (5,073)
  Purchase of premises and equipment                                   (913)       (623)       (406)
  Advances made on other real estate owned                              (22)        (52)        (65)
  Advances on real estate held for investment                            (6)        (57)
  Net (increase) decrease in interest-bearing deposits with
   other banks                                                      (24,213)     12,480      10,650
  Proceeds from sales of other real estate owned                      2,073       2,569       4,593
                                                                   --------------------------------
      Net cash provided by (used in) investing activities           (24,398)    (35,466)     28,250
                                                                   --------------------------------

Cash flows from financing activities
  Net increase (decrease) in demand, NOW, money market and
   savings accounts                                                  17,656     (14,323)      7,585
  Net increase (decrease) in time certificates                       29,445      (7,020)    (16,318)
  Net increase in securities sold under agreements to repurchase      4,221       8,204       3,264
  Increase (decrease) in short-term borrowings from Federal Home
   Loan Bank of Boston                                              (20,904)     20,904
  Long-term borrowings from Federal Home Loan Bank of Boston            464         264
  Repayment on liability relating to ESOP                               (64)        (86)        (86)
  Dividends paid on common stock                                       (998)       (688)
  Dividends paid on preferred stock                                                            (304)
  Issuance of common stock upon exercise of stock options                                       101
  Purchase of treasury stock                                           (695)       (889)
                                                                   --------------------------------
      Net cash provided by (used in) financing activities            29,125       6,366      (5,758)
                                                                   --------------------------------
      Net increase (decrease) in cash and due from banks              8,516        (338)      1,309
Cash and due from banks at beginning of year                          9,255       9,593       8,284
                                                                   --------------------------------
Cash and due from banks at end of year                             $ 17,771    $  9,255    $  9,593
                                                                   ================================


       The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting and reporting policies of Granite State Bankshares, Inc. (the "Company") conform to generally accepted accounting principles and to general practices within the banking industry.
      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the periods. Actual results could differ from those estimates.
      Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for possible loan losses and valuation of other real estate owned. In connection with the determination of the allowance for possible loan losses and the carrying value of other real estate owned, management obtains independent appraisals for significant properties.
      A substantial portion of the Company's loans are secured by real estate in New Hampshire. In addition, a majority of other real estate owned is located in New Hampshire. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of all the other real estate owned is susceptible to changing conditions in New Hampshire.
      Certain 1994 and 1993 information has been reclassified to conform with the 1995 presentation. The following is a description of the significant accounting policies.

1. Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Granite Bank (the "subsidiary bank"). All significant intercompany transactions and balances have been eliminated in consolidation.

2. Securities

      Effective December 31, 1993, the Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income taxes. Upon adoption, the Company classified its securities into three categories: held to maturity, available for sale and trading. As a result of the adoption, stockholders' equity was increased by approximately $288,000, representing the net unrealized gain on securities available for sale, less applicable income taxes.
      Premiums and discounts on securities are amortized or accreted into income on the straight-line method over the life of the investments. Income recognized by use of this method does not differ materially from that which would be recognized by use of the level-yield method. If a decline in fair value below the amortized cost basis of a security is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against net gains on securities. Gains and losses on the sale of securities are recognized at the time of sale on a specific identification basis.
      In October 1994, the FASB issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 is effective for financial statements issued after December 15, 1994 and requires financial statement disclosure of certain derivative financial instruments, defined as futures, forwards, swaps, option contracts, or other financial instruments with similar characteristics. The disclosure requirements of SFAS No. 119 had no material effect on the Company's consolidated financial condition or results of operations, as the Company does not invest in derivative financial instruments, as defined in SFAS No. 119.

3. Loans

      Real estate mortgage loans and other loans are stated at the amount of unpaid principal, less unearned income and the allowance for possible loan losses.
      Interest on loans is included in income as earned based on rates applied to principal amounts outstanding. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due by ninety days, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current period interest income. Interest subsequently received on nonaccrual loans is either applied against prin-cipal or recorded as income according to management's judgment as to the collectibility of principal.
      The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," on January 1, 1995. This new standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. In October 1994, SFAS No. 114 was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," which allows creditors to use their existing methods for recognizing interest income on impaired loans. Because the Company already recognized such reductions of value on impaired loans through its provision for possible loan losses, the adoption of SFAS No. 114, as amended by SFAS No. 118, did not have a material impact on its financial condition or results of operations.
      Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized as an adjustment of the related loan yield over the contractual life of the loans.

4. Allowance for Possible Loan Losses

      The adequacy of the allowance for possible loan losses is evaluated on a regular basis by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers and the performance of individual loans in relation to contract terms. The provision for possible loan losses charged to operations is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb possible losses. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely, and recoveries are credited to the allowance when received.
      Management believes that the allowance for possible loan losses is adequate. While management evaluates the allowance for possible loan losses based upon available information, future additions to the allowance may be necessary. Additionally, regulatory agencies review the Company's allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.

5. Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.
      Gains or losses on routine dispositions are credited or charged to income. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized.

6. Other Real Estate Owned

      Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the loan or the fair value of the property received less a valuation allowance for estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Provisions to reduce the carrying value to net realizable value are charged to current period earnings as realized and are reflected as an additional valuation allowance. Operating expenses and gains and losses upon disposition are reflected in earnings as realized.

7. Intangible Assets

      Goodwill arising from acquisitions is included in other assets, net of accumulated amortization, and is amortized on the straight-line basis over 15 years.
      Core deposit intangibles arising from acquisitions are included in other assets, net of accumulated amortization, and are amortized on an accelerated method over 8 years.
      Purchased mortgage servicing rights are included in other assets, net of accumulated amortization, and are amortized on the level-yield method over the estimated lives of the loans being serviced.

8. Fair Value of Financial Instruments

      In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose estimated fair values of financial instruments. Fair value estimates, methods, and assumptions are set forth below in note T of Notes to Consolidated Financial Statements.

9. Income Taxes

      Effective January 1, 1993, the Company adopted the asset and liability method of accounting for income taxes. The cumulative effect of the adoption was $205,000 and was included in the earnings of the Company for the quarter ended March 31, 1993. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.
      Tax credits are accounted for under the flow-through method as a reduction of income tax expense in the period they are realized.

10. Retirement and Benefit Plans

      The Company and its subsidiary bank have a non-contributory defined benefit Pension Plan covering substantially all of the Company's employees. Contributions are intended to provide for benefits attributed to services rendered to date and for those expected to be earned in the future.
      Effective January 1, 1993, the Company sponsors an unfunded Supplemental Executive Retirement Plan ("SERP"). The SERP is a nonqualified plan designed to provide supplemental defined pension benefits to certain key employees, whose benefits under the Company's other retirement plans are limited by Federal tax laws.
      On August 19, 1986, the Company established an Employee Stock Ownership Plan ("ESOP"), covering eligible employees with one year of service as defined by the ESOP. In November 1993, the American Institute of Certified Public Accountants issued Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 addresses the accounting for shares of stock issued to employees by an employee stock ownership plan. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees. SOP 93-6 was effective for years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. For shares purchased by the ESOP prior to December 31, 1992, the shares allocated method is used to recognize compensation expense in the consolidated statements of earnings. The Company's adoption of SOP 93-6 on January 1, 1994 had no significant impact on consolidated financial position or results of operations at December 31, 1994 or for the year then ended.

11. Earnings Per Common Share

      Primary earnings per common share for 1995, 1994 and 1993 were determined by dividing net earnings applicable to common stock by the weighted average number of common shares outstanding. Outstanding common shares also include common stock equivalents which consist of certain outstanding stock options utilizing the treasury stock method, based upon the average market price of common stock during the year. Fully diluted earnings per share for 1995, 1994 and 1993 were determined by dividing net earnings by the weighted average number of outstanding shares on a fully diluted basis. On a fully diluted basis, outstanding common shares include the outstanding stock options utilizing the treasury stock method, based upon the year end market price of the common stock. Additionally, in 1993, outstanding shares on a fully diluted basis assume the conversion of all outstanding preferred shares to common. The Company's adoption of SOP 93-6 effective January 1, 1994 (see note A 10), had no significant impact on the Company's earnings per common share for the year ended December 31, 1994. The average number of common shares outstanding (including common stock equivalents) for 1995, 1994 and 1993 were 2,175,734, 2,229,075 and
1,915,953, respectively (2,183,478, 2,232,986 and 2,237,799 fully diluted).

12. Consolidated Statements of Cash Flows

      For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks.

NOTE B--CASH AND DUE FROM BANKS

      The Federal Reserve Bank requires the subsidiary bank to maintain average reserve balances. The average amount of these reserve balances for the year ended December 31, 1995 was approximately $5,870,000.

NOTE C--SECURITIES

      The amortized cost and estimated market values of securities at December 31, were as follows:


                                                                                  ESTIMATED
                                               AMORTIZED  UNREALIZED  UNREALIZED  MARKET
                                               COST       GAINS       LOSSES      VALUE
                                               --------------------------------------------
                                                             (IN THOUSANDS)

SECURITIES AVAILABLE FOR SALE
 AT DECEMBER 31, 1995
  US Treasury obligations                      $59,016    $  452      $   16      $59,452
  US Government agency obligations              17,000         7                   17,007
  Other corporate obligations                    9,495                    51        9,444
  Mutual Fund                                    3,000         9                    3,009
  Marketable equity securities                   4,036     2,077           9        6,104
                                               ------------------------------------------
      Total securities available for sale      $92,547    $2,545      $   76      $95,016
                                               ===========================================

SECURITIES HELD TO MATURITY
 AT DECEMBER 31, 1994
  Other corporate obligations                  $15,499    $           $  239      $15,260
                                               ------------------------------------------
      Total securities held to maturity        $15,499    $    0      $  239      $15,260
                                               ==========================================

SECURITIES AVAILABLE FOR SALE
 AT DECEMBER 31, 1994
  US Treasury obligations                      $58,912                $1,410      $57,502
  US Government agency obligations               3,000                    45        2,955
  Other corporate obligations                    9,484                   202        9,282
  Marketable equity securities                   2,701    $  664          72        3,293
                                               ------------------------------------------
      Total securities available for sale      $74,097    $  664      $1,729      $73,032
                                               ==========================================

      As a member of the Federal Home Loan Bank of Boston ("FHLBB"), the Bank is required to invest in $100 par value stock of the FHLBB in the amount of 1% of its outstanding loans secured by residential housing, or 1% of 30% of total assets, or 5% of its outstanding advances from the FHLBB, whichever is higher. When such stock is redeemed, the Bank would receive from the FHLBB an amount equal to the par value of the stock. As of December 31, 1995 and 1994, the Company had investments in FHLBB stock of $3,215,000 and $3,215,000, respectively.
      Gross realized gains and gross realized losses on sales of securities (excluding trading securities), for the years ended December 31 were as follows:


                                   1995                 1994                 1993
                                   ------------------   ------------------   ------------------
                                   REALIZED  REALIZED   REALIZED  REALIZED   REALIZED  REALIZED
                                     GAIN      LOSS       GAIN      LOSS       GAIN      LOSS
                                   ------------------------------------------------------------
                                                         (IN THOUSANDS)

SECURITIES
  Debt securities                                         $  8       $22       $ 83      $33
  Marketable equity securities       $326                  209                   76        4
                                     -------------------------------------------------------
                                     $326      $  0       $217       $22       $159      $37
                                     =======================================================

      Included in net gains on securities for the years ended December 31, 1995 and 1994, are net realized gains on securities available for sale of $326,000 and $195,000, respectively. Net gains on securities in 1993 includes realized gains on sales of securities of $122,000 and the recovery of previously recorded unrealized losses on investments held for sale of $205,000.
      At December 31, 1995, U. S. Treasury securities with carrying and market values of $37,784,000 were pledged as collateral for securities sold under agreements to repurchase and for government deposit accounts.
      The following tables set forth the maturity distribution of debt securities available for sale at amortized cost and estimated market value at December 31, 1995.


                                                  OVER 1 YEAR
                                       WITHIN     THROUGH
                                       1 YEAR     5 YEARS       TOTAL
                                       ------------------------------
                                               (IN THOUSANDS)

AMORTIZED COST
AT DECEMBER 31, 1995
  US Treasury obligations              $42,962    $16,054       $59,016
  US Government agency obligations                 17,000        17,000
  Other corporate obligations            5,998      3,497         9,495
                                       --------------------------------
                                       $48,960    $36,551       $85,511
                                       ================================

ESTIMATED MARKET VALUE
AT DECEMBER 31, 1995
  US Treasury obligations              $43,248    $16,204       $59,452
  US Government agency obligations                 17,007        17,007
  Other corporate obligations            5,988      3,456         9,444
                                       --------------------------------
                                       $49,236    $36,667       $85,903
                                       ================================


NOTE D--LOANS

      Loans consist of the following at:


                                                    DECEMBER 31,
                                                    ---------------------
                                                    1995         1994
                                                    ---------------------
                                                        (IN THOUSANDS)

Commercial, financial and agricultural              $ 10,696     $ 11,787
Real estate--residential                             113,563      119,311
Real estate--commercial                               52,555       48,185
Real estate--construction and land development         2,676        3,436
Installment                                            4,438        3,685
Other                                                  8,426        8,847
                                                    ---------------------
      Total loans                                    192,354      195,251
Less:
  Unearned income                                     (2,356)      (2,930)
  Allowance for possible loan losses                  (3,704)      (4,230)
                                                    ---------------------
      Net loans                                     $186,294     $188,091
                                                    =====================

      At December 31, 1995 and 1994, loans which were on nonaccrual status were $1,798,000 and $2,284,000, respectively. Interest income which would have been accrued on nonaccrual loans, had they performed in accordance with the terms of their contracts, for the years ended December 31, 1995, 1994 and 1993, was $230,000, $238,000 and $171,000, respectively.
Interest income recognized on nonaccrual loans in 1995, 1994 and 1993 amounted to $56,000, $39,000 and $30,000, respectively.
      The balance of impaired loans was $1,022,000 at December 31, 1995. The Company has identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreements. The allowance for possible loan losses associated with impaired loans allocated from and part of the general allowance for possible loan losses (see note E), upon the adoption of SFAS No. 114, on January 1, 1995 was $864,000. During 1995, provisions to the allowance for impaired loans amounted to $553,000 and impaired loans charged off amounted to $1,050,000. The allowance for possible loan losses associated with impaired loans at December 31, 1995 was $367,000. The average recorded investment in impaired loans was $1,482,000 in 1995 and the income recognized on impaired loans during 1995 was $19,000. Total cash collected on impaired loans during 1995 was $103,000, of which $84,000 was credited to the principal balance outstanding on such loans. Interest which would have been accrued on impaired loans during 1995, had they performed in accordance with the terms of their contracts, was $166,000. The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.
      Unearned income at December 31, 1995 and 1994, includes $1,743,000 and $2,237,000, respectively, in net loan discounts on loans acquired in connection with the acquisition of First Northern Co-operative Bank in August of 1991. Additionally, at December 31, 1995 and 1994 unearned income includes $144,000 and $168,000, respectively, in net loan discounts on other loans acquired. Discounts on acquired loans are amortized as a yield adjustment over the estimated lives of the respective loans.
      The Company's lending activities are conducted principally in New Hampshire and to a lesser extent in selected areas in other New England states. The Company grants single family and multi-family residential loans, commercial real estate loans, commercial loans, and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties and commercial real estate properties. Most loans granted by the Company are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas, and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic areas, and the general economy.
      The Company's subsidiary bank originates residential real estate loans for sale in the secondary market in the normal course of business. Loans held for sale are carried at the lower of aggregate cost or market value and totaled $1,985,000 and $664,000 at December 31, 1995 and 1994, respectively. These loans are committed for sale at the time of the loan closing.
      At December 31, 1995 and 1994, the Company's subsidiary serviced real estate loans sold to others in the amounts of $173,017,000 and $168,344,000, respectively.

NOTE E--ALLOWANCE FOR POSSIBLE LOAN LOSSES

      Changes in the allowance for possible loan losses are as follows:


                                               YEAR ENDED DECEMBER 31,
                                               ---------------------------
                                               1995       1994      1993
                                               ---------------------------
                                                     (IN THOUSANDS)

Balance at beginning of year                   $ 4,230    $4,004    $3,864
Provision for possible loan losses                 735       600       637
Loans charged off                               (1,405)     (421)     (573)
Recoveries of loans previously charged off         144        47        76
                                               ---------------------------
Balance at end of year                         $ 3,704    $4,230    $4,004
                                               ===========================

      Management evaluates the adequacy of the allowance for possible loan losses each quarter based upon their understanding of the facts and circumstances existing at that time. During the fourth quarter of 1994, management provided $600,000 as an addition to the allowance for possible loan losses. This provision was due to 1) writedowns of approximately $150,000 relating to three commercial real estate loans where payments became delinquent during the fourth quarter, resulting in the institution of foreclosure proceedings and revaluation of existing collateral and 2) revaluation of existing collateral on a large commercial loan where payments became delinquent in the fourth quarter, resulting in an additional allowance requirement of approximately $450,000.

NOTE F--LOANS TO RELATED PARTIES

      The Company's banking subsidiary has granted loans to its officers and directors, and those of the Company and to their associates. The aggregate amount of these loans was $2,141,000 and $2,103,000 at December 31, 1995 and 1994, respectively. During 1995, $322,000 of new loans were made and repayments totaled $239,000. Approximately $45,000 of related party loans at December 31, 1994 were loans to officers and directors who were no longer associated with the Company in those capacities at December 31, 1995.

NOTE G--PREMISES AND EQUIPMENT

      The following is a summary of premises and equipment:


                                      DECEMBER 31,
                                      ------------------
                                      1995       1994
                                      ------------------
                                        (IN THOUSANDS)

Bank buildings                        $ 8,870    $ 8,796
Leasehold improvements                    187        187
Furniture and equipment                 5,128      4,258
                                      ------------------
                                       14,185     13,241

Less: Accumulated depreciation          6,305      5,552
                                      ------------------
                                        7,880      7,689
Land                                    2,040      2,040
Construction in progress                   17         47
                                      ------------------
                                      $ 9,937    $ 9,776
                                      ==================

      Depreciation expense for the years ended December 31, 1995, 1994 and 1993 was $796,000, $785,000 and $790,000, respectively.

NOTE H--OTHER REAL ESTATE OWNED

      A summary of other real estate owned follows:


                                         DECEMBER 31,
                                         -----------------
                                         1995       1994
                                         -----------------
                                           (IN THOUSANDS)

Condominiums and apartment projects      $  266     $  701
Single family housing projects              787      1,050
Retail and office                           426        481
Non-retail commercial                     1,593      1,166
Residential                                  75        107
                                         -----------------
                                          3,147      3,505
Less: Valuation allowance                   456        496
                                         -----------------
                                         $2,691     $3,009
                                         =================

      An analysis of other real estate owned follows:


                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                  1995       1994       1993
                                                  -----------------------------
                                                         (IN THOUSANDS)

Balance at beginning of year                      $ 3,009    $ 4,269    $ 6,839
Other real estate owned acquired                    1,774      1,363      2,191
Advances for construction and other                    22         52         65
Sales proceeds                                     (2,073)    (2,569)    (4,593)
Gains on sales, net                                   162         67        131
Provisions for loss subsequent to foreclosure        (203)      (173)      (364)
                                                  -----------------------------
Balance at end of year                            $ 2,691    $ 3,009    $ 4,269
                                                  =============================

      An analysis of other real estate owned expense follows:


                                                YEAR ENDED DECEMBER 31,
                                                -----------------------
                                                1995     1994     1993
                                                -----------------------
                                                    (IN THOUSANDS)

Foreclosure and holding costs, net              $ 347    $ 383    $ 539
Provision for loss subsequent to foreclosure      203      173      364
Gains on sales, net                              (162)     (67)    (131)
                                                -----------------------
                                                $ 388    $ 489    $ 772
                                                =======================

      Changes in the valuation allowance for other real estate owned are as follows:


                                  YEAR ENDED DECEMBER 31,
                                  -----------------------
                                  1995     1994     1993
                                  -----------------------
                                      (IN THOUSANDS)

Balance at beginning of year      $ 496    $ 409    $ 250
Provision for loss                  203      173      364
Charge offs, net                   (243)     (86)    (205)
                                  -----------------------
Balance at end of year            $ 456    $ 496    $ 409
                                  =======================

NOTE I--GOODWILL AND OTHER INTANGIBLE ASSETS

      Goodwill and other intangible assets, included in other assets at December 31, consist of the following:


                                        1995
                                        -------------------------------
                                                                  NET
                                        ORIGINAL   ACCUMULATED    BOOK
                                        AMOUNT     AMORTIZATION   VALUE
                                        -------------------------------
                                                 (IN THOUSANDS)

Goodwill                                $3,682       $1,308       $2,374
                                        ================================
Core deposit intangibles                $  879       $  833       $   46
                                        ================================
Purchased mortgage servicing rights     $  729       $  556       $  173
                                        ================================


                                        1994
                                        -------------------------------
                                                                  NET
                                        ORIGINAL   ACCUMULATED    BOOK
                                        AMOUNT     AMORTIZATION   VALUE
                                        -------------------------------
                                                 (IN THOUSANDS)

Goodwill                                $3,682       $1,062       $2,620
                                        ================================
Core deposit intangibles                $  879       $  786       $   93
                                        ================================
Purchased mortgage servicing rights     $  729       $  446       $  283
                                        ================================

      Amortization expense for the years ended December 31, 1995, 1994 and 1993 was $403,000, $468,000 and $574,000, respectively.
      In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 is effective for years beginning after December 15, 1995 and establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company does not expect SFAS No. 121 to have a significant effect on its financial statements.
      In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"). SFAS No. 122 is effective for years beginning after December 15, 1995 and requires that mortgage banking enterprises recognize as separate assets the right to service mortgage loans regardless of whether such rights are obtained through the direct purchase of servicing rights or from the origination of mortgage loans intended to be sold with servicing retained. SFAS No. 122 also requires assessments of capitalized servicing rights for impairment based on the fair value of those rights. The Company does not expect SFAS No. 122 to have a significant effect on its financial statements.

NOTE J--INTEREST BEARING DEPOSITS

      Interest bearing deposits consist of the following:


                                    DECEMBER 31,
                                    -----------------------
                                    1995          1994
                                    -----------------------
                                         (IN THOUSANDS)

NOW and Super NOW accounts          $  90,681     $  46,811
Savings accounts                       41,914        59,003
Money market deposit accounts          17,249        31,745
Time certificates                     105,364        75,919
                                    -----------------------
                                    $ 255,208     $ 213,478
                                    =======================

      Maturities of time certificates after December 31, 1995 are $84,121,000 in 1996, $12,878,000 in 1997, $4,721,000 in 1998, $1,834,000
in 1999, $1,554,000 in 2000 and $256,000 in years thereafter.
      Time certificates with balances of $100,000 or more at December 31, 1995 and 1994 totaled $11,983,000 and $6,949,000, respectively.

NOTE K--BORROWINGS

Securities Sold Under Agreements to Repurchase

      Short-term overnight borrowings in the form of securities sold under agreements to repurchase at December 31, 1995 and 1994, totaled $26,189,000 and $21,968,000, respectively. Such borrowings were collateralized at December 31, 1995 by a portion of the Company's U.S. Treasury securities with a carrying value and estimated market value of $36,259,000 (see note C). The collateral is maintained under the control of the Company in a separate custodial account at the Federal Home Loan Bank of Boston. The weighted average interest rate on those borrowings was 4.72% and 5.38%, respectively, at December 31, 1995 and 1994.
      The maximum amount of securities sold under agreements to repurchase at any month end during 1995,

1994 and 1993, were $28,298,000, $21,968,000
and $13,764,000, respectively. The average amount of securities sold under agreements to repurchase in 1995, 1994 and 1993 were $21,133,000, $15,500,000 and $10,841,000, respectively. The average cost of securities sold under agreements to repurchase was 5.24%, 4.16% and 2.82% during 1995, 1994 and 1993, respectively.

Other Short-term Borrowings

      The Company's subsidiary maintains a line of credit with the FHLBB to meet short or long-term financing needs that may arise. As of December 31, 1995, there were no outstanding short-term FHLBB borrowings. As of December 31, 1994, short-term borrowings with the FHLBB amounted to $20,904,000, at an interest rate of 6.65%.
      Short and long-term borrowings from the FHLBB are secured by a blanket lien on substantially all unencumbered interest-earning assets and FHLBB stock held. The Company's subsidiary bank is able to commingle, encumber or dispose of any collateral held subject to its ability to maintain specific "qualifying" collateral levels in excess of collateral maintenance requirements and meet minimum capital ratios, both of which were met as of December 31, 1995.
      Based upon "qualifying" collateral held, the Company's subsidiary bank had a total borrowing capacity with the FHLBB as of December 31, 1995 of approximately $140,000,000, of which approximately $139,000,000 was still available.

Long-Term Debt

      Long-term debt consists of the following:


                                                     DECEMBER 31,
                                                     ----------------
                                                     1995      1994
                                                     ----------------
                                                      (IN THOUSANDS)


FHLBB long term borrowings
  Advances with monthly payments of principal
   and interest, weighted average interest rate
   of 6.13%, final payment due in October, 2005      $ 467
  Advances with monthly payments of principal
   and interest, with interest at the rate of
   5.00% per annum, final payment due in
   August, 2014                                         75     $  78
  Advances maturing at various dates in 2014,
   with monthly payments of interest only at
   the rate of 5.00% per annum                         186       186
ESOP Obligation (Note O)                                          64
                                                     ---------------
                                                     $ 728     $ 328
                                                     ===============

      Principal payments due on long-term debt after December 31, 1995 are $38,000 in 1996, $40,000 in 1997, $43,000 in 1998, $45,000 in 1999,
$48,000 in 2000 and $514,000 in years thereafter.

NOTE L--COMMITMENTS AND CONTINGENCIES

Financial Instruments With Off-Balance Sheet Risk

      The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit, and forward commitments. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amount of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.
      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward commitments, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward commitments through credit approvals, limits, and monitoring procedures. There were no forward commitments outstanding at December 31, 1995 and 1994.
      Financial instruments with off-balance sheet risk at December 31, 1995 and 1994 were as follows:


                                                    CONTRACT OR
                                                    NOTIONAL AMOUNT
                                                    ------------------
                                                    1995       1994
                                                    ------------------
                                                      (IN THOUSANDS)

Financial instruments whose contract amounts
 represent credit risk
  Commitments to originate loans                    $ 7,646    $ 3,714
  Unused lines and standby letters of credit         12,646     13,197
  Unadvanced portions of construction loans             532      1,109

      Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based upon management's credit evaluation of the borrower.
      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Lease Commitments

      The Company, through its subsidiary bank, leases a branch office and various parcels of land on which it has constructed automatic teller machines. The leases are classified as operating leases and expire at various dates through 1999. Most of the leases have renewal options. Minimum lease payments through 1999 are not significant. Rent expense for the years ending December 31, 1995, 1994 and 1993 was $91,000, $83,000 and $80,000, respectively.

Employment Agreements

      The subsidiary bank and the Company have entered into Employment Agreements with three of its senior officers, one of which provides for a specified minimum annual compensation. However, such employment may be terminated for cause without incurring any continuing obligations. Also, the subsidiary bank and the Company have entered into Special Termination Agreements with such senior officers. The agreements generally provide for certain lump sum severance payments following a "change in control" as defined in the agreements.

OAKAR Deposits

      The majority of the Company's deposits are insured by the Bank Insurance Fund ("BIF"). A portion of the Company's deposits are OAKAR deposits (approximately $42,400,000 at December 31, 1995), which are deposits purchased from institutions previously insured by the Savings Association Insurance Fund ("SAIF"). A proposal is being considered by Congress under which SAIF-insured companies would pay a one-time special assessment designed to bring the SAIF reserve ratio to the level already achieved by BIF. Under the proposal, OAKAR deposits would be subject to this special assessment. This special assessment could be approximately 85 basis points per $100 of deposits based upon the Company's March 31, 1995 OAKAR deposits of approximately $35,500,000. If such an assessment is enacted, the Company's potential pretax liability could be approximately $302,000.

Legal Proceedings

      The Company is a defendant in ordinary and routine pending legal actions incident to its business, none of which is believed by management to be material to the financial condition of the Company.

NOTE M--INCOME TAXES

      The Company and its subsidiary file a consolidated Federal income tax return on the accrual basis for taxable years ending December 31.

      Income taxes (benefits) reflected in the consolidated statements of earnings for years ended December 31, are as follows:


                        1995       1994       1993
                        --------------------------
                              (IN THOUSANDS)

Federal:
  Current               $ 1,980    $ 1,391    $ 160
  Deferred                 (107)      (139)     759

State:
  Current                                        37
                        ---------------------------
                        $ 1,873    $ 1,252    $ 956
                        ===========================

      The above amounts reflect a tax provision on securities transactions of $111,000, $66,000 and $111,000, in 1995, 1994 and 1993, respectively.
      The difference between the total expected income tax expense computed by applying the Federal income tax rate to earnings before income tax expense and the reported income tax expense for years ended December 31, is as follows:


                                           1995      1994      1993
                                           ------------------------
                                                (IN THOUSANDS)

Computed "expected" Federal income tax
 expense at statutory rate                 $ 1,805   $ 1,386   $ 979
Increase (decrease) resulting from:
  Other                                         68      (134)    (23)
                                           -------------------------
                                           $ 1,873   $ 1,252   $ 956
                                           =========================

      Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                       DECEMBER 31,
                                                       ---------------
                                                       1995     1994
                                                       ---------------
                                                       (IN THOUSANDS)

Deferred tax assets:
  Writedown of marketable equity securities            $  101   $  101
  Writedowns of other real estate owned                    50       82
  Core deposit intangibles                                135      140
  Provision for loan losses                               115      121
  Deferred loan fees                                       58       65
  Capitalized interest                                     45       50
  Purchased mortgage servicing rights                      94       87
  Unrealized losses on securities available for sale               362
  Supplemental retirement                                  62       32
  Other                                                    39       23
                                                       ---------------
                                                          699    1,063
  Less: Valuation allowance                                 0        0
                                                       ---------------
        Total deferred tax assets                         699    1,063
                                                       ---------------

Deferred tax liabilities:
  Unearned income                                         559      649
  Book over tax basis of premises and equipment           412      417
  Unrealized gains on securities available for sale       840
  Other                                                    36       50
                                                       ---------------
        Total deferred tax liabilities                  1,847    1,116
                                                       ---------------
        Net deferred tax liability                     $1,148   $   53
                                                       ===============

      At December 31, 1995 and 1994, net deferred tax liabilities includes $840,000 in deferred tax liabilities and $362,000 in deferred tax assets, respectively, which are attributable to the tax effects of net unrealized gains at December 31, 1995 and net unrealized losses at December 31, 1994, on securities available for sale. Pursuant to SFAS No. 115 and SFAS No. 109, the corresponding charge or credit has been made directly to stockholders' equity.
      Based upon management's evaluation of the likelihood of realization, no valuation allowance on deferred tax assets has been provided.

NOTE N--PENSION PLANS

Defined Benefit Pension Plan

      The following table sets forth the funded status of the Company's defined benefit pension plan as of September 30, 1995 and 1994 (the most recent actuarial valuations):


                                                             1995      1994
                                                             ----------------
                                                              (IN THOUSANDS)

Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
   benefits of $1,653,000 and $1,471,000, respectively       $1,810    $1,588
                                                             ================

  Projected benefit obligation for service rendered
   to date                                                   $2,281    $2,032
  Plan assets at fair value, primarily fixed income
   and equity securities                                      2,331     1,920
                                                             ----------------
    Plan assets in excess of (less than) projected
     benefit obligation                                          50      (112)
  Unrecognized net gain from past experience different
   from that assumed and effects of changes in assumptions     (493)     (489)
  Unrecognized net liability being recognized over
   approximately 13 years                                       301       453
                                                             ----------------
    Accrued pension cost                                     $ (142)   $ (148)
                                                             ================

      Net periodic pension expense included the following components:


                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                     1995     1994     1993
                                                     -----------------------
                                                          (IN THOUSANDS)

Service cost--benefits earned during the period      $ 129    $ 146    $ 111
Interest cost on projected benefit obligation          156      152      142
Actual return on plan assets                          (378)    (169)    (264)
Net amortization and deferral                          251       52      161
                                                     -----------------------
Net periodic pension expense                         $ 158    $ 181    $ 150
                                                     =======================

      The weighted average discount rate of 7.50% in 1995, 8.25% in 1994 and 7.00% in 1993, and the rate of increase in future compensation levels of 5.50% in 1995, 6.00% in 1994 and 5.50% in 1993, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.00% for each year.

Supplemental Executive Retirement Plan

      Effective January 1, 1993, the Company established a SERP. The following table sets forth the status of the unfunded SERP as of September 30, 1995 and 1994 (the most recent actuarial valuations):


                                                                1995       1994
                                                                ----------------
                                                                 (IN THOUSANDS)

Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
   of $0 and $0, respectively                                    $  235    $  175
                                                                 ================

  Projected benefit obligation for service rendered to date      $  670    $  494
  Plan assets                                                         0         0
                                                                 ----------------
    Projected benefit obligation in excess of plan assets          (670)     (494)
  Unrecognized net loss from past experience different from
   that assumed and effects of changes in assumptions               232       120
  Unrecognized net liability being recognized over 13 years         255       281
  Additional minimum liability                                      (52)      (82)
                                                                 ----------------
      Accrued pension cost                                       $ (235)   $ (175)
                                                                 ================

      Net periodic pension expense under the SERP included the following components:


                                                   YEAR ENDED
                                                   DECEMBER 31,
                                                   ------------------
                                                   1995   1994   1993
                                                   ------------------
                                                     (IN THOUSANDS)

Service cost                                       $ 16   $ 14   $ 16
Interest cost on projected benefit obligation        41     19     12
Net amortization and deferral                        33     16     16
                                                   ------------------
      Net periodic pension expense                 $ 90   $ 49   $ 44
                                                   ==================

      The weighted average discount rate was 7.50%, 8.25% and 7.00% in 1995, 1994 and 1993, respectively and the rate of increase in future compensation levels was 5.00%, 5.00% and 5.50% in 1995, 1994 and 1993, respectively.

NOTE O--EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

      On August 19, 1986, the Company's ESOP purchased 102,900 shares of the common stock issued in the Company's initial public offering for $858,000. These funds were obtained by the ESOP through a loan from a third party lender and repayment of the loan was guaranteed by the Company. Borrowings under this loan agreement were repaid in full during 1995. Prior to repayment, principal was payable in quarterly installments of $21,500, with interest at approximately 80% of the prime rate. Company contributions were the primary source of funds for the ESOP's repayment of the loan. The amount of this loan was $64,000 at December 31, 1994 and is included in Long-term Debt with an offsetting reduction in Stockholders' Equity in the Consolidated Statements of Financial Condition. There were no outstanding borrowings under this loan agreement at December 31, 1995.
      Interest expense incurred on ESOP debt was $2,000, $6,000 and $10,000, respectively, for the years ended December 31, 1995, 1994 and 1993.
      Compensation expense related to the ESOP amounted to $114,000, $136,000 and $136,000, respectively, for the years ended December 31, 1995, 1994 and 1993 and included an additional contribution in excess of amounts required to service the ESOP debt of $50,000 in each of those years.
      Dividends on unallocated shares were insignificant during 1995 and 1994 and there were no dividends received on unallocated shares in 1993.
      The total shares held by the ESOP were as follows:


                             DECEMBER 31,
                             -------------------
                             1995        1994
                             -------------------

Allocated shares             172,694     164,913
Unallocated shares                 0       5,145
                             -------------------
      Total ESOP shares      172,694     170,058
                             ===================

      The fair value of unallocated shares at December 31, 1994 was $59,000. There were no unallocated shares at December 31, 1995.
Unallocated shares were allocated to employees as the ESOP debt was repaid.

NOTE P--STOCKHOLDERS' EQUITY

Liquidation Account

      Pursuant to certain bank conversion regulations, Granite Bank established a liquidation account in an amount equal to its net worth of $5,603,000 as of February 28, 1986, for the benefit of eligible account holders who maintain their savings accounts in Granite Bank after conversion. In the event of a complete liquidation, eligible account holders would be entitled to their interest in the liquidation account before any liquidation distribution may be made to stockholders. Their interest as to each savings account will be in the same proportion of the total liquidation amount as the balance of their savings account on February 28, 1986 was to the balance in all savings accounts in Granite Bank on that date. However, if the amount in the savings account on any annual closing date of Granite Bank is less than the amount in such account on February 28, 1986, then their interest in the liquidation account will be reduced by an amount proportionate to any such reduction, and their interest will cease to exist if such savings accounts are closed. Their interest in the liquidation account will never be increased despite any increase in the related savings account after February 28, 1986.

Incentive Stock Option Plan

      On March 18, 1986, the Company adopted an Incentive Stock Option Plan, whereby options may be granted to certain key employees of the Company or its subsidiary to purchase up to an aggregate of 210,000 shares of common stock of the Company at a price not less than fair market value at the date of grant. Effective April 24, 1992, options to purchase 189,000 shares of the Company's common stock were granted. Such options vested 100% one year after the date of grant and are exercisable over a period not to exceed 10 years from the date of grant.

      The following summarizes the stock option transactions:


                                          OPTION SHARES
                                          -----------------------------
                                          1995       1994       1993
                                          -----------------------------

Outstanding at beginning of year          168,800    168,800    189,000
Granted                                         0          0          0
Cancelled                                       0          0          0
Exercised                                       0          0     20,200
Outstanding at end of year                168,800    168,800    168,800
Exercisable at end of year                168,800    168,800    168,800

Price range of options
  Outstanding                               $5.00      $5.00      $5.00
  Exercised                                    --         --      $5.00
Average price of options outstanding        $5.00      $5.00      $5.00

      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25 ("Opinion 25"). However, SFAS No. 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the Opinion 25 method or (2) to adopt the SFAS No. 123 fair value based method. The SFAS No. 123 fair value based method is considered by the FASB to be preferable to the Opinion 25 method, and thus, once the fair value based method is adopted, an entity cannot change back to the Opinion 25 method. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. For entities not adopting the SFAS No. 123 fair value based method, SFAS No. 123 requires the entity to display in the footnotes to the financial statements pro forma net earnings and earnings per share information as if the fair value based method had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into in years that begin after December 15, 1995. The disclosure requirements are effective for financial statements for years beginning after December 15, 1995. The Company intends to adopt SFAS No. 123 in 1996, by continuing to account for stock-based compensation under the Opinion 25 method. As required by SFAS No. 123, the pro forma effects on net earnings and earnings per share will be determined as if the fair value based method had been applied and disclosed in the notes to consolidated financial statements.

Stock Repurchase Plan

      On June 14, 1994, the Company announced a Stock Repurchase Plan ("Plan"), whereby the Company's Board of Directors authorized the repurchase of up to 9% of its outstanding common shares from time to time. Shares repurchased under the Plan may be held in treasury, retired or used for general corporate purposes. As of December 31, 1995, the Company has repurchased 124,600 shares under the Plan, representing 5.77% of common shares outstanding at the date of announcement of the Plan.

Preferred Stock

      During the third quarter of 1993, 12,000 shares of the 7% cumulative convertible preferred stock ("Preferred Stock") were exchanged for 12,000 shares of common stock. Effective at the close of business September 30, 1993, the remaining outstanding shares of Preferred Stock, under its terms, converted share for share into common stock. As a result, 399,675 shares of common stock were issued in exchange for the outstanding 399,675 shares of Preferred Stock, which were immediately retired.

Capital Requirements

      During 1989, the Federal Reserve Board issued final guidelines for a risk-based approach to measuring the capital adequacy of bank holding companies and state-chartered banks which are members of the Federal
Reserve System. These capital requirements generally call for an 8 percent total capital ratio, of which 4 percent must be comprised of Tier I capital. Risk-based capital ratios are calculated by weighting assets and off-balance sheet instruments according to their relative credit risks. In addition to the risk-based capital standard, bank holding companies such as the Company must maintain a minimum leverage ratio of Tier I capital to total assets of at least 4 percent, with Tier I capital for this purpose being defined consistent with the risk-based capital guidelines. The
Company was in compliance with these requirements at December 31, 1995 and 1994.
      Substantially similar rules have been issued by the FDIC with respect to state-chartered banks which are not members of the Federal Reserve System, such as the subsidiary bank. At December 31, 1995 and 1994, the subsidiary bank was in compliance with these requirements. In addition, as of December 31, 1995 and 1994, the subsidi-ary bank was considered "well capitalized" for purposes of the FDIC's prompt corrective action regulations.
      At December 31, 1995 the Company's and the subsidiary bank's regulatory capital ratios as a percentage of assets are as follows:


                                            DECEMBER 31, 1995
                                            --------------------
                                                      SUBSIDIARY
                                            COMPANY   BANK
                                            --------------------

Leverage capital                             7.54%       7.13%
Tier I capital to risk-weighted assets      14.76%      13.96%
Total capital to risk-weighted assets       15.85%      15.06%


NOTE Q--RESTRICTIONS ON SUBSIDIARY'S LOANS, ADVANCES AND DIVIDENDS

      Bank regulatory authorities restrict the amounts available for the payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below either the amount required for the liquidation account (see note P) or applicable capital requirements. These restrictions indirectly restrict the Company's ability to pay common stock dividends.
      Federal laws and regulations prohibit the Company from borrowing from the subsidiary bank unless the loans are secured by specified amounts of collateral. In addition, such secured loans to the Company from the subsidiary bank generally are limited to 10 percent of the subsidiary bank's capital surplus. At December 31, 1995 and 1994, no such transactions existed between the Company and the subsidiary bank.

NOTE R--OTHER NONINTEREST INCOME AND OTHER NONINTEREST EXPENSE

       Components of other noninterest income were as follows:


                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                             1995      1994     1993
                                             -----------------------
                                                  (IN THOUSANDS)

Deposit account fees and service charges     $  792    $  795   $  826
Loan account fees and service charges           177       193      121
Other                                           201       198      276
                                             -------------------------
                                             $1,170    $1,186   $1,223
                                             =========================

      Components of other noninterest expense were as follows:


                                           YEAR ENDED DECEMBER 31,
                                           --------------------------
                                           1995      1994      1993
                                           --------------------------
                                                (IN THOUSANDS)

Advertising                                $  332    $  235    $   90
Amortization of intangibles                   403       468       574
FDIC deposit insurance assessments            283       581       686
Legal fees                                    190       134       169
Postage and freight                           243       226       217
Printing and supplies                         247       185       242
Other                                       1,223     1,297     1,204
                                           --------------------------
                                           $2,921    $3,126    $3,182
                                           ==========================

NOTE S--SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental Disclosures of Cash Flow Information


                      YEAR ENDED DECEMBER 31,
                      -------------------------
                      1995       1994      1993
                      -------------------------
                           (IN THOUSANDS)

Cash paid for
  Interest            $10,797    $7,710    $8,001
  Income taxes          1,875     1,450       885


Supplemental Schedule of Noncash Investing and Financing Activities

      In connection with the December 31, 1993 adoption of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company transferred $20,999,000 of debt securities from investments held for sale to securities available for sale. Additionally $1,904,000 of marketable equity securities were transferred from investment securities to securities available for sale.
      The subsidiary bank acquired other real estate owned through foreclosure in settlement of loans or accepted deeds in lieu of foreclosures on real estate loans in the amount of $1,774,000, $1,363,000 and $2,191,000 during the years ended December 31, 1995, 1994 and 1993, respectively.
      Dividends declared and unpaid on common stock at December 31, 1995, 1994 and 1993 were $244,000, $253,000 and $173,000, respectively.

NOTE T--FAIR VALUES OF FINANCIAL INSTRUMENTS

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the subsidiary bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the subsidiary bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
      Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities and therefore, are not valued pursuant to SFAS No. 107, include the mortgage banking operation, premises and equipment, other real estate owned, core deposit intangibles, purchased mortgage servicing rights, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.
      The following methods and assumptions were used by the Company in estimating fair values of its financial instruments:

CASH, DUE FROM BANKS AND INTEREST BEARING DEPOSITS IN FEDERAL HOME LOAN
 BANK OF BOSTON.

      For cash and short term investments having maturities of 90 days or less, the carrying amounts reported in the consolidated statements of financial condition approximate fair values.

SECURITIES HELD TO MATURITY, SECURITIES AVAILABLE FOR SALE AND STOCK IN
 FEDERAL HOME LOAN BANK OF BOSTON.

      The fair value of securities held to maturity and securities available for sale is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. Ownership of stock in FHLBB is restricted to member banks; therefore, the stock is not traded. The estimated fair value of stock in FHLBB, which approximates carrying value, represents the price at which the subsidiary bank could liquidate its holdings.

LOANS

      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, construction, and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
      The fair value of performing loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the subsidiary bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.
      Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

ACCRUED INTEREST RECEIVABLE

      The carrying value of accrued interest receivable on securities and loans, included in other assets, approximates its fair value.

DEPOSITS

      Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing deposits, NOW, Super NOW, regular savings and money market deposit accounts, is equal to the amount payable on demand. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The fair value estimate of time certificates is based on the discounted value of contractual cash flows.

The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

      The fair value estimate of securities sold under agreements to repurchase approximates carrying value because they mature within ninety days and bear market interest rates.

SHORT-TERM BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON

      The fair value estimate of the short-term borrowings from the FHLBB approximates carrying value, because the borrowings mature daily and bear market interest rates.

LONG-TERM DEBT

      The fair value of long-term debt is based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowings of similar maturities.

ACCRUED INTEREST PAYABLE

      The carrying value of accrued interest payable on deposits and borrowings, included in other liabilities, approximates its fair value.

OFF-BALANCE SHEET INSTRUMENTS

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, excluding those committed for sale to the secondary market, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. It is management's belief that the fair value estimate of commitments to extend credit approximates carrying value, which is $0, at December 31, 1995 and 1994, because most mature within one year, do not present any unanticipated credit concerns and bear market interest rates.
      The following presents the carrying value and estimated fair value of the Company's financial instruments at December 31, 1995 and 1994.


                                                  DECEMBER 31,
                                                  --------------------------------------------
                                                  1995                    1994
                                                  --------------------    --------------------
                                                             ESTIMATED               ESTIMATED
                                                  CARRYING     FAIR       CARRYING     FAIR
                                                   VALUE       VALUE       VALUE       VALUE
                                                  --------------------------------------------
                                                                (IN THOUSANDS)

Financial Assets
  Cash and due from banks                         $ 17,771   $ 17,771     $  9,255   $  9,255
  Interest bearing deposits in Federal Home
   Loan Bank of Boston                              24,239     24,239           26         26
  Securities held to maturity                                               15,499     15,260
  Stock in Federal Home Loan Bank of Boston          3,215      3,215        3,215      3,215
  Securities available for sale                     95,016     95,016       73,032     73,032
  Net loans                                        186,294    192,695      188,091    194,710
  Accrued interest receivable                        2,471      2,471        2,348      2,348
Financial Liabilities
  Deposits (with no stated maturity)               181,766    181,766      164,110    164,110
  Time deposits                                    105,364    104,844       75,919     75,704
  Securities sold under agreements to repurchase    26,189     26,189       21,968     21,968
  Short-term borrowings from the Federal Home
   Loan Bank of Boston                                                      20,904     20,904
  Long-term debt                                       728        711          328        328
  Accrued interest payable                             410        410          234        234

NOTE U--CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

      Condensed financial statements of Granite State Bankshares, Inc. (the "Parent Company"), as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, are as follows:

Balance Sheets


                                                   DECEMBER 31,
                                                   -------------------
                                                   1995       1994
                                                   -------------------
                                                      (IN THOUSANDS)

ASSETS
  Interest bearing deposits in subsidiary bank     $ 1,467    $ 1,158
  Investment in subsidiary bank, at equity          28,369     24,601
  Other assets                                         231        234
                                                   ------------------
                                                   $30,067    $25,993
                                                   ==================

LIABILITIES                                        $   278    $   352

STOCKHOLDERS' EQUITY                                29,789     25,641
                                                   ------------------
                                                   $30,067    $25,993
                                                   ==================


Statements of Earnings


                                            YEAR ENDED DECEMBER 31,
                                            ------------------------
                                            1995      1994      1993
                                            ------------------------
                                                 (IN THOUSANDS)

Revenues
  Interest income from subsidiary bank      $   31    $   22    $   18
  Dividend income from subsidiary bank       2,000     1,900       250
                                            --------------------------
      Total revenue                          2,031     1,922       268
Operating expenses                              31        22        18
                                            --------------------------
Earnings before equity in undistributed
 earnings of subsidiary bank                 2,000     1,900       250
Equity in undistributed earnings of
 subsidiary bank                             1,435       923     1,877
                                            --------------------------
      Net earnings                          $3,435    $2,823    $2,127
                                            ==========================

Statements of Cash Flows


                                                           YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                           1995       1994       1993
                                                           --------------------------
                                                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net earnings                                             $ 3,435    $ 2,823    $ 2,127
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
    Equity in undistributed earnings of subsidiary bank     (1,435)      (923)    (1,877)
    (Increase) decrease in other assets                          3         (4)        (5)
    Increase (decrease) in other liabilities                    (1)        13         25
    Decrease in unearned compensation--ESOP                     64         86         86
                                                           -----------------------------
      Net cash provided by operating activities              2,066      1,995        356
                                                           -----------------------------

Cash flows from investing activities:
  Increase in interest bearing deposits with subsidiary
   bank                                                       (309)      (332)       (67)
                                                           -----------------------------
      Net cash used in investing activities                   (309)      (332)       (67)
                                                           -----------------------------

Cash flows from financing activities:
  Dividends paid on common stock                              (998)      (688)
  Dividends paid on preferred stock                                                 (304)
  Issuance of common stock in connection with exercise of
   stock options                                                                     101
  Purchase of treasury stock                                  (695)      (889)
  Payments made on long-term debt                              (64)       (86)       (86)
                                                           -----------------------------
      Net cash used in financing activities                 (1,757)    (1,663)      (289)
                                                           -----------------------------
      Net increase (decrease) in cash                            0          0          0
Cash at beginning of year                                        0          0          0
                                                           -----------------------------
Cash at end of year                                        $     0    $     0    $     0
                                                           =============================

      The Parent Company's Statements of Stockholders' Equity are identical to the Consolidated Statements of Stockholders' Equity and therefore, are not reprinted here.
      The Company has no material contingencies, commitments or long-term obligations other than those disclosed elsewhere in the accompanying Notes to Consolidated Financial Statements.

                  SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

      The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994.


                                                                                                 1995
                                                                                  ----------------------------------
                                                                                  FOURTH   THIRD    SECOND   FIRST
                                                                                  QUARTER  QUARTER  QUARTER  QUARTER
                                                                                  -------  -------  -------  -------
                                                                                  ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest and dividend income
  Loans                                                                           $4,622   $4,622   $4,668   $4,415
  Securities available for sale                                                    1,260    1,146    1,128    1,153
  Securities held to maturity                                                                 124      199      210
  Interest bearing deposits in Federal Home Loan Bank of Boston                      455      334       23        2
  Federal Home Loan Bank of Boston stock                                              53       54       57       57
                                                                                  ---------------------------------
      Total interest and dividend income                                           6,390    6,280    6,075    5,837
                                                                                  ---------------------------------

Interest expense
  Deposits                                                                         2,700    2,597    2,367    1,814
  Other borrowed funds                                                               284      322      300      589
                                                                                  ---------------------------------
      Total interest expense                                                       2,984    2,919    2,667    2,403
                                                                                  ---------------------------------
      Net interest and dividend income                                             3,406    3,361    3,408    3,434

Provision for possible loan losses                                                   285      225      175       50
                                                                                  ---------------------------------

      Net interest and dividend income after provision for possible loan losses    3,121    3,136    3,233    3,384

Noninterest income                                                                   632      616      743      524
Noninterest expense                                                                2,445    2,430    2,620    2,586
                                                                                  ---------------------------------

  Earnings before income taxes                                                     1,308    1,322    1,356    1,322
Income taxes                                                                         438      458      498      479
                                                                                  ---------------------------------

      NET EARNINGS                                                                $  870   $  864   $  858   $  843
                                                                                  =================================

Net earnings per common share--primary                                            $ 0.40   $ 0.40   $ 0.39   $ 0.39
Net earnings per common share--fully diluted <F1>                                 $ 0.40   $ 0.40   $ 0.39   $ 0.39

Annualized Returns
  Return on average assets                                                         1.00%    1.02%    1.08%    1.10%
  Return on average stockholders' equity                                          11.60%   11.91%   12.44%   13.09%

- -------------------
(F1) Earnings per common share is calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of earnings per common share for the quarters may not equal total earnings per share for the year.


                                                                                                 1994
                                                                                  ----------------------------------
                                                                                  FOURTH   THIRD    SECOND   FIRST
                                                                                  QUARTER  QUARTER  QUARTER  QUARTER
                                                                                  -------  -------  -------  -------
                                                                                  ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and dividend income
  Loans                                                                           $4,171   $4,025   $3,779   $3,612
  Trading securities                                                                  60       67      102      166
  Securities available for sale                                                    1,116      916      589      294
  Securities held to maturity                                                        205      241      333      335
  Interest bearing deposits in Federal Home Loan Bank of Boston                       10                47       92
  Federal Home Loan Bank of Boston stock                                              68       69       26       21
                                                                                  ---------------------------------
      Total interest and dividend income                                           5,630    5,318    4,876    4,520
                                                                                  ---------------------------------

Interest expense
  Deposits                                                                         1,610    1,591    1,559    1,587
  Other borrowed funds                                                               522      448      284      103
                                                                                  ---------------------------------
      Total interest expense                                                       2,132    2,039    1,843    1,690
                                                                                  ---------------------------------
      Net interest and dividend income                                             3,498    3,279    3,033    2,830
Provision for possible loan losses                                                   600
                                                                                  ---------------------------------
      Net interest and dividend income after provision for possible loan losses    2,898    3,279    3,033    2,830
Noninterest income                                                                   652      527      508      510
Noninterest expense                                                                2,716    2,548    2,479    2,419
                                                                                  ---------------------------------
  Earnings before income taxes                                                       834    1,258    1,062      921
Income taxes                                                                         170      453      334      295
                                                                                  ---------------------------------

      NET EARNINGS                                                                $  664   $  805   $  728   $  626
                                                                                  =================================

Net earnings per common share--primary<F1>                                        $ 0.30   $ 0.36   $ 0.32   $ 0.28

Net earnings per common share--fully diluted                                      $ 0.30   $ 0.36   $ 0.32   $ 0.28

Annualized Returns
  Return on average assets                                                         0.84%    1.01%    0.95%    0.85%
  Return on average stockholders' equity                                           9.84%   12.09%   11.14%    9.85%

- -------------------
(F1) Earnings per common share is calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of earnings per common share for the quarters may not equal total earnings per share for the year.