Form 10KSB, Exhibit 13
period 1996-12-31
GRANITE STATE BANKSHARES INC
filed 1997-03-27
CIK 792360

EXHIBIT 13

MANAGMENT'S DISCUSSION AND ANALYSIS

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

      The subsidiary bank has been and continues to be a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and underwriting loans secured by residential and commercial real estate and other loans. The subsidiary bank also originates fixed rate residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has nine full service offices and an additional thirteen remote automatic teller locations. The subsidiary bank is a full service community bank with a diversified lending operation that services Cheshire, Hillsborough, Strafford and Rockingham counties, New Hampshire.

      The subsidiary bank's deposits are primarily insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"), with the remaining portion of the subsidiary bank's deposits (approximately $35.6 million or 11.71% of total deposits at December 31, 1996) being OAKAR deposits, which are deposits purchased from institutions previously insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. These deposits are still insured by the SAIF. As a result of the foregoing, the subsidiary bank is subject to regulation by the FDIC. The Company, as a bank holding company, is subject to regulation by the Federal Reserve Board ("FRB").

      Financial institutions in general, including the Company, are significantly affected by economic conditions, competition and the monetary and fiscal policies of the Federal government. Lending activities are influenced by the demand for and supply of housing and local economic activity, competition among lenders, the interest rate conditions and funds availability. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preference and the levels of personal income and savings in the subsidiary bank's primary market area.

FINANCIAL CONDITION

      Consolidated assets at December 31, 1996 were $370.4 million, up $24.0 million or 6.93% from $346.4 million at December 31, 1995.

      Interest bearing deposits in the Federal Home Loan Bank of Boston ("FHLBB") were $18.0 million at December 31, 1996 and $24.2 million at December 31, 1995. The decrease of $6.2 million or 25.77% was invested into higher yielding 3 to 5 year fixed income securities.

      The Company follows Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, the Company classifies its investments in debt and equity securities as securities held to maturity, securities available for sale or trading securities. At December 31, 1996, securities held to maturity were $9.5 million compared to $0 at December 31, 1995. Securities available for sale were $99.4 million at December 31, 1996 and $95.0 million at December 31, 1995. The total of securities held to maturity and securities available for sale increased $13.9 million or 14.64% and was the result of investing the decrease of $6.2 million in interest bearing deposits in the FHLBB into higher yielding 3 to 5 year fixed income securities, as well as investing the portion of the funds received from increases in interest bearing liabilities that were not needed to fund loan growth. There were no securities classified as trading securities at December 31, 1996 and December 31, 1995.

      At December 31, 1996 the net unrealized gains on securities available for sale, net of related tax effects were $2.0 million, compared to $1.6 million at December 31, 1995. These net unrealized gains are shown as a separate component of stockholders' equity.

      At December 31, 1996, the weighted average life of the Company's investments in debt securities is approximately 27 months compared to 17 months at December 31, 1995; however, actual maturities may differ from contractual maturities because certain issuers have the right to call obligations without call penalties.

      The subsidiary bank originates fixed rate residential loans for sale in the secondary mortgage market. Mortgage loans held for sale at December 31, 1996 and 1995 were $1.0 million and $2.0 million, respectively. Loans originated for sale in the secondary mortgage market during 1996 and 1995 were $27.2 million and $29.2 million, respectively. Loans sold in the secondary mortgage market were $28.2 million and $27.9 million, respectively. The Company began writing fifteen year fixed rate loans for portfolio effective July 1, 1996. Such loans had previously been sold in the secondary mortgage market. The Company continues to write thirty year fixed rate loans for sale in the secondary mortgage market. At December 31, 1996 and 1995 the Company serviced loans for others totaling $174.0 million and $173.0 million, respectively.

      Loans outstanding before deductions for unearned income and the allowance for possible loan losses increased $15.9 million or 8.39% to $206.3 million at December 31, 1996 from $190.4 million at December 31, 1995. Residential real estate loans and commercial real estate loans were the areas where the increases occurred. Residential real estate loans increased $11.0 million or 9.84% to $122.6 million at December 31, 1996 from $111.6 million at December 31, 1995 and commercial real estate loans increased $5.7 million or 10.94% to $58.3 million at December 31, 1996 from $52.6 million at December 31, 1995. The increase in the residential real estate loans occurred throughout 1996 as the low interest rate environment during the latter part of 1995 continued into 1996 and encouraged borrowers to refinance loans. New home purchases were also stronger in 1996 than during 1995. Additionally, beginning on July 1, 1996, the Company began writing fifteen year fixed rate loans for portfolio, which before that date were being sold into the secondary mortgage market. The increase in commercial real estate loans was a result of stronger loan demand in the latter part of 1996 as competitive loan rates became lower encouraging borrowers to refinance their loans. Total loan originations during 1996 and 1995, were $86.8 million and $62.6 million, respectively. Loan originations for portfolio, excluding loans originated for sale in the secondary mortgage market during 1996 and 1995 were $59.6 million and $33.4 million, respectively. Loan repayments for 1996 and 1995, were $41.6 million and $33.9 million, respectively. Loans charged off, net during 1996 and 1995 were $678 thousand and $1.3 million, respectively. Loans transferred to other real estate owned during 1996 and 1995 amounted to $1.4 million and $1.8 million, respectively.

      At December 31, 1996 and 1995 the Company's loan portfolio consisted of the following:

                                                          December 31,
                                                     ----------------------
                                                       1996         1995
                                                     ---------    ---------
                                                         (In Thousands)

Commercial, financial and agricultural............   $   9,849    $  10,696
Real estate--residential..........................     122,561      111,578
Real estate--commercial...........................      58,302       52,555
Real estate--construction and land development....       3,030        2,676
Installment.......................................       4,488        4,438
Other.............................................       8,109        8,426
                                                     ----------------------
      Total loans.................................     206,339      190,369
Less:
  Unearned income.................................      (1,860)      (2,356)
  Allowance for possible loan losses..............      (3,676)      (3,704)
                                                     ----------------------
      Net loans...................................   $ 200,803    $ 184,309
                                                     ======================

      The Company's nonperforming assets decreased $955 thousand or 21.27% from $4.5 million at December 31, 1995 to $3.5 million at December 31, 1996. The New Hampshire economy and the real estate market in the Company's market areas have stabilized and improved over the last 3 to 4 years and at December 31, 1996 the Company's nonperforming assets have been reduced to 0.95% of total assets. However, any future deterioration in the economy or real estate market in the Company's market areas may adversely impact the quality of the Company's assets in future periods, as well as its results of operations.

      The following table sets forth the Company's nonperforming loans and other real estate owned at the dates indicated. The Company generally does not accrue interest on any loans that are 90 days or more past due, unless the loan is well secured and in the process of collection. At the dates indicated, all loans delinquent 90 days or more were on nonaccrual status and therefore considered nonperforming, with the exception of $93 thousand of loans at December 31, 1996 and $21 thousand of loans at December 31, 1994, all of which were in the process of collection at those dates.

                                                           December 31,
                                                  ------------------------------
                                                    1996       1995       1994
                                                  --------   --------   --------
                                                         ($ In Thousands)

Nonperforming loans:
  Residential real estate                         $ 1,582    $ 1,341    $ 1,495
  Commercial real estate                              386        332        646
  Construction and land development real estate                   88         54
  Commercial, financial and agricultural               50         35         81
  Consumer and other                                    4          2          8
                                                  -----------------------------
      Total nonperforming loans                     2,022      1,798      2,284
      Total other real estate owned                 1,512      2,691      3,009
                                                  -----------------------------
      Total nonperforming assets                  $ 3,534    $ 4,489    $ 5,293
                                                  =============================

Ratios:
     Total nonperforming loans to total loans        0.98%      0.94%      1.17%
                                                  =============================

     Total nonperforming assets to total assets      0.95%      1.30%      1.70%
                                                  =============================

      The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," on January 1, 1995. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. In October 1994, SFAS No. 114 was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," which allows creditors to use their existing methods for recognizing interest income on impaired loans. Because the Company already recognized such reductions of value on impaired loans through its provision for possible loan losses, the adoption of SFAS No. 114, as amended by SFAS No. 118, did not have a material impact on its financial condition or results of operations. The balance of impaired loans was $805 thousand and $1.0 million, respectively, at December 31, 1996 and 1995. The Company has identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreements. The allowance for possible loan losses associated with impaired loans allocated from and part of the general allowance for possible loan losses, upon the adoption of SFAS No. 114, on January 1, 1995 was $864 thousand. During 1996 and 1995, provisions to the allowance for impaired loans amounted to $377 thousand and $553 thousand, respectively, and impaired loans charged off amounted to $578 thousand and $1.1 million, respectively. The allowance for possible loan losses associated with impaired loans at December 31, 1996 and 1995 was $166 thousand and $367 thousand, respectively. At December 31, 1996 and 1995, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans was $634 thousand and $1.5 million, respectively, in 1996 and 1995 and the income recognized on impaired loans during 1996 and 1995 was $4 thousand and $19 thousand, respectively. Total cash collected on impaired loans during 1996 and 1995 was $770 thousand and $103 thousand, respectively, of which $766 thousand and $84 thousand, respectively, was credited to the principal balance outstanding on such loans. Interest which would have been accrued on impaired loans during 1996 and 1995, had they performed in accordance with the terms of their contracts, was $61 thousand and $166 thousand, respectively. The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.

      Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Real estate acquired in settlement of loans are recorded at the lower of the carrying value of the loan or the fair value of the property received less an allowance for estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Provisions to reduce the carrying value to net realizable value are charged to current period earnings as realized and reflected as an additional valuation allowance. Operating expenses and gains and losses upon disposition are reflected in earnings as realized. Other real estate owned amounted to $1.5 million and $2.7 million at December 31, 1996 and 1995, respectively. See note H of Notes to Consolidated Financial Statements for further information on other real estate owned.

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

      Management's evaluation of the allowance is based on a continuing review of the loan portfolio, which encompasses many factors, including identification and review of individual problem situations that may affect the borrower's ability to repay; review of overall portfolio quality through an analysis of current charge off, delinquency, and nonperforming loan data; review of regulatory authority examinations and evaluations of loans; an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio.

      At December 31, 1996, 1995 and 1994, the allowance for possible loan losses was $3.7 million, $3.7 million and $4.2 million, respectively, and the ratio of the allowance to total loans outstanding was 1.78%, 1.95% and 2.17%, respectively. At December 31, 1996, 1995 and 1994, the allowance for possible loan losses represented 181.8%, 206.0% and 185.2%, respectively, of nonperforming loans.

      Management is continuing to carefully monitor the allowance for possible loan losses in light of existing nonperforming loans, impaired loans and the trend in the New England real estate market and local economy. While management believes that the allowance for possible loan losses at December 31, 1996 is adequate based on its current review and estimate, further provisions to the allowance may be necessary if the market in which the Company operates deteriorates. Additionally, regulatory agencies review the Company's allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.

      Deposits increased $17.1 million or 5.93% to $304.2 million at December 31, 1996 from $287.1 million at December 31, 1995. The increase resulted primarily from the opening of a new branch office in downtown Portsmouth, New Hampshire and the continued success of new deposit account products introduced in 1995. Interest bearing deposits increased $17.2 million and noninterest bearing deposits decreased $118 thousand. Of the $17.2 million increase in interest bearing deposits, NOW and Super NOW accounts increased $18.3 million and time certificates increased $10.2 million, while savings accounts decreased $5.7 million and money market deposit accounts decreased $5.6 million. Much of the decrease in savings and money market deposit accounts related to transfers into a NOW account product which the subsidiary bank introduced in 1995, or into our higher yielding time certificates. Time certificates with minimum balances of $100 thousand increased $291 thousand, from $12.0 million at December 31, 1995 to $12.3 million at December 31, 1996. The Company does not use brokers to solicit deposits.

      Securities sold under agreements to repurchase increased $5.3 million or 20.41% to $31.5 million at December 31, 1996 from $26.2 million at December 31, 1995.

      The increase in deposits and securities sold under agreements to repurchase were used to fund loan growth and increases in securities available for sale and held to maturity.

      Stockholders' equity was $31.3 million at December 31, 1996, an increase of $1.5 million from $29.8 million at December 31, 1995. Book value per share was $15.81 at December 31, 1996, up $1.18 or 8.07% from $14.63 at December 31, 1995. See "Capital Resources and Liquidity" for further information on stockholders' equity.

Asset/Liability Management and
 Interest Rate Sensitivity

      The Company attempts to manage its liquidity, capital and interest rate risk position so as to minimize its exposure to interest rate risk. At December 31, 1996, the Company had interest rate sensitive assets which repriced or matured within one year of $186.1 million and interest rate sensitive liabilities which repriced or matured within one year of $274.5 million. At December 31, 1995, interest rate sensitive assets which repriced or matured within one year were $235.3 million and interest rate sensitive liabilities which repriced or matured within one year were $260.2 million.

      The Company actively manages its interest rate sensitivity position. The objectives of interest rate risk management are to control the exposure of net interest income to risks associated with interest rate movements and to achieve a stable and rising flow of net interest income. The Asset/Liability Management Committee, using policies approved by the Board of Directors, is responsible for managing the Company's rate sensitivity position. GAP measurement attempts to analyze any mismatches in the timing of interest rate repricing between assets and liabilities. It identifies those balance sheet sensitivity areas which are vulnerable to unfavorable interest rate movements. As a tool of asset/liability management, the GAP position is compared with potential changes in interest rate levels in an attempt to measure the favorable and unfavorable effect such changes would have on net interest income. For example, when the GAP is positive, (i.e., assets reprice faster than liabilities) a rise in interest rates will increase net interest income, and conversely, if the GAP is negative, a rise in rates will decrease net interest income. The accuracy of this measure is limited by unpredictable loan prepayments, lags in the interest rate indices used for repricing variable rate loans and lags in the interest rate changes made by the subsidiary bank on its deposit products.

      The Company's principal measure of interest rate risk is GAP analysis. The Company's requirements for an acceptable GAP in its asset/liability management policy are within a range of positive 10% to negative 25% at a one year interval. As shown in the following table, the Company's one year cumulative GAP was negative 23.85% of total assets at December 31, 1996, which is within the requirements of the asset/liability management policy. The Company's one year cumulative GAP at December 31, 1995 was negative 7.18% of total assets. The change is primarily due to increases in securities and loans that reprice after one year of $71.6 million, partially offset by an increase in interest bearing liabilities that reprice after one year of $8.2 million. Assets and liabilities shown in the table are considered to reprice at the earlier of maturity or the next contractual repricing date. Nonperforming loans totaling $2.0 million have been excluded from this analysis. Regular savings, NOW and Super NOW and money market deposit accounts, totaling $156.8 million, are subject to immediate withdrawal and repricing, and are therefore included in the 0--6 month time period; however, this withdrawal and repricing assumption is not likely to occur.


                   INTEREST RATE SENSITIVITY GAP ANALYSIS
                            at December 31, 1996

                                                                    Sensitivity Period
                                          --------------------------------------------------------------------------
                                              0--6       6 Months--     1--3         3--5        Over
                                             Months        1 Year       Years        Years      5 Years      Total
                                          ------------   ----------   ----------   ---------   ---------   ---------
                                                                     ($ In Thousands)

Interest Earning Assets:
  Loans and loans held for sale           $   38,273     $ 113,845    $  40,998    $  4,444    $  7,782   $ 205,342
  Interest bearing deposits in FHLBB          17,993                                                         17,993
  Securities, including stock in FHLBB        16,036                     58,944      18,379      18,779     112,138
                                          -------------------------------------------------------------------------
      Total                               $   72,302     $ 113,845    $  99,942    $ 22,823    $ 26,561   $ 335,473
                                          =========================================================================

Interest Bearing Liabilities:
  Deposits                                $  221,415     $  21,496    $  26,996    $  2,434    $      9   $ 272,350
  Securities sold under agreements to
   repurchase and other borrowings            31,555            20           88          99         464      32,226
                                          -------------------------------------------------------------------------
    Total                                 $  252,970     $  21,516    $  27,084    $  2,533    $    473   $ 304,576
                                          =========================================================================

Period Sensitivity Gap                    $ (180,668)    $  92,329    $  72,858    $ 20,290    $ 26,088   $  30,897
Cumulative Sensitivity Gap                $ (180,668)    $ (88,339)   $ (15,481)   $  4,809    $ 30,897   $  30,897
Cumulative Sensitivity Gap as a
 Percent of Total Assets                      (48.77)%      (23.85)%      (4.18)%      1.30%       8.34%       8.34%


RESULTS OF OPERATIONS

General

      The operating results of the Company depend primarily on the net interest and dividend income of its subsidiary bank, which is the difference between interest and dividend income on interest earning assets, primarily loans and securities, and interest expense on interest bearing liabilities, primarily deposits and securities sold under agreements to repurchase and other borrowings. The Company's operating results are also affected by the level of its provision for possible loan losses, noninterest income, including net gains on sales of securities available for sale and loans, fee and service charge income, and its noninterest expenses.

Comparison of Operating Results for the Years
 Ended December 31, 1996 and 1995

Net Earnings

      Operations in 1996 resulted in net earnings of $3.8 million, an increase of $345 thousand or 10.04% over net earnings of $3.4 million for 1995. Earnings per common share were $1.79 in 1996 ($1.78 fully diluted), an increase of 13.29% over $1.58 in 1995 ($1.57 fully diluted).

      Earnings before income taxes were $5.7 million in 1996, an increase of $417 thousand or 7.86% over earnings before income taxes of $5.3 million in 1995. Earnings increases in 1996 compared to 1995, related primarily to increases in net interest and dividend income, net gains on sales of securities available for sale and loans and a decrease in the provision for possible loan losses, partially offset by an increase in noninterest expense.

Net Interest and Dividend Income

      Net interest and dividend income was $13.7 million and $13.6 million in 1996 and 1995, respectively. The increase of $99 thousand in 1996 compared to 1995 relates to an increase of $19.6 million or 6.57% in average interest earning assets to $317.9 million in 1996 from $298.3 million in 1995, offset by a decrease in the interest rate spread from
4.16 % in 1995 to 3.95% in 1996.

      Interest income on loans decreased $254 thousand from $18.3 million in 1995 to $18.0 million in 1996. The decrease in 1996 was primarily the result of a decrease in the average yield earned from 9.56% in 1995 to 9.37% in 1996, partially offset by an increase in average balances of $1.2 million to $192.9 million in 1996 from $191.7 million in 1995. The decrease in yields in 1996 compared to 1995 reflects the lower interest rate environment for loans during 1996 compared to 1995. Relatively stable interest rates and competition for loans among financial institutions in the Company's market areas contributed to the lower interest rate environment during 1996. Management expects that the competition for loans will continue, which could reduce average yields realized on loans, thereby reducing the interest rate spread in future periods. The increase in average balances in the loan portfolio in 1996 compared to 1995, although relatively insignificant at less than 1% for the year, reflects relatively weak loan demand in the first half of the year, where average balances in fact decreased, and stronger loan demand in the last half of the year. Residential real estate loan demand was strong throughout most of 1996; however, commercial real estate loan demand was strong only during the latter part of the year. Additionally, beginning in July of 1996 the Company began retaining for its portfolio, fifteen year fixed rate residential real estate loans which prior to that time were being sold in the secondary mortgage market.

      Interest and dividend income on securities, including stock in FHLBB increased $1.3 million or 23.32% to $6.7 million in 1996 from $5.4 million in 1995. The increase in 1996 compared to 1995, was primarily the result of an increase in the average yield earned to 6.11% in 1996 from 5.90% in 1995, coupled with an increase in average balances of $17.6 million or 19.12% to $109.8 million in 1996 from $92.2 million in 1995. The increase in yield relates primarily to the reinvestment of amounts from maturing 2 to 3 year U.S. Treasury obligations as well as the investment of new funds into higher yielding 3 to 5 year U.S. government agency obligations. This had the impact of changing the mix of the Company's investment in debt securities from approximately 69% in U.S. Treasury obligations at December 31, 1995 to approximately 66% in U.S. government agency obligations at December 31, 1996. Additionally, the weighted average life of the Company's debt securities portfolio, although remaining relatively short at 27 months at December 31, 1996, was longer than the weighted average life of 17 months at December 31, 1995.

      Interest income on interest bearing deposits with the FHLBB, decreased $47 thousand or 5.77% from $814 thousand in 1995 to $767 thousand in 1996. The decrease in 1996 compared to 1995, is primarily related to a decrease in average yield earned from 5.64% in 1995 to 5.05% in 1996, partially offset by a slight increase in average balances of $775 thousand or 5.37% to $15.2 million in 1996 from $14.4 million in 1995. The lower yield in 1996 compared to 1995, reflects the generally lower interest rate environment for short term overnight investments in 1996 compared to 1995.

      Interest expense on deposits increased $1.1 million or 12.22% to $10.6 million in 1996 from $9.5 million in 1995. The increase in 1996 compared to 1995, is the result of an increase of $22.4 million or 9.24% in the average balances of interest bearing deposits to $264.3 million in 1996 from $241.9 million in 1995, coupled with an increase in the cost of those deposits to 4.02% in 1996 from 3.92% in 1995. The opening of a new branch office in April 1996, the continued success of new deposit account products introduced in 1995 and the continuation of higher rates of interest offered on certain deposit products in 1996 resulted in the higher average balances in deposits and the higher cost of those deposits in 1996 compared to 1995.

      Interest expense on securities sold under agreements to repurchase and other borrowings decreased $289 thousand or 19.33% from $1.5 million in 1995 to $1.2 million in 1996. The decrease in 1996 compared to 1995, was primarily the result of a decrease in average balances of $1.8 million or 6.40% to $25.5 million in 1996 from $27.3 in 1995, coupled with a decrease in the cost of those borrowings to 4.73% in 1996 from 5.48% in 1995. The lower cost of borrowings related primarily to the lower interest rate environment for short term securities sold under agreements to repurchase that was prevalent during 1996, as well as the repayment of all short-term borrowings with the FHLBB in 1995, which were at a higher rate of interest than securities sold under agreements to repurchase. The decrease in the average balances related primarily to repayments of short-term borrowings with the FHLBB in 1995 which were not outstanding in 1996, partially offset by an increase in the average balances of securities sold under agreements to repurchase of $3.6 million to $24.7 million in 1996 from $21.1 million in 1995. This increase was the result of local municipalities making greater use of these products when investing their excess funds.

Average Balance Sheets and Net Interest
 and Dividend Income

      The following table presents, for the periods indicated, average balances, the total dollar amount of interest and dividend income from interest earning assets and their resultant yields, as well as the interest expense on interest bearing liabilities, and their resultant costs:

                                                                        Year Ended December 31,
                                       ------------------------------------------------------------------------------------------
                                                  1996                           1995                           1994
                                       ----------------------------   ----------------------------   ----------------------------
                                       Average               Yield/   Average               Yield/   Average               Yield/
                                       Balance    Interest   Cost     Balance    Interest   Cost     Balance    Interest   Cost
                                       --------   --------   ------   --------   --------   ------   --------   --------   ------
                                              ($ In Thousands)
Assets
  Interest earning assets
    Loans and loans held for sale <F1> $192,898   $18,073    9.37%    $191,696   $18,327    9.56%    $189,034   $15,587    8.25%
    Interest bearing deposits
     in FHLBB                            15,201       767    5.05       14,426       814    5.64        4,793       149    3.11
    Securities, including stock
     in FHLBB <F2>                      109,797     6,710    6.11       92,171     5,441    5.90       89,729     4,608    5.14
                                       --------   -------             --------   -------             --------   -------
      Total interest earning assets     317,896    25,550    8.04      298,293    24,582    8.24      283,556    20,344    7.17
                                                  -------                        -------                        -------
    Non-interest earning assets          37,954                         32,646                         30,164
    Allowance for possible loan
     losses                              (3,751)                        (3,830)                        (3,702)
                                       --------                       --------                       --------
      Total assets                     $352,099                       $327,109                       $310,018
                                       ========                       ========                       ========

Liabilities and Stockholders' Equity
  Interest bearing liabilities
    Savings deposits                   $156,621     4,690    2.99     $142,695      4,139   2.90     $149,333     3,412    2.28
    Time deposits                       107,689     5,946    5.52       99,248      5,339   5.38       76,967     2,935    3.81
                                       --------   -------             --------   --------            --------   -------
      Total interest bearing deposits   264,310    10,636    4.02      241,943      9,478   3.92      226,300     6,347    2.80
    Securities sold under agreements
     to repurchase and other
     borrowings                          25,523     1,206    4.73       27,269      1,495   5.48       29,086     1,357    4.67
                                       --------   -------             --------   --------            --------   -------
      Total interest bearing
       liabilities                      289,833    11,842    4.09      269,212     10,973   4.08      255,386     7,704    3.02
                                                  -------                         -------                       -------
  Non-interest bearing liabilities
    Demand deposits                      29,766                         27,685                         27,027
    Other liabilities                     2,164                          2,118                          1,302
                                       --------                       --------                       --------
      Total non-interest bearing
       liabilities                       31,930                         29,803                         28,329
  Stockholders' equity                   30,336                         28,094                         26,303
                                       --------                       --------                       --------
      Total liabilities and
       stockholders' equity            $352,099                       $327,109                       $310,018
                                       ========                       ========                       ========
  Net interest and dividend income/
   interest rate spread                           $13,708    3.95%                $13,609   4.16%               $12,640    4.15%
                                                  =======    =====                =======   =====               =======    =====

  Net earning balance/net yield on
   interest earning assets             $ 28,063              4.31%    $ 29,081              4.56%    $ 28,170              4.46%
                                       ========              =====    ========              =====    ========              =====
--------------------

<F1>  Loans on nonaccrual status are included in the average balances for all periods presented.

<F2>  The yield on securities, including stock in FHLBB is calculated using interest income divided by the average balance of the amortized historical cost.


Rate Volume Analysis

      The following table presents the dollar amount of changes in interest and dividend income and interest expense for each major component of interest earning assets and interest bearing liabilities, and the amount of change attributable to changes in average balances (volume), average rates, and average balances and rates for the periods indicated.


                                                             Year Ended December 31, 1996 vs. 1995
                                                                   Increase (Decrease) Due To
                                                         ---------------------------------------------
                                                         Volume      Rate      Rate/Volume     Total
                                                         -------   ---------   -----------   ---------
                                                                        (In Thousands)

Interest income on loans                                 $   115   $   (364)     $   (5)     $   (254)
Interest income on interest bearing deposits in FHLBB         44        (85)         (6)          (47)
Interest and dividend income on securities and stock
 in FHLBB                                                  1,040        194          35         1,269
                                                         --------------------------------------------
      Total interest and dividend income                   1,199       (255)         24           968
                                                         --------------------------------------------
Interest expense on deposits                                 877        242          39         1,158
Interest expense on securities sold under agreements
 to repurchase and other borrowings                          (96)      (205)         12          (289)
                                                         --------------------------------------------
      Total interest expense                                 781         37          51           869
                                                         --------------------------------------------
      Net interest and dividend income                   $   418   $   (292)     $  (27)     $     99
                                                         ============================================

                                                             Year Ended December 31, 1995 vs. 1994
                                                                   Increase (Decrease) Due To
                                                         ---------------------------------------------
                                                         Volume      Rate      Rate/Volume     Total
                                                         -------   ---------   -----------   ---------
                                                                        (In Thousands)

Interest income on loans                                 $   220   $  2,476      $   44      $  2,740
Interest income on interest bearing deposits in FHLBB        300        121         244           665
Interest and dividend income on securities and stock
 in FHLBB                                                    126        682          25           833
                                                         --------------------------------------------
      Total interest and dividend income                     646      3,279         313         4,238
                                                         --------------------------------------------
Interest expense on deposits                                 438      2,535         158         3,131
Interest expense on securities sold under agreements
 to repurchase and other borrowings                          (85)       236         (13)          138
                                                         --------------------------------------------
      Total interest expense                                 353      2,771         145         3,269
                                                         --------------------------------------------
      Net interest and dividend income                   $   293   $    508      $  168      $    969
                                                         ============================================

Provision for Possible Loan Losses

      The provision for possible loan losses was $650 thousand in 1996, representing an $85 thousand or 11.56% decrease from the provision of $735 thousand in 1995. The decrease in the provision resulted primarily from the decrease in net loans charged off in 1996 compared to 1995, as well as management's overall evaluation of the loan portfolio and the adequacy of the level of the allowance for possible loan losses in relation to total loans and nonperforming loans. Loans charged off in 1996 were $1.2 million compared to $1.4 million in 1995. Recoveries of loans previously charged off were $515 thousand in 1996 compared to $144 thousand in 1995. Net loans charged off were $678 thousand in 1996 compared to $1.3 million in 1995.

Noninterest Income

      Noninterest income was $3.2 million in 1996, an increase of $666 thousand or 26.48% from $2.5 million in 1995.

      The increase in 1996 over 1995, was primarily attributable to an increase in net gains on sales of securities available for sale of $361 thousand and an increase in net gains on sales of loans of $238 thousand. Net gains on sales of loans increased primarily as a result of the Company's adoption of SFAS No. 122, Accounting for Mortgage Servicing Rights, which increased net gains on sales of loans by $257 thousand.

Noninterest Expense

      Noninterest expense was $10.5 million in 1996, an increase of $433 thousand or 4.30% over $10.1 million in 1995.

      Salaries and benefits expense increased $398 thousand or 7.89% to $5.4 million in 1996 from $5.0 million in 1995. The increase in 1996 was attributable to increases in salary and compensation expense of $495 thousand and decreases in benefit expenses of $97 thousand. The increase in salary and compensation expense was the result of normal salary increases of approximately 4.43%, or $180 thousand, $220 thousand in compensation for the reimbursement of personal income taxes to certain officers upon their exercise of non-statutory stock options during 1996 and other salary increases of $95 thousand relating primarily to higher salaries associated with loan origination and one additional full time equivalent employee during the year. The after tax impact of the expense associated with the reimbursement of taxes upon the exercise by certain officers of non-statutory stock options was offset by an income tax benefit to the Company upon the exercise of these options, which benefit was credited to additional paid-in capital and which is reflected in the Consolidated Statement of Stockholders' Equity. The decrease in benefits expense of $97 thousand relates to a decrease in health insurance costs of $228 thousand because of better health experience of employees within the Company's self insured health insurance plan, partially offset by increases in payroll taxes, retirement and other benefits.

      Occupancy and equipment expense increased $259 thousand or 14.99% to $2.0 million in 1996 from $1.7 million in 1995. The increase was primarily attributable to increases in depreciation expense of $96 thousand, maintenance contracts of $76 thousand and software development expenses of $30 thousand. These increases were the result of new equipment associated with the Company upgrading its data processing systems during the third quarter of 1995 and making further enhancements to those systems during 1996.

      Expenses associated with other real estate owned decreased $161 thousand or 41.49% to $227 thousand in 1996 from $388 thousand in 1995. The decrease was primarily the result of a decrease in net foreclosure and holding costs of $72 thousand, to $275 thousand in 1996 compared to $347 thousand in 1995, as a result of lower levels of other real estate owned in the Company's portfolio in 1996 compared to 1995 and a decrease in provisions for loss subsequent to foreclosure of $102 thousand, to $101 thousand in 1996 from $203 thousand in 1995.

      Other noninterest expense decreased $63 thousand in 1996 compared to 1995, staying constant at $2.9 million each year. Components with significant changes in other noninterest expense were advertising, FDIC deposit insurance premiums and a special assessment by the FDIC to recapitalize the SAIF on the Company's SAIF-assessable OAKAR deposits. Advertising expense decreased $112 thousand to $220 thousand in 1996 from $332 thousand in 1995, as the amount expended to advertise new deposit products in 1995 was reduced in 1996. FDIC deposit insurance premiums decreased $210 thousand to $73 thousand in 1996 from $283 thousand in 1995. The decrease is the result of the FDIC further decreasing BIF deposit insurance premiums in 1996 compared to 1995 as a result of the BIF being fully recapitalized in 1995. Further significant decreases in FDIC deposit insurance premiums are not expected. The special SAIF assessment on the Company's SAIF-assessable OAKAR deposits was $187 thousand in 1996 compared to $0 in 1995, as a result of the FDIC making this special assessment for the purpose of recapitalizing the SAIF as a result of legislation signed by the President on September 30, 1996. Such an assessment is not expected in 1997.

Income Taxes

      Income tax expense increased $72 thousand or 3.84%, but remained relatively constant at $1.9 million in 1996 and 1995 and represented effective tax rates of 34.0% and 35.3%, respectively, of pretax income.

Comparison of Operating Results for the Years
 Ended December 31, 1995 and 1994

Net Earnings

      Operations in 1995 resulted in net earnings of $3.4 million, an increase of $612 thousand or 21.68% over net earnings of $2.8 million for 1994. Net earnings per common share were $1.58 ($1.57 fully diluted) in 1995, an increase of 24.41% over $1.27 ($1.26 fully diluted) in 1994.

      Earnings before income taxes were $5.3 million in 1995, an increase of $1.2 million or 30.26% over $4.1 million in 1994. Earnings increases in 1995 compared to 1994 related primarily to an increase in net interest and dividend income, increases in net gains on securities transactions and sales of loans and a slight decrease in noninterest expense, partially offset by an increase in the provision for possible loan losses.

Net Interest and Dividend Income

      Net interest and dividend income was $13.6 million and $12.6 million in 1995 and 1994, respectively. The increase in 1995 of $969 thousand or 7.67% over 1994, relates primarily to an increase in the net yield on interest earning assets to 4.56 % in 1995 from 4.46% in 1994, coupled with an increase in average interest earning assets to $298.3 million in 1995 from $283.6 million in 1994.

      The interest rate spread for the years ended December 31, 1995 and 1994, was 4.16% and 4.15%, respectively.

      Interest income on loans increased $2.7 million or 17.58% from $15.6 million in 1994 to $18.3 million in 1995. The increase in 1995 was primarily the result of an increase in the average yield earned to 9.56% in 1995 from 8.25% in 1994 and a slight increase in average balances to $191.7 million in 1995 from $189.0 million in 1994. The increase in yield reflects the upward trend in interest rates during the last three quarters of 1994 and through the first quarter of 1995 with interest rates stabilizing throughout most of the remainder of 1995 and trending downward slightly during the latter part of 1995. Therefore, adjustable rate loans, which comprise a majority of the Company's loan portfolio adjusted for the most part to higher rates in 1995. The slight increase in average balances in the loan portfolio in 1995 compared to 1994 reflects weak loan demand in the commercial and commercial real estate sectors of the market. Additionally, as interest rates trended lower in the latter part of 1995, many residential borrowers with adjustable rate loans refinanced into fixed rate loans which the Company sold into the secondary mortgage market, thereby reducing the Company's portfolio of residential real estate loans.

      Interest and dividend income on securities, including stock in FHLBB increased $833 thousand or 18.08% to $5.4 million in 1995 from $4.6 million in 1994. The increase in 1995 compared to 1994, was primarily the result of an increase in the average yield earned to 5.90% in 1995 from 5.14% in 1994 coupled with a slight increase in average balances to $92.2 million in 1995 from $89.7 million in 1994. The increase in yield reflects the upward trend in interest rates during the last three quarters of 1994 and the first quarter of 1995 with maturing securities reinvested and new investments in securities invested at higher interest rates during 1995 than during 1994.

      Interest income on interest bearing deposits with the FHLBB, increased $665 thousand to $814 thousand in 1995 from $149 thousand in 1994. The increase in 1995 compared to 1994, is primarily related to an increase in average balances to $14.4 million in 1995 compared to $4.8 million in 1994, coupled with an increase in average yield earned to 5.64% in 1995 from 3.11% in 1994. The increase in average balances was primarily attributable to the flattening and inversion of the interest rate yield curve during the latter part of 1995, making these investments more attractive than investments in 2 to 3 year fixed income securities from a yield standpoint. The increase in yields relates to the higher yields realized on these investments in 1995 as compared to lower rates in early 1994, which is when the Company was invested in these investments in 1994. During the latter part of 1994, as rates increased, these investments were transferred into investments in 2 to 3 year fixed income securities.

      Interest expense on deposits increased $3.2 million or 49.33% to $9.5 million in 1995 from $6.3 million in 1994. The increase in 1995 compared to 1994, is the result of an increase of $15.6 million in the average balances of interest bearing deposits to $241.9 million in 1995 from $226.3 million in 1994, coupled with an increase in the cost of those deposits to 3.92% in 1995 from 2.80% in 1994. New deposit account products, coupled with higher market rates of interest offered by the subsidiary bank in 1995, resulted in the higher average balances in deposits and the higher cost of deposits.

      Interest expense on securities sold under agreements to repurchase and other borrowings increased $138 thousand or 10.17% to $1.5 million in 1995 from $1.4 million in 1994. The increase in 1995 compared to 1994, was primarily the result of an increase in the cost of borrowings to 5.48% in 1995 from 4.67% in 1994, partially offset by a decrease in the average balances of borrowings to $27.3 million in 1995 from $29.1 million in 1994.

Provision for Possible Loan Losses

      The provision for possible loan losses was $735 thousand and $600 thousand, respectively, in 1995 and 1994. Total loans charged against the allowance were $1.4 million and $421 thousand, respectively, in 1995 and 1994. Recoveries of loans previously charged off were $144 thousand and $47 thousand, respectively, in 1995 and 1994. The increase in the provision of $135 thousand or 22.50% in 1995 compared to 1994, was primarily the result of the increased level of loan charge offs in 1995. The increase in charge offs in 1995 compared to 1994, was primarily the result of an increase in commercial, financial and agricultural loan charge offs of $757 thousand, an increase in residential real estate loan charge offs of $129 thousand and an increase in commercial real estate loan charge offs of $101 thousand.

Noninterest Income

      Noninterest income was $2.5 million and $2.2 million, respectively, in 1995 and 1994.

      The increase in 1995 of $318 thousand or 14.47% over 1994, was primarily attributable to an increase in net gains on sales of securities available for sale of $131 thousand and a decrease in net losses on trading securities of $141 thousand.

Noninterest Expense

      Noninterest expense was $10.1 million and $10.2 million in 1995 and 1994, respectively. The Company has closely monitored and continues its efforts to reduce noninterest expense.

      Salaries and benefits expense increased $329 thousand to $5.0 million in 1995 from $4.7 million in 1994. The increase in 1995 over 1994, was primarily attributable to salary increases of $130 thousand, as a result of average salary increases of 4.3% and an increase in health insurance costs of $180 thousand, associated with the Company's self insured health insurance plan.

      Occupancy and equipment expense decreased $104 thousand or 5.68% to $1.7 million in 1995 from $1.8 million in 1994. The decrease is primarily attributable to a decrease in depreciation expense of $34 thousand and decreases in costs associated with maintenance contracts of $29 thousand and insurance expense of $18 thousand as a result of reviewing and renegotiating certain of these contracts.

      Expenses associated with other real estate owned decreased $101 thousand or 20.65% to $388 thousand in 1995 from $489 thousand in 1994. The decrease was primarily attributable to a reduction in net foreclosure and holding costs of $36 thousand, from $383 thousand in 1994 to $347 thousand in 1995, as a result of lower levels of other real estate owned in the Company's portfolio in 1995 compared to 1994 and an increase in gains on sales of other real estate owned of $95 thousand, to $162 thousand in 1995 from $67 thousand in 1994, partially offset by an increase in the provision for loss subsequent to foreclosure of $30 thousand, from $173 thousand in 1994 to $203 thousand in 1995.

      Other noninterest expenses decreased $205 thousand or 6.56% to $2.9 million in 1995 from $3.1 million in 1994. The decrease was primarily attributable to a reduction in FDIC deposit insurance premiums of $298 thousand to $283 thousand in 1995 from $581 thousand in 1994, partially offset by an increase in advertising costs of $97 thousand to $332 thousand in 1995 from $235 thousand in 1994, associated with advertising new deposit account products and higher market rates of interest offered by the subsidiary bank in 1995. The decrease in FDIC deposit insurance premiums resulted primarily from the reduction of BIF deposit insurance premiums in August of 1995, effective as of June 1, 1995. The majority of the Company's deposits are insured by the BIF. A portion of the Company's deposits are OAKAR deposits (approximately $42.4 million at December 31, 1995), which are deposits purchased from institutions previously insured by the SAIF. Such deposits continue to be insured by the SAIF.

Income Taxes

      Income tax expense in 1995 and 1994 was $1.9 million and $1.3 million, respectively. The increase in 1995 of $621 thousand compared to 1994, relates primarily to the increase in pretax income.

CAPITAL RESOURCES AND LIQUIDITY

Capital Resources

      The Company's capital base totaled $31.3 million or 8.45% of total assets at December 31, 1996 compared to $29.8 million, or 8.60% of total assets at December 31,1995. Stockholders' equity increased $1.5 million, as a result of earnings of $3.8 million, $376 thousand in unrealized gains on securities available for sale net of related income taxes, $217 thousand from the issuance of common stock upon the exercise of stock options and $126 thousand of tax benefits associated with the exercise of non-statutory stock options, partially offset by cash dividends declared on common stock of $1.1 million and the purchase of common stock for treasury in the amount of $1.9 million.

      On June 14, 1994, the Company announced a Stock Repurchase Plan ("Plan"), whereby the Company's Board of Directors authorized the repurchase of up to 9% of its outstanding common shares from time to time. Shares repurchased under the Plan may be held in treasury, retired or used for general corporate purposes. As of August 13, 1996, the Company completed the repurchase of its stock under the Plan.

      On August 13, 1996, the Company announced another Stock Repurchase Program ("Program"), whereby the Company's Board of Directors authorized the repurchase of up to 10% of its outstanding common shares from time to time. Shares repurchased under the program may be held in treasury, retired or used for general corporate purposes. As of December 31, 1996, the Company has repurchased 34,989 shares under the Program, representing 1.77% of common shares outstanding at August 13, 1996.

      The Company and subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiary bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and subsidiary bank meet all capital adequacy requirements to which they are subject.

      As of December 31, 1996, the most recent notification from the FDIC categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.

      The Company's and the subsidiary bank's actual capital amounts and ratios as of December 31, 1996 and 1995 are presented in the following table:


                                                                                           To Be Well
                                                                                        Capitalized Under
                                                                      For Capital       Prompt Corrective
                                                    Actual         Adequacy Purposes    Action Provisions
                                               ----------------    -----------------    ------------------
                                               Amount    Ratio     Amount     Ratio     Amount    Ratio
                                               -------   ------    -------   -------    -------   --------

As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
    Consolidated                               $29,791   14.23%    $16,748   >=8.00%    N/A
    Subsidiary Bank                            $29,128   14.14%    $16,485   >=8.00%    $20,607   >=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                               $27,161   13.14%    $ 8,269   >=4.00%    N/A
    Subsidiary Bank                            $26,501   13.03%    $ 8,138   >=4.00%    $12,206   >= 6.00%
  Tier I Capital (to Average Assets):
    Consolidated                               $27,161    7.50%    $14,494   >=4.00%    N/A
    Subsidiary Bank                            $26,501    7.32%    $14,485   >=4.00%    $18,106   >= 5.00%

As of December 31, 1995:
  Total Capital (to Risk Weighted Assets):
    Consolidated                               $27,992   15.85%    $14,132   >=8.00%    N/A
    Subsidiary Bank                            $26,572   15.06%    $14,114   >=8.00%    $17,642   >=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                               $25,739   14.76%    $ 6,976   >=4.00%    N/A
    Subsidiary Bank                            $24,320   13.96%    $ 6,967   >=4.00%    $10,450   >= 6.00%
  Tier I Capital (to Average Assets):
    Consolidated                               $25,739    7.47%    $13,788   >=4.00%    N/A
    Subsidiary Bank                            $24,320    7.08%    $13,750   >=4.00%    $17,187   >= 5.00%


Liquidity

      The principal source of funds for the payment of dividends and expenses by the Company, is dividends paid to it by the subsidiary bank. Bank regulatory authorities generally restrict the amounts available for payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly affect the Company's ability to pay dividends. Dividends paid to the Company by the subsidiary bank in 1996, 1995 and 1994 were $2.0 million, $2.0 million and $1.9 million, respectively. The primary source of liquidity in the Company is its interest bearing deposit with its subsidiary bank of $719 thousand at December 31, 1996. Management believes that these funds are adequate to provide for the Company's needs.

      The subsidiary bank monitors its level of short-term assets and liabilities, maintaining an appropriate balance between liquidity, risk and return. The major sources of liquidity are securities available for sale, maturities of securities held to maturity, interest bearing deposits in FHLBB and amortization, prepayments and maturities of outstanding loans.

      The Company's and subsidiary bank's liquidity, represented by cash and due from banks, is a product of its operating activities, investing activities and financing activities. These activities are summarized as follows:

                                                       Year Ended December 31,
                                                   ------------------------------
                                                     1996       1995       1994
                                                   --------   --------   --------
                                                           (In Thousands)

Cash and due from banks at beginning of year       $ 17,771   $  9,255   $  9,593

Operating activities:
  Net earnings                                        3,780      3,435      2,823
  Adjustments to reconcile net earnings to net
   cash provided by operating activities                788        354     25,939
                                                   ------------------------------
Net cash provided by operating activities             4,568      3,789     28,762
Net cash used in investing activities               (23,801)   (24,398)   (35,466)
Net cash provided by financing activities            19,591     29,125      6,366
                                                   ------------------------------
Cash and due from banks at end of year             $ 18,129   $ 17,771   $  9,255
                                                   ==============================

      Cash provided by operating activities in 1996 and 1995 related primarily to net earnings. Cash provided by operating activities in 1994 was primarily attributable to net earnings and a decrease in trading securities.

      The Company's and subsidiary bank's primary investing activities are loans, securities and interest bearing deposits with the FHLBB. Net lending activities used $18.1 million in cash in 1996, provided $1.2 million in cash in 1995 and used $10.5 million in cash in 1994. Cash used in lending activities in 1996 reflects the strong loan demand throughout the year for residential real estate loans and for the latter part of the year for commercial real estate loans. The cash used to fund this loan demand came from increases in deposits and securities sold under agreements to repurchase. Cash provided in lending activities in 1995 reflects the weak loan demand for 1995, whereas the use of cash in lending activities in 1994 reflects relatively strong loan demand in that year. During 1996, purchases of securities available for sale and held to maturity exceeded proceeds from sales of securities available for sale, maturities of securities available for sale and held to maturity and a decrease in interest bearing deposits in the FHLBB by $6.3 million. The cash used for these net purchases came primarily from increases in deposits and securities sold under agreements to repurchase. During 1995, purchases of securities available for sale and increases in interest bearing deposits in the FHLBB exceeded proceeds from sales of securities available for sale and maturities of securities available for sale and held to maturity by $26.7 million. The cash used for these net purchases came primarily from increases in deposits. During 1994, purchases of securities held to maturity, securities available for sale and stock in the FHLBB, exceeded proceeds from sales of securities available for sale, maturities of securities available for sale and held to maturity and decreases in interest bearing deposits in the FHLBB by $26.8 million. The funds used for these net purchases came primarily from operating activities.

      Cash was provided by financing activities in 1996,  1995 and 1994.
The Company's and subsidiary bank's primary financing activities are deposits, securities sold under agreements to repurchase and other borrowings. Total deposits increased by $17.0 million and $47.1 million in 1996 and 1995, respectively, and decreased by $21.3 million in 1994. The increase in 1996 related primarily to the opening of a new branch office in downtown Portsmouth, New Hampshire, the continued success of new deposit account products introduced in 1995 and the continuation of higher rates of interest offered on certain deposit products. The funds provided by this increase were utilized to fund loan demand and purchase securities available for sale and held to maturity. The increase in 1995 related to the introduction of new deposit account products, coupled with higher market rates of interest offered by the subsidiary bank. The funds provided by this increase were utilized to purchase securities and interest bearing deposits in the FHLBB, as well as to pay off all short-term borrowings with the FHLBB. The decreases in deposits in 1994 related to the low interest rate environment, which continued to encourage depositors to seek other financial instruments outside of traditional banking products with higher yields. Short-term borrowings in the form of securities sold under agreements to repurchase increased $5.3 million, $4.2 million and $8.2 million, respectively, in 1996, 1995 and 1994. The funds provided by the increase in 1996 were utilized to fund loan demand and purchase securities available for sale and held to maturity.The increase in 1995 contributed to an increase in cash on hand and due from banks, while the increase in 1994 was used to fund deposit outflows. In
1994, the subsidiary bank borrowed $21.2 million from the FHLBB, $20.9 million of which was short-term overnight advances. During 1995, these short-term overnight borrowings were paid off with funds provided by deposit increases. In 1994, these borrowings were used to fund deposit outflows.

      Liquidity management is both a daily and long-term function of management. Excess liquidity is generally invested in short-term investments such as interest bearing deposits in the FHLBB and 2 to 5 year fixed income US Treasury and US Government agency securities and, to a lesser extent, corporate securities. If the subsidiary bank requires funds beyond its ability to generate them internally, borrowing arrangements with the FHLBB can provide additional funds. At December 31, 1996, the subsidiary bank had $691 thousand of outstanding borrowings with the FHLBB, with an additional borrowing capacity of approximately $154.4 million. The outstanding FHLBB borrowings were used to fund affordable housing projects in the subsidiary bank's market area.

      The Company anticipates that the subsidiary bank will have sufficient funds available to meet its current loan commitments. At December 31, 1996, the subsidiary bank had outstanding loan commitments of $22.8 million. For additional information as to loan commitments, see note L of Notes to Consolidated Financial Statements. Time deposits which are scheduled to mature in one year or less at December 31, 1996, totalled $86.2 million. Management believes that a significant portion of such deposits will remain with the subsidiary bank.

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

RECENT ACCOUNTING DEVELOPMENTS

      Accounting for the Impairment of Long-Lived Assets and for Long-
Lived Assets to be Disposed of. In March 1995, the FASB issued SFAS No.
121, "Accounting for the Impairment of Long-Lived Assets and for Long-
Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 is effective for years beginning after December 15, 1995 and establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's adoption of SFAS No. 121 on Janu-ary 1, 1996 had no significant effect on its consolidated financial statements.

      Accounting for Mortgage Servicing Rights. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"). The Statement, which was prospectively adopted by the Company on January 1, 1996, requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights either through the purchase or origination of mortgage loans (originated mortgage loan servicing rights) and sells those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. As a result of adoption, the Company recorded additional gains on sales of mortgage loans of approximately $257 thousand and amortization expense on originated mortgage servicing rights of $35 thousand for the year ended December 31, 1996. The after tax impact of these items increased net earnings by $136 thousand or $.06 per share.

      Purchased and originated loan servicing rights are amortized on a basis which results in approximately level rates of return in proportion to, and over the period of, estimated net servicing income.

      On a quarterly basis, the Company assesses the carrying values of originated and purchased mortgage servicing rights for impairment based on the fair value of such rights. A valuation model that calculates the present value of future cash flows is used to estimate such fair value. This valuation model incorporates assumptions that market participants would use in estimating future net servicing income including estimates of the cost of servicing loans, discount rate, float value, ancillary income, prepayment speeds and default rates. Any impairment is recognized as a charge to earnings through a valuation allowance.

      Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25 ("Opinion 25"). However, SFAS No. 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the intrinsic value based method under Opinion 25 or (2) to adopt the SFAS No. 123 fair value based method. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. For entities not adopting the SFAS No. 123 fair value based method, SFAS No. 123 requires the entity to display in the footnotes to the financial statements pro forma net earnings and earnings per share information as if the fair value based method had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into in years that begin after December 15, 1995. The disclosure requirements are effective for financial statements for years beginning after December 15, 1995. The Company adopted SFAS No. 123 in 1996, by continuing to account for stock-based compensation under the intrinsic value based method under Opinion 25. The adoption of SFAS No. 123 had no effect on the Company's consolidated financial statements, since the Company granted no stock options in 1995 or 1996. Should the Company grant stock options in the future, the pro forma effects on net earnings and earnings per share will be determined as if the fair value based method had been applied and disclosed in the notes to consolidated financial statements.

      Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June, 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("SFAS No. 125") as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS Statement No. 125" ("SFAS No. 127"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. SFAS No. 125 is effective for transfers and servicing of financial assets and the extinguishments of liabilities occurring after December 31, 1996, and will be applied prospectively. Earlier or retroactive application of SFAS No. 125 is not permitted. SFAS No. 127 defers cetain provisions of SFAS No. 125 due to logistical issues connected to the application of those provisions using certain information systems and accounting processes. The provisions of SFAS No. 127 are not expected to impact the Company's application of SFAS No. 125. The Company expects that the adoption of SFAS No. 125 will not have a material impact on its consolidated financial statements.

                      [LETTERHEAD OF GRANT THORNTON LLP]



             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Granite State Bankshares, Inc.

      We have audited the accompanying consolidated statements of financial condition of Granite State Bankshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Granite State Bankshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Granite State Bankshares, Inc. and subsidiary as of December 31, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

      As discussed in note A5 of notes to consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights for the year ended December 31, 1996.



                                       /s/ GRANT THORNTON LLP

Boston, Massachusetts
January 9, 1997

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                          December 31,
                                                                      ---------------------
                                                                        1996        1995
                                                                      ---------   ---------
                                                                          (In Thousands)
                                   ASSETS

Cash and due from banks                                               $  18,129   $  17,771
Interest bearing deposits in Federal Home Loan Bank of Boston,
 at cost, which approximates market value                                17,993      24,239
Securities available for sale (amortized cost $96,384,000 in
 1996 and $92,547,000 in 1995)                                           99,423      95,016
Securities held to maturity (market value $9,493,000 in 1996)             9,500
Stock in Federal Home Loan Bank of Boston                                 3,215       3,215
Loans held for sale                                                       1,025       1,985

Loans                                                                   206,339     190,369
  Less:  Unearned income                                                 (1,860)     (2,356)
         Allowance for possible loan losses                              (3,676)     (3,704)
                                                                      ---------------------
Net loans                                                               200,803     184,309

Premises and equipment                                                   10,783       9,937
Other real estate owned                                                   1,512       2,691
Other assets                                                              8,050       7,251
                                                                      ---------------------
      Total assets                                                    $ 370,433   $ 346,414
                                                                      =====================

                    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Interest bearing deposits                                             $ 272,350   $ 255,208
Noninterest bearing deposits                                             31,804      31,922
                                                                      ---------------------
      Total deposits                                                    304,154     287,130

Securities sold under agreements to repurchase                           31,535      26,189
Long-term debt                                                              691         728
Other liabilities                                                         2,757       2,578
                                                                      ---------------------
      Total liabilities                                                 339,137     316,625

STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value; authorized 7,500,000 shares;
 none issued
Common stock, $1.00 par value; authorized 12,500,000 shares;
 2,579,133 and 2,535,833 shares issued at December 31, 1996 and
 1995, respectively                                                       2,579       2,536
Additional paid-in capital                                               19,518      19,218
                                                                      ---------------------
                                                                         22,097      21,754
Retained earnings                                                        13,193      10,529
Unrealized gain on securities available for sale, net of related
 tax effects                                                              2,006       1,630
                                                                      ---------------------
                                                                         37,296      33,913
  Less:  Treasury stock, at cost, 600,080 and 500,252 shares at
         December 31, 1996 and 1995, respectively                        (6,000)     (4,124)
                                                                      ---------------------
      Total stockholders' equity                                         31,296      29,789
                                                                      ---------------------
      Total liabilities and stockholders' equity                      $ 370,433   $ 346,414
                                                                      =====================



       The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF EARNINGS


                                                               Year Ended December 31,
                                                         ----------------------------------
                                                           1996         1995         1994
                                                         --------     --------     --------
                                                        (In Thousands, except per share data)

Interest and dividend income
  Loans                                                  $ 18,073     $ 18,327     $ 15,587
  Debt securities available for sale                        5,853        4,522        2,789
  Marketable equity securities available for sale             257          165          126
  Securities held to maturity                                 394          533        1,114
  Interest bearing deposits in Federal Home Loan Bank
   of Boston                                                  767          814          149
  Dividends on Federal Home Loan Bank of Boston stock         206          221          184
  Trading securities                                                                    395
                                                         ----------------------------------
      Total interest and dividend income                   25,550       24,582       20,344
Interest expense
  Deposits                                                 10,636        9,478        6,347
  Short-term borrowings                                     1,155        1,483        1,342
  Long-term debt                                               51           12           15
                                                         ----------------------------------
      Total interest expense                               11,842       10,973        7,704
                                                         ----------------------------------
      Net interest and dividend income                     13,708       13,609       12,640
Provision for possible loan losses                            650          735          600
                                                         ----------------------------------
      Net interest and dividend income after provision
       for possible loan losses                            13,058       12,874       12,040
Noninterest income
  Customer account fees and service charges                   941          969          988
  Mortgage service fees                                       677          703          696
  Net losses on trading securities                                                     (141)
  Net gains on sales of securities available for sale         687          326          195
  Net gains on sales of loans                                 554          316          261
  Other                                                       322          201          198
                                                         ----------------------------------
                                                            3,181        2,515        2,197
Noninterest expense
  Salaries and benefits                                     5,442        5,044        4,715
  Occupancy and equipment                                   1,987        1,728        1,832
  Other real estate owned                                     227          388          489
  Other                                                     2,858        2,921        3,126
                                                         ----------------------------------
                                                           10,514       10,081       10,162
                                                         ----------------------------------
      Earnings before income taxes                          5,725        5,308        4,075
Income taxes                                                1,945        1,873        1,252
                                                         ----------------------------------
      NET EARNINGS                                       $  3,780     $  3,435     $  2,823
                                                         ==================================

Net earnings per common share--primary                   $   1.79     $   1.58     $   1.27
                                                         ==================================

Net earnings per common share--fully diluted             $   1.78     $   1.57     $   1.26
                                                         ==================================

       The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                                          Unrealized
                                                                                        Gain (Loss) on
                                                    Additional                            Securities       Unearned
                                          Common     Paid-in     Retained   Treasury      Available      Compensation
                                           Stock     Capital     Earnings    Stock      for Sale, net        ESOP        Total
                                          -------   ----------   --------   --------    --------------   ------------   --------
                                                                              (In Thousands)

Balance as of December 31, 1993           $ 2,536    $ 19,218    $  6,029   $ (2,540)      $   288         $ (150)      $ 25,381
Net earnings                                                        2,823                                                  2,823
Payment of Employee Stock Ownership
 Plan Indebtedness                                                                                             86             86
Cash dividends declared on common
 stock, $.36 per share                                               (769)                                                  (769)
Unrealized loss on securities
 available for sale, net of related
 income taxes                                                                                 (991)                         (991)
Purchase of common stock for treasury                                           (889)                                       (889)
                                          --------------------------------------------------------------------------------------
Balance as of December 31, 1994             2,536      19,218       8,083     (3,429)         (703)           (64)        25,641
Net earnings                                                        3,435                                                  3,435
Payment of Employee Stock Ownership
 Plan Indebtedness                                                                                             64             64
Cash dividends declared on common
 stock, $.48 per share                                               (989)                                                  (989)
Unrealized gain on securities
 available for sale, net of related
 income taxes                                                                                2,333                         2,333
Purchase of common stock for treasury                                           (695)                                       (695)
                                          --------------------------------------------------------------------------------------
Balance as of December 31, 1995             2,536      19,218      10,529     (4,124)        1,630              0         29,789
Net earnings                                                        3,780                                                  3,780
Cash dividends declared on common
 stock, $.56 per share                                             (1,116)                                                (1,116)
Issuance of common stock upon exercise
 of stock options                              43         174                                                                217
Tax benefit associated with the
 exercise of non-statutory stock options                  126                                                                126
Unrealized gain on securities available
 for sale, net of related income taxes                                                         376                           376
Purchase of common stock for treasury                                         (1,876)                                     (1,876)
                                          --------------------------------------------------------------------------------------
Balance as of December 31, 1996           $ 2,579    $ 19,518    $ 13,193   $ (6,000)      $ 2,006         $    0       $ 31,296
                                          ======================================================================================

       The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Year Ended December 31,
                                                                      --------------------------------
                                                                        1996        1995        1994
                                                                      --------    --------    --------
                                                                               (In Thousands)

Increase (decrease) in cash and due from banks

Cash flows from operating activities
  Net earnings                                                        $  3,780    $  3,435    $  2,823
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Provision for possible loan losses                                     650         735         600
    Provision for depreciation and amortization                          1,277       1,199       1,295
    Accretion of security discounts net of premium amortizaton             (59)       (125)       (391)
    Net decrease in trading securities                                                          23,362
    Provision for loss on other real estate owned                          101         203         173
    Deferred income taxes (benefits)                                       107        (107)       (139)
    Realized gains on sales of securities available for sale, net         (687)       (326)       (195)
    Realized losses on trading securities                                                          141
    Loans originated for sale                                          (27,205)    (29,159)    (19,003)
    Proceeds from sale of loans originated for sale                     28,719      28,154      21,891
    (Increase) decrease in other assets                                   (822)        883      (2,329)
    Increase (decrease) in other liabilities                              (155)       (115)      1,210
    Decrease in unearned compensation--ESOP                                             64          86
    Realized gains on sales of loans                                      (554)       (316)       (261)
    Realization of unearned income                                        (435)       (574)       (434)
    Realized gains on sales of other real estate owned                    (149)       (162)        (67)
                                                                      --------------------------------
      Net cash provided by operating activities                          4,568       3,789      28,762
                                                                      --------------------------------

Cash flows from investing activities
  Proceeds from sales of securities available for sale                  18,289       1,238       4,244
  Proceeds from maturities of securities available for sale             42,000      11,998      15,000
  Purchase of securities available for sale                            (63,380)    (31,236)    (70,522)
  Purchase of securities held to maturity                              (12,500)                   (503)
  Proceeds from maturities of securities held to maturity                3,000      15,500      14,500
  Purchase of Federal Home Loan Bank of Boston stock                                            (1,996)
  Loan (originations) repayments, net                                  (18,063)      1,183     (10,506)
  Purchase of premises and equipment                                    (1,694)       (913)       (623)
  Advances made on other real estate owned                                             (22)        (52)
  Net (increase) decrease in interest-bearing deposits in Federal
   Home Loan Bank of Boston                                              6,246     (24,213)     12,480
  Proceeds from sales of other real estate owned                         2,581       2,073       2,569
  Other                                                                   (280)         (6)        (57)
                                                                      --------------------------------
      Net cash used in investing activities                            (23,801)    (24,398)    (35,466)
                                                                      --------------------------------

Cash flows from financing activities
  Net increase (decrease) in demand, NOW, money market and
   savings accounts                                                      6,791      17,656     (14,323)
  Net increase (decrease) in time certificates                          10,233      29,445      (7,020)
  Net increase in securities sold under agreements to repurchase         5,346       4,221       8,204
  Increase (decrease) in short-term borrowings from Federal Home
   Loan Bank of Boston                                                             (20,904)     20,904
  Increase (decrease) in long-term borrowings from Federal Home
   Loan Bank of Boston                                                     (37)        464         264
  Repayment on liability relating to ESOP                                              (64)        (86)
  Dividends paid on common stock                                        (1,083)       (998)       (688)
  Issuance of common stock upon exercise of stock options                  217
  Purchase of treasury stock                                            (1,876)       (695)       (889)
                                                                      --------------------------------
      Net cash provided by financing activities                         19,591      29,125       6,366
                                                                      --------------------------------
      Net increase (decrease) in cash and due from banks                   358       8,516       (338)
Cash and due from banks at beginning of year                            17,771       9,255       9,593
                                                                      --------------------------------
Cash and due from banks at end of year                                $ 18,129    $ 17,771    $  9,255
                                                                      ================================


        The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--Summary of Significant Accounting Policies

      The accounting and reporting policies of Granite State Bankshares, Inc. (the "Company") and its wholly-owned subsidiary, Granite Bank (the "subsidiary bank") conform to generally accepted accounting principles and to general practices within the banking industry.

      The subsidiary bank has been and continues to be a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and underwriting loans secured by residential and commercial real estate and other loans. The subsidiary bank also originates fixed rate residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has nine full service offices and an additional thirteen remote automatic teller locations. The subsidiary bank is a full service community bank with a diversified lending operation that services Cheshire, Hillsborough, Strafford and Rockingham counties, New Hampshire.

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

      Certain 1995 and 1994 information has been reclassified to conform with the 1996 presentation. The following is a description of the significant accounting policies.

1. Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and the subsidiary bank. All significant intercompany transactions and balances have been eliminated in consolidation.

2. Securities

      The Company follows Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income taxes. At December 31, 1996 and 1995 the Company had no securities classified as trading securities and at December 31, 1995 had no securities classified as held to maturity.

      Premiums and discounts on securities are amortized or accreted into income on the straight-line method over the life of the investments. Income recognized by use of this method does not differ materially from that which would be recognized by use of the level-yield method. If a decline in fair value below the amortized cost basis of a security is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against net gains or losses on securities. Gains and losses on the sale of securities are recognized at the time of sale on a specific identification basis.

      In October 1994, the FASB issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 was effective for financial statements issued after December 15, 1994 and requires financial statement disclosure of certain derivative financial instruments, defined as futures, forwards, swaps, option contracts, or other financial instruments with similar characteristics. The disclosure requirements of SFAS No. 119 had no material effect on the Company's consolidated financial condition or results of operations, as the Company has not invested in derivative financial instruments, as defined in SFAS No. 119.

3. Loans

      Real estate mortgage loans and other loans are stated at the amount of unpaid principal, less unearned income and the allowance for possible loan losses.

      Interest on loans is included in income as earned based on rates applied to principal amounts outstanding. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due by ninety days, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current period interest income. Interest subsequently received on nonaccrual loans is either applied against principal or recorded as income according to management's judgment as to the collectibility of principal.

      The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," on January 1, 1995. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. In October 1994, SFAS No. 114 was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," which allows creditors to use their existing methods for recognizing interest income on impaired loans. Because the Company already recognized such reductions of value on impaired loans through its provision for possible loan losses, the adoption of SFAS No. 114, as amended by SFAS No. 118, did not have a material impact on its financial condition or results of operations.

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

5. Mortgage Banking Activities

      Mortgage loans held for sale into the secondary market and commitments to fund such loans are carried at the lower of cost or estimated market value as determined by outstanding investor and origination commitments or, in the absence of such commitments, current investor yield requirements. Valuation adjustments are charged against gain/loss on sales of mortgage loans. Gains or losses on sales of mortgage loans are recognized at the time of the sale.

      In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." The Statement, which was prospectively adopted by the Company on January 1, 1996, requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights either through the purchase or origination of mortgage loans (originated mortgage loan servicing rights) and sells those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. As a result of adoption, the Company recorded additional gains on sales of mortgage loans of approximately $257,000 and amortization expense on originated mortgage servicing rights of $35,000 for the year ended December 31, 1996. The after tax impact of these items increased net earnings by $136,000, or $.06 per share.

      Purchased and originated loan servicing rights are amortized on a basis which results in approximately level rates of return in proportion to, and over the period of, estimated net servicing income.

      On a quarterly basis, the Company assesses the carrying values of originated and purchased mortgage servicing rights for impairment based on the fair value of such rights. A valuation model that calculates the present value of future cash flows is used to estimate such fair value. This valuation model incorporates assumptions that market participants would use in estimating future net servicing income including estimates of the cost of servicing loans, discount rate, float value, ancillary income, prepayment speeds and default rates. Any impairment is recognized as a charge to earnings through a valuation allowance.

6. Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Useful lives are 15--50 years for bank buildings and 3--10 years for furniture and equipment.

      Gains or losses on routine dispositions are credited or charged to income. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized.

7. Other Real Estate Owned

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

8. Other Assets

      Goodwill arising from acquisitions is included in other assets, net of accumulated amortization, and is amortized on the straight-line basis over 15 years.

      Core deposit intangibles arising from acquisitions are included in other assets, net of accumulated amortization, and are amortized on an accelerated method over 8 years.

      Mortgage servicing rights are included in other assets, net of accumulated amortization, and are amortized on a basis which results in approximately level rates of return in proportion to, and over the period of, estimated net servicing income.

9. Impairment of Long-Lived Assets

      In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 is effective for years beginning after December 15, 1995 and establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's adoption of SFAS No. 121 on January 1, 1996, had no significant effect on its consolidated financial statements.

10. Fair Value of Financial Instruments

      In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose estimated fair values of financial instruments. Fair value estimates, methods, and assumptions are set forth below in note T of Notes to Consolidated Financial Statements.

11. Income Taxes

      The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

      Tax credits are accounted for under the flow-through method as a reduction of income tax expense in the period they are realized.

12. Retirement and Benefit Plans

      The Company and its subsidiary bank have a non-contributory defined benefit Pension Plan covering substan-tially all of the Company's employees. Contributions are intended to provide for benefits attributed to services rendered to date and for those expected to be earned in the future.

      The Company sponsors a Supplemental Executive Retirement Plan ("SERP"). The SERP is a nonqualified plan designed to provide supplemental retirement benefits to certain key employees, whose benefits under the Company's other retirement plans are limited by Federal tax laws.

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

13. Stock-Based Compensation

      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25 ("Opinion 25"). However, SFAS No. 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the intrinsic value based method under Opinion 25 or (2) to adopt the SFAS No. 123 fair value based method. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. For entities not adopting the SFAS No. 123 fair value based method, SFAS No. 123 requires the entity to display in the footnotes to the financial statements pro forma net earnings and earnings per share information as if the fair value based method had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into in years that begin after December 15, 1995. The disclosure requirements are effective for financial statements for years beginning after December 15, 1995. The Company adopted SFAS No. 123 in 1996, by continuing to account for stock-based compensation under the intrinsic value based method under Opinion
25. The adoption of SFAS No. 123 had no effect on the Company's consolidated financial statements, since the Company granted no stock options in 1995 or 1996. Should the Company grant stock options in the future, the proforma effects on net earnings and earnings per share will be determined as if the fair value based method had been applied and disclosed in the notes to the consolidated financial statements.

14. Earnings Per Common Share

      Primary earnings per common share for 1996, 1995 and 1994 were determined by dividing net earnings by the weighted average number of common shares outstanding. Outstanding common shares also include common stock equivalents which consist of certain outstanding stock options utilizing the treasury stock method, based upon the average market price of common stock during the year. Fully diluted earnings per share for 1996, 1995 and 1994 were determined by dividing net earnings by the weighted average number of outstanding shares on a fully diluted basis. On a fully diluted basis, outstanding common shares include the outstanding stock options utilizing the treasury stock method, based upon the year end market price of the common stock. The average number of common shares outstanding (including common stock equivalents) for 1996, 1995 and 1994 were 2,112,099, 2,175,734 and 2,229,075 shares, respectively (2,118,860,
2,183,478 and 2,232,986 shares, respectively, fully diluted).

15. Transfers and Servicing of Financial Assets and Extin-guishments of Liabilities

      During 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,"
("SFAS No. 125") and SFAS No. 127, "Deferral of the Effective Date of
Certain Provisions of SFAS No. 125" ("SFAS No. 127"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. SFAS No. 125 is effective for transfers and servicing of financial assets and the extinguishments of liabilities occurring after December 31, 1996, and will be applied prospectively. Earlier or retroactive application of this Statement is not permitted. SFAS No. 127 defers certain provisions of SFAS No. 125 due to logistical issues connected to the application of those provisions using certain information systems and accounting processes. The provisions of SFAS No. 127 are not expected to impact the Company's application of SFAS No. 125. The Company expects that the adoption of SFAS No. 125 will not have a material impact on its consolidated financial statements.

16. Consolidated Statements of Cash Flows

      For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks.

NOTE B--Cash and Due From Banks

      The Federal Reserve Bank requires the subsidiary bank to maintain average reserve balances. The average amount of these reserve balances for the year ended December 31, 1996 was approximately $9,302,000.

NOTE C--Securities

      The amortized cost and estimated market values of securities at December 31, were as follows:

                                                                                     Estimated
                                               Amortized   Unrealized   Unrealized    Market
                                                 Cost        Gains        Losses       Value
                                               ---------   ----------   ----------   ---------
                                                               (In Thousands)

Securities held to maturity
 At December 31, 1996
  US Government agency obligations             $  9,500      $     4      $  11      $  9,493
                                               ----------------------------------------------
      Total securities held to maturity        $  9,500      $     4      $  11      $  9,493
                                               ==============================================

Securities available for sale
 At December 31, 1996
  US Treasury obligations                      $ 25,847      $    26      $  21      $ 25,852
  US Government agency obligations               52,749           13        204        52,558
  Other corporate obligations                     5,476                      27         5,449
  Mutual Fund                                     5,239            5                    5,244
  Marketable equity securities                    7,073        3,252          5        10,320
                                               ----------------------------------------------
      Total securities available for sale      $ 96,384      $ 3,296      $ 257      $ 99,423
                                               ==============================================

Securities available for sale
 At December 31, 1995
  US Treasury obligations                      $ 59,016      $   452      $  16      $ 59,452
  US Government agency obligations               17,000            7                   17,007
  Other corporate obligations                     9,495                      51         9,444
  Mutual Fund                                     3,000            9                    3,009
  Marketable equity securities                    4,036        2,077          9         6,104
                                               ----------------------------------------------
      Total securities available for sale      $ 92,547      $ 2,545      $  76      $ 95,016
                                               ==============================================

      As a member of the Federal Home Loan Bank of Boston ("FHLBB"), the subsidiary bank is required to invest in $100 par value stock of the FHLBB in the amount of 1% of its outstanding loans secured by residential housing, or 1% of 30% of total assets, or 5% of its outstanding advances from the FHLBB, whichever is higher. When such stock is redeemed, the subsidiary bank would receive from the FHLBB an amount equal to the par value of the stock. As of December 31, 1996 and 1995, the subsidiary bank had investments in FHLBB stock of $3,215,000 and $3,215,000, respectively. Such investments are reflected separately in the Consolidated Statements of Financial Condition.

      Gross realized gains and gross realized losses on sales of securities available for sale for the years ended December 31 were as follows:

                                            1996                   1995                   1994
                                    -------------------    -------------------    -------------------
                                    Realized   Realized    Realized   Realized    Realized   Realized
                                      Gain       Loss        Gain       Loss        Gain       Loss
                                    --------   --------    --------   --------    --------   --------
                                                              (In Thousands)

Securities
  Debt securities                    $   6       $ 8                               $   8       $ 22
  Marketable equity securities         689                  $ 326                    209
                                     --------------------------------------------------------------
                                     $ 695       $ 8        $ 326       $ 0        $ 217       $ 22
                                     ==============================================================


      At December 31, 1996, U. S. Treasury and U. S. Government Agency Obligations with carrying and market values of $40,345,000 were pledged as collateral for securities sold under agreements to repurchase and for government deposit accounts.

      The following tables set forth the maturity distribution of debt securities held to maturity and available for sale at amortized cost and estimated market value at December 31, 1996. Actual maturities may differ from contractual maturities because certain issuers have the right to call obligations without call penalties.


                                                                  Over 1 Year
                                                       Within       Through
                                                       1 Year       5 Years       Total
                                                      --------    -----------    --------
                                                                (In Thousands)

Amortized Cost
At December 31, 1996
  Securities held to maturity
    US Government agency obligations                  $      0     $  9,500      $  9,500
                                                      ===================================

  Securities available for sale
    US Treasury obligations                           $ 16,015     $  9,832      $ 25,847
    US Government agency obligations                                 52,749        52,749
    Other corporate obligations                                       5,476         5,476
                                                      -----------------------------------
      Total debt securities available for sale        $ 16,015     $ 68,057      $ 84,072
                                                      ===================================

Estimated Market Value
At December 31, 1996
  Securities held to maturity
    US Government agency obligations                  $      0     $  9,493      $  9,493
                                                      ===================================

  Securities available for sale
    US Treasury obligations                           $ 16,036     $  9,816      $ 25,852
    US Government agency obligations                                 52,558        52,558
    Other corporate obligations                                       5,449         5,449
                                                      -----------------------------------
      Total debt securities available for sale        $ 16,036     $ 67,823      $ 83,859
                                                      ===================================

NOTE D--Loans

      Loans consist of the following at:


                                                            December 31,
                                                       ----------------------
                                                         1996         1995
                                                       ---------    ---------
                                                           (In Thousands)

Commercial, financial and agricultural                 $   9,849    $  10,696
Real estate--residential                                 122,561      111,578
Real estate--commercial                                   58,302       52,555
Real estate--construction and land development             3,030        2,676
Installment                                                4,488        4,438
Other                                                      8,109        8,426
                                                       ----------------------
      Total loans                                        206,339      190,369
Less:
  Unearned income                                         (1,860)      (2,356)
  Allowance for possible loan losses                      (3,676)      (3,704)
                                                       ----------------------
  Net loans                                            $ 200,803    $ 184,309
                                                       ======================

      At December 31, 1996 and 1995, loans which were on nonaccrual status were $2,022,000 and $1,798,000, respectively. Interest income which would have been accrued on nonaccrual loans, had they performed in accordance with the terms of their contracts, for the years ended December 31, 1996, 1995 and 1994, was $263,000, $230,000 and $238,000, respectively.
Interest income recognized on nonaccrual loans in 1996, 1995 and 1994 amounted to $93,000, $56,000 and $39,000, respectively.

      The balance of impaired loans was $805,000 and $1,022,000, respectively, at December 31, 1996 and 1995. The Company has identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreements. The allowance for possible loan losses associated with impaired loans allocated from and part of the general allowance for possible loan losses (see note E), upon the adoption of SFAS No. 114, on January 1, 1995 was $864,000. During 1996 and 1995, provisions to the allowance for impaired loans amounted to $377,000 and $553,000, respectively, and impaired loans charged off amounted to $578,000 and $1,050,000, respectively. The allowance for possible loan losses associated with impaired loans at December 31, 1996 and 1995 was $166,000 and $367,000, respectively. At December 31, 1996 and 1995, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans was $634,000 and $1,482,000, respectively, in 1996 and 1995 and the income recognized on impaired loans during 1996 and 1995 was $4,000 and $19,000, respectively. Total cash collected on impaired loans during 1996 and 1995 was $770,000 and $103,000, respectively, of which $766,000 and $84,000, respectively, was credited to the principal balance outstanding on such loans. Interest which would have been accrued on impaired loans during 1996 and 1995, had they performed in accordance with the terms of their contracts, was $61,000 and $166,000, respectively. The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.

      Unearned income at December 31, 1996 and 1995, includes $1,369,000 and $1,743,000, respectively, in net loan discounts on loans acquired in connection with the acquisition of First Northern Co-operative Bank in August of 1991. Additionally, at December 31, 1996 and 1995 unearned income includes $128,000 and $144,000, respectively, in net loan discounts on other loans acquired. Discounts on acquired loans are amortized as a yield adjustment over the estimated lives of the respective loans.

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

      At December 31, 1996 and 1995, the Company's subsidiary serviced real estate loans sold to others in the amounts of $174,039,000 and $173,017,000, respectively.

NOTE E--Allowance for Possible Loan Losses

      Changes in the allowance for possible loan losses are as follows:

                                                 Year Ended December 31,
                                               ---------------------------
                                                1996      1995      1994
                                               -------   -------   -------
                                                     (In Thousands)

Balance at beginning of year                   $ 3,704   $ 4,230   $ 4,004
Provision for possible loan losses                 650       735       600
Loans charged off                               (1,193)   (1,405)     (421)
Recoveries of loans previously charged off         515       144        47
                                               ---------------------------
Balance at end of year                         $ 3,676   $ 3,704   $ 4,230
                                               ===========================

NOTE F--Loans to Related Parties

      The Company's banking subsidiary has granted loans to its officers and directors, and those of the Company and to their associates. The aggregate amount of these loans was $2,549,000 and $2,141,000 at December 31, 1996 and 1995, respectively. During 1996, $1,149,000 of new loans were made and repayments totaled $633,000. Approximately $108,000 of related party loans at December 31, 1995 were loans to officers and directors who were no longer associated with the Company in those capacities at December 31, 1996.

NOTE G--Premises and Equipment

      The following is a summary of premises and equipment:


                                            December 31,
                                        --------------------
                                          1996        1995
                                        --------    --------
                                           (In Thousands)

Bank buildings                          $  9,614    $  8,870
Leasehold improvements                       150         187
Furniture and equipment                    5,902       5,128
                                        --------------------
                                          15,666      14,185
  Less:  Accumulated depreciation          6,945       6,305
                                        --------------------
                                           8,721       7,880
Land                                       2,047       2,040
Construction in progress                      15          17
                                        --------------------
                                        $ 10,783    $  9,937
                                        ====================

      Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $892,000, $796,000 and $785,000, respectively.

NOTE H--Other Real Estate Owned

      A summary of other real estate owned follows:


                                           December 31,
                                        -------------------
                                         1996        1995
                                        -------     -------
                                           (In Thousands)

Condominiums and apartment projects     $   340     $   266
Single family housing projects              775         787
Retail and office                                       426
Non-retail commercial                       556       1,593
Residential                                 306          75
                                        -------------------
                                          1,977       3,147
Less:Valuation allowance                    465         456
                                        -------------------
                                        $ 1,512     $ 2,691
                                        ===================

      An analysis of other real estate owned follows:


                                                     Year Ended December 31,
                                                  -----------------------------
                                                   1996       1995       1994
                                                  -------    -------    -------
                                                         (In Thousands)

Balance at beginning of year                      $ 2,691    $ 3,009    $ 4,269
Other real estate owned acquired                    1,354      1,774      1,363
Advances for construction and other                               22         52
Sales proceeds                                     (2,581)    (2,073)    (2,569)
Gains on sales, net                                   149        162         67
Provisions for loss subsequent to foreclosure        (101)      (203)      (173)
                                                  -----------------------------
Balance at end of year                            $ 1,512    $ 2,691    $ 3,009
                                                  =============================

      An analysis of other real estate owned expense follows:


                                                   Year Ended December 31,
                                                  -------------------------
                                                   1996      1995     1994
                                                  ------    ------    -----
                                                       (In Thousands)

Foreclosure and holding costs, net                $  275    $  347    $ 383
Provision for loss subsequent to foreclosure         101       203      173
Gains on sales, net                                 (149)     (162)     (67)
                                                  -------------------------
                                                  $  227    $  388    $ 489
                                                  =========================

      Changes in the valuation allowance for other real estate owned are as follows:


                                   Year Ended December 31,
                                  -------------------------
                                  1996       1995     1994
                                  -----     ------    -----
                                       (In Thousands)

Balance at beginning of year      $ 456     $  496    $ 409
Provision for loss                  101        203      173
Charge offs, net                    (92)      (243)     (86)
                                  -------------------------
Balance at end of year            $ 465     $  456    $ 496
                                  =========================

NOTE I--Other Assets

      Goodwill, core deposit intangibles and mortgage servicing rights included in other assets at December 31, consisted of the following:

                                                 1996
                                 -----------------------------------
                                                              Net
                                 Original    Accumulated      Book
                                  Amount     Amortization     Value
                                 --------    ------------    -------
                                            (In Thousands)

Goodwill                         $ 3,682       $ 1,553       $ 2,129
                                 ===================================

Core deposit intangibles         $   879       $   863       $    16
                                 ===================================

Mortgage servicing rights        $ 1,001       $   666       $   335
                                 ===================================

                                                 1995
                                 -----------------------------------
                                                              Net
                                 Original    Accumulated      Book
                                  Amount     Amortization     Value
                                 --------    ------------    -------
                                            (In Thousands)

Goodwill                         $ 3,682       $ 1,308       $ 2,374
                                 ===================================

Core deposit intangibles         $   879       $   833       $    46
                                 ===================================

Mortgage servicing rights        $   729       $   556       $   173
                                 ===================================

      Amortization expense for the years ended December 31, 1996, 1995 and 1994 was $385,000, $403,000 and $468,000, respectively.

NOTE J--Interest Bearing Deposits

      Interest bearing deposits consist of the following:

                                            December 31,
                                       ----------------------
                                         1996         1995
                                       ---------    ---------
                                           (In Thousands)

NOW and Super NOW accounts             $ 108,941    $  90,681
Savings accounts                          36,217       41,914
Money market deposit accounts             11,595       17,249
Time certificates                        115,597      105,364
                                       ----------------------
                                       $ 272,350    $ 255,208
                                       ======================

      Maturities of time certificates after December 31, 1996 are $86,157,000 in 1997, $21,832,000 in 1998, $5,164,000 in 1999, $1,351,000
in 2000, $1,084,000 in 2001 and $9,000 in years thereafter.

      Time certificates with balances of $100,000 or more at December 31, 1996 and 1995 totaled $12,274,000 and $11,983,000, respectively.

NOTE K--Borrowings

Securities Sold Under Agreements to Repurchase

      Short-term overnight borrowings in the form of securities sold under agreements to repurchase at December 31, 1996 and 1995, totaled $31,535,000 and $26,189,000, respectively. Such borrowings were collateralized at December 31, 1996 by a portion of the Company's U.S. Treasury and U.S. Government agency securities with a carrying value and estimated market value of $38,840,000 (see note C). The collateral is maintained under the control of the Company in a separate custodial account at the Federal Home Loan Bank of Boston. The weighted average interest rate on those borrowings was 4.66% and 4.72%, respectively, at December 31, 1996 and 1995.

      The maximum amount of securities sold under agreements to repurchase at any month end during 1996, 1995 and 1994, were $31,535,000, $28,298,000 and $21,968,000, respectively. The average amount of securities sold under agreements to repurchase in 1996, 1995 and 1994 were $24,727,000, $21,133,000 and $15,500,000, respectively. The average cost of securities sold under agreements to repurchase was 4.67%, 5.24% and 4.16% during 1996, 1995 and 1994, respectively.

Other Short-term Borrowings

      The Company's subsidiary bank maintains a line of credit with the FHLBB to meet short or long-term financing needs that may arise. As of December 31, 1996 and 1995, there were no outstanding short-term FHLBB borrowings.

      Short and long-term borrowings from the FHLBB are secured by a blanket lien on substantially all unencumbered interest-earning assets and FHLBB stock held. The Company's subsidiary bank is able to commingle, encumber or dispose of any collateral held subject to its ability to maintain specific "qualifying" collateral levels in excess of collateral maintenance requirements and meet minimum capital ratios, both of which were met as of December 31, 1996 and 1995.

      Based upon "qualifying" collateral held, the Company's subsidiary bank had a total borrowing capacity with the FHLBB as of December 31, 1996 of approximately $155,058,000, of which approximately $154,367,000 was still available.

Long-Term Debt

      Long-term debt consists of the following:


                                                            December 31,
                                                           --------------
                                                           1996     1995
                                                           -----    -----
                                                           (In Thousands)

FHLBB long term borrowings
  Advances with monthly payments of principal and
   interest, weighted average interest rate of
   6.13%, final payment due in October, 2005               $ 432    $ 467
  Advances with monthly payments of principal and
   interest, with interest at the rate of 5.00%
   per annum, final payment due in August, 2014               73       75
  Advances maturing at various dates in 2014, with
   monthly payments of interest only at the rate
   of 5.00% per annum                                        186      186
                                                           --------------
                                                           $ 691    $ 728
                                                           ==============

      Principal payments due on long-term debt after December 31, 1996 are $40,000 in 1997, $43,000 in 1998, $45,000 in 1999, $48,000 in 2000,
$51,000 in 2001 and $464,000 in years thereafter.

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

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward commitments, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward commitments through credit approvals, limits, and monitoring procedures. There were no forward commitments outstanding at December 31, 1996 and 1995.

      Financial instruments with off-balance sheet risk at December 31, 1996 and 1995 were as follows:

                                                         Contract or
                                                        Notional Amount
                                                     --------------------
                                                       1996        1995
                                                     --------    --------
                                                        (In Thousands)

Financial instruments whose contract amounts
 represent credit risk
  Commitments to originate loans                     $  5,686    $  7,646
  Unused lines and standby letters of credit           16,435      12,646
  Unadvanced portions of construction loans               675         532


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

Lease Commitments

      The Company, through its subsidiary bank, leases a branch office and various parcels of land on which it has constructed automatic teller machines. The leases are classified as operating leases and expire at various dates through 1999. Most of the leases have renewal options. Minimum lease payments through 1999 are not significant. Rent expense for the years ending December 31, 1996, 1995 and 1994 was $88,000, $91,000 and $83,000, respectively.

Employment Agreements

      The subsidiary bank and the Company have entered into employment agreements with five of its senior officers, one of which provides for a specified minimum annual compensation and the reimbursement by the Company for any excise taxes relating to a change in control. However, such employment may be terminated for cause without incurring any continuing obligations. All of the agreements generally provide for certain lump sum severance payments following a "change in control" as defined in the agreements.

Legal Proceedings

      The Company is a defendant in ordinary and routine pending legal actions incident to its business, none of which is believed by management to be material to the financial condition of the Company.

NOTE M--Income Taxes

      The Company and its subsidiary file a consolidated Federal income tax return on the accrual basis for taxable years ending December 31.

      Income taxes (benefits) reflected in the consolidated statements of earnings for years ended December 31, are as follows:


                    1996       1995       1994
                   -------    -------    -------
                          (In Thousands)

Federal:
  Current          $ 1,693    $ 1,980    $ 1,391
  Deferred             107       (107)      (139)

State:
  Current              145
                   -----------------------------
                   $ 1,945    $ 1,873    $ 1,252
                   =============================


      The above amounts reflect a tax provision on securities transactions of $237,000, $111,000 and $66,000, in 1996, 1995 and 1994, respectively.

      The income tax benefit related to the exercise of non-statutory stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts were $126,000 in 1996 and $0 in 1995 and 1994.

      The Company received tax credits from the Community Development Finance Authority ("CDFA"), a state agency, in exchange for contributions made by the Company to the CDFA, of property in 1992 and cash in 1994. The amount of tax credits used to offset state income tax expense in 1996, 1995 and 1994 amounted to $30,000, $82,000 and $126,000, respectively. The tax credits used in 1995 and 1994 offset all state income tax expense in those years.

      The difference between the total expected income tax expense computed by applying the Federal income tax rate to earnings before income tax expense and the reported income tax expense for years ended December 31, is as follows:

                                                    1996       1995       1994
                                                    -------    -------    -------
                                                           (In Thousands)

Computed "expected" Federal income tax expense
 at statutory rate                                  $ 1,947    $ 1,805    $ 1,386
Increase (decrease) resulting from:
  State income tax, net of Federal tax benefit           96
  Other                                                 (98)        68       (134)
                                                    -----------------------------
                                                    $ 1,945    $ 1,873    $ 1,252
                                                    =============================

      Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                             December 31,
                                                          ------------------
                                                           1996       1995
                                                          -------    -------
                                                            (In Thousands)

Deferred tax assets:
  Writedown of marketable equity securities               $   101    $   101
  Writedowns of other real estate owned                        54         50
  Core deposit intangibles                                    125        135
  Provision for loan losses                                    67        115
  Deferred loan fees                                           64         58
  Capitalized interest                                         43         45
  Mortgage servicing rights                                    91         94
  Supplemental retirement                                                 62
  Other                                                        32         39
                                                          ------------------
                                                              577        699
  Less:  Valuation allowance                                    0          0
                                                          ------------------
      Total deferred tax assets                               577        699
                                                          ------------------

Deferred tax liabilities:
  Unearned income                                             564        559
  Book over tax basis of premises and equipment               428        412
  Unrealized gains on securities available for sale         1,033        840
  Other                                                                   36
                                                          ------------------
      Total deferred tax liabilities                        2,025      1,847
                                                          ------------------
      Net deferred tax liability                          $ 1,448    $ 1,148
                                                          ==================

      At December 31, 1996 and 1995, net deferred tax liabilities includes $1,033,000 and $840,000, respectively, in deferred tax liabilities which are attributable to the tax effects of net unrealized gains on securities available for sale. Pursuant to SFAS No. 115 and SFAS No. 109, the corresponding charge has been made directly to stockholders' equity.

      Based upon management's evaluation of the likelihood of realization, no valuation allowance on deferred tax assets has been provided.

NOTE N--Pension Plans

Defined Benefit Pension Plan

      The following table sets forth the funded status of the Company's defined benefit pension plan as of September 30, 1996 and 1995 (the most recent actuarial valuations):

                                                                      1996       1995
                                                                     -------    -------
                                                                       (In Thousands)

Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
   of $1,800,000 and $1,653,000, respectively                        $ 1,942    $ 1,810
                                                                     ==================

  Projected benefit obligation for service rendered to date          $ 2,458    $ 2,281
  Plan assets at fair value, primarily fixed income and
   equity securities                                                   2,662      2,331
                                                                     ------------------
    Plan assets in excess of projected benefit obligation                204         50
  Unrecognized net gain from past experience different from
   that assumed and effects of changes in assumptions                   (669)      (493)
  Unrecognized net liability being recognized over
   approximately 12 years                                                246        301
                                                                     ------------------
    Accrued pension cost                                             $  (219)   $  (142)
                                                                     ==================

      Net periodic pension expense included the following components:

                                                     Year Ended December 31,
                                                     -----------------------
                                                     1996     1995     1994
                                                     -----    -----    -----
                                                         (In Thousands)

Service cost--benefits earned during the period      $ 144    $ 129    $ 146
Interest cost on projected benefit obligation          171      156      152
Actual return on plan assets                          (296)    (378)    (169)
Net amortization and deferral                          142      251       52
                                                     -----------------------
Net periodic pension expense                         $ 161    $ 158    $ 181
                                                     =======================

      The weighted average discount rate of 7.75% in 1996, 7.50% in 1995 and 8.25% in 1994, and the rate of increase in future compensation levels of 5.50% in 1996, 5.50% in 1995 and 6.00% in 1994, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.00% for each year.

Supplemental Executive Retirement Plan

      Effective January 1, 1993, the Company established a SERP. In August of 1996, the Company established a Rabbi Trust, which purchased life insurance policies to satisfy its benefit obligations thereunder. The cash surrender value of the life insurance policies was $1,294,000 at December 31, 1996 and is carried in Other Assets in the Consolidated Statement of Financial Condition. Amounts accrued to August of 1996 were paid to and subsequent annual accruals for expense will be paid annually to trusts for the benefit of the participants. The present value of future benefits is being accrued over the term of employment. SERP expense for the years ended December 31, 1996, 1995 and 1994 amounted to $176,000, $90,000 and
$49,000, respectively.

NOTE O--Employee Stock Ownership Plan (ESOP)

      On August 19, 1986, the Company's ESOP purchased 102,900 shares of the common stock issued in the Company's initial public offering for $858,000. These funds were obtained by the ESOP through a loan from a third party lender and repayment of the loan was guaranteed by the Company. Borrowings under this loan agreement were repaid in full during 1995. Prior to repayment, principal was payable in quarterly installments of $21,500, with interest at approximately 80% of the prime rate. Company contributions were the primary source of funds for the ESOP's repayment of the loan. There were no outstanding borrowings under this loan agreement at December 31, 1996 and 1995.

      Interest expense incurred on ESOP debt was $0, $2,000 and $6,000, respectively, for the years ended December 31, 1996, 1995 and 1994.

      Compensation expense related to the ESOP amounted to $175,000, $114,000 and $136,000, respectively, for the years ended December 31, 1996, 1995 and 1994 and included additional contributions in excess of amounts required to service the ESOP debt of $175,000 in 1996 and $50,000 in 1995 and 1994.

      Dividends on unallocated shares were insignificant during 1995 and 1994 and there were no unallocated shares in 1996.

      At December 31, 1996 and 1995, the total shares of the Company's common stock owned by the ESOP, all of which were allocated shares, was 188,614 shares and 172,694 shares, respectively.

NOTE P--Stockholders' Equity

Stock Option Plan

      On March 18, 1986, the Company adopted an Incentive Stock Option Plan, whereby incentive or non-statutory options may be granted to certain key employees of the Company or its subsidiary bank to purchase up to an aggregate of 210,000 shares of common stock of the Company at a price not less than fair market value at the date of grant. Effective April 24, 1992, options to purchase 189,000 shares of the Company's common stock were granted. Such options vested 100% one year after the date of grant and are exercisable over a period not to exceed 10 years from the date of grant.

      The following summarizes the stock option transactions:

                                                 Option Shares
                                         -----------------------------
                                          1996       1995       1994
                                         -------    -------    -------

Outstanding at beginning of year         168,800    168,800    168,800
Granted                                        0          0          0
Cancelled                                      0          0          0
Exercised                                 43,300          0          0
Outstanding at end of year               125,500    168,800    168,800
Exercisable at end of year               125,500    168,800    168,800

Price range of options
  Outstanding                              $5.00      $5.00      $5.00
  Exercised                                $5.00         --         --
Average price of options outstanding       $5.00      $5.00      $5.00


Stock Repurchase Programs

      On June 14, 1994, the Company announced a Stock Repurchase Plan ("Plan"), whereby the Company's Board of Directors authorized the repurchase of up to 9% of its outstanding common shares from time to time. Shares repurchased under the Plan may be held in treasury, retired or used for general corporate purposes. As of August 13, 1996, the Company completed the repurchase of its stock under this Plan.

      On August 13, 1996, the Company announced another Stock Repurchase Program ("Program"), whereby the Company's Board of Directors authorized the repurchase of up to 10% of its outstanding common shares from time to time. Shares repurchased under the Program may be held in treasury, retired or used for general corporate purposes. As of December 31, 1996, the Company has repurchased 34,989 shares under the Program, representing 1.77% of common shares outstanding at August 13, 1996.

Liquidation Account

      Pursuant to certain bank conversion regulations, the subsidiary bank established a liquidation account in an amount equal to its net worth of $5,603,000 as of February 28, 1986, for the benefit of eligible account holders who maintain their savings accounts in the subsidiary bank after conversion. In the event of a complete liquidation of the subsidiary bank, and only in such event, eligible account holders would be entitled to their interest in the liquidation account before any liquidiation distribution may be made to stockholders. Their interest as to each savings account will be in the same proportion of the total liquidation amount as the balance of their savings account on February 28, 1986 was to the balance in all savings accounts in the subsidiary bank on that date. However, if the amount in the savings account on any annual closing date of the subsidiary bank is less than the amount in such account on February 28, 1986, then their interest in the liquidation account will be reduced by an amount proportionate to any such reduction and their interest will cease to exist if such savings accounts are closed. Their interest in the liquidation account will never be increased despite any increase in the related savings account after February 28, 1986. The balance in the liquidation account at December 31, 1996 was approximately $674,000 (unaudited).

Capital Requirements

      The Company and the subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the subsidiary bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsid-iary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the subsidiary bank meet all capital adequacy requirements to which they are subject.

      As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.

      The Company's and the subsidiary bank's actual capital amounts and ratios as of December 31, 1996 and 1995 are presented in the following table.

                                                                                            To Be Well
                                                                                         Capitalized Under
                                                                       For Capital       Prompt Corrective
                                                    Actual          Adequacy Purposes    Action Provisions
                                               -----------------    -----------------    -----------------
                                                Amount    Ratio      Amount    Ratio      Amount     Ratio
                                               --------   ------    --------   ------    --------   ------

As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
    Consolidated                               $ 29,791   14.23%    $ 16,748   >=8.00%        N/A
    Subsidiary Bank                            $ 29,128   14.14%    $ 16,485   >=8.00%   $ 20,607   >=10.00%

  Tier I Capital (to Risk Weighted Assets):
    Consolidated                               $ 27,161   13.14%    $  8,269   >=4.00%        N/A
    Subsidiary Bank                            $ 26,501   13.03%    $  8,138   >=4.00%   $ 12,206   >= 6.00%

  Tier I Capital (to Average Assets):
    Consolidated                               $ 27,161    7.50%    $ 14,494   >=4.00%        N/A
    Subsidiary Bank                            $ 26,501    7.32%    $ 14,485   >=4.00%   $ 18,106   >= 5.00%

As of December 31, 1995:
  Total Capital (to Risk Weighted Assets):
    Consolidated                               $ 27,992   15.85%    $ 14,132   >=8.00%        N/A
    Subsidiary Bank                            $ 26,572   15.06%    $ 14,114   >=8.00%   $ 17,642   >=10.00%

  Tier I Capital (to Risk Weighted Assets):
    Consolidated                               $ 25,739   14.76%    $  6,976   >=4.00%        N/A
    Subsidiary Bank                            $ 24,320   13.96%    $  6,967   >=4.00%   $ 10,450   >= 6.00%

  Tier I Capital (to Average Assets):
    Consolidated                               $ 25,739    7.47%    $ 13,788   >=4.00%        N/A
    Subsidiary Bank                            $ 24,320    7.08%    $ 13,750   >=4.00%   $ 17,187   >= 5.00%


NOTE Q--Restrictions on Subsidiary's Loans, Advances and Dividends

      Bank regulatory authorities restrict the amounts available for the payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly restrict the Company's ability to pay common stock dividends.

      Federal laws and regulations prohibit the Company from borrowing from the subsidiary bank unless the loans are secured by specified amounts of collateral. In addition, such secured loans to the Company from the subsidiary bank generally are limited to 10 percent of the subsidiary bank's capital surplus. At December 31, 1996 and

1995, no such transactions existed between the Company and the subsidiary bank.

NOTE R--Other Noninterest Expense

      Components of other noninterest expense were as follows:

                                                 Year Ended December 31,
                                              -----------------------------
                                               1996       1995       1994
                                              -------    -------    -------
                                                      (In Thousands)

Advertising                                   $   220    $   332    $   235
Amortization                                      385        403        468
FDIC deposit insurance assessments                 73        283        581
FDIC special assessment to recapitalize
 Savings Association Insurance Fund               187
Legal fees                                        118        190        134
Postage and freight                               268        243        226
Printing and supplies                             263        247        185
Other                                           1,344      1,223      1,297
                                              -----------------------------
                                              $ 2,858    $ 2,921    $ 3,126
                                              =============================

      Included in other noninterest expense for the year ended December 31, 1996 is $187,000 relating to a special deposit insurance assessment by the FDIC on the Company's Savings Association Insurance Fund ("SAIF") assessable Oakar deposits, as a result of legislation signed by the President on September 30, 1996 to recapitalize the SAIF.

NOTE S--Supplemental Cash Flow Disclosures

Supplemental Disclosures of Cash Flow Information

                            Year Ended December 31,
                        -------------------------------
                          1996        1995        1994
                        --------    --------    -------
                                (In Thousands)

Cash paid for
  Interest              $ 11,818    $ 10,797    $ 7,710
  Income taxes             1,650       1,875      1,450


Supplemental Schedule of Noncash Investing and Financing Activities

      The subsidiary bank acquired other real estate owned through foreclosure in settlement of loans or accepted deeds in lieu of foreclosures on real estate loans in the amount of $1,354,000, $1,774,000 and $1,363,000 during the years ended December 31, 1996, 1995 and 1994, respectively.

      Dividends declared and unpaid on common stock at December 31, 1996, 1995 and 1994 were $277,000, $244,000 and $253,000, respectively.

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

      Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities and therefore, are not valued pursuant to SFAS No. 107, include the mortgage banking operation, premises and equipment, other real estate owned, core deposit intangibles, mortgage servicing rights, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

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

Loans held for sale

      Loans actively traded in the secondary mortgage market have been valued using current investor yield requirements.

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

Off-balance sheet instruments

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, excluding those committed for sale to the secondary market, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. It is management's belief that the fair value estimate of commitments to extend credit approximates carrying value, which is $0, at December 31, 1996 and 1995, because most mature within one year, do not present any unanticipated credit concerns and bear market interest rates.

      The following presents the carrying value and estimated fair value of the Company's financial instruments at December 31, 1996 and 1995.

                                                                     December 31,
                                                      ------------------------------------------------
                                                               1996                      1995
                                                      ----------------------    ----------------------
                                                                   Estimated                 Estimated
                                                      Carrying       Fair       Carrying       Fair
                                                        Value        Value        Value        Value
                                                      ---------    ---------    ---------    ---------
                                                                    (In Thousands)

Financial Assets
  Cash and due from banks                             $  18,129    $  18,129    $  17,771    $  17,771
  Interest bearing deposits in Federal Home Loan
    Bank of Boston                                       17,993       17,993       24,239       24,239
  Securities held to maturity                             9,500        9,493
  Stock in Federal Home Loan Bank of Boston               3,215        3,215        3,215        3,215
  Securities available for sale                          99,423       99,423       95,016       95,016
  Net loans                                             200,803      206,279      184,309      190,710
  Loans held for sale                                     1,025        1,025        1,985        1,985
  Accrued interest receivable                             2,406        2,406        2,471        2,471
Financial Liabilities
  Deposits (with no stated maturity)                    188,557      188,557      181,766      181,766
  Time deposits                                         115,597      115,952      105,364      104,844
  Securities sold under agreements to repurchase         31,535       31,535       26,189       26,189
  Long-term debt                                            691          632          728          711
  Accrued interest payable                                  434          434          410          410


NOTE U--Condensed Parent Company Only Financial Information

      Condensed financial statements of Granite State Bankshares, Inc. (the "Parent Company"), as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, are as follows:

Balance Sheets

                                                      December 31,
                                                  ---------------------
                                                    1996        1995
                                                  --------    ---------
                                                     (In Thousands)

Assets
Interest bearing deposits in subsidiary bank      $    719    $   1,467
Investment in subsidiary bank, at equity            30,652       28,369
Other assets                                           230          231
                                                  ---------------------
                                                  $ 31,601     $ 30,067
                                                  =====================

Liabilities                                       $    305     $    278

Stockholders' equity                                31,296       29,789
                                                  ---------------------
                                                  $ 31,601     $ 30,067
                                                  =====================

Statements of Earnings

                                                          Year Ended December 31,
                                                          ---------------------------
                                                           1996      1995      1994
                                                          -------   -------   -------
                                                                (In Thousands)

Revenues
  Interest income from subsidiary bank                    $    20   $    31   $    22
  Dividend income from subsidiary bank                      2,000     2,000     1,900
                                                          ---------------------------
      Total revenue                                         2,020     2,031     1,922
Operating expenses                                             20        31        22
                                                          ---------------------------
Earnings before equity in undistributed earnings of
 subsidiary bank                                            2,000     2,000     1,900
Equity in undistributed earnings of subsidiary bank         1,780     1,435       923
                                                          ---------------------------
      Net earnings                                        $ 3,780   $ 3,435   $ 2,823
                                                          ===========================

Statements of Cash Flows

                                                                     Year Ended December 31,
                                                                  -----------------------------
                                                                   1996       1995       1994
                                                                  -------    -------    -------
                                                                         (In Thousands)

Cash flows from operating activities:
  Net earnings                                                    $ 3,780    $ 3,435    $ 2,823
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Equity in undistributed earnings of subsidiary bank            (1,780)    (1,435)      (923)
    (Increase) decrease in other assets                                 1          3         (4)
    Increase (decrease) in other liabilities                           (7)        (1)        13
    Decrease in unearned compensation--ESOP                                       64         86
                                                                  -----------------------------
      Net cash provided by operating activities                     1,994      2,066      1,995
                                                                  -----------------------------

Cash flows from investing activities:
  (Increase) decrease in interest bearing deposits with
   subsidiary bank                                                    748       (309)      (332)
                                                                  -----------------------------
      Net cash provided by (used in) investing activities             748       (309)      (332)
                                                                  -----------------------------

Cash flows from financing activities:
  Dividends paid on common stock                                   (1,083)      (998)      (688)
  Issuance of common stock in connection with exercise of
   stock options                                                      217
  Purchase of treasury stock                                       (1,876)      (695)      (889)
  Payments made on long-term debt                                                (64)       (86)
                                                                  -----------------------------
      Net cash used in financing activities                        (2,742)    (1,757)    (1,663)
                                                                  -----------------------------
      Net increase (decrease) in cash                                   0          0          0
Cash at beginning of year                                               0          0          0
                                                                  -----------------------------
Cash at end of year                                               $     0    $     0    $     0
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

                  SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

      The following is a summary of the quarterly results of operations for the years ended December 31, 1996 and 1995.

                                                                          1996
                                                        ----------------------------------------
                                                        Fourth      Third     Second      First
                                                        Quarter    Quarter    Quarter    Quarter
                                                        -------    -------    -------    -------
                                                        ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                                 $ 4,712    $ 4,558    $ 4,365    $ 4,438
  Securities available for sale                           1,451      1,536      1,651      1,472
  Securities held to maturity                               139        129        124          2
  Interest bearing deposits in Federal Home Loan
   Bank of Boston                                           267        133         51        316
  Federal Home Loan Bank of Boston stock                     51         53         52         50
                                                        ----------------------------------------
      Total interest and dividend income                  6,620      6,409      6,243      6,278
                                                        ----------------------------------------

Interest expense
  Deposits                                                2,774      2,670      2,558      2,634
  Other borrowed funds                                      318        335        269        284
                                                        ----------------------------------------
      Total interest expense                              3,092      3,005      2,827      2,918
                                                        ----------------------------------------
      Net interest and dividend income                    3,528      3,404      3,416      3,360
Provision for possible loan losses                           50        150        225        225
                                                        ----------------------------------------
      Net interest and dividend income after
       provision for possible loan losses                 3,478      3,254      3,191      3,135
Noninterest income <F1>                                     667        856        807        851
Noninterest expense                                       2,695      2,631      2,561      2,627
                                                        ----------------------------------------
  Earnings before income taxes                            1,450      1,479      1,437      1,359
Income taxes                                                475        504        488        478
                                                        ----------------------------------------

      NET EARNINGS                                      $   975    $   975    $   949    $   881
                                                        ========================================

Net earnings per common share--primary                  $  0.47    $  0.46    $  0.45    $  0.41

Net earnings per common share--fully diluted <F2>       $  0.47    $  0.46    $  0.45    $  0.41

Annualized Returns
  Return on average assets                                 1.06%      1.09%      1.11%      1.03%
  Return on average stockholders' equity                  12.74%     13.00%     12.67%     11.43%

---------------------

<F1>  Included in noninterest income are net gains on sales of securities available for sale of $212,000, $186,000, $100,000 and $189,000 in the fourth quarter, third quarter, second quarter and first quarter, respectively.

<F2>  Earnings per common share is calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of earnings per common share for the quarters may not equal total earnings per share for the year.


                                                                          1995
                                                        ----------------------------------------
                                                        Fourth      Third     Second      First
                                                        Quarter    Quarter    Quarter    Quarter
                                                        -------    -------    -------    -------
                                                        ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                                 $ 4,622    $ 4,622    $ 4,668    $ 4,415
  Securities available for sale                           1,260      1,146      1,128      1,153
  Securities held to maturity                                          124        199        210
  Interest bearing deposits in Federal Home Loan
   Bank of Boston                                           455        334         23          2
  Federal Home Loan Bank of Boston stock                     53         54         57         57
                                                        ----------------------------------------
      Total interest and dividend income                  6,390      6,280      6,075      5,837
                                                        ----------------------------------------

Interest expense
  Deposits                                                2,700      2,597      2,367      1,814
  Other borrowed funds                                      284        322        300        589
                                                        ----------------------------------------
      Total interest expense                              2,984      2,919      2,667      2,403
                                                        ----------------------------------------
      Net interest and dividend income                    3,406      3,361      3,408      3,434

Provision for possible loan losses                          285        225        175         50
                                                        ----------------------------------------

      Net interest and dividend income after
       provision for possible loan losses                 3,121      3,136      3,233      3,384

Noninterest income <F1>                                     632        616        743        524
Noninterest expense                                       2,445      2,430      2,620      2,586
                                                        ----------------------------------------

  Earnings before income taxes                            1,308      1,322      1,356      1,322
Income taxes                                                438        458        498        479
                                                        ----------------------------------------

      NET EARNINGS                                      $   870    $   864    $   858    $   843
                                                        ========================================

Net earnings per common share--primary                  $  0.40    $  0.40    $  0.39    $  0.39

Net earnings per common share--fully diluted <F2>       $  0.40    $  0.40    $  0.39    $  0.39

Annualized Returns
  Return on average assets                                 1.00%      1.02%      1.08%      1.10%
  Return on average stockholders' equity                  11.60%     11.91%     12.44%     13.09%

--------------------

<F1>  Included in noninterest income are net gains on sales of securities available for sale of $121,000, $0, $205,000 and $0 for the fourth quarter, third quarter, second quarter and first quarter, respectively.

<F2>  Earnings per common share is calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of earnings per common share for the quarters may not equal total earnings per share for the year.
