Form 10-K, Exhibit 13
period 1997-12-31
GRANITE STATE BANKSHARES INC
filed 1998-03-27
CIK 792360

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

      Granite State Bankshares, Inc. ("Granite State" or the "Company") is a single-bank holding company which owns all of the stock of the Granite Bank (the "subsidiary bank"), a New Hampshire chartered commercial bank. The Company has grown profitably over the past several years through several strategic acquisitions and by leveraging its capital. This activity strengthened the franchise and assisted in the transition from a thrift institution into a full-service commercial bank. This discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and supplemental financial data contained elsewhere in this report.

      The subsidiary bank has been and continues to be a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and underwriting loans secured by residential and commercial real estate and other loans. The subsidiary bank also originates fixed rate residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has twenty full service offices and an additional twenty remote automatic teller locations. The subsidiary bank is a full service community bank with a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire.

      The subsidiary bank's deposits are primarily insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"), with the remaining portion of the subsidiary bank's deposits (approximately 6.30% of total deposits at December 31, 1997) being OAKAR deposits, which are deposits purchased from institutions previously insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. These deposits are still insured by the SAIF. As a result of the foregoing, the subsidiary bank is subject to regulation by the FDIC. The Company, as a bank holding company, is subject to regulation by the Federal Reserve Board ("FRB").

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

      The Company has made, and may continue to make, various forward-looking statements with respect to earnings per share, cost savings related to acquisitions, credit quality and other financial matters for 1998 and in certain instances, subsequent periods. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for periods subsequent to 1997 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements. In addition to those factors previously disclosed by the Company and those factors identified elsewhere herein, the following factors could cause actual results to differ materially from such forward-looking statements: continued pricing pressure on loans and deposit products, actions of competitors, changes in economic conditions, the extent and timing of actions of the Federal Reserve, customers' acceptance of the Company's products and services and the extent and timing of legislative and regulatory actions and reforms. The Company's forward-looking statements speak only as of the date on which such statements are made. By making forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Acquisition

      Effective after the close of business October 31, 1997, the Company acquired Primary Bank. Each of Primary Bank's 2,194,685 outstanding shares of common stock were converted into 1.1483 shares of the Company's common stock resulting in the issuance of 2,520,157 shares of the Company's common stock to Primary Bank stockholders. Primary Bank was a state-chartered guaranty (stock) savings bank with total assets of $388 million, headquartered in Peterborough, New Hampshire. Primary Bank was merged into Granite Bank, the Company's wholly-owned subsidiary, as part of the transaction.

      The transaction was accounted for by the pooling-of-interests method of accounting, and, accordingly, the consolidated financial statements for all prior periods presented have been restated to present the combined financial condition and results of operations as if the combination had been in effect for all periods presented. For a presentation of summarized separate financial information of Granite State and Primary Bank for periods prior to the acquisition, refer to note B of Notes to Consolidated Financial Statements. The acquisition provides an expanded penetration of the Company into commercial and industrial lending and serves to connect existing branch facilities in southwestern, central and southeastern New Hampshire. Expenses directly attributable to the merger amounted to $5,917,000 and were charged to earnings at the date of combination. These expenses are described in detail in the noninterest expense por-tion of the results of operations section of this Management's Discussion and Analysis. Management anticipates that significant cost savings will be realized in 1998 and thereafter as a result of the merger, which cost savings could approximate $6.0 million on an annualized basis, of which a substantial portion could be realized in 1998.

Stock Split

      On April 14, 1997, the Board of Directors declared a three-for-two split of the Company's common stock, effected in the form of a 50% stock dividend paid on May 9, 1997 to stockholders of record on April 25, 1997. An amount equal to the par value of the shares issued was transferred from additional paid-in capital to the common stock account. All references to the number of shares, except shares authorized, and to the per share information in the consolidated financial statements and this Management's Discussion and Analysis have been adjusted to reflect the stock split on a retroactive basis.

FINANCIAL CONDITION

      Consolidated assets at December 31, 1997 were $813.7 million, up $15.9 million or 1.98% from $797.8 million at December 31, 1996.

Interest Bearing Deposits in the Federal Home Loan Bank of Boston

      Interest bearing deposits in the Federal Home Loan Bank of Boston ("FHLBB") were $27.5 million at December 31, 1997 and $18.0 million at December 31, 1996. Such investments are short-term overnight investments and the level of the Company's investment in these instruments fluctuates as investments are made in other interest earning assets such as loans, securities held to maturity and securities available for sale, and as balances of interest bearing liabilities such as deposits, securities sold under agreements to repurchase and other borrowings fluctuate. These instruments are also used to fund cash and due from bank requirements.

Securities Held to Maturity and Securities Available for Sale

      The Company classifies its investments in debt and equity securities as securities held to maturity, securities available for sale or trading securities. Securities held to maturity are carried at amortized cost, securities available for sale are carried at market value with unrealized gains and losses shown as a component of stockholders' equity, net of related tax effects, and trading securities are carried at market value with unrealized gains and losses reflected in earnings. The Company had no securities classified as trading securities during 1997, 1996 or 1995. At December 31, 1997 and 1996 the carrying values of securities held to maturity and securities available for sale consisted of the following:

                                                    December 31,
                                               ----------------------
                                                 1997         1996
                                               ---------    ---------
                                                   (In Thousands)

Securities held to maturity
  US Government agency obligations             $  33,910    $  67,711
  Mortgage-backed securities                                   16,692
                                               ----------------------
      Total securities held to maturity        $  33,910    $  84,403
                                               ======================

Securities available for sale
  US Treasury obligations                      $  82,969    $  25,852
  US Government agency obligations                44,199       65,345
  Other corporate obligations                      8,508        6,436
  Mortgage-backed securities                      21,508       68,800
  Mutual funds                                     6,113        5,423
  Marketable equity securities                    15,383       10,606
                                               ----------------------
      Total securities available for sale      $ 178,680    $ 182,462
                                               ======================

      At December 31, 1997 the net unrealized gains on securities available for sale, net of related tax effects were $5.7 million, compared to $1.6 million at December 31, 1996. These net unrealized gains are shown as a separate component of stockholders' equity.

      As a result of the Company's acquisition of Primary Bank after the close of business October 31, 1997, and to be consistent with the Company's existing interest rate risk profile, securities held to maturity, with an amortized cost of $22.2 million and a net unrealized loss of $156 thousand were transferred to securities available for sale.

      The weighted average maturity for all debt securities held to maturity and available for sale, excluding mortgage-backed securities, is 42 months. Actual maturities may differ from contractual maturities because certain issuers have the right to call obligations without call penalties. The weighted average maturity of mortgage-backed securities available for sale is 302 months, based upon their final maturities. However, normal principal repayments and prepayments of mortgage-backed securities are received regularly, substantially reducing their weighted-average maturities.

      The decrease in securities held to maturity and securities available for sale were used to partially fund loan growth, and to repay other borrowings with the FHLBB.

Loans

      The subsidiary bank originates fixed rate residential loans for sale in the secondary mortgage market. Mortgage loans held for sale at December 31, 1997 and 1996 were $1.1 million and $1.0 million, respectively. Loans originated for sale in the secondary mortgage market during 1997 and 1996 were $26.4 million and $27.2 million, respectively. Loans sold in the secondary mortgage market were $26.4 million and $28.2 million, respectively. The Company began originating fifteen year fixed rate loans for portfolio effective July 1, 1996. Such loans had previously been sold in the secondary mortgage market. The Company continues to write thirty year fixed rate loans for sale in the secondary mortgage market. At December 31, 1997 and 1996 the Company serviced loans for others totaling $163.9 million and $174.0 million, respectively.

      Loans outstanding before deductions for unearned income and the allowance for possible loan losses increased $66.9 million or 15.12% to $509.2 million at December 31, 1997 from $442.3 million at December 31, 1996. Residential real estate loans and commercial real estate loans were the areas where the most significant increases occurred. Residential real estate loans increased $44.6 million or 22.19% to $245.6 million at December 31, 1997 from $201.0 million at December 31, 1996 and commercial real estate loans increased $12.1 million or 8.66% to $151.5 million at December 31, 1997 from $139.4 million at December 31, 1996. The increase in the residential real estate loans occurred throughout 1997 as the low interest rate environment during 1996 continued throughout 1997 and encouraged borrowers to refinance loans. New home purchases were also stronger in 1997 than during 1996. Additionally, beginning on July 1, 1996, the Company began writing fifteen year fixed rate loans for portfolio, which before that date were being sold into the secondary mortgage market. The increase in commercial real estate loans was a result of stronger loan demand in 1997, compared to 1996, as the competitive loan rate environment continued to encourage borrowers to refinance their loans. Increases in commercial, financial and agricultural loans, and other loans, although not as significant as residential and commercial real estate loans, were also the result of the favorable interest rate environment during 1997 compared to 1996. Total loan originations during 1997 and 1996, were $248.1 million and $213.5 million, respectively. Loan originations for portfolio, excluding loans originated for sale in the secondary mortgage market during 1997 and 1996 were $221.7 million and $186.3 million, respectively. Loan repayments for 1997 and 1996, were $153.1 million and $145.0 million, respectively. Loans charged off, net during 1997 and 1996 were $1.0 million and $2.3 million, respectively. Loans transferred to other real estate owned during 1997 and 1996 amounted to $732 thousand and $2.9 million, respectively.

      At December 31, 1997 and 1996 the Company's loan portfolio consisted of the following:

                                                       December 31,
                                                  ----------------------
                                                    1997         1996
                                                  ---------    ---------
                                                      (In Thousands)

Commercial, financial and agricultural            $  68,513    $  63,543
Real estate-residential                             245,577      200,983
Real estate-commercial                              151,474      139,400
Real estate-construction and land development         6,000        5,355
Installment                                          11,588       12,076
Other                                                26,013       20,940
                                                  ----------------------
      Total loans                                   509,165      442,297
Less:
  Unearned income                                    (1,432)      (1,860)
  Allowance for possible loan losses                 (7,651)      (6,253)
                                                  ----------------------
      Net loans                                   $ 500,082    $ 434,184
                                                  ======================

Risk Elements

      The Company's nonperforming assets increased $1.5 million or 19.42% from $7.6 million at December 31, 1996 to $9.1 million at December 31, 1997. The increase in nonperforming assets relates primarily to increases in nonperforming commercial real estate and commercial, financial and agricultural loans of $4.0 million and an increase in nonperforming installment and other loans of $306 thousand, partially offset by a decrease in nonperforming residential real estate loans of $1.2 million and a decrease in other real estate owned of $1.6 million. The increase in nonperforming commercial real estate and commercial, financial and agricultural loans relate primarily to four loan relationships that are in various stages of being resolved. Management believes that no significant losses will occur with respect to these loans that have not been provided for.

      Although the New Hampshire economy and the real estate market in the Company's market areas have stabilized and improved over the last 4 to 5 years, any future deterioration in the economy or real estate market in the Company's market areas may adversely impact the quality of the Company's assets in future periods, as well as its results of operations.

      The following table sets forth the Company's nonperforming loans and other real estate owned at the dates indicated. The Company generally does not accrue interest on any loans that are 90 days or more past due, unless the loan is well secured and in the process of collection. At the dates indicated, all loans delinquent 90 days or more were on nonaccrual status and therefore considered nonperforming, with the exception of $535 thousand of loans at December 31, 1997 and $93 thousand of loans at December 31, 1996, all of which were in the process of collection at those dates.

                                                               December 31,
                                                     ---------------------------------
                                                       1997        1996        1995
                                                     --------    --------    ---------
                                                             ($ In Thousands)

Nonperforming loans:
  Residential real estate                            $ 1,489     $ 2,707     $  4,231
  Commercial real estate                               4,261       1,032        2,106
  Construction and land development real estate           92         102          444
  Commercial, financial and agricultural                 956         204          670
  Installment and other                                  347          41          256
                                                     --------------------------------
      Total nonperforming loans                        7,145       4,086        7,707
      Total other real estate owned                    1,905       3,492        4,779
                                                     --------------------------------
      Total nonperforming assets                     $ 9,050     $ 7,578     $ 12,486
                                                     ================================

Ratios:
      Total nonperforming loans to total loans          1.40%       0.92%        1.81%
                                                     ================================

      Total nonperforming assets to total assets        1.11%       0.95%        1.71%
                                                     ================================

      The Company measures loan impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, or based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The Company measures impairment based on the fair value of the collateral when it is determined that foreclosure is probable. The balance of impaired loans was $4.6 million and $2.7 million, respectively, at December 31, 1997 and 1996. The Company has identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreements. The allowance for possible loan losses associated with impaired loans allocated from and part of the general allowance for possible loan losses, upon the adoption of Statement of Financial Accounting Standards ("SFAS") No. 114, on January 1, 1995 was $1.3 million. During 1997, 1996 and 1995, provisions to the allowance for impaired loans amounted to $983 thousand, $499 thousand and $1.2 million, respectively, and impaired loans charged off amounted to $386 thousand, $1.2 million and $1.4 million, respectively. The allowance for possible loan losses associated with impaired loans at December 31, 1997 and 1996 was $1.1 million and $457 thousand, respectively. At December 31, 1997 and 1996, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans was $3.0 million, $3.9 million and $5.8 million, respectively, in 1997, 1996 and 1995 and the income recognized on impaired loans during 1997, 1996 and 1995 was $0, $4 thousand and $19 thousand, respectively. Total cash collected on impaired loans during 1997, 1996 and 1995 was $779 thousand, $2.4 million and $484 thousand, respectively, of which $779 thousand, $2.4 million and $465 thousand, respectively, was credited to the principal balance outstanding on such loans. The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.

      Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Real estate acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value of the property received less an allowance for estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Provisions to reduce the carrying value to net realizable value are charged to current period earnings as realized and reflected as an additional valuation allowance. Operating expenses and gains and losses upon disposition are reflected in earnings as realized. Other real estate owned amounted to $1.9 million and $3.5 million at December 31, 1997 and 1996, respectively. See note I of Notes to Consolidated Financial Statements for further information on other real estate owned.

      The allowance for possible loan losses is a significant factor in the Company's operating results and is established through charges against earnings and is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of known and inherent risks in the loan portfolio. When a loan, or a portion of a loan, is considered uncollectible it is charged against the allowance. Recoveries of loans previously charged off are credited to the allowance when received.

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

      At December 31, 1997, 1996 and 1995, the allowance for possible loan losses was $7.7 million, $6.3 million and $7.2 million, respectively, and the ratio of the allowance to total loans outstanding was 1.50%, 1.41% and 1.68%, respectively. At December 31, 1997, 1996 and 1995, the allowance for possible loan losses represented 107.1%, 153.0% and 92.8%, respectively, of nonperforming loans.

      Management monitors the allowance for possible loan losses in light of existing nonperforming loans, impaired loans and trends in the New England real estate market and local economy. While management believes that the allowance for possible loan losses at December 31, 1997 is adequate based on its current review and estimate, further provisions to the allowance may be necessary if the market in which the Company operates deteriorates. Additionally, regulatory agencies review the Company's allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.

Deposits

      A summary of deposits at December 31, 1997 and 1996 follows:

                                                  December 31,
                                             ----------------------
                                               1997         1996
                                             ---------    ---------
                                                 (In Thousands)

NOW and Super NOW accounts                   $ 166,773    $ 150,485
Savings accounts                                89,278       87,676
Money market deposit accounts                   31,486       37,510
Time certificates                              290,176      270,725
                                             ----------------------
      Total interest bearing deposits          577,713      546,396
Noninterest bearing deposits                    71,270       63,271
                                             ----------------------
      Total deposits                         $ 648,983    $ 609,667
                                             ======================

      Total deposits increased by $39.3 million, or 6.45% during 1997. NOW and super NOW accounts increased $16.3 million during 1997, as the NOW account product which the subsidiary bank introduced in 1995 continued its success. Competitive rates offered by the subsidiary bank for fixed rate time certificates were attractive to our customers and time certificates increased by $19.5 million during 1997. Noninterest bearing deposits increased $8.0 million during 1997 and was the result of a greater emphasis by the Company in obtaining commercial customers on the deposit side as well as the lending side of the business. Savings accounts increased $1.6 million during 1997 while money market demand deposits decreased $6.0 million, as customers with money market accounts invested in higher yielding instruments. The deposit increases mentioned above were also the result of a de novo branch opened in Merrimack, New Hampshire in February 1997, and the continued success of the de novo branch opened in downtown Portsmouth, New Hampshire in April of 1996 that was operational for the full year in 1997. Deposit increases were used to fund loan growth.

      Time certificates with minimum balances of $100 thousand increased $7.5 million, from $29.9 million at December 31, 1996 to $37.4 million at December 31, 1997. The Company does not use brokers to solicit deposits.

Securities Sold Under Agreements to Repurchase

      Securities sold under agreements to repurchase increased $1.0 million or 1.64% to $66.0 million at December 31, 1997 from $65.0 million at December 31, 1996. The increase in securities sold under agreements to repurchase was used to fund loan growth.

Other Borrowings

      Other borrowings consisted of borrowings from the FHLBB and amounted to $25.9 million at December 31, 1997 and $59.2 million at December 31, 1996. The decrease in other borrowings during 1997 was funded by proceeds from decreases in securities held to maturity and securities available for sale.

Stockholders' Equity

      Stockholders' equity was $66.9 million at December 31, 1997, an increase of $7.5 million from $59.4 million at December 31, 1996. Book value per share was $12.01 at December 31, 1997, up $0.93 or 8.39% from $11.08 at December 31, 1996. See "Capital Resources and Liquidity" for further information on stockholders' equity.

ASSET/LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

      The Company's primary objective regarding asset/liability management is to position the Company so that changes in interest rates do not have a materially adverse impact upon forecasted net earnings and the net fair value of the Company. The Company's primary strategy for accom-plishing its asset/liability management objective is achieved by matching the weighted average maturities of assets, liabilities and off-balance-sheet items (duration matching). At December 31, 1997, approximately 76% of the Company's loan portfolio was comprised of adjustable rate loans. Approximately 72% of its securities available for sale and securities held to maturity portfolios are debt securities maturing in less than five years. With regard to deposit liabilities, only 45% of total deposits and 50% of interest bearing deposits are made up of time certificates. Unlike other deposit products such as NOW, money market deposit and savings accounts, time certificates carry a high degree of interest rate sensitivity and therefore their renewal will vary based on the competitiveness of the Company's interest rates. The Company has also entered into interest rate cap agreements to manage its exposure to interest rate risk. The Company receives an interest payment if the three-month London Interbank Offer Rate ("LIBOR") increases above a predetermined rate (strike rate). At December 31, 1997 the Company had interest rate cap agreements in effect with notional amounts of $20.0 million with a weighted average strike rate of 7.77%, which mature in the year 2004.

      To measure the impact of interest rate changes, the Company utilizes a comprehensive financial planning model that recalculates the fair value of the Company assuming instantaneous, permanent parallel shifts in the yield curve of both up and down 100 and 200 basis points, or four separate calculations. Larger increases or decreases in forecasted net earnings and the net market value of the Company as a result of these interest rate changes represent greater interest rate risk than do smaller increases or decreases.

      The results of the financial planning model are highly dependent on numerous assumptions. These assumptions generally fall into two categories: those relating to the interest rate environment and those relating to general business and economic factors. Assumptions related to the interest rate environment include the prepayment speeds on mortgage-related assets and the cash flows and maturities of financial instruments. Assumptions related to general business and economic factors include changes in market conditions, loan volumes and pricing, deposit sensitivity, customer preferences, competition, and management's financial and capital plans. The assumptions are developed based on current business and asset/liability management strategies, historical experience, the current economic environment, forecasted economic conditions and other analyses. These assumptions are inherently uncertain and subject to change as time passes. Accordingly, the Company adjusts the pro forma net earnings and net fair values as it believes appropriate on the basis of historical experience and prudent business judgment. The Company endeavors to maintain a position where it experiences no material changes in net fair value and no material fluctuation in forecasted net earnings as a result of assumed 100 and 200 basis point increases and decreases in interest rates. However, there can be no assurances that the Company's projections in this regard will be achieved.

      Management believes that the above method of measuring and managing interest rate risk is consistent with the FDIC regulation regarding an interest rate risk component of regulatory capital.

      The following table summarizes the timing of the Company's anticipated maturities or repricing of and interest rates applicable to rate-sensitive assets and rate-sensitive liabilities as of December 31, 1997. The table also reflects the total estimated fair values for each category of rate-sensitive assets and rate-sensitive liabilities. This table has been generated using certain assumptions which the Company believes fairly and accurately represent repricing volumes in a dynamic interest rate environment. Adjustable rate loans are reflected in periods in which they reprice, and fixed rate loans are shown in accordance with their contractual maturities (scheduled amortization). The earlier of contractual maturities or the next repricing date are used on all securities. The gap maturity categories for savings deposits (including NOW, savings, and money market accounts) are allocated based on the Company's historical experience in retaining such deposits in changing interest rate environments, as well as management's philosophy of repricing core deposits in reaction to changes in the interest rate environment. Time deposits are reflected at the earlier of contractual maturities or their next repricing date. Repricing frequencies will vary at different points in the interest cycle and as supply and demand for credit change.

      Nonperforming loans totaling $7.1 million have been excluded from this analysis.

                   INTEREST RATE SENSITIVITY GAP ANALYSIS
                            at December 31, 1997


                                                                             Sensitivity Period
                                              --------------------------------------------------------------------------------
                                                 0-6      6 Months-      1-3        3-5        Over                    Fair
                                               Months      1 Year       Years      Years      5 Years      Total       Value
                                              ---------   ---------   ---------   --------   ---------   ---------   ---------
                                                                              ($ In Thousands)

Rate-sensitive Assets:
  Interest bearing deposits in FHLBB     $    $  27,452                                                  $  27,452   $  27,452
                                      Rate        5.25%                                                      5.25%
  Securities, including stock in FHLBB   $        9,456   $  11,358   $ 103,428   $ 34,288   $  61,261     219,791     220,051
                                      Rate        6.16%       6.23%       6.04%      6.54%       6.63%       6.28%
  Loans and loans held for sale          $      185,974      99,721     101,126     45,314      70,953     503,088     503,387
                                      Rate        9.40%       8.91%       8.34%      8.93%       7.81%       8.62%
                                              --------------------------------------------------------------------------------
      Total                                   $ 222,882   $ 111,079   $ 204,554   $ 79,602   $ 132,214   $ 750,331   $ 750,890
                                              ================================================================================

Rate-sensitive Liabilities:
  Money Market Deposit Accounts          $    $   6,297   $   9,446   $  15,743                          $  31,486   $  31,486
                                      Rate        2.64%       2.64%       2.64%                              2.64%
  Savings and NOW Accounts               $       20,484      30,726     102,421   $ 51,210   $  51,210     256,051     256,051
                                      Rate        2.61%       2.61%       2.61%      2.61%       2.61%       2.61%
  Time certificates                      $      163,436      74,269      42,207      8,889       1,375     290,176     290,772
                                      Rate        5.59%       5.70%       5.86%      5.82%       5.85%       5.67%
  Securities sold under agreements to
   repurchase and other borrowings       $       86,239       5,055          93        106         409      91,902      91,908
                                      Rate        5.47%       6.20%       6.06%      6.06%       5.47%       5.51%
                                              --------------------------------------------------------------------------------
      Total                                   $ 276,456   $ 119,496   $ 160,464   $ 60,205   $  52,994   $ 669,615   $ 670,217
                                              ================================================================================

Period Sensitivity Gap                        $ (53,574)  $  (8,417)  $  44,090   $ 19,397   $  79,220   $  80,716
Cumulative Sensitivity Gap                    $ (53,574)  $ (61,991)  $ (17,901)  $  1,496   $  80,716   $  80,716
Cumulative Sensitivity Gap as a Percent
 of Total Assets                                 (6.58)%     (7.62)%     (2.20)%     0.18%       9.92%       9.92%

      The ability to assess interest rate risk using gap analysis is limited. Gap analysis does not capture the impact of cash flow or balance sheet mix changes over a forecasted future period and it does not measure the amount of price change expected to occur in the various asset and liability categories. Thus, management does not use gap analysis exclusively in its assessment of interest rate risk. The Company's interest rate risk exposure is also measured by the forecasted net earnings and discounted cash flow market value sensitivities referred to above.

      The following table presents as of October 31, 1997, the Company's most recent quarterly analysis of interest rate risk as measured by the changes in the present value of equity for instantaneous and sustained parallel shifts of 100 and 200 basis points in market interest rates.

       Change in              $ Change in                 % Change in
     Interest Rates     Present Value of Equity     Present Value of Equity
     --------------     -----------------------     -----------------------
     (Basis Points)         ($ In Thousands)

         +200                  $ (6,439)                    (6.41)%
         +100                    (3,109)                    (3.09)
       Flat Rate                      0                      0
         -100                       555                      0.55
         -200                      (255)                    (0.25)

      Management believes that given the interest rate environment and the stable mix of the Company's assets and liabilities between October 31, 1997 and December 31, 1997 that the above analysis would not be significantly different from an analysis prepared as of December 31, 1997. Management also believes that the assumptions utilized in evalu-ating the vulnerability of the Company's earnings and capital to changes in interest rates approximate actual experience; however, the interest rate sensitivity of the Company's assets and liabilities as well as the estimated effect of changes in interest rates on the net present value of equity could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

      In the event the Company should experience a mismatch in its desired GAP ranges or an excessive decline in its net present value of equity subsequent to an immediate and sustained change in interest rates, it has a number of options which it could utilize to remedy such mismatch. The Company could restructure its available for sale securities portfolio through sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.

RESULTS OF OPERATIONS

General

      The operating results of the Company depend primarily on the net interest and dividend income of its subsidiary bank, which is the difference between interest and dividend income on interest earning assets, primarily loans and securities, and interest expense on interest bearing liabilities, primarily deposits and securities sold under agreements to repurchase and other borrowings. The Company's operating results are also affected by the level of its provision for possible loan losses, noninterest income, noninterest expense, and income taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

Net Earnings

      Operations in 1997 resulted in net earnings of $2.3 million, a decrease of $4.9 million over net earnings of $7.2 million for 1996. Basic earnings per share was $.42 in 1997 compared to $1.35 in 1996. Diluted earnings per share was $.40 in 1997 compared to $1.28 in 1996.

      Earnings before income taxes were $3.0 million in 1997, a decrease of $5.9 million compared to earnings before income taxes of $8.9 million in 1996. Earnings before income taxes decreased in 1997 compared to 1996, primarily as a result of increases in noninterest expense (including merger-related charges of $5.9 million) and the provision for possible loan losses, partially offset by increases in net interest and dividend income and noninterest income.

Net Interest and Dividend Income

      Net interest and dividend income was $30.1 million and $27.2 million in 1997 and 1996, respectively. The increase of $2.9 million in 1997 compared to 1996 relates to an increase of $45.2 million or 6.51% in average interest earning assets to $740.2 million in 1997 from $695.0 million in 1996, coupled with an increase in the interest rate spread to 3.68% in 1997 from 3.55% in 1996.

      Interest income on loans increased $4.3 million to $42.3 million in 1997 from $38.0 million in 1996. The increase was primarily the result of an increase in the average loan balances of $51.4 million, or 12.14%, to $474.8 million in 1997 from $423.4 million in 1996, partially offset by a slight decrease in average loan yields to 8.91% in 1997 from 8.97% in 1996. The increase in average balances in the loan portfolio reflects the strong loan demand during 1997, particularly with respect to residential and commercial real estate loans. Competition for loans amongst financial institutions and the continued low interest rate environment sparked loan demand and also contributed to the slightly lower yields realized in 1997 compared to 1996. Management expects that the competition for loans will continue, which could reduce average yields realized on loans, thereby reducing the interest rate spread in future periods.

      Interest and dividend income on securities, including stock in FHLBB increased $319 thousand to $15.9 million in 1997 from $15.6 million in 1996. The increase related primarily to an increase in average yields to 6.35% in 1997 from 6.13% in 1996, partially offset by a decrease in average balances of $3.8 million to $250.8 million in 1997 from $254.6 million in 1996. The increase in yields was primarily the result of investing in securities with longer weighted average maturities during 1996, thereby increasing yields in 1997, coupled with increased prepayment activity on mortgage-backed securities in 1996, requiring an acceleration of the amortization of premiums paid for such securities during 1996.

      Interest expense on deposits increased $1.3 million to $23.3 million in 1997 from $22.0 million in 1996, with interest on savings deposits increasing $217 thousand and interest on time deposits increasing $1.1 million. The increase related primarily to an increase in average balances of deposits of $30.7 million to $567.0 million in 1997 from $536.3 million in 1996. Of this increase, average balances of savings deposits increased
$9.4 million and average balances of time deposits increased $21.3 million.
The average cost of deposits remained stable at 4.11% during 1997 compared to 4.10% during 1996. The Company's subsidiary bank continued to offer competitive rates during 1997 on time deposits and that coupled with the continued success of a NOW account product which was first introduced by the subsidiary bank in 1995 were the primary reasons for the increases in the average balances of time and savings deposits during 1997.

      Interest expense on securities sold under agreements to repurchase and other borrowings increased $334 thousand to $5.6 million in 1997 from $5.2 million in 1996. The increase was primarily related to an increase in average balances of $6.8 million to $107.1 million in 1997 from $100.3 million in 1996, while the cost of these borrowings remained relatively stable at 5.21% in 1997 compared to 5.23% in 1996. The increase in average balances related to an increase in average balances on securities sold under agreements to repurchase of $8.6 million, while average balances of other borrowings decreased by $1.8 million. The increase of $8.6 million was primarily the result of local municipalities and commercial accounts making greater use of securities sold under agreements to repurchase in investing their excess funds. The cost of securities sold under agreements to repurchase was 4.76% in both 1997 and 1996, and the cost of other borrowings was relatively stable, at 5.78% during 1997 and 5.72% during 1996.

Average Balance Sheets and Net Interest and Dividend Income

      The following table presents, for the periods indicated, average balances, the total dollar amount of interest and dividend income from interest earning assets and their resultant yields, as well as the interest expense on interest bearing liabilities, and their resultant costs:

                                                                          Year Ended December 31,
                                              -------------------------------------------------------------------------------------
                                                         1997                         1996                         1995
                                              ---------------------------  ---------------------------  ---------------------------
                                              Average              Yield/  Average              Yield/  Average              Yield/
                                              Balance    Interest   Cost   Balance    Interest   Cost   Balance    Interest   Cost
                                              --------   --------  ------  --------   --------  ------  --------   --------  ------
                                                                               ($ In Thousands)
Assets
  Interest earning assets
    Loans and loans held for sale<F1>         $474,844   $ 42,307   8.91%  $423,421   $ 37,969   8.97%  $419,533   $ 38,036   9.07%
    Interest bearing deposits in FHLBB          14,570        781   5.36     16,956        857   5.05     17,062        961   5.63
    Securities, including stock in FHLBB<F2>   250,783     15,923   6.35    254,599     15,604   6.13    216,167     12,801   5.92
                                              -------------------          -------------------          -------------------
      Total interest earning assets            740,197     59,011   7.97    694,976     54,430   7.83    652,762     51,798   7.94
                                                         --------                     --------                     --------
  Non-interest earning assets                   72,400                       66,828                       56,278
  Allowance for possible loan losses            (6,594)                      (6,702)                      (6,921)
                                              --------                     --------                     --------
      Total assets                            $806,003                     $755,102                     $702,119
                                              ========                     ========                     ========

Liabilities and Stockholders' Equity
  Interest bearing liabilities
    Savings deposits                          $283,512      7,429   2.62   $274,136      7,212   2.63   $271,518      7,215   2.66
    Time deposits                              283,514     15,893   5.61    262,165     14,787   5.64    233,583     12,893   5.52
                                              -------------------          -------------------          -------------------
      Total interest bearing deposits          567,026     23,322   4.11    536,301     21,999   4.10    505,101     20,108   3.98
    Securities sold under agreements to
     repurchase and other borrowings           107,062      5,578   5.21    100,304      5,244   5.23     85,682      4,910   5.73
                                              -------------------          -------------------          -------------------
      Total interest bearing liabilities       674,088     28,900   4.29    636,605     27,243   4.28    590,783     25,018   4.23
                                                         --------                     --------                     --------
  Non-interest bearing liabilities
    Demand deposits                             63,870                       58,935                       53,132
    Other liabilities                            3,368                        3,669                        3,731
                                              --------                     --------                     --------
      Total non-interest bearing liabilities    67,238                       62,604                       56,863
  Stockholders' equity                          64,677                       55,893                       54,473
                                              --------                     --------                     --------
      Total liabilities and stockholders'
       equity                                 $806,003                     $755,102                     $702,119
                                              ========                     ========                     ========

  Net interest and dividend income/interest
   rate spread                                           $ 30,111   3.68%             $ 27,187   3.55%             $ 26,780   3.71%
                                                         ========   ====              ========   ====              ========   ====

  Net earning balance/net yield on interest
   earning assets                             $ 66,109              4.07%  $ 58,371              3.91%  $ 61,979              4.10%
                                              ========              ====   ========              ====   ========              ====

-------------------
<F1>  Loans on nonaccrual status are included in the average balances for all periods presented.

<F2>  The yield on securities, including stock in FHLBB is calculated using interest and dividend income divided by the average balance of the amortized historical cost.

Rate Volume Analysis

      The following table presents the dollar amount of changes in interest and dividend income, interest expense and net interest and dividend income which are attributable to changes in the average amounts of interest earning assets and interest bearing liabilities and/or changes in rates earned or paid thereon. The net changes attributable to both volume and rate have been allocated proportionately.

                                                             Year Ended December 31,
                                                                  1997 vs. 1996
                                                            Increase (Decrease) Due To
                                                          -----------------------------
                                                          Volume      Rate       Total
                                                          -------    -------    -------
                                                                 (In Thousands)

Interest income on loans                                  $ 4,591    $ (253)    $ 4,338
Interest income on interest bearing deposits in FHLBB        (136)       60         (76)
Interest and dividend income on securities and stock
 in FHLBB                                                    (229)      548         319
                                                          -----------------------------
      Total interest and dividend income                    4,226       355       4,581
                                                          -----------------------------
Interest expense on deposits                                1,269        54       1,323
Interest expense on securities sold under agreements
 to repurchase and other borrowings                           354       (20)        334
                                                          -----------------------------
      Total interest expense                                1,623        34       1,657
                                                          -----------------------------
      Net interest and dividend income                    $ 2,603    $  321     $ 2,924
                                                          =============================

                                                             Year Ended December 31,
                                                                  1996 vs. 1995
                                                           Increase (Decrease) Due To
                                                          -----------------------------
                                                          Volume      Rate       Total
                                                          -------    -------    -------
                                                                 (In Thousands)

Interest income on loans                                  $   353    $ (420)     $   (67)
Interest income on interest bearing deposits in FHLBB          (6)      (98)        (104)
Interest and dividend income on securities and stock
 in FHLBB                                                   2,337       466        2,803
                                                          ------------------------------
      Total interest and dividend income                    2,684       (52)       2,632
                                                          ------------------------------
Interest expense on deposits                                1,271       620        1,891
Interest expense on securities sold under agreements
 to repurchase and other borrowings                           683      (349)         334
                                                          ------------------------------
      Total interest expense                                1,954       271        2,225
                                                          ------------------------------
      Net interest and dividend income                    $   730    $ (323)     $   407
                                                          ==============================

Provision for Possible Loan Losses

      The provision for possible loan losses was $2.4 million in 1997, representing a $1.0 million or 76.75% increase from the provision of $1.4 million in 1996. The increase in the provision resulted primarily from the increase in the loan portfolio as well as the increase in nonperforming loans, and management's overall evaluation of the loan portfolio and the adequacy of the level of the allowance for possible loan losses. Loans charged off in 1997 were $1.2 million compared to $3.0 million in 1996. Recoveries of loans previously charged off were $178 thousand in 1997 compared to $750 thousand in 1996. Net loans charged off were $1.0 million in 1997 compared to $2.3 million in 1996.

Noninterest Income


      Noninterest income was $7.1 million in 1997, an increase of $1.4 million or 23.87% compared to $5.7 million in 1996.

      The increase in 1997 over 1996, was primarily attributable to an increase in net gains on sales of securities available for sale of $1.5 million and an increase in other noninterest income of $321 thousand, partially offset by a decrease in net gains on sales of loans of $383 thousand. The increase in net gains on sales of available for sale securities was primarily the result of the Company selling certain of its equity securities available for sale during the first quarter of 1997, based on a perceived volatility in the stock markets. The increase in other noninterest income related primarily to increases in fees associated with nondeposit product sales and income from increases in the cash surrender values of life insurance. The decrease in net gains on sales of loans was the result of an increase in the competitive environment for residential mortgage products, resulting in the pricing of loans at lower rates, thereby reducing gains on sales, as well as a decrease in loans sold in the secondary mortgage market as a result of the Company originating fifteen year fixed rate loans for its own portfolio beginning July 1, 1996, which previously were being sold in the secondary mortgage market.

Noninterest Expense

      Noninterest expense was $31.8 million in 1997, an increase of $9.2 million compared to $22.6 million in 1996. The increase was primarily attributable to an increase in salaries and benefit expenses of $2.8 million to $13.8 million in 1997 compared to $11.0 million in 1996 and merger related costs of $5.9 million in 1997 compared to $0 in 1996.

      The increase in salaries and benefits of $2.8 million was primarily attributable to $1.1 million relating to compensation expense associated with the vesting of performance based stock options in 1997, normal salary increases of approximately 4.5%, additional staffing requirements, increased costs associated with health insurance and retirement plans, increased costs for commissions to loan originators and nondeposit product sales staff and increases in bonuses paid to officers. The additional staffing requirements in 1997 were: for commercial lending and mortgage loan origination staff to penetrate newer market areas, as well as to handle the significant loan demand; for the Merrimack branch office opened in February of 1997; to bolster the Company's information technology area; and for the human resource and employee training areas.

      In conjunction with the acquisition of Primary Bank after the close of business October 31, 1997, the Company incurred costs of $5.9 million. These charges were comprised of personnel costs of $1.5 million, data processing costs of $1.3 million, facilities and equipment costs of $1.3 million and other costs of $1.8 million. Personnel costs related primarily to the costs of employee severance, data processing costs related primarily to the termination of data processing contracts with outside service bureaus, facilities and equipment costs related to the consolidation of certain back-office operations and consist of writedowns of properties owned and writedowns and the disposition of equipment which was unusable. Other merger expenses include investment banking fees, legal and accounting fees, due diligence costs, proxy registration/filing fees and mailing costs. All costs were recorded in earnings in 1997.

      The following table presents a summary of activity in 1997 with respect to the merger accrual:

                                       (In Thousands)

Balance at beginning of year              $     0
Provision charged against earnings          5,917
Cash outlays                                2,999
Non-cash writedowns                         1,305
                                          -------
Balance at end of year                    $ 1,613
                                          =======

      Of the remaining balance at year end, $1.3 million is for data processing costs related primarily to the termination of data processing contracts with outside service bureaus. At this time the Company anticipates full use of the merger accrual based upon the identified cost of business actions and existing contractual arrangements.

Income Taxes

      Income tax expense decreased $1.0 million to $704 thousand in 1997 compared to $1.7 million in 1996 and represented effective tax rates of 23.4% and 19.1%, respectively, of pretax income. The reason the tax rate is lower than the statutory tax rate of 34% in 1997, relates primarily to the reversal of the remainder of the valuation allowance established for net operating losses as a result of current and projected earnings, partially offset by nondeductible merger related charges and performance based stock options. The reason the tax rate in 1996 is lower than the statutory rate of 34% relates primarily to the reversal of a portion of the valuation allowance established for net operating losses as a result of current and projected earnings.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

Net Earnings

      Operations in 1996 resulted in net earnings of $7.2 million, an increase of $4.7 million over net earnings of $2.5 million for 1995. Basic earnings per share was $1.35 in 1996 compared to $.46 in 1995. Diluted earnings per share was $1.28 in 1996 compared to $.44 in 1995.

      Earnings before income taxes were $8.9 million in 1996, an increase of $4.8 million over $4.1 million in 1995. Earnings before income taxes increased in 1996 compared to 1995, primarily as a result of increases in net interest and dividend income and noninterest income and decreases in the provision for possible loan losses and noninterest expense.

Net Interest and Dividend Income

      Net interest and dividend income was $27.2 million and $26.8 million in 1996 and 1995, respectively. The increase of $407 thousand in 1996 compared to 1995 relates to an increase of $42.2 million or 6.47% in average interest earning assets to $695.0 million in 1996 from $652.8 million in 1995, partially offset by a decrease in the interest rate spread to 3.55% in 1996 from 3.71% in 1995.

      Interest income on loans was relatively stable at $38.0 million in 1996 and 1995, and included a decrease in the average yield earned to 8.97% in 1996 from 9.07% in 1995, offset by an increase in average balances of $3.9 million to $423.4 million in 1996 from $419.5 million in 1995. The decrease in yields in 1996 compared to 1995 reflects the lower interest rate environment for loans during 1996 compared to 1995. Relatively stable interest rates and competition for loans among financial institutions in the Company's market areas contributed to the lower interest rate environment during 1996. The increase in average balances in the loan portfolio in 1996 compared to 1995, although relatively insignificant at less than 1% for the year, reflects relatively weak loan demand in the first half of the year, where average balances in fact decreased, and stronger loan demand in the last half of the year. Residential real estate loan demand was strong throughout most of 1996; however, commercial real estate loan demand was strong only during the latter part of the year and the average balances of commercial, financial and agricultural loans decreased. Additionally, beginning in July of 1996 the Company began retaining for its portfolio, fifteen year fixed rate residential real estate loans which prior to that time were being sold in the secondary mortgage market.

      Interest and dividend income on securities, including stock in FHLBB increased $2.8 million or 21.90% to $15.6 million in 1996 from $12.8 million in 1995. The increase in 1996 compared to 1995, was the result of an increase in the average yield earned to 6.13% in 1996 from 5.92% in 1995, coupled with an increase in average balances of $38.4 million or 17.78% to $254.6 million in 1996 from $216.2 million in 1995. The Company invested in securities with longer weighted average maturities during 1996 and invested proceeds of maturing US Treasury obligations in US Government agency obligations. These investments produced higher yields. Such higher yields were partially offset by an acceleration of the amortization of premiums paid on mortgage-backed securities, as a result of increased prepayment activity on these securities in 1996.

      Interest expense on deposits increased $1.9 million or 9.40% to $22.0 million in 1996 from $20.1 million in 1995. The increase in 1996 compared to 1995, is the result of an increase of $31.2 million or 6.18% in the average balances of interest bearing deposits to $536.3 million in 1996 from $505.1 million in 1995, coupled with an increase in the cost of those deposits to 4.10% in 1996 from 3.98% in 1995. The opening of a new branch office in April 1996, the continued success of new deposit account products introduced in 1995 and the continuation of higher rates of interest offered on certain deposit products in 1996 resulted in the higher average balances in deposits and the higher cost of those deposits in 1996 compared to 1995.

      Interest expense on securities sold under agreements to repurchase and other borrowings increased $334 thousand or 6.80% to $5.2 million in 1996 from $4.9 million in 1995. The increase in 1996 compared to 1995, was primarily the result of an increase in average balances of $14.6 million or 17.07% to $100.3 million in 1996 from $85.7 million in 1995, offset by a decrease in the cost of those borrowings to 5.23% in 1996 from 5.73% in 1995. The increase in average balances related to an increase in average balances on securities sold under agreements to repurchase of $10.0 million and an increase in average balances of other borrowings of $4.6 million. Such increases were used to fund investing activities in loans, securities held to maturity and securities available for sale. The increase in the average balance of securities sold under agreements to repurchase was the result of local municipalities and commercial accounts making greater use of these instruments when investing their excess funds. The decrease in the cost of securities sold under agreements to repurchase and other borrowings related to the low interest rate environment that was prevalent for these instruments during 1996. The average cost of securities sold under agreements to repurchase was 4.76% and 5.25% during 1996 and 1995, respectively. The average cost of other borrowings was 5.72% and 6.18% during 1996 and 1995, respectively.

Provision for Possible Loan Losses

      The provision for possible loan losses was $1.4 million in 1996, representing a 58.89% decrease from the provision of $3.3 million in 1995. The decrease in the provision resulted primarily from a charge of $1.7 million in 1995, in order for the Company to pursue its accelerated asset disposition plan and for which no additional charge was required in 1996, as well as management's overall evaluation of the loan portfolio and the adequacy of the level of the allowance for possible loan losses in relation to total loans and nonperforming loans. Loans charged off in 1996 were $3.0 million compared to $3.6 million in 1995. Recoveries of loans previously charged off were $750 thousand in 1996 compared to $307 thousand in 1995. Net loans charged off were $2.3 million in 1996 compared to $3.3 million in 1995.

Noninterest Income

      Noninterest income was $5.7 million in 1996, an increase of $690 thousand or 13.69% from $5.0 million in 1995.

      The increase in 1996 over 1995, was primarily attributable to an increase in net gains on sales of securities available for sale of $312 thousand, an increase in customer account fees and service charges of $314 thousand and an increase in net gains on sales of loans of $469 thousand, partially offset by a decrease in other noninterest income of $379 thousand. A portion of the increase in net gains on sales of loans was as a result of the Company's adoption of SFAS No. 122, Accounting for Mortgage Servicing Rights, which increased net gains on sales of loans by $257 thousand in 1996. The decrease in other noninterest income in 1996 related to a gain on sale of mortgage servicing rights in 1995 of $432 thousand.

Noninterest Expense

      Noninterest expense was $22.6 million in 1996, a decrease of 7.08% over $24.4 million in 1995.

      Salaries and benefits expense increased $659 thousand or 6.35% to $11.0 million in 1996 from $10.4 million in 1995. The increase in salary and compensation expense was the result of normal salary increases, increased staffing levels and increases in related payroll taxes, retirement and other benefits, partially offset by decreases in benefit expenses relating primarily to health insurance costs.

      Occupancy and equipment expense increased $480 thousand or 13.93% to $3.9 million in 1996 from $3.4 million in 1995. The increase was the result of depreciation expense for new equipment associated with the Company upgrading its data processing systems during the third quarter of 1995 and making further enhancements to those systems during 1996, and the addition of a second branch office in Concord, New Hampshire opened in the third quarter of 1995, which was opened for the full year in 1996.

      Expenses associated with other real estate owned decreased $2.6 million to a recovery of $52 thousand in 1996 from expenses of $2.5 million in 1995. The decrease was primarily the result of a charge taken in 1995 of $1.6 million related to the Company's accelerated asset disposition plan, as well as the continued reduction of other real estate owned in 1996 which enabled the Company to reduce the related other real estate owned expenses.

      Merger-related charges decreased $736 thousand to $0 in 1996 from $736 thousand in 1995. Merger-related charges in 1995 related to the acquisition by Primary Bank of Horizon Bank and Trust, which was completed in April of 1995 and which was accounted for by the pooling-of-interests method of accounting.

      Other noninterest expense increased $446 thousand to $7.7 million in 1996 from $7.3 million in 1995. Components with significant changes in other noninterest expense were data processing expenses, FDIC deposit insurance premiums and a special assessment by the FDIC to recapitalize the SAIF on the Company's SAIF-assessable OAKAR deposits. Data processing expenses increased as Primary Bank eliminated its in house data processing center in the fourth quarter of 1995 and began utilizing an outside service bureau. FDIC deposit insurance premiums decreased in 1996 from 1995. The decrease is the result of the FDIC further decreasing BIF deposit insurance premiums in 1996 compared to 1995 as a result of the BIF being fully recapitalized in 1995. The special SAIF assessment on the Company's SAIF-assessable OAKAR deposits was a result of the FDIC making this special assessment for the purpose of recapitalizing the SAIF as a result of legislation signed by the President of the United States on September 30, 1996.

Income Taxes

      Income tax expense increased $67 thousand or 4.09% to $1.7 million in 1996 from $1.6 million in 1995 and represented effective tax rates of 19.1% and 39.8% in 1996 and 1995, respectively, of pretax income. The reason the tax rate in 1996 is lower than the statutory rate of 34% relates primarily to the reversal of a portion of the valuation allowance established for net operating losses as a result of current and projected earnings. The reason the tax rate in 1995 is higher than the statutory rate of 34% relates primarily to the additional amounts recorded to the valuation allowance for net operating losses.

CAPITAL RESOURCES AND LIQUIDITY

Capital Resources

      The Company's capital base totaled $66.9 million or 8.22% of total assets at December 31, 1997 compared to $59.4 million, or 7.45% of total assets at December 31,1996. Stockholders' equity increased $7.5 million, primarily related to net earnings of $2.3 million, an increase in unrealized gains on securities available for sale net of related tax effects of $4.1 million and transactions related to stock options of $2.9 million partially offset by dividends declared of $1.6 million.

      On August 13, 1996, the Company announced a Stock Repurchase Program ("Program"), whereby the Company's Board of Directors authorized the repurchase of up to 10% of its outstanding common shares from time to time. Shares repurchased under the program may be held in treasury, retired or used for general corporate purposes. As of March 31, 1997, the Company had repurchased 72,549 shares under the Program. No shares were repurchased under the Program after March of 1997, and, as a result of the merger with Primary Bank, the Stock Repurchase Program was terminated.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1997, the Company and subsidiary bank meet all capital adequacy requirements to which they are subject.

      As of December 31, 1997, the most recent notification from the FDIC categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.

      The Company's and the subsidiary bank's actual capital amounts and ratios as of December 31, 1997 and 1996 are presented in the following table:

                                                                                          To Be Well
                                                                                       Capitalized Under
                                                                      For Capital      Prompt Corrective
                                                     Actual        Adequacy Purposes   Action Provisions
                                                ----------------   -----------------   -----------------
                                                Amount    Ratio    Amount     Ratio    Amount     Ratio
                                                -------   ------   -------   -------   -------   -------
                                                                   ($ In Thousands)

As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                $65,688   12.87%   $40,836   >=8.00%       N/A
    Subsidiary Bank                             $63,737   12.49%   $40,830   >=8.00%   $51,038    >=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                $59,292   11.62%   $20,418   >=4.00%       N/A
    Subsidiary Bank                             $57,342   11.24%   $20,415   >=4.00%   $30,623    >=6.00%
  Tier I Capital (to Average Assets):
    Consolidated                                $59,292    7.47%   $31,730   >=4.00%       N/A
    Subsidiary Bank                             $57,342    7.23%   $31,723   >=4.00%   $39,654    >=5.00%

As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                $61,359   13.60%   $36,092   >=8.00%       N/A
    Subsidiary Bank                             $60,632   13.45%   $36,074   >=8.00%   $45,092    >=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                $55,711   12.35%   $18,047   >=4.00%       N/A
    Subsidiary Bank                             $54,987   12.19%   $18,037   >=4.00%   $27,055    >=6.00%
  Tier I Capital (to Average Assets):
    Consolidated                                $55,711    7.13%   $31,251   >=4.00%       N/A
    Subsidiary Bank                             $54,987    7.04%   $31,242   >=4.00%   $39,053    >=5.00%

Liquidity

      The principal source of funds for the payment of dividends and expenses by the Company, is dividends paid to it by the subsidiary bank. Bank regulatory authorities generally restrict the amounts available for payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly affect the Company's ability to pay dividends. Dividends paid to the Company by the subsidiary bank in 1997, 1996 and 1995 were $3.0 million, $2.0 million and $2.0 million, respectively. The primary source of liquidity in the Company is its interest bearing deposit with its subsidiary bank of $2.5 million at December 31, 1997. Management believes that these funds are adequate to provide for the Company's needs.

      The subsidiary bank monitors its level of short-term assets and liabilities, maintaining an appropriate balance between liquidity, risk and return. The major sources of liquidity are deposits, securities available for sale, maturities of securities held to maturity, interest bearing deposits in FHLBB and amortization, prepayments and maturities of outstanding loans and other borrowings from the FHLBB. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by interest rate trends, economic conditions and competition.

      The Company's and subsidiary bank's liquidity, represented by cash and due from banks, is a product of its operating activities, investing activities and financing activities. These activities are summarized as follows:

                                                       Year Ended December 31,
                                                   ------------------------------
                                                     1997       1996       1995
                                                   --------   --------   --------
                                                           (In Thousands)

Cash and due from banks at beginning of year       $ 30,559   $ 28,811    $ 19,562

Operating activities:
  Net earnings                                        2,307      7,201       2,482
  Adjustments to reconcile net earnings to net
   cash provided by operating activities              4,496        175       4,199
                                                   -------------------------------
Net cash provided by operating activities             6,803      7,376       6,681
Net cash used in investing activities               (15,609)   (67,418)    (50,107)
Net cash provided by financing activities             6,924     61,790      52,675
                                                   -------------------------------
Cash and due from banks at end of year             $ 28,677   $ 30,559    $ 28,811
                                                   ===============================

      Operating activities provided positive cash flows in 1997, 1996 and 1995 and were primarily comprised of net earnings and net noncash items included in earnings which positively affected cash flows.

      Investing activities used cash in 1997, 1996 and 1995. The primary investing activities of the Company and the subsidiary bank, are originating loans and purchasing securities available for sale and securities held to maturity. In 1997, 1996 and 1995, loan originations net of repayments were $68.6 million, $41.3 million and $23.5 million, respectively. Purchases of securities available for sale and securities held to maturity were $154.3 million, $205.6 million and $70.2 million, respectively, in 1997, 1996 and 1995. A substantial portion of the net loan originations and purchases of securities available for sale and securities held to maturity in 1997, 1996 and 1995, were funded by increases in deposits and securities sold under agreements to repurchase, maturities and calls of securities held to maturity and maturities, calls and sales of securities available for sale in each of those years and by other borrowings in 1996.

      Financing activities provided cash in 1997, 1996 and 1995. The primary financing activities of the Company and the subsidiary bank are deposits, short-term borrowings in the form of securities sold under agreements to repurchase and other borrowings. In 1997, 1996 and 1995, deposits increased by $39.3 million, $18.5 million and $71.0 million, respectively. Securities sold under agreements to repurchase increased $1.1 million, $15.0 million and $10.8 million, respectively in 1997, 1996 and 1995. In 1997 and 1995, other borrowings decreased as repayments exceeded proceeds of borrowings by $33.3 million and $27.6 million, respectively, while proceeds of borrowings exceeded repayments in 1996 which caused an increase in borrowings of $30.7 million. Net cash provided by financing activities in 1997, 1996 and 1995 was used to fund investing activities.

      Liquidity management is both a daily and long-term function of management. Excess liquidity is generally invested in short-term investments such as interest bearing deposits in the FHLBB and 2 to 5 year fixed income US Treasury and US Government agency securities and, to a lesser extent, corporate securities. In addition to assets in cash on hand and due from banks of $28.7 million at December 31, 1997, the Company through its subsidiary bank has interest bearing deposits in the FHLBB of $27.5 million and securities available for sale of $178.7 million. In addition to these liquidity sources the Company has significant cash flow from the repayments of loans through its subsidiary bank. If the subsidiary bank requires funds beyond its ability to generate them internally, borrowing arrangements with the FHLBB can provide additional funds. At December 31, 1997, the subsidiary bank had $25.9 million of outstanding borrowings with the FHLBB, with an additional borrowing capacity of approximately $266.7 million.

      The Company anticipates that the subsidiary bank will have sufficient funds available to meet its current loan commitments. At December 31, 1997, the subsidiary bank had outstanding loan commitments of $64.0 million. For additional information as to loan commitments, see note M of Notes to Consolidated Financial Statements. Time deposits which are scheduled to mature in one year or less at December 31, 1997, totalled $237.7 million. Management believes that a significant portion of such deposits will remain with the subsidiary bank.

      For a discussion of the limitations that federal law places on extensions of credit from banks to their parent holding company, see note S of Notes to Consolidated Financial Statements.

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

RECENT ACCOUNTING DEVELOPMENTS

      During 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The Company's adoption of this accounting pronouncement did not have a material impact on its financial condition or results of operations.

      In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. This statement simplifies the standard for computing EPS previously found in Accounting Principles Board Opinion No. 15 ("APB No. 15"). It replaces the presentation of primary EPS with a presentation of basic EPS and the presentation of fully diluted EPS with a presentation of diluted EPS. Basic EPS is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires the restatement of all prior-period EPS data presented. The Company adopted SFAS No. 128, as required on December 31, 1997 and restated EPS for all prior periods presented.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires that all items that are components of "comprehensive income" be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the change in equity [net assets] of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Companies will be required to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. As the requirements of SFAS No. 130 are disclosure-related, its implementation will have no impact on the Company's financial condition or results of operations.

      In June 1997, the FASB issued SFAS No. 131,
"Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 requires that enterprises report certain financial and descriptive information about operating segments in complete sets of financial statements of the Company and in condensed financial statements of interim periods issued to shareholders. It also requires that a Company report certain information about their products and services, geographic areas in which they operate and their major customers. As the requirements of SFAS No. 131 are disclosure-related, its implementation will have no impact on the Company's financial condition or results of operations. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and requires interim periods to be presented in the second year of application.

YEAR 2000

      The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

      The Company is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for the year 2000 compliance. It is anticipated that all reprogramming efforts will be completed by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Company's primary processing vendors that plans are developed to address processing of transactions in the year 2000 and plans are in the process of being developed for actual testing. Management believes that costs related to the year 2000 compliance will not have any significant adverse affect on the Company's earnings.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

      The consolidated financial statements of Granite State Bankshares, Inc. and subsidiary have been prepared by management, which is responsible for their content and accuracy. The statements present the results of operations, cash flows, and financial position of the Company in conformity with generally accepted accounting principles and, accordingly, include amounts based on management's judgments and estimates. Information in other sections of this annual report is consistent with that included in the financial statements.

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

                     [LETTERHEAD OF GRANT THORNTON LLP]


             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Granite State Bankshares, Inc.

      We have audited the accompanying consolidated statements of financial condition of Granite State Bankshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Granite State Bankshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

      The condolidated financial statements as of December 31, 1996, and for the years ended December 31, 1996 and 1995 have been restated to reflect the pooling of interests with Primary Bank as described in note B of notes to consolidated financial statements. We did not audit the 1996 and 1995 financial statements of Primary Bank, which statements reflect total assets of $427,407,000 as of December 31, 1996 and net interest and dividend income of $13,479,000 and $13,171,000 for the years ended December 31, 1996 and 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Primary Bank as of December 31, 1996 and for the years ended December 31, 1996 and 1995 is based solely on the report of other auditors.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provides a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Granite State Bankshares, Inc. and subsidiary as of December 31, 1997 and 1996 and the results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                       /s/ GRANT THORNTON LLP


Boston, Massachusetts
January 12, 1998

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                   December 31,
                                                               ---------------------
                                                                 1997        1996
                                                               ---------   ---------
                                                                  (In Thousands)

                                   ASSETS

Cash and due from banks                                        $  28,677   $  30,559
Interest bearing deposits in Federal Home Loan Bank of
 Boston, at cost, which approximates market value                 27,452      17,993
Securities available for sale (amortized cost $169,373,000
 in 1997 and $180,054,000 in 1996)                               178,680     182,462
Securities held to maturity (market value $34,170,000 in
 1997 and $83,792,000 in 1996)                                    33,910      84,403
Stock in Federal Home Loan Bank of Boston                          7,201       6,365
Loans held for sale                                                1,068       1,025

Loans                                                            509,165     442,297
  Less:  Unearned income                                          (1,432)     (1,860)
         Allowance for possible loan losses                       (7,651)     (6,253)
                                                               ---------------------
Net loans                                                        500,082     434,184

Premises and equipment                                            18,863      19,598
Other real estate owned                                            1,905       3,492
Other assets                                                      15,832      17,759
                                                               ---------------------
      Total assets                                             $ 813,670   $ 797,840
                                                               =====================

                    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Interest bearing deposits                                      $ 577,713   $ 546,396
Noninterest bearing deposits                                      71,270      63,271
                                                               ---------------------
      Total deposits                                             648,983     609,667

Securities sold under agreements to repurchase                    66,025      64,961
Other borrowings                                                  25,877      59,190
Other liabilities                                                  5,871       4,593
                                                               ---------------------
      Total liabilities                                          746,756     738,411

STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value; authorized 7,500,000
 shares; none issued
Common stock, $1.00 par value; authorized 12,500,000
 shares; 6,493,640 and 6,264,005 shares issued at
 December 31, 1997 and 1996, respectively                          6,494       6,264
Additional paid-in capital                                        34,730      32,015
                                                               ---------------------
                                                                  41,224      38,279
Retained earnings                                                 26,389      25,704
Unrealized gain on securities available for sale, net of
 related tax effects                                               5,713       1,589
                                                               ---------------------
                                                                  73,326      65,572

  Less:  Treasury stock, at cost, 920,305 and 900,120 shares
          at December 31, 1997 and 1996, respectively             (6,305)     (6,000)
         Unearned compensation-ESOP                                 (107)       (143)
                                                               ---------------------
         Total stockholders' equity                               66,914      59,429
                                                               ---------------------
         Total liabilities and stockholders' equity            $ 813,670   $ 797,840
                                                               =====================

       The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF EARNINGS

                                                                          Year Ended December 31,
                                                                    -----------------------------------
                                                                      1997         1996         1995
                                                                    ---------    ---------    ---------
                                                                  ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                                             $  42,307    $  37,969    $  38,036
  Debt securities available for sale                                    9,771       10,270        6,352
  Marketable equity securities available for sale                         586          294          217
  Securities held to maturity                                           5,110        4,622        5,716
  Interest bearing deposits in Federal Home Loan Bank of Boston           781          857          961
  Dividends on Federal Home Loan Bank of Boston stock                     456          418          516
                                                                    -----------------------------------
      Total interest and dividend income                               59,011       54,430       51,798

Interest expense
  Deposits                                                             23,322       21,999       20,108
  Securities sold under agreements to repurchase                        2,847        2,438        2,165
  Other borrowings                                                      2,731        2,806        2,745
                                                                    -----------------------------------
      Total interest expense                                           28,900       27,243       25,018
                                                                    -----------------------------------
      Net interest and dividend income                                 30,111       27,187       26,780

Provision for possible loan losses                                      2,425        1,372        3,337
                                                                    -----------------------------------
      Net interest and dividend income after provision for
       possible loan losses                                            27,686       25,815       23,443

Noninterest income
  Customer account fees and service charges                             2,969        3,033        2,719
  Mortgage service fees                                                   634          677          703
  Net gains on sales of securities available for sale                   2,187          650          338
  Net gains on sales of loans                                             415          798          329
  Other                                                                   894          573          952
                                                                    -----------------------------------
                                                                        7,099        5,731        5,041

Noninterest expense
  Salaries and benefits                                                13,822       11,036       10,377
  Occupancy and equipment                                               4,197        3,927        3,447
  Other real estate owned                                                  63          (52)       2,521
  Merger-related charges                                                5,917                       736
  Other                                                                 7,775        7,729        7,283
                                                                    -----------------------------------
                                                                       31,774       22,640       24,364
                                                                    -----------------------------------

      Earnings before income taxes                                      3,011        8,906        4,120
Income taxes                                                              704        1,705        1,638
                                                                    -----------------------------------
      NET EARNINGS                                                  $   2,307    $   7,201    $   2,482
                                                                    ===================================

Net earnings per share-basic                                        $     .42    $    1.35    $     .46
                                                                    ===================================

Net earnings per share-diluted                                      $     .40    $    1.28    $     .44
                                                                    ===================================

Shares used in computing net earnings per share-basic               5,444,350    5,323,480    5,411,409

Shares used in computing net earnings per share-diluted             5,751,262    5,614,554    5,678,811

       The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                             Unrealized
                                                                                           Gain (Loss) on
                                                           Additional                        Securities      Unearned
                                                   Common   Paid-in    Retained  Treasury    Available     Compensation
                                                   Stock    Capital    Earnings   Stock    for Sale, net       ESOP        Total
                                                   ------  ----------  --------  --------  --------------  ------------  ---------
                                                                                   (In Thousands)

Balance as of December 31, 1994                    $5,956   $ 31,424   $18,126   $(3,429)     $(3,163)       $ (278)     $ 48,636
Net earnings                                                             2,482                                              2,482
Payment of Employee Stock Ownership Plan
 Indebtedness                                                                                                    99            99
Employee Stock Ownership Plan distribution                        23                                                           23
Stock dividend                                         98        (98)
Cash dividends declared on common stock,
 $.18 per share                                                           (989)                                              (989)
Change in unrealized gain (loss) on securities
 available for sale, net of income taxes                                                        5,021                       5,021
Issuance of common stock upon exercise of stock
 options                                                1        177                                                          178
Purchase of common stock for treasury                                               (695)                                    (695)
                                                   ------------------------------------------------------------------------------
Balance as of December 31, 1995                     6,055     31,526    19,619    (4,124)       1,858          (179)       54,755

Net earnings                                                             7,201                                              7,201
Payment of Employee Stock Ownership Plan
 Indebtedness                                                                                                    36            36
Employee Stock Ownership Plan distribution                        25                                                           25
Stock dividend                                        104       (104)
Cash dividends declared on common stock,
 $.20 per share                                                         (1,116)                                            (1,116)
Change in unrealized gain (loss) on securities
 available for sale, net of income taxes                                                         (269)                       (269)
Issuance of common stock upon exercise of stock
  options, including related tax effects              105        568                                                          673
Purchase of common stock for treasury                                             (1,876)                                  (1,876)
                                                   ------------------------------------------------------------------------------
Balance as of December 31, 1996                     6,264     32,015    25,704    (6,000)       1,589          (143)       59,429

Net earnings                                                             2,307                                              2,307
Payment of Employee Stock Ownership Plan
 Indebtedness                                                                                                    36            36
Employee Stock Ownership Plan distribution                        94                                                           94
Cash dividends declared on common stock,
 $.29 per share                                                         (1,622)                                            (1,622)
Change in unrealized gain (loss) on securities
 available for sale, net of income taxes                                                        4,124                       4,124
Issuance of common stock upon exercise of stock
 options, including related tax effects and
 vesting of performance-based stock options           230      2,621                                                        2,851
Purchase of common stock for treasury                                               (305)                                    (305)
                                                   ------------------------------------------------------------------------------
Balance as of December 31, 1997                    $6,494   $ 34,730   $26,389   $(6,305)     $ 5,713        $ (107)     $ 66,914
                                                   ==============================================================================

       The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Year Ended December 31,
                                                                          --------------------------------
                                                                            1997        1996        1995
                                                                          --------    --------    --------
                                                                                    (In Thousands)

Increase (decrease) in cash and due from banks

Cash flows from operating activities
  Net earnings                                                            $  2,307    $  7,201    $  2,482
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Provision for possible loan losses                                       2,425       1,372       3,337
    Provision for depreciation and amortization                              2,329       2,312       2,257
    Net (accretion) amortization of security discounts and premiums             24        (107)       (533)
    Provision for loss (recovery) on other real estate owned                    25        (383)      1,897
    Earned compensation-performance-based stock options                      1,078
    Deferred income tax benefits                                            (1,243)       (133)       (342)
    Realized gains on sales of securities available for sale, net           (2,187)       (650)       (338)
    Writedown of premises and equipment                                      1,305
    Loans originated for sale                                              (26,435)    (27,205)    (29,159)
    Proceeds from sale of loans originated for sale                         26,807      28,719      28,154
    (Increase) decrease in other assets                                      3,509      (2,647)        405
    Decrease in other liabilities                                           (2,270)       (130)       (653)
    Decrease in unearned compensation-ESOP                                      36          36          99
    Realized gains on sales of loans                                          (415)       (798)       (329)
    Realization of unearned income                                            (428)        (62)       (389)
    Realized gains on sales of other real estate owned                         (64)       (149)       (207)
                                                                          --------------------------------
      Net cash provided by operating activities                              6,803       7,376       6,681
                                                                          --------------------------------

Cash flows from investing activities
  Proceeds from sales of securities available for sale                     116,531      71,485      14,556
  Proceeds from maturities and calls of securities available for sale       52,500      50,948      15,998
  Principal payments received on securities available for sale              13,294       7,469         840
  Purchase of securities available for sale                               (147,266)   (146,853)    (34,293)
  Purchase of securities held to maturity                                   (7,000)    (58,767)    (35,889)
  Proceeds from maturities and calls of securities held to maturity         33,150      17,814      29,150
  Principal payments received on securities held to maturity                 2,129       4,525       4,322
  Purchase of Federal Home Loan Bank of Boston stock                          (836)       (150)       (407)
  Redemption of Federal Home Loan Bank of Boston stock                                   1,343
  Loan originations, net of repayments                                     (68,627)    (41,275)    (23,511)
  Purchase of premises and equipment                                        (2,489)     (2,394)     (3,494)
  Net (increase) decrease in interest-bearing deposits in Federal
   Home Loan Bank of Boston                                                 (9,459)      6,246     (24,213)
  Proceeds from sales of other real estate owned                             2,376       4,752       3,892
  Proceeds from sale of loans                                                           17,638       2,689
  Other                                                                         88        (199)        253
                                                                          --------------------------------
      Net cash used in investing activities                                (15,609)    (67,418)    (50,107)
                                                                          --------------------------------

Cash flows from financing activities
  Net increase in demand, NOW, money market and savings accounts            19,865       6,217         428
  Net increase in time certificates                                         19,451      12,327      70,596
  Net increase in securities sold under agreements to repurchase             1,064      15,003      10,845
  Increase (decrease) in other borrowings                                  (33,313)     30,691     (27,580)
  Repayment on liability relating to ESOP                                      (36)        (36)        (99)
  Dividends paid on common stock                                            (1,285)     (1,083)       (998)
  Proceeds from issuance of common stock                                     1,483         547         178
  Purchase of treasury stock                                                  (305)     (1,876)       (695)
                                                                          --------------------------------
      Net cash provided by financing activities                              6,924      61,790      52,675
                                                                          --------------------------------
      Net increase (decrease) in cash and due from banks                    (1,882)      1,748       9,249
Cash and due from banks at beginning of year                                30,559      28,811      19,562
                                                                          --------------------------------
Cash and due from banks at end of year                                    $ 28,677    $ 30,559    $ 28,811
                                                                          ================================

       The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A-Summary of Significant Accounting Policies

      The accounting and reporting policies of Granite State Bankshares, Inc. (the "Company") and its wholly-owned subsidiary, Granite Bank (the "subsidiary bank") conform to generally accepted accounting principles and to general practices within the banking industry.

      The subsidiary bank has been and continues to be a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and originating loans secured by residential and commercial real estate and other loans. The subsidiary bank also originates fixed rate residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has twenty full service offices and an additional twenty remote automatic teller locations. The subsidiary bank is a full service community bank with a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire.

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

2. Reclassifications and Restatements

      The consolidated financial statements as of December 31, 1996 and for the years ended December 31, 1996 and 1995 have been restated to reflect the pooling-of-interests with Primary Bank. See note B-Mergers and Acquisitions. In addition, certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

      Prior period common stock and per share data have been restated to reflect the pooling-of-interests with Primary Bank and the Company's three-for-two stock split effected in the form of a 50% stock dividend declared on April 14, 1997 to stockholders of record April 25, 1997 and paid on May 9, 1997. Per share data have also been restated for the stock dividends paid by Primary Bank.

3. Cash and Due From Banks

      For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks. The Federal Reserve Bank requires the subsidiary bank to maintain average reserve balances. The average amount of these reserve balances for the year ended December 31, 1997, was approximately $13,300,000.

4. Securities

      Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income taxes. During 1997, 1996 and 1995, the Company had no securities classified as trading securities.

      Premiums and discounts on securities are amortized or accreted into earnings on the straight-line method over the life of the investments. Income recognized by use of this method does not differ materially from that which would be recognized by use of the level-yield method. If a decline in fair value below the amortized cost basis of a security is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against net gains or losses on securities. Gains and losses on the sale of securities available for sale are recognized at the time of sale on a specific identification basis.

5. Loans

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

      The Company measures loan impairment on commercial and commercial real estate loans in excess of $75,000 based on the present value of expected future cash flows discounted at the loan's effective interest rate, or on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. When the Company determines that foreclosure is probable, it measures impairment based on the fair value of the collateral. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Commercial and commercial real estate loans of $75,000 or less are collectively evaluated for impairment. Additionally, large groups of smaller balance homogeneous loans, such as residential real estate and consumer loans are collectively evaluated for impairment.

      Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized as an adjustment of the related loan yield over the contractual life of the loans.

6. Allowance for Possible Loan Losses

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

7. Mortgage Banking Activities

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

      In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." The Statement, which was prospectively adopted by the Company on January 1, 1996, requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights either through the purchase or origination of mortgage loans (originated mortgage loan servicing rights) and sells those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. As a result of adoption, the Company recorded additional gains on sales of mortgage loans of approximately $257,000 and amortization expense on originated mortgage servicing rights of $35,000 for the year ended December 31, 1996. The after tax impact of these items increased net earnings by $136,000, basic earnings per share by $.03 and diluted earnings per share by $.02.

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

      During 1997 the Company prospectively adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as required by the FASB. SFAS No. 125 superceded SFAS No. 122, "Accounting for Mortgage Servicing Rights," an Amendment of FASB Statement No.
65. The adoption of SFAS No. 125 had no significant impact on the Company's consolidated financial position or consolidated results of operations.

8. Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the remaining lease terms, if shorter. Useful lives are 15-50 years for bank buildings, 3-20 years for leasehold improvements and 2-10 years for furniture and equipment.

      Gains or losses on routine dispositions are credited or charged to earnings. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized.

9. Other Real Estate Owned

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

10. Other Assets

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

11. Impairment of Long-Lived Assets

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

12. Fair Value of Financial Instruments

      In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose estimated fair values of financial instruments. Fair value estimates, methods, and assumptions are set forth below in note V of Notes to Consolidated Financial Statements.

13. Income Taxes

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

14. Retirement and Benefit Plans

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

      The Company has an Employee Stock Ownership Plan ("ESOP"), covering eligible employees with one year of service as defined by the ESOP. The Company records compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees.

15. Stock-Based Compensation

      SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25 ("Opinion 25"). However, SFAS No. 123 did not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the intrinsic value based method under Opinion 25 or (2) to adopt the SFAS No. 123 fair value based method. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. For entities not adopting the SFAS No. 123 fair value based method, SFAS No. 123 requires the entity to display in the footnotes to the financial statements pro forma net earnings and earnings per share information as if the fair value based method had been adopted. The Company continues to account for stock-based compensation under the intrinsic value based method under Opinion 25, as allowed by SFAS No. 123, and includes presentation of the appropriate required pro forma disclosures in the notes to the consolidated financial statements.

16. Earnings Per Share

      The FASB issued SFAS No. 128 "Earnings Per Share,"     in February of
1997. SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. This statement simplifies the standard for computing EPS found in Accounting Principles Board Opinion No. 15 ("APB No. 15"). It replaces primary EPS with a presentation of basic EPS and the presentation of fully diluted EPS with a presentation of diluted EPS.

      As required by the FASB, the Company adopted SFAS No. 128 on December 31, 1997 and has restated EPS for all prior-period EPS data presented.

      Basic EPS is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

17. Derivative Financial Instruments

      The Company utilizes interest rate cap agreements to manage exposure to interest rate risk. The Company does not purchase derivative financial instruments for trading purposes. The Company receives an interest payment if the three-month London Interbank Offered Rate ("LIBOR") increases above a predetermined rate. This payment would be based upon the rate difference between current LIBOR and the predetermined rate accrued on the notional value of the instrument. The amounts received on the interest rate cap agreements are accounted for as an adjustment to the yield or cost of the hedged financial instruments. The transaction fee paid on the interest rate cap is amortized over the life of the contract.

18. Recent Accounting Developments

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that all items that are components of "comprehensive income" be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the change in equity [net assets] of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Companies will be required to

(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. As the requirements of SFAS No. 130 are disclosure-related, its implementation will have no impact on the Company's financial condition or results of operations.

      In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires that enterprises report certain financial and descriptive information about operating segments in complete sets of financial statements of the Company and in condensed financial statements of interim periods issued to shareholders. It also requires that a Company report certain information about their products and services, geographic areas in which they operate and their major customers. As the requirements of SFAS No. 131 are disclosure-related, its implementation will have no impact on the Company's financial condition or results of operations. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and requires interim periods to be presented in the second year of application.

NOTE B-Mergers and Acquisitions

      Effective after the close of business October 31, 1997, the Company acquired Primary Bank. Each of Primary Bank's 2,194,685 outstanding shares of common stock were converted into 1.1483 shares of the Company's common stock resulting in the issuance of 2,520,157 shares of the Company's common stock to Primary Bank stockholders. Outstanding stock options were similarly exchanged for Company stock options. Primary Bank was a state-chartered guaranty (stock) savings bank headquartered in Peterborough, New Hampshire. Primary Bank was merged into Granite Bank, the Company's wholly-owned subsidiary, as part of the transaction.

      The merger was accounted for by the pooling-of-interests method of accounting, and, accordingly, the financial information for all prior periods presented have been restated to present the combined financial condition and results of operations as if the combination had been in effect for all periods presented.

      Expenses directly attributable to the merger amounted to $5,917,000 and were charged to earnings at the date of combination. These charges were comprised of personnel costs of $1,462,000, data processing costs of $1,282,000, facilities and equipment costs of $1,305,000 and other costs of $1,868,000. Personnel costs related primarily to the costs of employee severance, data processing costs related primarily to the termination of data processing contracts with outside service bureaus, facilities and equipment costs related to the consolidation of certain back-office operations and consist of writedowns of properties owned and writedowns and disposition of equipment which was unusable. Other merger expenses include investment banking fees, legal and accounting fees, due diligence costs, proxy registration/filing fees and mailing costs. All costs were recorded in earnings in 1997.

      The following table presents a summary of activity in 1997 with respect to the merger accrual:

                                           (In Thousands)

Balance at beginning of year                   $    0
Provision charged against earnings              5,917
Cash outlays                                    2,999
Non-cash writedowns                             1,305
                                               ------
Balance at end of year                         $1,613
                                               ======

      Of the remaining balance at year end $1,282,000 is for data processing costs related primarily to the termination of data processing contracts with outside service bureaus. At this time the Company anticipates full use of the merger accrual based upon the identified cost of business actions and existing contractual arrangements.

      Separate financial information of Granite State Bankshares, Inc. ("Granite State") and Primary Bank for periods prior to the acquisition is as follows:

                                         Period Ended October 31,              Year Ended December 31,
                                         ------------------------   --------------------------------------------
                                                   1997                     1996                    1995
                                           --------------------     --------------------    --------------------
                                           Granite     Primary      Granite     Primary     Granite     Primary
                                            State        Bank        State        Bank       State        Bank
                                           --------    --------     --------    --------    --------    --------
                                                (Unaudited)
                                                                       (In Thousands)

Net interest and dividend income           $ 12,112    $ 12,669     $ 13,708    $ 13,479     $ 13,609   $ 13,171
Provision for possible loan losses              425       1,500          650         722          735      2,602
Noninterest income                            4,180       2,440        3,181       2,550        2,515      2,526
Noninterest expense                           9,035      12,328       10,514      12,126       10,081     14,283
Income taxes (benefits)                       2,467        (457)       1,945        (240)       1,873       (235)
                                           ---------------------------------------------------------------------
Net earnings (loss)                        $  4,365    $  1,738     $  3,780    $  3,421     $  3,435   $   (953)
                                           =====================================================================

NOTE C-Earnings Per Share

      Information regarding the number of shares used in computing earnings per share is as follows:

                                                                 Year Ended December 31,
                                                           -----------------------------------
                                                             1997         1996         1995
                                                           ---------    ---------    ---------

Weighted average common shares outstanding-Basic           5,444,350    5,323,480    5,411,409

Dilutive effect of stock options computed using
 the treasury stock method                                   306,912      291,074      267,402
                                                           -----------------------------------

Weighted average common shares outstanding-Diluted         5,751,262    5,614,554    5,678,811
                                                           ===================================

      Options to purchase 109,363 and 98,153 shares of common stock were outstanding at December 31, 1996 and 1995, respectively, but were not included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share, because the effect would have been antidilutive.

NOTE D-Securities

      The amortized cost and estimated market values of securities at December 31, were as follows:

                                                                                        Estimated
                                               Amortized    Unrealized    Unrealized     Market
                                                 Cost         Gains         Losses        Value
                                               ---------    ----------    ----------    ---------
                                                                 (In Thousands)

Securities held to maturity
 At December 31, 1997
   US Government agency obligations            $  33,910     $   285       $    25      $  34,170
                                               --------------------------------------------------
       Total securities held to maturity       $  33,910     $   285       $    25      $  34,170
                                               ==================================================

Securities available for sale
 At December 31, 1997
   US Treasury obligations                     $  82,470     $   499                    $  82,969
   US Government agency obligations               44,218          31       $    50         44,199
   Other corporate obligations                     8,493          16             1          8,508
   Mortgage-backed securities:
     FNMA                                         11,723          49            95         11,677
     FHLMC                                         6,562          26            41          6,547
     GNMA                                          2,418          84                        2,502
     SBA                                             765          17                          782
                                               --------------------------------------------------
       Total mortgage-backed securities           21,468         176           136         21,508
   Mutual Funds                                    6,005         130            22          6,113
   Marketable equity securities                    6,719       8,664                       15,383
                                               --------------------------------------------------
       Total securities available for sale     $ 169,373     $ 9,516       $   209      $ 178,680
                                               ==================================================

Securities held to maturity
 At December 31, 1996
   US Government agency obligations            $  67,711     $   109       $   504      $  67,316
   Mortgage-backed securities:
     FNMA                                          7,030          32           141          6,921
     FHLMC                                         1,000                        99            901
     GNMA                                          7,227         112           113          7,226
     SBA                                           1,011          11             7          1,015
     Other                                           424                        11            413
                                               --------------------------------------------------
       Total mortgage-backed securities           16,692         155           371         16,476
                                               --------------------------------------------------
       Total securities held to maturity       $  84,403     $   264       $   875      $  83,792
                                               ==================================================

Securities available for sale
 At December 31, 1996
   US Treasury obligations                     $  25,847     $    26       $    21      $  25,852
   US Government agency obligations               65,748          21           424         65,345
   Other corporate obligations                     6,475                        39          6,436
   Mortgage-backed securities:
     FNMA                                         33,284          59           233         33,110
     FHLMC                                        32,402          39           260         32,181
     GNMA                                          3,577           1            69          3,509
                                               --------------------------------------------------
       Total mortgage-backed securities           69,263          99           562         68,800
   Mutual Funds                                    5,439          11            27          5,423
   Marketable equity securities                    7,282       3,329             5         10,606
                                               --------------------------------------------------
       Total securities available for sale     $ 180,054     $ 3,486       $ 1,078      $ 182,462
                                               ==================================================

      In the fourth quarter of 1997, the acquisition of Primary Bank (see Note B-"Mergers and Acquisitions") necessitated a transfer of securities held to maturity with an amortized cost of $22,226,000 and a net unrealized loss of $156,000 to securities available for sale in order to maintain the Company's existing interest rate risk profile.

      As a member of the Federal Home Loan Bank of Boston ("FHLBB"), the subsidiary bank is required to invest in $100 par value stock of the FHLBB in the amount of 1% of its outstanding loans secured by residential housing, or 1% of 30% of total assets, or 5% of its outstanding advances from the FHLBB, whichever is higher. When such stock is redeemed, the subsidiary bank would receive from the FHLBB an amount equal to the par value of the stock. As of December 31, 1997 and 1996, the subsidiary bank had investments in FHLBB stock of $7,201,000 and $6,365,000, respectively. Such investments are reflected separately in the Consolidated Statements of Financial Condition.

      Gross realized gains and gross realized losses on sales of securities available for sale for the years ended December 31 were as follows:

                                            1997                  1996                  1995
                                     -------------------   -------------------   -------------------
                                     Realized   Realized   Realized   Realized   Realized   Realized
                                       Gain       Loss       Gain       Loss       Gain       Loss
                                     --------   --------   --------   --------   --------   --------
                                                             (In Thousands)

Securities
  Debt securities                    $   166    $ 1,018     $ 212      $ 324      $  15       $ 91
  Marketable equity securities         3,039                  767          5        414
                                     -------------------------------------------------------------
                                     $ 3,205    $ 1,018     $ 979      $ 329      $ 429       $ 91
                                     =============================================================

      At December 31, 1997, U. S. Treasury and U. S. Government Agency Obligations with carrying values of $98,909,000 and estimated market values of $99,054,000 were pledged as collateral for securities sold under agreements to repurchase and for government deposit accounts.

      The following table sets forth the maturity distribution of debt securities held to maturity and available for sale at amortized cost and estimated market value at December 31, 1997. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations without penalties.

                                                              Over 1 Year   Over 5 Years
                                                    Within      Through       Through        Over
                                                    1 Year      5 Years       10 Years     10 Years    Totals
                                                    -------   -----------   ------------   --------   ---------
                                                                         (In Thousands)

Amortized Cost
At December 31, 1997
  Securities held to maturity
    US Government agency obligations                $     0     $   4,500      $ 29,410     $      0   $  33,910
                                                    ============================================================

  Securities available for sale
    US Treasury obligations                                     $  82,470                              $  82,470
    US Government agency obligations                               39,243      $  4,975                   44,218
    Other corporate obligations                     $ 6,508         1,985                                  8,493
    Mortgage-backed securities                                        274         1,639     $ 19,555      21,468
                                                    ------------------------------------------------------------
      Total debt securities available for sale      $ 6,508     $ 123,972      $  6,614     $ 19,555   $ 156,649
                                                    ============================================================

Estimated Market Value
At December 31, 1997
  Securities held to maturity
    US Government agency obligations                $     0     $   4,503      $ 29,667     $      0   $  34,170
                                                    ============================================================

  Securities available for sale
    US Treasury obligations                                     $  82,969                              $  82,969
    US Government agency obligations                               39,234      $  4,965                   44,199
    Other corporate obligations                     $ 6,508         2,000                                  8,508
    Mortgage-backed securities                                        280         1,628     $ 19,600      21,508
                                                    ------------------------------------------------------------
      Total debt securities available for sale      $ 6,508     $ 124,483      $  6,593     $ 19,600   $ 157,184
                                                    ============================================================

NOTE E-Loans

      Loans consist of the following at:

                                                        December 31,
                                                   ----------------------
                                                     1997         1996
                                                   ---------    ---------
                                                       (In Thousands)

Commercial, financial and agricultural             $  68,513    $  63,543
Real estate-residential                              245,577      200,983
Real estate-commercial                               151,474      139,400
Real estate-construction and land development          6,000        5,355
Installment                                           11,588       12,076
Other                                                 26,013       20,940
                                                   ----------------------
      Total loans                                    509,165      442,297
Less:
  Unearned income                                     (1,432)      (1,860)
  Allowance for possible loan losses                  (7,651)      (6,253)
                                                   ----------------------
      Net loans                                    $ 500,082    $ 434,184
                                                   ======================

      At December 31, 1997 and 1996, loans which were on nonaccrual status were $7,145,000 and $4,086,000, respectively. Interest income which would have been accrued on nonaccrual loans, had they performed in accordance with the terms of their contracts, for the years ended December 31, 1997, 1996 and 1995, was $767,000, $679,000 and $929,000, respectively.
Interest income recognized on nonaccrual loans in 1997, 1996 and 1995 amounted to $413,000, $188,000 and $298,000, respectively.

      The Company has identified loans as impaired in accordance with SFAS No. 114, when it is probable that interest and principal will not be collected according to the terms of the loan agreements. The balance of impaired loans was $4,559,000 and $2,712,000, respectively, at December 31, 1997 and 1996. The allowance for possible loan losses associated with impaired loans allocated from and part of the general allowance for possible loan losses, upon the adoption of SFAS No. 114, on January 1, 1995 was $1,277,000. During 1997, 1996 and 1995, provisions to the allowance for impaired loans amounted to $983,000, $499,000 and $1,225,000, respectively, and impaired loans charged off amounted to $386,000, $1,156,000 and $1,388,000, respectively. The allowance for possible loan losses associated with impaired loans at December 31, 1997, 1996 and 1995 was $1,054,000, $457,000 and $1,114,000, respectively. At
December 31, 1997 and 1996, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans was $3,001,000, $3,933,000 and $5,782,000, respectively, in 1997, 1996 and
1995 and the income recognized on impaired loans during 1997, 1996 and 1995 was $0, $4,000 and $19,000, respectively. Total cash collected on impaired loans during 1997, 1996 and 1995 was $779,000, $2,427,000 and
$484,000, respectively, of which $779,000, $2,423,000 and $465,000, respectively, was credited to the principal balance outstanding on such loans.

      The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.

      Unearned income at December 31, 1997 and 1996, includes $1,142,000 and $1,497,000, respectively, in net loan discounts on loans acquired. Discounts on acquired loans are amortized as a yield adjustment over the estimated lives of the respective loans.

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

      At December 31, 1997 and 1996, the subsidiary bank serviced real estate loans sold to others in the amounts of $163,943,000 and $174,039,000, respectively.

NOTE F-Allowance for Possible Loan Losses

      Changes in the allowance for possible loan losses are as follows:

                                                 Year Ended December 31,
                                              -----------------------------
                                               1997       1996       1995
                                              -------    -------    -------
                                                      (In Thousands)

Balance at beginning of year                  $ 6,253    $ 7,151    $ 7,080
Provision for possible loan losses              2,425      1,372      3,337
Loans charged off                              (1,205)    (3,020)    (3,573)
Recoveries of loans previously charged off        178        750        307
                                              -----------------------------
Balance at end of year                        $ 7,651    $ 6,253    $ 7,151
                                              =============================

NOTE G-Loans to Related Parties

      The Company's banking subsidiary has granted loans to its officers and directors, and those of the Company and to their associates. The aggregate amount of these loans was $6,864,000 and $4,583,000 at December 31, 1997 and 1996, respectively. During 1997, $6,362,000 of new loans were made and repayments totaled $2,819,000. Approximately $1,262,000 of related party loans at December 31, 1996 were loans to officers and directors who were no longer associated with the Company in those capacities at December 31, 1997.

NOTE H-Premises and Equipment

      The following is a summary of premises and equipment:

                                                              December 31,
                                                          --------------------
                                                            1997        1996
                                                          --------    --------
                                                             (In Thousands)

Bank buildings                                            $ 16,082    $ 16,430
Leasehold improvements                                       1,808       1,329
Furniture and equipment                                     10,155      10,073
                                                          --------------------
                                                            28,045      27,832

   Less: Accumulated depreciation and amortization          11,972      11,031
                                                          --------------------
                                                            16,073      16,801
Land                                                         2,785       2,782
Construction in progress                                         5          15
                                                          --------------------
                                                          $ 18,863    $ 19,598
                                                          ====================

      Depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995 was $1,911,000, $1,889,000 and $1,816,000,
respectively.

NOTE I-Other Real Estate Owned

      A summary of other real estate owned follows:

                                              December 31,
                                            -----------------
                                              1997      1996
                                            -------   -------
                                              (In Thousands)

Condominiums and apartment projects         $   371   $   780
Single family housing projects                  792     1,281
Retail and office                                          83
Non-retail commercial                           773       798
Residential                                     437     1,078
                                            -----------------
                                              2,373     4,020
Less: Valuation allowance                       468       528
                                            -----------------
                                            $ 1,905   $ 3,492
                                            =================

      An analysis of other real estate owned follows:

                                              Year Ended December 31,
                                            ---------------------------
                                             1997      1996      1995
                                            -------   -------   -------
                                                  (In Thousands)

Balance at beginning of year                $ 3,492   $ 4,779   $ 7,464
Other real estate owned acquired                732     2,933     3,032
Advances for construction and other              18                  58
Sales proceeds                               (2,376)   (4,752)   (3,892)
Gains on sales, net                              64       149       207
Provisions for (loss) recovery subsequent
 to foreclosure                                 (25)      383    (1,897)
Transfer to premises and equipment                                 (193)
                                            ---------------------------
Balance at end of year                      $ 1,905   $ 3,492   $ 4,779
                                            ===========================

      An analysis of other real estate owned expense follows:

                                               Year Ended December 31,
                                               ------------------------
                                                1997     1996     1995
                                               ------   ------   -------
                                                    (In Thousands)

Foreclosure and holding costs, net             $ 102    $ 480    $   831
Provision for loss (recovery) subsequent
 to foreclosure                                   25     (383)     1,897
Gains on sales, net                              (64)    (149)      (207)
                                               -------------------------
                                               $  63    $ (52)   $ 2,521
                                               =========================

      Changes in the valuation allowance for other real estate owned were as follows:

                                         Year Ended December 31,
                                       ---------------------------
                                        1997     1996       1995
                                       ------   -------    -------
                                              (In Thousands)

Balance at beginning of year           $ 528    $ 1,605    $   591
Provision for loss (recovery)             25       (383)     1,897
Charge offs, net                         (85)      (694)      (883)
                                       ---------------------------
Balance at end of year                 $ 468    $   528    $ 1,605
                                       ===========================

NOTE J-Other Assets

      Goodwill and mortgage servicing rights included in other assets at December 31, consisted of the following:

                                                1997
                                 -----------------------------------
                                                               Net
                                 Original    Accumulated      Book
                                  Amount     Amortization     Value
                                 --------    ------------    -------
                                            (In Thousands)

Goodwill                         $ 3,682       $ 1,799       $ 1,883
                                 ===================================

Mortgage servicing rights        $ 1,115       $   784       $   331
                                 ===================================

                                                 1996
                                 -----------------------------------
                                                               Net
                                 Original    Accumulated      Book
                                  Amount     Amortization     Value
                                 --------    ------------    -------
                                           (In Thousands)

Goodwill                         $ 3,682       $ 1,553       $ 2,129
                                 ===================================

Mortgage servicing rights        $ 1,001       $   666       $   335
                                 ===================================

      Mortgage servicing rights of $114,000 and $257,000 were capitalized during 1997 and 1996.

      Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $418,000, $423,000 and $441,000, respectively and included amortization on mortgage servicing rights of $118,000, $109,000 and $110,000 in 1997, 1996 and 1995, respectively.

NOTE K-Interest Bearing Deposits

      Interest bearing deposits consisted of the following:

                                          December 31,
                                     ----------------------
                                       1997         1996
                                     ---------    ---------
                                         (In Thousands)

NOW and Super NOW accounts           $ 166,773    $ 150,485
Savings accounts                        89,278       87,676
Money market deposit accounts           31,486       37,510
Time certificates                      290,176      270,725
                                     ----------------------
                                     $ 577,713    $ 546,396
                                     ======================

      Maturities of time certificates after December 31, 1997 are $237,705,000 in 1998, $29,222,000 in 1999, $12,985,000 in 2000, $5,915,000
in 2001, $2,974,000 in 2002 and $1,375,000 in years thereafter.

      Time certificates with balances of $100,000 or more at December 31, 1997 and 1996 totaled $37,360,000 and $29,922,000, respectively.

NOTE L-Borrowings

Securities Sold Under Agreements to Repurchase

      Short-term borrowings in the form of securities sold under agreements to repurchase at December 31, 1997 and 1996, totaled $66,025,000 and $64,961,000, respectively. Such borrowings were collateralized at December 31, 1997 by a portion of the Company's U.S. Treasury and U.S. Government agency securities with a carrying value of $96,202,000 and estimated market value of $96,346,000 (see note D). The collateral is maintained under the control of the Company in a separate custodial account at the Federal Home Loan Bank of Boston. The weighted average interest rate on those borrowings was 5.07% and 4.77%, respectively, at December 31, 1997 and 1996.

      The maximum amount of securities sold under agreements to repurchase at any month end during 1997, 1996 and 1995, were $67,693,000, $64,961,000 and

$53,373,000, respectively. The average amount of securities sold under agreements to repurchase in 1997, 1996 and 1995 were $59,826,000, $51,220,000 and $41,250,000, respectively. The average cost of securities sold under agreements to repurchase was 4.76%, 4.76% and 5.25% during 1997, 1996 and 1995, respectively.

Other Borrowings

      The Company's subsidiary bank maintains a line of credit with the FHLBB to meet short or long-term financing needs that may arise. Short and long-term borrowings from the FHLBB are secured by a blanket lien on substantially all unencumbered interest-earning assets and FHLBB stock held. The Company's subsidiary bank is able to commingle, encumber or dispose of any collateral held subject to its ability to maintain specific "qualifying" collateral levels in excess of collateral maintenance requirements and meet minimum capital ratios, both of which were met as of December 31, 1997 and 1996.

      Based upon "qualifying" collateral held, the Company's subsidiary bank had a total borrowing capacity with the FHLBB as of December 31, 1997 of approximately $292,534,000, of which approximately $266,657,000 was still available.

      Other borrowings, all of which were with the FHLBB, consisted of the following:

                                            December 31, 1997
                                          ---------------------
                                                      Range of
                                           Amount     Rates (%)
                                          --------    ---------
                                            ($ In Thousands)

Due within one year                       $ 25,269    4.69-7.05
Due from one to three years                     93    5.00-6.17
Due over three years                           515    5.00-6.17
                                          --------
                                          $ 25,877
                                          ========

                                            December 31, 1996
                                          ---------------------
                                                      Range of
                                           Amount     Rates (%)
                                          --------    ---------
                                             ($ In Thousands)

Due within one year                       $ 42,221    5.39-7.32
Due from one to three years                 16,406    4.69-6.31
Due over three years                           563    5.00-6.17
                                          --------
                                          $ 59,190
                                          ========

      Principal payments due on other borrowings after December 31, 1997 are $25,269,000 in 1998, $45,000 in 1999, $48,000 in 2000, $51,000 in
2001, $55,000 in 2002 and $409,000 in years thereafter.

NOTE M-Commitments and Contingencies

Financial Instruments With Off-Balance Sheet Risk

      The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amount of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

      Financial instruments with off-balance sheet credit risk at December 31, 1997 and 1996 were as follows:

                                                       Contract or
                                                     Notional Amount
                                                   --------------------
                                                     1997        1996
                                                   --------    --------
                                                      (In Thousands)

Financial instruments whose contract amounts
 represent credit risk
  Commitments to originate loans                   $ 16,673    $ 15,009
  Unused lines and standby letters of credit         46,263      51,238
  Unadvanced portions of construction loans           1,110       1,754

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

Derivative Financial Instruments

      In 1997, the Company began using interest rate cap agreements in managing the interest rate risk included in the consolidated balance sheet.

      With respect to interest rate caps, the Company is not exposed to loss beyond its initial cash outlay to enter into the agreements. The cash paid to enter into these agreements is amortized over the terms of the agreements. The unamortized cost related to these agreements was $384,000 at December 31, 1997. The Company enters into these agreements with AAA-rated counterparties.

      Interest rate cap agreements provide for the receipt of interest to the extent that the three-month LIBOR is greater than the strike rate. No interest was received under these agreements during 1997.

      At December 31, 1997 the Company had the following interest rate cap agreements in effect:

      Notional      Strike       Maturity      Unrealized
       Amount        Rate          Date           Loss
      --------      -------      --------      ----------
                    (Dollars in Thousands)

      $ 5,000       7.50%          2/7/04         $ 69
      $ 5,000       7.8125%        6/4/04         $ 52
      $10,000       7.875%       11/15/04         $ 21

      There were no interest rate cap agreements in effect at December 31, 1996.

Investment in Limited Partnerships

      At December 31, 1997, the Company was committed to invest $1,573,000 in two real estate development limited partnerships. At December 31, 1997 and 1996, the Company had $85,000 and $0, respectively, invested in such partnerships, which are included in other assets in the consolidated statements of financial condition.

Lease Commitments

      As of December 31, 1997, the Company was obligated under noncancelable operating leases for premises. Minimum future rentals under leases are as follows:

                                        Amount
                                       --------
                                    (In Thousands)

     Year Ending December 31,
       1998                             $  414
       1999                                314
       2000                                252
       2001                                227
       2002                                181
       Thereafter                        1,266
                                        ------
                                        $2,654
                                        ======

      Rent expense amounted to $510,000, $519,000 and $485,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Employment and Special Termination Agreements

      The subsidiary bank and the Company have entered into employment agreements with two of its senior officers, both of which provide for a specified minimum annual compensation and one of which provides for the reimbursement by the Company for any excise taxes relating to a change in control. However, such employment may be terminated for cause without incurring any continuing obligations. The Company has also entered into Special Termination Agreements with four other senior officers which generally provide for certain lump sum severance payments following a "change in control" as defined in the agreements.

Legal Proceedings

      The Company is a defendant in ordinary and routine pending legal actions incident to its business, none of which is believed by management to be material to the financial condition of the Company.

NOTE N-Income Taxes

      The Company and its subsidiary file a consolidated Federal income tax return on the accrual basis for taxable years ending December 31.

      Income taxes (benefits) reflected in the consolidated statements of earnings for years ended December 31, are as follows:

                                                    1997       1996       1995
                                                   -------    -------    -------
                                                          (In Thousands)

Federal:
  Current                                          $ 1,947    $ 1,693    $ 1,980
  Deferred                                              34      1,296       (694)
  Effect of change in valuation allowance           (1,277)    (1,429)       352

State:
  Current                                                         145
                                                   -----------------------------
                                                   $   704    $ 1,705    $ 1,638
                                                   =============================

      The above amounts include a tax provision on securities transactions of $845,000, $237,000 and $111,000, in 1997, 1996 and 1995, respectively.

      The income tax benefit related to the exercise of stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts were $290,000 in 1997, $126,000 in 1996 and $0 in 1995.

      The difference between the total expected income tax expense computed by applying the Federal income tax rate to earnings before income tax expense and the reported income tax expense for years ended December 31, is as follows:

                                                       1997       1996       1995
                                                      -------    -------    -------
                                                              (In Thousands)

Computed "expected" Federal income tax expense
 at statutory rate                                    $ 1,024    $ 3,028    $ 1,401
Increase (decrease) resulting from:
  Performance based stock options                         367
  Nondeductible merger-related charges                    611
  Change in valuation allowance                        (1,277)    (1,429)       352
  Change in base year reserve                                        (43)      (147)
  State income tax, net of Federal tax benefit                        96
  Other                                                   (21)        53         32
                                                      -----------------------------
                                                      $   704    $ 1,705    $ 1,638
                                                      =============================

      Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                            December 31,
                                                         ------------------
                                                          1997       1996
                                                         -------    -------
                                                           (In Thousands)

Deferred tax assets:
  Allowance for possible loan losses                     $ 1,649    $   886
  Other real estate owned                                     55         75
  Federal and state net operating loss carryforwards       1,509      2,097
  Tax credit carryforwards                                   218        195
  Charitable contribution carryforwards                                 101
  Core deposit intangibles                                   109        125
  Deferred compensation                                      159         37
  Marketable equity securities                               101        101
                                                         ------------------
                                                           3,800      3,617
  Less: Valuation allowance                                    0      1,277
                                                         ------------------
      Total deferred tax assets                            3,800      2,340
                                                         ------------------

Deferred tax liabilities:
  Unearned income                                            570        564
  Premises and equipment                                     260        244
  Deferred loan fees                                         185         96
  Unrealized gains on securities available for sale        3,594        818
  Other                                                      131         25
                                                         ------------------
      Total deferred tax liabilities                       4,740      1,747
                                                         ------------------
      Net deferred tax asset (liability)                 $  (940)   $   593
                                                         ==================

      At December 31, 1997 and 1996, net deferred tax liabilities includes $3,594,000 and $818,000, respectively, in deferred tax liabilities which are attributable to the tax effects of net unrealized gains on securities available for sale. Pursuant to SFAS No. 115 and SFAS No. 109, the corresponding charge has been made directly to stockholders' equity.

      As of December 31, 1997 the Company has net operating loss carryforwards available for tax purposes of approximately $4,600,000, which expire at various dates from the year 2006 through 2010. The subsequent realization of net operating loss carryforwards is subject to limitation as defined in Internal Revenue Code Section 382 due to changes in ownership relating to acquisitions. Approximately $2,800,000 of these net operating loss carryforwards are available for use by the Company in 1998.

      SFAS No. 109 requires a valuation allowance against deferred tax assets, if based on the weight of available evidence, it is more likely than not that some or all of the de-ferred tax assets will not be realized. In prior years, management believed that uncertainty existed with respect to future realization of a portion of its net operating loss carryforwards and had established a valuation allowance. In view of taxable income generated during 1996 and 1997, and upon management's evaluation of the likelihood of realization, a portion of the valuation allowance was reversed in 1996, with the remainder being reversed in 1997.

      The change in the valuation allowance applicable to deferred tax assets for years ended December 31, is as follows:

                                          1997       1996       1995
                                         -------    -------    -------
                                                (In Thousands)

Balance at beginning of year             $ 1,277    $ 2,706    $ 2,354
Increase (decrease) during the year       (1,277)    (1,429)       352
                                         -----------------------------
Balance at end of year                   $     0    $ 1,277    $ 2,706
                                         =============================

NOTE O-Pension Plans

Defined Benefit Pension Plan

      The following table sets forth the funded status of the Company's defined benefit pension plan as of September 30, 1997 and 1996 (the most recent actuarial valuations):

                                                                  1997       1996
                                                                 -------    -------
                                                                   (In Thousands)

Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
   of $2,074,000 and $1,800,000, respectively                    $ 2,178    $ 1,942
                                                                 ==================

  Projected benefit obligation for service rendered to date      $ 2,800    $ 2,458
  Plan assets at fair value, primarily fixed income and
   equity securities                                               3,221      2,662
                                                                 ------------------
      Plan assets in excess of projected benefit obligation          421        204
  Unrecognized net gain from past experience different from
   that assumed and effects of changes in assumptions               (841)      (669)
  Unrecognized net liability being recognized over
   approximately 12 years                                            190        246
                                                                 ------------------
      Accrued pension cost                                       $  (230)   $  (219)
                                                                 ==================

      Net periodic pension expense included the following components:

                                                          Year Ended
                                                          December 31,
                                                     ---------------------
                                                     1997    1996    1995
                                                     -----   -----   -----
                                                        (In Thousands)

Service cost-benefits earned during the period       $ 151   $ 144   $ 129
Interest cost on projected benefit obligation          184     171     156
Actual return on plan assets                          (515)   (296)   (378)
Net amortization and deferral                          316     142     251
                                                     ---------------------
      Net periodic pension expense                   $ 136   $ 161   $ 158
                                                     =====================

      The weighted average discount rate of 7.25% in 1997, 7.75% in 1996 and 7.50% in 1995, and the rate of increase in future compensation levels of 5.00% in 1997 and 5.50% in 1996 and 1995, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.00% for each year.

Supplemental Executive Retirement Plan

      Effective January 1, 1993, the Company established a SERP. In August of 1996, the Company established a Rabbi Trust, which purchased life insurance policies to satisfy its benefit obligations thereunder. The cash surrender value of the life insurance policies was $1,360,000 and $1,294,000 at December 31, 1997 and 1996, respectively, and is carried in Other Assets in the Consolidated Statements of Financial Condition. Annual accruals for expense are paid to trusts for the benefit of the participants. The present value of future benefits is being accrued over the term of employment. SERP expense for the years ended December 31, 1997, 1996 and 1995 amounted to $257,000, $176,000 and $90,000, respectively.

NOTE P-Employee Stock Ownership Plan (ESOP)

      On August 19, 1986, the Company's ESOP purchased 154,350 shares of common stock for $858,000. These funds were obtained by the ESOP through a loan from a third party lender and repayment of the loan was guaranteed by the Company. On October 13, 1993, the Company's ESOP purchased 39,562 shares of common stock for $250,000. These funds were obtained by the ESOP through a loan from a third party lender and repayment of the loan was guaranteed by the Company. Annual principal payments are ap-proximately $36,000 with interest at approximately 4% over the prime rate. Company contributions are the primary source of funds for the ESOP's repayment of the loan.

      Interest expense incurred on ESOP debt was $17,000, $19,000 and $19,000, for the years ended December 31, 1997, 1996 and 1995.

      Compensation expense related to the ESOP amounted to $321,000, $251,000 and $194,000, respectively, for the years ended December 31, 1997, 1996 and 1995 and included additional contributions in excess of amounts required to service the ESOP debt of $175,000 in 1997 and 1996 and $50,000 in 1995.

      Dividends on unallocated shares were insignificant during 1997, 1996 and 1995.

      The total shares held by the ESOP were as follows:

                                           December 31,
                                        ------------------
                                         1997       1996
                                        -------    -------

      Allocated shares                  308,807    298,817
      Unallocated shares                 16,961     22,612
                                        ------------------
            Total ESOP shares           325,768    321,429
                                        ==================

      The fair value of unallocated shares at December 31, 1997 and 1996 was $454,000 and $328,000 respectively. Unallocated shares are allocated to employees as the ESOP debt is repaid.

NOTE Q-Stock Compensation Plans

      The following are the stock option plans maintained by the Company:

Stock Option Plans

      The Company maintains the 1986, 1993, 1995 and 1997 Stock Option Plans (the "Stock Option Plans") and a Recognition and Retention Plan. The 1993 and 1995 Stock Option Plans and the Recognition and Retention Plan relate to plans adopted by Primary Bank which were assumed by the Company in connection with the acquisition of Primary Bank. Under the Stock Option Plans, stock options have been granted to the executive officers and certain officers of the Company and its subsidiary bank. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value of the stock at the date of grant. Options will be exercisable in whole or in part over the vesting period and expire 10 years following the date of grant. However, all options become 100% exercisable in the event that the employee terminates his employment due to death, disability, normal retirement, or in the event of a change in control.

Stock Option Plans for Outside Directors

      The Company maintains the 1993, 1995 and 1997 Stock Option Plans and a Recognition and Retention Plan for Outside Directors. The 1993 and 1995 Stock Option Plans and the Recognition and Retention Plan relate to plans adopted by Primary Bank which were assumed by the Company in connection with the acquisition of Primary Bank. Each member of the Board of Directors who is not an officer or employee of the Company or the subsidiary bank have been granted options to purchase shares of common stock of the Company at an exercise price equal to the fair market value of the stock at the date of grant. All of the options granted become exercisable over the vesting period and expire 10 years following the date of grant.

Fixed Stock Option Plans

                                               1997                         1996                         1995
                                    --------------------------   --------------------------   --------------------------
                                     Number of      Weighted      Number of      Weighted      Number of     Weighted
                                    Unexercised     Average      Unexercised     Average      Unexercised    Average
                                      Options     Option Price     Options     Option Price     Options     Option Price
                                    -----------   ------------   -----------   ------------   -----------   ------------

Options at beginning of year          490,331       $  5.80        576,049        $ 5.52        521,947        $ 5.02
Granted                               283,918         16.93          9,118          7.48         71,478          9.37
Exercised                            (189,024)         5.20        (93,909)         4.25        (17,376)         6.32
Canceled                                 (625)         9.90           (927)         8.09
                                     --------------------------------------------------------------------------------
Options at end of year                584,600         11.39        490,331          5.80        576,049          5.52

Options exercisable at year end       305,600          6.28        426,225          5.30        445,954          4.68


                                             Options Outstanding                          Options Exercisable
                             ---------------------------------------------------    -------------------------------
                               Number       Weighted Average    Weighted Average      Number       Weighted Average
Range of Exercise Prices     Outstanding     Remaining Life      Exercise Price     Exercisable     Exercise Price
------------------------     -----------    ----------------    ----------------    -----------    ----------------

$3.33                           92,790            4.3               $  3.33            92,790          $  3.33
$6.33 to $7.52                 137,854            5.8                  6.38           137,854             6.38
$8.12 to $9.50                  50,386            7.1                  9.00            50,386             9.00
$11.09 to $13.10                20,618            7.6                 11.52            20,618            11.52
$13.93                           3,952            9.0                 13.93             3,952            13.93
$17.00                         279,000            9.3                 17.00
                               -------------------------------------------------------------------------------
$3.33 to $17                   584,600            7.4               $ 11.39           305,600          $  6.28
                               ===============================================================================

Performance-Based Stock Option Plans

                                                1997                         1996                         1995
                                     --------------------------   --------------------------   --------------------------
                                      Number of      Weighted      Number of      Weighted      Number of      Weighted
                                     Unexercised     Average      Unexercised     Average      Unexercised     Average
                                       Options     Option Price     Options     Option Price     Options     Option Price
                                     -----------   ------------   -----------   ------------   -----------   ------------

Options at beginning of year           103,616       $ 11.06         47,023       $ 11.40
Granted                                                              56,593         10.78        47,023        $ 11.40
Exercised                              (36,331)        11.01
Canceled                                  (498)        10.78
                                       -------------------------------------------------------------------------------
Options at end of year                  66,787         11.09        103,616         11.06        47,023          11.40

Options exercisable at year end         66,787         11.09              0           N/A             0            N/A

      The range of exercise prices for the performance-based stock option plans are $10.78-$11.40, with a remaining average life of 8.5 years at December 31, 1997.

      Under the 1995 Stock Option Plan for Outside Directors and the 1995 Stock Option Plan for Executive Officers and Officers (the "Performance-Based Stock Option Plans"), options vest in increments when the fair value of the stock exceeds certain target prices, as defined, at the date of grant. During 1997 the fair market value of the stock exceeded the target prices and all such options fully vested. In connection with the Performance-Based Stock Option Plans the Company recorded compensation expense of $1,078,000 in 1997.

      The fair values of the share grants were estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

                                  1997        1996       1995
                                ---------    -------    -------

Expected option lives           7.5 years    7 years    7 years
Expected volatility                39%         40%        40%
Risk free interest rate           6.96%       6.10%      6.63%
Expected dividend yield           1.74%        N/A        N/A

      Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123 for awards made after July 1, 1995, the Company's net earnings and net earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                           1997      1996      1995
                                          -------   -------   -------
                                            ($ in Thousands, except
                                                per share data)

Net Earnings               As Reported    $ 2,307   $ 7,201   $ 2,482
                           Pro forma      $ 2,070   $ 6,888   $ 1,939
Net Earnings Per Share:
  Basic                    As Reported    $   .42   $  1.35   $   .46
                           Pro forma      $   .38   $  1.29   $   .36

  Diluted                  As Reported    $   .40   $  1.28   $   .44
                           Pro forma      $   .36   $  1.23   $   .34

NOTE R-Stockholders' Equity

Stock Split

      On April 14, 1997, the Board of Directors declared a three-for-two split of the Company's common stock, effected in the form of a 50% stock dividend paid on May 9, 1997 to stockholders of record on April 25, 1997. All agreements concerning stock options payable in shares of the Company's common stock provide for the issuance of additional shares due to the declaration of the stock split. An amount equal to the par value of the shares issued was transferred from additional paid in capital to the common stock account. This transfer has been reflected in the Consolidated Statements of Stockholders' Equity at December 31, 1994. All references to the number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

Stock Repurchase Program

      On August 13, 1996, the Company announced a Stock Repurchase Program ("Program"), whereby the Company's Board of Directors authorized the repurchase of up to 10% of its outstanding common shares from time to time. Shares repurchased under the Program may be held in treasury, retired or used for general corporate purposes. The Company had repurchased 72,549 shares under the Program. No shares were repurchased under the Program after March of 1997, and, as a result of the Merger with Primary Bank (see note B of notes to consolidated financial statements), the Stock Repurchase Program was terminated.

Liquidation Account

      Pursuant to certain bank conversion regulations, the subsidiary bank established a liquidation account for the benefit of eligible account holders who maintain their savings accounts in the subsidiary bank after conversion. In the event of a complete liquidation of the subsidiary bank, and only in such event, eligible account holders would be entitled to their interest in the liquidation account before any liquidiation distribution may be made to stockholders. Their interest as to each savings account will be in the same proportion of the total liquidation amount as the balance of their savings account at the date of conversion was to the balance in all savings accounts in the subsidiary bank on that date. However, if the amount in the savings account on any annual closing date of the subsidiary bank is less than the amount in such account at the date of conversion, then their interest in the liquidation account will be reduced by an amount proportionate to any such reduction and their interest will cease to exist if such savings accounts are closed. Their interest in the liquidation account will never be increased despite any increase in the related savings account after conversion. The balance in the liquidation account at December 31, 1997 was approximately $2,379,000 (unaudited).

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

      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1997, the Company and the subsidiary bank meet all capital adequacy requirements to which they are subject.

      As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.

      The Company's and the subsidiary bank's actual capital amounts and ratios as of December 31, 1997 and 1996 are presented in the following table.

                                                                                               To Be Well
                                                                                            Capitalized Under
                                                                         For Capital        Prompt Corrective
                                                      Actual         Adequacy Purposes      Action Provisions
                                                 ----------------    ------------------    -------------------
                                                 Amount    Ratio     Amount      Ratio     Amount      Ratio
                                                 -------   ------    -------    -------    -------    --------
                                                                        ($ In Thousands)

As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                 $65,688   12.87%    $40,836    >=8.00%        N/A
    Subsidiary Bank                              $63,737   12.49%    $40,830    >=8.00%    $51,038    >=10.00%

  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                 $59,292   11.62%    $20,418    >=4.00%        N/A
    Subsidiary Bank                              $57,342   11.24%    $20,415    >=4.00%    $30,623    >=6.00%

  Tier I Capital (to Average Assets):
    Consolidated                                 $59,292    7.47%    $31,730    >=4.00%        N/A
    Subsidiary Bank                              $57,342    7.23%    $31,723    >=4.00%    $39,654    >=5.00%

As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                 $61,359   13.60%    $36,092    >=8.00%        N/A
    Subsidiary Bank                              $60,632   13.45%    $36,074    >=8.00%    $45,092    >=10.00%

  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                 $55,711   12.35%    $18,047    >=4.00%        N/A
    Subsidiary Bank                              $54,987   12.19%    $18,037    >=4.00%    $27,055    >=6.00%

  Tier I Capital (to Average Assets):
    Consolidated                                 $55,711    7.13%    $31,251    >=4.00%        N/A
    Subsidiary Bank                              $54,987    7.04%    $31,242    >=4.00%    $39,053    >=5.00%

NOTE S-Restrictions on Subsidiary's Loans, Advances and Dividends

      Bank regulatory authorities restrict the amounts available for the payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly restrict the Company's ability to pay common stock dividends.

      Federal laws and regulations prohibit the Company from borrowing from the subsidiary bank unless the loans are secured by specified amounts of collateral. In addition, such secured loans to the Company from the subsidiary bank generally are limited to 10 percent of the subsidiary bank's capital surplus. At December 31, 1997 and 1996, no such transactions existed between the Company and the subsidiary bank.

NOTE T-Other Noninterest Expense

      Components of other noninterest expense were as follows:

                                                             Year Ended
                                                             December 31,
                                                     ---------------------------
                                                      1997      1996      1995
                                                     -------   -------   -------
                                                            (In Thousands)

Advertising and marketing                            $ 1,210   $ 1,026   $ 1,086
Amortization                                             418       423       441
Data processing                                        1,101     1,438       877
FDIC deposit insurance assessments                        82       118       684
FDIC special assessment to recapitalize Savings
 Association Insurance Fund                                        187
Postage and freight                                      552       542       492
Professional fees                                        817       791       810
Printing and supplies                                    726       570       523
Other                                                  2,869     2,634     2,370
                                                     ---------------------------
                                                     $ 7,775   $ 7,729   $ 7,283
                                                     ===========================

NOTE U-Supplemental Cash Flow Disclosures

Supplemental Disclosures of Cash Flow Information

                                       Year Ended
                                      December 31,
                            -------------------------------
                              1997       1996       1995
                            --------   --------   ---------
                                    (In Thousands)

Cash paid for
  Interest                  $ 29,010   $ 27,143     $24,737
  Income taxes                 2,500      1,650       1,875

Supplemental Schedule of Noncash Investing and Financing  Activities

      The subsidiary bank acquired other real estate owned through foreclosure in settlement of loans or accepted deeds in lieu of foreclosures on real estate loans in the amount of $732,000, $2,933,000 and $3,032,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

      Dividends declared and unpaid on common stock at December 31, 1997, 1996 and 1995 were $613,000, $277,000 and $244,000, respectively.

NOTE V-Fair Values of Financial Instruments

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

      Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities and therefore, are not valued pursuant to SFAS No. 107, include the mortgage banking operation, premises and equipment, other real estate owned, core deposit intangibles and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

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

Mortgage Servicing Rights

      A valuation model that calculates the present value of future cash flows is used to estimate such fair values. This valuation model incorporates assumptions that market participants would use in estimating future net servicing income including estimates of the cost of servicing loans, discount rate, float value, ancillary income, prepayment speeds and default rates.

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

Securities sold under agreements to repurchase

      The fair value estimate of securities sold under agreements to repurchase approximates carrying value because they generally mature within ninety days and bear market interest rates.

Other Borrowings

      The fair value of other borrowings is based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowings of similar maturities.

Accrued interest payable

      The carrying value of accrued interest payable on deposits and borrowings, included in other liabilities, approximates its fair value.

Off-balance sheet instruments

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, excluding those committed for sale to the secondary market, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. It is management's belief that the fair value estimate of commitments to extend credit are not material, at December 31, 1997 and 1996, because most mature within one year, do not present any unanticipated credit concerns and bear market interest rates.

      The fair values of the interest rate cap agreements are based on dealer quotes.

      The following presents the carrying value and estimated fair value of the Company's financial instruments at December 31, 1997 and 1996.

                                                                      December 31,
                                                     ---------------------------------------------
                                                             1997                    1996
                                                     ---------------------   ---------------------
                                                                 Estimated               Estimated
                                                     Carrying       Fair     Carrying       Fair
                                                       Value       Value       Value       Value
                                                     ---------   ---------   ---------   ---------
                                                                     (In Thousands)

Financial Assets
  Cash and due from banks                            $  28,677   $  28,677   $  30,559   $  30,559
  Interest bearing deposits in Federal Home Loan
   Bank of Boston                                       27,452      27,452      17,993      17,993
  Securities held to maturity                           33,910      34,170      84,403      83,792
  Stock in Federal Home Loan Bank of Boston              7,201       7,201       6,365       6,365
  Securities available for sale                        178,680     178,680     182,462     182,462
  Net loans                                            500,082     506,317     434,184     438,320
  Loans held for sale                                    1,068       1,068       1,025       1,025
  Mortgage servicing rights                                331         679         335         704
  Accrued interest receivable                            5,627       5,627       5,761       5,761

Financial Liabilities
  Deposits (with no stated maturity)                   358,807     358,807     338,942     338,942
  Time deposits                                        290,176     290,772     270,725     271,685
  Securities sold under agreements to repurchase        66,025      66,025      64,961      64,961
  Other borrowings                                      25,877      25,883      59,190      59,056
  Accrued interest payable                               1,032       1,032       1,142       1,142


                                                     Contractual              Contractual
                                                     or Notional     Fair     or Notional    Fair
                                                        Amount       Value      Amount       Value
                                                     -----------     ------   -----------    ------

Off-balance sheet instruments
  Commitments to extend credit                        $ 64,046       $    0     $ 68,001     $  0
  Interest rate cap agreements                          20,000         (142)           0        0

NOTE W-Condensed Parent Company Only Financial Information

      Condensed financial statements of Granite State Bankshares, Inc. (the "Parent Company"), as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, are as follows:

Balance Sheets

                                                         December 31,
                                                     --------------------
                                                       1997        1996
                                                     --------    --------
                                                        (In Thousands)

Assets
  Interest bearing deposits in subsidiary bank       $  2,500    $    719
  Investment in subsidiary bank, at equity             65,070      58,928
  Other assets                                             70         230
                                                     --------------------
                                                     $ 67,640    $ 59,877
                                                     ====================

Liabilities                                          $    726    $    448

Stockholders' equity                                   66,914      59,429
                                                     --------------------
                                                     $ 67,640    $ 59,877
                                                     ====================

Statements of Earnings

                                                                 Year Ended December 31,
                                                               ---------------------------
                                                                1997      1996      1995
                                                               -------   -------   -------
                                                                      (In Thousands)

Revenues
  Interest income from subsidiary bank                         $    29   $    20   $    31
  Dividend income from subsidiary bank                           3,000     2,000     2,000
                                                               ---------------------------
      Total revenue                                              3,029     2,020     2,031
Operating expenses                                                 254        20        31
                                                               ---------------------------
Earnings before income taxes and equity in undistributed
 earnings (loss) of  subsidiary bank                             2,775     2,000     2,000
Income tax benefits                                                (68)
                                                               ---------------------------
Earnings before equity in undistributed earnings (loss) of
 subsidiary bank                                                 2,843     2,000     2,000
Equity in undistributed earnings (loss) of subsidiary bank        (536)    5,201       482
                                                               ---------------------------
      Net earnings                                             $ 2,307   $ 7,201   $ 2,482
                                                               ===========================

Statements of Cash Flows

                                                                     Year Ended December 31,
                                                                  -----------------------------
                                                                   1997       1996       1995
                                                                  -------    -------    -------
                                                                          (In Thousands)

Cash flows from operating activities:
  Net earnings                                                    $ 2,307    $ 7,201    $ 2,482
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Equity in undistributed (earnings) loss of subsidiary
     bank                                                             536     (5,201)      (482)
    Decrease in other assets                                          228          1          3
    Decrease in other liabilities                                     (22)        (7)        (1)
    Decrease in unearned compensation-ESOP                             36         36         99
    Deferred income tax benefits                                      (68)
                                                                  -----------------------------
      Net cash provided by operating activities                     3,017      2,030      2,101
                                                                  -----------------------------

Cash flows from investing activities:
  (Increase) decrease in interest bearing deposits with
   subsidiary bank                                                 (1,781)       748       (309)
                                                                  -----------------------------
      Net cash provided by (used in) investing activities          (1,781)       748       (309)
                                                                  -----------------------------

Cash flows from financing activities:
  Dividends paid on common stock                                   (1,285)    (1,083)      (998)
  Proceeds from issuance of common stock                              390        217
  Purchase of treasury stock                                         (305)    (1,876)      (695)
  Payments made on long-term debt                                     (36)       (36)       (99)
                                                                  -----------------------------
      Net cash used in financing activities                        (1,236)    (2,778)    (1,792)
                                                                  -----------------------------
      Net increase (decrease) in cash                                   0          0          0
Cash at beginning of year                                               0          0          0
                                                                  -----------------------------
Cash at end of year                                               $     0    $     0    $     0
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

SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

      The following is a summary of the quarterly results of operations for the years ended December 31, 1997 and 1996.

                                                                              1997<F1>
                                                           ----------------------------------------------
                                                             Fourth       Third      Second       First
                                                            Quarter      Quarter     Quarter     Quarter
                                                           ----------   ---------   ---------   ---------
                                                               ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                                    $ 11,233     $ 10,913    $ 10,370    $  9,791
  Securities available for sale                               2,337        2,389       2,907       2,724
  Securities held to maturity                                   896        1,313       1,415       1,486
  Interest bearing deposits in Federal Home Loan Bank
   of Boston                                                    302          162         140         177
  Dividends on Federal Home Loan Bank of Boston stock           119          117         116         104
                                                           ---------------------------------------------
      Total interest and dividend income                     14,887       14,894      14,948      14,282
                                                           ---------------------------------------------

Interest expense
  Deposits                                                    6,038        5,918       5,797       5,569
  Other borrowed funds                                        1,010        1,350       1,624       1,594
                                                           ---------------------------------------------
      Total interest expense                                  7,048        7,268       7,421       7,163
                                                           ---------------------------------------------
      Net interest and dividend income                        7,839        7,626       7,527       7,119

Provision for possible loan losses                              800          700         700         225
                                                           ---------------------------------------------

      Net interest and dividend income after provision
       for possible loan losses                               7,039        6,926       6,827       6,894

Noninterest income<F4>                                        1,024        1,500       1,332       3,243
Noninterest expense<F3>                                      12,681        6,163       6,803       6,127
                                                           ---------------------------------------------

      Earnings (loss) before income taxes                    (4,618)       2,263       1,356       4,010
Income taxes (benefits)                                      (1,592)         587         536       1,173
                                                           ---------------------------------------------

      NET EARNINGS (LOSS)<F3>                              $ (3,026)    $  1,676    $    820    $  2,837
                                                           =============================================

Net earnings (loss) per share-basic<F2><F5>                $   (.55)    $    .31    $    .15    $    .52

Net earnings (loss) per share-diluted<F2><F5>              $   (.55)    $    .29    $    .14    $    .50

Annualized Returns
  Return on average assets                                    (1.50)%        .82%        .40%       1.44%
  Return on average stockholders' equity                     (18.02)%      10.18%       5.29%      18.97%

--------------------
<F1>   After the close of business October 31, 1997, the Company acquired
       Primary Bank, a state-chartered guaranty (stock) savings bank. The transaction was accounted for as a pooling of interests. Accordingly, all prior period balances have been restated to reflect this transaction as if the combination had been in effect for all periods presented.

<F2>   Per share data has been restated to reflect the Company's three-
       for-two stock split effected in the form of a 50% stock dividend paid May 9, 1997 to stockholders of record April 25, 1997.

<F3>   The Company recorded $5,917,000 in merger-related charges in the forth quarter of 1997 in connection with the acquisition of Primary Bank as discussed in <F1> above. The after-tax amount of these costs were $4,325,000.

<F4>   Included in noninterest income are net gains (losses) on sales of securities available for sale of $(1,000), $115,000, $13,000 and $2,060,000 in the fourth quarter, third quarter, second quarter and first quarter, respectively.

<F5>   Earnings per share is calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of earnings per share for the quarters may not equal total earnings per share for the year.

                                                                               1996<F1>
                                                           ------------------------------------------------
                                                            Fourth        Third       Second        First
                                                            Quarter      Quarter      Quarter      Quarter
                                                           ---------    ---------    ---------    ---------
                                                                ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                                    $  9,834     $  9,486     $  9,183     $  9,466
  Securities available for sale                               2,542        2,683        2,782        2,557
  Securities held to maturity                                 1,469        1,241        1,116          796
  Interest bearing deposits in Federal Home Loan Bank
   of Boston                                                    279          166           76          336
  Dividends on Federal Home Loan Bank of Boston stock           101          102          106          109
                                                           -----------------------------------------------
      Total interest and dividend income                     14,225       13,678       13,263       13,264
                                                           -----------------------------------------------

Interest expense
  Deposits                                                    5,592        5,505        5,399        5,503
  Other borrowed funds                                        1,469        1,402        1,234        1,139
                                                           -----------------------------------------------
      Total interest expense                                  7,061        6,907        6,633        6,642
                                                           -----------------------------------------------
      Net interest and dividend income                        7,164        6,771        6,630        6,622

Provision for possible loan losses                               86          540          467          279
                                                           -----------------------------------------------

      Net interest and dividend income after provision
       for possible loan losses                               7,078        6,231        6,163        6,343

Noninterest income<F3>                                        1,326        1,511        1,514        1,380
Noninterest expense                                           5,941        5,528        5,594        5,577
                                                           -----------------------------------------------

      Earnings before income taxes                            2,463        2,214        2,083        2,146
Income taxes                                                    475          404          348          478
                                                           -----------------------------------------------

      NET EARNINGS                                         $  1,988     $  1,810     $  1,735     $  1,668
                                                           ===============================================

Net earnings per share-primary<F2>                         $    .38     $    .34     $    .32     $    .31

Net earnings per share-diluted<F2><F4>                     $    .36     $    .32     $    .31     $    .30

Annualized Returns
  Return on average assets                                     1.01%         .96%         .94%         .92%
  Return on average stockholders' equity                      13.66%       13.11%       12.76%       11.97%

--------------------
<F1>   After the close of business October 31, 1997, the Company acquired
       Primary Bank, a state-chartered guaranty (stock) savings bank. The transaction was accounted for as a pooling of interests. Accordingly, all prior period balances have been restated to reflect this transaction as if the combination had been in effect for all periods presented.

<F2>   Per share data has been restated to reflect the Company's three-
       for-two stock split effected in the form of a 50% stock dividend paid May 9, 1997 to stockholders of record April 25, 1997 and for the stock dividend declared by Primary Bank in the fourth quarter of 1996.

<F3>   Included in noninterest income are net gains on sales of securities available for sale of $119,000, $189,000, $123,000 and $219,000 for the fourth quarter, third quarter, second quarter and first quarter, respectively.

<F4>   Earnings per share is calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of earnings per share for the quarters may not equal total earnings per share for the year.

SELECTED CONSOLIDATED FINANCIAL DATA

BALANCE SHEET DATA:

                                                                    At or for Years Ended December 31,<F1>
                                                      ------------------------------------------------------------------
                                                         1997          1996          1995          1994          1993
                                                      ----------    ----------    ----------    ----------    ----------
                                                                    ($ In Thousands, except per share data)

Total assets                                          $ 813,670     $ 797,840     $ 728,724     $ 668,310     $ 635,743
Net loans                                               500,082       434,184       416,979       400,742       395,550
Loans held for sale                                       1,068         1,025         1,985           834         1,969
Investments<F3>                                         219,791       273,230       218,229       205,792       166,893
Deposits                                                648,983       609,667       591,123       520,099       517,195
Securities sold under agreements to repurchase           66,025        64,961        49,958        39,113        19,775
Other borrowings                                         25,877        59,190        28,499        56,143        47,399
Stockholders' equity                                     66,914        59,429        54,755        48,636        48,413

OPERATING DATA:
Interest and dividend income                          $  59,011     $  54,430     $  51,798     $  43,583     $  39,540
Interest expense                                         28,900        27,243        25,018        18,721        18,663
                                                      -----------------------------------------------------------------
      Net interest and dividend income                   30,111        27,187        26,780        24,862        20,877
Provision for possible loan losses                        2,425         1,372         3,337         1,032         1,825
Net gains (losses) on securities                          2,187           650           338          (127)          852
Other noninterest income                                  4,912         5,081         4,703         4,561         5,118
Noninterest expense<F6>                                  31,774        22,640        24,364        22,633        21,652
                                                      -----------------------------------------------------------------
Earnings before income taxes and cumulative effect
 of change in accounting principle                        3,011         8,906         4,120         5,631         3,370
Applicable income taxes                                     704         1,705         1,638           562           521
                                                      -----------------------------------------------------------------
Earnings before cumulative effect of change in
 accounting principle                                     2,307         7,201         2,482         5,069         2,849
Cumulative effect on years prior to 1993 of a change
 in accounting principle                                                                                            205
                                                      -----------------------------------------------------------------
      Net earnings<F6>                                $   2,307     $   7,201     $   2,482     $   5,069     $   3,054
                                                      =================================================================
Preferred stock dividends                                                                                     $     228
Net earnings applicable to common stock               $   2,307     $   7,201     $   2,482     $   5,069     $   2,826

PER SHARE DATA:
Net earnings per share-basic<F2>                      $     .42     $    1.35     $     .46     $     .93     $     N/A<F5>
                                                      =================================================================

Net earnings per share-diluted<F2>                    $     .40     $    1.28     $     .44     $     .88     $     N/A<F5>
                                                      =================================================================

Cash dividends declared on common stock<F2>           $     .29     $     .20     $     .18     $     .14     $     N/A<F5>

Financial Ratios<F4>:
  Return on average assets                                  .29%          .95%          .35%          .76%          .49%
  Return on average stockholders' equity                   3.57%        12.88%         4.56%        10.06%         7.71%

--------------------
<F1>   After the close of business October 31, 1997, the Company acquired
       Primary Bank, a state-chartered guaranty (stock) savings bank. The transaction was accounted for as a pooling of interests. Accordingly, all prior period balances have been restated to reflect this transaction as if the combination had been in effect for all periods presented.

<F2>   Per share data has been restated to reflect the Company's three-
       for-two stock split effected in the form of a 50% stock dividend paid May 9, 1997 to stockholders of record April 25, 1997 and for the stock dividends declared by Primary Bank in 1996 and 1995.

<F3>   Investments include securities held to maturity, securities available for sale, trading securities and stock in the Federal Home Loan Bank of Boston.

<F4>   Financial ratios are based on net earnings.

<F5>   Per share data for 1993 has not been presented because it is not meaningful, since Primary Bank, which was acquired as discussed in <F1> above, did not become a public company until October 13, 1993.

<F6>   The Company recorded $5,917,000 in merger-related charges associated with the acquisition of Primary Bank as discussed in <F1> above. The after-tax amount of these costs was $4,325,000.