Form 10-K, Exhibit 13
period 1998-12-31
GRANITE STATE BANKSHARES INC
filed 1999-03-26
CIK 792360

EXHIBIT 13


Management's Discussion and Analysis

GENERAL

      Granite State Bankshares, Inc. ("Granite State" or the "Company") is a single-bank holding company which owns all of the stock of the Granite Bank (the "subsidiary bank"), a New Hampshire chartered commercial bank. The Company has grown profitably over the past several years through several strategic acquisitions and by leveraging its capital. This activity strengthened the franchise and assisted in the transition from a thrift institution into a full-service commercial bank. This discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and supplemental financial data contained elsewhere in this report.
      The subsidiary bank has been and continues to be a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and underwriting loans secured by residential and commercial real estate and other loans. The subsidiary bank also originates fixed rate residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has nineteen full service offices and an additional twenty one remote automatic teller locations. The subsidiary bank is a full service community bank with a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire.
      The subsidiary bank's deposits are primarily insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"), with the remaining portion of the subsidiary bank's deposits (approximately 6.3% of total deposits at December 31, 1998) being OAKAR deposits, which are deposits purchased from institutions previously insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. These deposits are still insured by the SAIF. As a result of the foregoing, the subsidiary bank is subject to regulation by the FDIC. The Company, as a bank holding company, is subject to regulation by the Federal Reserve Board ("FRB").
      Financial institutions in general, including the Company, are significantly affected by economic conditions, competition and the monetary and fiscal policies of the Federal government. Lending activities are influenced by the demand for and supply of housing and local economic activity, competition among lenders, the interest rate conditions and funds availability. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preference and the levels of personal income and savings in the subsidiary bank's primary market areas.

Forward-Looking Statements

      Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), are subject to numerous risks and uncertainties and statements for periods subsequent to December 31, 1998 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, the ability of the Company and its competitors, vendors and customers to respond effectively to issues related to the Year 2000, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
      The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Acquisition

      Effective after the close of business October 31, 1997, the Company completed its merger with Primary Bank. Each of Primary Bank's 2,194,685 outstanding shares of common stock were converted into 1.1483 shares of the Company's common stock resulting in the issuance of 2,520,157 shares of the Company's common stock to Primary Bank stockholders. Primary Bank was a state-chartered guaranty (stock) savings bank with total assets of $388 million, headquartered in Peterborough, New Hampshire. Primary Bank was merged into Granite Bank, the Company's wholly-owned subsidiary, as part of the transaction.
      The transaction was accounted for by the pooling-of-interests method of accounting, and, accordingly, the consolidated financial statements for all periods presented prior to the merger have been restated to present the combined financial condition and results of operations as if the combination had been in effect for all periods presented. The acquisition provided an expanded penetration of the Company into commercial and industrial lending and served to connect existing branch facilities in southwestern, central and southeastern New Hampshire. Expenses directly attributable to the merger were charged to earnings at the date of combination and are described in detail in the noninterest expense portion of the results of operations section of this Management's Discussion and Analysis.

FINANCIAL CONDITION

      Consolidated assets at December 31, 1998 were $878.1 million, up $64.4 million or 7.9% from $813.7 million at December 31, 1997.

Interest Bearing Deposits in other banks

      Interest bearing deposits in other banks, which primarily consist of deposits with the Federal Home Loan Bank of Boston ("FHLBB"), were $19.5 million at December 31, 1998 and $27.5 million at December 31, 1997. Such investments are short-term overnight investments and the level of the Company's investment in these instruments fluctuates as investments are made in other interest earning assets such as loans, securities held to maturity and securities available for sale, and as balances of interest bearing liabilities such as deposits, securities sold under agreements to repurchase and other borrowings fluctuate. These instruments are also used to fund cash and due from bank requirements.

Securities Held to Maturity and
 Securities Available for Sale

      The Company classifies its investments in debt and equity securities as securities held to maturity, securities available for sale or trading securities. Securities held to maturity are carried at amortized cost, securities available for sale are carried at market value with unrealized gains and losses shown in accumulated other comprehensive income as a separate component of stockholders' equity, net of related tax effects, and trading securities are carried at market value with unrealized gains and losses reflected in earnings. The Company had no securities classified as trading securities during 1998, 1997 or 1996.

      At December 31, 1998 and 1997, the carrying values of securities held to maturity and securities available for sale consisted of the following:

                                                  December 31,
                                              -------------------
                                                1998         1997
                                                ----         ----
                                                 (In Thousands)

Securities held to maturity
  US Government agency obligations            $ 17,265     $ 33,910
  Other corporate obligations                    5,012
                                              ---------------------
      Total securities held to maturity       $ 22,277     $ 33,910
                                              =====================

Securities available for sale
  US Treasury obligations                     $ 83,716     $ 82,969
  US Government agency obligations              55,998       44,199
  Other corporate obligations                   46,457        8,508
  Mortgage-backed securities                    11,698       21,508
  Mutual funds                                   6,402        6,113
  Marketable equity securities                  15,494       15,383
                                              ---------------------
      Total securities available for sale     $219,765     $178,680
                                              =====================


      At December 31, 1998 the net unrealized gains on securities available for sale, net of related tax effects were $1.6 million, compared to $5.7 million at December 31, 1997. These net unrealized gains are shown in accumulated other comprehensive income as a separate component of stockholders' equity.
      As a result of the Company's acquisition of Primary Bank after the close of business October 31, 1997, and to be consistent with the Company's existing interest rate risk profile, securities held to maturity, with an amortized cost of $22.2 million and a net unrealized loss of $156 thousand, were transferred to securities available for sale in the fourth quarter of 1997.
      The weighted average maturity for all debt securities held to maturity and available for sale, excluding mortgage-backed securities, is 48 months. Actual maturities may differ from contractual maturities because certain issuers have the right to call obligations without call penalties. The weighted average maturity of mortgage-backed securities available for sale is 281 months, based upon their final maturities. However, normal principal repayments and prepayments of mortgage-backed securities are received regularly, substantially reducing their weighted-average maturities.
       The decrease in securities held to maturity were primarily used to fund increases in net loans and securities available for sale, while the increase in securities available for sale was attributable to the increased level of other borrowings with the FHLBB, as well as reductions in the level of cash and due from banks and interest bearing deposits in other banks.

Loans

      At December 31, 1998 and 1997 the Company's loan portfolio consisted of the following:

                                      December 31,
                                  ---------------------
                                    1998         1997
                                    ----         ----
                                     (In Thousands)

Commercial, financial and
 agricultural                     $ 48,418     $ 68,513
Real estate-residential            328,243      245,577
Real estate-commercial             146,093      151,474
Real estate-construction
 and land development                2,281        6,000
Installment                          7,809       11,588
Other                               22,855       26,013
                                  ---------------------
      Total loans                  555,699      509,165
Less:
  Unearned income                   (1,506)      (1,432)
  Allowance for possible loan
   losses                           (7,122)      (7,651)
                                  ---------------------
      Net loans                   $547,071     $500,082
                                  =====================


      Loans outstanding before deductions for unearned income and the allowance for possible loan losses increased $46.5 million or 9.14% to $555.7 million at December 31, 1998 from $509.2 million at December 31, 1997.
      Residential real estate loans increased $82.7 million or 33.66% to $328.2 million at December 31, 1998 from $245.6 million at December 31, 1997. The increase in residential real estate loans occurred throughout 1998 as the low interest rate environment during 1997 continued throughout 1998 and encouraged borrowers to refinance their loans. New home purchases were also stronger in 1998 than during 1997.
      As shown in the table above, commercial, financial and agricultural loans decreased $20.1 million, or 29.33%, commercial real estate loans decreased $5.4 million, or 3.55% and real estate construction and land development loans decreased $3.7 million or 61.98% in 1998 compared to 1997. The decrease in commercial, financial and agricultural loans and commercial real estate loans related primarily to the pace of loan repayments as a result of the continued low interest rate environment prevalent in 1998 and the highly competitive environment for attracting loans amongst financial institutions in the Company's market areas, coupled with borrowers of certain loans, assumed in the merger with Primary Bank in October 1997, refinancing their loans with other financial institutions during 1998. The decrease in real estate construction and land development loans related primarily to the pace of loan repayments, coupled with the Company's general determination not to originate new land development loans.
      Decreases in installment loans of $3.8 million, or 32.61% and other loans of $3.2 million, or 12.14% were due to the competitive, low interest rate environment that was prevalent during 1998, which allowed borrowers to find alternative forms of financing for consumer purchases at lower rates, coupled with the ability of borrowers refinancing their residential real estate loans to include other borrowings in the refinanced loans.
      Total loan originations during 1998 and 1997, were $238.8 million and $248.1 million, respectively. Loan originations for portfolio, excluding loans originated for sale in the secondary mortgage market during 1998 and 1997 were $198.7 million and $221.7 million, respectively. Loan repayments for 1998 and 1997, were $149.4 million and $153.1 million, respectively. Loans charged off, net during 1998 and 1997 were $1.7 million and $1.0 million, respectively. Loans transferred to other real estate owned during 1998 and 1997 amounted to $724 thousand and $732 thousand, respectively.
      The subsidiary bank originates fixed rate residential loans for sale in the secondary mortgage market. Mortgage loans held for sale at December 31, 1998 and 1997 were $1.8 million and $1.1 million, respectively. Loans originated for sale in the secondary mortgage market during 1998 and 1997 were $40.1 million and $26.4 million, respectively. Loans sold in the secondary mortgage market during 1998 and 1997 were $39.3 million and $26.4 million, respectively. The Company began originating fifteen year fixed rate residential real estate loans for portfolio effective July 1, 1996. Such loans had previously been sold in the secondary mortgage market. The Company continues to write thirty year fixed rate residential real estate loans for sale in the secondary mortgage market. At December 31, 1998 and 1997 the Company serviced residential real estate loans for others totaling $148.0 million and $163.9 million, respectively.

Risk Elements

      The Company's management believes that New Hampshire has witnessed steady economic growth since 1992. There can be no assurance that this will continue to be the case, however, and the economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods, and thus its results of operations.
      The following table sets forth the Company's nonperforming loans and other real estate owned at the dates indicated. The Company generally does not accrue interest on any loans that are 90 days or more past due, unless the loan is well secured and in the process of collection. At the dates indicated, all loans delinquent 90 days or more were on nonaccrual status and therefore considered nonperforming, with the exception of $146 thousand of loans at December 31, 1998, $535 thousand of loans at December 31, 1997, and $93 thousand of loans at December 31, 1996, all of which were in the process of collection at those dates.

                                            December 31,
                                    ----------------------------
                                     1998       1997       1996
                                     ----       ----       ----
                                          ($ In Thousands)

Nonperforming loans:
  Residential real estate           $1,347     $1,489     $2,707
  Commercial real estate               592      4,261      1,032
  Construction and land
   development real estate             378         92        102
  Commercial, financial and
   agricultural                        678        956        204
  Installment and other                 18        347         41
                                    ----------------------------
      Total nonperforming
       loans                         3,013      7,145      4,086
      Total other real estate
       owned                         1,601      1,905      3,492
                                    ----------------------------
      Total nonperforming
       assets                       $4,614     $9,050     $7,578
                                    ============================
Ratios:
      Total nonperforming loans
       to total loans                 0.54%      1.40%      0.92%
                                    ============================

      Total nonperforming assets
       to total assets                0.53%      1.11%      0.95%
                                    ============================

      The Company's nonperforming assets decreased $4.4 million or 49.02% from $9.0 million at December 31, 1997 to $4.6 million at December 31, 1998. The decrease in nonperforming assets relates primarily to decreases in nonperforming commercial real estate loans of $3.7 million, a decrease in nonperforming installment and other loans of $329 thousand, a decrease in nonperforming commercial, financial and agricultural loans of $278 thousand, a decrease in nonperforming residential real estate loans of $142 thousand, and a decrease in other real estate owned of $304 thousand, partially offset by an increase in nonperforming construction and land development loans of $286 thousand. The decrease in nonperforming assets relates to the Company's continued focus on asset quality issues and the significant resources allocated to the asset quality control functions of credit policy and administration and loan review. The asset workout and collection functions focus on reducing nonperforming assets. Despite the continued focus on asset quality and reduction of nonperforming asset levels, there can be no assurance that adverse changes in economic conditions and the real estate markets in the Company's primary market areas will not result in higher levels of nonperforming assets in the future and negatively impact the Company's operations through higher provisions for possible loan losses, decreases in accruals of interest income and increased noninterest expenses relating to the collection and workout of nonperforming assets.
      The Company has identified loans as impaired in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, when it is probable that interest and principal will not be collected according to the terms of the loan agreements. The balance of impaired loans was $1.6 million and $4.6 million, respectively, at December 31, 1998 and 1997. The average recorded investment in impaired loans was $3.5 million, $3.0 million and $3.9 million, respectively, in 1998, 1997 and 1996. No income was recognized on impaired loans during 1998 and 1997 and $4 thousand of income was recognized during 1996. Total cash collected on impaired loans during 1998, 1997 and 1996 was $710 thousand, $779 thousand and $2.4 million, respectively, all of which with the exception of $4 thousand recognized as income during 1996, was credited to the principal balance outstanding on such loans.
      The portion of the allowance for possible loan losses applicable to impaired loans amounted to $233 thousand, $1.1 million, $457 thousand and $1.1 million, respectively, at December 31, 1998, 1997, 1996 and 1995. During 1998, 1997 and 1996, provisions for possible loan losses applicable to impaired loans were $201 thousand, $1.0 million and $499 thousand, respectively. Impaired loans charged off during 1998, 1997 and 1996 were $1.0 million, $386 thousand and $1.2 million, respectively. At December 31, 1998, 1997 and 1996, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114.
      The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.
      Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Real estate acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value of the property received less an allowance for estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Provisions to reduce the carrying value to net realizable value are charged to current period earnings as realized and reflected as an additional valuation allowance. Operating expenses and gains and losses upon disposition are reflected in earnings as realized. Other real estate owned amounted to $1.6 million and $1.9 million at December 31, 1998 and 1997, respectively. See note 11 of Notes to Consolidated Financial Statements for further information on other real estate owned.
      The allowance for possible loan losses is a significant factor in the Company's operating results and is established through charges against earnings and is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of known and inherent risks in the loan portfolio. When a loan, or a portion of a loan, is considered uncollectible it is charged against the allowance. Recoveries of loans previously charged off are credited to the allowance when received.
      Management's evaluation of the allowance is based on a continuing review of the loan portfolio. The methodology for determining the amount of the allowance for possible loan losses consists of several elements. Nonperforming, impaired and delinquent loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of possible losses associated with those loans. Another element involves estimating losses inherent in categories of loans, based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in the Company's primary market areas. The last element is based on management's evaluation of various conditions, and involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions; seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas; credit quality trends, including trends in nonperforming loans expected to result from changes in existing conditions; historical loan charge-off experience; and the results of bank regulatory examinations.
      At December 31, 1998, 1997 and 1996, the allowance for possible loan losses was $7.1 million, $7.7 million and $6.3 million, respectively, and the ratio of the allowance to total loans outstanding was 1.28%, 1.50% and 1.41%, respectively. At December 31, 1998, 1997 and 1996, the allowance for possible loan losses represented 236.4%, 107.1% and 153.0%, respectively, of nonperforming loans. The amount of the allowance for possible loan losses decreased at December 31, 1998 compared to December 31, 1997, primarily as a result of decreases in nonperforming and impaired loans and a change in the composition of the loan portfolio which was more predominantly residential real estate in 1998, partially offset by the overall growth of the loan portfolio. The amount of the allowance for possible loan losses increased at December 31, 1997 compared to December 31, 1996, primarily as a result of increases in nonperforming and impaired loans, and an increase in the total loan portfolio, including growth in commercial business loans and commercial real estate loans.
      While management believes that the allowance for possible loan losses at December 31, 1998 is adequate based on its current review and estimate, further provisions to the allowance may be necessary if the market in which the Company operates deteriorates. Additionally, regulatory agencies review the Company's allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.

Deposits

      A summary of deposits at December 31, 1998 and 1997 follows:

                                              December 31,
                                          ---------------------
                                            1998         1997
                                            ----         ----
                                             (In Thousands)

NOW accounts                              $203,068     $166,773
Savings accounts                            87,150       89,278
Money market deposit accounts               19,659       31,486
Time certificates                          266,901      290,176
                                          ---------------------
      Total interest bearing deposits      576,778      577,713
Noninterest bearing deposits                73,709       71,270
                                          ---------------------
      Total deposits                      $650,487     $648,983
                                          =====================


      Total deposits remained relatively stable increasing $1.5 million, or 0.23% during 1998. The decrease in time certificates of $23.3 million and a portion of the $11.8 million decrease in money market deposit accounts related primarily to depositors looking to achieve higher yields by investing their funds in alternate sources outside of traditional bank products, while the continued success of the NOW account product introduced by the subsidiary bank in 1995 contributed to the $36.3 million increase in NOW accounts and the decrease in a portion of the money market deposit accounts, as some money market deposit accounts shifted into the NOW account product. Noninterest bearing deposits increased $2.4 million, while savings accounts decreased $2.1 million during 1998.
      Time certificates with minimum balances of $100 thousand decreased $3.9 million, from $37.4 million at December 31, 1997 to $33.5 million at December 31, 1998. The Company does not use brokers to solicit deposits.

Securities Sold Under Agreements to Repurchase

      Securities sold under agreements to repurchase increased $4.9 million or 7.4% to $70.9 million at December 31, 1998 from

$66.0 million at December 31, 1997. The increase in securities sold under agreements to repurchase was used to fund loan growth. These short-term borrowings are instruments which are used by municipalities and businesses to invest their excess cash and are collateralized by US Treasury and US Government Agency obligations.

Other Borrowings

      Other borrowings which consists of borrowings from the FHLBB increased $54.7 million from $25.9 million at December 31, 1997 to $80.6 million at December 31, 1998. Proceeds of new borrowings from the FHLBB during 1998 were $80.0 million and repayments were $25.3 million. FHLBB borrowings increased because the growth in interest earning assets, primarily loans and to a lesser extent securities available for sale exceeded the growth in deposits and securities sold under agreements to repurchase.

Stockholders' Equity

      Stockholders' equity was $72.6 million at December 31, 1998, an increase of $5.7 million from $66.9 million at December 31, 1997. Book value per share was $12.31 at December 31, 1998, up $0.30 or 2.5% from $12.01 at December 31, 1997. See "Capital Resources and Liquidity" for further information on stockholders' equity.

Risk Management

      In the normal course of business, the Company is subject to various risks, the most significant of which are credit, liquidity and market risk, which includes interest rate risk. Although the Company cannot eliminate these risks, it has risk management processes designed to provide for risk indentification, measurement, monitoring and control. The Board of Directors establishes policies with respect to risk management, lending, investment, asset/liability management and interest rate risk and reviews and approves these policies annually. The Board of Directors delegates the responsibility for carrying out these policies to management.
      Credit risk represents the possibility that a customer or counterparty may not perform in accordance with contractual terms. Credit risk results from extending credit to customers, purchasing securities and entering into certain off-balance-sheet financial transactions (which are primarily commitments to originate loans, unused lines and standby letters of credit or unadvanced portions of construction loans). Risk associated with the extension of credit (including off-balance-sheet items) includes general risk, which is inherent in the lending business, and risk specific to individual borrowers. Risk associated with purchasing securities primarily centers around the credit quality of the issuer of the security. The Company seeks to manage credit risk through portfolio diversification, investments in highly rated securities, loan underwriting policies and procedures and loan monitoring practices.
      Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors and to invest in strategic initiatives. Liquidity risk represents the likelihood the Company would be unable to generate cash or otherwise obtain funds at reasonable rates for such purposes. Liquidity is managed through the coordination of the relative maturities of assets, liabilities and off-balance sheet positions and is enhanced by the ability to raise funds with direct borrowings.
      Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. The risk of loss can be reflected in diminished current values and/or reduced potential net interest income in future periods. The Company's market risk arises primarily from interest rate risk. The Company is also exposed to market price risk through its investments in marketable equity securities.

Asset/Liability Management, Interest Rate Sensitivity and Market Risk

      The Company's primary objective regarding asset/liability management is to position the Company so that changes in interest rates do not have a material adverse impact upon net earnings (through changes in net interest and dividend income) and the estimated net present value of equity of the Company. The Company's primary strategy for accomplishing its asset/liability management objective is achieved by managing the weighted average maturities of assets, liabilities and off-balance-sheet items (duration matching). At December 31, 1998, approximately 65.6% of the Company's loan portfolio was comprised of adjustable rate loans. Approximately 69.2% of its securities available for sale and securities held to maturity portfolios are debt securities maturing in less than five years. With regard to deposit liabilities, only 41.0% of total deposits and 46.3% of interest bearing deposits are comprised of time certificates. Unlike other deposit products such as NOW, money market deposit and savings accounts, time certificates carry a high degree of interest rate sensitivity and therefore their renewal will vary based on the competitiveness of the Company's interest rates. The Company has also entered into interest rate cap agreements to manage its exposure to interest rate risk. At December 31, 1998 the Company had interest rate cap agreements in effect with notional amounts of $20.0 million with a weighted average strike rate of 7.77%, which mature in the year 2004. The Company receives an interest payment if the three-month London Interbank Offer Rate ("LIBOR") increases above the strike rate.
      To measure the impact of interest rate changes, the Company utilizes a comprehensive financial planning model that recalculates the estimated net present value of equity and net interest and dividend income of the Company assuming instantaneous, permanent parallel shifts in the yield curve of both up and down 100 and 200 basis points. Larger increases or decreases in estimated net interest and dividend income and the estimated net present value of equity of the Company as a result of these interest rate changes represent greater interest rate risk than do smaller increases or decreases.
      The results of the financial planning model are highly dependent on numerous assumptions. These assumptions generally fall into two categories: those relating to the interest rate environment and those relating to general business and economic factors. Assumptions related to the interest rate environment include the prepayment speeds on mortgage-related assets and the cash flows and maturities of financial instruments. Assumptions related to general business and economic factors include changes in market conditions, loan volumes and pricing, deposit sensitivity, customer preferences, competition, and management's financial and capital plans. The assumptions are developed based on current business and asset/liability management strategies, historical experience, the current economic environment, forecasted economic conditions and other analyses. These assumptions are inherently uncertain and subject to change as time passes. The Company endeavors to maintain a position where it experiences no material changes in estimated net present value of equity and no material fluctuation in estimated net interest and dividend income as a result of assumed 100 and 200 basis point increases and decreases in interest rates. However, there can be no assurances that the Company's forecasts in this regard will be achieved.
      Management believes that the above method of measuring and managing interest rate risk is consistent with the FDIC regulation regarding an interest rate risk component of regulatory capital.
      The following table summarizes the timing of the Company's anticipated maturities or repricing of and interest rates applicable to rate-sensitive assets and rate-sensitive liabilities as of December 31, 1998. This table has been generated using certain assumptions which the Company believes fairly and accurately represent repricing volumes in a dynamic interest rate environment. Adjustable rate loans are reflected in periods in which they reprice, and fixed rate loans are shown in accordance with their contractual maturities (scheduled amortization). The earlier of contractual maturities or the next repricing date are used on all securities. Certain marketable equity securities and stock in the FHLBB totaling $20.7 million, are not susceptible to interest rate sensitivity and have therefore been excluded from this analysis. The gap maturity categories for savings deposits (including NOW, savings, and money market deposit accounts) are allocated based on the Company's historical experience in retaining such deposits in changing interest rate environments, as well as management's philosophy of repricing core deposits in reaction to changes in the interest rate environment. Time deposits are reflected at the earlier of contractual maturities or their next repricing date. Repricing frequencies will vary at different points in the interest cycle and as supply and demand for credit change.
      Nonperforming loans totaling $3.0 million have been excluded from this analysis.

                   INTEREST RATE SENSITIVITY GAP ANALYSIS
                            at December 31, 1998

                                                                           Sensitivity Period
                                                  -------------------------------------------------------------------
                                                   0-6        6 Months-      1-3         3-5         Over
                                                  Months       1 Year       Years       Years      5 Years      Total
                                                  ------       --------     -----       -----      -------      -----
                                                                            ($ In Thousands)

Rate-sensitive Assets:
  Interest bearing deposits in other
   banks.....................................$   $ 19,532                                                      $ 19,532
                                          Rate       4.84%                                                         4.84%
  Securities.................................$     33,788     $ 37,180     $ 52,563    $ 65,082    $ 39,935     228,548
                                          Rate       5.75%        5.88%        5.97%       5.92%       6.32%       5.97%
  Loans and loans held for sale..............$    152,978       78,387       87,906      82,831     150,906     553,008
                                          Rate       8.87%        8.47%        8.21%       8.32%       6.99%       8.11%
                                                 ----------------------------------------------------------------------
      Total...................................   $206,298     $115,567     $140,469    $147,913    $190,841    $801,088
                                                 ======================================================================

Rate-sensitive Liabilities:
  Money Market Deposit
   Accounts..................................$   $  3,932     $  5,898     $  9,829                            $ 19,659
                                          Rate       2.56%        2.56%        2.56%                               2.56%
  Savings and NOW Accounts...................$     23,217       34,826      116,087    $ 58,044    $ 58,044     290,218
                                          Rate       2.32%        2.32%        2.32%       2.32%       2.32%       2.32%
  Time certificates..........................$    103,301      122,849       34,221       6,218         312     266,901
                                          Rate       5.13%        5.52%        5.77%       5.68%       5.55%       5.41%
  Securities sold under
   agreements to repurchase and
   other borrowings..........................$     70,583          367           99      30,112      50,352     151,513
                                          Rate       4.29%        4.71%        6.06%       5.87%       4.69%       4.74%
                                                 ----------------------------------------------------------------------
      Total...................................   $201,033     $163,940     $160,236    $ 94,374    $108,708    $728,291
                                                 ======================================================================
Period Sensitivity Gap........................   $  5,265     $(48,373)    $(19,767)   $ 53,539    $ 82,133    $ 72,797
Cumulative Sensitivity Gap....................   $  5,265     $(43,108)    $(62,875)   $ (9,336)   $ 72,797
Cumulative Sensitivity Gap as a
 Percent of Total Rate-sensitive Assets.......       0.66%       (5.38)%      (7.85)%     (1.17)%      9.09%


      The ability to assess interest rate risk using gap analysis is limited. Gap analysis does not capture the impact of cash flow or balance sheet mix changes over a forecasted future period and it does not measure the amount of price change expected to occur in the various asset and liability categories. Thus, management does not use gap analysis exclusively in its assessment of interest rate risk. The Company's interest rate risk exposure is also measured by the estimated net interest and dividend income and discounted cash flow market value sensitivities referred to above.
      The Company's limits on interest rate risk specify that if interest rates were to shift immediately up or down 200 basis points, hypothetical net interest and dividend income should decline by less than 8%. The change in hypothetical net interest and dividend income would not differ materially from the change in pretax earnings. Additionally, the Company's limits on interest rate risk also specify that if interest rates were to shift immediately up or down 200 basis points, the change in the estimated net present value of equity should decline by less than 15%. The following table presents as of December 31, 1998, the Company's interest rate risk as measured by the changes in the estimated net present value of equity and hypothetical net interest and dividend income for instantaneous and sustained parallel shifts of 100 and 200 basis points in market interest rates.

                                                                         $ Change in          % Change in
                   $ Change in Estimated     % Change in Estimated     Hypothetical Net     Hypothetical Net
  Change in             Net Present               Net Present            Interest and         Interest and
Interest Rates        Value of Equity           Value of Equity        Dividend Income      Dividend Income
--------------     ---------------------     ---------------------     ----------------     ----------------
(Basis Points)        (In Thousands)                                    (In Thousands)

    +200                 $(3,503)                   (3.21)%                 $(567)              (1.72)%
    +100                      18                     0.02                     140                0.43
  Flat Rate                    0                        0                       0                0
    -100                  (3,509)                   (3.21)                    261                0.79
    -200                  (8,196)                   (7.50)                    (84)              (0.26)

      Management also believes that the assumptions utilized in evaluating the vulnerability of the Company's net interest and dividend income and estimated net present value of equity to changes in interest rates approximate actual experience. However, the interest rate sensitivity of the Company's assets and liabilities as well as the estimated effect of changes in interest rates on the estimated net present value of equity or estimated net interest and dividend income, could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.
      In the event the Company should experience a mismatch in its desired GAP ranges or an excessive decline in its estimated net present value of equity or estimated net interest and dividend income subsequent to an immediate and sustained change in interest rates, it has a number of options which it could utilize to remedy such mismatch. The Company could restructure its available for sale securities portfolio through sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.
      The Company maintains a portfolio of marketable equity securities, which are included in securities available for sale, and had estimated fair values of $15.5 million and an original cost of $14.1 million at December 31, 1998. Such securities are recorded at estimated fair market value, and are subject to market price risk. The risk is the potential loss in estimated fair value resulting from adverse changes in prices quoted by stock markets. The Company manages its market price risk by closely monitoring market developments and reviewing current financial statements and other reports published by the issuers of the equity securities.
      Within the Company's portfolio of marketable equity securities, an analysis of significant quarterly movements in stock prices over the last three years, or since the stock was initially offered for purchase if less than three years, indicated a 10-20% movement in prices in 26% of the quarters, a 20-25% movement in prices in 10% of the quarters and a 25-35% movement in prices in 12% of the quarters. The market price risk in the Company's marketable equity securities portfolio, assuming hypothetical decreases in quoted stock prices of 10%, 25% and 35%, would amount to $1.5 million, $3.9 million and $5.4 milllion, respectively. The after tax impact on capital relating to these hypothetical decreases in stock prices would be $1.0 million, $2.4 million and $3.3 million, respectively.

RESULTS OF OPERATIONS

General

      The operating results of the Company depend primarily on the net interest and dividend income of its subsidiary bank, which is the difference between interest and dividend income on interest earning assets, primarily loans and securities, and interest expense on interest bearing liabilities, primarily deposits, securities sold under agreements to repurchase and other borrowings. The Company's operating results are also affected by the level of its provision for possible loan losses, noninterest income, noninterest expense, and income taxes.

Comparison of Operating Results for the Years
 Ended December 31, 1998 and 1997

Net Earnings

      Operations in 1998 resulted in net earnings of $9.6 million, an increase of $7.3 million over net earnings of $2.3 million for 1997. Basic earnings per share was $1.64 in 1998 compared to $.42 in 1997. Diluted earnings per share was $1.60 in 1998 compared to $.40 in 1997.
      Earnings before income taxes were $14.7 million in 1998, an increase of $11.7 million compared to earnings before income taxes of $3.0 million in 1997. Earnings before income taxes increased in 1998 compared to 1997, primarily as a result of increases in net interest and dividend income and noninterest income and decreases in the provision for possible loan losses and noninterest expense.

Net Interest and Dividend Income

      Net interest and dividend income was $31.0 million and $30.1 million in 1998 and 1997, respectively. The increase of $862 thousand in 1998 compared to 1997 relates to an increase of $11.1 million or 1.50% in average interest earning assets to $751.3 million in 1998 from $740.2 million in 1997 and a decrease in average interest bearing liabilities of $4.9 million, or 0.73%, to $669.2 million in 1998 from $674.1 million in 1997, while the interest rate spread was fairly stable at 3.67% in 1998 compared to 3.68% in 1997.
      Interest income on loans increased $3.5 million to $45.8 million in 1998 from $42.3 million in 1997. The increase was primarily the result of an increase in the average loan balances of $61.8 million, or 13.00%, to $536.6 million in 1998 from $474.8 million in 1997, partially offset by a decrease in average loan yields to 8.54% in 1998 from 8.91% in 1997. The increase in average balances in the loan portfolio reflects strong loan demand in the residential real estate market during 1998 as a result of the continued low interest rate environment which encouraged refinancing, as well as new home purchases in the subsidiary bank's market areas. Competition for loans amongst financial institutions and the continued low interest rate environment sparked loan demand and also contributed to the slightly lower yields realized in 1998 compared to 1997. The competitive loan environment also resulted in a decrease in the Company's commercial, financial and agricultural loans and commercial real estate loans, which also contributed to the lower yields realized on loans in 1998 compared to 1997. Management expects that the competition for loans will continue, which could reduce average yields realized on loans, thereby reducing the interest rate spread in future periods.
      Interest and dividend income on securities, including stock in FHLBB decreased $4.1 million to $11.8 million in 1998 from $15.9 million in 1997. The decrease relates primarily to a decrease in the average balances of securities, including stock in FHLBB of $55.7 million to $195.1 million in 1998 from $250.8 million in 1997, coupled with a decrease in yields to 6.03% in 1998 from 6.35% in 1997. The decrease in average balances of securities is due to a change in mix of assets to higher yielding loans from lower yielding securities during 1998. The decrease in yields was primarily the result of the continued low interest rate environment that was prevalent during 1998.
      Interest expense on deposits decreased $768 thousand to $22.6 million in 1998 from $23.3 million in 1997, with interest on time deposits decreasing $1.0 million, partially offset by an increase in interest on savings deposits of $255 thousand. The decrease related primarily to a decrease in the average cost of deposits to 4.00% during 1998 compared to 4.11% during 1997, coupled with a decrease in the average balances of deposits of $2.6 million to $564.4 million in 1998 from $567.0 million in 1997. Average balances of time certificates decreased $15.7 million to $267.8 million during 1998 from $283.5 million during 1997 which was partially offset by an increase in average balances of savings deposits of $13.1 million to $296.6 million during 1998 from $283.5 million during 1997. The decrease in the average balances of time certificates related primarily to depositors looking to achieve higher yields by investing their funds in alternate sources outside of traditional bank products, while the continued success of the NOW account product introduced by the subsidiary bank in 1995 was the primary reason for the increase in the average balances of savings deposits.
      Interest expense on securities sold under agreements to repurchase and other borrowings decreased $479 thousand to $5.1 million in 1998 from $5.6 million in 1997. The decrease was primarily related to a decrease in the cost of these borrowings to 4.87% in 1998 compared to 5.21% in 1997, coupled with a decrease in the average balances of $2.3 million to $104.8 million in 1998 from $107.1 million in 1997. The decrease in average balances related to a decrease in average balances of other borrowings of $10.0 million, partially offset by an increase in the average balances on securities sold under agreements to repurchase of $7.7 million. The increase of $7.7 million was primarily the result of local municipalities and commercial accounts making greater use of securities sold under agreements to repurchase in investing their excess funds. The cost of securities sold under agreements to repurchase was 4.36% and 4.76% in 1998 and 1997, respectively, while the cost of other borrowings was relatively stable, at 5.79% during 1998 and 5.78% during 1997.

Average Balance Sheets and Net Interest and Dividend Income

      The following table presents, for the periods indicated, average balances, the total dollar amount of interest and dividend income from interest earning assets and their resultant yields, as well as the interest expense on interest bearing liabilities, and their resultant costs:

                                                                              Year Ended December 31,
                                                     --------------------------------------------------------------------------
                                                               1998                     1997                     1996
                                                     ------------------------ ------------------------ ------------------------
                                                     Average           Yield/ Average           Yield/ Average           Yield/
                                                     Balance  Interest  Cost  Balance  Interest  Cost  Balance  Interest  Cost
                                                     -------  -------- ------ -------  -------- ------ -------  -------- ------
                                                                                  ($ In Thousands)

Assets
  Interest earning assets
    Loans and loans held for sale<F1>                $536,596 $45,832  8.54%  $474,844 $42,307  8.91%  $423,421 $37,969  8.97%
    Interest bearing deposits in other banks           19,634   1,029  5.24     14,570     781  5.36     16,956     857  5.05
    Securities, including stock in FHLBB<F2>          195,051  11,765  6.03    250,783  15,923  6.35    254,599  15,604  6.13
                                                     -------- -------         -------- -------         -------- -------
      Total interest earning assets                   751,281  58,626  7.80    740,197  59,011  7.97    694,976  54,430  7.83
                                                              -------                  -------                  -------
  Non-interest earning assets                          70,690                   72,400                   66,828
  Allowance for possible loan losses                   (7,557)                  (6,594)                  (6,702)
                                                     --------                 --------                 --------
      Total assets                                   $814,414                 $806,003                 $755,102
                                                     ========                 ========                 ========

Liabilities and Stockholders' Equity
  Interest bearing liabilities
    Savings deposits                                 $296,639   7,684  2.59   $283,512   7,429  2.62   $274,136   7,212  2.63
    Time deposits                                     267,764  14,870  5.55    283,514  15,893  5.61    262,165  14,787  5.64
                                                     -------- -------         -------- -------         -------- -------
      Total interest bearing deposits                 564,403  22,554  4.00    567,026  23,322  4.11    536,301  21,999  4.10
    Securities sold under agreements to repurchase
     and other borrowings                             104,784   5,099  4.87    107,062   5,578  5.21    100,304   5,244  5.23
                                                     -------- -------         -------- -------         -------- -------
      Total interest bearing liabilities              669,187  27,653  4.13    674,088  28,900  4.29    636,605  27,243  4.28
                                                              -------                  -------                  -------
  Non-interest bearing liabilities
    Demand deposits                                    69,575                   63,870                   58,935
    Other liabilities                                   3,784                    3,368                    3,669
                                                     --------                 --------                 --------
      Total non-interest bearing liabilities           73,359                   67,238                   62,604
  Stockholders' equity                                 71,868                   64,677                   55,893
                                                     --------                 --------                 --------
      Total liabilities and stockholders' equity     $814,414                 $806,003                 $755,102
                                                     ========                 ========                 ========

  Net interest and dividend income/interest rate
   spread                                                     $30,973  3.67%           $30,111  3.68%           $27,187  3.55%
                                                              =======  ====            =======  ====            =======  ====

  Net earning balance/net yield on interest earning
   assets                                            $ 82,094          4.12%  $ 66,109          4.07%  $ 58,371          3.91%
                                                     ========          ====   ========          ====   ========          ====

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

                                                                  Year Ended December 31, 1998 vs. 1997
                                                                       Increase (Decrease) Due To
                                                                  -------------------------------------
                                                                    Volume       Rate         Total
                                                                    ------       ----         -----
                                                                             (In Thousands)

Interest income on loans                                            $ 5,179     $(1,654)     $ 3,525
Interest income on interest bearing deposits in other banks             265         (17)         248
Interest and dividend income on securities and stock in FHLBB        (3,389)       (769)      (4,158)
                                                                    --------------------------------
      Total interest and dividend income                              2,055      (2,440)        (385)
                                                                    --------------------------------
Interest expense on deposits                                           (113)       (655)        (768)
Interest expense on securities sold under agreements to
 repurchase and other borrowings                                       (118)       (361)        (479)
                                                                    --------------------------------
      Total interest expense                                           (231)     (1,016)      (1,247)
                                                                    --------------------------------
      Net interest and dividend income                              $ 2,286     $(1,424)     $   862
                                                                    ================================

                                                                  Year Ended December 31, 1997 vs. 1996
                                                                       Increase (Decrease) Due To
                                                                  -------------------------------------
                                                                    Volume       Rate         Total
                                                                    ------       ----         -----
                                                                             (In Thousands)

Interest income on loans                                            $ 4,591     $  (253)     $ 4,338
Interest income on interest bearing deposits in other banks            (136)         60          (76)
Interest and dividend income on securities and stock in FHLBB          (229)        548          319
                                                                    --------------------------------
      Total interest and dividend income                              4,226         355        4,581
                                                                    --------------------------------
Interest expense on deposits                                          1,269          54        1,323
Interest expense on securities sold under agreements to
 repurchase and other borrowings                                        354         (20)         334
                                                                    --------------------------------
      Total interest expense                                          1,623          34        1,657
                                                                    --------------------------------
      Net interest and dividend income                              $ 2,603     $   321      $ 2,924
                                                                    ================================

Provision for Possible Loan Losses

      The provision for possible loan losses was $1.1 million in 1998, representing a $1.3 million or 53.6% decrease from the provision of $2.4 million in 1997. The decrease in the provision resulted primarily from a change in the mix of loans to residential real estate loans, which accounted for 59.1% of the total loan portfolio at December 31, 1998 compared to 48.2% at December 31, 1997, while commercial real estate and commercial and industrial loans accounted for 35.0% of the total loan portfolio in 1998 compared to 43.2% in 1997. Also contributing to the decrease in the provision was a decrease of $4.1 million in nonperforming loans to $3.0 million at December 31, 1998 from $7.1 million at December 31, 1997, and management's overall evaluation of the loan portfolio and the adequacy of the level of the allowance for possible loan losses. Loans charged off in 1998 were $2.1 million compared to $1.2 million in 1997. Recoveries of loans previously charged off were $459 thousand in 1998 compared to $178 thousand in 1997. Net loans charged off were $1.7 million in 1998 compared to $1.0 million in 1997.

Noninterest Income

      Noninterest income was $9.1 million in 1998, an increase of $2.0 million or 27.48% compared to $7.1 million in 1997. The increase in 1998 over 1997, was primarily attributable to increases in net gains on sales of securities available for sale of $2.0 million, net gains on sales of loans into the secondary mortgage market of $310 thousand and other noninterest income of $397 thousand, partially offset by decreases in customer account fees and service charges of $686 thousand and mortgage service fees of $68 thousand. The increase in net gains on sales of securi-ties available for sale was a result of the Company continuing to closely monitor the equity markets in light of their continued volatility in 1998. The increase in net gains on sales of loans in the secondary mortgage market was as a result of an increase in loans originated for and sold into the secondary mortgage market in 1998 compared to 1997, because of the continued low interest rate environment during 1998, which kept demand for residential real estate loans at a very high level. The increase in other noninterest income was primarily as a result of gains on sales of other assets during 1998. The decrease in customer account fees and service charges related to the elimination of and/or restructuring of certain deposit programs which the Company assumed in its merger with Primary Bank in 1997. The elimination and/or restructuring of these deposit programs provided efficiencies through the reduction of noninterest expense.

Noninterest Expense

      Noninterest expense was $24.2 million in 1998, a decrease of $7.6 million compared to $31.8 million in 1997. The decrease was primarily attributable to a decrease in salaries and benefit expenses of $1.4 million to $12.4 million in 1998 compared to $13.8 million in 1997 and a decrease in merger-related costs from $5.9 million in 1997 to $34 thousand in 1998.
      The decrease in salaries and benefits expense of $1.4 million was primarily attributable to a decrease in salaries, related to personnel efficiencies realized from the merger with Primary Bank, which were partially offset by normal salary increases, increased costs for commissions to loan originators and nondeposit product sales staff and $760 thousand relating to the cost of termination of certain officers. Additionally, decreases in employee benefits related primarily to merger efficiencies and a $1.1 million expense incurred in 1997 associated with the vesting of performance based stock options assumed in the merger with Primary Bank, for which there was no related expense in 1998, partially offset by an increase of $362,000 in expense related to the 1998 restricted stock grants.
      Occupancy and equipment expense increased $761 thousand from $4.2 million in 1997 to $5.0 million in 1998. The increase is primarily attributable to the Company recording a $712 thousand writedown on bank buildings based upon an appraisal on property used as a branch office which is being closed.
      Other real estate owned expense increased $294 thousand from $63 thousand in 1997 to $357 thousand in 1998 as a result of an increase in foreclosure activity related to nonperforming loans and costs related to the disposition of foreclosed properties.
      In connection with the completion of the merger with Primary Bank, effective after the close of business October 31, 1997, the Company incurred merger-related charges of $5.9 million which were recorded at the date of combination. Merger-related charges associated with the Primary Bank merger in 1998 were $34 thousand.
      Other expenses decreased $1.4 million primarily as a result of efficiencies realized in the merger with Primary Bank in the following areas: advertising and marketing expenses decreased $643 thousand, data processing and transmission costs decreased $614 thousand, general liability insurance decreased $154 thousand and directors fees decreased $167 thousand. These efficiencies were offset by increases in amortization expense of $56 thousand, an increase in Year 2000 expenses of $101 thousand from $0 in 1997 to $101 thousand in 1998 and an increase in telephone expense of $119 thousand. The increase in amortization expense was primarily attributable to increases in originated mortgage servicing rights, while the increase in telephone expense relates to increased data transmission and call volume amongst the branch network as well as higher customer call volume for account activity through the subsidiary bank's telephone banking system in 1998 as compared with 1997.

Income Taxes

      Income tax expense increased $4.4 million to $5.1 million in 1998 compared to $704 thousand in 1997 and represented effective tax rates of 35.0% and 23.4%, respectively, of pretax income. The reason the tax rate is lower in 1997 compared to 1998, relates primarily to the reversal in 1997 of the remainder of the valuation allowance on deferred tax assets established for net operating losses as a result of current and projected earnings, partially offset by nondeductible merger related charges and nondeductible performance based stock option charges incurred in 1997.

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

Net Interest and Dividend Income

      Net interest and dividend income was $30.1 million and $27.2 million in 1997 and 1996, respectively. The increase of $2.9 million in 1997 compared to 1996 relates to an increase of $45.2 million or 6.51% in average interest earning assets to $740.2 million in 1997 from $695.0 million in 1996, coupled with an increase in the interest rate spread to 3.68% in 1997 from 3.55% in 1996.
      Interest income on loans increased $4.3 million to $42.3 million in 1997 from $38.0 million in 1996. The increase was primarily the result of an increase in the average loan balances of $51.4 million, or 12.14%, to $474.8 million in 1997 from $423.4 million in 1996, partially offset by a slight decrease in average loan yields to 8.91% in 1997 from 8.97% in 1996. The increase in average balances in the loan portfolio reflects the strong demand during 1997, particularly with respect to residential and commercial real estate loans. Competition for loans amongst financial institutions and the continued low interest rate environment sparked loan demand and also contributed to the slightly lower yields realized in 1997 compared to 1996.
      Interest and dividend income on securities, including stock in FHLBB increased $319 thousand to $15.9 million in 1997 from $15.6 million in 1996. The increase related primarily to an increase in average yields to 6.35% in 1997 from 6.13% in 1996, partially offset by a decrease in average balances of $3.8 million to $250.8 million in 1997 from $254.6 million in 1996. The increase in yields was primarily the result of investing in securities with longer weighted average maturities during 1996, thereby increasing yields in 1997, coupled with increased prepayment activity on mortgage-backed securities in 1996, requiring an acceleration of the amortization of premiums paid for such securities during 1996.
      Interest expense on deposits increased $1.3 million to $23.3 million in 1997 from $22.0 million in 1996, with interest on savings deposits increasing $217 thousand and interest on time deposits increasing $1.1 million. The increase related primarily to an increase in average balances of deposits of $30.7 million to $567.0 million in 1997 from $536.3 million in 1996. Of this increase, average balances of savings deposits increased $9.4 million and average balances of time deposits increased $21.3 million. The average cost of deposits remained stable at 4.11% during 1997 compared to 4.10% during 1996. The Company's subsidiary bank continued to offer competitive rates during 1997 on time deposits and that coupled with the continued success of a NOW account product which was first introduced by the subsidiary bank in 1995 were the primary reasons for the increases in the average balances of time and savings deposits during 1997.
      Interest expense on securities sold under agreements to repurchase and other borrowings increased $334 thousand to $5.6 million in 1997 from $5.2 million in 1996. The increase was primarily related to an increase in average balances of $6.8 million to $107.1 million in 1997 from $100.3 million in 1996, while the cost of these borrowings remained relatively stable at 5.21% in 1997 compared to 5.23% in 1996. The increase in average balances related to an increase in average balances on securities sold under agreements to repurchase of $8.6 million, while average balances of other borrowings decreased by $1.8 million. The increase of $8.6 million was primarily the result of local municipalities and commercial accounts making greater use of securities sold under agreements to repurchase in investing their excess funds. The cost of securities sold under agreements to repurchase was 4.76% in both 1997 and 1996, and the cost of other borrowings was relatively stable, at 5.78% during 1997 and 5.72% during 1996.

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

Income Taxes

      Income tax expense decreased $1.0 million to $704 thousand in 1997 compared to $1.7 million in 1996 and represented effective tax rates of 23.4% and 19.1%, respectively, of pretax income. The reason the tax rate is lower than the statutory tax rate of 34% in 1997, relates primarily to the reversal of the remainder of the valuation allowance on deferred tax assets established for net operating losses as a result of current and projected earnings, partially offset by nondeductible merger related charges and nondeductible performance based stock option charges. The reason the tax rate in 1996 is lower than the statutory tax rate of 34% relates primarily to the reversal of a portion of the valuation allowance on deferred tax assets established for net operating losses as a result of current and projected earnings.

Capital Resources and Liquidity

Capital Resources

      The Company's capital base totaled $72.6 million or 8.27% of total assets at December 31, 1998 compared to $66.9 million, or 8.22% of total assets at December 31,1997. Stockholders' equity increased $5.7 million, primarily related to net earnings of $9.6 million and transactions related to stock options of $3.2 million, partially offset by a decrease in unrealized gains on securities available for sale net of related tax effects of $4.1 million and dividends declared of $2.9 million.
      The Company and subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiary bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1998, the Company and subsidiary bank meet all capital adequacy requirements to which they are subject.
      As of December 31, 1998, the most recent notification from the FDIC categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.

      The Company's and the subsidiary bank's actual capital amounts and ratios as of December 31, 1998 and 1997 are presented in the following table:

                                                                                                     To Be Well
                                                                                                  Capitalized Under
                                                                           For Capital            Prompt Corrective
                                                      Actual            Adequacy Purposes         Action Provisions
                                                ------------------     --------------------     ---------------------
                                                Amount      Ratio      Amount       Ratio       Amount        Ratio
                                                ------      -----      ------       -----       ------        -----
                                                                          ($ In Thousands)

As of December 31, 1998:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                $75,971     14.42%     $42,145     >/=8.00%     N/A
    Subsidiary Bank                             $72,961     13.85%     $42,145     >/=8.00%     $52,681     >/=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                $69,379     13.17%     $21,072     >/=4.00%     N/A
    Subsidiary Bank                             $66,369     12.60%     $21,072     >/=4.00%     $31,609      >/=6.00%
  Tier I Capital (to Average Assets):
    Consolidated                                $69,379      8.18%     $33,944     >/=4.00%     N/A
    Subsidiary Bank                             $66,369      7.82%     $33,944     >/=4.00%     $42,430      >/=5.00%

As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                $65,688     12.87%     $40,836     >/=8.00%     N/A
    Subsidiary Bank                             $63,737     12.49%     $40,830     >/=8.00%     $51,038     >/=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                $59,292     11.62%     $20,418     >/=4.00%     N/A
    Subsidiary Bank                             $57,342     11.24%     $20,415     >/=4.00%     $30,623      >/=6.00%
  Tier I Capital (to Average Assets):
    Consolidated                                $59,292      7.47%     $31,730     >/=4.00%     N/A
    Subsidiary Bank                             $57,342      7.23%     $31,723     >/=4.00%     $39,654      >/=5.00%

      On August 13, 1996, the Company announced a Stock Repurchase Program ("1996 Program"), whereby the Company's Board of Directors authorized the repurchase of up to 10% of its outstanding common shares from time to time. Shares repurchased under the 1996 Program may be held in treasury, retired or used for general corporate purposes. As of March 31, 1997, the Company had repurchased 72,549 shares under the 1996 Program. No shares were repurchased under the 1996 Program after March of 1997, and, as a result of the merger agreement entered into with Primary Bank in April of 1997, the 1996 Program was terminated.
      On August 11, 1998, the Company announced a new Stock Repurchase Program ("1998 Program"), whereby the Company's Board of Directors authorized the repurchase of up to 5% of its outstanding common shares from time to time. Any shares repurchased may be held in treasury, retired or used for general corporate purposes. As of December 31, 1998, 14,700 shares had been repurchased under the 1998 Program.

Liquidity

      The principal source of funds for the payment of dividends and expenses by the Company, is dividends paid to it by the subsidiary bank. Bank regulatory authorities generally restrict the amounts available for payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly affect the Company's ability to pay dividends. Dividends paid to the Company by the subsidiary bank in 1998, 1997 and 1996 were $2.3 million, $3.0 million and $2.0 million, respectively. The primary source of liquidity in the Company is its interest bearing deposit with its subsidiary bank of $3.9 million at December 31, 1998. Management believes that these funds are adequate to provide for the Company's needs.
      The subsidiary bank monitors its level of short-term assets and liabilities, maintaining an appropriate balance between liquidity, risk and return. The major sources of liquidity are deposits, securities available for sale, maturities of securities held to maturity, interest bearing deposits in other banks, amortization, prepayments and maturities of outstanding loans and other borrowings from the FHLBB. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by interest rate trends, economic conditions and competition.
      The Company's and subsidiary bank's liquidity, represented by cash and due from banks, is a product of its operating activities, investing activities and financing activities. These activities are summarized as follows:

                                                                      Year Ended December 31,
                                                                 ----------------------------------
                                                                   1998         1997         1996
                                                                   ----         ----         ----
                                                                           (In Thousands)

Cash and due from banks at beginning of year                     $ 28,677     $ 30,559     $ 28,811

Operating activities:
  Net earnings                                                      9,557        2,307        7,201
  Adjustments to reconcile net earnings to net cash provided
   by operating activities                                         (1,411)       4,496          175
                                                                 ----------------------------------
Net cash provided by operating activities                           8,146        6,803        7,376
Net cash used in investing activities                             (73,132)     (15,609)     (67,418)
Net cash provided by financing activities                          59,815        6,924       61,790
                                                                 ----------------------------------
Cash and due from banks at end of year                           $ 23,506     $ 28,677     $ 30,559
                                                                 ==================================


      Operating activities provided positive cash flows in 1998, 1997 and 1996 and were primarily comprised of net earnings and net noncash items included in earnings which negatively affected cash flows in 1998 and positively affected cash flows in 1997 and 1996.
      Investing activities used cash in 1998, 1997 and 1996. The primary investing activities of the Company and the subsidiary bank, are originating loans and purchasing securities available for sale and securities held to maturity. In 1998, 1997 and 1996, loan originations net of repayments were $48.9 million, $68.6 million and $41.3 million, respectively. Purchases of securities available for sale and securities held to maturity were $124.6 million, $154.3 million and $205.6 million, respectively, in 1998, 1997 and 1996. A substantial portion of the net loan originations and purchases of securities available for sale and securities held to maturity in 1998, 1997 and 1996, were funded by maturities and calls of securities held to maturity and maturities, calls and sales of securities available for sale in each of those years, increases in securities sold under agreements to repurchase in each of those years, increases in other borrowings in 1998 and 1996 and increases in deposits in 1997 and 1996.
      Financing activities provided cash in 1998, 1997 and 1996. The primary financing activities of the Company and the subsidiary bank are deposits, short-term borrowings in the form of securities sold under agreements to repurchase and other borrowings. In 1998, 1997 and 1996, deposits increased by $1.5 million, $39.3 million and $18.5 million, respectively. Securities sold under agreements to repurchase increased $4.9 million, $1.1 million and $15.0 million, respectively in 1998, 1997 and 1996. In 1998 and 1996, proceeds from other borrowings exceeded repayments, which increased other borrowings by $54.7 million and $30.7 million, respectively, while other borrowings decreased by $33.3 million in 1997, as repayments exceeded proceeds of other borrowings. Net cash provided by financing activities in 1998, 1997 and 1996 was used to fund investing activities.
      Liquidity management is both a daily and long-term function of management. Excess liquidity is generally invested in short-term investments such as interest bearing deposits in the FHLBB and 2 to 5 year fixed income US Treasury and US Government agency securities and, to a lesser extent, corporate securities. In addition to assets in cash on hand and due from banks of $23.5 million at December 31, 1998, the Company through its subsidiary bank has interest bearing deposits in other banks, primarily with FHLBB of $19.5 million and securities available for sale of $219.8 million. In addition to these liquidity sources the Company has significant cash flow from the repayments of loans through its subsidiary bank. If the subsidiary bank requires funds beyond its ability to generate them internally, borrowing arrangements with the FHLBB can provide additional funds. At December 31, 1998, the subsidiary bank had $80.6 million of outstanding borrowings with the FHLBB, with an additional borrowing capacity of approximately $251.8 million.
      The Company anticipates that the subsidiary bank will have sufficient funds available to meet its current loan commitments. At December 31, 1998, the subsidiary bank had outstanding loan commitments of $59.1 million. For additional informa-tion as to loan commitments, see note 15 of Notes to Consolidated Financial Statements. Time deposits which are scheduled to mature in one year or less at December 31, 1998, totaled $226.2 million. Management believes that a significant portion of such deposits will remain with the subsidiary bank.
      For a discussion of the limitations that federal law places on extensions of credit from banks to their parent holding company, see note 21 of Notes to Consolidated Financial Statements.

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

Recent Accounting Developments

      During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company's adoption of these accounting pronouncements did not have a material impact on its financial condition or results of operations.
      The Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" an amendment of Financial Accounting Standards Board ("FASB") Statements Nos. 87, 88, and 106, effective January 1, 1998. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of costs or obligations under those plans. SFAS No. 132 requires a reconciliation of both the fair values of plan assets and of benefit obligations. The Company has made the required disclosures under SFAS No. 132 for all years presented.
      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 must be adopted prospectively and retroactive application is not permitted. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income in stockholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The Company does not believe the effect of adopting SFAS No. 133 will have any material effect on its consolidated financial position or results of operations.

Year 2000

      The Company is aware of the issues associated with the programming code in existing computer systems and non-computer related embedded technology as the millennium ("Year 2000") approaches. The Year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.
      The Company has developed a Year 2000 Policy Statement which was approved by the Company's Board of Directors and is utilizing both internal and external resources to identify, correct and test the systems for Year
2000 compliance. The Year 2000 Policy Statement contains a phases approach which includes the following phases: awareness, inventory, assessment, renovation, validation, implementation and post implementation. As of December 31, 1998, the Company has substantially completed the assessment, renovation, validation and implementation phases and is actively working on the Year 2000 remediation and business resumption contingency plans. The Company has substantially completed any necessary corrections, vendor reprogramming and testing efforts as of December 31, 1998, allowing adequate time for any potential modifications in 1999. After December 31, 1998, the Company will be in the post-implementation phase, which will utilize and test the contingency plans to enhance back-up steps and procedures to prepare for worst case scenarios. The Company's contingency plans are expected to be completed by the second quarter of 1999. To date, the Company has received a warranty of compliance from its processing vendor for loans, deposits and related products. Additionally, letters have been received from the Company's remaining vendors that plans are being developed to address the Year 2000 issue. All of these efforts are being coordinated through a Year 2000 committee which is chaired by the Company's Chief Operations Officer and includes a representative from the subsidiary bank's Board of Directors. The Chief Operations Officer reports periodically to the Company's and the subsidiary bank's Boards of Directors with respect to the Year 2000 committee's efforts. Management's estimate of the costs related to the Year 2000 compliance are approximately $300,000, of which approximately $101,000 has been incurred as of December 31, 1998. The remaining Year 2000 costs are expected to be substantially incurred in the first two quarters of 1999.
      The Company reviewed its loan relationships over $250,000 and assessed a Year 2000 compliance risk for each customer. The risk assessment consisted of a detailed questionnaire relating to the customer's Year 2000 efforts and resulted in the assignment of risk levels of low, medium and high risk for noncompliance with the Year 2000. The review of borrowers included the respective borrower's customer base and the likelihood of their noncompliance. As of December 31, 1998, no relationships were assessed a high risk of noncompliance with Year 2000. In the first quarter of 1999, the Company will review all medium risk borrowing relationships and assess any exposure, which may exist at that time. The Company has also incorporated this review into the approval process for all new borrowing relationships.
In addition to the analyses of the loan relationships, the Company's subsidiary bank has also identified deposit customers and customers from whom the Company borrows short-term funds in the form of securities sold under agreements to repurchase with balances greater than $250,000 and identified large community employers in communities where branches are located in order to determine an estimate of additional liquidity that may be needed as a result of the Year 2000 project. Although no assurances can be given, based on the Company's review of significant deposit and borrowing relationships through December 31, 1998, management believes these relationships will not have a material adverse affect on the Company's liquidity, financial condition or results of operations.
      The most significant risk anticipated by the Company is the possibility of interruption to its customer account processing systems. Due to the progress described above, the Company does not presently foresee any interruptions to these systems, but cannot predict consequences of interruptions to these systems from outside factors, such as the loss of telecommunication and electrical power (worst case scenario). The Company's business resumption contingency plan will address resumption of business should the Company lose its telecommunications or electrical power.

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

                                           [FORM OF GRANT THORNTON LETTERHEAD]


             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
Granite State Bankshares, Inc.

      We have audited the accompanying consolidated statements of financial condition of Granite State Bankshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the management of Granite State Bankshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

      The consolidated financial statements for the year ended December 31, 1996 reflect the pooling of interests with Primary Bank as described in note 2 of notes to consolidated financial statements. We did not audit the 1996 financial statements of Primary Bank, which statements reflect net interest and dividend income of $13,479,000 for the year ended December 31, 1996. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Primary Bank for the year ended December 31, 1996, is based solely on the report of such other auditors.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Granite State Bankshares, Inc. and subsidiary as of December 31, 1998 and 1997 and the results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                       /s/ Grant Thornton LLP


Boston, Massachusetts
January 11, 1999

Consolidated Statements of Financial Condition

                                                                                                     December 31,
                                                                                                 ---------------------
                                                                                                   1998         1997
                                                                                                   ----         ----
                                                                                                    (In Thousands)

                                           ASSETS

Cash and due from banks                                                                          $ 23,506     $ 28,677
Interest bearing deposits in other banks, at cost, which approximates market value                 19,532       27,452
Securities available for sale (amortized cost $217,186,000 in 1998 and $169,373,000 in 1997)      219,765      178,680
Securities held to maturity (market value $22,548,000 in 1998 and $34,170,000 in 1997)             22,277       33,910
Stock in Federal Home Loan Bank of Boston                                                           7,201        7,201
Loans held for sale                                                                                 1,828        1,068

Loans                                                                                             555,699      509,165
  Less:  Unearned income                                                                           (1,506)      (1,432)
         Allowance for possible loan losses                                                        (7,122)      (7,651)
                                                                                                 ---------------------
Net loans                                                                                         547,071      500,082

Premises and equipment                                                                             17,700       18,863
Other real estate owned                                                                             1,601        1,905
Other assets                                                                                       17,666       15,832
                                                                                                 ---------------------
      Total assets                                                                               $878,147     $813,670
                                                                                                 =====================

                            LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Interest bearing deposits                                                                        $576,778     $577,713
Noninterest bearing deposits                                                                       73,709       71,270
                                                                                                 ---------------------
      Total deposits                                                                              650,487      648,983

Securities sold under agreements to repurchase                                                     70,905       66,025
Other borrowings                                                                                   80,608       25,877
Other liabilities                                                                                   3,547        5,871
                                                                                                 ---------------------
      Total liabilities                                                                           805,547      746,756

STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value; authorized 7,500,000 shares; none issued
Common stock, $1.00 par value; authorized 12,500,000 shares; 6,789,582 and 6,493,640
 shares issued at December 31, 1998 and 1997, respectively                                          6,790        6,494
Additional paid-in capital                                                                         38,018       34,730
                                                                                                 ---------------------
                                                                                                   44,808       41,224
Retained earnings                                                                                  32,998       26,389
Accumulated other comprehensive income                                                              1,583        5,713
                                                                                                 ---------------------
                                                                                                   79,389       73,326
  Less:  Treasury stock, at cost, 889,759 and 920,305 shares at December 31, 1998 and
          1997, respectively                                                                       (6,065)      (6,305)
         Unallocated common stock acquired by the ESOP                                                (71)        (107)
         Unearned restricted stock                                                                   (653)
                                                                                                 ---------------------
         Total stockholders' equity                                                                72,600       66,914
                                                                                                 ---------------------
         Total liabilities and stockholders' equity                                              $878,147     $813,670
                                                                                                 =====================

      The accompanying notes are an integral part of these statements.

Consolidated Statements of Earnings

                                                                                            Year Ended December 31,
                                                                                     -------------------------------------
                                                                                       1998          1997          1996
                                                                                       ----          ----          ----
                                                                                    ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                                                              $  45,832     $  42,307     $  37,969
  Debt securities available for sale                                                     9,110         9,771        10,270
  Marketable equity securities available for sale                                          725           586           294
  Securities held to maturity                                                            1,469         5,110         4,622
  Interest bearing deposits in other banks                                               1,029           781           857
  Dividends on Federal Home Loan Bank of Boston stock                                      461           456           418
                                                                                     -------------------------------------
      Total interest and dividend income                                                58,626        59,011        54,430
                                                                                     -------------------------------------

Interest expense
  Deposits                                                                              22,554        23,322        21,999
  Securities sold under agreements to repurchase                                         2,945         2,847         2,438
  Other borrowings                                                                       2,154         2,731         2,806
                                                                                     -------------------------------------
      Total interest expense                                                            27,653        28,900        27,243
                                                                                     -------------------------------------
      Net interest and dividend income                                                  30,973        30,111        27,187
Provision for possible loan losses                                                       1,125         2,425         1,372
                                                                                     -------------------------------------
      Net interest and dividend income after provision for possible loan losses         29,848        27,686        25,815
Noninterest income
  Customer account fees and service charges                                              2,283         2,969         3,033
  Mortgage service fees                                                                    566           634           677
  Net gains on sales of securities available for sale                                    4,185         2,187           650
  Net gains on sales of loans                                                              725           415           798
  Other                                                                                  1,291           894           573
                                                                                     -------------------------------------
      Total noninterest income                                                           9,050         7,099         5,731

Noninterest expense
  Salaries and benefits                                                                 12,444        13,822        11,036
  Occupancy and equipment                                                                4,958         4,197         3,927
  Other real estate owned                                                                  357            63           (52)
  Merger-related charges                                                                    34         5,917
  Other                                                                                  6,412         7,775         7,729
                                                                                     -------------------------------------
      Total noninterest expense                                                         24,205        31,774        22,640
                                                                                     -------------------------------------
      Earnings before income taxes                                                      14,693         3,011         8,906
Income taxes                                                                             5,136           704         1,705
                                                                                     -------------------------------------
      NET EARNINGS                                                                   $   9,557     $   2,307     $   7,201
                                                                                     =====================================

Net earnings per share-basic                                                         $    1.64     $     .42     $    1.35
                                                                                     =====================================

Net earnings per share-diluted                                                       $    1.60     $     .40     $    1.28
                                                                                     =====================================

Shares used in computing net earnings per share-basic                                5,818,856     5,444,350     5,323,480
Shares used in computing net earnings per share-diluted                              5,990,745     5,751,262     5,614,554


      The accompanying notes are an integral part of these statements.

Consolidated Statements of Comprehensive Income

                                                                                        Year Ended December 31,
                                                                                     ------------------------------
                                                                                       1998        1997        1996
                                                                                       ----        ----        ----
                                                                                             (In Thousands)

Net earnings                                                                         $ 9,557     $ 2,307     $7,201
  Other comprehensive income (loss):
    Unrealized holding gains (losses) arising during the period                       (2,543)      9,086        361
    Related income tax effects                                                           982      (3,620)      (217)
                                                                                     ------------------------------
      Net unrealized holding gains (losses), net of related income tax effects        (1,561)      5,466        144
                                                                                     ------------------------------

  Less: reclassification adjustment for (gains) losses realized in net earnings:
    Realized gains                                                                    (4,185)     (2,187)      (650)
    Related income tax effects                                                         1,616         845        237
                                                                                     ------------------------------
      Net reclassification adjustment                                                 (2,569)     (1,342)      (413)
                                                                                     ------------------------------

      Total other comprehensive income (loss)                                         (4,130)      4,124       (269)
                                                                                     ------------------------------

Comprehensive Income                                                                 $ 5,427     $ 6,431     $6,932
                                                                                     ==============================


      The accompanying notes are an integral part of these statements.

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 1998, 1997 and 1996

                                                                                Accumulated    Unallocated
                                               Additional                          Other          Common       Unearned
                                       Common   Paid-in    Retained  Treasury  Comprehensive  Stock Acquired  Restricted
                                       Stock    Capital    Earnings   Stock       Income       by the ESOP      Stock      Total
                                       ------  ----------  --------  --------  -------------  --------------  ----------   -----
                                                                             (In Thousands)

Balance as of December 31, 1995        $6,055  $31,526     $19,619   $(4,124)     $ 1,858         $(179)                  $54,755
Net earnings                                                 7,201                                                          7,201
Payment of Employee Stock Ownership
 Plan Indebtedness                                                                                   36                        36
Employee Stock Ownership Plan
 distribution                                       25                                                                         25
Stock dividend                            104     (104)
Cash dividends declared on common
 stock, $.20 per share                                      (1,116)                                                        (1,116)
Change in unrealized gain (loss) on
 securities available for sale, net
 of income taxes                                                                     (269)                                   (269)
Issuance of common stock upon
 exercise of stock options, including
 related tax effects                      105      568                                                                        673
Purchase of common stock for treasury                                 (1,876)                                              (1,876)
                                       ------------------------------------------------------------------------------------------
Balance as of December 31, 1996         6,264   32,015      25,704    (6,000)       1,589          (143)                   59,429

Net earnings                                                 2,307                                                          2,307
Payment of Employee Stock Ownership
 Plan Indebtedness                                                                                   36                        36
Employee Stock Ownership Plan
 distribution                                       94                                                                         94
Cash dividends declared on common
 stock, $.29 per share                                      (1,622)                                                        (1,622)
Change in unrealized gain (loss) on
 securities available for sale, net
 of income taxes                                                                    4,124                                   4,124
Issuance of common stock upon
 exercise of stock options, including
 related tax effects                      230    2,621                                                                      2,851
Purchase of common stock for treasury                                   (305)                                                (305)
                                       ------------------------------------------------------------------------------------------
Balance as of December 31, 1997         6,494   34,730      26,389    (6,305)       5,713          (107)                   66,914

Net earnings                                                 9,557                                                          9,557
Payment of Employee Stock Ownership
 Plan Indebtedness                                                                                   36                        36
Employee Stock Ownership Plan
 distribution                                       97                                                                         97
Cash dividends declared on common
 stock, $.50 per share                                      (2,948)                                                        (2,948)
Change in unrealized gain (loss) on
 securities available for sale, net
 of income taxes                                                                   (4,130)                                 (4,130)
Issuance of common stock upon
 exercise of stock options, including
 related tax effects                      296    2,898                                                                      3,194
Restricted stock awards                            313                   421                                   $(1,015)      (281)
Restricted stock award amortization                                                                                362        362
Reissuance of common stock from
 treasury upon exercise of stock
 options                                           (20)                  108                                                   88
Purchase of common stock for treasury                                   (289)                                                (289)
                                       ------------------------------------------------------------------------------------------
Balance as of December 31, 1998        $6,790  $38,018    $32,998    $(6,065)     $ 1,583         $ (71)       $  (653)   $72,600
                                       ==========================================================================================

      The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows

                                                                                                Year Ended December 31,
                                                                                         ----------------------------------
                                                                                           1998          1997          1996
                                                                                           ----          ----          ----
                                                                                                    (In Thousands)

Increase (decrease) in cash and due from banks
Cash flows from operating activities
  Net earnings                                                                           $   9,557     $   2,307     $   7,201
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Provision for possible loan losses                                                       1,125         2,425         1,372
    Provision for depreciation and amortization                                              2,468         2,329         2,312
    Net (accretion) amortization of security discounts and premiums                             30            24          (107)
    Provision for loss (recovery) on other real estate owned                                    53            25          (383)
    Earned compensation-performance-based stock options                                                    1,078
    Deferred income tax benefits                                                               (43)       (1,243)         (133)
    Realized gains on sales of securities available for sale, net                           (4,185)       (2,187)         (650)
    Writedown of premises and equipment                                                        712         1,305
    Loans originated for sale                                                              (40,082)      (26,435)      (27,205)
    Proceeds from sale of loans originated for sale                                         40,047        26,807        28,719
    (Increase) decrease in other assets                                                        316         3,509        (2,647)
    Decrease in other liabilities                                                           (1,285)       (2,270)         (130)
    Allocation of common stock by the ESOP                                                     133            36            36
    Decrease in unearned restricted stock                                                      362
    Realized gains on sales of loans                                                          (725)         (415)         (798)
    Gains on sales of other assets                                                            (465)
    Increase (decrease) in unearned income                                                      74          (428)          (62)
    Realized (gains) losses on sales of other real estate owned                                 54           (64)         (149)
                                                                                         -------------------------------------
      Net cash provided by operating activities                                              8,146         6,803         7,376
                                                                                         -------------------------------------

Cash flows from investing activities
  Proceeds from sales of securities available for sale                                       5,462       116,531        71,485
  Proceeds from maturities and calls of securities available for sale                       50,750        52,500        50,948
  Principal payments received on securities available for sale                               9,596        13,294         7,469
  Purchase of securities available for sale                                               (109,586)     (147,266)     (146,853)
  Purchase of securities held to maturity                                                  (15,012)       (7,000)      (58,767)
  Proceeds from maturities and calls of securities held to maturity                         26,765        33,150        17,814
  Principal payments received on securities held to maturity                                               2,129         4,525
  Purchase of Federal Home Loan Bank of Boston stock                                                        (836)         (150)
  Redemption of Federal Home Loan Bank of Boston stock                                                                   1,343
  Loan originations, net of repayments                                                     (48,912)      (68,627)      (41,275)
  Proceeds from sale of loans                                                                                           17,638
  Purchase of premises and equipment                                                        (1,533)       (2,489)       (2,394)
  Proceeds from sales of other assets                                                          465
  Net (increase) decrease in interest-bearing deposits in other banks                        7,920        (9,459)        6,246
  Proceeds from sales of other real estate owned                                               921         2,376         4,752
  Other                                                                                         32            88          (199)
                                                                                         -------------------------------------
      Net cash used in investing activities                                                (73,132)      (15,609)      (67,418)
                                                                                         -------------------------------------
Cash flows from financing activities
  Net increase in demand, NOW, money market deposit and savings accounts                    24,779        19,865         6,217
  Net increase (decrease) in time certificates                                             (23,275)       19,451        12,327
  Net increase in securities sold under agreements to repurchase                             4,880         1,064        15,003
  Increase (decrease) in other borrowings                                                   54,731       (33,313)       30,691
  Repayment on liability relating to ESOP                                                      (36)          (36)          (36)
  Dividends paid on common stock                                                            (2,824)       (1,285)       (1,083)
  Proceeds from issuance of common stock                                                     2,042         1,483           547
  Reissuance of common stock from treasury                                                      88
  Purchase of common stock for treasury                                                       (289)         (305)       (1,876)
  Purchase of common stock relating to restricted stock awards                                (281)
                                                                                         -------------------------------------
      Net cash provided by financing activities                                             59,815         6,924        61,790
                                                                                         -------------------------------------
      Net increase (decrease) in cash and due from banks                                    (5,171)       (1,882)        1,748
Cash and due from banks at beginning of year                                                28,677        30,559        28,811
                                                                                         -------------------------------------
Cash and due from banks at end of year                                                   $  23,506     $  28,677     $  30,559
                                                                                         =====================================

      The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements

NOTE 1-Summary of Significant Accounting Policies

      The accounting and reporting policies of Granite State Bankshares, Inc. (the "Company") and its wholly-owned subsidiary, Granite Bank (the "subsidiary bank") conform to generally accepted accounting principles and to general practices within the banking industry.
      The subsidiary bank has been and continues to be a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and originating loans secured by residential and commercial real estate and other loans. The subsidiary bank also originates fixed rate residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has nineteen full service offices and an additional twenty one remote automatic teller locations. The subsidiary bank is a full service community bank with a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire.
      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the periods. Actual results could differ from those estimates.
      Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for possible loan losses. In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties which collateralize loans.
      A substantial portion of the Company's loans are secured by real estate in New Hampshire. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changing conditions in New Hampshire.
      The following is a description of the significant accounting policies.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and the subsidiary bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

      Certain amounts in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

Securities

      Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income as a separate component of stockholders' equity, net of estimated income taxes. During 1998, 1997 and 1996, the Company had no securities classified as trading securities.
      Premiums and discounts on securities are amortized or accreted into earnings on the straight-line method over the life of the investments. Income recognized by use of this method does not differ materially from that which would be recognized by use of the level-yield method. If a decline in fair value below the amortized cost basis of a security is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against net gains or losses on securities. Gains and losses on the sale of securities available for sale are recognized at the time of sale on a specific identification basis.

Loans

      Real estate mortgage loans and other loans are stated at the amount of unpaid principal, less unearned income and the allowance for possible loan losses.
      Interest on loans is included in income as earned based on rates applied to principal amounts outstanding. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due by ninety days, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current period interest income. Interest subsequently received on nonaccrual loans is either applied against principal or recorded as income according to management's judgment as to the collectibility of principal.
      The Company measures loan impairment on commercial and commercial real estate loans in excess of $75,000 based on the present value of expected future cash flows discounted at the loan's effective interest rate, or on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. When the Company determines that foreclosure is probable, it measures impairment based on the fair value of the collateral. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Commercial and commercial real estate loans of $75,000 or less are collectively evaluated for impairment. Additionally, large groups of smaller balance homogeneous loans, such as residential real estate and consumer loans are collectively evaluated for impairment.
      Loan origination and commitment fees, certain direct loan origination costs and discounts on acquired loans are being deferred and amortized as an adjustment of the related loan yield over the contractual life of the loans.

Allowance for Possible Loan Losses

      The adequacy of the allowance for possible loan losses is evaluated on a regular basis by management. The methodology for determining the amount of the allowance for possible loan losses consists of several elements. Nonperforming, impaired and delinquent loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of possible losses associated with those loans. Another element involves estimating losses inherent in categories of loans, based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in the Company's primary market areas. The last element is based on management's evaluation of various conditions, and involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions; seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas; credit quality trends, including trends in nonperforming loans expected to result from changes in existing conditions; historical loan charge-off experience; and the results of bank regulatory examinations.
      The provision for possible loan losses charged to operations is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb possible losses. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely, and recoveries are credited to the allowance when received.
      Management believes that the allowance for possible loan losses is adequate. While management evaluates the allowance for possible loan losses based upon available information, future additions to the allowance may be necessary. Additionally, regulatory agencies review the Company's allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.

Mortgage Loans Held For Sale

      Mortgage loans held for sale into the secondary market and commitments to fund such loans are carried at the lower of cost or estimated market value as determined by outstanding investor and origination commitments or, in the absence of such commitments, current investor yield requirements. Valuation adjustments are charged against gain/loss on sales of mortgage loans. Gains or losses on sales of mortgage loans are recognized at the time of the sale.
      The Company recognizes as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights either through the purchase or origination of mortgage loans and sells those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.
      Purchased and originated loan servicing rights are amortized on a basis which results in approximately level rates of return in proportion to, and over the period of, estimated net servicing income.
      On a quarterly basis, the Company assesses the carrying values of originated and purchased mortgage servicing rights for impairment based on the fair value of such rights. A valuation model that calculates the present value of future cash flows is used to estimate such fair value. This valuation model incorporates assumptions that market participants would use in estimating future net servicing income including estimates of the cost of servicing loans, discount rate, float value, ancillary income, prepayment speeds and default rates. Any impairment is recognized as a charge to earnings through a valuation allowance.

      During 1997 the Company prospectively adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as required by the Financial Accounting Standards Board ("FASB"). SFAS No. 125 superceded SFAS No. 122, "Accounting for Mortgage Servicing Rights," an Amendment of FASB Statement No. 65. The adoption of SFAS No. 125 had no significant impact on the Company's consolidated financial position or consolidated results of operations.

Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the remaining lease terms, if shorter. Useful lives are 15-50 years for bank buildings, 3-20 years for leasehold improvements and 2-10 years for furniture and equipment.
      The Company reviews for impairment of long-lived assets, certain identifiable intangibles and goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
      Gains or losses on routine dispositions are credited or charged to earnings. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized.

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

Fair Value of Financial Instruments

      In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose estimated fair values of financial instruments. Fair value estimates, methods, and assumptions are set forth below in note 23 of Notes to Consolidated Financial Statements.

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

Retirement and Benefit Plans

      The Company and its subsidiary bank have a non-contributory defined benefit Pension Plan covering substantially all of the Company's employees. Contributions are intended to provide for benefits attributed to services rendered to date and for those expected to be earned in the future.
      The Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" an amendment of FASB Statements Nos. 87, 88 and 106, effective January 1, 1998. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of costs or obligations under those plans. SFAS No. 132 requires a reconciliation of both the fair values of plan assets and of benefit obligations. The Company has made the required disclosures under SFAS No. 132 for all years presented.
      The Company sponsors a Supplemental Executive Retirement Plan ("SERP"). The SERP is a nonqualified plan designed to provide supplemental retirement benefits to certain key employees, whose benefits under the Company's other retirement plans are limited by Federal tax laws.
      The Company has an Employee Stock Ownership Plan ("ESOP"), covering eligible employees with one year of service as defined by the ESOP. The Company records compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees.

Stock-Based Compensation

      SFAS No. 123, "Accounting for Stock-Based Compensation", establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25 ("Opinion 25"). However, SFAS No. 123 did not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the intrinsic value based method under Opinion 25 or (2) to adopt the SFAS No. 123 fair value based method. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. For entities not adopting the SFAS No. 123 fair value based method, SFAS No. 123 requires the entity to display in the footnotes to the financial statements pro forma net earnings and earnings per share information as if the fair value based method had been adopted. The Company continues to account for stock-based compensation under the intrinsic value based method under Opinion 25, as allowed by SFAS No. 123, and includes presentation of the appropriate required pro forma disclosures in the notes to the consolidated financial statements.

Earnings Per Share

      Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

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

Comprehensive Income

      The Company adopted SFAS No. 130, "Reporting Comprehensive Income", effective January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net earnings and all other non-owner changes in equity. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company's accumulated other comprehensive income included in stockholders' equity is comprised exclusively of net unrealized gains on securities available for sale, net of related tax effects.
      The Company has chosen to disclose comprehensive income in a separate statement of comprehensive income.

Disclosure about Segments

      The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", effective January 1, 1998. SFAS No. 131 establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called the "management approach". The management approach is based on the way the chief operating decision-makers organize segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment and that SFAS No. 131 has no impact on its financial statements.

Recent Accounting Developments

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 must be adopted prospectively and retroactive application is not permitted. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income in stockholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The Company does not believe the effect of adopting SFAS No. 133 will have any material effect on its consolidated financial position or results of operations.

NOTE 2-Mergers and Acquisitions

      Effective after the close of business October 31, 1997, the Company completed its merger with Primary Bank, which was accounted for under the pooling-of-interests method. Accordingly, the consolidated financial statements of the Company have been restated to reflect the acquistion at the beginning of each period presented. In connection with the merger, each share of Primary Bank's common stock was converted into 1.1483 shares of the Company's common stock, resulting in the issuance of 2,520,157 shares of the Company's common stock to Primary Bank stockholders.

      Expenses directly attributable to the merger during the years ending December 31, 1998 and 1997 amounted to $34,000 and $5,917,000, respectively. The 1997 charges were recorded at the date of combination and were comprised of personnel costs of $1,462,000, data processing costs of $1,282,000, facilities and equipment costs of $1,305,000 and other costs of $1,868,000. Personnel costs related primarily to the costs of employee severance, data processing costs related primarily to the termination of data processing contracts with outside service bureaus, facilities and equipment costs related to the consolidation of certain back-office operations and consist of writedowns of properties owned and writedowns and disposition of equipment which was unusable. Other merger expenses include investment banking fees, legal and accounting fees, due diligence costs, proxy registration/filing fees and mailing costs. The 1998 charges were insignificant.
      The following table presents a summary of activity in 1998 and 1997 with respect to the merger accrual:

                                         December 31,
                                       -----------------
                                        1998       1997
                                        ----       ----
                                        (In Thousands)

Balance at beginning of year           $1,613     $    0
Provision charged against earnings         34      5,917
Cash outlays                            1,647      2,999
Non-cash writedowns                                1,305
                                       -----------------
Balance at end of year                 $    0     $1,613
                                       =================


NOTE 3-Earnings Per Share

      Information regarding the computations of earnings per share is as follows:

                                        Year Ended December 31,
                                 -------------------------------------
                                   1998          1997          1996
                                   ----          ----          ----
                                ($ in Thousands, except per share data)

Net earnings                     $   9,557     $   2,307     $   7,201
                                 =====================================
Weighted average common
 shares outstanding-Basic        5,818,856     5,444,350     5,323,480
Dilutive effect of stock
 options computed using
 the treasury stock method         171,889       306,912       291,074
                                 -------------------------------------
Weighted average common
 shares outstanding-Diluted      5,990,745     5,751,262     5,614,554
                                 =====================================
Net earnings per share-
 basic                               $1.64          $.42         $1.35
                                 =====================================
Net earnings per share-
 diluted                             $1.60          $.40         $1.28
                                 =====================================

      Weighted average options to purchase 37,808 and 109,363 shares of common stock were outstanding at December 31, 1998 and 1996, respectively, but were not included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share, because the effect would have been antidilutive. All options to purchase shares of common stock outstanding at December 31, 1997 were included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share.

NOTE 4-Supplemental Cash Flow Disclosures

Supplemental Disclosures of Cash Flow Information

                             Year Ended
                            December 31,
                   -------------------------------
                    1998        1997        1996
                    ----        ----        ----
                           (In Thousands)

Cash paid for
  Interest         $27,400     $29,010     $27,143
  Income taxes       3,924       2,500       1,650

Supplemental Schedule of Noncash Investing and
 Financing Activities

      The subsidiary bank acquired other real estate owned through foreclosure in settlement of loans or accepted deeds in lieu of foreclosures on real estate loans in the amount of $724,000, $732,000 and $2,933,000 during the years ended December 31, 1998, 1997 and 1996, respectively.
      Dividends declared and unpaid on common stock at December 31, 1998, 1997 and 1996 were $737,000, $613,000 and $277,000, respectively.

NOTE 5-Cash and Due From Banks

      The Federal Reserve Bank requires the subsidiary bank to maintain average reserve balances. The average amount of these reserve balances for the year ended December 31, 1998 was approximately $9,678,000.

NOTE 6-Securities

      The amortized cost and estimated market values of securities at December 31, were as follows:

                                                                                          Estimated
                                              Amortized     Unrealized     Unrealized      Market
                                                Cost          Gains          Losses         Value
                                              ---------     ----------     ----------     ---------
                                                                 (In Thousands)

Securities held to maturity
 At December 31, 1998
  US Government agency obligations            $ 17,265        $  230                      $ 17,495
  Other corporate obligations                    5,012            41                         5,053
                                              ----------------------------------------------------
      Total securities held to maturity       $ 22,277        $  271       $    0         $ 22,548
                                              ====================================================
Securities available for sale
 At December 31, 1998
  US Treasury obligations                     $ 82,521        $1,195                      $ 83,716
  US Government agency obligations              55,961           112       $   75           55,998
  Other corporate obligations                   46,593           150          286           46,457
  Mortgage-backed securities:
    FNMA                                         7,045            35           49            7,031
    FHLMC                                        2,876             2           25            2,853
    GNMA                                         1,190            59            3            1,246
    SBA                                            552            16                           568
                                              ----------------------------------------------------
      Total mortgage-backed securities          11,663           112           77           11,698
  Mutual Funds                                   6,326           105           29            6,402
  Marketable equity securities                  14,122         2,785        1,413           15,494
                                              ----------------------------------------------------
      Total securities available for sale     $217,186        $4,459       $1,880         $219,765
                                              ====================================================
Securities held to maturity
 At December 31, 1997
  US Government agency obligations            $ 33,910        $  285       $   25         $ 34,170
                                              ----------------------------------------------------
      Total securities held to maturity       $ 33,910        $  285       $   25         $ 34,170
                                              ====================================================
Securities available for sale
 At December 31, 1997
  US Treasury obligations                     $ 82,470        $  499                      $ 82,969
  US Government agency obligations              44,218            31       $   50           44,199
  Other corporate obligations                    8,493            16            1            8,508
  Mortgage-backed securities:
    FNMA                                        11,723            49           95           11,677
    FHLMC                                        6,562            26           41            6,547
    GNMA                                         2,418            84                         2,502
    SBA                                            765            17                           782
                                              ----------------------------------------------------
      Total mortgage-backed securities          21,468           176          136           21,508
  Mutual Funds                                   6,005           130           22            6,113
  Marketable equity securities                   6,719         8,664                        15,383
                                              ----------------------------------------------------
      Total securities available for sale     $169,373        $9,516       $  209         $178,680
                                              ====================================================

      In the fourth quarter of 1997, the acquisition of Primary Bank (see
Note 2-"Mergers and Acquisitions") necessitated a transfer of securities held to maturity with an amortized cost of $22,226,000 and a net unrealized loss of $156,000 to securities available for sale in order to maintain the Company's existing interest rate risk profile.
      As a member of the Federal Home Loan Bank of Boston ("FHLBB"), the subsidiary bank is required to invest in $100 par value stock of the FHLBB in the amount of 1% of its outstanding loans secured by residential housing, or 1% of 30% of total assets, or 5% of its outstanding advances from the FHLBB, whichever is higher. When such stock is redeemed, the subsidiary bank would receive from the FHLBB an amount equal to the par value of the stock. As of December 31, 1998 and 1997, the subsidiary bank had investments in FHLBB stock of $7,201,000. Such investments are reflected separately in the Consolidated Statements of Financial Condition.
      Gross realized gains and gross realized losses on sales of securities available for sale for the years ended December 31 were as follows:

                                               1998                      1997                      1996
                                       ---------------------     ---------------------     ---------------------
                                       Realized     Realized     Realized     Realized     Realized     Realized
                                         Gain         Loss         Gain         Loss         Gain         Loss
                                       --------     --------     --------     --------     --------     --------
                                                               (In Thousands)

    Securities
      Debt securities                   $   23                    $  166       $1,018        $212         $324
      Marketable equity securities       4,162                     3,039                      767            5
                                        ----------------------------------------------------------------------
                                        $4,185       $    0       $3,205       $1,018        $979         $329
                                        ======================================================================

      At December 31, 1998, U. S. Treasury and U. S. Government Agency Obligations with carrying values of $89,873,000 and estimated market values of $90,033,000 were pledged as collateral for securities sold under agreements to repurchase and for government deposit accounts.
      The following table sets forth the maturity distribution of debt securities held to maturity and available for sale at amortized cost and estimated market value at December 31, 1998. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations without penalties.

                                                               Over 1 Year     Over 5 Years
                                                   Within        Through         Through          Over
                                                   1 Year        5 Years         10 Years       10 Years      Totals
                                                   ------      -----------     ------------     --------      ------
                                                                             (In Thousands)

Amortized Cost
At December 31, 1998
  Securities held to maturity
    US Government agency obligations                                             $17,265                     $ 17,265
    Other corporate obligations                                                    5,012                        5,012
                                                   ------------------------------------------------------------------
      Total debt securities held to maturity       $     0      $      0         $22,277        $     0      $ 22,277
                                                   ==================================================================
  Securities available for sale
    US Treasury obligations                        $49,980      $ 32,541                                     $ 82,521
    US Government agency obligations                              54,961         $ 1,000                       55,961
    Other corporate obligations                                   28,087          13,135        $ 5,371        46,593
    Mortgage-backed securities                          16           143           1,179         10,325        11,663
                                                   ------------------------------------------------------------------
      Total debt securities available for sale     $49,996      $115,732         $15,314        $15,696      $196,738
                                                   ==================================================================

Estimated Market Value
At December 31, 1998
  Securities held to maturity
    US Government agency obligations                                             $17,495                     $ 17,495
    Other corporate obligations                                                    5,053                        5,053
                                                   ------------------------------------------------------------------
      Total debt securities held to maturity       $     0      $      0         $22,548        $     0      $ 22,548
                                                   ==================================================================
  Securities available for sale
    US Treasury obligations                        $50,312      $ 33,404                                     $ 83,716
    US Government agency obligations                              55,000         $   998                       55,998
    Other corporate obligations                                   28,092          12,969        $ 5,396        46,457
    Mortgage-backed securities                          16           145           1,195         10,342        11,698
                                                   ------------------------------------------------------------------
      Total debt securities available for sale     $50,328      $116,641         $15,162        $15,738      $197,869
                                                   ==================================================================

NOTE 7-Loans

      Loans consist of the following at:

                                      December 31,
                                  ---------------------
                                    1998         1997
                                    ----         ----
                                     (In Thousands)

Commercial, financial and
 agricultural                     $ 48,418     $ 68,513
Real estate-residential            328,243      245,577
Real estate-commercial             146,093      151,474
Real estate-construction
 and land development                2,281        6,000
Installment                          7,809       11,588
Other                               22,855       26,013
                                  ---------------------
      Total loans                  555,699      509,165

Less:
  Unearned income                   (1,506)      (1,432)
  Allowance for possible loan
   losses                           (7,122)      (7,651)
                                  ---------------------
      Net loans                   $547,071     $500,082
                                  =====================

      At December 31, 1998 and 1997, loans which were on nonaccrual status were $3,013,000 and $7,145,000, respectively. Interest income which would have been accrued on nonaccrual loans, had they performed in accordance with the terms of their contracts, for the years ended December 31, 1998, 1997 and 1996, was $441,000, $767,000 and $679,000, respectively. Interest income recognized on nonaccrual loans in 1998, 1997 and 1996 amounted to $145,000, $413,000 and $188,000, respectively.
      The Company has identified loans as impaired in accordance with SFAS No. 114, when it is probable that interest and principal will not be collected according to the terms of the loan agreements. The balance of impaired loans was $1,556,000 and $4,559,000, respectively, at December 31, 1998 and 1997. The average recorded investment in impaired loans was $3,502,000, $3,001,000 and $3,933,000, respectively, in 1998, 1997 and 1996.
No income was recognized on impaired loans during 1998 and 1997 and $4,000 of income was recognized during 1996. Total cash collected on impaired loans during 1998, 1997 and 1996 was $710,000, $779,000 and $2,427,000,
respectively, of which $710,000, $779,000 and $2,423,000, respectively, was credited to the principal balance outstanding on such loans.
      Changes in the allowance for possible loan losses allocated to impaired loans, which is included in the allowance for possible loan losses (see Note 8), are as follows:

                               Year Ended December 31,
                            ------------------------------
                             1998        1997       1996
                             ----        ----       ----
                                    (In Thousands)

Balance at beginning of
 year                       $ 1,054     $  457     $ 1,114
Provision for possible
 loan losses                    201        983         499
Loans charged off            (1,022)      (386)     (1,156)
                            ------------------------------
Balance at end of year      $   233     $1,054     $   457
                            ==============================

      At December 31, 1998 and 1997, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114.
      The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.
      The Company's lending activities are conducted principally in New Hampshire and to a lesser extent in selected areas in other New England states. The Company grants single family and multi-family residential loans, commercial real estate loans, commercial loans, and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties and commercial real estate properties. Most loans granted by the Company are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas, and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic areas, and the general economy.
      At December 31, 1998 and 1997, the subsidiary bank serviced real estate loans sold to others in the amounts of $148,024,000 and $163,943,000, respectively.

NOTE 8-Allowance for Possible Loan Losses

      Changes in the allowance for possible loan losses are as follows:

                                       Year Ended December 31,
                                   -------------------------------
                                    1998        1997        1996
                                    ----        ----        ----
                                           (In Thousands)

Balance at beginning of year       $ 7,651     $ 6,253     $ 7,151
Provision for possible loan
 losses                              1,125       2,425       1,372
Loans charged off                   (2,113)     (1,205)     (3,020)
Recoveries of loans previously
 charged off                           459         178         750
                                   -------------------------------
Balance at end of year             $ 7,122     $ 7,651     $ 6,253
                                   ===============================

NOTE 9-Loans to Related Parties

      The Company's banking subsidiary has granted loans to its officers and directors, and those of the Company and to their associates. The aggregate amount of these loans was $9,622,000 and $6,864,000 at December 31, 1998 and 1997, respectively. During 1998, $6,436,000 of new loans were made and repayments totaled $3,678,000.

NOTE 10-Premises and Equipment

      The following is a summary of premises and equipment:

                                   December 31,
                                -------------------
                                 1998        1997
                                 ----        ----
                                  (In Thousands)

Bank buildings                  $15,496     $16,082
Leasehold improvements            1,697       1,808
Furniture and equipment          11,077      10,155
                                -------------------
                                 28,270      28,045
  Less: Accumulated depre-
   ciation and amortization      13,528      11,972
                                -------------------
                                 14,742      16,073
Land                              2,791       2,785
Construction  in progress           167           5
                                -------------------
                                $17,700     $18,863
                                ===================

      Depreciation and amortization expense for the years ended December 31, 1998, 1997 and 1996 was $1,994,000, $1,911,000 and $1,889,000,
respectively.
      For the year ended December 31, 1998, the Company recorded a $712,000 writedown on bank buildings based upon an appraisal performed on property used as a branch office which is being closed. The charge to earnings is reflected in occupancy and equipment expense.

NOTE 11-Other Real Estate Owned

      A summary of other real estate owned follows:

                                          December 31,
                                        -----------------
                                         1998       1997
                                         ----       ----
                                         (In Thousands)

Condominiums and apartment projects     $  131     $  371
Single family housing projects             739        792
Non-retail commercial                      756        773
Residential                                451        437
                                        -----------------
                                         2,077      2,373
  Less:Valuation allowance                 476        468
                                        -----------------
                                        $1,601     $1,905
                                        =================

      An analysis of other real estate owned follows:

                                      Year Ended December 31,
                                   ------------------------------
                                    1998       1997        1996
                                    ----       ----        ----
                                           (In Thousands)

Balance at beginning of year       $1,905     $ 3,492     $ 4,779
Other real estate owned
 acquired                             724         732       2,933
Advances for construction
 and other                                         18
Sales proceeds                       (921)     (2,376)     (4,752)
Gains (losses) on sales, net          (54)         64         149
Provisions for (loss) recovery
 subsequent to foreclosure            (53)        (25)        383
                                   ------------------------------
Balance at end of year             $1,601      $1,905      $3,492
                                   ==============================

      An analysis of other real estate owned expense follows:

                                       Year Ended December 31,
                                       -----------------------
                                       1998     1997     1996
                                       ----     ----     ----
                                           (In Thousands)

Foreclosure and holding costs, net     $250     $102     $ 480
Provision for loss (recovery)
 subsequent to foreclosure               53       25      (383)
(Gains) losses on sales, net             54      (64)     (149)
                                       -----------------------
                                       $357     $ 63     $ (52)
                                       =======================

      Changes in the valuation allowance for other real estate owned were as follows:

                                  Year Ended December 31,
                                  -----------------------
                                  1998     1997      1996
                                  ----     ----      ----
                                       (In Thousands)

Balance at beginning of year      $468     $528     $1,605
Provision for loss (recovery)       53       25       (383)
Charge offs, net                   (45)     (85)      (694)
                                  ------------------------
Balance at end of year            $476     $468     $  528
                                  ========================

NOTE 12-Other Assets

      Goodwill and mortgage servicing rights included in other assets at December 31, consisted of the following:

                                              1998
                              ------------------------------------
                                                             Net
                              Original     Accumulated       Book
                               Amount      Amortization     Value
                              --------     ------------     -----
                                         (In Thousands)

Goodwill                       $3,682         $2,044        $1,638
                               ===================================
Mortgage servicing rights      $1,377         $  987        $  390
                               ===================================

                                              1997
                              ------------------------------------
                                                             Net
                              Original     Accumulated       Book
                               Amount      Amortization     Value
                              --------     ------------     -----
                                         (In Thousands)

Goodwill                       $3,682         $1,799        $1,883
                               ===================================
Mortgage servicing rights      $1,115         $  784        $  331
                               ===================================

      Mortgage servicing rights of $262,000, $114,000 and $257,000, were capitalized during 1998, 1997 and 1996.
      Amortization expense for the years ended December 31, 1998, 1997 and 1996 was $474,000, $418,000 and $423,000, respectively and included amortization on mortgage servicing rights of $203,000, $118,000 and $109,000 in 1998, 1997 and 1996, respectively.

NOTE 13-Interest Bearing Deposits

      Interest bearing deposits consisted of the following:

                                      December 31,
                                  ---------------------
                                    1998         1997
                                    ----         ----
                                     (In Thousands)

NOW accounts                      $203,068     $166,773
Savings accounts                    87,150       89,278
Money market deposit accounts       19,659       31,486
Time certificates                  266,901      290,176
                                  ---------------------
                                  $576,778     $577,713
                                  =====================

      Maturities of time certificates after December 31, 1998 are $226,150,000 in 1999, $25,272,000 in 2000, $8,949,000 in 2001, $3,751,000 in
2002, $2,467,000 in 2003 and $312,000 in years thereafter.
      Time certificates with balances of $100,000 or more at December 31, 1998 and 1997 totaled $33,545,000 and $37,360,000, respectively.

NOTE 14-Borrowings

Securities Sold Under Agreements to Repurchase

      Short-term borrowings in the form of securities sold under agreements to repurchase at December 31, 1998 and 1997, totaled $70,905,000 and $66,025,000, respectively. Such borrowings were collateralized at December 31, 1998 by a portion of the Company's U.S. Treasury and U.S. Government agency securities with a carrying value of $87,348,000 and estimated market value of $87,467,000 (see note 6). The collateral is maintained under the control of the Company in a separate custodial account at the Federal Home Loan Bank of Boston. The weighted average interest rate on those borrowings was 4.29% and 5.07%, respectively, at December 31, 1998 and 1997.
      The maximum amount of securities sold under agreements to repurchase at any month end during 1998, 1997 and 1996, were $73,392,000, $67,693,000 and $64,961,000, respectively. The average amount of securities sold under agreements to repurchase in 1998, 1997 and 1996 were $67,562,000, $59,826,000 and $51,220,000, respectively. The average cost of securities sold under agreements to repurchase was 4.36%, 4.76% and 4.76% during 1998, 1997 and 1996, respectively.

Other Borrowings

      The Company's subsidiary bank maintains a line of credit with the FHLBB to meet short or long-term financing needs that may arise. Short and long-term borrowings from the FHLBB are secured by a blanket lien on substantially all unencumbered interest-earning assets and FHLBB stock held. The Company's subsidiary bank is able to commingle, encumber or dispose of any collateral held subject to its ability to maintain specific "qualifying" collateral levels in excess of collateral maintenance requirements and meet minimum capital ratios, both of which were met as of December 31, 1998 and 1997.
      Based upon "qualifying" collateral held, the Company's subsidiary bank had a total borrowing capacity with the FHLBB as of December 31, 1998 of approximately $332,456,000, of which approximately $251,848,000 was still available.
      Other borrowings, all of which were with the FHLBB, consisted of the following:

                                  December 31, 1998
                                ---------------------
                                            Range of
                                Amount      Rates (%)
                                ------      ---------
                                  ($ In Thousands)

Due within one year             $    45     5.00-6.17
Due from one to three years          99     5.00-6.17
Due over three years             80,464     4.18-6.17
                                -------
                                $80,608
                                =======

                                  December 31, 1997
                                ---------------------
                                            Range of
                                Amount      Rates (%)
                                ------      ---------
                                  ($ In Thousands)

Due within one year             $25,269     4.69-7.05
Due from one to three years          93     5.00-6.17
Due over three years                515     5.00-6.17
                                -------
                                $25,877
                                =======

      Principal payments due on other borrowings after December 31, 1998 are $45,000 in 1999, $48,000 in 2000, $51,000 in 2001, $55,000 in 2002,
$30,057,000 in 2003 and $50,352,000 in years thereafter. The FHLBB has the right to call and require the repayment of $20,000,000 of borrowings at an interest rate of 4.49% due in 2008 during 2001. Additionally, the FHLBB has the right to call and require the repayment of $20,000,000 of borrowings at an interest rate of 4.18% due in 2013 during 2000.

NOTE 15-Commitments and Contingencies

Financial Instruments With Off-Balance Sheet Risk

      The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amount of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.
      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
      Financial instruments with off-balance sheet credit risk at December 31, 1998 and 1997 were as follows:

                                             Contract or
                                           Notional Amount
                                         -------------------
                                          1998        1997
                                          ----        ----
                                           (In Thousands)

Financial instruments whose con-
 tract amounts represent credit risk
  Commitments to originate loans         $18,886     $16,673
  Unused lines and standby letters
   of credit                              38,490      46,263
  Unadvanced portions of construc-
   tion loans                              1,767       1,110

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

Derivative Financial Instruments

      In 1997, the Company began using interest rate cap agreements in managing the interest rate risk included in the consolidated statement of financial condition.
      With respect to interest rate caps, the Company is not exposed to loss beyond its initial cash outlay to enter into the agreements. The cash paid to enter into these agreements is amortized over the terms of the agreements. The unamortized cost related to these agreements was $325,000 and $384,000 at December 31, 1998 and 1997, respectively. The Company enters into these agreements with AAA-rated counterparties.
      Interest rate cap agreements provide for the receipt of interest to the extent that the three-month LIBOR is greater than the strike rate. No interest was received under these agreements during 1998 and 1997.
      At December 31, 1998 and 1997 the Company had the following interest rate cap agreements in effect:


         Notional       Strike      Maturity
          Amount         Rate         Date
         --------       ------      --------
      (In Thousands)

         $ 5,000        7.50%         2/7/04
           5,000        7.8125%       6/4/04
          10,000        7.875%      11/15/04

      There were no interest rate cap agreements in effect at December 31, 1996.

Investment in Limited Partnerships

      At December 31, 1998, the subsidiary bank was committed to invest an additional $1,254,000 in two real estate development limited partnerships related to low income housing. The investments will be $219,000 in 1999, $208,000 in 2000, $198,000 in 2001, $187,000 in 2002, $177,000 in 2003 and
$265,000 thereafter. At December 31, 1998 and 1997, the Company had $400,000 and $85,000, respectively, invested in such partnerships, which are included in other assets in the consolidated statements of financial condition.

Lease Commitments

      As of December 31, 1998, the Company was obligated under noncancelable operating leases for premises. Minimum future rentals under leases are as follows:

                                           Amount
                                           ------
                                       (In Thousands)

Year Ending December 31,
  1999                                     $  469
  2000                                        388
  2001                                        243
  2002                                        197
  2003                                        190
  Thereafter                                1,060
                                           ------
                                           $2,547
                                           ======

      Rent expense amounted to $537,000, $510,000 and $519,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Employment and Special Termination Agreements

      The subsidiary bank and the Company have entered into an employment agreement with a senior officer, which provides for a specified minimum annual compensation, certain lump sum severance payments following a "change in control" as defined in the agreement and for the reimbursement by the Company for any excise taxes relating to a change in control. However, such employment may be terminated for cause without incurring any continuing obligations. The Company has also entered into Special Termination Agreements with four other senior officers which generally provide for certain lump sum severance payments following a "change in control" as defined in the agreements.

Legal Proceedings

      The Company is a defendant in ordinary and routine pending legal actions incident to its business, none of which is believed by management to be material to the financial condition of the Company.

NOTE 16-Income Taxes

      The Company and its subsidiary file a consolidated Federal income tax return on the accrual basis for taxable years ending December 31.

      Income tax expense (benefit) reflected in the consolidated statements of earnings for years ended December 31, are as follows:

                            1998       1997        1996
                            ----       ----        ----
                                   (In Thousands)

Federal:
  Current                  $4,476     $ 1,947     $ 1,693
  Deferred                    341          34       1,296
  Effect of change in
   valuation allowance                 (1,277)     (1,429)

State:
  Current                     703                     145
  Deferred                   (384)
                           ------------------------------
                           $5,136     $   704     $ 1,705
                           ==============================

      The above amounts include a tax provision on securities transactions of $1,616,000, $845,000 and $237,000, in 1998, 1997 and 1996, respectively.
      The income tax benefit related to the exercise of stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts were $1,152,000 in 1998, $290,000 in 1997 and $126,000 in 1996.
      The difference between the total expected income tax expense computed by applying the Federal income tax rate to earnings before income tax expense and the reported income tax expense for years ended December 31, is as follows:

                                   1998       1997        1996
                                   ----       ----        ----
                                          (In Thousands)

Computed "expected" Federal
 income tax expense at
 statutory rate                   $4,996     $ 1,024     $ 3,028
Increase (decrease)
 resulting from:
  State income tax, net of
   Federal tax benefit               211                      96
  Performance based stock
   options                                       367
  Nondeductible merger-
   related charges                               611
  Change in valuation
   allowance                                  (1,277)     (1,429)
  Change in base year reserve                                (43)
  Other                              (71)        (21)         53
                                  ------------------------------
                                  $5,136     $   704     $ 1,705
                                  ==============================

      Significant components of the Company's deferred tax assets and liabilities are as follows:

                                               December 31,
                                             -----------------
                                              1998       1997
                                              ----       ----
                                              (In Thousands)

Deferred tax assets:
  Allowance for possible loan losses         $2,428     $1,649
  Other real estate owned                        74         55
  Federal and state net operating loss
   carryforwards                                580      1,509
  Tax credit carryforwards                                 218
  Accrued interest                              132         62
  Core deposit intangibles                      101        109
  Deferred compensation                          65        159
  Marketable equity securities                   49        101
  Other                                         153
                                             -----------------
                                              3,582      3,862
  Less: Valuation allowance                       0          0
                                             -----------------
      Total deferred tax assets               3,582      3,862
                                             -----------------
Deferred tax liabilities:
  Unearned income                               674        570
  Premises and equipment                                   260
  Deferred loan fees                            140        185
  Unrealized gains on securities
   available for sale                           996      3,594
  Other                                          71        193
                                             -----------------
      Total deferred tax liabilities          1,881      4,802
                                             -----------------
      Net deferred tax asset (liability)     $1,701     $ (940)
                                             =================

      At December 31, 1998 and 1997, net deferred tax assets (liabilities) includes $996,000 and $3,594,000, respectively, in deferred tax liabilities which are attributable to the tax effects of net unrealized gains on securities available for sale. Pursuant to SFAS No. 115 and SFAS No. 109, the corresponding charge has been made directly to stockholders' equity.
      As of December 31, 1998 the Company has net operating loss carryforwards available for tax purposes of approximately $1,707,000, which expire at various dates from the year 2006 through 2010. The subsequent realization of net operating loss carryforwards is subject to limitation as defined in Internal Revenue Code Section 382 due to changes in ownership relating to acquisitions. Approximately $426,000 of these net operating loss carryforwards are available for use by the Company in 1999.
      SFAS No. 109 requires a valuation allowance against deferred tax assets, if based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In 1996 and prior years, management believed that uncertainty existed with respect to future realization of a portion of its net operating loss carryforwards and had estab-lished a valuation allowance. In view of taxable income generated during 1996 and 1997, and upon management's evaluation of the likelihood of realization, a portion of the valuation allowance was reversed in 1996, with the remainder being reversed in 1997. There was no valuation allowance on deferred tax assets at December 31, 1998 or 1997.

NOTE 17-Pension Plans

Defined Benefit Pension Plan

      The following table sets forth the funded status of the Company's defined benefit pension plan as of September 30, 1998 and 1997 (the most recent actuarial valuations):

                                                  1998       1997
                                                  ----       ----
                                                  (In Thousands)

Actuarial present value of benefit
 obligations:
  Accumulated benefit obligation,
   including vested benefits of
   $2,425,000 and $2,074,000,
   respectively                                  $2,502     $2,178
                                                 =================
Projected benefit obligation, beginning of
 period                                          $2,800     $2,458
  Service costs - benefits earned during
   the period                                       176        151
  Interest cost on projected benefit
   obligation                                       194        184
  Actuarial loss recognized during the
   period                                           187         88
  Annuity payments made during the
   period                                           (76)       (74)
  Settlements occurring during the
   period                                           (64)        (7)
                                                 -----------------
Projected benefit obligation, end of period      $3,217     $2,800
                                                 -----------------

Plan assets at fair value, beginning of
 period, primarily fixed income and equity
 securities                                      $3,221     $2,662
  Return on plan assets during the
   period                                            44        515
  Employer contributions during the
   period                                            42        125
  Annuity payments made during the
   period                                           (76)       (74)
  Settlements occurring during the period           (64)        (7)
                                                 -----------------
Plan assets at fair value, end of period,
 primarily fixed income and equity
 securities                                      $3,167     $3,221
                                                 -----------------

Plan assets in excess of (less than)
 projected benefit obligation                    $  (50)    $  421
  Unrecognized net gain from past
   experience different from that
   assumed and effects of changes in
   assumptions                                     (389)      (841)
  Unrecognized net liability being
   recognized over approximately
   12 years                                         134        190
                                                 -----------------
      Accrued pension cost                       $ (305)    $ (230)
                                                 =================

      Net periodic pension expense included the following components:

                                               Year Ended
                                              December 31,
                                        -------------------------
                                        1998      1997      1996
                                        ----      ----      ----
                                             (In Thousands)

Service cost-benefits earned during
 the period                             $ 176     $ 151     $ 144
Interest cost on projected benefit
 obligation                               194       184       171
Expected return on plan assets           (254)     (217)     (186)
Net amortization and deferral               2        18        32
                                        -------------------------
      Net periodic pension expense      $ 118     $ 136     $ 161
                                        =========================

      The weighted average discount rate of 6.50% in 1998, 7.25% in 1997 and 7.75% in 1996, and the rate of increase in future compensation levels of 4.50% in 1998, 5.00% in 1997 and 5.50% in 1996, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.00% for each year.

Supplemental Executive Retirement Plan

      Effective January 1, 1993, the Company established a SERP. In August of 1996, the Company established a Rabbi Trust, which purchased life insurance policies to satisfy its benefit obligations thereunder. The cash surrender value of these life insurance policies was $1,430,000 and $1,360,000 at December 31, 1998 and 1997, respectively, and is carried in Other Assets in the Consolidated Statements of Financial Condition. Annual accruals for expense are paid to trusts for the benefit of the participants. The present value of future benefits is being accrued over the term of employment. SERP expense for the years ended December 31, 1998, 1997 and 1996 amounted to $257,000, $257,000 and $176,000, respectively.

NOTE 18-Employee Stock Ownership Plan (ESOP)

      On October 13, 1993, the Company's ESOP purchased 39,562 shares of common stock for $250,000. These funds were obtained by the ESOP through a loan from a third party lender and repayment of the loan is guaranteed by the Company. Annual principal payments are approximately $36,000 with interest at approximately the prime rate. Company contributions are the primary source of funds for the ESOP's repayment of the loan.
      Interest expense incurred on ESOP debt was $9,000, $17,000 and $19,000, respectively, for the years ended December 31, 1998, 1997 and 1996.
      Compensation expense related to the ESOP amounted to $308,000, $321,000 and $251,000, respectively, for the years ended December 31, 1998, 1997 and 1996 and included additional contributions in excess of amounts required to service the ESOP debt of $175,000 in each of those years.
      Dividends on unallocated shares were insignificant during 1998, 1997 and 1996.
      The total shares held by the ESOP were as follows:

                               December 31,
                            -------------------
                             1998        1997
                             ----        ----

Allocated shares            322,448     308,807
Unallocated shares           11,314      16,961
                            -------------------
      Total ESOP shares     333,762     325,768
                            ===================

      The fair value of unallocated shares at December 31, 1998 and 1997 was $266,000 and $454,000, respectively. Unallocated shares are allocated to employees as the ESOP debt is repaid.

NOTE 19-Stock Compensation Plans

      The Company maintains the 1997 Long-Term Incentive Stock Benefit Plan. Under this plan, stock options have been granted to certain officers of the Company and its subsidiary bank. Under this plan, stock options have also been granted to each member of the Board of Directors who is not an officer or employee of the Company or the subsidiary bank. Options have been granted to certain officers and still remain outstanding under the Company's 1986 stock option plan and stock options are still outstanding that relate to plans adopted by Primary Bank in 1993 and 1995, which plans were assumed by the Company in connection with the acquisition of Primary Bank. Additionally, stock options granted to members of the Board of Directors of Primary Bank, are still outstanding under plans adopted by Primary Bank in 1993 and 1995, which plans were assumed by the Company in connection with the acquisition of Primary Bank. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value of the stock at the date of grant. Options will be exercisable in whole or in part over the vesting period and expire 10 years following the date of grant. However, all options become 100% exercisable in the event that the employee or Director terminates their employment or service due to death, disability, normal retirement, or in the event of a change in control.
      The following is a description of activity in the stock compensation plans for the years ended December 31, 1998, 1997 and 1996:

Fixed Stock Option Plans

                                              1998                       1997                       1996
                                    ------------------------   ------------------------   ------------------------
                                                  Weighted                   Weighted                   Weighted
                                    Number of     Average      Number of     Average      Number of     Average
                                     Options    Option Price    Options    Option Price    Options    Option Price
                                    ---------   ------------   ---------   ------------   ---------   ------------

Options at beginning of year         584,600       $11.39       490,331       $ 5.80       576,049       $5.52
Granted                              195,250        19.64       283,918        16.93         9,118        7.48
Exercised                           (257,880)        6.26      (189,024)        5.20       (93,909)       4.25
Canceled                              (1,502)        8.91          (625)        9.90          (927)       8.09
                                    --------                   --------                    -------
Options at end of year               520,468       $17.06       584,600       $11.39       490,331       $5.80
                                    ========       ======      ========       ======       =======       =====

Options exercisable at year end       82,861       $11.13       305,600       $ 6.28       426,225       $5.30
                                    ========       ======      ========       ======       =======       =====

                                              Options Outstanding                            Options Exercisable
                             -----------------------------------------------------     --------------------------------
                               Number        Weighted Average     Weighted Average       Number        Weighted Average
Range of Exercise Prices     Outstanding      Remaining Life       Exercise Price      Exercisable      Exercise Price
------------------------     -----------     ----------------     ----------------     -----------     ----------------

$3.33                           16,500             3.3                 $ 3.33            16,500             $ 3.33
$6.33 to $7.52                  17,578             5.0                   6.72            17,578               6.72
$8.12 to $9.10                   6,160             6.5                   8.82             6,160               8.82
$11.09 to $11.41                 4,498             6.8                  11.40             4,498              11.40
$13.93                           1,482             8.0                  13.93             1,482              13.93
$17.00                         399,250             8.8                  17.00            36,643              17.00
$23.88                          75,000             9.0                  23.88
                               -------                                                   ------

$3.33 to $23.88                520,468             8.4                 $17.06            82,861             $11.13
                               =======             ===                 ======            ======             ======

Performance-Based Stock Option Plans


                                              1998                       1997                       1996
                                    ------------------------   ------------------------   ------------------------
                                                  Weighted                   Weighted                   Weighted
                                    Number of     Average      Number of     Average      Number of     Average
                                     Options    Option Price    Options    Option Price    Options    Option Price
                                    ---------   ------------   ---------   ------------   ---------   ------------

Options at beginning of year          66,787       $11.09       103,616       $11.06       47,023        $11.40
Granted                                                                                    56,593         10.78
Exercised                            (46,809)       11.02       (36,331)       11.01
Canceled                                (472)       10.82          (498)       10.78
                                     -------                    -------                   -------
Options at end of year                19,506       $11.23        66,787       $11.09      103,616        $11.06
                                     =======       ======       =======       ======      =======        ======
Options exercisable at year end       19,506       $11.23        66,787       $11.09            0           N/A
                                     =======       ======       =======       ======      =======        ======

      The range of exercise prices for the performance-based stock option plans are $10.78-$11.40, with a remaining weighted average life of 7.1 years at December 31, 1998.
      Under the 1995 Stock Option Plan for Outside Directors and the 1995 Stock Option Plan for Officers, which options were assumed by the Company in connection with the acquisition of Primary Bank (the "Performance-Based Stock Options"), options vest in increments when the fair value of the stock exceeds certain target prices, as defined, at the date of grant. During 1997 the fair market value of the stock exceeded the target prices and all such options fully vested. In connection with the Performance-Based Stock Options, the Company recorded compensation expense of $1,078,000 in 1997. The offsetting entry relating to this expense was credited to additional paid-in capital.
      The weighted average fair values of options at their grant date during 1998, 1997 and 1996, were $8.64, $6.55 and $5.00 per option share, respectively. The fair values of the share grants were estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

                                1998           1997         1996
                                ----           ----         ----

Expected option lives         7 years        7.5 years     7 years
Expected volatility           37 - 48%          39%          40%
Risk free interest rate     4.99 - 5.49%       6.96%        6.10%
Expected dividend yield        2.10%           1.74%         N/A

      Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123 for awards made after July 1, 1995, the Company's net earnings and net earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                 1998       1997       1996
                                 ----       ----       ----
                                  ($ In Thousands, except
                                      per share data)

Net Earnings    As Reported     $9,557     $2,307     $7,201
                Pro forma       $8,370     $2,070     $6,888
Net Earnings
 Per Share:
  Basic         As Reported     $ 1.64     $  .42     $ 1.35
                Pro forma       $ 1.44     $  .38     $ 1.29
  Diluted       As Reported     $ 1.60     $  .40     $ 1.28
                Pro forma       $ 1.40     $  .36     $ 1.23

      In 1998, 46,500 shares of restricted stock were awarded to certain officers under the 1997 Long-Term Incentive Stock Benefit Plan with a weighted average fair value at the dates of grant of $21.83 per share. At December 31, 1998, restricted stock awards totaled 46,500 shares of which 6,500 shares were vested. Shares vest ratably over a period of five years. Compensation expense applicable to the stock awards was $362,000 in 1998.

NOTE 20-Stockholders' Equity

Capital Requirements

      The Company and the subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the subsidiary bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1998, the Company and the subsidiary bank meet all capital adequacy requirements to which they are subject.
      As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.
      The Company's and the subsidiary bank's actual capital amounts and ratios as of December 31, 1998 and 1997 are presented in the following table.

                                                                                                 To Be Well
                                                                                             Capitalized Under
                                                                         For Capital         Prompt Corrective
                                                     Actual           Adequacy Purposes      Action Provisions
                                                -----------------    -------------------    --------------------
                                                Amount     Ratio     Amount      Ratio      Amount       Ratio
                                                ------     -----     ------      -----      ------       -----
                                                                        ($ In Thousands)

As of December 31, 1998:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                $75,971    14.42%    $42,145    >/=8.00%    N/A
    Subsidiary Bank                             $72,961    13.85%    $42,145    >/=8.00%    $52,681    >/=10.00%

  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                $69,379    13.17%    $21,072    >/=4.00%    N/A
    Subsidiary Bank                             $66,369    12.60%    $21,072    >/=4.00%    $31,609     >/=6.00%

  Tier I Capital (to Average Assets):
    Consolidated                                $69,379     8.18%    $33,944    >/=4.00%    N/A
    Subsidiary Bank                             $66,369     7.82%    $33,944    >/=4.00%    $42,430     >/=5.00%

As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                $65,688    12.87%    $40,836    >/=8.00%    N/A
    Subsidiary Bank                             $63,737    12.49%    $40,830    >/=8.00%    $51,038    >/=10.00%

  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                $59,292    11.62%    $20,418    >/=4.00%    N/A
    Subsidiary Bank                             $57,342    11.24%    $20,415    >/=4.00%    $30,623     >/=6.00%

  Tier I Capital (to Average Assets):
    Consolidated                                $59,292     7.47%    $31,730    >/=4.00%    N/A
    Subsidiary Bank                             $57,342     7.23%    $31,723    >/=4.00%    $39,654     >/=5.00%


Stock Repurchase Program

      On August 13, 1996, the Company announced a Stock Repurchase Program ("1996 Program"), whereby the Company's Board of Directors authorized the repurchase of up to 10% of its outstanding common shares from time to time. Shares repurchased under the 1996 Program may be held in treasury, retired or used for general corporate purposes. The Company had repurchased 72,549 shares under the 1996 Program. No shares were repurchased under the 1996 Program after March of 1997, and, as a result of the merger agreement entered into with Primary Bank in April of 1997 (see note 2 of notes to consolidated financial statements), the Stock Repurchase Program was terminated.
      On August 11, 1998, the Company announced a new Stock Repurchase Program ("1998 Program"), whereby the Company's Board of Directors authorized the repurchase of up to 5% of its outstanding common shares from time to time. Any shares repurchased may be held in treasury, retired or used for general corporate purposes. As of December 31, 1998, 14,700 shares had been repurchased under the 1998 Program.

Liquidation Account

      Pursuant to certain bank conversion regulations, the subsidiary bank established a liquidation account for the benefit of eligible account holders who maintain their savings accounts in the subsidiary bank after conversion. In the event of a complete liquidation of the subsidiary bank, and only in such event, eligible account holders would be entitled to their interest in the liquidation account before any liquidation distribution may be made to stockholders. Their interest as to each savings account will be in the same proportion of the total liquidation amount as the balance of their savings account at the date of conversion was to the balance in all savings accounts in the subsidiary bank on that date. However, if the amount in the savings account on any annual closing date of the subsidiary bank is less than the amount in such account at the date of conversion, then their interest in the liquidation account will be reduced by an amount proportionate to any such reduction and their interest will cease to exist if such savings accounts are closed. Their interest in the liquidation account will never be increased despite any increase in the related savings account after conversion. The balance in the liquidation account at December 31, 1998 was approximately $1,958,000 (unaudited).

NOTE 21-Restrictions on Subsidiary's Loans,
 Advances and Dividends

      Bank regulatory authorities restrict the amounts available for the payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly restrict the Company's ability to pay common stock dividends.
      Federal laws and regulations prohibit the Company from borrowing from the subsidiary bank unless the loans are secured by specified amounts of collateral. In addition, such secured loans to the Company from the subsidiary bank generally are limited to 10 percent of the subsidiary bank's capital surplus. At December 31, 1998 and 1997, no such transactions existed between the Company and the subsidiary bank.

NOTE 22-Other Noninterest Expense

      Components of other noninterest expense were as follows:

                                         Year Ended
                                        December 31,
                                ----------------------------
                                 1998       1997       1996
                                 ----       ----       ----
                                       (In Thousands)

Advertising and marketing       $  567     $1,210     $1,026
Amortization                       474        418        423
Data processing                    487      1,101      1,438
FDIC deposit insurance
 assessments                        93         82        118
FDIC special assessment to
 recapitalize Savings
 Association Insurance Fund                              187
Postage and freight                576        552        542
Professional fees                  856        817        791
Printing and supplies              640        726        570
Telephone                          552        433        383
Other                            2,167      2,436      2,251
                                ----------------------------
                                $6,412     $7,775     $7,729
                                ============================

NOTE 23-Fair  Values of Financial Instruments

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the subsidiary bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the subsidiary bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
      Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities and therefore, are not valued pursuant to SFAS No. 107, include premises and equipment, other real estate owned, core deposit intangibles and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.
      The following methods and assumptions were used by the Company in estimating fair values of its financial instruments:

Cash and due from banks and interest bearing deposits in other banks

      For cash and due from banks and short term investments in interest bearing deposits in other banks, having maturities of 90 days or less, the carrying amounts reported in the consolidated statements of financial condition approximate fair values.

Securities held to maturity, securities available for sale and stock in Federal Home Loan Bank of Boston

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

Deposits

      Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing deposits, NOW, regular savings and money market deposit accounts, is equal to the amount payable on demand. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The fair value estimate of time certificates is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

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

Off-balance sheet instruments

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, excluding those committed for sale to the secondary market, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. It is management's belief that the fair value estimate of commitments to extend credit are not material, at December 31, 1998 and 1997, because most mature within one year, do not present any unanticipated credit concerns and bear market interest rates.
      The fair values of the interest rate cap agreements are based on dealer quotes.

      The following presents the carrying value and estimated fair value of the Company's financial instruments at December 31, 1998 and 1997.

                                                                       December 31,
                                                     --------------------------------------------------
                                                              1998                      1997
                                                     ----------------------    ------------------------
                                                                  Estimated                   Estimated
                                                      Carrying      Fair        Carrying        Fair
                                                       Value        Value        Value          Value
                                                      --------    ---------     --------      ---------
                                                                       (In Thousands)

Financial Assets
  Cash and due from banks                             $ 23,506    $ 23,506      $ 28,677      $ 28,677
  Interest bearing deposits in other banks              19,532      19,532        27,452        27,452
  Securities held to maturity                           22,277      22,548        33,910        34,170
  Stock in Federal Home Loan Bank of Boston              7,201       7,201         7,201         7,201
  Securities available for sale                        219,765     219,765       178,680       178,680
  Net loans                                            547,071     554,886       500,082       506,317
  Loans held for sale                                    1,828       1,828         1,068         1,068
  Mortgage servicing rights                                390         643           331           679
  Accrued interest receivable                            5,722       5,722         5,627         5,627
Financial Liabilities
  Deposits (with no stated maturity)                   383,586     383,586       358,807       358,807
  Time deposits                                        266,901     269,129       290,176       290,772
  Securities sold under agreements to repurchase        70,905      70,905        66,025        66,025
  Other borrowings                                      80,608      80,579        25,877        25,883
  Accrued interest payable                               1,288       1,288         1,032         1,032

                                                     Contractual  Estimated    Contractual    Estimated
                                                     or Notional    Fair       or Notional      Fair
                                                       Amount       Value        Amount         Value
                                                     -----------  ---------    -----------    ---------
                                                                       (In Thousands)

Off-balance sheet instruments
  Commitments to extend credit                        $ 59,143    $      0      $ 64,046      $      0
  Interest rate cap agreements                          20,000         122        20,000           242

NOTE 24-Condensed Parent Company Only Financial Information

      Condensed financial statements of Granite State Bankshares, Inc. (the "Parent Company"), as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, are as follows:

Balance Sheets

                                                                                                             December 31,
                                                                                                          ------------------
                                                                                                           1998       1997
                                                                                                           ----       ----
                                                                                                            (In Thousands)

Assets
Interest bearing deposits in subsidiary bank                                                              $ 3,948    $ 2,500
Investment in subsidiary bank, at equity                                                                   69,590     65,070
Other assets                                                                                                    3         70
                                                                                                          ------------------
                                                                                                          $73,541    $67,640
                                                                                                          ==================

Liabilities                                                                                               $   941    $   726

Stockholders' equity                                                                                       72,600     66,914
                                                                                                          ------------------
                                                                                                          $73,541    $67,640
                                                                                                          ==================

Statements of Earnings

                                                                                                  Year Ended December 31,
                                                                                                ----------------------------
                                                                                                 1998      1997       1996
                                                                                                 ----      ----       ----
                                                                                                       (In Thousands)

Revenues
  Interest income from subsidiary bank                                                          $   83    $    29    $    20
  Dividend income from subsidiary bank                                                           2,250      3,000      2,000
  Other revenues                                                                                   465
                                                                                                ----------------------------
      Total revenues                                                                             2,798      3,029      2,020
Operating expenses                                                                                  83        254         20
                                                                                                ----------------------------
Earnings before income taxes and equity in undistributed earnings (loss) of subsidiary bank      2,715      2,775      2,000
Income tax expense (benefit)                                                                       161        (68)
                                                                                                ----------------------------
Earnings before equity in undistributed earnings (loss) of subsidiary bank                       2,554      2,843      2,000
Equity in undistributed earnings (loss) of subsidiary bank                                       7,003       (536)     5,201
                                                                                                ----------------------------
      Net earnings                                                                              $9,557    $ 2,307    $ 7,201
                                                                                                ============================

Statements of Cash Flows

                                                                                              Year Ended December 31,
                                                                                          -------------------------------
                                                                                           1998        1997        1996
                                                                                           ----        ----        ----
                                                                                                  (In Thousands)

Cash flows from operating activities:
  Net earnings                                                                            $ 9,557     $ 2,307     $ 7,201
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Equity in undistributed (earnings) loss of subsidiary bank                             (7,003)        536      (5,201)
    Gains on sales of other assets                                                           (465)
    (Increase) decrease in other assets                                                        (1)        228           1
    Increase (decrease) in other liabilities                                                  127         (22)         (7)
    Deferred income tax expense (benefit)                                                      68         (68)
                                                                                          -------------------------------
      Net cash provided by operating activities                                             2,283       2,981       1,994
                                                                                          -------------------------------

Cash flows from investing activities:
  (Increase) decrease in interest bearing deposits with subsidiary bank                    (1,448)     (1,781)        748
  Proceeds from sales of other assets                                                         465
                                                                                          -------------------------------
      Net cash provided by (used in) investing activities                                    (983)     (1,781)        748
                                                                                          -------------------------------

Cash flows from financing activities:
  Dividends paid on common stock                                                           (2,824)     (1,285)     (1,083)
  Proceeds from issuance of common stock                                                    2,042         426         253
  Reissuance of common stock from treasury                                                     88
  Purchase of common stock for treasury                                                      (289)       (305)     (1,876)
  Repayment on liability relating to ESOP                                                     (36)        (36)        (36)
  Purchase of common stock relating to restricted stock awards                               (281)
                                                                                          -------------------------------
      Net cash used in financing activities                                                (1,300)     (1,200)     (2,742)
                                                                                          -------------------------------
      Net increase (decrease) in cash                                                           0           0           0
Cash at beginning of year                                                                       0           0           0
                                                                                          -------------------------------
Cash at end of year                                                                       $     0     $     0     $     0
                                                                                          ===============================

      The Parent Company's Statements of Stockholders' Equity are identical to the Consolidated Statements of Stockholders' Equity and therefore, are not reprinted here.
      The Company has no material contingencies, commitments or long-term obligations other than those disclosed elsewhere in the accompanying Notes to Consolidated Financial Statements.

NOTE 25-Summary of Quarterly Results (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 1998 and 1997.

                                                                         1998                                1997
                                                          ----------------------------------  ----------------------------------
                                                          Fourth    Third   Second    First   Fourth    Third   Second    First
                                                          Quarter  Quarter  Quarter  Quarter  Quarter  Quarter  Quarter  Quarter
                                                          -------  -------  -------  -------  -------  -------  -------  -------
                                                                         ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                                   $11,447  $11,515  $11,595  $11,275  $11,233  $10,913  $10,370  $ 9,791
  Securities available for sale                             2,739    2,542    2,099    2,455    2,337    2,389    2,907    2,724
  Securities held to maturity                                 380      321      248      520      896    1,313    1,415    1,486
  Interest bearing deposits in other banks                    373      349      226       81      302      162      140      177
  Dividends on Federal Home Loan Bank
   of Boston stock                                            116      115      114      116      119      117      116      104
                                                          ----------------------------------------------------------------------
      Total interest and dividend income                   15,055   14,842   14,282   14,447   14,887   14,894   14,948   14,282
                                                          ----------------------------------------------------------------------

Interest expense
  Deposits                                                  5,589    5,664    5,533    5,768    6,038    5,918    5,797    5,569
  Other borrowed funds                                      1,588    1,497    1,096      918    1,010    1,350    1,624    1,594
                                                          ----------------------------------------------------------------------
      Total interest expense                                7,177    7,161    6,629    6,686    7,048    7,268    7,421    7,163
                                                          ----------------------------------------------------------------------
      Net interest and dividend income                      7,878    7,681    7,653    7,761    7,839    7,626    7,527    7,119
Provision for possible loan losses                            350      250      225      300      800      700      700      225
                                                          ----------------------------------------------------------------------
      Net interest and dividend income after
       provision for possible loan losses                   7,528    7,431    7,428    7,461    7,039    6,926    6,827    6,894
Net gains (losses) on sales of securities available
 for sale                                                   1,805      481      800    1,099       (1)     115       13    2,060
Other noninterest income                                    1,290    1,254    1,173    1,148    1,025    1,385    1,319    1,183
Noninterest expense<F1><F2>                                 7,221    5,560    5,565    5,859   12,681    6,163    6,803    6,127
                                                          ----------------------------------------------------------------------
  Earnings (loss) before income taxes                       3,402    3,606    3,836    3,849   (4,618)   2,263    1,356    4,010
Income tax expense (benefit)                                1,193    1,276    1,325    1,342   (1,592)     587      536    1,173
                                                          ----------------------------------------------------------------------

      NET EARNINGS (LOSS)<F1><F2>                         $ 2,209  $ 2,330  $ 2,511  $ 2,507  $(3,026)  $1,676  $   820  $ 2,837
                                                          ======================================================================

Net earnings (loss) per share-basic<F3>                   $   .38  $   .40  $   .43  $   .44  $  (.55)  $  .31  $   .15  $   .52

Net earnings (loss) per share-diluted<F3>                 $   .37  $   .39  $   .42  $   .42  $  (.55)  $  .29  $   .14  $   .50

Annualized Returns
  Return on average assets                                   1.03%    1.12%    1.27%    1.29%   (1.50)%    .82%     .40%    1.44%
  Return on average stockholders' equity                    11.93%   12.74%   14.02%   14.63%  (18.02)%  10.18%    5.29%   18.97%

--------------------
<F1>  Included in noninterest expense during the fourth quarter of 1998 were costs relating to the termination of certain officers. Additionally, a writedown of premises in connection with a branch closing occured during the fourth quarter of 1998. Noninterest expense associated with these items amounted to $1,472,000 in the fourth quarter of 1998.
<F2>  The Company recorded $5,917,000 in merger-related charges in the fourth quarter of 1997 in connection with the acquisition of Primary Bank. The after-tax amount of these costs were $4,325,000.
<F3>  Net earnings (loss) per share is calculated by dividing net earnings
      (loss) by the average common shares outstanding for each quarter. Therefore, the sum of net earnings (loss) per share for the quarters may not equal net earnings per share for the year.

                    SELECTED CONSOLIDATED FINANCIAL DATA

Balance Sheet Data:

                                                            At or for Years Ended December 31,
                                                   ----------------------------------------------------
                                                     1998       1997       1996       1995       1994
                                                     ----       ----       ----       ----       ----
                                                         ($ In Thousands, except per share data)

Total assets                                       $878,147   $813,670   $797,840   $728,724   $668,310
Net loans                                           547,071    500,082    434,184    416,979    400,742
Loans held for sale                                   1,828      1,068      1,025      1,985        834
Investments<F1>                                     249,243    219,791    273,230    218,229    205,792
Deposits                                            650,487    648,983    609,667    591,123    520,099
Securities sold under agreements to repurchase       70,905     66,025     64,961     49,958     39,113
Other borrowings                                     80,608     25,877     59,190     28,499     56,143
Stockholders' equity                                 72,600     66,914     59,429     54,755     48,636

Operating Data:
Interest and dividend income                       $ 58,626   $ 59,011   $ 54,430   $ 51,798   $ 43,583
Interest expense                                     27,653     28,900     27,243     25,018     18,721
                                                   ----------------------------------------------------
      Net interest and dividend income               30,973     30,111     27,187     26,780     24,862
Provision for possible loan losses                    1,125      2,425      1,372      3,337      1,032
Net gains (losses) on securities                      4,185      2,187        650        338       (127)
Other noninterest income                              4,865      4,912      5,081      4,703      4,561
Noninterest expense<F2>                              24,205     31,774     22,640     24,364     22,633
                                                   ----------------------------------------------------
Earnings before income taxes                         14,693      3,011      8,906      4,120      5,631
Applicable income taxes                               5,136        704      1,705      1,638        562
                                                   ----------------------------------------------------
      Net earnings<F2>                             $  9,557   $  2,307   $  7,201   $  2,482   $  5,069
                                                   ====================================================
Per share data:
Net earnings per share-basic                       $   1.64   $    .42   $   1.35   $    .46   $    .93
                                                   ====================================================
Net earnings per share-diluted                     $   1.60   $    .40   $   1.28   $    .44   $    .88
                                                   ====================================================

Cash dividends declared on common stock            $    .50   $    .29   $    .20   $    .18   $    .14
Financial Ratios:
  Return on average assets                             1.17%       .29%       .95%       .35%       .76%
  Return on average stockholders' equity              13.30%      3.57%     12.88%      4.56%     10.06%

--------------------
<F1>  Investments include securities held to maturity, securities available for sale and stock in the Federal Home Loan Bank of Boston.
<F2>  The Company recorded $5,917,000 in merger-related charges in 1997 associated with the acquisition of Primary Bank. The after-tax amount of these costs was $4,325,000.