Form 10-K, Exhibit 13
period 1999-12-31
GRANITE STATE BANKSHARES INC
filed 2000-03-23
CIK 792360

EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

      Granite State Bankshares, Inc. ("Granite State" or the "Company") is a single-bank holding company which owns all of the stock of the Granite Bank (the "subsidiary bank"), a New Hampshire chartered commercial bank. The Company has grown profitably over the past several years through several strategic acquisitions and by leveraging its capital. This activity strengthened the franchise and assisted in the transition from a thrift institution into a full-service commercial bank. This discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and supplemental financial data contained elsewhere in this report.
      The subsidiary bank is a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and originating loans secured by residential and commercial real estate and other loans. The subsidiary bank has a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire. The subsidiary bank also originates residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has eighteen full service offices and an additional twenty-three remote automatic teller locations. During 1999, the subsidiary bank began offering its products and services online through its internet banking branch, GRANITe-bank.
      The subsidiary bank's deposits are primarily insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"), with the remaining portion of the subsidiary bank's deposits (approximately 6.4% of total deposits at December 31, 1999) being OAKAR deposits, which are deposits purchased from institutions previously insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. These deposits are still insured by the SAIF. As a result of the foregoing, the subsidiary bank is subject to regulation by the FDIC. The Company, as a bank holding company, is subject to regulation by the Federal Reserve Board ("FRB").
      Financial institutions in general, including the Company, are significantly affected by economic conditions, competition and the monetary and fiscal policies of the Federal government. Lending activities are influenced by the demand for and supply of housing and local economic activity, competition among lenders, the interest rate conditions and funds availability. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preference and the levels of personal income and savings in the subsidiary bank's primary market areas.

Forward-Looking Statements

      Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), are subject to numerous risks and uncertainties and statements for periods subsequent to December 31, 1999 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
      The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Acquisition

      Effective after the close of business October 31, 1997, the Company completed its merger with Primary Bank. Each of Primary Bank's 2,194,685 outstanding shares of common stock were converted into 1.1483 shares of the Company's common stock resulting in the issuance of 2,520,157 shares of the Company's common stock to Primary Bank stockholders. Primary Bank was a state-chartered guaranty (stock) savings bank with total assets of $388 million, headquartered in Peterborough, New Hampshire. Primary Bank was merged into Granite Bank, the Company's wholly-owned subsidiary, as part of the transaction.
      The transaction was accounted for by the pooling-of-interests method of accounting, and, accordingly, the consolidated financial statements for all periods presented prior to the merger have been restated to present the combined financial condition and results of operations as if the combination had been in effect for all periods presented. The acquisition provided an expanded penetration of the Company into commercial and industrial lending and served to connect existing branch facilities in southwestern, central and southeastern New Hampshire. Expenses directly attributable to the merger were charged to earnings at the date of combination.

FINANCIAL CONDITION

      Consolidated assets at December 31, 1999 were $867.7 million, down $10.4 million or 1.2% from $878.1 million at December 31, 1998.

Interest Bearing Deposits in other banks

      Interest bearing deposits in other banks, which primarily consist of deposits with the Federal Home Loan Bank of Boston ("FHLBB"), were $4.4 million at December 31, 1999 and $19.5 million at December 31, 1998. Such investments are short-term overnight investments and the level of the Company's investment in these instruments fluctuates as investments are made in other interest earning assets such as loans, securities held to maturity and securities available for sale, and as balances of interest bearing liabilities such as deposits, securities sold under agreements to repurchase and other borrowings fluctuate. These instruments are also used to fund cash and due from bank requirements.

Securities Held to Maturity and
 Securities Available for Sale

      The Company classifies its investments in debt and equity securities as securities held to maturity, securities available for sale or trading securities. Securities held to maturity are carried at amortized cost, securities available for sale are carried at market value with unrealized gains and losses shown in accumulated other comprehensive income (loss) as a separate component of stockholders' equity, net of related tax effects, and trading securities are carried at market value with unrealized gains and losses reflected in earnings. The Company had no securities classified as trading securities during 1999, 1998 or 1997.

      At December 31, 1999 and 1998, the carrying values of securities held to maturity and securities available for sale consisted of the following:

                                               December 31,
                                           --------------------
                                             1999          1998
                                             ----          ----
                                              (In Thousands)

Securities held to maturity
  US Government agency obligations         $ 13,007    $ 17,265
  Other corporate obligations                 5,010       5,012
                                           --------------------
    Total securities held to maturity      $ 18,017    $ 22,277
                                           ====================

Securities available for sale
  US Treasury obligations                  $ 20,031    $ 83,716
  US Government agency obligations          102,026      55,998
  Other corporate obligations                69,424      46,457
  Mortgage-backed securities                  7,561      11,698
  Mutual funds                                7,024       6,402
  Marketable equity securities                9,506      15,494
                                           --------------------
    Total securities available for sale    $215,572    $219,765
                                           ====================

      At December 31, 1999 the net unrealized losses on securities available for sale, net of related tax effects were $4.3 million, compared to net unrealized gains of $1.6 million at December 31, 1998. These net unrealized gains or losses are shown in accumulated other comprehensive income (loss) as a separate component of stockholders' equity.
      The weighted average maturity for all debt securities held to maturity and available for sale, excluding mortgage-backed securities, is 63 months. Actual maturities may differ from contractual maturities because certain issuers have the right to call obligations without call penalties. The weighted average maturity of mortgage-backed securities available for sale is 262 months, based upon their final maturities. However, normal principal repayments and prepayments of mortgage-backed securities are received regularly, substantially reducing their weighted-average maturities.
      The total amortized cost of securities held to maturity and securities available for sale, which excludes net unrealized gains and losses on securities available for sale, remained fairly stable at $240.7 million at December 31, 1999 compared to $239.5 million at December 31, 1998.

Loans

      At December 31, 1999 and 1998 the Company's loan portfolio consisted of the following:

                                     December 31,
                                 --------------------
                                   1999        1998
                                   ----        ----
                                    (In Thousands)

Commercial, financial and
 agricultural                    $ 41,837    $ 48,418
Real estate-residential           356,368     328,243
Real estate-commercial            136,566     146,093
Real estate-construction and
 land development                   3,886       2,281
Installment                         5,952       7,809
Other                              24,085      22,855
                                 --------------------
    Total loans                   568,694     555,699

Less:
  Unearned income                  (1,248)     (1,506)
  Allowance for possible loan
   losses                          (7,032)     (7,122)
                                 --------------------
    Net loans                    $560,414    $547,071
                                 ====================

      Loans outstanding before deductions for unearned income and the allowance for possible loan losses increased $13.0 million or 2.34% to $568.7 million at December 31, 1999 from $555.7 million at December 31, 1998.
      Residential real estate loans increased $28.2 million or 8.57% to $356.4 million at December 31, 1999 from $328.2 million at December 31, 1998. The increase in residential real estate loans occurred throughout 1999; however, it slowed during the latter part of 1999, as higher interest rates slowed residential loan refinance activity. Included in real estate-residential loans in the table above are multi-family real estate loans of $39.5 million and $36.2 million, respectively, at December 31, 1999 and 1998.
      As shown in the table above, commercial, financial and agricultural loans decreased $6.6 million, or 13.59%, and commercial real estate loans decreased $9.5 million, or 6.52%. The decrease in commercial, financial and agricultural loans and commercial real estate loans related primarily to the pace of loan repayments and the highly competitive environment for attracting loans amongst financial institutions in the Company's market areas.
      Total loan originations during 1999 and 1998, were $194.9 million and $238.8 million, respectively. Loan originations for portfolio, excluding loans originated for sale in the secondary mortgage market during 1999 and 1998 were $168.8 million and $198.7 million, respectively. Loan repayments for 1999 and 1998, were $154.2 million and $149.4 million, respectively. Loans charged off, net during 1999 and 1998 were $140 thousand and $1.7 million, respectively. Loans transferred to other real estate owned during 1999 and 1998 amounted to $1.1 million and $724 thousand, respectively.
      The subsidiary bank originates certain residential real estate loans for sale in the secondary mortgage market. Mortgage loans held for sale at December 31, 1999 and 1998 were $479 thousand and $1.8 million, respectively. Loans originated for sale in the secondary mortgage market during 1999 and 1998 were $26.1 million and $40.1 million, respectively. Loans sold in the secondary mortgage market during 1999 and 1998 were $27.5 million and $39.3 million, respectively. Since July 1, 1996, the Company has been originating fifteen year fixed rate residential real estate loans for portfolio. Prior to July 1, 1996, these loans had been sold in the secondary mortgage market. In the future, new originations of these loans may be retained as portfolio loans or sold in the secondary mortgage market, depending upon management's evaluation of the Company's interest rate risk objectives. The Company continues to write thirty year fixed rate residential real estate loans for sale in the secondary mortgage market. At December 31, 1999 and 1998 the Company serviced residential real estate loans for others totaling $138.0 million and $148.0 million, respectively.

Risk Elements

      The Company's management believes that New Hampshire has experienced steady economic growth since 1992. There can be no assurance that this will continue to be the case, however, and the economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods, and thus its results of operations.
      The following table sets forth the Company's nonperforming loans and other real estate owned at the dates indicated. The Company generally does not accrue interest on any loans that are 90 days or more past due, unless the loan is well secured and in the process of collection. At the dates indicated, all loans delinquent 90 days or more were on nonaccrual status and therefore considered nonperforming, with the exception of $4 thousand of loans at December 31, 1999, $146 thousand of loans at December 31, 1998, and $535 thousand of loans at December 31, 1997, all of which were in the process of collection at those dates.

                                         December 31,
                                  --------------------------
                                    1999     1998       1997
                                    ----     ----       ----
                                       ($ In Thousands)

Nonperforming loans:
  Residential real estate         $  746    $1,347    $1,489
  Commercial real estate             294       592     4,261
  Construction and land
   development real estate                     378        92
  Commercial, financial and
   agricultural                      475       678       956
  Installment and other                1        18       347
                                  --------------------------
    Total nonperforming
     loans                         1,516     3,013     7,145
    Total other real estate
     owned                         1,288     1,601     1,905
                                  --------------------------
    Total nonperforming
     assets                       $2,804    $4,614    $9,050
                                  ==========================

Ratios:
    Total nonperforming loans
     to total loans                 0.27%     0.54%     1.40%
                                  ==========================

    Total nonperforming assets
     to total assets                0.32%     0.53%     1.11%
                                   =========================

      The Company's nonperforming assets decreased $1.8 million or 39.23% from $4.6 million at December 31, 1998 to $2.8 million at December 31, 1999. The decrease in nonperforming assets relates primarily to decreases in nonperforming commercial real estate loans of $298 thousand, a decrease in nonperforming installment and other loans of $17 thousand, a decrease in nonperforming commercial, financial and agricultural loans of $203 thousand, a decrease in nonperforming residential real estate loans of $601 thousand, a decrease in nonperforming construction and land development real estate loans of $378 thousand and a decrease in other real estate owned of $313 thousand. The decrease in nonperforming assets relates to the Company's continued focus on asset quality issues and the significant resources allocated to the asset quality control functions of credit policy and administration and loan review. The asset workout and collection functions focus on reducing nonperforming assets. Despite the continued focus on asset quality and reduction of nonperforming asset levels, there can be no assurance that adverse changes in economic conditions and the real estate markets in the Company's primary market areas will not result in higher levels of nonperforming assets in the future and negatively impact the Company's operations through higher provisions for possible loan losses, decreases in accruals of inter-est income and increased noninterest expenses relating to the collection and workout of nonperforming assets.
      The Company has identified loans as impaired in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, when it is probable that interest and principal will not be collected according to the terms of the loan agreements. The balance of impaired loans was $489 thousand and $1.6 million, respectively, at December 31, 1999 and 1998. The average recorded investment in impaired loans was $1.1 million, $3.5 million and $3.0 million, respectively, in 1999, 1998 and 1997. No income was recognized on impaired loans during 1999, 1998 and 1997. Total cash collected on impaired loans during 1999, 1998 and 1997 was $779 thousand, $710 thousand and $779 thousand, respectively, all of which was credited to the principal balance outstanding on such loans.
      The portion of the allowance for possible loan losses applicable to impaired loans amounted to $252 thousand, $233 thousand and $1.1 million, respectively, at December 31, 1999, 1998 and 1997. During 1999, 1998 and 1997, provisions for possible loan losses applicable to impaired loans were $30 thousand, $201 thousand and $1.0 million, respectively. Impaired loans charged off during 1999, 1998 and 1997 were $11 thousand, $1.0 million and $386 thousand, respectively. At December 31, 1999, 1998 and 1997, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114.
      The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.
      Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Real estate acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value of the property received less an allowance for estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Provisions to reduce the carrying value to net realizable value are charged to current period earnings as realized and reflected as an additional valuation allowance. Operating expenses and gains and losses upon disposition are reflected in earnings as realized. Other real estate owned amounted to $1.3 million and $1.6 million at December 31, 1999 and 1998, respectively. See note 11 of Notes to Consolidated Financial Statements for further information on other real estate owned.
      The allowance for possible loan losses is a significant factor in the Company's operating results and is established through charges against earnings and is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of known and inherent risks in the loan portfolio. When a loan, or a portion of a loan, is considered uncollectible it is charged against the allowance. Recoveries of loans previously charged off are credited to the allowance when received.
      Management's evaluation of the allowance is based on a continuing review of the loan portfolio. The methodology for determining the amount of the allowance for possible loan losses consists of several elements. Nonperforming, impaired and delinquent loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of possible losses associated with those loans. Another element involves estimating losses inherent in categories of loans, based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in the Company's primary market areas. The last element is based on management's evaluation of various conditions, and involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions and/or concentrations; seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas; credit quality trends, including trends in nonperforming loans expected to result from existing conditions; historical loan charge-off experience; and the results of bank regulatory examinations.
      At December 31, 1999, 1998 and 1997, the allowance for possible loan losses was $7.0 million, $7.1 million and $7.7 million, respectively, and the ratio of the allowance to total loans outstanding was 1.24%, 1.28% and 1.50%, respectively. At December 31, 1999, 1998 and 1997, the allowance for possible loan losses represented 463.9%, 236.4% and 107.1%, respectively, of nonperforming loans. The amount of the allowance for possible loan losses decreased at December 31, 1999 compared to December 31, 1998, primarily as a result of decreases in nonperforming and impaired loans, the low level of net charge-offs in 1999 and the continuing change in the composition of the loan portfolio which was more predominantly residential real estate in 1999, partially offset by the overall growth of the loan portfolio. The amount of the allowance for possible loan losses decreased at December 31, 1998 compared to December 31, 1997, primarily as a result of decreases in nonperforming and impaired loans, and a change in the composition of the loan portfolio which was predominantly residential real estate in 1998, partially offset by the overall growth of the loan portfolio.
      While management believes that the allowance for possible loan losses at December 31, 1999 is adequate based on its current review and estimate, further provisions to the allowance may be necessary if the market in which the Company operates deteriorates. Additionally, regulatory agencies review the Company's allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.

Deposits

      A summary of deposits at December 31, 1999 and 1998 follows:

                                     December 31,
                                 --------------------
                                   1999        1998
                                   ----        ----
                                    (In Thousands)

NOW accounts                     $195,833    $203,068
Savings accounts                   85,770      87,150
Money market deposit accounts      17,516      19,659
Time certificates                 256,103     266,901
                                 --------------------
    Total interest
     bearing deposits             555,222     576,778
Noninterest bearing deposits       72,796      73,709
                                 --------------------
    Total deposits               $628,018    $650,487
                                 ====================

      Savings deposits, which are comprised of NOW accounts, savings accounts and money market deposit accounts decreased $10.8 million to $299.1 million at December 31, 1999 from $309.9 million at December 31, 1998. The decrease related primarily to the cash needs of depositors at year end 1999. Average savings deposits increased $11.0 million to $307.6 million in 1999 compared to $296.6 million in 1998, primarily as a result of the continued success of the NOW account product introduced by the subsidiary bank during 1995.
      Time certificates decreased $10.8 million to $256.1 million at December 31, 1999 from $266.9 million at December 31, 1998 and average time certificates balances decreased $11.1 million to $256.7 million during 1999 compared to $267.8 million during 1998. The decrease in the year end and average balances of time certificates in 1999 compared to 1998, is primarily the result of depositors looking to achieve higher yields by investing these funds as they mature in alternate sources outside of traditional bank products.
      Noninterest bearing deposits decreased $913 thousand to $72.8 million at December 31, 1999 compared to $73.7 million at December 31, 1998, primarily due to the timing of the cash needs of depositors, while the average balances of noninterest bearing deposits increased $3.5 million to $73.1 million during 1999 compared to $69.6 million during 1998, as depositors made greater use of these accounts during 1999 compared to 1998.
      Time certificates with minimum balances of $100 thousand increased $723 thousand, from $33.5 million at December 31, 1998 to $34.3 million at December 31, 1999. The Company does not use brokers to solicit deposits.

Securities Sold Under Agreements to Repurchase

      Securities sold under agreements to repurchase increased $4.1 million or 5.83% to $75.0 million at December 31, 1999 from $70.9 million at December 31, 1998. The increase in securities sold under agreements to repurchase was used to fund changes in interest earning assets and other interest bearing liabilities. These short-term borrowings are instruments which are used by municipalities and businesses to invest their excess cash and are collateralized by US Treasury and US Government Agency obligations.

Other Borrowings

      Other borrowings which consists of borrowings from the FHLBB increased $10.0 million from $80.6 million at December 31, 1998 to $90.6 million at December 31, 1999. The proceeds of borrowings from the FHLBB were used to fund changes in interest earning assets and other interest bearing liabilities.
      Principal payments due on other borrowings after December 31, 1999 are $48 thousand in 2000, $51 thousand in 2001, $55 thousand in 2002, $30.1 million in 2003, $61 thousand in 2004 and $60.3 million in years thereafter. The FHLBB has the right to call and require the repayment of $30 million of borrowings during 2001, $20 million of which is at an interest rate of 4.49% maturing in 2008 and $10 million of which is at an interest rate of 5.58% maturing in 2009. Additionally, the FHLBB has the right to call and require the repayment of $20 million of borrowings during 2000, which is at an interest rate of 4.18% maturing in 2013. Should the FHLBB require repayment of the callable borrowings on the call dates, the interest cost to replace such borrowings is likely to increase.

Stockholders' Equity

      Stockholders' equity was $70.4 million at December 31, 1999, a decrease of $2.2 million from $72.6 million at December 31, 1998. Book value per share was $12.24 at December 31, 1999, down $0.07 or 0.57% from $12.31 at December 31, 1998. See "Capital Resources and Liquidity" for further information on stockholders' equity.

Risk Management

      In the normal course of business, the Company is subject to various risks, the most significant of which are credit, liquidity and market risk, which includes interest rate risk. Although the Company cannot eliminate these risks, it has risk management processes designed to provide for risk identification, measurement, monitoring and control. The Board of Directors establishes policies with respect to risk management, lending, investment, asset/liability management and interest rate risk and reviews and approves these policies annually. The Board of Directors delegates the responsibility for carrying out these policies to management.
      Credit risk represents the possibility that a customer or counterparty may not perform in accordance with contractual terms. Credit risk results from extending credit to customers, purchasing securities and entering into certain off-balance-sheet financial transactions (which are primarily commitments to originate loans, unused lines and standby letters of credit or unadvanced portions of construction loans). Risk associated with the extension of credit (including off-balance-sheet items) includes general risk, which is inherent in the lending business, and risk specific to individual borrowers. Risk associated with purchasing securities primarily centers around the credit quality of the issuer of the security. The Company seeks to manage credit risk through portfolio diversification, investments in highly rated securities, loan underwriting policies and procedures and loan monitoring practices.
      Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors and to invest in strategic initiatives. Liquidity risk represents the likelihood the Company would be unable to generate cash or otherwise obtain funds at reasonable rates for such purposes. Liquidity is managed through the coordination of the relative maturities of assets, liabilities and off-balance sheet positions and is enhanced by the ability to raise funds with direct borrowings.
      Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. The risk of loss can be reflected in diminished current values and/or reduced potential net interest income in future periods. The Company's market risk arises primarily from interest rate risk. The Company is also exposed to market price risk through its investments in marketable equity securities.

Asset/Liability Management, Interest Rate Sensitivity and Market Risk

      The Company's primary objective regarding asset/liability management is to position the Company so that changes in interest rates do not have a material adverse impact upon net earnings (through changes in net interest and dividend income) and the estimated net present value of equity of the Company. The Company's primary strategy for accomplishing its asset/liability management objective is achieved by managing the weighted average maturities of assets, liabilities and off-balance-sheet items (duration matching). At December 31, 1999, approximately 63.8% of the Company's loan portfolio was comprised of adjustable rate loans. Approximately 72.2% of its securities available for sale and securities held to maturity portfolios are debt securities maturing in less than five years, with an additional 5.4% comprised of debt securities having adjustable rate features. With regard to deposit liabilities, only 40.8% of total deposits and 46.1% of interest bearing deposits are comprised of time certificates. Unlike other deposit products such as NOW, money market deposit and savings accounts, time certificates carry a high degree of interest rate sensitivity and therefore their renewal will vary based on the competitiveness of the Company's interest rates. The Company has also entered into interest rate cap agreements to manage its exposure to interest rate risk. At December 31, 1999 the Company had interest rate cap agreements in effect with notional amounts of $20.0 million with a weighted average strike rate of 7.77%, which mature in the year 2004. The Company receives an interest payment if the three-month London Interbank Offer Rate ("LIBOR") increases above the strike rate.
      To measure the impact of interest rate changes, the Company utilizes a comprehensive financial planning model that recalculates the estimated net present value of equity and net interest and dividend income of the Company assuming instantaneous, permanent parallel shifts in the yield curve of both up and down 100 and 200 basis points. Larger increases or decreases in estimated net interest and dividend income and the estimated net present value of equity of the Company as a result of these interest rate changes represent greater interest rate risk than do smaller increases or decreases.
      The results of the financial planning model are highly dependent on numerous assumptions. These assumptions generally fall into two categories: those relating to the interest rate environment and those relating to general business and economic factors. Assumptions related to the interest rate environment include the prepayment speeds on mortgage-related assets and the cash flows and maturities of financial instruments. Assumptions related to general business and economic factors include changes in market conditions, loan volumes and pricing, deposit sensitivity, customer preferences, competition, and management's financial and capital plans. The assumptions are developed based on current business and asset/liability management strategies, historical experience, the current economic environment, forecasted economic conditions and other analyses. These assumptions are inherently uncertain and subject to change as time passes and therefore, there can be no assurances that the Company's forecasts in this regard will be achieved.
      Management believes that the above method of measuring and managing interest rate risk is consistent with FDIC guidelines.
      The following table summarizes the timing of the Company's anticipated maturities or repricing of and interest rates applicable to rate-sensitive assets and rate-sensitive liabilities as of December 31, 1999. This table has been generated using certain assumptions which the Company believes fairly and accurately represent repricing volumes in a dynamic interest rate environment. Adjustable rate loans are reflected in periods in which they reprice, and fixed rate loans are shown in accordance with their contractual maturities, adjusted for estimated prepayment activity. The earlier of contractual maturities or the next repricing date are used on all securities. Certain marketable equity securities and certain mutual fund securities totaling $8.7 million, are not susceptible to interest rate sensitivity and have therefore been excluded from this analysis. The gap maturity categories for savings deposits (including NOW, savings, and money market deposit accounts) are allocated based on the Company's historical experience in retaining such deposits in changing interest rate environments, as well as management's philosophy of repricing core deposits in reaction to changes in the interest rate environment. Time deposits are reflected at the earlier of contractual maturities or their next repricing date. Repricing frequencies will vary at different points in the interest cycle and as supply and demand for credit change.
      Nonperforming loans totaling $1.5 million have been excluded from this analysis.

                   INTEREST RATE SENSITIVITY GAP ANALYSIS
                            at December 31, 1999

                                                                             Sensitivity Period
                                                  -------------------------------------------------------------------------
                                                    0-3        3 Months-      1-3           3-5        Over
                                                   Months       1 Year       Years         Years      5 Years       Total
                                                  -------------------------------------------------------------------------
                                                                              ($ In Thousands)

Rate-sensitive Assets:
  Interest bearing deposits in other
   banks                                     $    $  4,402                                                         $  4,402
                                          Rate        4.48%                                                            4.48%
  Securities, including stock in FHLBB       $      16,426     $ 21,396     $ 36,958     $120,061     $ 37,218      232,059
                                          Rate        6.73%        6.09%        6.08%        6.22%        6.69%        6.30%
  Loans and loans held for sale              $     123,709      113,458      123,305      104,674      102,511      567,657
                                          Rate        8.56%        8.04%        7.75%        7.93%        7.30%        7.94%
                                                  -------------------------------------------------------------------------
      Total                                       $144,537     $134,854     $160,263     $224,735     $139,729     $804,118
                                                  =========================================================================

Rate-sensitive Liabilities:
  Money Market Deposit Accounts              $    $  2,102     $  6,656     $  8,758                               $ 17,516
                                          Rate        2.53%        2.53%        2.53%                                  2.53%
  Savings and NOW Accounts                   $      14,080       42,240      112,641     $ 56,321     $ 56,321      281,603
                                          Rate        2.46%        2.46%        2.46%        2.46%        2.46%        2.46%
  Time certificates                          $      52,079      169,847       29,857        3,768          552      256,103
                                          Rate        4.68%        5.38%        5.23%        5.18%        5.20%        5.21%
  Securities sold under agreements
   to repurchase                             $      66,811        8,231                                              75,042
                                          Rate        4.75%        5.46%                                               4.82%
  Other borrowings                           $          12           36          106       30,119       60,290       90,563
                                          Rate        6.06%        6.06%        6.06%        5.87%        4.84%        5.18%
                                                  -------------------------------------------------------------------------
      Total                                       $135,084     $227,010     $151,362     $ 90,208     $117,163     $720,827
                                                  =========================================================================
Period Sensitivity Gap                            $  9,453     $(92,156)    $  8,901     $134,527     $ 22,566     $ 83,291
Cumulative Sensitivity Gap                        $  9,453     $(82,703)    $(73,802)    $ 60,725     $ 83,291
Cumulative Sensitivity Gap as a
 Percent of Total Rate-sensitive Assets               1.18%      (10.28)%      (9.18)%       7.55%       10.36%

      The ability to assess interest rate risk using gap analysis is limited. Gap analysis does not capture the impact of cash flow or balance sheet mix changes over a forecasted future period and it does not measure the amount of price change expected to occur in the various asset and liability categories. Thus, management does not use gap analysis exclusively in its assessment of interest rate risk. The Company's interest rate risk exposure is also measured by the estimated net interest and dividend income and discounted cash flow market value sensitivities referred to above.
      The Company's limits on interest rate risk specify that if interest rates were to shift immediately up or down 200 basis points, hypothetical net interest and dividend income over the next twelve months should decline by less than 10%. Additionally, the Company's limits on interest rate risk also specify that if interest rates were to shift immediately up or down 200 basis points, the change in the estimated net present value of equity should decline by less than 25%. The following table presents as of December 31, 1999, the Company's interest rate risk as measured by the changes in the estimated net present value of equity and hypothetical net interest and dividend income for instantaneous and sustained parallel shifts of 100 and 200 basis points in market interest rates.

                                                                                  $ Change in         % Change in
                              $ Change in Estimated    % Change in Estimated    Hypothetical Net    Hypothetical Net
              Change in            Net Present              Net Present           Interest and        Interest and
            Interest Rates       Value of Equity          Value of Equity       Dividend Income     Dividend Income
            --------------------------------------------------------------------------------------------------------
            (Basis Points)       (In Thousands)                                  (In Thousands)

                 +200               $(19,263)                (17.57)%               $(1,986)             (5.96)%
                 +100                 (9,831)                 (8.97)                   (989)             (2.97)
               Flat Rate                   0                      0                       0                  0
                 -100                 10,609                   9.68                   1,451               4.35
                 -200                 13,766                  12.56                   1,539               4.62

      At December 31, 1998, the change in estimated net present value of equity was $(3,503,000) or (3.21)% assuming a 200 basis points increase in interest rates and $(8,196,000) or (7.50)% assuming a 200 basis points decrease in interest rates. The differences in the change in estimated net present value of equity from 1999 to 1998 is primarily the result of an increase in fifteen year fixed rate residential loans and an increase in adjustable rate loans with initial terms of 3 to 7 years before the first rate adjustment may occur. Additionally, the higher interest rate environment experienced at the end of 1999 as compared to the end of 1998, resulted in lower assumed prepayment speeds for loans in 1999 as compared to 1998, as well as increased volatility in the investment portfolio.
      At December 31, 1998, the change in hypothetical net interest and dividend income over the next twelve months was $(567,000) or (1.72)% assuming a 200 basis points increase in interest rates and $(84,000) or (0.26)% assuming a 200 basis points decrease in interest rates. The differences in the change in hypothetical net interest and dividend income in 1999 compared to 1998 is primarily due to the Company having greater rate sensitive liabilities as compared to rate sensitive assets over a twelve month time horizon in 1999 compared to 1998. These sensitivities were impacted by a decrease in prepayment speeds for loans in 1999 as compared to 1998 and a lower level of securities maturing in the one year horizon in 1999 as compared to 1998. As a result of the foregoing, the Company was more susceptible to risk from changes in interest rates at December 31, 1999 than at December 31, 1998.
      Management also believes that the assumptions utilized in evaluating the vulnerability of the Company's net interest and dividend income and estimated net present value of equity to changes in interest rates are reasonable based on historical experience. However, the interest rate sensitivity of the Company's assets and liabilities as well as the estimated effect of changes in interest rates on the estimated net present value of equity or hypothetical net interest and dividend income, could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.
      In the event the Company should experience a mismatch in its desired GAP ranges or an excessive decline in its estimated net present value of equity or hypothetical net interest and dividend income subsequent to an immediate and sustained change in interest rates, it has a number of options which it could utilize to remedy such mismatch. The Company could restructure its available for sale securities portfolio through sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.
      The Company maintains a portfolio of marketable equity securities, which are included in securities available for sale, and had estimated fair values of $9.5 million and an original cost of $10.7 million at December 31, 1999. Such securities are recorded at estimated fair market value, and are subject to market price risk. The risk is the potential loss in estimated fair value resulting from adverse changes in prices quoted by stock markets. The Company manages its market price risk by closely monitoring market developments and reviewing current financial statements and other reports published by the issuers of the equity securities.
      Within the Company's portfolio of marketable equity securities, an analysis of significant quarterly movements in stock prices over the last three years, or since the stock was initially offered for purchase if less than three years, indicated a 10-20% movement in prices in 33% of the quarters, a 20-25% movement in prices in 12% of the quarters, and a 25-35% movement in prices in 7% of the quarters. The market price risk in the Company's marketable equity securities portfolio, assuming hypothetical decreases in quoted stock prices of 10%, 25% and 35%, would amount to $951 thousand, $2.4 million and $3.3 million, respectively. The after tax impact on capital relating to these hypothetical decreases in stock prices would be $577 thousand, $1.4 million and $2.0 million, respectively.

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

Comparison of Operating Results for the Years
 Ended December 31, 1999 and 1998

Net Earnings

      Operations in 1999 resulted in net earnings of $10.1 million, an increase of $568 thousand over net earnings of $9.6 million for 1998. Basic earnings per share was $1.75 in 1999 compared to $1.64 in 1998. Diluted earnings per share was $1.71 in 1999 compared to $1.60 in 1998.
      Earnings before income taxes were $15.4 million in 1999, an increase of $710 thousand compared to earnings before income taxes of $14.7 million in 1998. Earnings before income taxes increased in 1999 compared to 1998, primarily as a result of increases in net interest and dividend income and decreases in the provision for possible loan losses and noninterest expense, partially offset by a decrease in noninterest income.

Net Interest and Dividend Income

      Net interest and dividend income was $31.9 million and $31.0 million in 1999 and 1998, respectively. The increase of $933 thousand in 1999 compared to 1998 relates primarily to an increase of $58.1 million or 7.74% in average interest earning assets to $809.4 million in 1999 from $751.3 million in 1998, partially offset by an increase in average interest bearing liabilities of $43.7 million, or 6.53%, to $712.9 million in 1999 from $669.2 million in 1998. Additionally, the increase was partially offset by decreases in the interest rate spread and net yield on interest earning assets to 3.48% and 3.94%, respectively, in 1999 from 3.67% and 4.12%, respectively, in 1998.
      Interest income on loans decreased $545 thousand to $45.3 million in 1999 from $45.8 million in 1998. The decrease was primarily the result of a decrease in average loan yields to 8.09% in 1999 from 8.54% in 1998, partially offset by an increase in average loan balances of $23.1 million, or 4.30%, to $559.7 million in 1999 from $536.6 million in 1998. The decrease in loan yields is a result of the change in the mix of loans to a larger percentage of lower yielding residential real estate loans and a smaller percentage of commercial real estate and commercial, financial and agricultural loans. The competitive environment amongst financial institutions for attracting commercial real estate and commercial, financial and agricultural loans also contributed to the lower loan yields in 1999. The increase in average loan balances in 1999 compared to 1998, reflects the strong loan demand in the residential real estate market during most of 1999, although the demand slowed in late 1999 as interest rates trended higher. The growth in residential real estate loans was partially offset by decreases in commercial, financial and agricultural loans and commercial real estate loans. Such decreases were as a result of the pace of repayments due to the low interest rate environment that was prevalent until the latter part of 1999 and the competition for these loans amongst financial institutions. Management expects that the competition for loans will continue, which could reduce average yields realized on loans, thereby reducing the interest rate spread in future periods.
      Interest and dividend income on securities, including stock in FHLBB, increased $1.8 million to $13.6 million in 1999 from $11.8 million in 1998. The increase relates primarily to an increase in the average balances of securities, including stock in FHLBB of $37.2 million, to $232.3 million in 1999 from $195.1 million in 1998, partially offset by a decrease in yields to 5.87% in 1999 from 6.03% in 1998. The increase in average balances of securities was due primarily to investments in available for sale securities during the latter part of 1998, which were invested for all of 1999. The decrease in yields was primarily the result of securities which were called by the issuers in 1998, the proceeds of which were reinvested during 1998 at lower rates, which rates remained in effect for all of 1999.
      Interest expense on deposits decreased $1.7 million to $20.9 million in 1999 from $22.6 million in 1998, with interest on savings deposits decreasing $321 thousand and interest on time deposits decreasing $1.4 million. The decrease related primarily to a lower average cost of deposits of 3.70% during 1999 compared to 4.00% during 1998, while average balances of interest bearing deposits were relatively stable at $564.2 million in 1999 compared to $564.4 million in 1998. Average balances of savings deposits increased $11.0 million to $307.6 million in 1999 from $296.6 million in 1998, while average balances of time deposits decreased $11.1 million to $256.7 million in 1999 from $267.8 million in 1998. The continued success of the NOW account product introduced by the subsidiary bank in 1995 was the primary reason for the increase in the average balance of savings deposits, while the decrease in the average balance of time deposits related primarily to those depositors continuing to look to achieve higher yields by investing their funds in alternate sources outside of traditional bank products. The lower cost of savings deposits of 2.39% in 1999 compared to 2.59% in 1998 and the lower cost of time deposits of 5.26% in 1999 compared to 5.55% in 1998 related primarily to rate changes made during 1998 as rates trended lower that remained in place for most of 1999.
      Interest expense on securities sold under agreements to repurchase decreased $291 thousand to $2.7 million in 1999 from $2.9 million in 1998. The decrease was primarily related to a decrease in the cost of these short term borrowings to 4.08% in 1999 compared to 4.36% in 1998, coupled with a decrease in the average balances of $2.5 million to $65.1 million in 1999 from $67.6 million in 1998. The decrease in rates related primarily to short term rates being lower during 1999 than 1998 on average, although during the latter part of 1999 short term interest rates trended higher. The decrease in average balances related primarily to local municipalities and businesses making slightly less use of these instruments to invest their excess funds during 1999 compared to 1998.
      Interest expense on other borrowings, which consist primarily of advances from the FHLBB, increased $2.2 million to $4.4 million in 1999 from $2.2 million in 1998. The increase was primarily related to an increase in average balances of other borrowings of $46.4 million to $83.6 million in 1999 compared to $37.2 million in 1998, partially offset by a decrease in the cost of those borrowings to 5.23% in 1999 from 5.79% in 1998. The increase in the average balance of other borrowings related prima-rily to the subsidiary bank making greater use of FHLBB advances to match fund certain of its interest earning assets, as well as using special callable FHLBB advances to borrow funds at attractive rates. The decrease in the cost of other borrowings related to the subsidiary bank using special callable advances to borrow funds from the FHLBB at attractive rates.

Average Balance Sheets and Net Interest and Dividend Income

      The following table presents, for the periods indicated, average balances, the total dollar amount of interest and dividend income from interest earning assets and their resultant yields, as well as the interest expense on interest bearing liabilities, and their resultant costs:

                                                                           Year Ended December 31,
                                         ------------------------------------------------------------------------------------------
                                                     1999                           1998                           1997
                                         ----------------------------   ----------------------------   ----------------------------
                                         Average               Yield/   Average               Yield/   Average               Yield/
                                         Balance    Interest    Cost    Balance    Interest    Cost    Balance    Interest    Cost
                                         -------    --------   ------   -------    --------   ------   -------    --------   ------
                                                                              ($ In Thousands)

Assets
  Interest earning assets
    Loans and loans held for sale <F1>   $559,651   $45,287    8.09%    $536,596   $45,832    8.54%    $474,844   $42,307    8.91%
    Interest bearing deposits in
     other banks                           17,456       876    5.02       19,634     1,029    5.24       14,570       781    5.36
    Securities, including stock
     in FHLBB <F2>                        232,314    13,639    5.87      195,051    11,765    6.03      250,783    15,923    6.35
                                         --------   -------             --------   -------             --------   -------
      Total interest earning assets       809,421    59,802    7.39      751,281    58,626    7.80      740,197    59,011    7.97
                                                    -------                        -------                        -------
    Non-interest earning assets            59,057                         70,690                         72,400
    Allowance for possible loan losses     (7,138)                        (7,557)                        (6,594)
                                         --------                       --------                       --------
      Total assets                       $861,340                       $814,414                       $806,003
                                         ========                       ========                       ========

Liabilities and Stockholders' Equity
  Interest bearing liabilities
    Savings deposits                     $307,559     7,363    2.39     $296,639     7,684    2.59     $283,512     7,429    2.62
    Time deposits                         256,660    13,508    5.26      267,764    14,870    5.55      283,514    15,893    5.61
                                         --------   -------             --------   -------             --------   -------
      Total interest bearing deposits     564,219    20,871    3.70      564,403    22,554    4.00      567,026    23,322    4.11
    Securities sold under agreements
     to repurchase                         65,078     2,654    4.08       67,562     2,945    4.36       59,826     2,847    4.76
    Other borrowings                       83,577     4,371    5.23       37,222     2,154    5.79       47,236     2,731    5.78
                                         --------   -------             --------   -------             --------   -------
      Total interest bearing
       liabilities                        712,874    27,896    3.91      669,187    27,653    4.13      674,088    28,900    4.29
                                                    -------                        -------                        -------
  Non-interest bearing liabilities
    Demand deposits                        73,145                         69,575                         63,870
    Other liabilities                       2,376                          3,784                          3,368
                                         --------                       --------                       --------
      Total non-interest bearing
       liabilities                         75,521                         73,359                         67,238
  Stockholders' equity                     72,945                         71,868                         64,677
                                         --------                       --------                       --------
      Total liabilities and
       stockholders' equity              $861,340                       $814,414                       $806,003
                                         ========                       ========                       ========
Net interest and dividend
 income/interest rate spread                        $31,906    3.48%               $30,973    3.67%               $30,111    3.68%
                                                    =======    ====                =======    ====                =======    ====
Net earning balance/net yield on
 interest earning assets                 $ 96,547              3.94%    $ 82,094              4.12%   $ 66,109               4.07%
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

                                                                                Year Ended
                                                                        December 31, 1999 vs. 1998
                                                                        Increase (Decrease) Due To
                                                                       ----------------------------
                                                                       Volume      Rate       Total
                                                                       ----------------------------
                                                                              (In Thousands)

Interest income on loans                                               $2,407    $(2,952)    $ (545)
Interest income on interest bearing deposits in other banks              (111)       (42)      (153)
Interest and dividend income on securities and stock in FHLBB           2,176       (302)     1,874
                                                                       ----------------------------
      Total interest and dividend income                                4,472     (3,296)     1,176
                                                                       ----------------------------
Interest expense on deposits                                               (7)    (1,676)    (1,683)
Interest expense on securities sold under agreements to repurchase       (106)      (185)      (291)
Interest expense on other borrowings                                    2,404       (187)     2,217
                                                                       ----------------------------
      Total interest expense                                            2,291     (2,048)       243
                                                                       ----------------------------
      Net interest and dividend income                                 $2,181    $(1,248)    $  933
                                                                       ============================

                                                                                Year Ended
                                                                        December 31, 1998 vs. 1997
                                                                        Increase (Decrease) Due To
                                                                      -----------------------------
                                                                       Volume      Rate       Total
                                                                      -----------------------------
                                                                              (In Thousands)

Interest income on loans                                              $ 5,179    $(1,654)   $ 3,525
Interest income on interest bearing deposits in other banks               265        (17)       248
Interest and dividend income on securities and stock in FHLBB          (3,389)      (769)    (4,158)
                                                                      -----------------------------
      Total interest and dividend income                                2,055     (2,440)      (385)
                                                                      -----------------------------
Interest expense on deposits                                             (113)      (655)      (768)
Interest expense on securities sold under agreements to repurchase        280       (182)        98
Interest expense on other borrowings                                     (582)         5       (577)
                                                                      -----------------------------
      Total interest expense                                             (415)      (832)    (1,247)
                                                                      -----------------------------
      Net interest and dividend income                                $ 2,470    $(1,608)   $   862
                                                                      =============================

Provision for Possible Loan Losses

      The provision for possible loan losses was $50 thousand in 1999 compared to $1.1 million in 1998. The decrease in the provision resulted primarily from a decrease in nonperforming loans, the low level of net loan charge-offs in 1999 compared to 1998, the continued shift in the mix of loans to a portfolio which was more predominantly residential real estate loans in 1999, and management's overall evaluation of the loan portfolio and the adequacy of the level of the allowance for possible loan losses. Nonperforming loans decreased $1.5 million to $1.5 million at December 31, 1999 compared to $3.0 million at December 31, 1998. Loans charged off in 1999 were $559 thousand compared to $2.1 million in 1998. Recoveries of loans previously charged off were $419 thousand in 1999 compared to $459 thousand in 1998. Net loans charged off were $140 thousand in 1999 compared to $1.7 million in 1998. Residential real estate loans comprised 62.7% of the loan portfolio at December 31, 1999 compared to 59.1% at December 31, 1998. Commercial real estate loans and commercial, financial and agricultural loans comprised 31.4% of the loan portfolio at December 31, 1999 compared to 35.0% at December 31, 1998.

Noninterest Income

      Noninterest income was $5.5 million in 1999, a decrease of $3.6 million or 39.64% compared to $9.1 million in 1998. The decrease in 1999 over 1998 was primarily attributable to decreases in net gains on sales of securities available for sale of $3.5 million, net gains on sales of loans into the secondary mortgage market of $158 thousand and other noninterest income of $140 thousand, partially offset by an increase in customer account fees and service charges of $269 thousand. The decrease in net gains on sales of securities available for sale was primarily as a result of a decrease in gains on sales of equity securities in 1999 compared to 1998. The decrease in net gains on sales of loans in the secondary mortgage market was as a result of a decrease in loans originated for and sold into the secondary mortgage market in 1999 compared to 1998, because of the increases in interest rates during the latter part of 1999, which slowed refinancing activity for residential real estate loans. The decrease in mortgage service fees was as a result of a decrease in the balance of loans being serviced in 1999 compared to 1998, due to a slowing of refinance activity. The decrease in other noninterest income was primarily as a result of a decrease in gains on sales of other assets in 1999 compared to 1998, partially offset by income from increases in the cash surrender value of life insurance policies. The increase in customer account fees and service charges related to changes in retail customer account fees and service charges implemented in the latter part of 1998 and changes in commercial customer account fees and service charges implemented in early 1999.

Noninterest Expense

      Noninterest expense was $21.9 million in 1999, a decrease of $2.3 million compared to $24.2 million in 1998. The decrease was attributable to a decrease in salaries and benefits expenses of $600 thousand to $11.8 million in 1999 compared to $12.4 million in 1998, a decrease in occupancy and equipment expenses of $836 thousand to $4.1 million in 1999 from $5.0 million in 1998 and a decrease in other noninterest expenses of $821 thousand to $5.6 million in 1999 from $6.4 million in 1998.
      The decrease in salaries and benefits expenses of $600 thousand was primarily attributable to continued personnel efficiencies realized from the merger with Primary Bank, as average full time equivalent employees was 288 in 1999 compared to 301 in 1998, a decrease in commissions paid to loan originators as a result of a slow down in residential loan refinancing activity and a decrease of $760 thousand relating to the cost of terminating certain officers in 1998, for which there was no such expense in 1999, partially offset by normal salary increases of approximately 4.50% and an increase in retirement expense. The increase in retirement expense is primarily related to the Supplemental Executive Retirement Plan ("SERP") being amended during 1999 and certain additional officers becoming participants in the SERP, as well as an increase in expense related to the defined benefit pension plan ("Plan") for former Primary Bank employees, who as current Granite Bank employees became full participants in the Plan for measurement purposes during 1999.
      Occupancy and equipment expense decreased $836 thousand to $4.1 million in 1999 from $5.0 million in 1998. The decrease is primarily attributable to a decrease of $712 thousand relating to a writedown of bank buildings during 1998 on property used as a branch office which was closed and other efficiencies realized during 1999 relating to the closing of the branch.
      Other expenses decreased $821 thousand to $5.6 million in 1999 from $6.4 million in 1998. The significant changes in other expenses were decreases in professional fees of $458 thousand, decreases in data processing costs of $147 thousand and decreases in printing and supplies expense of $201 thousand. The decrease in professional fees related primarily to a decrease in legal fees, as defense costs and legal fees associated with nonperforming assets were lower in 1999 than 1998. The decrease in data processing costs and printing and supplies expense related to continuing efficiencies realized from the merger with Primary Bank.

Income Taxes

      Income tax expense increased $142 thousand to $5.3 million in 1999 compared to $5.1 million in 1998 and represented effective tax rates of 34.3% and 35.0%, respectively, of pretax income.

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

Net Interest and Dividend Income

      Net interest and dividend income was $31.0 million and $30.1 million in 1998 and 1997, respectively. The increase of $862 thousand in 1998 compared to 1997 relates to an increase of $11.1 million or 1.50% in average interest earning assets to $751.3 million in 1998 from $740.2 million in 1997 and a decrease in average interest bearing liabilities of $4.9 million, or 0.73%, to $669.2 million in 1998 from $674.1 million in 1997, while the interest rate spread was fairly stable at 3.67% in 1998 compared to 3.68% in 1997.
      Interest income on loans increased $3.5 million to $45.8 million in 1998 from $42.3 million in 1997. The increase was primarily the result of an increase in the average loan balances of $61.8 million, or 13.00%, to $536.6 million in 1998 from $474.8 million in 1997, partially offset by a decrease in average loan yields to 8.54% in 1998 from 8.91% in 1997. The increase in average balances in the loan portfolio reflects strong loan demand in the residential real estate market during 1998 as a result of the continued low interest rate environment which encouraged refinancing, as well as new home purchases in the subsidiary bank's market areas. Competition for loans amongst financial institutions and the continued low interest rate environment sparked loan demand and also contributed to the slightly lower yields realized in 1998 compared to 1997. The competitive loan environment also resulted in a decrease in the Company's commercial, financial and agricultural loans and commercial real estate loans, which also contributed to the lower yields realized on loans in 1998 compared to 1997.
      Interest and dividend income on securities, including stock in FHLBB decreased $4.1 million to $11.8 million in 1998 from $15.9 million in 1997. The decrease relates primarily to a decrease in the average balances of securities, including stock in FHLBB of $55.7 million to $195.1 million in 1998 from $250.8 million in 1997, coupled with a decrease in yields to 6.03% in 1998 from 6.35% in 1997. The decrease in average balances of securities is due to a change in mix of assets to higher yielding loans from lower yielding securities during 1998. The decrease in yields was primarily the result of the continued low interest rate environment that was prevalent during 1998.
      Interest expense on deposits decreased $768 thousand to $22.6 million in 1998 from $23.3 million in 1997, with interest on time deposits decreasing $1.0 million, partially offset by an increase in interest on savings deposits of $255 thousand. The decrease related primarily to a decrease in the average cost of deposits to 4.00% during 1998 compared to 4.11% during 1997, coupled with a decrease in the average balances of deposits of $2.6 million to $564.4 million in 1998 from $567.0 million in 1997. Average balances of time certificates decreased $15.7 million to $267.8 million during 1998 from $283.5 million during 1997 which was partially offset by an increase in average balances of savings deposits of $13.1 million to $296.6 million during 1998 from $283.5 million during 1997. The decrease in the average balances of time certificates related primarily to depositors looking to achieve higher yields by investing their funds in alternate sources outside of traditional bank products, while the continued success of the NOW account product introduced by the subsidiary bank in 1995 was the primary reason for the increase in the average balances of savings deposits.
      Interest expense on securities sold under agreements to repurchase increased $98 thousand to $2.9 million in 1998 from $2.8 million in 1997. The increase was primarily the result of an increase in average balances of $7.8 million to $67.6 million in 1998 from $59.8 million in 1997, partially offset by a decrease in the average cost of securities sold under agreements to repurchase to 4.36% in 1998 from 4.76% in 1997. The increase in average balances was as a result of local municipalities and businesses making greater use of securities sold under agreements to repurchase in investing their excess funds. The lower average cost of securities sold under agreements to repurchase related to the continued low interest rate environment that was prevalent during 1998.
      Interest expense on other borrowings decreased $577 thousand to $2.2 million in 1998 from $2.7 million in 1997. The decrease was primarily related to a decrease in the average balances of other borrowings of $10.0 million to $37.2 million in 1998 from $47.2 million in 1997, while the cost of these borrowings was relatively stable at 5.79% in 1998 and 5.78% in 1997.

Provision for Possible Loan Losses

      The provision for possible loan losses was $1.1 million in 1998, representing a $1.3 million or 53.6% decrease from the provision of $2.4 million in 1997. The decrease in the provision resulted primarily from a change in the mix of loans to residential real estate loans, which accounted for 59.1% of the total loan portfolio at December 31, 1998 compared to 48.2% at December 31, 1997, while commercial real estate and commercial, financial and agricultural loans accounted for 35.0% of the total loan portfolio in 1998 compared to 43.2% in 1997. Also contributing to the decrease in the provision was a decrease of $4.1 million in nonperforming loans to $3.0 million at December 31, 1998 from $7.1 million at December 31, 1997, and management's overall evaluation of the loan portfolio and the adequacy of the level of the allowance for possible loan losses. Loans charged off in 1998 were $2.1 million compared to $1.2 million in 1997. Recoveries of loans previously charged off were $459 thousand in 1998 compared to $178 thousand in 1997. Net loans charged off were $1.7 million in 1998 compared to $1.0 million in 1997.

Noninterest Income

      Noninterest income was $9.1 million in 1998, an increase of $2.0 million or 27.48% compared to $7.1 million in 1997. The increase in 1998 over 1997, was primarily attributable to increases in net gains on sales of securities available for sale of $2.0 million, net gains on sales of loans into the secondary mortgage market of $310 thousand and other noninterest income of $397 thousand, partially offset by decreases in customer account fees and service charges of $686 thousand and mortgage service fees of $68 thousand. The increase in net gains on sales of securities available for sale was a result of the Company continuing to closely monitor the equity markets in light of their continued volatility in 1998. The increase in net gains on sales of loans in the secondary mortgage market was as a result of an increase in loans originated for and sold into the secondary mortgage market in 1998 compared to 1997, because of the continued low interest rate environment during 1998, which kept demand for residential real estate loans at a very high level. The increase in other noninterest income was primarily as a result of gains on sales of other assets during 1998. The decrease in customer account fees and service charges related to the elimination of and/or restructuring of certain deposit programs which the Company assumed in its merger with Primary Bank in 1997. The elimination and/or restructuring of these deposit programs provided efficiencies through the reduction of noninterest expense.

Noninterest Expense

      Noninterest expense was $24.2 million in 1998, a decrease of $7.6 million compared to $31.8 million in 1997. The decrease was primarily attributable to a decrease in salaries and benefit expenses of $1.4 million to $12.4 million in 1998 compared to $13.8 million in 1997 and a decrease in merger-related costs from $5.9 million in 1997 to $34 thousand in 1998.

      The decrease in salaries and benefits expense of $1.4 million was primarily attributable to a decrease in salaries, related to personnel efficiencies realized from the merger with Primary Bank, which were partially offset by normal salary increases, increased costs for commissions to loan originators and nondeposit product sales staff and $760 thousand relating to the 1998 cost of termination of certain officers. Additionally, decreases in employee benefits related primarily to merger efficiencies and a $1.1 million expense incurred in 1997 associated with the vesting of performance based stock options assumed in the merger with Primary Bank, for which there was no related expense in 1998, partially offset by an increase of $362,000 in expense related to the 1998 restricted stock grants.
      Occupancy and equipment expense increased $761 thousand from $4.2 million in 1997 to $5.0 million in 1998. The increase is primarily attributable to the Company recording a $712 thousand writedown on bank buildings based upon an appraisal on property used as a branch office which was closed.
      Other real estate owned expense increased $294 thousand from $63 thousand in 1997 to $357 thousand in 1998 as a result of an increase in foreclosure activity related to nonperforming loans and costs related to the disposition of foreclosed properties.
      In connection with the completion of the merger with Primary Bank, effective after the close of business October 31, 1997, the Company incurred merger-related charges of $5.9 million which were recorded at the date of combination. Merger-related charges associated with the Primary Bank merger in 1998 were $34 thousand.
      Other expenses decreased $1.4 million primarily as a result of efficiencies realized in the merger with Primary Bank in the following areas: advertising and marketing expenses decreased $643 thousand, data processing and transmission costs decreased $614 thousand, general liability insurance decreased $154 thousand and directors fees decreased $167 thousand. These efficiencies were offset by increases in amortization expense of $56 thousand, an increase in Year 2000 expenses of $101 thousand from $0 in 1997 to $101 thousand in 1998 and an increase in telephone expense of $119 thousand. The increase in amortization expense was primarily attributable to increases in originated mortgage servicing rights, while the increase in telephone expense relates to increased data transmission and call volume amongst the branch network as well as higher customer call volume for account activity through the subsidiary bank's telephone banking system in 1998 as compared with 1997.

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

Capital Resources and Liquidity


Capital Resources

      The Company's capital base totaled $70.4 million or 8.11% of total assets at December 31, 1999 compared to $72.6 million, or 8.27% of total assets at December 31, 1998. Stockholders' equity decreased $2.2 million, primarily related to a decrease with respect to accumulated other comprehensive income (loss) of $5.9 million, treasury stock purchases of $4.1 million and dividends declared of $3.3 million, partially offset by net earnings of $10.1 million, reissuance of common stock from treasury for the exercise of stock options, including related tax effects of $428 thousand, restricted stock award amortization of $305 thousand and Employee Stock Ownership Plan distribution and indebtedness repayments totaling $111 thousand.
      The Company and subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiary bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1999 and 1998, the Company and subsidiary bank meet all capital adequacy requirements to which they are subject. See note 20 of Notes to Consolidated Financial Statements for further details of regulatory capital.
      As of December 31, 1999, the most recent notification from the FDIC categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.
      On August 11, 1998, the Company announced a Stock Repurchase Program ("Program"), whereby the Company's Board of Directors authorized the repurchase of up to 5% of its outstanding common shares from time to time. Any shares repurchased may be held in treasury, retired or used for general cor-porate purposes. As of December 31, 1999, 199,061 shares, had been repurchased under the Program, with an additional 95,850 shares still available to be repurchased.

Liquidity

      The principal source of funds for the payment of dividends and expenses by the Company, is dividends paid to it by the subsidiary bank. Bank regulatory authorities generally restrict the amounts available for payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly affect the Company's ability to pay dividends. Dividends paid to the Company by the subsidiary bank in 1999, 1998 and 1997 were $5.3 million, $2.3 million and $3.0 million, respectively. The primary source of liquidity in the Company is its interest bearing deposit with its subsidiary bank of $2.1 million at December 31, 1999. Management believes that these funds are adequate to provide for the Company's needs.
      The subsidiary bank monitors its level of short-term assets and liabilities, maintaining an appropriate balance between liquidity, risk and return. The major sources of liquidity are deposits, securities available for sale, maturities of securities held to maturity, interest bearing deposits in other banks, amortization, prepayments and maturities of outstanding loans and other borrowings from the FHLBB. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by interest rate trends, economic conditions and competition.
      The Company's and subsidiary bank's liquidity, represented by cash and due from banks, is a product of its operating activities, investing activities and financing activities. These activities are summarized as follows:

                                                              Year Ended December 31,
                                                         --------------------------------
                                                           1999        1998        1997
                                                         --------------------------------
                                                                  (In Thousands)

Cash and due from banks at beginning of year             $ 23,506    $ 28,677    $ 30,559

Operating activities:
  Net earnings                                             10,125       9,557       2,307
  Adjustments to reconcile net earnings to net
   cash provided by operating activities                     (727)     (1,411)      4,496
                                                         --------------------------------
Net cash provided by operating activities                   9,398       8,146       6,803
Net cash provided by (used in) investing activities         1,045     (73,132)    (15,609)
Net cash provided by (used in) financing activities       (15,374)     59,815       6,924
                                                         --------------------------------
Cash and due from banks at end of year                   $ 18,575    $ 23,506    $ 28,677
                                                         ================================

      Operating activities provided positive cash flows in 1999, 1998 and 1997 and were primarily comprised of net earnings and net noncash items included in earnings which negatively affected cash flows in 1999 and 1998 and positively affected cash flows in 1997.
      Investing activities provided cash in 1999 and used cash in 1998 and 1997. The primary investing activities of the Company and the subsidiary bank, are originating loans and purchasing securities available for sale and securities held to maturity. In 1999, 1998 and 1997, loan originations net of repayments were $14.2 million, $48.9 million and $68.6 million, respectively. Purchases of securities available for sale and securities held to maturity were $101.0 million, $124.6 million and $154.3 million, respectively, in 1999, 1998 and 1997. A substantial portion of the net loan originations and purchases of securities available for sale and securities held to maturity in 1999, 1998 and 1997, were funded by maturities and calls of securities held to maturity and maturities, calls and sales of securities available for sale in each of those years, increases in securities sold under agreements to repurchase in each of those years, increases in other borrowings in 1999 and 1998 and increases in deposits in 1997.
      Financing activities used cash in 1999 and provided cash in 1998 and 1997. The primary financing activities of the Company and the subsidiary bank are deposits, short-term borrowings in the form of securities sold under agreements to repurchase and other borrowings. In 1999, deposits decreased $22.5 million, while in 1998 and 1997, deposits increased by $1.5 million and $39.3 million, respectively. Securities sold under agreements to repurchase increased $4.1 million, $4.9 million and $1.1 million, respectively in 1999, 1998 and 1997. In 1999 and 1998, proceeds from other borrowings exceeded repayments, which increased other borrowings by $10.0 million and $54.7 million, respectively, while other borrowings decreased by $33.3 million in 1997, as repayments exceeded proceeds of other borrowings. Net cash used in financing activities during 1999 was funded by cash provided from operating and investing activities and a decrease in cash and due from banks. Net cash provided by financing activities in 1998 and 1997 was used to fund investing activities.
      Liquidity management is both a daily and long-term function of management. Excess liquidity is generally invested in short-term investments such as interest bearing deposits in the

FHLBB and 2 to 5 year fixed income US Treasury and US Government agency securities and corporate securities. In addition to assets in cash on hand and due from banks of $18.6 million at December 31, 1999, the Company through its subsidiary bank has interest bearing deposits in other banks, primarily with FHLBB of $4.4 million and securities available for sale of $215.6 million. In addition to these liquidity sources the Company has significant cash flow from the repayments of loans through its subsidiary bank. If the subsidiary bank requires funds beyond its ability to generate them internally, borrowing arrangements with the FHLBB can provide additional funds. At December 31, 1999, the subsidiary bank had $90.6 million of outstanding borrowings with the FHLBB, with an additional borrowing capacity of approximately $245.1 million.
      The Company anticipates that the subsidiary bank will have sufficient funds available to meet its current loan commitments. At December 31, 1999, the subsidiary bank had outstanding loan commitments of $51.3 million. For additional information as to loan commitments, see note 15 of Notes to Consolidated Financial Statements. Time deposits which are scheduled to mature in one year or less at December 31, 1999, totaled $221.9 million. Management believes that a significant portion of such deposits will remain with the subsidiary bank.
      For a discussion of the limitations that federal law places on extensions of credit from banks to their parent holding company, see note 21 of Notes to Consolidated Financial Statements.

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

Recent Accounting Developments

      In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was effective for fiscal years beginning after June 15, 1999. SFAS No. 133 must be adopted prospectively and retroactive application is not permitted. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133", which delayed the effective date. SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000. The Company expects to adopt SFAS No. 133 on January 1, 2001 and does not believe the effect of adopting SFAS No. 133 will have any material effect on its consolidated financial position or results of operations.

Year 2000

      The Company had developed and implemented a plan to deal with the issues associated with programming code within computer systems and related embedded technology with respect to the rollover of the two digit year value to 00 ("Year 2000"). The issue was whether computer systems would properly recognize date sensitive information when the year changed to 2000.
      The Company has not experienced any significant issues associated with the Year 2000 problem as a result of the date change to January 1, 2000 or any date subsequent thereto. The incremental costs related to the Year 2000 compliance were approximately $90,000 in 1999 and $101,000 in 1998, respectively. Any additional incremental costs associated with Year 2000 issues are not expected to be material. Management will continue to monitor operations through the year 2000 and although no assurances can be given, it is not expected that any future adverse developments will arise with respect to Year 2000.

                                            [FORM OF GRANT THORNTON LETTERHEAD]

             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Granite State Bankshares, Inc.

      We have audited the accompanying consolidated statements of financial condition of Granite State Bankshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the management of Granite State Bankshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Granite State Bankshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



                                       /s/ Grant Thornton LLP

Boston, Massachusetts
January 11, 2000

Consolidated Statements of Financial Condition


                                                                                                    December 31,
                                                                                                ---------------------
                                                                                                  1999         1998
                                                                                                  ----         ----
                                                                                                   (In Thousands)

                                           ASSETS
Cash and due from banks                                                                         $ 18,575     $ 23,506
Interest bearing deposits in other banks, at cost, which approximates market value                 4,402       19,532
Securities available for sale (amortized cost $222,673,000 in 1999 and $217,186,000 in 1998)     215,572      219,765
Securities held to maturity (market value $17,232,000 in 1999 and $22,548,000 in 1998)            18,017       22,277
Stock in Federal Home Loan Bank of Boston                                                          7,201        7,201
Loans held for sale                                                                                  479        1,828

Loans                                                                                            568,694      555,699
  Less:  Unearned income                                                                          (1,248)      (1,506)
         Allowance for possible loan losses                                                       (7,032)      (7,122)
                                                                                                ---------------------
Net loans                                                                                        560,414      547,071

Premises and equipment                                                                            16,967       17,700
Other real estate owned                                                                            1,288        1,601
Other assets                                                                                      24,762       17,666
                                                                                                ---------------------
      Total assets                                                                              $867,677     $878,147
                                                                                               ======================

                            LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Interest bearing deposits                                                                       $555,222     $576,778
Noninterest bearing deposits                                                                      72,796       73,709
                                                                                                ---------------------
      Total deposits                                                                             628,018      650,487

Securities sold under agreements to repurchase                                                    75,042       70,905
Other borrowings                                                                                  90,563       80,608
Other liabilities                                                                                  3,685        3,547
                                                                                                ---------------------
      Total liabilities                                                                          797,308      805,547

STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value; authorized 7,500,000 shares; none issued
Common stock, $1.00 par value; authorized 12,500,000 shares; 6,789,582
 shares issued at December 31, 1999 and 1998, respectively                                         6,790        6,790
Additional paid-in capital                                                                        37,919       38,018
                                                                                                ---------------------
                                                                                                  44,709       44,808
Retained earnings                                                                                 39,870       32,998
Accumulated other comprehensive income (loss)                                                     (4,312)       1,583
                                                                                                ---------------------
                                                                                                  80,267       79,389

  Less:  Treasury stock, at cost, 1,039,089 and 889,759 shares at December 31, 1999 and
          1998, respectively                                                                      (9,418)      (6,065)
         Unallocated common stock acquired by the ESOP                                               (36)         (71)
         Unearned restricted stock                                                                  (444)        (653)
                                                                                                ---------------------
         Total stockholders' equity                                                               70,369       72,600
                                                                                                ---------------------
         Total liabilities and stockholders' equity                                             $867,677     $878,147
                                                                                                =====================


      The accompanying notes are an integral part of these statements.

Consolidated Statements of Earnings


                                                                                           Year Ended December 31,
                                                                                   ---------------------------------------
                                                                                     1999          1998          1997
                                                                                     ----          ----          ----
                                                                                   ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                                                             $  45,287     $  45,832     $  42,307
  Debt securities available for sale                                                   11,182         9,110         9,771
  Marketable equity securities available for sale                                         738           725           586
  Securities held to maturity                                                           1,248         1,469         5,110
  Interest bearing deposits in other banks                                                876         1,029           781
  Dividends on Federal Home Loan Bank of Boston stock                                     471           461           456
                                                                                    -------------------------------------
      Total interest and dividend income                                               59,802        58,626        59,011
                                                                                    -------------------------------------

Interest expense
  Deposits                                                                             20,871        22,554        23,322
  Securities sold under agreements to repurchase                                        2,654         2,945         2,847
  Other borrowings                                                                      4,371         2,154         2,731
                                                                                    -------------------------------------
      Total interest expense                                                           27,896        27,653        28,900
                                                                                    -------------------------------------
      Net interest and dividend income                                                 31,906        30,973        30,111
Provision for possible loan losses                                                         50         1,125         2,425
                                                                                    -------------------------------------
      Net interest and dividend income after provision for possible loan losses        31,856        29,848        27,686

Noninterest income
  Customer account fees and service charges                                             2,552         2,283         2,969
  Mortgage service fees                                                                   485           566           634
  Net gains on sales of securities available for sale                                     708         4,185         2,187
  Net gains on sales of loans                                                             567           725           415
  Other                                                                                 1,151         1,291           894
                                                                                    -------------------------------------
      Total noninterest income                                                          5,463         9,050         7,099

Noninterest expense
  Salaries and benefits                                                                11,844        12,444        13,822
  Occupancy and equipment                                                               4,122         4,958         4,197
  Other real estate owned                                                                 359           357            63
  Merger-related charges                                                                                 34         5,917
  Other                                                                                 5,591         6,412         7,775
                                                                                    -------------------------------------
      Total noninterest expense                                                        21,916        24,205        31,774
                                                                                    -------------------------------------
      Earnings before income taxes                                                     15,403        14,693         3,011
Income taxes                                                                            5,278         5,136           704
                                                                                    -------------------------------------
      NET EARNINGS                                                                  $  10,125     $   9,557     $   2,307
                                                                                    =====================================

Net earnings per share-basic                                                        $    1.75     $    1.64     $     .42
                                                                                    =====================================

Net earnings per share-diluted                                                      $    1.71     $    1.60     $     .40
                                                                                    =====================================

Shares used in computing net earnings per share-basic                               5,778,272     5,818,856     5,444,350
Shares used in computing net earnings per share-diluted                             5,927,668     5,990,745     5,751,262


      The accompanying notes are an integral part of these statements.

Consolidated Statements of Comprehensive Income


                                                                               Year Ended December 31,
                                                                            -----------------------------
                                                                              1999       1998       1997
                                                                              ----       ----       ----
                                                                                   (In Thousands)

Net earnings                                                                $10,125    $ 9,557    $ 2,307
  Other comprehensive income (loss):
    Unrealized holding gains (losses) on securities available for sale
     arising during the period                                               (8,972)    (2,543)     9,086
    Related income tax effects                                                3,507        982     (3,620)
                                                                            -----------------------------
      Net unrealized holding gains (losses) on securities available for
       sale, net of related income tax effects                               (5,465)    (1,561)     5,466
                                                                            -----------------------------

  Less: reclassification adjustment for net gains on sales of securities available for sale realized in net earnings:
    Realized net gains                                                         (708)    (4,185)    (2,187)
    Related income tax effects                                                  278      1,616        845
                                                                            -----------------------------
      Net reclassification adjustment                                          (430)    (2,569)    (1,342)
                                                                            -----------------------------

      Total other comprehensive income (loss)                                (5,895)    (4,130)     4,124
                                                                            -----------------------------

Comprehensive income                                                        $ 4,230    $ 5,427    $ 6,431
                                                                            =============================



      The accompanying notes are an integral part of these statements.

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 1999, 1998 and 1997


                                                                                Accumulated    Unallocated
                                            Additional                             Other          Common        Unearned
                                   Common    Paid-in     Retained   Treasury   Comprehensive  Stock Acquired   Restricted
                                   Stock     Capital     Earnings    Stock      Income(Loss)   by the ESOP       Stock      Total
                                   ------   ----------   --------   --------   -------------  --------------   ----------   -----
                                                                           (In Thousands)

Balance as of December 31, 1996    $6,264    $32,015     $25,704    $(6,000)      $ 1,589         $(143)                   $59,429
Net earnings                                               2,307                                                             2,307
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                         36                         36
Employee Stock Ownership Plan
 distribution                                     94                                                                            94
Cash dividends declared on
 common stock, $.29 per share                             (1,622)                                                           (1,622)
Change in accumulated other
 comprehensive income (loss),
 net of income taxes                                                                4,124                                    4,124
Issuance of common stock upon
 exercise of stock options,
 including related tax effects        230      2,621                                                                         2,851
Purchase of common stock for
 treasury                                                              (305)                                                  (305)
                                   -----------------------------------------------------------------------------------------------
Balance as of December 31, 1997     6,494     34,730      26,389     (6,305)        5,713          (107)                    66,914

Net earnings                                               9,557                                                             9,557
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                         36                         36
Employee Stock Ownership Plan
 distribution                                     97                                                                            97
Cash dividends declared on
 common stock, $.50 per share                             (2,948)                                                           (2,948)
Change in accumulated other
 comprehensive income (loss),
 net of income taxes                                                               (4,130)                                  (4,130)
Issuance of common stock upon
 exercise of stock options,
 including related tax effects        296      2,898                                                                         3,194
Restricted stock awards                          313                    421                                     $(1,015)      (281)
Restricted stock award
 amortization                                                                                                       362        362
Reissuance of common stock from
 treasury upon exercise of stock
 options                                         (20)                   108                                                     88
Purchase of common stock for
 treasury                                                              (289)                                                  (289)
                                   -----------------------------------------------------------------------------------------------
Balance as of December 31, 1998     6,790     38,018      32,998     (6,065)        1,583           (71)           (653)    72,600

Net earnings                                              10,125                                                            10,125
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                         35                         35
Employee Stock Ownership Plan
 distribution                                     76                                                                            76
Cash dividends declared on
 common stock, $.56 per share                             (3,253)                                                           (3,253)
Change in accumulated other
 comprehensive income (loss),
 net of income taxes                                                               (5,895)                                  (5,895)
Restricted stock awards                           (8)                   104                                         (96)         -
Restricted stock award
 amortization                                                                                                       305        305
Reissuance of common stock from
 treasury upon exercise of stock
 options, including related tax
 effects                                        (167)                   595                                                    428
Purchase of common stock for
 treasury                                                            (4,052)                                                (4,052)
                                   -----------------------------------------------------------------------------------------------
Balance as of December 31, 1999    $6,790    $37,919     $39,870    $(9,418)      $(4,312)        $ (36)        $  (444)   $70,369
                                   ===============================================================================================



      The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows


                                                                                             Year Ended December 31,
                                                                                        --------------------------------
                                                                                          1999        1998        1997
                                                                                          ----        ----        ----
                                                                                                 (In Thousands)

Increase (decrease) in cash and due from banks
Cash flows from operating activities
  Net earnings                                                                          $ 10,125    $  9,557    $  2,307
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Provision for possible loan losses                                                        50       1,125       2,425
    Provision for depreciation and amortization                                            2,363       2,468       2,329
    Net amortization of security discounts and premiums                                      193          30          24
    Provision for loss on other real estate owned                                            146          53          25
    Earned compensation-performance-based stock options                                                            1,078
    Deferred income taxes (benefits)                                                         412         (43)     (1,243)
    Realized gains on sales of securities available for sale, net                           (708)     (4,185)     (2,187)
    Writedown of premises and equipment                                                                  712       1,305
    Loans originated for sale                                                            (26,122)    (40,082)    (26,435)
    Proceeds from sale of loans originated for sale                                       28,038      40,047      26,807
    (Increase) decrease in other assets                                                   (4,739)        316       3,509
    Increase (decrease) in other liabilities                                                 106      (1,285)     (2,270)
    Allocation of common stock by the ESOP                                                   111         133          36
    Decrease in unearned restricted stock                                                    305         362
    Realized gains on sales of loans                                                        (567)       (725)       (415)
    Gains on sales of other assets                                                           (11)       (465)
    Increase (decrease) in unearned income                                                  (258)         74        (428)
    Realized (gains) losses on sales of other real estate owned                              (46)         54         (64)
                                                                                        --------------------------------
      Net cash provided by operating activities                                            9,398       8,146       6,803
                                                                                        --------------------------------

Cash flows from investing activities
  Proceeds from sales of securities available for sale                                    57,067       5,462     116,531
  Proceeds from maturities and calls of securities available for sale                     35,000      50,750      52,500
  Principal payments received on securities available for sale                             3,916       9,596      13,294
  Purchase of securities available for sale                                             (100,995)   (109,586)   (147,266)
  Purchase of securities held to maturity                                                            (15,012)     (7,000)
  Proceeds from maturities and calls of securities held to maturity                        4,300      26,765      33,150
  Principal payments received on securities held to maturity                                                       2,129
  Purchase of Federal Home Loan Bank of Boston stock                                                                (836)
  Loan originations, net of repayments                                                   (14,246)    (48,912)    (68,627)
  Purchase of premises and equipment                                                      (1,465)     (1,533)     (2,489)
  Proceeds from sales of other assets                                                        760         465
  Net (increase) decrease in interest-bearing deposits in other banks                     15,130       7,920      (9,459)
  Proceeds from sales of other real estate owned                                           1,324         921       2,376
  Other                                                                                      254          32          88
                                                                                        --------------------------------
      Net cash provided by (used in) investing activities                                  1,045     (73,132)    (15,609)
                                                                                        --------------------------------

Cash flows from financing activities
  Net increase (decrease) in demand, NOW, money market deposit and savings
   accounts                                                                              (11,671)     24,779      19,865
  Net increase (decrease) in time certificates                                           (10,798)    (23,275)     19,451
  Net increase in securities sold under agreements to repurchase                           4,137       4,880       1,064
  Increase (decrease) in other borrowings                                                  9,955      54,731     (33,313)
  Repayment on liability relating to ESOP                                                    (35)        (36)        (36)
  Dividends paid on common stock                                                          (3,185)     (2,824)     (1,285)
  Proceeds from issuance of common stock                                                               2,042       1,483
  Reissuance of common stock from treasury                                                   275          88
  Purchase of common stock for treasury                                                   (4,052)       (289)       (305)
  Purchase of common stock relating to restricted stock awards                                          (281)
                                                                                        --------------------------------
      Net cash provided by (used in) financing activities                                (15,374)     59,815       6,924
                                                                                        --------------------------------
      Net decrease in cash and due from banks                                             (4,931)     (5,171)     (1,882)
Cash and due from banks at beginning of year                                              23,506      28,677      30,559
                                                                                        --------------------------------
Cash and due from banks at end of year                                                  $ 18,575    $ 23,506    $ 28,677
                                                                                        ================================


      The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements

NOTE 1-Summary of Significant Accounting Policies

      The accounting and reporting policies of Granite State Bankshares, Inc. (the "Company") and its wholly-owned subsidiary, Granite Bank (the "subsidiary bank") conform to generally accepted accounting principles and to general practices within the banking industry.
      The subsidiary bank is a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and originating loans secured by residential and commercial real estate and other loans. The subsidiary bank has a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire. The subsidiary bank also originates residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has eighteen full service offices and an additional twenty-three remote automatic teller locations. During 1999, the subsidiary bank began offering its products and services online through its internet banking branch, GRANITe-bank.
      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the balance sheets, and revenues and expenses for the periods. Actual results could differ from those estimates.
      Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for possible loan losses. In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties which collateralize loans.
      A substantial portion of the Company's loans are secured by real estate in New Hampshire. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changing conditions in New Hampshire.
      The following is a description of the significant accounting policies.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and the subsidiary bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

      Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the 1999 presentation.

Securities

      Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss) as a separate component of stockholders' equity, net of estimated income taxes. During 1999, 1998 and 1997, the Company had no securities classified as trading securities.
      Premiums and discounts on securities are amortized or accreted into earnings on the straight-line method over the life of the investments. Income recognized by use of this method does not differ materially from that which would be recognized by use of the level-yield method. If a decline in fair value below the amortized cost basis of a security is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against net gains or losses on securities. Gains and losses on the sale of securities available for sale are recognized at the time of sale on a specific identification basis.

Loans

      Real estate mortgage loans and other loans are stated at the amount of unpaid principal, less unearned income and the allowance for possible loan losses.
      Interest on loans is included in income as earned based on rates applied to principal amounts outstanding. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due by ninety days, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current period interest income. Interest subsequently received on nonaccrual loans is either applied against principal or recorded as income according to management's judgment as to the collectibility of principal.
      The Company measures loan impairment on commercial, financial and agricultural loans, commercial real estate loans and construction and land development real estate loans in excess of $75,000 based on the present value of expected future cash flows discounted at the loan's effective interest rate, or on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. When the Company determines that foreclosure is probable, it measures impairment based on the fair value of the collateral. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Commercial, financial and agricultural loans, commercial real estate loans and construction and land development real estate loans of $75,000 or less are collectively evaluated for impairment. Additionally, large groups of smaller balance homogeneous loans, such as residential real estate and consumer loans are collectively evaluated for impairment.
      Loan origination and commitment fees, certain direct loan origination costs and discounts on acquired loans are being deferred and amortized as an adjustment of the related loan yield over the contractual life of the loans.

Allowance for Possible Loan Losses

      The adequacy of the allowance for possible loan losses is evaluated on a regular basis by management. The methodology for determining the amount of the allowance for possible loan losses consists of several elements. Nonper-forming, impaired and delinquent loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of possible losses associated with those loans. Another element involves estimating losses inherent in categories of loans, based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in the Company's primary market areas. The last element is based on management's evaluation of various conditions, and involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions and/or concentrations; seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas; credit quality trends, including trends in nonperforming loans expected to result from existing conditions; historical loan charge-off experience; and the results of bank regulatory examinations.
      The provision for possible loan losses charged to operations is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb possible losses. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely, and recoveries are credited to the allowance when received.
      Management believes that the allowance for possible loan losses is adequate. While management evaluates the allowance for possible loan losses based upon available information, future additions to the allowance may be necessary. Additionally, regulatory agencies review the Company's allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.

Mortgage Loans Held For Sale

      Mortgage loans held for sale into the secondary market and commitments to fund such loans are carried at the lower of cost or estimated market value as determined by outstanding investor and origination commitments or, in the absence of such commitments, current investor yield requirements. Valuation adjustments are charged against gain/loss on sales of mortgage loans. Gains or losses on sales of mortgage loans are recognized at the time of the sale.
      The Company recognizes as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights either through the purchase or origination of mortgage loans and sells those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.
      Mortgage servicing rights are amortized on a basis which results in approximately level rates of return in proportion to, and over the period of, estimated net servicing income.
      On a quarterly basis, the Company assesses the carrying values of mortgage servicing rights for impairment based on the fair value of such rights. A valuation model that calculates the present value of future cash flows is used to estimate such fair value. This valuation model incorporates assumptions that market participants would use in estimating future net servicing income including estimates of the cost of servicing loans, discount rate, float value, ancillary income, prepayment speeds and default rates. Any impairment is recognized as a charge to earnings through a valuation allowance.

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

Other Assets

      The Company has investments in two tax advantaged limited partnerships. These investments are included in other assets and amortized over the same period the tax benefits are expected to be received.
      Goodwill arising from acquisitions is included in other assets, net of accumulated amortization, and is amortized on the straight-line basis over 15 years.
      Mortgage servicing rights are included in other assets, net of accumulated amortization, and are amortized on a basis which results in approximately level rates of return in proportion to, and over the period of, estimated net servicing income.

Fair Value of Financial Instruments

      In accordance with Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose estimated fair values of financial instruments. Fair value estimates, methods, and assumptions are set forth below in note 23 of Notes to Consolidated Financial Statements.

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

Stock-Based Compensation

      SFAS No. 123, "Accounting for Stock-Based Compensation", establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25 ("Opinion 25"). However, SFAS No. 123 did not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the intrinsic value based method under Opinion 25 or (2) to adopt the SFAS No. 123 fair value based method. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. For entities not adopting the SFAS No. 123 fair value based method, SFAS No. 123 requires the entity to display in the footnotes to the financial statements pro forma net earnings and earnings per share information as if the fair value based method had been adopted. The Company continues to account for stock-based compensation under the intrinsic value based method under Opinion 25, as allowed by SFAS No. 123, and includes presentation of the required pro forma disclosures in the notes to the consolidated financial statements.

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

Derivative Financial Instruments

      The Company utilizes interest rate cap agreements to manage exposure to interest rate risk. The Company does not purchase derivative financial instruments for trading purposes. Under these agreements, the Company receives an interest payment if the three-month London Interbank Offered Rate ("LIBOR") increases above a predetermined rate. This payment would be based upon the rate difference between current LIBOR and the predetermined rate accrued on the notional value of the instrument. The amounts received on the interest rate cap agreements are accounted for as an adjustment to the yield or cost of the hedged financial instruments. The transaction fee paid on the interest rate cap is amortized over the life of the contract.

Comprehensive Income

      The Company adopted SFAS No. 130, "Reporting Comprehensive Income", effective January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net earnings and all other non-owner changes in equity. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company's accumulated other comprehensive income (loss) included in stockholders' equity is comprised exclusively of net unrealized gains (losses)on securities available for sale, net of related tax effects.
      The Company discloses comprehensive income in a separate statement of comprehensive income.

Disclosure about Segments

      The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", effective January 1, 1998. SFAS No. 131 establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called the "management approach". The management approach is based on the way the chief operating decision-makers organize segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment.

Recent Accounting Developments

      In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was effective for fiscal years beginning after June 15, 1999. SFAS No. 133 must be adopted prospectively and retroactive application is not permitted. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000. The Company expects to adopt SFAS No. 133 on January 1, 2001 and does not believe the effect of adopting SFAS No. 133 will have any material effect on its consolidated financial position or results of operations.

NOTE 2-Mergers and Acquisitions

      Effective after the close of business October 31, 1997, the Company completed its merger with Primary Bank, which was accounted for under the pooling-of-interests method. Accordingly, the consolidated financial statements of the Company have been restated to reflect the acquisition at the beginning of each period presented. In connection with the merger, each share of Primary Bank's common stock was converted into 1.1483 shares of the Company's common stock, resulting in the issuance of 2,520,157 shares of the Company's common stock to Primary Bank stockholders. Expenses directly attributable to the merger during the years ending December 31, 1998 and 1997 amounted to $34,000 and $5,917,000, respectively. The 1997 expenses were recorded at the date of combination and consisted of personnel costs of $1,462,000 related to the costs of employee severance, data processing costs of $1,282,000 related to the termination of data processing contracts with outside service bureaus, facilities and equipment costs of $1,305,000 related to writedowns of property owned and the disposition of unusable equipment and other costs of $1,868,000 which included investment banking, legal and accounting fees, due diligence costs, proxy registration/filing fees and mailing costs. The 1998 expenses were insignificant.

NOTE 3-Earnings Per Share

      Information regarding the computations of earnings per share is as follows:


                                        Year Ended December 31,
                                ---------------------------------------
                                   1999          1998          1997
                                   ----          ----          ----
                                ($ in Thousands, except per share data)

Net earnings                     $  10,125     $   9,557     $   2,307
                                 =====================================
Weighted average common
 shares outstanding-basic        5,778,272     5,818,856     5,444,350
Dilutive effect of stock
 options and restricted stock
 awards computed using the
 treasury stock method             149,396       171,889       306,912
                                 -------------------------------------
Weighted average common
 shares outstanding-diluted      5,927,668     5,990,745     5,751,262
                                 =====================================
Net earnings per share-
 basic                               $1.75         $1.64          $.42
                                 =====================================
Net earnings per share-
 diluted                             $1.71         $1.60          $.40
                                 =====================================


      Weighted average options to purchase 75,000 and 37,808 shares of common stock were outstanding at December 31, 1999 and 1998, respectively, but were not included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share, because the effect would have been antidilutive. All options to purchase shares of common stock outstanding at December 31, 1997 were included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share.

NOTE 4-Supplemental Cash Flow Disclosures

Supplemental Disclosures of Cash Flow Information


                            Year Ended
                           December 31,
                  -----------------------------
                   1999       1998       1997
                   ----       ----       ----
                         (In Thousands)

Cash paid for
  Interest        $27,837    $27,400    $29,010
  Income taxes      3,725      3,924      2,500


Supplemental Schedule of Noncash Investing and
 Financing  Activities

      The subsidiary bank acquired other real estate owned through foreclosure in settlement of loans or accepted deeds in lieu of foreclosures on real estate loans in the amount of $1,111,000, $724,000 and $732,000 during the years ended December 31, 1999, 1998 and 1997, respectively.
      Dividends declared and unpaid on common stock at December 31, 1999, 1998 and 1997 were $806,000, $737,000 and $613,000, respectively.

NOTE 5-Cash and Due From Banks

      The Federal Reserve Bank requires the subsidiary bank to maintain average reserve balances. Reserves (in the form of deposits with the Federal Reserve Bank) of $1,000,000 were maintained to satisfy Federal regulatory requirements at December 31, 1999 and 1998. These reserves are included in cash and due from banks in the consolidated statements of financial condition.

NOTE 6-Securities

      The amortized cost and estimated market values of securities at December 31, were as follows:


                                                                                      Estimated
                                             Amortized    Unrealized    Unrealized     Market
                                               Cost         Gains         Losses        Value
                                             ---------    ----------    ----------    ---------
                                                               (In Thousands)

Securities held to maturity
 At December 31, 1999
  US Government agency obligations           $ 13,007                     $  482      $ 12,525
  Other corporate obligations                   5,010                        303         4,707
                                             -------------------------------------------------
      Total securities held to maturity      $ 18,017       $    0        $  785      $ 17,232
                                              ================================================

Securities available for sale
 At December 31, 1999
  US Treasury obligations                    $ 19,988       $   43                    $ 20,031
  US Government agency obligations            105,454                     $3,428       102,026
  Other corporate obligations                  71,824           27         2,427        69,424
  Mortgage-backed securities:
    FNMA                                        4,772           20            44         4,748
    FHLMC                                       1,526            1            22         1,505
    GNMA                                          870           40                         910
    SBA                                           397            2             1           398
                                             -------------------------------------------------
      Total mortgage-backed securities          7,565           63            67         7,561
  Mutual Funds                                  7,149           47           172         7,024
  Marketable equity securities                 10,693          909         2,096         9,506
                                             -------------------------------------------------
      Total securities available for sale    $222,673       $1,089        $8,190      $215,572
                                              ================================================

Securities held to maturity
 At December 31, 1998
  US Government agency obligations           $ 17,265       $  230                    $ 17,495
  Other corporate obligations                   5,012           41                       5,053
                                             -------------------------------------------------
      Total securities held to maturity      $ 22,277       $  271        $    0      $ 22,548
                                              ================================================

Securities available for sale
 At December 31, 1998
  US Treasury obligations                    $ 82,521       $1,195                    $ 83,716
  US Government agency obligations             55,961          112        $   75        55,998
  Other corporate obligations                  46,593          150           286        46,457
  Mortgage-backed securities:
    FNMA                                        7,045           35            49         7,031
    FHLMC                                       2,876            2            25         2,853
    GNMA                                        1,190           59             3         1,246
    SBA                                           552           16                         568
                                             -------------------------------------------------
      Total mortgage-backed securities         11,663          112            77        11,698
  Mutual Funds                                  6,326          105            29         6,402
  Marketable equity securities                 14,122        2,785         1,413        15,494
                                             -------------------------------------------------
      Total securities available for sale    $217,186       $4,459        $1,880      $219,765
                                             =================================================


      In the fourth quarter of 1997, the acquisition of Primary Bank (see
Note 2-"Mergers and Acquisitions") necessitated a transfer of securities held to maturity with an amortized cost of $22,226,000 and a net unrealized loss of $156,000 to securities available for sale in order to maintain the Company's existing interest rate risk profile.

      As a member of the Federal Home Loan Bank of Boston ("FHLBB"), the subsidiary bank is required to invest in $100 par value stock of the FHLBB in the amount of 1% of its outstanding loans secured by residential housing, or 1% of 30% of total assets, or 5% of its outstanding advances from the FHLBB, whichever is higher. When such stock is redeemed, the subsidiary bank would receive from the FHLBB an amount equal to the par value of the stock. As of December 31, 1999 and 1998, the subsidiary bank had investments in FHLBB stock of $7,201,000. Such investments are reflected separately in the Consolidated Statements of Financial Condition.
      Gross realized gains and gross realized losses on sales of securities available for sale for the years ended December 31 were as follows:

                                                 1999                      1998                      1997
                                         ---------------------     ---------------------     ---------------------
                                         Realized     Realized     Realized     Realized     Realized     Realized
                                           Gain         Loss         Gain         Loss         Gain         Loss
                                         --------     --------     --------     --------     --------     --------
                                                                      (In Thousands)

      Securities
        Debt securities                   $  317        $ 39        $   23                    $  166       $1,018
        Marketable equity securities       1,157         727         4,162                     3,039
                                          -----------------------------------------------------------------------
                                          $1,474        $766        $4,185        $  0        $3,205       $1,018
                                          =======================================================================

      At December 31, 1999, U. S. Treasury and U. S. Government Agency Obligations with carrying values of $86,192,000 and estimated market values of $85,710,000 were pledged as collateral for securities sold under agreements to repurchase and for government deposit accounts.
      The following table sets forth the maturity distribution of debt securities held to maturity and available for sale at amortized cost and estimated market value at December 31, 1999. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations without penalties.

                                                               Over 1 Year     Over 5 Years
                                                   Within        Through         Through          Over
                                                   1 Year        5 Years         10 Years       10 Years      Totals
                                                   ------      -----------     ------------     --------      ------
                                                                             (In Thousands)

Amortized Cost
At December 31, 1999
  Securities held to maturity
    US Government agency obligations                                             $13,007                     $ 13,007
    Other corporate obligations                                                    5,010                        5,010
                                                   ------------------------------------------------------------------
      Total debt securities held to maturity       $     0      $      0         $18,017        $     0      $ 18,017
                                                   ==================================================================
  Securities available for sale
    US Treasury obligations                        $12,501      $  7,487                                     $ 19,988
    US Government agency obligations                              97,481         $ 7,973                      105,454
    Other corporate obligations                                   54,545           4,399        $12,880        71,824
    Mortgage-backed securities                          17           994                          6,554         7,565
                                                   ------------------------------------------------------------------
      Total debt securities available for sale     $12,518      $160,507         $12,372        $19,434      $204,831
                                                   ==================================================================

Estimated Market Value
At December 31, 1999
  Securities held to maturity
    US Government agency obligations                                             $12,525                     $ 12,525
    Other corporate obligations                                                    4,707                        4,707
                                                   ------------------------------------------------------------------
      Total debt securities held to maturity       $     0      $      0         $17,232        $     0      $ 17,232
                                                   ==================================================================
  Securities available for sale
    US Treasury obligations                        $12,531      $  7,500                                     $ 20,031
    US Government agency obligations                              94,485         $ 7,541                      102,026
    Other corporate obligations                                   53,091           4,215        $12,118        69,424
    Mortgage-backed securities                          17           976                          6,568         7,561
                                                   ------------------------------------------------------------------
      Total debt securities available for sale     $12,548      $156,052         $11,756        $18,686      $199,042
                                                   ==================================================================

NOTE 7-Loans

      Loans consist of the following at:

                                      December 31,
                                  ---------------------
                                    1999         1998
                                    ----         ----
                                     (In Thousands)

Commercial, financial and
 agricultural                     $ 41,837     $ 48,418
Real estate-residential            356,368      328,243
Real estate-commercial             136,566      146,093
Real estate-construction and
 land development                    3,886        2,281
Installment                          5,952        7,809
Other                               24,085       22,855
                                  ---------------------
      Total loans                  568,694      555,699
Less:
  Unearned income                   (1,248)      (1,506)
  Allowance for possible loan
   losses                           (7,032)      (7,122)
                                  ---------------------
      Net loans                   $560,414     $547,071
                                  =====================

      Included in real estate-residential loans in the table above are multi-family real estate loans of $39,477,000 and $36,184,000, respectively at December 31, 1999 and 1998.
      At December 31, 1999 and 1998, loans which were on nonaccrual status were $1,516,000 and $3,013,000, respectively. Interest income which would have been accrued on nonaccrual loans, had they performed in accordance with the terms of their contracts, for the years ended December 31, 1999, 1998 and 1997, was $157,000, $441,000 and $767,000, respectively. Interest income recognized on nonaccrual loans in 1999, 1998 and 1997 amounted to $49,000, $145,000 and $413,000, respectively.
      The Company has identified loans as impaired in accordance with SFAS No. 114, when it is probable that interest and principal will not be collected according to the terms of the loan agreements. The balance of impaired loans was $489,000 and $1,556,000, respectively, at December 31, 1999 and 1998. The average recorded investment in impaired loans was $1,052,000, $3,502,000 and $3,001,000, respectively, in 1999, 1998 and 1997.
No income was recognized on impaired loans during 1999, 1998 and 1997. Total cash collected on impaired loans during 1999, 1998 and 1997 was $779,000, $710,000 and $779,000, respectively, all of which was credited to the principal balance outstanding on such loans.
      The allowance for possible loan losses associated with impaired loans was $252,000, $233,000, $1,054,000 and $457,000 at December 31, 1999, 1998,
1997 and 1996, respectively. During 1999, 1998 and 1997, provisions for possible loan losses applicable to impaired loans were $30,000, $201,000 and $983,000, respectively. Impaired loans charged off during 1999, 1998 and 1997 were $11,000, $1,022,000 and $386,000, respectively. At December 31,
1999 and 1998, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114.
      The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.
      The Company's lending activities are conducted principally in New Hampshire and to a lesser extent in selected areas in other New England states. The Company grants single family and multi-family residential real estate loans, commercial real estate loans, commercial, financial and agricultural loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties and commercial real estate properties. Most loans granted by the Company are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas, and real estate values. The ability and willingness of commercial real estate, commercial, financial and agricultural and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic areas, and the general economy.
      At December 31, 1999 and 1998, the subsidiary bank serviced real estate loans sold to others in the amounts of $137,977,000 and $148,024,000, respectively.

NOTE 8-Allowance for Possible Loan Losses

      Changes in the allowance for possible loan losses are as follows:

                                      Year Ended December 31,
                                   ------------------------------
                                    1999       1998        1997
                                    ----       ----        ----
                                           (In Thousands)

Balance at beginning of year       $7,122     $ 7,651     $ 6,253
Provision for possible loan
 losses                                50       1,125       2,425
Loans charged off                    (559)     (2,113)     (1,205)
Recoveries of loans previously
 charged off                          419         459         178
                                   ------------------------------
Balance at end of year             $7,032     $ 7,122     $ 7,651
                                   ==============================

NOTE 9-Loans to Related Parties

      The Company's banking subsidiary has granted loans to its officers and directors, and those of the Company and to their associates. The aggregate amount of these loans was $8,572,000 and $9,622,000 at December 31, 1999 and 1998, respectively. During 1999, $2,613,000 of new loans were made and repayments totaled $3,119,000. Approximately $544,000 of related party loans at December 31, 1998 were loans to officers and directors who were no longer associated with the Company in those capacities at December 31, 1999.

NOTE 10-Premises and Equipment

      The following is a summary of premises and equipment:

                                        December 31,
                                     -------------------
                                      1999        1998
                                      ----        ----
                                       (In Thousands)

Bank buildings                       $15,728     $15,496
Leasehold improvements                 1,689       1,697
Furniture and equipment               11,892      11,077
                                     -------------------
                                      29,309      28,270
  Less: Accumulated depreciation
   and amortization                   15,381      13,528
                                     -------------------
                                      13,928      14,742
Land                                   3,037       2,791
Construction in progress                   2         167
                                     -------------------
                                     $16,967     $17,700
                                     ===================

      Depreciation and amortization expense for the years ended December 31, 1999, 1998 and 1997 was $1,959,000, $1,994,000 and $1,911,000, respectively.
      During the year ended December 31, 1998, the Company recorded a $712,000 writedown on bank buildings based upon an appraisal performed on property used as a branch office, which was closed. The charge to earnings is reflected in occupancy and equipment expense in 1998.

NOTE 11-Other Real Estate Owned

      A summary of other real estate owned follows:

                                          December 31,
                                        -----------------
                                         1999       1998
                                         ----       ----
                                         (In Thousands)

Condominiums and apartment projects     $   55     $  131
Single family housing projects             794        739
Non-retail commercial                      691        756
Residential                                235        451
                                        -----------------
                                         1,775      2,077
  Less:Valuation allowance                 487        476
                                        -----------------
                                        $1,288     $1,601
                                        =================

      An analysis of other real estate owned follows:

                                    Year Ended December 31,
                                 ------------------------------
                                  1999        1998       1997
                                  ----        ----       ----
                                         (In Thousands)

Balance at beginning of year     $ 1,601     $1,905     $ 3,492
Other real estate owned
 acquired                          1,111        724         732
Advances for construction
 and other                                                   18
Sales proceeds                    (1,324)      (921)     (2,376)
Gains (losses) on sales, net          46        (54)         64
Provisions for loss
 subsequent to foreclosure          (146)       (53)        (25)
                                 ------------------------------
Balance at end of year           $ 1,288     $1,601     $ 1,905
                                 ==============================

      An analysis of other real estate owned expense follows:

                                       Year Ended December 31,
                                       -----------------------
                                       1999      1998     1997
                                       ----      ----     ----
                                           (In Thousands)

Foreclosure and holding costs, net     $ 259     $250     $102
Provision for loss subsequent to
 foreclosure                             146       53       25
(Gains) losses on sales, net             (46)      54      (64)
                                       -----------------------
                                       $ 359     $357     $ 63
                                       =======================

      Changes in the valuation allowance for other real estate owned were as follows:

                                       Year Ended December 31,
                                       -----------------------
                                       1999      1998     1997
                                       ----      ----     ----
                                           (In Thousands)

Balance at beginning of year           $ 476     $468     $528
Provision for loss                       146       53       25
Charge offs, net                        (135)     (45)     (85)
                                       -----------------------
Balance at end of year                 $ 487     $476     $468
                                       =======================

NOTE 12-Other Assets

      A summary of other assets follows:

                                                December 31,
                                             -------------------
                                              1999        1998
                                              ----        ----
                                               (In Thousands)

Cash surrender value of life insurance       $10,148     $ 4,744
Accrued interest receivable                    5,767       5,722
Net deferred tax assets                        5,074       1,701
Goodwill, net of accumulated
 amortization of $2,290,000 in 1999
 and $2,044,000 in 1998                        1,392       1,638
Mortgage servicing rights, net of accum-
 ulated amortization of $1,145,000 in
 1999 and $987,000 in 1998                       401         390
Prepaid expenses                                 927         980
Other                                          1,053       2,491
                                             -------------------
                                             $24,762     $17,666
                                             ===================

      Mortgage servicing rights of $169,000, $262,000 and $114,000, were capitalized during 1999, 1998 and 1997. Amortization expense on mortgage servicing rights was $158,000, $203,000 and $118,000 in 1999, 1998 and 1997,
respectively.
      Amortization expense on goodwill was $246,000 during each of the years 1999, 1998 and 1997.

NOTE 13-Interest Bearing Deposits

      Interest bearing deposits consisted of the following:

                                      December 31,
                                  ---------------------
                                    1999         1998
                                    ----         ----
                                     (In Thousands)

NOW accounts                      $195,833     $203,068
Savings accounts                    85,770       87,150
Money market deposit accounts       17,516       19,659
Time certificates                  256,103      266,901
                                  ---------------------
                                  $555,222     $576,778
                                  =====================

      Maturities of time certificates after December 31, 1999 are $221,919,000 in 2000, $20,645,000 in 2001, $9,219,000 in 2002, $2,443,000 in
2003, $1,325,000 in 2004 and $552,000 in years thereafter.
      Time certificates with balances of $100,000 or more at December 31, 1999 and 1998 totaled $34,268,000 and $33,545,000, respectively.

NOTE 14-Borrowings

Securities Sold Under Agreements to Repurchase

      Short-term borrowings in the form of securities sold under agreements to repurchase at December 31, 1999 and 1998, totaled $75,042,000 and $70,905,000, respectively. Such borrowings were collateralized at December 31, 1999 by a portion of the Company's U.S. Treasury and U.S. Government agency securities with a carrying value of $84,184,000 and estimated market value of $83,753,000 (see note 6 of Notes to Consolidated Financial Statements). The collateral is maintained under the control of the Company in a separate custodial account at the FHLBB. The weighted average interest rate on those borrowings was 4.82% and 4.29%, respectively, at December 31, 1999 and 1998.
      The maximum amount of securities sold under agreements to repurchase at any month end during 1999, 1998 and 1997, were $75,042,000, $73,392,000 and $67,693,000, respectively. The average amount of securities sold under agreements to repurchase in 1999, 1998 and 1997 were $65,078,000, $67,562,000 and $59,826,000, respectively. The average cost of securities sold under agreements to repurchase was 4.08%, 4.36% and 4.76% during 1999, 1998 and 1997, respectively.

Other Borrowings

      The Company's subsidiary bank maintains a line of credit with the FHLBB to meet short or long-term financing needs that may arise. Short and long-term borrowings from the FHLBB are secured by a blanket lien on substantially all unencumbered interest-earning assets and FHLBB stock held. The Company's subsidiary bank is able to commingle, encumber or dispose of any collateral held subject to its ability to maintain specific "qualifying" collateral levels in excess of collateral maintenance requirements and meet minimum capital ratios, both of which were met as of December 31, 1999 and 1998.
      Based upon "qualifying" collateral held, the Company's subsidiary bank had a total borrowing capacity with the FHLBB as of December 31, 1999 of approximately $335,679,000, of which approximately $245,116,000 was still available.
      Other borrowings, all of which were with the FHLBB, consisted of the following:

                                  December 31, 1999
                                ---------------------
                                            Range of
                                Amount      Rates (%)
                                ------      ---------
                                  ($ In Thousands)

Due within one year             $    48     5.00-6.17
Due from one to three years         106     5.00-6.17
Due over three years             90,409     4.18-6.17
                                -------
                                $90,563
                                =======
                                  December 31, 1998
                                ---------------------
                                            Range of
                                Amount      Rates (%)
                                ------      ---------
                                  ($ In Thousands)

Due within one year             $    45     5.00-6.17
Due from one to three years          99     5.00-6.17
Due over three years             80,464     4.18-6.17
                                -------
                                $80,608
                                =======

      Principal payments due on other borrowings after December 31, 1999 are $48,000 in 2000, $51,000 in 2001, $55,000 in 2002, $30,058,000 in 2003,
$61,000 in 2004 and $60,290,000 in years thereafter. The FHLBB has the right to call and require the repayment of $30,000,000 of borrowings during 2001, $20,000,000 of which is at an interest rate of 4.49% maturing in 2008 and $10,000,000 of which is at an interest rate of 5.58% maturing in 2009. Additionally, the FHLBB has the right to call and require the repayment of $20,000,000 of borrowings during 2000, which is at an interest rate of 4.18% maturing in 2013.

NOTE 15-Commitments and Contingencies

Financial Instruments With Off-Balance Sheet Risk

      The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amount of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.
      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
      Financial instruments with off-balance sheet credit risk at December 31, 1999 and 1998 were as follows:

                                              Contract or
                                            Notional Amount
                                          -------------------
                                           1999        1998
                                           ----        ----
                                            (In Thousands)

Financial instruments whose contract
 amounts represent credit risk
  Commitments to originate loans          $10,361     $18,886
  Unused lines and standby letters
   of credit                               38,729      38,490
  Unadvanced portions of construction
   loans                                    2,175       1,767

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

Derivative Financial Instruments

      The Company uses interest rate cap agreements in managing the interest rate risk included in the consolidated statement of financial condition.
      With respect to interest rate caps, the Company is not exposed to loss beyond its initial cash outlay to enter into the agreements. The cash paid to enter into these agreements is amortized over the terms of the agreements. The unamortized cost related to these agreements was $266,000 and $325,000 at December 31, 1999 and 1998, respectively. The Company enters into these agreements with AAA-rated counterparties.
      Interest rate cap agreements provide for the receipt of interest to the extent that the three-month LIBOR is greater than the strike rate. No interest was received under these agreements during 1999, 1998 and 1997.
      At December 31, 1999 and 1998 the Company had the following interest rate cap agreements in effect:

         Notional        Strike     Maturity
          Amount          Rate        Date
         --------        ------     --------
      (In Thousands)

         $ 5,000         7.50%        2/7/04
           5,000         7.8125%      6/4/04
          10,000         7.875%     11/15/04

Investment in Limited Partnerships

      At December 31, 1999, the subsidiary bank was committed to invest an additional $1,035,000 in two real estate development limited partnerships related to low income housing. The investments will be $208,000 in 2000, $198,000 in 2001, $187,000 in 2002, $177,000 in 2003, $166,000 in 2004 and
$99,000 thereafter. At December 31, 1999 and 1998, the Company had $334,000 and $400,000, respectively, invested in such partnerships, which are included in other assets in the consolidated statements of financial condition.

Lease Commitments

      As of December 31, 1999, the Company was obligated under noncancelable operating leases for premises. Minimum future rentals under leases are as follows:

                                 Amount
                                 ------
                             (In Thousands)

Year Ending December 31,
  2000                           $  385
  2001                              262
  2002                              220
  2003                              199
  2004                              201
  Thereafter                        866
                                 ------
                                 $2,133
                                 ======

      Rent expense amounted to $537,000, $537,000 and $510,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

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

NOTE 16-Income Taxes

      The Company and its subsidiary file a consolidated Federal income tax return on the accrual basis for taxable years ending December 31.
      Income tax expense (benefit) reflected in the consolidated statements of earnings for years ended December 31, are as follows:

                            1999       1998       1997
                            ----       ----       ----
                                  (In Thousands)

Federal:
  Current                  $4,010     $4,476     $ 1,947
  Deferred                    405        341          34
  Effect of change in
   valuation allowance                            (1,277)
State:
  Current                     856        703
  Deferred                      7       (384)
                           -----------------------------
                           $5,278     $5,136     $   704
                           =============================

      The above amounts include a tax provision on securities transactions of $278,000, $1,616,000 and $845,000, in 1999, 1998 and 1997, respectively.
      The income tax benefit related to the exercise of nonstatutory stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts were $153,000 in 1999, $1,152,000 in 1998 and $290,000 in 1997.
      The difference between the total expected income tax expense computed by applying the Federal income tax rate to earnings before income tax expense and the reported income tax expense for years ended December 31, is as follows:

                                 1999       1998       1997
                                 ----       ----       ----
                                       (In Thousands)

Computed "expected" Federal
 income tax expense at
 statutory rate                 $5,237     $4,996     $ 1,024
Increase (decrease)
 resulting from:
  State income tax, net of
   Federal tax benefit             570        211
  Low income/rehabilitation
   tax credits                    (320)
  Performance based stock
   options                                                367
  Nondeductible merger-
   related charges                                        611
  Change in valuation
   allowance                                           (1,277)
  Other                           (209)       (71)        (21)
                                -----------------------------
                                $5,278     $5,136     $   704
                                =============================

      Significant components of the Company's deferred tax assets and liabilities are as follows:

                                           December 31,
                                         -----------------
                                          1999       1998
                                          ----       ----
                                          (In Thousands)

Deferred tax assets:
  Allowance for possible loan losses     $2,066     $2,428
  Other real estate owned                    75         74
  Federal net operating loss
   carryforwards                            436        580
  Accrued interest                          104        132
  Core deposit intangibles                   79        101
  Deferred compensation                      59         65
  Marketable equity securities               39         49
  Restricted stock awards                   129
  Low income-housing partnerships            83
  Unrealized loss on securities
   available for sale                     2,789
  Other                                     120        153
                                         -----------------
                                          5,979      3,582
  Less: Valuation allowance                   0          0
                                         -----------------
      Total deferred tax assets           5,979      3,582
                                         -----------------

Deferred tax liabilities:
  Unearned income                           703        674
  Deferred loan fees                         93        140
  Unrealized gains on securities
   available for sale                                  996
  Mortgage servicing rights                 109         71
                                         -----------------
      Total deferred tax liabilities        905      1,881
                                         -----------------
      Net deferred tax asset             $5,074     $1,701
                                         =================

      At December 31, 1999 and 1998, net deferred tax assets includes $2,789,000 in deferred tax assets and $996,000, in deferred tax liabilities, respectively, which are attributable to the tax effects of net unrealized losses at December 31, 1999 and net unrealized gains at December 31, 1998 on securities available for sale. Pursuant to SFAS No. 115 and SFAS No. 109, the corresponding credit or charge, respectively, has been made directly to stockholders' equity.
      As of December 31, 1999 the Company has net operating loss carryforwards available for tax purposes of approximately $1,281,000, which expire at various dates from the year 2006 through 2010. The subsequent realization of net operating loss carryforwards is subject to limitation as defined in Internal Revenue Code Section 382 due to changes in ownership relating to acquisitions. Approximately $426,000 of these net operating loss carryforwards are available for use by the Company in 2000.
      SFAS No. 109 requires a valuation allowance against deferred tax assets, if based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Prior to 1997, management believed that uncertainty existed with respect to future realization of a portion of its net operating loss carryforwards and had established a valuation allowance. In view of taxable income generated during 1997 and upon management's evaluation of the likelihood of realization, the valuation allowance was reversed in 1997.

NOTE 17-Pension Plans

Defined Benefit Pension Plan

      The following table sets forth the funded status of the Company's defined benefit pension plan as of September 30, 1999 and 1998 (the most recent actuarial valuations):

                                                 1999       1998
                                                 ----       ----
                                                 (In Thousands)

Actuarial present value of benefit
 obligations:
  Accumulated benefit obligation, in-
   cluding vested benefits of $2,420,000
   and $2,425,000, respectively                 $2,482     $2,502
                                                =================
Projected benefit obligation, beginning of
 period                                         $3,217     $2,800
  Service costs-benefits earned during
   the period                                      202        176
  Interest cost on projected benefit
   obligation                                      222        194
  Actuarial (gain) loss recognized during
   the period                                     (162)       187
  Annuity payments made during the
   period                                          (77)       (76)
  Settlements occurring during the
   period                                          (52)       (64)
                                                -----------------
Projected benefit obligation, end of period     $3,350     $3,217
                                                -----------------
Plan assets at fair value, beginning of
 period, primarily fixed income and
 equity securities                              $3,167     $3,221
  Return on plan assets during the
   period                                          437         44
  Employer contributions during the
   period                                          207         42
  Annuity payments made during the
   period                                          (77)       (76)
  Settlements occurring during the period          (52)       (64)
                                                -----------------
Plan assets at fair value, end of period,
 primarily fixed income and equity
 securities                                     $3,682     $3,167
                                                -----------------
Plan assets in excess of (less than)
 projected benefit obligation                   $  332     $  (50)
  Unrecognized net gain from past
   experience different from that
   assumed and effects of changes in
   assumptions                                    (727)      (389)
  Unrecognized net liability being
   recognized over approximately
   12 years                                         78        134
                                                -----------------
      Accrued pension cost                      $ (317)    $ (305)
                                                =================

      Net periodic pension expense included the following components:

                                               Year Ended
                                              December 31,
                                        -------------------------
                                        1999      1998      1997
                                        ----      ----      ----
                                             (In Thousands)

Service cost-benefits earned during
 the period                             $ 202     $ 176     $ 151
Interest cost on projected benefit
 obligation                               222       194       184
Expected return on plan assets           (259)     (254)     (217)
Net amortization and deferral              53         2        18
                                        -------------------------
      Net periodic pension expense      $ 218     $ 118     $ 136
                                        =========================

      The weighted average discount rate of 8.00% in 1999, 6.50% in 1998 and 7.25% in 1997, and the rate of increase in future compensation levels of 5.50% in 1999, 4.50% in 1998 and 5.00% in 1997, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.00% for each year.

Supplemental Executive Retirement Plan

      The Company sponsors a SERP, and in connection therewith, maintains a Rabbi Trust, which purchases life insurance policies to satisfy its benefit obligations thereunder. During 1999 the SERP was amended and certain additional officers became participants in the SERP. Additional life insurance policies were purchased during 1999 to fund the additional benefit obligations. The cash surrender value of these life insurance policies was $6,227,000 and $1,430,000 at December 31, 1999 and 1998, respectively, and is carried in Other Assets in the Consolidated Statements of Financial Condition. Annual accruals for expense are paid to trusts for the benefit of the participants. The present value of future benefits is being accrued over the term of employment. SERP expense for the years ended December 31, 1999, 1998 and 1997 amounted to $605,000, $257,000 and $257,000, respectively.

NOTE 18-Employee Stock Ownership Plan (ESOP)

      On October 13, 1993, the Company's ESOP purchased 39,562 shares of common stock for $250,000. These funds were obtained by the ESOP through a loan from a third party lender and repayment of the loan is guaranteed by the Company. Annual principal payments are approximately $36,000 with interest at approximately the prime rate. Company contributions are the primary source of funds for the ESOP's repayment of the loan.
      Interest expense incurred on ESOP debt was $6,000, $9,000 and $17,000, respectively, for the years ended December 31, 1999, 1998 and 1997.
      Compensation expense related to the ESOP amounted to $287,000, $308,000 and $321,000, respectively, for the years ended December 31, 1999, 1998 and 1997 and included additional contributions in excess of amounts required to service the ESOP debt of $175,000 in each of those years.
      Dividends on unallocated shares were insignificant during 1999, 1998 and 1997.
      The total shares held by the ESOP were as follows:

                               December 31,
                            -------------------
                             1999        1998
                             ----        ----

Allocated shares            329,926     322,448
Unallocated shares            5,663      11,314
                            -------------------
      Total ESOP shares     335,589     333,762
                            ===================

      The fair value of unallocated shares at December 31, 1999 and 1998 was $113,000 and $266,000, respectively. Unallocated shares are allocated to employees as the ESOP debt is repaid.

NOTE 19-Stock Compensation Plans

      The Company maintains the 1997 Long-Term Incentive Stock Benefit Plan. Under this plan, stock options have been granted to certain officers of the Company and its subsidiary bank. Under this plan, stock options have also been granted to each member of the Board of Directors who is not an officer or employee of the Company or the subsidiary bank. Options have been granted to certain officers and still remain outstanding under the Company's 1986 stock option plan and stock options are still outstanding that relate to plans adopted by Primary Bank in 1993 and 1995, which plans were assumed by the Company in connection with the acquisition of Primary Bank. Additionally, stock options granted to members of the Board of Directors of Primary Bank, are still outstanding under plans adopted by Primary Bank in 1993 and 1995, which plans were assumed by the Company in connection with the acquisition of Primary Bank. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value of the stock at the date of grant. Options will be exercisable in whole or in part over the vesting period and expire 10 years following the date of grant. However, all options become 100% exercisable in the event that the employee or Director terminates their employment or service due to death, disability, normal retirement, or in the event of a change in control.
      The following is a description of activity in the stock compensation plans:

Fixed Stock Option Plans

                                                                    Year Ended December 31,
                                    ----------------------------------------------------------------------------------------
                                               1999                           1998                           1997
                                    --------------------------     --------------------------     --------------------------
                                                    Weighted                       Weighted                       Weighted
                                    Number of       Average        Number of       Average        Number of       Average
                                     Options      Option Price      Options      Option Price      Options      Option Price
                                    ---------     ------------     ---------     ------------     ---------     ------------

Options at beginning of year         520,468         $17.06         584,600         $11.39         490,331         $ 5.80
Granted                               25,250          21.44         195,250          19.64         283,918          16.93
Exercised                            (14,017)          6.37        (257,880)          6.26        (189,024)          5.20
Canceled                                (500)         23.88          (1,502)          8.91            (625)          9.90
                                     -------                       --------                       --------
Options at end of year               531,201         $17.54         520,468         $17.06         584,600         $11.39
                                     =======         ======        ========         ======        ========         ======

Options exercisable at year end      198,315         $15.85          82,861         $11.13         305,600         $ 6.28
                                     =======         ======        ========         ======        ========         ======

                                                                At December 31, 1999
                             ------------------------------------------------------------------------------------------
                                              Options Outstanding                            Options Exercisable
                             -----------------------------------------------------     --------------------------------
                               Number        Weighted Average     Weighted Average       Number        Weighted Average
Range of Exercise Prices     Outstanding      Remaining Life       Exercise Price      Exercisable      Exercise Price
------------------------     -----------     ----------------     ----------------     -----------     ----------------

$3.33                           13,000             2.3                 $ 3.33             13,000            $ 3.33
$6.33 to $7.52                  10,427             4.1                   6.99             10,427              6.99
$8.29 to $9.10                   3,288             5.5                   8.79              3,288              8.79
$11.09 to $11.40                 4,498             5.8                  11.40              4,498             11.40
$13.93                             988             7.0                  13.93                988             13.93
$17.00                         399,250             7.8                  17.00            150,328             17.00
$21.44                          25,250             9.7                  21.44                  0               N/A
$23.88                          74,500             8.0                  23.88             15,786             23.88
                               -------                                                   -------

$3.33 to $23.88                531,201             7.6                 $17.54            198,315            $15.85
                               =======             ===                 ======            =======            ======

Performance-Based Stock Option Plans

                                                                    Year Ended December 31,
                                    ----------------------------------------------------------------------------------------
                                               1999                           1998                           1997
                                    --------------------------     --------------------------     --------------------------
                                                    Weighted                       Weighted                       Weighted
                                    Number of       Average        Number of       Average        Number of       Average
                                     Options      Option Price      Options      Option Price      Options      Option Price
                                    ---------     ------------     ---------     ------------     ---------     ------------

Options at beginning of year          19,506         $11.23          66,787         $11.09         103,616         $11.06
Exercised                            (16,514)         11.27         (46,809)         11.02         (36,331)         11.01
Canceled                                                               (472)         10.82            (498)         10.78
                                     -------                        -------                        -------
Options at end of year                 2,992         $11.03          19,506         $11.23          66,787         $11.09
                                     =======         ======         =======         ======         =======         ======

Options exercisable at year end        2,992         $11.03          19,506         $11.23          66,787         $11.09
                                     =======         ======         =======         ======         =======         ======

      The range of exercise prices for the performance-based stock option plans are $10.78-$11.40, with a remaining weighted average life of 6.4 years at December 31, 1999.
      Under the 1995 Stock Option Plan for Outside Directors and the 1995 Stock Option Plan for Officers, which plans were assumed by the Company in connection with the acquisition of Primary Bank (the "Performance-Based Stock Options"), options vest in increments when the fair value of the stock exceeds certain target prices, as defined, at the date of grant. During 1997 the fair market value of the stock exceeded the target prices and all such options fully vested. In connection with the Performance-Based Stock Options, the Company recorded compensation expense of $1,078,000 in 1997. The offsetting entry relating to this expense was credited to additional paid-in capital.
      The weighted average fair values of options at their grant date during 1999, 1998 and 1997, were $7.80, $8.64 and $6.55 per option share, respectively. The fair values of the share grants were estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

                             1999          1998          1997
                             ----          ----          ----

Expected option lives       7 years      7 years       7.5 years
Expected volatility           30%         37-48%          39%
Risk free interest rate      6.21%      4.99-5.49%       6.96%
Expected dividend yield      2.72%        2.10%          1.74%

      Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123 for awards made after July 1, 1995, the Company's net earnings and net earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                 1999        1998       1997
                                 ----        ----       ----
                                   ($ In Thousands, except
                                       per share data)

Net Earnings    As Reported     $10,125     $9,557     $2,307
                Pro forma       $ 9,342     $8,370     $2,070
Net Earnings
 Per Share:
  Basic         As Reported     $  1.75     $ 1.64     $  .42
                Pro forma       $  1.62     $ 1.44     $  .38
  Diluted       As Reported     $  1.71     $ 1.60     $  .40
                Pro forma       $  1.58     $ 1.40     $  .36

      In 1998, 46,500 shares of restricted stock were awarded to certain officers under the 1997 Long-Term Incentive Stock Benefit Plan with a weighted average fair value at the dates of grant of $21.83 per share. In 1999, 4,500 shares of restricted stock were awarded to certain officers under the 1997 Long-Term Incentive Stock Benefit Plan with a fair value at the date of grant of $21.44 per share. At December 31, 1999, restricted stock awards totaled 51,000 shares of which 15,500 shares were vested. Shares vest ratably over a period of five years. Compensation expense applicable to the stock awards was $305,000 and $362,000 in 1999 and 1998, respectively.

NOTE 20-Stockholders' Equity

Capital Requirements

      The Company and the subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the subsidiary bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1999 and 1998, the Company and the subsidiary bank meet all capital adequacy requirements to which they are subject.
      As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.
      The Company's and the subsidiary bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are presented in the following table.

                                                                                                    To Be Well
                                                                                                  Capitalized Under
                                                                           For Capital            Prompt Corrective
                                                      Actual            Adequacy Purposes         Action Provisions
                                                ------------------     --------------------     ----------------------
                                                Amount      Ratio      Amount       Ratio       Amount        Ratio
                                                ------      -----      ------       -----       ------        -----
                                                                           ($ In Thousands)

As of December 31, 1999:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                $79,501     14.18%     $44,855     >/=8.00%         N/A
    Subsidiary Bank                             $78,273     13.96%     $44,855     >/=8.00%     $56,069     >/=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                $72,492     12.93%     $22,428     >/=4.00%         N/A
    Subsidiary Bank                             $71,263     12.71%     $22,428     >/=4.00%     $33,641      >/=6.00%
  Tier I Capital (to Average Assets):
    Consolidated                                $72,492      8.26%     $35,100     >/=4.00%         N/A
    Subsidiary Bank                             $71,263      8.12%     $35,100     >/=4.00%     $43,875      >/=5.00%
As of December 31, 1998:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                $75,971     14.42%     $42,145     >/=8.00%         N/A
    Subsidiary Bank                             $72,961     13.85%     $42,145     >/=8.00%     $52,681     >/=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                $69,379     13.17%     $21,072     >/=4.00%         N/A
    Subsidiary Bank                             $66,369     12.60%     $21,072     >/=4.00%     $31,609      >/=6.00%
  Tier I Capital (to Average Assets):
    Consolidated                                $69,379      8.18%     $33,944     >/=4.00%         N/A
    Subsidiary Bank                             $66,369      7.82%     $33,944     >/=4.00%     $42,430      >/=5.00%

Stock Repurchase Program

      On August 11, 1998, the Company announced a Stock Repurchase Program ("Program"), whereby the Company's Board of Directors authorized the repurchase of up to 5% of its outstanding common shares from time to time. Any shares repurchased may be held in treasury, retired or used for general corporate purposes. As of December 31, 1999, 199,061 shares had been repurchased under the Program, with an additional 95,850 shares still available to be repurchased.

NOTE 21-Restrictions on Subsidiary's Loans,
 Advances and Dividends

      Bank regulatory authorities restrict the amounts available for the payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly restrict the Company's ability to pay common stock dividends.
      Federal laws and regulations prohibit the Company from borrowing from the subsidiary bank unless the loans are secured by specified amounts of collateral. In addition, such secured loans to the Company from the subsidiary bank generally are limited to 10 percent of the subsidiary bank's capital surplus. At December 31, 1999 and 1998, no such transactions existed between the Company and the subsidiary bank.

NOTE 22-Other Noninterest Expense

      Components of other noninterest expense were as follows:

                                       Year Ended
                                      December 31,
                              ----------------------------
                                1999       1998       1997
                                ----       ----       ----
                                     (In Thousands)

Advertising and marketing     $  623     $  567     $1,210
Amortization                     404        474        418
Data processing                  340        487      1,101
FDIC deposit insurance
 assessments                      95         93         82
Postage and freight              529        576        552
Professional fees                398        856        817
Printing and supplies            439        640        726
Telephone                        489        552        433
Other                          2,274      2,167      2,436
                              ----------------------------
                              $5,591     $6,412     $7,775
                              ============================

NOTE 23-Fair Values of Financial Instruments

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the subsidiary bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the subsidiary bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
      Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities and therefore, are not valued pursuant to SFAS No. 107, include premises and equipment, other real estate owned, life insurance contracts, deferred tax assets, core deposit intangibles and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.
      The following methods and assumptions were used by the Company in estimating fair values of its financial instruments:

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

Loans

      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, financial and agricultural, commercial real estate, residential mortgage, construction, and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
      The fair value of performing loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the subsidiary bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.
      Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

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

Securities sold under agreements to repurchase

      The fair value estimate of securities sold under agreements to repurchase that mature within ninety days and bear market interest rates approximates carrying value. For those maturing after ninety days, estimated fair value is based upon the discounted value of contractual cash flows, with the discount rate based on rates currently offered for borrowings of similar maturities.

Other Borrowings

      The fair value of other borrowings is based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowings of similar maturities.

Accrued interest payable

      The carrying value of accrued interest payable on deposits and borrowings, included in other liabilities, approximates its fair value.

Off-balance sheet instruments

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, excluding those committed for sale to the secondary market, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. It is management's belief that the fair value estimate of commitments to extend credit are not material, at December 31, 1999 and 1998, because most mature within one year, do not present any unanticipated credit concerns and bear market interest rates.
      The fair values of the interest rate cap agreements are based on dealer quotes.
      The following presents the carrying value and estimated fair value of the Company's financial instruments at December 31, 1999 and 1998:

                                                                        December 31,
                                                     ---------------------------------------------------
                                                              1999                        1998
                                                     -----------------------     -----------------------
                                                     Carrying     Estimated      Carrying     Estimated
                                                      Value       Fair Value      Value       Fair Value
                                                     --------     ----------     --------     ----------
                                                                       (In Thousands)

Financial Assets
  Cash and due from banks                            $ 18,575      $ 18,575      $ 23,506      $ 23,506
  Interest bearing deposits in other banks              4,402         4,402        19,532        19,532
  Securities held to maturity                          18,017        17,232        22,277        22,548
  Stock in Federal Home Loan Bank of Boston             7,201         7,201         7,201         7,201
  Securities available for sale                       215,572       215,572       219,765       219,765
  Net loans                                           560,414       558,837       547,071       554,886
  Loans held for sale                                     479           479         1,828         1,828
  Mortgage servicing rights                               401           773           390           643
  Accrued interest receivable                           5,767         5,767         5,722         5,722
Financial Liabilities
  Deposits (with no stated maturity)                  371,915       371,915       383,586       383,586
  Time deposits                                       256,103       256,086       266,901       269,129
  Securities sold under agreements to repurchase       75,042        75,057        70,905        70,905
  Other borrowings                                     90,563        87,616        80,608        80,579
  Accrued interest payable                              1,347         1,347         1,288         1,288

                                                   Contractual     Estimated    Contractual     Estimated
                                                   or Notional       Fair       or Notional       Fair
                                                     Amount          Value        Amount          Value
                                                   -----------     ---------    -----------     ---------
                                                                       (In Thousands)

Off-balance sheet instruments
  Commitments to extend credit                       $ 51,265      $      0      $59,143       $      0
  Interest rate cap agreements                         20,000           273       20,000            122

NOTE 24-Condensed Parent Company Only Financial Information

      Condensed financial statements of Granite State Bankshares, Inc. (the "Parent Company"), as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997, are as follows:

Balance Sheets

                                                    December 31,
                                                 -------------------
                                                  1999        1998
                                                  ----        ----
                                                   (In Thousands)

Assets
Interest bearing deposits in subsidiary bank     $ 2,117     $ 3,948
Investment in subsidiary bank, at equity          69,140      69,590
Other assets                                           7           3
                                                 -------------------
                                                 $71,264     $73,541
                                                 ===================

Liabilities                                      $   895     $   941

Stockholders' equity                              70,369      72,600
                                                 -------------------
                                                 $71,264     $73,541
                                                 ===================

Statements of Earnings

                                                                                                   Year Ended December 31,
                                                                                                -----------------------------
                                                                                                 1999        1998       1997
                                                                                                 ----        ----       ----
                                                                                                       (In Thousands)

Revenues
  Interest income from subsidiary bank                                                          $    47     $   83     $   29
  Dividend income from subsidiary bank                                                            5,250      2,250      3,000
  Other revenues                                                                                               465
                                                                                                -----------------------------
      Total revenues                                                                              5,297      2,798      3,029
Operating expenses                                                                                   47         83        254
                                                                                                -----------------------------
Earnings before income taxes and equity in undistributed earnings (loss) of subsidiary bank       5,250      2,715      2,775
Income tax expense (benefit)                                                                                   161        (68)
                                                                                                -----------------------------
Earnings before equity in undistributed earnings (loss) of subsidiary bank                        5,250      2,554      2,843
Equity in undistributed earnings (loss) of subsidiary bank                                        4,875      7,003       (536)
                                                                                                -----------------------------
      Net earnings                                                                              $10,125     $9,557     $2,307
                                                                                                =============================

Statements of Cash Flows

                                                                                              Year Ended December 31,
                                                                                          -------------------------------
                                                                                           1999        1998        1997
                                                                                           ----        ----        ----
                                                                                                  (In Thousands)

Cash flows from operating activities:
  Net earnings                                                                            $10,125     $ 9,557     $ 2,307
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Equity in undistributed (earnings) loss of subsidiary bank                             (4,875)     (7,003)        536
    Gains on sales of other assets                                                                       (465)
    (Increase) decrease in other assets                                                        (4)         (1)        228
    Increase (decrease) in other liabilities                                                  (80)        127         (22)
    Deferred income tax expense (benefit)                                                                  68         (68)
                                                                                          -------------------------------
      Net cash provided by operating activities                                             5,166       2,283       2,981
                                                                                          -------------------------------

Cash flows from investing activities:
  (Increase) decrease in interest bearing deposits with subsidiary bank                     1,831      (1,448)     (1,781)
  Proceeds from sales of other assets                                                                     465
                                                                                          -------------------------------
      Net cash provided by (used in) investing activities                                   1,831        (983)     (1,781)
                                                                                          -------------------------------

Cash flows from financing activities:
  Dividends paid on common stock                                                           (3,185)     (2,824)     (1,285)
  Proceeds from issuance of common stock                                                                2,042         426
  Reissuance of common stock from treasury                                                    275          88
  Purchase of common stock for treasury                                                    (4,052)       (289)       (305)
  Repayment on liability relating to ESOP                                                     (35)        (36)        (36)
  Purchase of common stock relating to restricted stock awards                                           (281)
                                                                                          -------------------------------
      Net cash used in financing activities                                                (6,997)     (1,300)     (1,200)
                                                                                          -------------------------------
      Net increase (decrease) in cash                                                           0           0           0
Cash at beginning of year                                                                       0           0           0
                                                                                          -------------------------------
Cash at end of year                                                                       $     0     $     0     $     0
                                                                                          ===============================

      The Parent Company's Statements of Comprehensive Income and Statements of Stockholders' Equity are identical to the Consolidated Statements of Comprehensive Income and Statements of Stockholders' Equity and therefore, are not reprinted here.
      The Company has no material contingencies, commitments or long-term obligations other than those disclosed elsewhere in the accompanying Notes to Consolidated Financial Statements.

NOTE 25-Summary of Quarterly Results (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 1999 and 1998.

                                                            1999                                    1998
                                            -------------------------------------   -------------------------------------
                                            Fourth     Third    Second     First    Fourth     Third    Second     First
                                            Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
                                            -------   -------   -------   -------   -------   -------   -------   -------
                                                                   ($ In Thousands, except per share data)
Interest and dividend income
  Loans                                     $11,411   $11,290   $11,290   $11,296   $11,447   $11,515   $11,595   $11,275
  Securities available for sale               3,121     2,896     2,920     2,983     2,739     2,542     2,099     2,455
  Securities held to maturity                   289       288       289       382       380       321       248       520
  Interest bearing deposits in other banks      303       341       137        95       373       349       226        81
  Dividends on Federal Home Loan Bank
   of Boston stock                              123       117       117       114       116       115       114       116
                                            -----------------------------------------------------------------------------
      Total interest and dividend income     15,247    14,932    14,753    14,870    15,055    14,842    14,282    14,447
                                            -----------------------------------------------------------------------------

Interest expense
  Deposits                                    5,236     5,159     5,213     5,263     5,589     5,664     5,533     5,768
  Other borrowed funds                        1,938     1,818     1,570     1,699     1,588     1,497     1,096       918
                                            -----------------------------------------------------------------------------
      Total interest expense                  7,174     6,977     6,783     6,962     7,177     7,161     6,629     6,686
                                            -----------------------------------------------------------------------------
      Net interest and dividend income        8,073     7,955     7,970     7,908     7,878     7,681     7,653     7,761

Provision for possible loan losses                0         0         0        50       350       250       225       300
                                            -----------------------------------------------------------------------------

      Net interest and dividend income
       after provision for possible loan
       losses                                 8,073     7,955     7,970     7,858     7,528     7,431     7,428     7,461
Net gains on sales of securities available
 for sale                                        13       404       286         5     1,805       481       800     1,099
Other noninterest income                      1,211     1,247     1,188     1,109     1,290     1,254     1,173     1,148
Noninterest expense<F1>                       5,540     5,455     5,475     5,446     7,221     5,560     5,565     5,859
                                            -----------------------------------------------------------------------------

  Earnings before income taxes                3,757     4,151     3,969     3,526     3,402     3,606     3,836     3,849
Income tax expense                            1,106     1,504     1,412     1,256     1,193     1,276     1,325     1,342
                                            -----------------------------------------------------------------------------

      NET EARNINGS<F1>                      $ 2,651   $ 2,647   $ 2,557   $ 2,270   $ 2,209   $ 2,330   $ 2,511   $ 2,507
                                            =============================================================================

Net earnings per share-basic<F2>            $   .46   $   .46   $   .44   $   .39   $   .38   $   .40   $   .43   $   .44

Net earnings per share-diluted<F2>          $   .45   $   .45   $   .43   $   .38   $   .37   $   .39   $   .42   $   .42

Annualized Returns
  Return on average assets                     1.20%     1.22%     1.21%     1.07%     1.03%     1.12%     1.27%     1.29%
  Return on average stockholders' equity      14.44%    14.53%    13.96%    12.58%    11.93%    12.74%    14.02%    14.63%


--------------------
<F1>  Included in noninterest expense during the fourth quarter of 1998 were costs relating to the termination of certain officers. Additionally, a writedown of premises in connection with a branch closing occured during the fourth quarter of 1998. Noninterest expense associated with these items amounted to $1,472,000 in the fourth quarter of 1998.
<F2>  Net earnings per share is calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of net earnings per share for the quarters may not equal net earnings per share for the year.

                    SELECTED CONSOLIDATED FINANCIAL DATA

                                                                  At or for Years Ended December 31,
                                                         ----------------------------------------------------
                                                           1999       1998       1997       1996       1995
                                                         --------   --------   --------   --------   --------
                                                                ($ In Thousands, except per share data)

Balance Sheet Data:

Total assets                                             $867,677   $878,147   $813,670   $797,840   $728,724
Net loans                                                 560,414    547,071    500,082    434,184    416,979
Loans held for sale                                           479      1,828      1,068      1,025      1,985
Investments<F1>                                           240,790    249,243    219,791    273,230    218,229
Deposits                                                  628,018    650,487    648,983    609,667    591,123
Securities sold under agreements to repurchase             75,042     70,905     66,025     64,961     49,958
Other borrowings                                           90,563     80,608     25,877     59,190     28,499
Stockholders' equity                                       70,369     72,600     66,914     59,429     54,755

Operating Data:

Interest and dividend income                             $ 59,802   $ 58,626   $ 59,011   $ 54,430   $ 51,798
Interest expense                                           27,896     27,653     28,900     27,243     25,018
                                                         ----------------------------------------------------
      Net interest and dividend income                     31,906     30,973     30,111     27,187     26,780
Provision for possible loan losses                             50      1,125      2,425      1,372      3,337
Net gains on sales of securities available for sale           708      4,185      2,187        650        338
Other noninterest income                                    4,755      4,865      4,912      5,081      4,703
Noninterest expense<F2>                                    21,916     24,205     31,774     22,640     24,364
                                                         ----------------------------------------------------
Earnings before income taxes                               15,403     14,693      3,011      8,906      4,120
Income taxes                                                5,278      5,136        704      1,705      1,638
                                                         ----------------------------------------------------
      Net earnings<F2>                                   $ 10,125   $  9,557   $  2,307   $  7,201   $  2,482
                                                         ====================================================

Per share data:
Net earnings per share-basic                             $   1.75   $   1.64   $    .42   $   1.35   $    .46
                                                         ====================================================
Net earnings per share-diluted                           $   1.71   $   1.60   $    .40   $   1.28   $    .44
                                                         ====================================================

Cash dividends declared on common stock                  $    .56   $    .50   $    .29   $    .20   $    .18

Financial Ratios:
  Return on average assets                                   1.18%      1.17%       .29%       .95%       .35%
  Return on average stockholders' equity                    13.88%     13.30%      3.57%     12.88%      4.56%

--------------------
<F1>  Investments include securities held to maturity, securities available for sale and stock in the Federal Home Loan Bank of Boston.
<F2>  The Company recorded $5,917,000 in merger-related charges in 1997 associated with the acquisition of Primary Bank. The after-tax amount of these costs was $4,325,000.