Form 10-K, Exhibit 13
period 2000-12-31
GRANITE STATE BANKSHARES INC
filed 2001-03-23
CIK 792360

Exhibit 13

Management's Discussion and Analysis

GENERAL

      Granite State Bankshares, Inc. ("Granite State" or the "Company") is a single-bank holding company which owns all of the stock of the Granite Bank (the "subsidiary bank"), a New Hampshire chartered commercial bank. The Company has grown profitably over the past several years through several strategic acquisitions and by leveraging its capital. This activity strengthened the franchise and assisted in the transition from a thrift institution into a full-service commercial bank. This discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and supplemental financial data contained elsewhere in this report.
      The subsidiary bank is a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and originating loans secured by residential and commercial real estate and other loans. The subsidiary bank has a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire. The subsidiary bank also originates residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has nineteen full service offices and an additional twenty-three remote automatic teller locations. The subsidiary bank offers its products and services online through its internet banking branch, GRANITe-bank.
      The subsidiary bank's deposits are primarily insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"), with the remaining portion of the subsidiary bank's deposits (approximately 6.0% of total deposits at December 31, 2000) being OAKAR deposits, which are deposits purchased from institutions previously insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. These deposits are still insured by the SAIF. The subsidiary bank is subject to regulation by the FDIC. The Company, as a bank holding company, is subject to regulation by the Federal Reserve Board ("FRB").
      Financial institutions in general, including the Company, are significantly affected by economic conditions, competition and the monetary and fiscal policies of the Federal government. Lending activities are influenced by the demand for and supply of housing and local economic activity, competition among lenders, the interest rate conditions and funds availability. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preference and the levels of personal income and savings in the subsidiary bank's primary market areas.

Forward-Looking Statements

      Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
      The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Acquisition of Branches

      Effective at year end 2000, the Company completed its acquisition of two branch offices of Olde Port Bank, a division of Webster Bank. Webster Bank is the subsidiary of Webster Financial Corporation. The acquired branches are located in the city of Portsmouth and the town of Hampton, both in Rockingham County, New Hampshire. The acquisition provides an expanded penetration of the Company in the Seacoast region of New Hampshire where the Company now has five full service banking offices. The acquisition has been accounted for using the purchase method of accounting. The core deposit intangible is being amortized over ten years on an accelerated method. Goodwill is being amortized over fifteen years on the straight line method. Since the acquisition was effective at year end 2000, results of operations relating to the acquired branches will be reflected in earnings commencing January 1, 2001. Given the amount of commercial real estate and other commercial loans acquired and transaction deposit accounts assumed, the acquisition is expected to be accretive to earnings in 2001.

      The acquisition was allocated as follows:


Description                                        Amount
-----------                                        ------
                                               (In Thousands)

Loans, net of allowance for possible loan
 losses of $606,000                               $42,514
Bank premises and equipment                         1,952
Core deposit intangible                               882
Goodwill                                            5,146
Other assets                                          256
                                                  -------
      Assets acquired                              50,750

Deposits                                           39,368
Securities sold under agreements
 to repurchase                                      1,163
Other liabilities                                     306
                                                  -------
      Liabilities assumed                          40,837
                                                  -------

  Total consideration for acquisition               9,913

Cash paid to date, net of cash acquired of
 $2,214,000                                         6,581
                                                  -------

  Amount due to Webster Bank                      $ 3,332
                                                  =======

      The amount due to Webster Bank is included in other liabilities in the Consolidated Statements of Financial Condition at December 31, 2000.

FINANCIAL CONDITION

      Consolidated assets at December 31, 2000 were $955.0 million, up $87.3 million or 10.1% from $867.7 million at December 31, 1999.

Cash and Due from Banks

      Cash and due from banks increased $7.8 million from $18.6 million at December 31, 1999 to $26.4 million at December 31, 2000. The increase related primarily to an increase in the amount of items processed through the Company's depository bank accounts that settled subsequent to the end of the reporting period.

Interest Bearing Deposits in Other Banks

      Interest bearing deposits in other banks, which primarily consist of deposits with the Federal Home Loan Bank of Boston ("FHLBB"), were $8.9 million at December 31, 2000 and $4.4 million at December 31, 1999. Such investments are short-term overnight investments and the level of the Company's investment in these instruments fluctuates as investments are made in other interest earning assets such as loans, securities held to maturity and securities available for sale, and as balances of interest bearing liabilities such as deposits, securities sold under agreements to repurchase and other borrowings fluctuate. These instruments are also used to fund cash and due from bank requirements.

Securities Held to Maturity and
 Securities Available for Sale

      The Company classifies its investments in debt and equity securities as securities held to maturity, securities available for sale or trading securities. Securities held to maturity are carried at amortized cost, securities available for sale are carried at market value with unrealized gains and losses shown in accumulated other comprehensive income (loss) as a separate component of stockholders' equity, net of related tax effects, and trading securities are carried at market value with unrealized gains and losses reflected in earnings. The Company had no securities classified as trading securities during 2000, 1999 or 1998.
      At December 31, 2000 and 1999, the carrying values of securities held to maturity and securities available for sale consisted of the following:


                                                December 31,
                                            ---------------------
                                              2000         1999
                                              ----         ----
                                               (In Thousands)

Securities held to maturity
  US Government agency obligations          $ 13,003     $ 13,007
  Other corporate obligations                  5,008        5,010
                                            ---------------------
    Total securities held to maturity       $ 18,011     $ 18,017
                                            =====================

Securities available for sale
  US Treasury obligations                                $ 20,031
  US Government agency obligations          $100,050      102,026
  Other corporate obligations                 83,142       69,424
  Mortgage-backed securities                   6,269        7,561
  Mutual funds                                   977        7,024
  Marketable equity securities                 6,084        9,506
                                            ---------------------
    Total securities available for sale     $196,522     $215,572
                                            =====================

      At December 31, 2000, the net unrealized losses on securities available for sale, net of related tax effects, were $1.1 million, compared to net unrealized losses of $4.3 million at December 31, 1999. These net unrealized losses are shown in accumulated other comprehensive income
(loss) as a separate component of stockholders' equity.
      At December 31, 2000, the weighted average maturity for all debt securities held to maturity and available for sale, excluding mortgage-backed securities, is 66 months. Actual maturities may differ from contractual maturities because certain issuers have the right to call obligations without call penalties. The weighted average maturity of mortgage-backed securities available for sale is 243 months, based upon their final maturities. However, normal principal repayments and prepayments of mortgage-backed securities are received regularly, substantially reducing their weighted average maturities.
      The total amortized cost of securities held to maturity and securities available for sale, which excludes net unrealized gains and losses on securities available for sale, was $216.3 million at December 31, 2000 compared to $240.7 million at December 31, 1999. The decrease was used to fund loan originations during 2000.

Loans

      At December 31, 2000 and 1999 the Company's loan portfolio consisted of the following:


                                      December 31,
                                  ---------------------
                                    2000         1999
                                    ----         ----
                                     (In Thousands)

Commercial, financial and
 agricultural                     $ 50,750     $ 41,837
Real estate-residential            394,286      356,368
Real estate-commercial             177,453      136,566
Real estate-construction and
 land development                    5,385        3,886
Installment                          6,547        5,952
Other                               22,964       24,085
                                  ---------------------
    Total loans                    657,385      568,694

Less:
  Unearned income                   (1,177)      (1,248)
  Allowance for possible loan
   losses                           (7,854)      (7,032)
                                  ---------------------
    Net loans                     $648,354     $560,414
                                  =====================

      Loans outstanding before deductions for unearned income and the allowance for possible loan losses increased $88.7 million or 15.60% to $657.4 million at December 31, 2000 from $568.7 million at December 31, 1999. Loans acquired in connection with the acquisition of the two Olde Port Bank branches accounted for $43.2 million of the increase and loan growth during the year accounted for $45.5 million of the increase. The significant changes in the composition of the loan portfolio were in residential real estate loans, commercial real estate loans and commercial, financial and agricultural loans.
      Residential real estate loans increased $37.9 million to $394.3 million at December 31, 2000 from $356.4 million at December 31, 1999. The increase primarily related to a healthy residential real estate market during the year, strong loan demand and a slowing of the pace of repayments. These factors accounted for growth during 2000 of $34.3 million. The higher interest rate environment during 2000 slowed the pace of repayments and encouraged borrowers into adjustable rate loans, which the Company originates for its own portfolio. Residential real estate loans acquired in connection with the Olde Port Bank branches acquired amounted to $3.6 million. Included in real estate residential loans in the table above are multi-family real estate loans of $43.1 million and $39.5 million, respectively, at December 31, 2000 and 1999.
      Commercial real estate loans increased $40.9 million to $177.5 million at December 31, 2000 from $136.6 million at December 31, 1999. Commercial real estate loans acquired in connection with the acquisition of the Olde Port Bank branches was $29.1 million and portfolio growth during the year was $11.8 million. The success of the commercial loan officers' call program and a slowdown in the pace of repayments due to the higher interest rate environment in 2000 compared to 1999 were the primary reasons for the growth in this loan category. The environment remained highly competitive for attracting new loans amongst financial institutions in the Company's market areas.
      Commercial, financial and agricultural loans increased $8.9 million to $50.7 million at December 31, 2000 from $41.8 million at December 31, 1999. The growth in these loans came primarily from loans acquired in connection with the Olde Port Bank branches acquired of $7.3 million.
      Total loan originations during 2000 and 1999, were $185.6 million and $194.9 million, respectively. Loan originations for portfolio, excluding loans originated for sale in the secondary mortgage market during 2000 and 1999 were $167.2 million and $168.8 million, respectively. Loan repayments for 2000 and 1999, were $121.1 million and $154.2 million, respectively. Loans charged off, net during 2000 and 1999 were $114 thousand and $140 thousand, respectively. Loans transferred to other real estate owned during 2000 and 1999 amounted to $543 thousand and $1.1 million, respectively.
      The subsidiary bank originates certain residential real estate loans for sale in the secondary mortgage market. Loans held for sale at December 31, 2000 and 1999 were $657 thousand and $479 thousand, respectively. Loans originated for sale in the secondary mortgage market during 2000 and 1999 were $18.4 million and $26.1 million, respectively. Loans sold in the secondary mortgage market during 2000 and 1999 were $18.2 million and $27.5 million, respectively. During 2000, the Company originated fifteen year fixed rate residential real estate loans for sale in the secondary mortgage market. Prior to that, the Company had been originating fifteen year fixed rate residential real estate loans for portfolio. In the future, new originations of these loans may be retained as portfolio loans or sold in the secondary mortgage market, depending upon management's evaluation of the Company's interest rate risk objectives. The Company continues to write thirty year fixed rate residential real estate loans for sale in the secondary mortgage market. At December 31, 2000 and 1999 the Company serviced residential real estate loans for others totaling $130.2 million and $138.0 million, respectively.

Risk Elements

      The Company's management believes that New Hampshire has experienced steady economic growth since 1992. There can be no assurance that this will continue to be the case, however, and the economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods, and thus its results of operations.
      The following table sets forth the Company's nonperforming loans and other real estate owned at the dates indicated. The Company generally does not accrue interest on any loans that are 90 days or more past due, unless the loan is well secured and in the process of collection. At the dates indicated, all loans delinquent 90 days or more were on nonaccrual status and therefore considered nonperforming, with the exception of $4 thousand of loans at December 31, 1999 and $146 thousand of loans at December 31, 1998, all of which were in the process of collection at those dates.

                                        December 31,
                                ----------------------------
                                 2000       1999       1998
                                 ----       ----       ----
                                      ($ In Thousands)

Nonperforming loans:
  Residential real estate       $  820     $  746     $1,347
  Commercial real estate         2,030        294        592
  Construction and land
   development real estate          14                   378
  Commercial, financial
   and agricultural                307        475        678
  Installment and other             30          1         18
                                ----------------------------
    Total nonperforming
     loans                       3,201      1,516      3,013
    Total other real estate
     owned                         416      1,288      1,601
                                ----------------------------
    Total nonperforming
     assets                     $3,617     $2,804     $4,614
                                ============================

Ratios:
    Total nonperforming
     loans to total loans        0.49%      0.27%      0.54%
                                ============================

    Total nonperforming
     assets to total assets      0.38%      0.32%      0.53%
                                ============================

      The Company's nonperforming assets increased $813 thousand to $3.6 million at December 31, 2000 from $2.8 million at December 31, 1999. Nonperforming loans increased $1.7 million, while other real estate owned decreased $872 thousand. Nonperforming commercial real estate loans increased $1.7 million to $2.0 million in 2000 from $294 thousand in 1999. The increase primarily related to two borrower relationships where the borrowers discontinued making payments. The Company is in the process of formulating its plans to resolve these credits in the most efficient and cost effective manner. The Company continues to focus on asset quality issues and allocates significant resources to the asset quality control functions of credit policy and administration, and loan review. The asset workout and collection functions focus on resolving problem credits and other nonperforming assets. Despite the continued focus on asset quality, there can be no assurance that adverse changes in economic conditions and the real estate markets in the Company's primary market areas will not result in higher levels of nonperforming assets in the future and negatively impact the Company's operations through higher provisions for possible loan losses, decreases in accruals of interest income and increased noninterest expenses relating to the collection and workout of nonperforming assets.
      The Company has identified loans as impaired in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, when it is probable that interest and principal will not be collected according to the terms of the loan agreements. The balance of impaired loans was $2.0 million and $489 thousand, respectively, at December 31, 2000 and 1999. The average recorded investment in impaired loans was $880 thousand, $1.1 million and $3.5 million, respectively, in 2000, 1999 and 1998. No income was recognized on impaired loans during 2000, 1999 and 1998. Total cash collected on impaired loans during 2000, 1999 and 1998 was $22 thousand, $779 thousand and $710 thousand, respectively, all of which was credited to the principal balance outstanding on such loans.
      The portion of the allowance for possible loan losses applicable to impaired loans amounted to $439 thousand, $252 thousand and $233 thousand, respectively, at December 31, 2000, 1999 and 1998. During 2000, 1999 and 1998, provisions for possible loan losses applicable to impaired loans were $187 thousand, $30 thousand and $201 thousand, respectively. Impaired loans charged off during 2000, 1999 and 1998 were $0, $11 thousand and $1.0 million, respectively. At December 31, 2000, 1999 and 1998, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114.
      The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.
      Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Real estate acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value of the property received less an allowance for estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Provisions to reduce the carrying value to net realizable value are charged to current period earnings as realized and reflected as an additional valuation allowance. Operating expenses and gains and losses upon disposition are reflected in earnings as realized. Other real estate owned amounted to $416 thousand and $1.3 million at December 31, 2000 and 1999, respectively. See note 11 of Notes to Consolidated Financial Statements for further information on other real estate owned.
      The allowance for possible loan losses is a significant factor in the Company's operating results and is established through charges against earnings. It is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of known and inherent risks in the loan portfolio. When a loan, or a portion of a loan, is considered uncollectible it is charged against the allowance. Recoveries of loans previously charged off are credited to the allowance when received.
      Management's evaluation of the allowance is based on a continuing review of the loan portfolio. The methodology for determining the amount of the allowance for possible loan losses consists of several elements. Nonperforming, impaired and delinquent loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of possible losses associated with those loans. Another element involves estimating losses inherent in categories of loans, based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in the Company's primary market areas. The last element is based on management's evaluation of various conditions, and involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions and/or concentrations; seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas; credit quality trends, including trends in nonperforming loans expected to result from existing conditions; historical loan charge-off experience; and the results of bank regulatory examinations.
      At December 31, 2000, 1999 and 1998, the allowance for possible loan losses was $7.9 million, $7.0 million and $7.1 million, respectively, and the ratio of the allowance to total loans outstanding was 1.19%, 1.24% and 1.28%, respectively. At December 31, 2000, 1999 and 1998, the allowance for possible loan losses represented 245.4%, 463.9% and 236.4%, respectively, of nonperforming loans. The amount of the allowance for possible loan losses increased at December 31, 2000 compared to 1999, primarily as a result of an increase in nonperforming and impaired loans, the overall growth of the loan portfolio and the allowance of the loan portfolio acquired in connection with the year end 2000 acquisition of two branch offices. The amount of the allowance for possible loan losses decreased at December 31, 1999 compared to December 31, 1998, primarily as a result of decreases in nonperforming and impaired loans, the low level of net charge-offs in 1999 and the continuing change in the composition of the loan portfolio which was more predominantly residential real estate in 1999, partially offset by the overall growth of the loan portfolio.
      While management believes that the allowance for possible loan losses at December 31, 2000 is adequate based on its current review and estimate, further provisions to the allowance may be necessary if the market in which the Company operates deteriorates. Additionally, regulatory agencies review the Company's allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.

Deposits

      A summary of deposits at December 31, 2000 and 1999 follows:


                                      December 31,
                                  ---------------------
                                    2000         1999
                                    ----         ----
                                     (In Thousands)

NOW accounts                      $217,774     $195,833
Savings accounts                    86,798       85,770
Money market deposit accounts       16,380       17,516
Time certificates                  271,576      256,103
                                  ---------------------
      Total interest bearing
       deposits                    592,528      555,222
Noninterest bearing deposits        90,806       72,796
                                  ---------------------
      Total deposits              $683,334     $628,018
                                  =====================

      Savings deposits, which are comprised of NOW accounts, savings accounts and money market deposit accounts increased $21.9 million to $321.0 million at December 31, 2000 from $299.1 million at December 31, 1999. The increase related primarily to $16.7 million in savings deposits assumed in connection with the acquisition of the two Olde Port Bank branches and other increases during the year of $5.2 million. The other increases were made up of increases in NOW accounts of $14.4 million, partially offset by decreases of $3.6 million in savings accounts and $5.6 million in money market deposit accounts. The continued success of the special NOW account product introduced by the subsidiary bank in 1995 was the reason for the increase in NOW accounts. The decreases in savings accounts and money market deposit accounts result from certain of those depositors looking to achieve higher yields during the higher interest rate environment that was prevalent in 2000, either in other deposit products or in alternate sources outside of traditional bank products. Average balances of savings deposits were fairly stable at $304.3 million during 2000 and $307.6 million during 1999.
      Time certificates increased $15.5 million to $271.6 million at December 31, 2000 compared to $256.1 million at December 31, 1999. The increase related primarily to $13.6 million of time certificates assumed in connection with the acquisition of the two Olde Port Bank branches. Average balances of time certificates were stable at $256.7 million during each of the years 2000 and 1999.
      Noninterest bearing deposits increased $18.0 million to $90.8 million at December 31, 2000 compared to $72.8 million at December 31, 1999. The increase related to $9.1 million of noninterest bearing deposits assumed in connection with the acquisition of the two Olde Port Bank branches and other increases of $8.9 million. Average balances of noninterest bearing deposits also increased $4.4 million to $77.5 million during 2000 compared to $73.1 million during 1999. The increase in noninterest bearing deposits during 2000, excluding deposits assumed in connection with the acquisition, is attributable to the Company's success in attracting these deposits from its commercial loan customers.
      Time certificates with minimum balances of $100 thousand increased $6.8 million, from $34.3 million at December 31, 1999 to $41.1 million at December 31, 2000. The Company does not use brokers to solicit deposits.

Securities Sold Under Agreements to Repurchase

      Securities sold under agreements to repurchase increased $15.8 million or 21.01% to $90.8 million at December 31, 2000 from $75.0 million at December 31, 1999. The increase in securities sold under agreements to repurchase was used to fund changes in interest earning assets and other interest bearing liabilities. These short-term borrowings are instruments which are used by municipalities and businesses to invest their excess cash and are collateralized by US Government Agency obligations. Municipalities and businesses made greater use of these instruments in 2000 compared to 1999 because short-term interest rates were at higher levels. Additionally, $1.2 million of the increase related to securities sold under agreements to repurchase assumed in connection with the acquisition of the two Olde Port Bank branches.

Other Borrowings

      Other borrowings which consists of borrowings from the FHLBB increased from $90.6 million at December 31, 1999 to $100.5 million at December 31, 2000. The proceeds of borrowings from the FHLBB were used to fund changes in interest earning assets and other interest bearing liabilities.
      Principal payments due on other borrowings after December 31, 2000 are $51 thousand in 2001, $54 thousand in 2002, $30.1 million in 2003, $62 thousand in 2004, $60 thousand in 2005 and $70.2 million in years thereafter. The FHLBB has the right to call and require the repayment of $60 million of borrowings during 2001, $20 million of which is at a rate of 4.49% maturing in 2008, $10 million of which is at a rate of 5.58% maturing in 2009 and $30 million of which is at a weighted average interest rate of 5.60% maturing in 2010. Should the FHLBB require repayment of the callable borrowings on the call dates, the interest cost to replace such borrowings would likely increase.

Stockholders' Equity

      Stockholders' equity was $73.5 million at December 31, 2000, an increase of $3.1 million from $70.4 million at December 31, 1999. Book value per share was $13.76 at December 31, 2000, up $1.52 or 12.42% from $12.24 at December 31, 1999. See "Capital Resources and Liquidity" for further information on stockholders' equity.

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

Asset/Liability Management, Interest Rate Sensitivity and Market Risk

      The Company's primary objective regarding asset/liability management is to position the Company so that changes in interest rates do not have a material adverse impact upon net earnings (through changes in net interest and dividend income) and the estimated net present value of equity of the Company. The Company's primary strategy for accomplishing its asset/liability management objective is achieved by managing the weighted average maturities of assets, liabilities and off-balance-sheet items (duration matching). At December 31, 2000, approximately 68.7% of the Company's loan portfolio was comprised of adjustable rate loans. Approximately 79.7% of its securities available for sale and securities held to maturity portfolios are debt securities maturing in less than five years, with an additional 7.1% comprised of debt securities having adjustable rate features. With regard to deposit liabilities, only 39.7% of total deposits and 45.8% of interest bearing deposits are comprised of time certificates. Unlike other deposit products such as NOW, money market deposit and savings accounts, time certificates carry a high degree of interest rate sensitivity and therefore their renewal will vary based on the competitiveness of the Company's interest rates. The Company has also entered into interest rate cap agreements to manage a portion of its exposure to interest rate risk. At December 31, 2000 the Company had interest rate cap agreements in effect with notional amounts of $20.0 million with a weighted average strike rate of 7.77%, which mature in the year 2004. The Company receives an interest payment if the three-month London Interbank Offer Rate ("LIBOR") increases above the strike rate.
      To measure the impact of interest rate changes, the Company utilizes a comprehensive financial planning model that recalculates the estimated net present value of equity and net interest and dividend income of the Company assuming instantaneous, permanent parallel shifts in the yield curve of both up and down 100 and 200 basis points. Larger increases or decreases in estimated net interest and dividend income and the estimated net present value of equity of the Company as a result of these interest rate changes represent greater interest rate risk than do smaller increases or decreases.
      The results of the financial planning model are highly dependent on numerous assumptions. These assumptions generally fall into two categories: those relating to the interest rate environment and those relating to general business and economic factors. Assumptions related to the interest rate environment include the prepayment speeds on mortgage-related assets and the cash flows and maturities of financial instruments. Assumptions related to general business and economic factors include changes in market conditions, loan volumes and pricing, deposit sensitivity, customer preferences, competition, and management's financial and capital plans. The assumptions are developed based on current business and asset/liability management strategies, historical experience, the current economic environment, forecasted economic conditions and other analyses. These assumptions are inherently uncertain and subject to change as time passes and therefore, there can be no assurances that the Company's forecasts in this regard will be achieved.
      Management believes that the above method of measuring and managing interest rate risk is consistent with FDIC guidelines.
      The following table summarizes the timing of the Company's anticipated maturities or repricing of and interest rates applicable to rate-sensitive assets and rate-sensitive liabilities as of December 31, 2000. This table has been generated using certain assumptions which the Company believes fairly and accurately represent repricing volumes in a dynamic interest rate environment. Adjustable rate loans are reflected in periods in which they reprice, and fixed rate loans are shown in accordance with their contractual maturities, adjusted for estimated prepayment activity. The earlier of contractual maturities or the next repricing date are used on all securities. Certain marketable equity securities and certain mutual fund securities totaling $5.2 million, are not susceptible to interest rate sensitivity and have therefore been excluded from this analysis. The gap maturity categories for savings deposits (including NOW, savings, and money market deposit accounts) are allocated based on the Company's historical experience in retaining such deposits in changing interest rate environments, as well as management's philosophy of repricing core deposits in reaction to changes in the interest rate environment. Time deposits are reflected at the earlier of contractual maturities or their next repricing date. Repricing frequencies will vary at different points in the interest cycle and as supply and demand for credit change.
      Nonperforming loans totaling $3.2 million have been excluded from this analysis.

                   INTEREST RATE SENSITIVITY GAP ANALYSIS
                            at December 31, 2000


                                                                           Sensitivity Period
                                                  ---------------------------------------------------------------------
                                                    0-3      3 Months-       1-3         3-5        Over
                                                   Months     1 Year        Years       Years      5 Years       Total
                                                  ---------------------------------------------------------------------
                                                                             ($ In Thousands)

Rate-sensitive Assets:
  Interest bearing deposits in other
   banks                                     $    $  8,872                                                     $  8,872
                                          Rate        3.89%                                                        3.89%
  Securities, including stock
   in FHLBB                                  $      18,769    $  14,894    $ 81,271    $ 79,071    $ 22,512     216,517
                                          Rate        7.83%        6.17%       6.12%       6.34%       7.38%       6.48%
  Loans and loans held for sale              $     125,297      129,363     188,046     123,868      88,268     654,842
                                          Rate        9.22%        8.60%       8.09%       7.97%       7.50%       8.30%
                                                  ---------------------------------------------------------------------
    Total                                         $152,938    $ 144,257    $269,317    $202,939    $110,780    $880,231
                                                  =====================================================================

Rate-sensitive Liabilities:
  Money market deposit accounts              $    $  1,966    $   6,224    $  8,190                            $ 16,380
                                          Rate        2.97%        2.97%       2.97%                               2.97%
  Savings and NOW accounts                   $      15,229       45,686     121,829    $ 60,914    $ 60,914     304,572
                                          Rate        2.41%        2.41%       2.41%       2.41%       2.41%       2.41%
  Time certificates                          $      39,944      197,282      29,988       3,896         466     271,576
                                          Rate        5.15%        6.27%       5.65%       5.73%       5.27%       6.03%
  Securities sold under agreements
   to repurchase                             $      85,842        4,969                                          90,811
                                          Rate        5.36%        6.55%                                           5.43%
  Other borrowings                           $          13           38      30,112         122      70,230     100,515
                                          Rate        6.06%        6.06%       5.87%       6.06%       5.35%       5.50%
                                                  ---------------------------------------------------------------------
    Total                                         $142,994    $ 254,199    $190,119    $ 64,932    $131,610    $783,854
                                                  =====================================================================
Period Sensitivity Gap                            $  9,944    $(109,942)   $ 79,198    $138,007    $(20,830)   $ 96,377
Cumulative Sensitivity Gap                        $  9,944    $ (99,998)   $(20,800)   $117,207    $ 96,377
Cumulative Sensitivity Gap as a
 Percent of Total Rate-sensitive Assets               1.13%      (11.36)%     (2.36)%     13.32%      10.95%

      The ability to assess interest rate risk using gap analysis is limited. Gap analysis does not capture the impact of cash flow or balance sheet mix changes over a forecasted future period and it does not measure the amount of price change expected to occur in the various asset and liability categories. Thus, management does not use gap analysis exclusively in its assessment of interest rate risk. The Company's interest rate risk exposure is also measured by the estimated net interest and dividend income and discounted cash flow present value sensitivities referred to above.
      The Company's limits on interest rate risk specify that if interest rates were to shift immediately up or down 200 basis points, hypothetical net interest and dividend income over the next twelve months should decline by less than 10%. Additionally, the Company's limits on interest rate risk also specify that if interest rates were to shift immediately up or down 200 basis points, the change in the estimated net present value of equity should decline by less than 25%. The following table presents as of December 31, 2000, the Company's interest rate risk as measured by the changes in the estimated net present value of equity and hypothetical net interest and dividend income for instantaneous and sustained parallel shifts of 100 and 200 basis points in market interest rates.


                                                                             $ Change in         % Change in
                        $ Change in Estimated    % Change in Estimated    Hypothetical Net    Hypothetical Net
         Change in           Net Present              Net Present           Interest and        Interest and
      Interest Rates       Value of Equity          Value of Equity       Dividend Income     Dividend Income
      --------------------------------------------------------------------------------------------------------
      (Basis Points)        (In Thousands)                                 (In Thousands)

           +200               $(15,322)                (13.27)%               $(2,057)           (5.67)%
           +100                 (7,616)                 (6.60)                 (1,029)           (2.84)
         Flat Rate                   0                      0                       0                0
           -100                  4,790                   4.15                     622             1.71
           -200                  3,591                   3.11                     504             1.39

      At December 31, 1999, the change in estimated net present value of equity from the amount calculated under the flat rate scenario was a decrease of $19.3 million, or 17.57%, assuming a 200 basis point increase in interest rates and an increase of $13.8 million, or 12.56%, assuming a 200 basis points decrease in interest rates. The Company's present value of equity is negatively impacted in an increasing rate environment, but the impact in 2000 is less than in 1999. The differences in 2000 compared to 1999 relate primarily to increases in cash and due from banks and overnight investments, a decrease in the balance of securities available for sale, while the weighted average maturity of the portfolio remained fairly stable and a decrease in fifteen year fixed rate residential loans, partially offset by an increase in adjustable rate loans with initial terms of 3 to 7 years before the first rate adjustment may occur.
      At December 31, 1999, the change in hypothetical net interest and dividend income over the following twelve months from the amount calculated under the flat rate scenario was a decrease of $2.0 million, or 5.96%, assuming a 200 basis points increase in interest rates and an increase of $1.5 million, or 4.62%, assuming a 200 basis points decrease in interest rates. The Company's hypothetical net interest and dividend income is negatively impacted in an increasing interest rate environment and positively impacted in a declining interest rate environment. The impact of a 200 basis points increase in rates is only slightly less negative to hypothetical net interest and dividend income in 2000 compared to 1999. The impact of a 200 basis points decline in interest rates is not as positive in 2000 as compared to 1999, primarily due to callable US Agency securities, which, in a declining rate environment at December 31, 2000, were more susceptible to being called than in a declining rate environment at December 31, 1999.
      As a result of the foregoing, the Company was generally less susceptible to risk from changes in interest rates at December 31, 2000 than at December 31, 1999.
      Management also believes that the assumptions utilized in evaluating the vulnerability of the Company's net interest and dividend income and estimated net present value of equity to changes in interest rates are reasonable based on historical experience. However, the interest rate sensitivity of the Company's assets and liabilities as well as the estimated effect of changes in interest rates on the estimated net present value of equity or hypothetical net interest and dividend income, could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.
      In the event the Company should experience a mismatch in its desired GAP ranges or an excessive decline in its estimated net present value of equity or hypothetical net interest and dividend income subsequent to an immediate and sustained change in interest rates, it has a number of options which it could utilize to remedy such mismatch. The Company could restructure its available for sale securities portfolio through sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.
      The Company maintains a portfolio of marketable equity securities, which is included in securities available for sale, and had an estimated fair value of $6.1 million and an original cost of $6.5 million at December 31, 2000. Such securities are recorded at estimated fair market value, and are subject to market price risk. The risk is the potential loss in estimated fair value resulting from adverse changes in prices quoted by stock markets. The Company manages its market price risk by closely monitoring market developments and reviewing current financial statements and other reports published by the issuers of the equity securities.
      Within the Company's portfolio of marketable equity securities, an analysis of significant quarterly movements in stock prices over the last three years, or since the stock was initially offered for purchase if less than three years, indicated a 10-20% movement in prices in 35% of the quarters, a 20-25% movement in prices in 7% of the quarters, and a 25-30% movement in prices in 4% of the quarters. The market price risk in the Company's marketable equity securities portfolio, assuming hypothetical decreases in quoted stock prices of 10%, 25% and 30%, would amount to $608 thousand, $1.5 million and $1.8 million, respectively. The after tax impact on capital relating to these hypothetical decreases in stock prices would be $369 thousand, $924 thousand and $1.1 million, respectively.

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

Comparison of Operating Results for the Years Ended
 December 31, 2000 and 1999

Net Earnings

      Operations in 2000 resulted in net earnings of $10.1 million, stable with net earnings of $10.1 million in 1999. Basic earnings per share were $1.83 in 2000 compared to $1.75 in 1999. Diluted earnings per share were $1.82 in 2000 compared to $1.71 in 1999. Fewer shares outstanding in 2000 as compared to 1999 as a result of repurchases of stock by the Company resulted in the higher level of earnings per share in 2000 compared to 1999.
      Earnings before income taxes were $15.7 million in 2000, an increase of $334 thousand compared to earnings before income taxes of $15.4 million in 1999. Earnings before income taxes increased in 2000 compared to 1999, primarily as a result of increases in net interest and dividend income and noninterest income and a decrease in noninterest expense, partially offset by an increase in the provision for possible loan losses.

Net Interest and Dividend Income

      Net interest and dividend income was $32.2 million in 2000 and $31.9 million in 1999. The increase of $336 thousand in 2000 compared to 1999 relates primarily to an increase of $17.6 million or 2.17% in average interest earning assets to $827.0 million in 2000 from $809.4 million in 1999, partially offset by an increase in average interest bearing liabilities of $12.4 million, or 1.74%, to $725.3 million in 2000 from $712.9 million in 1999. Additionally, the increase was partially offset by decreases in the interest rate spread and net yield on interest earning assets to 3.37% and 3.90%, respectively, in 2000 from 3.48% and 3.94%, respectively, in 1999.
      Interest income on loans increased $2.9 million to $48.2 million in 2000 from $45.3 million in 1999. The increase was primarily the result of an increase in average loan balances of $26.4 million, or 4.72%, to $586.1 million in 2000, from $559.7 million in 1999, coupled with an increase in average loan yields to 8.22% in 2000 from 8.09% in 1999. The increase in average loan balances reflects strong loan demand in both the residential real estate and commercial real estate loan markets, as well as a slow down in the pace of repayments due to the higher interest rate environment in 2000 compared to 1999. The increase in loan yields is as a result of the higher interest rate environment that was prevalent during 2000 compared to 1999. This was partially offset by the competitive environment for attracting commercial real estate and commercial, financial and agricultural loans and the trend for residential real estate borrowers choosing adjustable rate loan products over fixed rate loan products, both of which contributed to reducing the amount by which the overall loan yields increased. Management expects that the competition for loans will continue to be brisk, which could impact the yields realized on new loans and therefore, the interest rate spreads in future periods.
      Interest and dividend income on securities, including stock in FHLBB, increased $1.2 million to $14.8 million in 2000 from $13.6 million in 1999. The increase relates primarily to a slight increase in the average balances of securities, including stock in FHLBB of $3.9 million, to $236.2 million in 2000 from $232.3 million in 1999, coupled with an increase in yields to 6.29% in 2000 from 5.87% in 1999. While average balances were relatively stable, increasing by only 1.67% in 2000 compared to 1999, the increase in yields resulted from securities purchased at higher yields during the latter part of 1999 and 2000 as interest rates trended higher. Additionally, a change in the mix of the securities portfolio with some additional investments in higher yielding corporate obligations and a decrease in investments in lower yielding US Treasury and US Government Agency obligations and marketable equity securities contributed to the higher yields in 2000.
      Interest expense on deposits increased $1.0 million to $21.9 million in 2000 from $20.9 million in 1999, with interest on savings deposits increasing $358 thousand and interest on time deposits increasing $711 thousand. The increase related primarily to a higher cost of deposits of 3.91% in 2000 compared to 3.70% in 1999, while the average balances of deposits were relatively stable, decreasing by $3.3 million, or 0.58%, to $560.9 million in 2000 compared to $564.2 million in 1999. Average balances of savings deposits decreased $3.3 million to $304.3 million in 2000 from $307.6 million in 1999, while average balances of time deposits were stable at $256.7 million in both 2000 and 1999. The cost of savings deposits was 2.54% in 2000 compared to 2.39% in 1999. The increase in the cost of these deposits related primarily to a change in the mix of the savings deposits, with an increase in balances of the special NOW account product introduced by the subsidiary bank in 1995, offset by reductions in lower yielding savings, regular NOW and money market deposit accounts. The cost of time deposits was 5.54% in 2000 compared to 5.26% in 1999. The increase in the cost of these deposits was primarily the result of the higher interest rate environment that was prevalent in 2000 compared to 1999, with time deposits maturing in 2000 generally renewing at higher rates.
      Interest expense on securities sold under agreements to repurchase increased $1.6 million to $4.3 million in 2000 from $2.7 million in 1999. The increase was primarily related to an increase in average balances of $12.6 million to $77.7 million in 2000 from $65.1 million in 1999, coupled with an increase in the cost of these short term borrowings to 5.55% in 2000 compared to 4.08% in 1999. The increase in average balances was as a result of local municipalities and businesses investing more of their excess cash in these instruments as short term interest rates trended higher during 2000. The higher cost of these short term borrowings in 2000 compared to 1999 related primarily to short term interest rates being higher during 2000 than 1999.
      Interest expense on other borrowings, which consist primarily of advances from the FHLBB, increased $467 thousand to $4.8 million in 2000 from $4.4 million in 1999. The increase was primarily related to an increase in average balances of other borrowings of $3.0 million to $86.6 million in 2000 from $83.6 million in 1999, coupled with an increase in the cost of other borrowings to 5.59% in 2000 from 5.23% in 1999. The increase in the average balance of other borrowings related primarily to the subsidiary bank making greater use of FHLBB advances to fund asset growth. The increase in the cost of other borrowings related to the higher interest rate environment that was prevalent in 2000 compared to 1999, and the subsidiary bank borrowing additional funds to replace callable advances that were called by the FHLBB during 2000.

Average Balance Sheets and Net Interest and Dividend Income

      The following table presents, for the periods indicated, average balances, the total dollar amount of interest and dividend income from interest earning assets and their resultant yields, as well as the interest expense on interest bearing liabilities, and their resultant costs:


                                                                          Year Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                     2000                          1999                          1998
                                          ---------------------------   ---------------------------   ---------------------------
                                          Average              Yield/   Average              Yield/   Average              Yield/
                                          Balance   Interest   Cost     Balance   Interest   Cost     Balance   Interest   Cost
                                          -------   --------   ------   -------   --------   ------   -------   --------   ------
                                                                              ($ In Thousands)

Assets
  Interest earning assets
    Loans and loans held for sale <F1>    $586,081  $48,197    8.22%    $559,651  $45,287    8.09%    $536,596  $45,832    8.54%
    Interest bearing deposits in
     other banks                             4,735      290    6.12       17,456      876    5.02       19,634    1,029    5.24
    Securities, including stock
     in FHLBB <F2>                         236,196   14,849    6.29      232,314   13,639    5.87      195,051   11,765    6.03
                                          --------  -------             --------  -------             --------  -------
      Total interest earning assets        827,012   63,336    7.66      809,421   59,802    7.39      751,281   58,626    7.80
                                                    -------                       -------                       -------
  Non-interest earning assets               55,908                        59,057                        70,690
  Allowance for possible loan losses        (7,072)                       (7,138)                       (7,557)
                                          --------                      --------                      --------
      Total assets                        $875,848                      $861,340                      $814,414
                                          ========                      ========                      ========

Liabilities and Stockholders' Equity
  Interest bearing liabilities
    Savings deposits                      $304,261    7,721    2.54     $307,559    7,363    2.39     $296,639    7,684    2.59
    Time deposits                          256,668   14,219    5.54      256,660   13,508    5.26      267,764   14,870    5.55
                                          --------  -------             --------  -------             --------  -------
      Total interest bearing deposits      560,929   21,940    3.91      564,219   20,871    3.70      564,403   22,554    4.00
    Securities sold under agreements
     to repurchase                          77,723    4,316    5.55       65,078    2,654    4.08       67,562    2,945    4.36
    Other borrowings                        86,609    4,838    5.59       83,577    4,371    5.23       37,222    2,154    5.79
                                          --------  -------             --------  -------             --------  -------
      Total interest bearing
       liabilities                         725,261   31,094    4.29      712,874   27,896    3.91      669,187   27,653    4.13
                                                    -------                       -------                       -------
  Non-interest bearing liabilities
    Demand deposits                         77,522                        73,145                        69,575
    Other liabilities                        2,351                         2,376                         3,784
                                          --------                      --------                      --------
      Total non-interest bearing
       liabilities                          79,873                        75,521                        73,359
  Stockholders' equity                      70,714                        72,945                        71,868
                                          --------                      --------                      --------
      Total liabilities and
       stockholders' equity               $875,848                      $861,340                      $814,414
                                          ========                      ========                      ========
  Net interest and dividend
   income/interest rate spread                      $32,242    3.37%              $31,906    3.48%              $30,973    3.67%
                                                    =======    ====               =======    ====               =======    ====
  Net earning balance/net yield on
   interest earning assets                $101,751             3.90%    $ 96,547             3.94%    $ 82,094             4.12%
                                          ========             ====     ========             ====     ========             ====

--------------------

<F1>  Loans on nonaccrual status are included in the average balances for all periods presented.
<F2>  The yield on securities, including stock in FHLBB, is calculated using interest and dividend income divided by the average balance of the amortized historical cost.

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


                                                                               Year Ended
                                                                       December 31, 2000 vs. 1999
                                                                       Increase (Decrease) Due To
                                                                      ----------------------------
                                                                      Volume     Rate       Total
                                                                      ------     ----       -----
                                                                             (In Thousands)

Interest income on loans                                              $2,171    $   739    $ 2,910
Interest income on interest bearing deposits in other banks             (838)       252       (586)
Interest and dividend income on securities and stock in FHLBB            229        981      1,210
                                                                      ----------------------------
      Total interest and dividend income                               1,562      1,972      3,534
                                                                      ----------------------------
Interest expense on deposits                                            (122)     1,191      1,069
Interest expense on securities sold under agreements to repurchase       582      1,080      1,662
Interest expense on other borrowings                                     161        306        467
                                                                      ----------------------------
      Total interest expense                                             621      2,577      3,198
                                                                      ----------------------------
      Net interest and dividend income                                $  941    $  (605)   $   336
                                                                      ============================


                                                                               Year Ended
                                                                       December 31, 1999 vs. 1998
                                                                       Increase (Decrease) Due To
                                                                      ----------------------------
                                                                      Volume     Rate       Total
                                                                      ------     ----       -----

                                                                             (In Thousands)

Interest income on loans                                              $2,407    $(2,952)   $  (545)
Interest income on interest bearing deposits in other banks             (111)       (42)      (153)
Interest and dividend income on securities and stock in FHLBB          2,176       (302)     1,874
                                                                      ----------------------------
      Total interest and dividend income                               4,472     (3,296)     1,176
                                                                      ----------------------------
Interest expense on deposits                                              (7)    (1,676)    (1,683)
Interest expense on securities sold under agreements to repurchase      (106)      (185)      (291)
Interest expense on other borrowings                                   2,404       (187)     2,217
                                                                      ----------------------------
      Total interest expense                                           2,291     (2,048)       243
                                                                      ----------------------------
      Net interest and dividend income                                $2,181    $(1,248)   $   933
                                                                      ============================

Provision for Possible Loan Losses

      The provision for possible loan losses was $330 thousand in 2000 compared to $50 thousand in 1999. The increase in 2000 compared to 1999, related primarily to an increase in nonperforming loans and an increase in the loan portfolio, as well as management's overall evaluation of the loan portfolio and the adequacy of the level of the allowance for possible loan losses. Nonperforming loans increased $1.7 million to $3.2 million in 2000 compared to $1.5 million in 1999. Growth in the loan portfolio, excluding loans acquired at year end 2000 of $43.2 million in connection with the Olde Port Bank branch acquisition, was $45.5 million during 2000.

Noninterest Income

      Noninterest income increased $106 thousand to $5.6 million in 2000 from $5.5 million in 1999. The increase in 2000 compared to 1999 was attributable to increases in customer account fees and service charges of $129 thousand and other noninterest income of $610 thousand, partially offset by decreases in net gains on sales of securities available for sale of $386 thousand, net gains on sales of loans of $203 thousand and mortgage service fees of $44 thousand. The increase in customer account fees and service charges relates primarily to changes in certain fees and service charges for both commercial and retail customers which were implemented effective January 1, 2000. The increase in other noninterest income is primarily related to increases in the cash surrender value of life insurance policies owned by the subsidiary bank, as well as increases in commissions from brokerage activities. The decrease in net gains on sales of loans was as a result of a decrease in loans originated for and sold into the secondary mortgage market in 2000 compared to 1999, due to the higher interest rate environment in 2000, which encouraged residential real estate loan borrowers into adjustable rate products which the subsidiary bank retains in its loan portfolio. The higher interest rate environment also slowed loan refinance activity. These factors also contributed to the decrease in mortgage service fees, as loans serviced for others decreased in 2000 compared to 1999.

Noninterest Expense

      Noninterest expense was $21.7 million in 2000, a decrease of $172 thousand compared to $21.9 million in 1999. The decrease was attributable to a decrease in other real estate owned expenses of $358 thousand to $1 thousand in 2000 from $359 thousand in 1999 and a decrease in other noninterest expenses of $186 thousand to $5.4 million in 2000 from $5.6 million in 1999, partially offset by an increase in salaries and benefits expenses of $153 thousand to $12.0 million in 2000 from $11.8 million in 1999 and an increase in occupancy and equipment expenses of $219 thousand to $4.3 million in 2000 from $4.1 million in 1999.
      The slight increase in salaries and benefits expenses of $153 thousand, or 1.29%, related primarily to normal salary increases of 5.28%, including increases related to job promotions and increases in retirement and health costs. The increases were partially offset by continued personnel efficiencies, as average full time equivalent employees was 270 in 2000 compared to 288 in 1999, and by a decrease in compensation expense relating to stock awards.
      The increase in occupancy and equipment expenses of $219 thousand, or 5.31% related primarily to an increase in costs associated with maintenance agreements on new equipment and a $93 thousand writedown on bank buildings, based on an appraisal, relating to property used as a branch office which was closed during 2000.
      The decrease of $358 thousand in other real estate owned expenses relates to the decrease in properties held in foreclosure, with costs related to holding properties in foreclosure and writedowns of properties subsequent to foreclosure being offset by gains on disposals of foreclosed properties during 2000.
      Other noninterest expenses decreased $186 thousand, or 3.33%, with decreases in legal and collection expenses, year 2000 related expenses and amortization of tax advantaged limited partnerships being partially offset by an increase in advertising and marketing expenses.

Income Taxes

      Income tax expense increased $381 thousand to $5.7 million in 2000 from $5.3 million in 1999 and represented effective tax rates of 36.0% and 34.3%, respectively, of pretax income. The increase in the effective tax rate in 2000 compared to 1999, related primarily to an increase in state tax expense and a decrease in tax credits.

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

Net Interest and Dividend Income

      Net interest and dividend income was $31.9 million and $31.0 million in 1999 and 1998, respectively. The increase of $933 thousand in 1999 compared to 1998 relates primarily to an increase of $58.1 million or 7.74% in average interest earning assets to $809.4 million in 1999 from $751.3 million in 1998, partially offset by an increase in average interest bearing liabilities of $43.7 million, or 6.53%, to $712.9 million in 1999 from $669.2 million in 1998. Additionally, the increase was partially offset by decreases in the interest rate spread and net yield on interest earning assets to 3.48% and 3.94%, respectively, in 1999 from 3.67% and 4.12%, respectively, in 1998.
      Interest income on loans decreased $545 thousand to $45.3 million in 1999 from $45.8 million in 1998. The decrease was primarily the result of a decrease in average loan yields to 8.09% in 1999 from 8.54% in 1998, partially offset by an increase in average loan balances of $23.1 million, or 4.30%, to $559.7 million in 1999 from $536.6 million in 1998. The decrease in loan yields is a result of the change in the mix of loans to a larger percentage of lower yielding residential real estate loans and a smaller percentage of commercial real estate and commercial, financial and agricultural loans. The competitive environment amongst financial institutions for attracting commercial real estate and commercial, financial and agricultural loans also contributed to the lower loan yields in 1999. The increase in average loan balances in 1999 compared to 1998, reflects the strong loan demand in the residential real estate market during most of 1999, although the demand slowed in late 1999 as interest rates trended higher. The growth in residential real estate loans was partially offset by decreases in commercial, financial and agricultural loans and commercial real estate loans. Such decreases were as a result of the pace of repayments due to the low interest rate environment that was prevalent until the latter part of 1999 and the competition for these loans amongst financial institutions.
      Interest and dividend income on securities, including stock in FHLBB, increased $1.8 million to $13.6 million in 1999 from $11.8 million in 1998. The increase relates primarily to an increase in the average balances of securities, including stock in FHLBB of $37.2 million, to $232.3 million in 1999 from $195.1 million in 1998, partially offset by a decrease in yields to 5.87% in 1999 from 6.03% in 1998. The increase in average balances of securities was due primarily to investments in available for sale securities during the latter part of 1998, which were invested for all of 1999. The decrease in yields was primarily the result of securities which were called by the issuers in 1998, the proceeds of which were reinvested during 1998 at lower rates, which rates remained in effect for all of 1999.
      Interest expense on deposits decreased $1.7 million to $20.9 million in 1999 from $22.6 million in 1998, with interest on savings deposits decreasing $321 thousand and interest on time deposits decreasing $1.4 million. The decrease related primarily to a lower average cost of deposits of 3.70% during 1999 compared to 4.00% during 1998, while average balances of interest bearing deposits were relatively stable at $564.2 million in 1999 compared to $564.4 million in 1998. Average balances of savings deposits increased $11.0 million to $307.6 million in 1999 from $296.6 million in 1998, while average balances of time deposits decreased $11.1 million to $256.7 million in 1999 from $267.8 million in 1998. The continued success of the NOW account product introduced by the subsidiary bank in 1995 was the primary reason for the increase in the average balance of savings deposits, while the decrease in the average balance of time deposits related primarily to those depositors continuing to look to achieve higher yields by investing their funds in alternate sources outside of traditional bank products. The lower cost of savings deposits of 2.39% in 1999 compared to 2.59% in 1998 and the lower cost of time deposits of 5.26% in 1999 compared to 5.55% in 1998 related primarily to rate changes made during 1998 as rates trended lower that remained in place for most of 1999.
      Interest expense on securities sold under agreements to repurchase decreased $291 thousand to $2.7 million in 1999 from $2.9 million in 1998. The decrease was primarily related to a decrease in the cost of these short term borrowings to 4.08% in 1999 compared to 4.36% in 1998, coupled with a decrease in the average balances of $2.5 million to $65.1 million in 1999 from $67.6 million in 1998. The decrease in rates related primarily to short term rates being lower during 1999 than 1998 on average, although during the latter part of 1999 short term interest rates trended higher. The decrease in average balances related primarily to local municipalities and businesses making slightly less use of these instruments to invest their excess funds during 1999 compared to 1998.
      Interest expense on other borrowings, which consist primarily of advances from the FHLBB, increased $2.2 million to $4.4 million in 1999 from $2.2 million in 1998. The increase was primarily related to an increase in average balances of other borrowings of $46.4 million to $83.6 million in 1999 compared to $37.2 million in 1998, partially offset by a decrease in the cost of these borrowings to 5.23% in 1999 from 5.79% in 1998. The increase in the average balance of other borrowings related primarily to the subsidiary bank making greater use of FHLBB advances to match fund certain of its interest earning assets, as well as using special callable FHLBB advances to borrow funds at attractive rates. The decrease in the cost of other borrowings related to the subsidiary bank using special callable advances to borrow funds from the FHLBB at attractive rates.

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

Capital Resources and Liquidity

Capital Resources

      Stockholders' equity totaled $73.5 million or 7.69% of total assets at December 31, 2000 compared to $70.4 million, or 8.11% of total assets at December 31, 1999. Stockholders' equity increased $3.1 million, primarily as a result of net earnings of $10.1 million, the change in accumulated other comprehensive income (loss) of $3.2 million, restricted stock award amortization of $198 thousand, Employee Stock Ownership Plan distribution and indebtedness repayments of $112 thousand and other increases of $66 thousand, partially offset by repurchases of stock of $7.1 million and dividends declared of $3.5 million.
      The Company and subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum requirements can result in the initiation of certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiary bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2000 and 1999, the Company and subsidiary bank meet all capital adequacy requirements to which they are subject. See note 20 of Notes to Consolidated Financial Statements for further details of regulatory capital.
      As of December 31, 2000, the most recent notification from the FDIC categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and

Tier I leverage ratios. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.
      On August 11, 1998, the Company announced a Stock Repurchase Program ("Program"), whereby the Company's Board of Directors authorized the repurchase of up to 5% of the Company's outstanding common shares from time to time. As of May 3, 2000, the Company completed the repurchase of its stock under this Program.
      On May 3, 2000, the Company announced another Stock Repurchase Program, whereby the Company's Board of Directors authorized the repurchase of up to 10% (or approximately 566,000 shares), of the Company's outstanding common shares from time to time. Shares repurchased under this Program may be held in treasury, retired or used for general corporate purposes. As of December 31, 2000, the Company had repurchased 321,427 shares of common stock, with approximately 244,573 shares still available to be purchased under this Program.

Liquidity

      The principal source of funds for the payment of dividends and expenses by the Company, is dividends paid to it by the subsidiary bank. Bank regulatory authorities generally restrict the amount available for payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly affect the Company's ability to pay dividends. Dividends paid to the Company by the subsidiary bank in 2000, 1999 and 1998 were $10.0 million, $5.3 million and $2.3 million, respectively. The Company declared cash dividends of $.64, $.56 and $.50 per share, respectively, in 2000, 1999 and 1998 resulting in total dividends declared in those years of $3.5 million, $3.3 million and $2.9 million, respectively. The primary source of liquidity in the Company is its interest bearing deposit with its subsidiary bank of $1.6 million at December 31, 2000. Management believes that these funds are adequate to provide for the Company's needs.
      The subsidiary bank monitors its level of short-term assets and liabilities, maintaining an appropriate balance between liquidity, risk and return. The major sources of liquidity are deposits, securities available for sale, maturities of securities held to maturity, interest bearing deposits in other banks, amortization, prepayments and maturities of outstanding loans and other borrowings from the FHLBB. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by interest rate trends, economic conditions and competition.
      The Company's and subsidiary bank's liquidity, represented by cash and due from banks, is a product of its operating activities, investing activities and financing activities. These activities are summarized as follows:


                                                            Year Ended December 31,
                                                       --------------------------------
                                                         2000        1999        1998
                                                         ----        ----        ----
                                                                (In Thousands)

Cash and due from banks at beginning of year           $ 18,575    $ 23,506    $ 28,677

Operating activities:
  Net earnings                                           10,078      10,125       9,557
  Adjustments to reconcile net earnings to net
   cash provided by operating activities                   (209)       (727)     (1,411)
                                                       --------------------------------
Net cash provided by operating activities                 9,869       9,398       8,146
Net cash provided by (used in) investing activities     (31,978)      1,045     (73,132)
Net cash provided by (used in) financing activities      29,968     (15,374)     59,815
                                                       --------------------------------
Cash and due from banks at end of year                 $ 26,434    $ 18,575    $ 23,506
                                                       ================================

      Operating activities provided positive cash flows in 2000, 1999 and 1998 and were primarily comprised of net earnings.
      Investing activities used cash in 2000, provided cash in 1999 and used cash in 1998. The primary investing activities of the Company and the subsidiary bank, are originating loans and purchasing securities available for sale and securities held to maturity. In 2000, 1999 and 1998, loan originations net of repayments were $46.2 million, $14.2 million and $48.9 million, respectively. Purchases of securities available for sale and securities held to maturity were $22.6 million, $101.0 million and $124.6 million, respectively, in 2000, 1999 and 1998. A substantial portion of the net loan originations and purchases of securities available for sale and securities held to maturity in 2000, 1999 and 1998, were funded by maturities and calls of securities held to maturity in 1999 and 1998, maturities, calls, principal payments received and sales of securities available for sale in 2000, 1999 and 1998, increases in deposits in 2000, increases in securities sold under agreements to repurchase in 2000, 1999 and 1998 and increases in other borrowings in 2000, 1999 and 1998. Effective at year end 2000, the Company acquired certain assets and assumed certain liabilities in connection with the acquisition of two branch offices of Olde Port Bank. The Company paid $6.6 million, net of cash acquired of $2.2 million, and at December 31, 2000 owed an additional $3.3 million in connection with the acquisition. For a description of assets acquired and liabilities assumed, see "Acquisition of Branches".
      Financing activities provided cash in 2000, used cash in 1999 and provided cash in 1998. The primary financing activities of the Company and the subsidiary bank are deposits, short term borrowings in the form of securities sold under agreements to repurchase and other borrowings. Deposits increased $15.9 million in 2000, decreased $22.5 million in 1999 and increased $1.5 million in 1998. Securities sold under agreements to repurchase increased $14.6 million, $4.1 million and $4.9 million, respectively, in 2000, 1999 and 1998. In 2000, 1999 and 1998 proceeds from other borrowings exceeded repayments, which increased other borrowings by $10.0 million, $10.0 million and $54.7 million, respectively. Additionally, during 2000, 1999 and 1998 the Company used cash of $7.1 million, $4.1 million and $289 thousand, respectively, to repurchase shares of its common stock for treasury. Net cash provided by financing activities in 2000 was used primarily to fund cash used in investing activities. Net cash used in financing activities in 1999 was funded by cash provided by operating and investing activities and a decrease in cash and due from banks. Net cash provided by financing activities in 1998 was used primarily to fund investing activities.
      Liquidity management is both a daily and long-term function of management. Excess liquidity is generally invested in short-term investments such as interest bearing deposits in the FHLBB and 2 to 5 year fixed income US Government agency securities and corporate securities. In addition to assets in cash on hand and due from banks of $26.4 million at December 31, 2000, the Company through its subsidiary bank has interest bearing deposits in other banks, primarily with FHLBB, of $8.9 million and securities available for sale of $196.5 million. In addition to these liquidity sources the Company has significant cash flow from the repayments of loans through its subsidiary bank. If the subsidiary bank requires funds beyond its ability to generate them internally, borrowing arrangements with the FHLBB can provide additional funds. At December 31, 2000, the subsidiary bank had $100.5 million of outstanding borrowings with the FHLBB, with an additional borrowing capacity of approximately $276.9 million.
      The Company anticipates that the subsidiary bank will have sufficient funds available to meet its current loan commitments. At December 31, 2000, the subsidiary bank had outstanding loan commitments of $63.9 million. For additional information as to loan commitments, see note 15 of Notes to Consolidated Financial Statements. Time deposits which are scheduled to mature in one year or less at December 31, 2000, totaled $237.2 million. Management believes that a significant portion of such deposits will remain with the subsidiary bank.
      For a discussion of the limitations that federal law places on extensions of credit from banks to their parent holding company, see note 21 of Notes to Consolidated Financial Statements.

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

Recent Accounting Developments

      In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was effective for fiscal years beginning after June 15, 1999. SFAS No. 133 must be adopted prospectively and retroactive application is not permitted. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133", which delayed the effective date. SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133". The Company will adopt SFAS No. 133, as amended by SFAS Nos. 137 and 138, on January

1, 2001 and believes the effect of adopting SFAS No. 133, as amended, will have no material effect on its consolidated financial position or results of operations.
      In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. It also requires certain disclosures, but carries over most of the provisions of SFAS No.
125. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and must be adopted prospectively. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements. For recognition and reclassification of collateral and for certain disclosures, this statement was effective for fiscal years ending after December 15, 2000, and had no impact on the Company's consolidated financial statements.

Management's Responsibility for Financial Reporting

      The consolidated financial statements of Granite State Bankshares, Inc. and subsidiary have been prepared by management, which is responsible for their content and accuracy. The statements present the results of operations, cash flows, and financial position of the Company in conformity with accounting principles generally accepted in the United States of America and, accordingly, include amounts based on management's judgments and estimates. Information in other sections of this annual report is consistent with that included in the financial statements.

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

      The firm of Grant Thornton LLP, Certified Public Accountants, has been engaged to audit and report on the Company's consolidated financial statements. Its audit was conducted in accordance with auditing standards generally accepted in the United States of America and included a review of internal accounting controls to the extent deemed necessary for the purpose of its report, which follows.



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

                                            [FORM OF GRANT THORNTON LETTERHEAD]


             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Granite State Bankshares, Inc.

      We have audited the accompanying consolidated statements of financial condition of Granite State Bankshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the management of Granite State Bankshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Granite State Bankshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                       /s/ Grant Thornton LLP


Boston, Massachusetts
January 10, 2001

Consolidated Statements of Financial Condition


                                                                                                    December 31,
                                                                                                --------------------
                                                                                                  2000        1999
                                                                                                  ----        ----
                                                                                                   (In Thousands)

                                           ASSETS
Cash and due from banks                                                                         $ 26,434    $ 18,575
Interest bearing deposits in other banks, at cost, which approximates market value                 8,872       4,402
Securities available for sale (amortized cost $198,316,000 in 2000 and $222,673,000 in 1999)     196,522     215,572
Securities held to maturity (market value $17,922,000 in 2000 and $17,232,000 in 1999)            18,011      18,017
Stock in Federal Home Loan Bank of Boston                                                          7,201       7,201
Loans held for sale                                                                                  657         479

Loans                                                                                            657,385     568,694
  Less:  Unearned income                                                                          (1,177)     (1,248)
         Allowance for possible loan losses                                                       (7,854)     (7,032)
                                                                                                --------------------
Net loans                                                                                        648,354     560,414

Premises and equipment                                                                            17,756      16,967
Other real estate owned                                                                              416       1,288
Other assets                                                                                      30,786      24,762
                                                                                                --------------------
      Total assets                                                                              $955,009    $867,677
                                                                                                ====================

                            LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Interest bearing deposits                                                                       $592,528    $555,222
Noninterest bearing deposits                                                                      90,806      72,796
                                                                                                --------------------
      Total deposits                                                                             683,334     628,018

Securities sold under agreements to repurchase                                                    90,811      75,042
Other borrowings                                                                                 100,515      90,563
Other liabilities                                                                                  6,885       3,685
                                                                                                --------------------
      Total liabilities                                                                          881,545     797,308

STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value; authorized 7,500,000 shares; none issued
Common stock, $1.00 par value; authorized 12,500,000 shares; 6,789,582
 shares issued at December 31, 2000 and 1999, respectively                                         6,790       6,790
Additional paid-in capital                                                                        37,916      37,919
                                                                                                --------------------
                                                                                                  44,706      44,709
Retained earnings                                                                                 46,437      39,870
Accumulated other comprehensive loss                                                              (1,089)     (4,312)
                                                                                                --------------------
                                                                                                  90,054      80,267

  Less:  Treasury stock, at cost, 1,449,362 and 1,039,089 shares at
          December 31, 2000 and 1999, respectively                                               (16,344)     (9,418)
         Unallocated common stock acquired by the ESOP                                                           (36)
         Unearned restricted stock                                                                  (246)       (444)
                                                                                                --------------------
         Total stockholders' equity                                                               73,464      70,369
                                                                                                --------------------
         Total liabilities and stockholders' equity                                             $955,009    $867,677
                                                                                                ====================

      The accompanying notes are an integral part of these statements.

Consolidated Statements of Earnings


                                                                                           Year Ended December 31,
                                                                                   ---------------------------------------
                                                                                      2000         1999         1998
                                                                                      ----         ----         ----
                                                                                   ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                                                             $  48,197    $  45,287    $  45,832
  Debt securities available for sale                                                   12,525       11,182        9,110
  Marketable equity securities available for sale                                         621          738          725
  Securities held to maturity                                                           1,154        1,248        1,469
  Interest bearing deposits in other banks                                                290          876        1,029
  Dividends on Federal Home Loan Bank of Boston stock                                     549          471          461
                                                                                    -----------------------------------
      Total interest and dividend income                                               63,336       59,802       58,626
                                                                                    -----------------------------------

Interest expense
  Deposits                                                                             21,940       20,871       22,554
  Securities sold under agreements to repurchase                                        4,316        2,654        2,945
  Other borrowings                                                                      4,838        4,371        2,154
                                                                                    -----------------------------------
      Total interest expense                                                           31,094       27,896       27,653
                                                                                    -----------------------------------
      Net interest and dividend income                                                 32,242       31,906       30,973
Provision for possible loan losses                                                        330           50        1,125
                                                                                    -----------------------------------
      Net interest and dividend income after provision for possible loan losses        31,912       31,856       29,848

Noninterest income
  Customer account fees and service charges                                             2,681        2,552        2,283
  Mortgage service fees                                                                   441          485          566
  Net gains on sales of securities available for sale                                     322          708        4,185
  Net gains on sales of loans                                                             364          567          725
  Other                                                                                 1,761        1,151        1,291
                                                                                    -----------------------------------
      Total noninterest income                                                          5,569        5,463        9,050

Noninterest expense
  Salaries and benefits                                                                11,997       11,844       12,444
  Occupancy and equipment                                                               4,341        4,122        4,958
  Other real estate owned                                                                   1          359          357
  Other                                                                                 5,405        5,591        6,446
                                                                                    -----------------------------------
      Total noninterest expense                                                        21,744       21,916       24,205
                                                                                    -----------------------------------
      Earnings before income taxes                                                     15,737       15,403       14,693
Income taxes                                                                            5,659        5,278        5,136
                                                                                    -----------------------------------
      NET EARNINGS                                                                  $  10,078    $  10,125    $   9,557
                                                                                    ===================================

Net earnings per share-basic                                                        $    1.83    $    1.75    $    1.64
                                                                                    ===================================

Net earnings per share-diluted                                                      $    1.82    $    1.71    $    1.60
                                                                                    ===================================

Shares used in computing net earnings per share-basic                               5,494,982    5,778,272    5,818,856
Shares used in computing net earnings per share-diluted                             5,537,735    5,927,668    5,990,745


      The accompanying notes are an integral part of these statements.

Consolidated Statements of Comprehensive Income


                                                                               Year Ended December 31,
                                                                            -----------------------------
                                                                             2000       1999       1998
                                                                             ----       ----       ----
                                                                                   (In Thousands)

Net earnings                                                                $10,078    $10,125    $ 9,557
  Other comprehensive income (loss):
    Unrealized holding gains (losses) on securities available for sale
     arising during the period                                                5,629     (8,972)    (2,543)
    Related income tax effects                                               (2,210)     3,507        982
                                                                            -----------------------------
      Net unrealized holding gains (losses) on securities available for
       sale, net of related income tax effects                                3,419     (5,465)    (1,561)
                                                                            -----------------------------

  Less: reclassification adjustment for net gains on sales of securities available for sale realized in net earnings:
    Realized net gains                                                         (322)      (708)    (4,185)
    Related income tax effects                                                  126        278      1,616
                                                                            -----------------------------
      Net reclassification adjustment                                          (196)      (430)    (2,569)
                                                                            -----------------------------

      Total other comprehensive income (loss)                                 3,223     (5,895)    (4,130)
                                                                            -----------------------------

Comprehensive income                                                        $13,301    $ 4,230    $ 5,427
                                                                            =============================


      The accompanying notes are an integral part of these statements.

Consolidated Statements of Stockholders' Equity
 Years Ended December 31, 2000, 1999 and 1998


                                                                                              Unallocated
                                                                               Accumulated      Common
                                           Additional                             Other          Stock       Unearned
                                  Common    Paid-in     Retained   Treasury   Comprehensive    Acquired     Restricted
                                  Stock     Capital     Earnings    Stock     Income (Loss)   by the ESOP      Stock      Total
                                  ------   ----------   --------   --------   -------------   -----------   ----------    ------
                                                                          (In Thousands)

Balance as of December 31, 1997   $6,494    $34,730     $26,389    $ (6,305)     $ 5,713         $(107)                  $66,914
Net earnings                                              9,557                                                            9,557
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                        36                        36
Employee Stock Ownership Plan
 distribution                                    97                                                                           97
Cash dividends declared on
 common stock, $.50 per share                            (2,948)                                                          (2,948)
Change in accumulated other
 comprehensive income (loss),
 net of income taxes                                                              (4,130)                                 (4,130)
Issuance of common stock upon
 exercise of stock options,
 including related tax effects       296      2,898                                                                        3,194
Restricted stock awards                         313                     421                                  $(1,015)       (281)
Restricted stock award amortization                                                                              362         362
Reissuance of common stock from
 treasury upon exercise of stock
 options                                        (20)                    108                                                   88
Purchase of common stock for
 treasury                                                              (289)                                                (289)
                                  ----------------------------------------------------------------------------------------------
Balance as of December 31, 1998    6,790     38,018      32,998      (6,065)       1,583           (71)         (653)     72,600

Net earnings                                             10,125                                                           10,125
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                        35                        35
Employee Stock Ownership Plan
 distribution                                    76                                                                           76
Cash dividends declared on
 common stock, $.56 per share                            (3,253)                                                          (3,253)
Change in accumulated other
 comprehensive income (loss),
 net of income taxes                                                              (5,895)                                 (5,895)
Restricted stock awards                          (8)                    104                                      (96)          -
Restricted stock award
 amortization                                                                                                    305         305
Reissuance of common stock from
 treasury upon exercise of stock
 options, including related
 tax effects                                   (167)                    595                                                  428
Purchase of common stock for
 treasury                                                            (4,052)                                              (4,052)
                                  ----------------------------------------------------------------------------------------------
Balance as of December 31, 1999    6,790     37,919      39,870      (9,418)      (4,312)          (36)         (444)     70,369

Net earnings                                             10,078                                                           10,078
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                        36                        36
Employee Stock Ownership Plan
 distribution                                    76                                                                           76
Cash dividends declared on
 common stock, $.64 per share                            (3,511)                                                          (3,511)
Change in accumulated other
 comprehensive income (loss),
 net of income taxes                                                               3,223                                   3,223
Restricted stock award
 amortization                                                                                                    198         198
Reissuance of common stock from
 treasury upon exercise of stock
 options, including related
 tax effects                                    (79)                    145                                                   66
Purchase of common stock for
 treasury                                                            (7,071)                                              (7,071)
                                  ----------------------------------------------------------------------------------------------
Balance as of December 31, 2000   $6,790    $37,916     $46,437    $(16,344)     $(1,089)        $   -       $  (246)    $73,464
                                  ==============================================================================================



      The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows


                                                                                             Year Ended December 31,
                                                                                        --------------------------------
                                                                                          2000        1999        1998
                                                                                          ----        ----        ----
                                                                                                 (In Thousands)

Increase (decrease) in cash and due from banks
Cash flows from operating activities
  Net earnings                                                                          $ 10,078    $ 10,125    $  9,557
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Provision for possible loan losses                                                       330          50       1,125
    Provision for depreciation and amortization                                            2,339       2,363       2,468
    Net amortization of security discounts and premiums                                        9         193          30
    Provision for loss on other real estate owned                                             50         146          53
    Deferred income taxes (benefits)                                                        (220)        412         (43)
    Realized gains on sales of securities available for sale, net                           (322)       (708)     (4,185)
    Writedown of premises and equipment                                                       93                     712
    Loans originated for sale                                                            (18,362)    (26,122)    (40,082)
    Proceeds from sale of loans originated for sale                                       18,548      28,038      40,047
    (Increase) decrease in other assets                                                   (1,976)     (4,739)        316
    Increase (decrease) in other liabilities                                                (443)        106      (1,285)
    Allocation of common stock by the ESOP                                                   112         111         133
    Decrease in unearned restricted stock                                                    198         305         362
    Realized gains on sales of loans                                                        (364)       (567)       (725)
    Gains on sales of other assets                                                                       (11)       (465)
    Increase (decrease) in unearned income                                                  (130)       (258)         74
    Realized (gains) losses on sales of other real estate owned                              (71)        (46)         54
                                                                                        --------------------------------
      Net cash provided by operating activities                                            9,869       9,398       8,146
                                                                                        --------------------------------

Cash flows from investing activities
  Proceeds from sales of securities available for sale                                    30,934      57,067       5,462
  Proceeds from maturities and calls of securities available for sale                     15,000      35,000      50,750
  Principal payments received on securities available for sale                             1,383       3,916       9,596
  Purchase of securities available for sale                                              (22,641)   (100,995)   (109,586)
  Purchase of securities held to maturity                                                                        (15,012)
  Proceeds from maturities and calls of securities held to maturity                                    4,300      26,765
  Loan originations, net of repayments                                                   (46,169)    (14,246)    (48,912)
  Purchase of premises and equipment                                                        (870)     (1,465)     (1,533)
  Proceeds from sales of other assets                                                                    760         465
  Net (increase) decrease in interest-bearing deposits in other banks                     (4,470)     15,130       7,920
  Proceeds from sales of other real estate owned                                           1,436       1,324         921
  Net cash paid for assets acquired and liabilities assumed related to the
   Olde Port Bank branch acquisition                                                      (6,581)
  Other                                                                                                  254          32
                                                                                        --------------------------------
      Net cash provided by (used in) investing activities                                (31,978)      1,045     (73,132)
                                                                                        --------------------------------

Cash flows from financing activities
  Net increase (decrease) in demand, NOW, money market deposit and savings
   accounts                                                                               14,073     (11,671)     24,779
  Net increase (decrease) in time certificates                                             1,875     (10,798)    (23,275)
  Net increase in securities sold under agreements to repurchase                          14,606       4,137       4,880
  Increase in other borrowings                                                             9,952       9,955      54,731
  Repayment on liability relating to ESOP                                                    (36)        (35)        (36)
  Dividends paid on common stock                                                          (3,463)     (3,185)     (2,824)
  Proceeds from issuance of common stock                                                                           2,042
  Reissuance of common stock from treasury                                                    32         275          88
  Purchase of common stock for treasury                                                   (7,071)     (4,052)       (289)
  Purchase of common stock relating to restricted stock awards                                                      (281)
                                                                                        --------------------------------
      Net cash provided by (used in) financing activities                                 29,968     (15,374)     59,815
                                                                                        --------------------------------
      Net increase (decrease) in cash and due from banks                                   7,859      (4,931)     (5,171)
Cash and due from banks at beginning of year                                              18,575      23,506      28,677
                                                                                        --------------------------------
Cash and due from banks at end of year                                                  $ 26,434    $ 18,575    $ 23,506
                                                                                        ================================



      The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements

NOTE 1-Summary of Significant Accounting Policies

      The accounting and reporting policies of Granite State Bankshares, Inc. (the "Company") and its wholly-owned subsidiary, Granite Bank (the "subsidiary bank") conform to generally accepted accounting principles and to general practices within the banking industry.
      The subsidiary bank is a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and originating loans secured by residential and commercial real estate and other loans. The subsidiary bank has a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire. The subsidiary bank also originates residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has nineteen full service offices and an additional twenty-three remote automatic teller locations. The subsidiary bank offers its products and services online through its internet banking branch, GRANITe-bank.
      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the balance sheets, and revenues and expenses for the periods. Actual results could differ from those estimates.
      Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for possible loan losses. In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties which collateralize loans.
      A substantial portion of the Company's loans are secured by real estate in New Hampshire. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changing conditions in New Hampshire.
      The following is a description of the significant accounting policies.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and the subsidiary bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

      Certain amounts in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 presentation.

Securities

      Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss) as a separate component of stockholders' equity, net of estimated income taxes. During 2000, 1999 and 1998, the Company had no securities classified as trading securities.
      Premiums and discounts on securities are amortized or accreted into earnings on the straight-line method over the life of the investments. Income recognized by use of this method does not differ materially from that which would be recognized by use of the level-yield method. If a decline in fair value below the amortized cost basis of a security is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against net gains or losses on securities. Gains and losses on the sale of securities available for sale are recognized at the time of sale on a specific identification basis.

Loans

      Real estate mortgage loans and other loans are stated at the amount of unpaid principal, less unearned income and the allowance for possible loan losses.
      Interest on loans is included in income as earned based on rates applied to principal amounts outstanding. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due by ninety days, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current period interest income. Interest subsequently received on nonaccrual loans is either applied against principal or recorded as income according to management's judgment as to the collectibility of principal.
      The Company measures loan impairment on commercial, financial and agricultural loans, commercial real estate loans and construction and land development real estate loans in excess of $100,000 based on the present value of expected future cash flows discounted at the loan's effective interest rate, or on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. When the Company determines that foreclosure is probable, it measures impairment based on the fair value of the collateral. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Commercial, financial and agricultural loans, commercial real estate loans and construction and land development real estate loans of $100,000 or less are collectively evaluated for impairment. Additionally, large groups of smaller balance homogeneous loans, such as residential real estate and consumer loans are collectively evaluated for impairment.
      Loan origination and commitment fees, certain direct loan origination costs and discounts on acquired loans are being deferred and amortized as an adjustment of the related loan yield over the contractual life of the loans.

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

Other Assets

      The Company has investments in two tax advantaged limited partnerships. These investments are included in other assets and amortized over the same period the tax benefits are expected to be received.
      The core deposit intangible arising from the year end 2000 branch acquisition is included in other assets, and will be amortized on a declining balance method over 10 years.
      Goodwill arising from acquisitions is included in other assets, net of accumulated amortization, and is amortized on the straight-line basis over 15 years.
      Mortgage servicing rights are included in other assets, net of accumulated amortization, and are amortized on a basis which results in approximately level rates of return in proportion to, and over the period of, estimated net servicing income.

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

Retirement and Benefit Plans

      The Company and its subsidiary bank have a non-contributory defined benefit Pension Plan covering substantially all of the Company's employees. Contributions are intended to provide for benefits attributed to services rendered to date and for those expected to be earned in the future.
      The Company sponsors a Supplemental Executive Retirement Plan ("SERP"). The SERP is a nonqualified plan designed to provide supplemental retirement benefits to certain key employees, whose benefits under the Company's other retirement plans are limited by Federal tax laws.
      The Company has an Employee Stock Ownership Plan ("ESOP"), covering eligible employees with one year of service as defined by the ESOP. The Company records compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees, plus discretionary contributions.

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

Derivative Financial Instruments

      The Company utilizes interest rate cap agreements to manage a portion of its exposure to interest rate risk. The Company does not purchase derivative financial instruments for trading purposes. Under these agreements, the Company receives an interest payment if the three-month London Interbank Offered Rate ("LIBOR") increases above a predetermined rate. This payment would be based upon the rate difference between current LIBOR and the predetermined rate accrued on the notional value of the instrument. The amounts received on the interest rate cap agreements are accounted for as an adjustment to the yield or cost of the related financial instruments. The transaction fee paid on the interest rate cap is amortized over the life of the contract.

Comprehensive Income

      SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net earnings and all other non-owner changes in equity. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company's accumulated other comprehensive income
(loss) included in stockholders' equity is comprised exclusively of net unrealized gains (losses) on securities available for sale, net of related tax effects.

Disclosure about Segments

      SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called the "management approach". The management approach is based on the way the chief operating decision-makers organize segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment.

Recent Accounting Developments

      In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was effective for fiscal years beginning after June 15, 1999. SFAS No. 133 must be adopted prospectively and retroactive application is not permitted. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133." The Company will adopt SFAS No. 133, as amended by SFAS Nos. 137 and 138, on January 1, 2001 and believes the effect of adopting SFAS No. 133, as amended, will have no material effect on its consolidated financial position or results of operations.
      In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. It also requires certain disclosures, but carries over most of the provisions of SFAS No.
125. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and must be adopted prospectively. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements. For recognition and reclassification of collateral and for certain disclosures, this statement was effective for fiscal years ending after December 15, 2000, and had no impact on the Company's consolidated financial statements.

NOTE 2-Acquisition of Branches

      Effective at year end 2000, the Company completed its acquisition of two branch offices of Olde Port Bank, a division of Webster Bank. Webster Bank is the subsidiary of Webster Financial Corporation. The acquired branches are located in the city of Portsmouth and the town of Hampton, both in Rockingham County, New Hampshire. The acquisition has been accounted for using the purchase method of accounting. The core deposit intangible is being amortized over ten years on an accelerated method. Goodwill is being amortized over fifteen years on the straight line method. Since the acquisition was effective at year end 2000, results of operations relating to the acquired branches will be reflected in earnings commencing January 1, 2001.

      The acquisition was allocated as follows:


Description                                       Amount
-----------                                       ------
                                              (In Thousands)

Loans, net of allowance for possible loan
 losses of $606,000                              $42,514
Bank premises and equipment                        1,952
Core deposit intangible                              882
Goodwill                                           5,146
Other assets                                         256
                                                 -------
      Assets acquired                             50,750

Deposits                                          39,368
Securities sold under agreements
 to repurchase                                     1,163
Other liabilities                                    306
                                                 -------
      Liabilities assumed                         40,837
                                                 -------
  Total consideration for acquisition              9,913

Cash paid to date, net of cash acquired of
 $2,214,000                                        6,581
                                                 -------
  Amount due to Webster Bank                     $ 3,332
                                                 =======


      The amount due to Webster Bank is included in other liabilities in the Consolidated Statements of Financial Condition at December 31, 2000.

NOTE 3-Earnings Per Share

      Information regarding the computations of earnings per share is as follows:


                                         Year Ended December 31,
                                  -------------------------------------
                                    2000          1999          1998
                                    ----          ----          ----
                                            ($ in Thousands,
                                         except per share data)

Net earnings                        $10,078       $10,125        $9,557
                                  =====================================
Weighted average common
 shares outstanding-basic         5,494,982     5,778,272     5,818,856
Dilutive effect of stock
 options and restricted stock
 awards computed using
 the treasury stock method           42,753       149,396       171,889
                                  -------------------------------------
Weighted average common
 shares outstanding-
 diluted                          5,537,735     5,927,668     5,990,745
                                  =====================================
Net earnings per share-
 basic                                $1.83         $1.75         $1.64
                                  =====================================
Net earnings per share-
 diluted                              $1.82         $1.71         $1.60
                                  =====================================


      Weighted average options to purchase 225,517, 75,000 and 37,808 shares of common stock were outstanding during 2000, 1999 and 1998, respectively, but were not included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share, because the effect would have been antidilutive.

NOTE 4-Supplemental Cash Flow Disclosures

Supplemental Disclosures of Cash Flow Information


                             Year Ended
                            December 31,
                   -------------------------------
                    2000        1999        1998
                    ----        ----        ----
                           (In Thousands)

Cash paid for
  Interest         $31,010     $27,837     $27,400
  Income taxes       5,925       3,725       3,924


Supplemental Schedule of Noncash Investing and Financing Activities

      Effective at year end 2000, the Company acquired certain assets and assumed certain liabilities in connection with the acquisition of two branch offices of Olde Port Bank, a division of Webster Bank. For a description of assets acquired and liabilities assumed, see note 2 of Notes to Consolidated Financial Statements.
      The subsidiary bank acquired other real estate owned through foreclosure in settlement of loans or accepted deeds in lieu of foreclosures on real estate loans in the amount of $543,000, $1,111,000 and $724,000 during the years ended December 31, 2000, 1999 and 1998, respectively.
      Dividends declared and unpaid on common stock at December 31, 2000, 1999 and 1998 were $854,000, $806,000 and $737,000, respectively.

NOTE 5-Cash and Due From Banks

      The Federal Reserve Bank requires the subsidiary bank to maintain average reserve balances. Reserves (in the form of deposits with the Federal Reserve Bank) of $1,000,000 were maintained to satisfy Federal regulatory requirements at December 31, 2000 and 1999. These reserves are included in cash and due from banks in the Consolidated Statements of Financial Condition.

NOTE 6-Securities

      The amortized cost and estimated market values of securities at December 31, were as follows:


                                                                                     Estimated
                                            Amortized    Unrealized    Unrealized     Market
                                              Cost         Gains         Losses        Value
                                            ---------    ----------    ----------    ---------
                                                              (In Thousands)

Securities held to maturity
 At December 31, 2000
  US Government agency obligations           $ 13,003      $    3        $   36      $ 12,970
  Other corporate obligations                   5,008                        56         4,952
                                             ------------------------------------------------
      Total securities held to maturity      $ 18,011      $    3        $   92      $ 17,922
                                             ================================================

Securities available for sale
 At December 31, 2000
  US Government agency obligations           $100,504      $    5        $  459      $100,050
  Other corporate obligations                  84,245         265         1,368        83,142
  Mortgage-backed securities:
    FNMA                                        3,904          44             7         3,941
    FHLMC                                       1,161          12                       1,173
    GNMA                                          767          73                         840
    SBA                                           310           5                         315
                                             ------------------------------------------------
      Total mortgage-backed securities          6,142         134             7         6,269
  Mutual Funds                                    900          98            21           977
  Marketable equity securities                  6,525         318           759         6,084
                                             ------------------------------------------------
      Total securities available for sale    $198,316      $  820        $2,614      $196,522
                                             ================================================

Securities held to maturity
 At December 31, 1999
  US Government agency obligations           $ 13,007                    $  482      $ 12,525
  Other corporate obligations                   5,010                       303         4,707
                                             ------------------------------------------------
      Total securities held to maturity      $ 18,017      $    0        $  785      $ 17,232
                                             ================================================

Securities available for sale
 At December 31, 1999
  US Treasury obligations                    $ 19,988      $   43                    $ 20,031
  US Government agency obligations            105,454                    $3,428       102,026
  Other corporate obligations                  71,824          27         2,427        69,424
  Mortgage-backed securities:
    FNMA                                        4,772          20            44         4,748
    FHLMC                                       1,526           1            22         1,505
    GNMA                                          870          40                         910
    SBA                                           397           2             1           398
                                             ------------------------------------------------
      Total mortgage-backed securities          7,565          63            67         7,561
  Mutual Funds                                  7,149          47           172         7,024
  Marketable equity securities                 10,693         909         2,096         9,506
                                             ------------------------------------------------
      Total securities available for sale    $222,673      $1,089        $8,190      $215,572
                                             ================================================


      As a member of the Federal Home Loan Bank of Boston ("FHLBB"), the subsidiary bank is required to invest in $100 par value stock of the FHLBB in the amount of 1% of its outstanding loans secured by residential housing, or 1% of 30% of total assets, or 5% of its outstanding advances from the FHLBB, whichever is higher. When such stock is redeemed, the subsidiary bank would receive from the FHLBB an amount equal to the par value of the stock. As of December 31, 2000 and 1999, the subsidiary bank had investments in FHLBB stock of $7,201,000. Such investments are reflected separately in the Consolidated Statements of Financial Condition.

      Gross realized gains and gross realized losses on sales of securities available for sale for the years ended December 31 were as follows:


                                                2000                    1999                    1998
                                        --------------------    --------------------    --------------------
                                        Realized    Realized    Realized    Realized    Realized    Realized
                                          Gain        Loss        Gain        Loss        Gain        Loss
                                        --------    --------    --------    --------    --------    --------
                                                                   (In Thousands)

      Securities
        Debt securities                  $    6       $  1       $  317       $ 39       $   23
        Marketable equity securities      1,096        779        1,157        727        4,162
                                         -----------------------------------------------------------------
                                         $1,102       $780       $1,474       $766       $4,185       $  0
                                         =================================================================

      At December 31, 2000, U. S. Government Agency Obligations with carrying values of $113,052,000 and estimated market values of $113,020,000 were pledged as collateral for securities sold under agreements to repurchase and for government deposit accounts.
      The following table sets forth the maturity distribution of debt securities held to maturity and available for sale at amortized cost and estimated market value at December 31, 2000. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations without penalties.


                                                             Over 1 Year    Over 5 Years
                                                  Within       Through        Through           Over
                                                  1 Year       5 Years        10 Years        10 Years     Totals
                                                  ------     -----------    ------------      --------     ------
                                                                           (In Thousands)

Amortized Cost
 At December 31, 2000
  Securities held to maturity
    US Government agency obligations                          $ 11,000         $ 2,003                  $ 13,003
    Other corporate obligations                                  5,008                                     5,008
                                                  --------------------------------------------------------------
      Total debt securities held to maturity      $     0     $ 16,008         $ 2,003      $     0     $ 18,011
                                                  ==============================================================

  Securities available for sale
    US Government agency obligations                          $ 90,512         $ 9,992                  $100,504
    Other corporate obligations                   $11,026       53,166           1,268      $18,785       84,245
    Mortgage-backed securities                          8          942                        5,192        6,142
                                                  --------------------------------------------------------------
      Total debt securities available for sale    $11,034     $144,620         $11,260      $23,977     $190,891
                                                  ==============================================================

Estimated Market Value
 At December 31, 2000
  Securities held to maturity
    US Government agency obligations                          $ 10,964         $ 2,006                  $ 12,970
    Other corporate obligations                                  4,952                                     4,952
                                                  --------------------------------------------------------------
      Total debt securities held to maturity      $     0     $ 15,916         $ 2,006      $     0     $ 17,922
                                                  ==============================================================

  Securities available for sale
    US Government agency obligations                          $ 90,120         $ 9,930                  $100,050
    Other corporate obligations                   $10,977       53,018           1,170      $17,977       83,142
    Mortgage-backed securities                          8          937                        5,324        6,269
                                                  --------------------------------------------------------------
      Total debt securities available for sale    $10,985     $144,075         $11,100      $23,301     $189,461
                                                  ==============================================================


NOTE 7-Loans

      Loans consist of the following at:


                                      December 31,
                                  ---------------------
                                    2000         1999
                                    ----         ----
                                     (In Thousands)

Commercial, financial and
 agricultural                     $ 50,750     $ 41,837
Real estate-residential            394,286      356,368
Real estate-commercial             177,453      136,566
Real estate-construction and
 land development                    5,385        3,886
Installment                          6,547        5,952
Other                               22,964       24,085
                                  ---------------------
    Total loans                    657,385      568,694
Less:
  Unearned income                   (1,177)      (1,248)
  Allowance for possible loan
   losses                           (7,854)      (7,032)
                                  ---------------------
    Net loans                     $648,354     $560,414
                                  =====================


      Included in real estate-residential loans in the table above are multi-family real estate loans of $43,140,000 and $39,477,000, respectively, at December 31, 2000 and 1999.
      At December 31, 2000 and 1999, loans which were on nonaccrual status were $3,201,000 and $1,516,000, respectively. Interest income which would have been accrued on nonaccrual loans, had they performed in accordance with the terms of their contracts, for the years ended December 31, 2000, 1999 and 1998, was $239,000, $157,000 and $441,000, respectively. Interest income recognized on nonaccrual loans in 2000, 1999 and 1998 amounted to $110,000, $49,000 and $145,000, respectively.
      The Company has identified loans as impaired in accordance with SFAS No. 114, when it is probable that interest and principal will not be collected according to the terms of the loan agreements. The balance of impaired loans was $1,997,000 and $489,000, respectively, at December 31, 2000 and 1999. The average recorded investment in impaired loans was $880,000, $1,052,000 and $3,502,000, respectively, in 2000, 1999 and 1998.
No income was recognized on impaired loans during 2000, 1999 and 1998. Total cash collected on impaired loans during 2000, 1999 and 1998 was $22,000, $779,000 and $710,000, respectively, all of which was credited to the principal balance outstanding on such loans.
      The allowance for possible loan losses associated with impaired loans was $439,000, $252,000 and $233,000 at December 31, 2000, 1999 and 1998,
respectively. During 2000, 1999 and 1998, provisions for possible loan losses applicable to impaired loans were $187,000, $30,000 and $201,000, respectively. Impaired loans charged off during 2000, 1999 and 1998 were $0, $11,000 and $1,022,000, respectively. At December 31, 2000 and 1999, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114.
      The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.
      The Company's lending activities are conducted principally in New Hampshire and to a lesser extent in selected areas in other New England states. The Company grants single family and multi-family residential real estate loans, commercial real estate loans, commercial, financial and agricultural loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties and commercial real estate properties. Most loans granted by the Company are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas, and real estate values. The ability and willingness of commercial real estate, commercial, financial and agricultural and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic areas, and the general economy.
      At December 31, 2000 and 1999, the subsidiary bank serviced real estate loans sold to others in the amounts of $130,172,000 and $137,977,000, respectively.

NOTE 8-Allowance for Possible Loan Losses

      Changes in the allowance for possible loan losses are as follows:


                                      Year Ended December 31,
                                   -----------------------------
                                    2000       1999       1998
                                    ----       ----       ----
                                          (In Thousands)

Balance at beginning of year       $7,032     $7,122     $ 7,651
Allowance of loan portfolio
 related to branch acquisition        606
Provision for possible loan
 losses                               330         50       1,125
Loans charged off                    (324)      (559)     (2,113)
Recoveries of loans previously
 charged off                          210        419         459
                                   -----------------------------
Balance at end of year             $7,854     $7,032      $7,122
                                   =============================


NOTE 9-Loans to Related Parties

      The Company's banking subsidiary has granted loans to its officers and directors, and those of the Company and to their associates. The aggregate amount of these loans was $9,488,000 and $8,572,000 at December 31, 2000 and 1999, respectively. During 2000, $3,536,000 of new loans were made and repayments totaled $2,585,000. Approximately $35,000 of related party loans at December 31, 1999 were loans to officers and directors who were no longer associated with the Company in those capacities at December 31, 2000.

NOTE 10-Premises and Equipment

      The following is a summary of premises and equipment:


                                        December 31,
                                     -------------------
                                      2000        1999
                                      ----        ----
                                       (In Thousands)

Bank buildings                       $17,418     $15,728
Leasehold improvements                 1,689       1,689
Furniture and equipment               12,718      11,894
                                     -------------------
                                      31,825      29,311
  Less: Accumulated depreciation
   and amortization                   17,170      15,381
                                     -------------------
                                      14,655      13,930
Land                                   3,101       3,037
                                     -------------------
                                     $17,756     $16,967
                                     ===================


      Depreciation and amortization expense for the years ended December 31, 2000, 1999 and 1998 was $1,940,000, $1,959,000 and $1,994,000,
respectively.
      During the years ended December 31, 2000 and 1998, the Company recorded writedowns of $93,000 and $712,000, respectively, on bank buildings based upon appraisals performed on properties used as branch offices, which were closed in each of those years. The charges to earnings related to these writedowns are reflected in occupancy and equipment expense in 2000 and 1998, respectively.

NOTE 11-Other Real Estate Owned

      A summary of other real estate owned follows:


                                         December 31,
                                        ---------------
                                         2000     1999
                                         ----     ----
                                        (In Thousands)

Condominiums and apartment projects              $   55
Single family housing projects          $171        794
Non-retail commercial                    268        691
Residential                              187        235
                                        ---------------
                                         626      1,775
  Less:Valuation allowance               210        487
                                        ---------------
                                        $416     $1,288
                                        ===============


      An analysis of other real estate owned follows:


                                     Year Ended December 31,
                                 -------------------------------
                                  2000        1999        1998
                                  ----        ----        ----
                                         (In Thousands)

Balance at beginning of year     $ 1,288     $ 1,601     $ 1,905
Other real estate owned
 acquired                            543       1,111         724
Sales proceeds                    (1,436)     (1,324)       (921)
Gains (losses) on sales, net          71          46         (54)
Provisions for loss
 subsequent to foreclosure           (50)       (146)        (53)
                                 -------------------------------
Balance at end of year           $   416     $ 1,288     $ 1,601
                                 ===============================


      An analysis of other real estate owned expense follows:


                                   Year Ended December 31,
                                   -----------------------
                                   2000     1999     1998
                                   ----     ----     ----
                                       (In Thousands)

Foreclosure and holding costs,
 net                               $ 22     $259     $250
Provision for loss subsequent
 to foreclosure                      50      146       53
(Gains) losses on sales, net        (71)     (46)      54
                                   ----------------------
                                   $  1     $359     $357
                                   ======================


      Changes in the valuation allowance for other real estate owned were as follows:


                                  Year Ended December 31,
                                 -------------------------
                                 2000      1999      1998
                                 ----      ----      ----
                                      (In Thousands)

Balance at beginning of year     $ 487     $ 476     $ 468
Provision for loss                  50       146        53
Charge offs, net                  (327)     (135)      (45)
                                 -------------------------
Balance at end of year           $ 210     $ 487     $ 476
                                 =========================

NOTE 12-Other Assets
      A summary of other assets follows:


                                               December 31,
                                            -------------------
                                             2000        1999
                                             ----        ----
                                              (In Thousands)

Cash surrender value of life insurance      $10,780     $10,148
Accrued interest receivable                   6,854       5,767
Net deferred tax assets                       3,210       5,074
Goodwill, net of accumulated
 amortization of $2,536,000 in 2000
 and $2,290,000 in 1999                       6,293       1,392
Core deposit intangibles, net of accum-
 ulated amortization of $0 in 2000              882
Mortgage servicing rights, net of ac-
 cumulated amortization of $1,298,000
 in 2000 and $1,145,000 in 1999                 344         401
Prepaid expenses                              1,108         927
Other                                         1,315       1,053
                                            -------------------
                                            $30,786     $24,762
                                            ===================


      Mortgage servicing rights of $96,000, $169,000 and $262,000, were capitalized during 2000, 1999 and 1998. Amortization expense on mortgage servicing rights was $153,000, $158,000 and $203,000 in 2000, 1999 and
1998, respectively.
      Amortization expense on goodwill was $246,000 during each of the years 2000, 1999 and 1998.

NOTE 13-Interest Bearing Deposits

      Interest bearing deposits consisted of the following:


                                      December 31,
                                  ---------------------
                                    2000         1999
                                    ----         ----
                                     (In Thousands)

NOW accounts                      $217,774     $195,833
Savings accounts                    86,798       85,770
Money market deposit accounts       16,380       17,516
Time certificates                  271,576      256,103
                                  ---------------------
                                  $592,528     $555,222
                                  =====================


      Maturities of time certificates after December 31, 2000 are $237,226,000 in 2001, $25,877,000 in 2002, $4,111,000 in 2003, $1,145,000
in 2004, $2,751,000 in 2005 and $466,000 in years thereafter.
      Time certificates with balances of $100,000 or more at December 31, 2000 and 1999 totaled $41,149,000 and $34,268,000, respectively.

NOTE 14-Borrowings

Securities Sold Under Agreements to Repurchase

      Short-term borrowings in the form of securities sold under agreements to repurchase at December 31, 2000 and 1999, totaled $90,811,000 and $75,042,000, respectively. Such borrowings were collateralized at December 31, 2000 by a portion of the Company's U.S. Government agency securities with a carrying value of $111,050,000 and estimated market value of $111,014,000 (see note 6 of Notes to Consolidated Financial Statements). The collateral is maintained under the control of the Company in a separate custodial account at the FHLBB. The weighted average interest rate on these borrowings was 5.43% and 4.82%, respectively, at December 31, 2000 and 1999.
      The maximum amount of securities sold under agreements to repurchase at any month end during 2000, 1999 and 1998, were $90,811,000, $75,042,000 and $73,392,000, respectively. The average amount of securities sold under agreements to repurchase in 2000, 1999 and 1998 were $77,723,000, $65,078,000 and $67,562,000, respectively. The average cost of securities sold under agreements to repurchase was 5.55%, 4.08% and 4.36% during 2000, 1999 and 1998, respectively.

Other Borrowings

      The Company's subsidiary bank maintains a line of credit with the FHLBB to meet short or long-term financing needs that may arise. Short and long-term borrowings from the FHLBB are secured by a blanket lien on substantially all unencumbered interest-earning assets and FHLBB stock held. The Company's subsidiary bank is able to commingle, encumber or dispose of any collateral held subject to its ability to maintain specific "qualifying" collateral levels in excess of collateral maintenance requirements and meet minimum capital ratios, both of which were met as of December 31, 2000 and 1999.
      Based upon "qualifying" collateral held, the Company's subsidiary bank had a total borrowing capacity with the FHLBB as of December 31, 2000 of approximately $377,447,000, of which approximately $276,932,000 was still available.
      Other borrowings, all of which were with the FHLBB, consisted of the following:


                                     December 31, 2000
                                ----------------------------
                                                   Range of
                                    Amount         Rates (%)
                                    ------         ---------
                                (In Thousands)

Due within one year                $     51        5.00-6.17
Due from one to three years          30,112        5.00-6.17
Due over three years                 70,352        4.49-6.17
                                   --------
                                   $100,515
                                   ========



                                     December 31, 1999
                                ----------------------------
                                                   Range of
                                    Amount         Rates (%)
                                    ------         ---------
                                (In Thousands)

Due within one year                $    48         5.00-6.17
Due from one to three years            106         5.00-6.17
Due over three years                90,409         4.18-6.17
                                   -------
                                   $90,563
                                   =======


      Principal payments due on other borrowings after December 31, 2000 are $51,000 in 2001, $54,000 in 2002, $30,058,000 in 2003, $62,000 in 2004,
$60,000 in 2005 and $70,230,000 in years thereafter. The FHLBB has the right to call and require the repayment of $60,000,000 of borrowings during 2001, $20,000,000 of which is at an interest rate of 4.49% maturing in 2008; $10,000,000 of which is at an interest rate of 5.58% maturing in 2009 and $30,000,000 of which is at a weighted average interest rate of 5.60% maturing in 2010.

NOTE 15-Commitments and Contingencies

Financial Instruments With Off-Balance Sheet Risk

      The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amount of these instruments reflects the extent of involvement the Company has in particular classes of financial instruments.
      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
      Financial instruments with off-balance sheet credit risk at December 31, 2000 and 1999 were as follows:


                                             Contract or
                                           Notional Amount
                                         -------------------
                                          2000        1999
                                          ----        ----
                                           (In Thousands)

Financial instruments whose contract
 amounts represent credit risk
  Commitments to originate loans         $ 8,732     $10,361
  Unused lines and standby letters
   of credit                              52,653      38,729
  Unadvanced portions of con-
   struction loans                         2,498       2,175


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

Derivative Financial Instruments

      The Company uses interest rate cap agreements in managing a portion of the interest rate risk included in the consolidated statement of financial condition.
      With respect to interest rate caps, the Company is not exposed to loss beyond its initial cash outlay to enter into the agreements. The cash paid to enter into these agreements is amortized over the terms of the agreements. The unamortized cost related to these agreements was $206,000 and $266,000 at December 31, 2000 and 1999, respectively. The Company entered into these agreements with AAA-rated counterparties.
      Interest rate cap agreements provide for the receipt of interest to the extent that the three-month LIBOR is greater than the strike rate. No interest was received under these agreements during 2000, 1999 and 1998.
      At December 31, 2000 and 1999 the Company had the following interest rate cap agreements in effect:


         Notional        Strike      Maturity
          Amount          Rate         Date
         --------        ------      --------
      (In Thousands)

         $ 5,000         7.50%        2/7/04
           5,000         7.8125%      6/4/04
          10,000         7.875%      11/15/04


Investment in Limited Partnerships

      At December 31, 2000, the subsidiary bank was committed to invest an additional $827,000 in two real estate development limited partnerships related to low income housing. The investments will be $198,000 in 2001, $187,000 in 2002, $177,000 in 2003, $166,000 in 2004 and $99,000 in 2005.
At December 31, 2000 and 1999, the Company had $377,000 and $334,000, respectively, invested in such partnerships, which are included in other assets in the Consolidated Statements of Financial Condition.

Lease Commitments

      As of December 31, 2000, the Company was obligated under noncancelable operating leases for premises. Minimum future rentals under leases are as follows:


                                 Amount
                                 ------
                             (In Thousands)

Year Ending December 31,
  2001                           $  379
  2002                              346
  2003                              334
  2004                              344
  2005                              303
  Thereafter                        656
                                 ------
                                 $2,362
                                 ======


      Rent expense amounted to $558,000, $537,000 and $537,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

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

NOTE 16-Income Taxes

      The Company and its subsidiary file a consolidated Federal income tax return on the accrual basis for taxable years ending December 31.
      Income tax expense (benefit) reflected in the Consolidated Statements of Earnings for years ended December 31, are as follows:


                2000       1999       1998
                ----       ----       ----
                      (In Thousands)

Federal:
  Current      $4,677     $4,010     $4,476
  Deferred       (158)       405        341

State:
  Current       1,202        856        703
  Deferred        (62)         7       (384)
               ----------------------------
               $5,659     $5,278     $5,136
               ============================


      The above amounts include a tax provision on securities transactions of $126,000, $278,000 and $1,616,000, in 2000, 1999 and 1998, respectively.
      The income tax benefit related to the exercise of nonstatutory stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts were $34,000 in 2000, $153,000 in 1999 and $1,152,000 in 1998.
      The difference between the total expected income tax expense computed by applying the Federal income tax rate to earnings before income tax expense and the reported income tax expense for years ended December 31, is as follows:


                                 2000       1999       1998
                                 ----       ----       ----
                                       (In Thousands)

Computed "expected" Federal
 income tax expense at
 statutory rate                 $5,351     $5,237     $4,996
Increase (decrease)
 resulting from:
  State income tax, net of
   Federal tax benefit             752        570        211
  Low income/rehabilitation
   tax credits                    (187)      (320)
  Other                           (257)      (209)       (71)
                                ----------------------------
                                $5,659     $5,278     $5,136
                                ============================


      Significant components of the Company's deferred tax assets and liabilities are as follows:


                                           December 31,
                                         -----------------
                                          2000       1999
                                          ----       ----
                                          (In Thousands)

Deferred tax assets:
  Allowance for possible loan losses     $2,454     $2,066
  Other real estate owned                    61         75
  Federal net operating loss
   carryforwards                            299        436
  Accrued interest                           91        104
  Core deposit intangibles                   56         79
  Deferred compensation                      47         59
  Marketable equity securities               14         39
  Restricted stock awards                   137        129
  Low income-housing partnerships            86         83
  Unrealized loss on securities
   available for sale                       705      2,789
  Premises and equipment                    118         21
  Other                                      44         99
                                         -----------------
    Total deferred tax assets             4,112      5,979
                                         -----------------
Deferred tax liabilities:
  Unearned income                           674        703
  Deferred loan fees                        107         93
  Mortgage servicing rights                 121        109
                                         -----------------
    Total deferred tax liabilities          902        905
                                         -----------------
    Net deferred tax asset               $3,210     $5,074
                                         =================


      At December 31, 2000 and 1999, net deferred tax assets includes $705,000 and $2,789,000, respectively, in deferred tax assets which are attributable to the tax effects of net unrealized losses on securities available for sale. Pursuant to SFAS No. 115 and SFAS No. 109, the corresponding credit has been made directly to stockholders' equity.
      As of December 31, 2000 the Company has net operating loss carryforwards available for tax purposes of approximately $855,000, which expire at various dates from the year 2006 through 2010. The subsequent realization of net operating loss carryforwards is subject to limitation as defined in Internal Revenue Code Section 382 due to changes in ownership relating to acquisitions. Approximately $426,000 of these net operating loss carryforwards are available for use by the Company in 2001.
      Deferred tax assets at December 31, 2000 and 1999 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

NOTE 17-Pension Plans

Defined Benefit Pension Plan

      The following table sets forth the funded status of the Company's defined benefit pension plan as of September 30, 2000 and 1999 (the most recent actuarial valuations):


                                               2000       1999
                                               ----       ----
                                               (In Thousands)

Actuarial present value of benefit
 obligations:
  Accumulated benefit obligation, in-
   cluding vested benefits of $2,793,000
   and $2,420,000, respectively               $2,897     $2,482
                                              =================
Projected benefit obligation, beginning
 of period                                    $3,350     $3,217
  Service costs-benefits earned during
   the period                                    306        202
  Interest cost on projected benefit
   obligation                                    273        222
  Actuarial (gain) loss recognized
   during the period                              94       (162)
  Annuity payments made during the
   period                                        (80)       (77)
  Settlements occurring during the
   period                                        (17)       (52)
                                              -----------------
Projected benefit obligation, end of
 period                                        3,926      3,350
                                              -----------------
Plan assets at fair value, beginning of
 period, primarily fixed income and
 equity securities                             3,682      3,167
  Return on plan assets during the
   period                                        509        437
  Employer contributions during the
   period                                        420        207
  Annuity payments made during the
   period                                        (80)       (77)
  Settlements occurring during the
   period                                        (17)       (52)
                                              -----------------
Plan assets at fair value, end of period,
 primarily fixed income and equity
 securities                                    4,514      3,682
                                              -----------------
Plan assets in excess of projected
 benefit obligation                              588        332
  Unrecognized net gain from past
   experience different from that
   assumed and effects of changes in
   assumptions                                  (814)      (727)
  Unrecognized net liability being
   recognized over approximately
   12 years                                       23         78
                                              -----------------
      Accrued pension cost                    $ (203)    $ (317)
                                              =================


      Net periodic pension expense included the following components:


                                              Year Ended
                                             December 31,
                                       ------------------------
                                        2000     1999     1998
                                        ----     ----     ----
                                            (In Thousands)

Service cost-benefits earned during
 the period                            $ 306    $ 202    $  176
Interest cost on projected benefit
 obligation                              273      222       194
Expected return on plan assets          (304)    (259)     (254)
Net amortization and deferral             31       53         2
                                       ------------------------
      Net periodic pension expense     $ 306    $ 218    $  118
                                       ========================


      The weighted average discount rate of 8.00% in 2000, 8.00% in 1999 and 6.50% in 1998, and the rate of increase in future compensation levels of 5.50% in 2000, 5.50% in 1999 and 4.50% in 1998, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.00% for each year.

Supplemental Executive Retirement Plan

      The Company sponsors a SERP, and in connection therewith, maintains a Rabbi Trust, which purchases life insurance policies to satisfy its benefit obligations thereunder. During 1999 the SERP was amended and certain additional officers became participants in the SERP. Additional life insurance policies were purchased during 1999 to fund the additional benefit obligations. The cash surrender value of the life insurance policies related to the SERP was $6,580,000 and $6,227,000 at December 31, 2000 and 1999, respectively, and is carried in other assets in the Consolidated Statements of Financial Condition. Annual accruals for expense are paid to trusts for the benefit of the participants. The present value of future benefits is being accrued over the term of employment. SERP expense for the years ended December 31, 2000, 1999 and 1998 amounted to $605,000, $605,000 and $257,000, respectively.

NOTE 18-Employee Stock Ownership Plan (ESOP)

      On October 13, 1993, the Company's ESOP purchased 39,562 shares of common stock for $250,000. These funds were obtained by the ESOP through a loan from a third party lender and repayment of the loan is guaranteed by the Company. Annual principal payments were approximately $36,000 with interest at approximately the prime rate. Company contributions were the primary source of funds for the ESOP's repayment of the loan. The ESOP debt was fully repaid during 2000.
      Interest expense incurred on ESOP debt was $3,000, $6,000 and $9,000, respectively, for the years ended December 31, 2000, 1999 and 1998.
      Compensation expense related to the ESOP amounted to $287,000, $287,000 and $308,000, respectively, for the years ended December 31, 2000, 1999 and 1998 and included additional contributions in excess of amounts required to service the ESOP debt of $175,000 in each of those years.
      Dividends on unallocated shares were insignificant during 2000, 1999 and 1998.
      The total shares held by the ESOP were as follows:


                              December 31,
                           ------------------
                            2000       1999
                            ----       ----

Allocated shares           355,078    329,926
Unallocated shares               0      5,663
                           ------------------
      Total ESOP shares    355,078    335,589
                           ==================


      The fair value of unallocated shares at December 31, 2000 and 1999 was $0 and $113,000, respectively. Unallocated shares are allocated to employees as the ESOP debt is repaid.

NOTE 19-Stock Compensation Plans

      The Company maintains the 1997 Long-Term Incentive Stock Benefit Plan. Under this plan, stock options have been granted to certain officers of the Company and its subsidiary bank. Under this plan, stock options have also been granted to each member of the Board of Directors who is not an officer or employee of the Company or the subsidiary bank. Options have been granted to certain officers and still remain outstanding under the Company's 1986 stock option plan and stock options that were granted to certain officers and members of the Board of Directors of Primary Bank are still outstanding that relate to plans adopted by Primary Bank in 1993 and 1995, which plans were assumed by the Company in connection with the acquisition of Primary Bank in 1997. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value of the stock at the date of grant. Options will be exercisable in whole or in part over the vesting period and expire 10 years following the date of grant. However, all options become 100% exercisable in the event that the employee or Director terminates their employment or service due to death, disability, normal retirement, or in the event of a change in control. Certain of the stock options granted by Primary Bank were performance based options, all of which became exercisable in 1997 when Primary Bank's common stock price achieved designated price levels.

      The following is a description of activity in the stock compensation plans:

Fixed Stock Option Plans


                                                                 Year Ended December 31,
                                   -----------------------------------------------------------------------------------
                                             2000                         1999                         1998
                                   -------------------------    -------------------------    -------------------------
                                                  Weighted                     Weighted                     Weighted
                                   Number of       Average      Number of       Average      Number of       Average
                                    Options     Option Price     Options     Option Price     Options     Option Price
                                   ---------    ------------    ---------    ------------    ---------    ------------

Options at beginning of year        531,201        $17.54        520,468        $17.06        584,600        $11.39
Granted                                                           25,250         21.44        195,250         19.64
Exercised                            (7,000)         4.62        (14,017)         6.37       (257,880)         6.26
Canceled                            (99,750)        23.26           (500)        23.88         (1,502)         8.91
                                    -------                      -------                      -------
Options at end of year              424,451        $16.41        531,201        $17.54        520,468        $17.06
                                    =======        ======        =======        ======        =======        ======

Options exercisable at year end     224,393        $15.88        198,315        $15.85         82,861        $11.13
                                    =======        ======        =======        ======        =======        ======



                                                              At December 31, 2000
                            --------------------------------------------------------------------------------------
                                            Options Outstanding                          Options Exercisable
                            ---------------------------------------------------    -------------------------------
                              Number       Weighted Average    Weighted Average      Number       Weighted Average
Range of Exercise Prices    Outstanding     Remaining Life      Exercise Price     Exercisable     Exercise Price
------------------------    -----------    ----------------    ----------------    -----------    ----------------

$3.33                           9,000            1.3                $ 3.33             9,000           $ 3.33
$6.33 to $7.52                  7,427            3.2                  7.26             7,427             7.26
$8.29 to $9.10                  3,288            4.5                  8.79             3,288             8.79
$11.09 to $11.40                4,498            4.8                 11.39             4,498            11.39
$13.93                            988            6.0                 13.93               988            13.93
$17.00                        399,250            6.8                 17.00           199,192            17.00
                              -------                                                -------
$3.33 to $17.00               424,451            6.6                $16.41           224,393           $15.88
                              =======            ===                ======           =======           ======


Performance-Based Stock Option Plans


                                                                 Year Ended December 31,
                                   -----------------------------------------------------------------------------------
                                             2000                         1999                         1998
                                   -------------------------    -------------------------    -------------------------
                                                  Weighted                    Weighted                     Weighted
                                   Number of      Average       Number of      Average       Number of      Average
                                    Options     Option Price     Options     Option Price     Options     Option Price
                                   ---------    ------------    ---------    ------------    ---------    ------------

Options at beginning of year         2,992         $11.03         19,506        $11.23         66,787        $11.09
Exercised                                                        (16,514)        11.27        (46,809)        11.02
Canceled                                                                                         (472)        10.82
                                     -----                       -------                      -------
Options at end of year               2,992         $11.03          2,992        $11.03         19,506        $11.23
                                     =====         ======        =======        ======        =======        ======

Options exercisable at year end      2,992         $11.03          2,992        $11.03         19,506        $11.23
                                     =====         ======        =======        ======        =======        ======


      The range of exercise prices for the performance-based stock option plans are $10.78-$11.40, with a remaining weighted average life of 5.4 years at December 31, 2000.
      No stock options were granted during 2000. The weighted average fair values of options at their grant date during 1999 and 1998, were $7.80 and $8.64 per option share, respectively. The fair values of the share grants were estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:


                            1999       1998
                            ----       ----

Expected option lives      7 years     7 years
Expected volatility          30%        37-48%
Risk free interest rate     6.21%     4.99-5.49%
Expected dividend yield     2.72%       2.10%


      Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123 for awards made after July 1, 1995, the Company's net earnings and net earnings per share would have changed to the pro forma amounts indicated below for the years ended December 31:


                                2000       1999       1998
                                ----       ----       ----
                                  ($ In Thousands, except
                                      per share data)

Net Earnings    As Reported    $10,078    $10,125    $9,557
                Pro forma      $10,143    $ 9,342    $8,370
Net Earnings
 Per Share:
  Basic         As Reported    $  1.83    $  1.75    $ 1.64
                Pro forma      $  1.85    $  1.62    $ 1.44
  Diluted       As Reported    $  1.82    $  1.71    $ 1.60
                Pro forma      $  1.83    $  1.58    $ 1.40


      Pro forma net earnings and pro forma net earnings per share increased in 2000 as a result of the cancellation of certain stock options in 2000, that were granted in 1999 and 1998, for which pro forma net earnings and pro forma net earnings per share were reduced in those years. Excluding the impact of the cancellation of the stock options, pro forma net earnings for 2000 would have been $9,679,000 and pro forma basic and diluted net earnings per share would have been $1.76 and $1.75, respectively.
      In 1998, 46,500 shares of restricted stock were awarded to certain officers under the 1997 Long-Term Incentive Stock Benefit Plan with a weighted average fair value at the dates of grant of $21.83 per share. In 1999, 4,500 shares of restricted stock were awarded to certain officers under the 1997 Long-Term Incentive Stock Benefit Plan with a fair value at the date of grant of $21.44 per share. At December 31, 2000, restricted stock awards totaled 51,000 shares of which 25,400 shares were vested. Shares vest ratably over a period of five years. Compensation expense applicable to the stock awards was $198,000, $305,000 and $362,000 in 2000, 1999 and 1998, respectively.

NOTE 20-Stockholders' Equity

Capital Requirements

      The Company and the subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can result in the initiation of certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the subsidiary bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2000 and 1999, the Company and the subsidiary bank meet all capital adequacy requirements to which they are subject.
      As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.

      The Company's and the subsidiary bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are presented in the following table.


                                                                                             To Be Well
                                                                                           Capitalized Under
                                                                      For Capital          Prompt Corrective
                                                   Actual          Adequacy Purposes       Action Provisions
                                              ----------------     -----------------     --------------------
                                              Amount     Ratio     Amount     Ratio      Amount       Ratio
                                              ------     -----     ------     -----      ------       -----
                                                                   ($ In Thousands)

As of December 31, 2000:
  Total Capital (to Risk Weighted Assets):
    Consolidated                              $75,011    11.61%    $51,693    >/=8.00%        N/A
    Subsidiary Bank                           $74,296    11.50%    $51,693    >/=8.00%    $64,616    >/=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                              $67,157    10.39%    $25,846    >/=4.00%        N/A
    Subsidiary Bank                           $66,442    10.28%    $25,846    >/=4.00%    $38,769     >/=6.00%
  Tier I Capital (to Average Assets):
    Consolidated                              $67,157     7.52%    $35,731    >/=4.00%        N/A
    Subsidiary Bank                           $66,442     7.44%    $35,731    >/=4.00%    $44,664     >/=5.00%

As of December 31, 1999:
  Total Capital (to Risk Weighted Assets):
    Consolidated                              $79,501    14.18%    $44,855    >/=8.00%        N/A
    Subsidiary Bank                           $78,273    13.96%    $44,855    >/=8.00%    $56,069    >/=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                              $72,492    12.93%    $22,428    >/=4.00%        N/A
    Subsidiary Bank                           $71,263    12.71%    $22,428    >/=4.00%    $33,641     >/=6.00%
  Tier I Capital (to Average Assets):
    Consolidated                              $72,492     8.26%    $35,100    >/=4.00%        N/A
    Subsidiary Bank                           $71,263     8.12%    $35,100    >/=4.00%    $43,875     >/=5.00%


Stock Repurchase Program

      On August 11, 1998, the Company announced a Stock Repurchase Program ("Program"), whereby the Company's Board of Directors authorized the repurchase of up to 5% of the Company's outstanding common shares from time to time. As of May 3, 2000, the Company completed the repurchase of its stock under this Program.
      On May 3, 2000, the Company announced another Stock Repurchase Program, whereby the Company's Board of Directors authorized the repurchase of up to 10% (or approximately 566,000 shares), of the Company's outstanding common shares from time to time. Shares repurchased under this Program may be held in treasury, retired or used for general corporate purposes. As of December 31, 2000, the Company had repurchased 321,427 shares of common stock, with approximately 244,573 shares still available to be purchased under this Program.

NOTE 21-Restrictions on Subsidiary's Loans, Advances and Dividends

      Bank regulatory authorities restrict the amounts available for the payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly restrict the Company's ability to pay common stock dividends.
      Federal laws and regulations prohibit the Company from borrowing from the subsidiary bank unless the loans are secured by specified amounts of collateral. In addition, such secured loans to the Company from the subsidiary bank generally are limited to 10 percent of the subsidiary bank's capital surplus. At December 31, 2000 and 1999, no such transactions existed between the Company and the subsidiary bank.

NOTE 22-Other Noninterest Expense

      Components of other noninterest expense were as follows:


                                     Year Ended
                                    December 31,
                             --------------------------
                              2000      1999      1998
                              ----      ----      ----
                                   (In Thousands)

Advertising and marketing    $  741    $  623    $  567
Amortization                    399       404       474
Data processing                 309       340       487
Postage and freight             512       529       576
Professional fees               289       398       856
Printing and supplies           462       439       640
Telephone                       484       489       552
Other                         2,209     2,369     2,294
                             --------------------------
                             $5,405    $5,591    $6,446
                             ==========================


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

Off-balance sheet instruments

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, excluding those committed for sale to the secondary market, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. It is management's belief that the fair value estimate of commitments to extend credit are not material, at December 31, 2000 and 1999, because they do not present any unanticipated credit concerns and bear market interest rates.
      The fair values of the interest rate cap agreements are based on dealer quotes.

      The following presents the carrying value and estimated fair value of the Company's financial instruments at December 31, 2000 and 1999:


                                                                      December 31,
                                                    ------------------------------------------------
                                                             2000                      1999
                                                    ----------------------    ----------------------
                                                    Carrying    Estimated     Carrying    Estimated
                                                     Value      Fair Value     Value      Fair Value
                                                    --------    ----------    --------    ----------
                                                                     (In Thousands)

Financial Assets
  Cash and due from banks                           $ 26,434     $ 26,434     $ 18,575     $ 18,575
  Interest bearing deposits in other banks             8,872        8,872        4,402        4,402
  Securities held to maturity                         18,011       17,922       18,017       17,232
  Stock in Federal Home Loan Bank of Boston            7,201        7,201        7,201        7,201
  Securities available for sale                      196,522      196,522      215,572      215,572
  Net loans                                          648,354      648,234      560,414      558,837
  Loans held for sale                                    657          657          479          479
  Mortgage servicing rights                              344          642          401          773
  Accrued interest receivable                          6,854        6,854        5,767        5,767
Financial Liabilities
  Deposits (with no stated maturity)                 411,758      411,758      371,915      371,915
  Time deposits                                      271,576      272,527      256,103      256,086
  Securities sold under agreements to repurchase      90,811       90,839       75,042       75,057
  Other borrowings                                   100,515       99,791       90,563       87,616
  Accrued interest payable                             1,470        1,470        1,347        1,347


                                                    Contractual   Estimated   Contractual   Estimated
                                                    or Notional     Fair      or Notional     Fair
                                                       Amount       Value        Amount       Value
                                                    -----------   ---------   -----------   ---------
                                                                     (In Thousands)

Off-balance sheet instruments
  Commitments to extend credit                      $ 63,883     $      0     $ 51,265     $      0
  Interest rate cap agreements                        20,000           76       20,000          273


NOTE 24-Condensed Parent Company Only Financial Information

      Condensed parent company only financial statements of Granite State Bankshares, Inc., as of December 31, 2000 and 1999, and for the years ended December 31, 2000, 1999 and 1998, are as follows:

Balance Sheets


                                                     December 31,
                                                  ------------------
                                                   2000       1999
                                                   ----       ----
                                                    (In Thousands)

Assets
  Interest bearing deposits in subsidiary bank    $ 1,585    $ 2,117
  Investment in subsidiary bank, at equity         72,785     69,140
  Other assets                                          9          7
                                                  ------------------
                                                  $74,379    $71,264
                                                  ==================

Liabilities                                       $   915    $   895

Stockholders' equity                               73,464     70,369
                                                  ------------------
                                                  $74,379    $71,264
                                                  ==================


Statements of Earnings


                                                                                           Year Ended December 31,
                                                                                        -----------------------------
                                                                                         2000       1999       1998
                                                                                         ----       ----       ----
                                                                                               (In Thousands)

Revenues
  Interest income from subsidiary bank                                                  $    35    $    47    $    83
  Dividend income from subsidiary bank                                                   10,000      5,250      2,250
  Other revenues                                                                                                  465
                                                                                        -----------------------------
      Total revenues                                                                     10,035      5,297      2,798
Operating expenses                                                                           35         47         83
                                                                                        -----------------------------
Earnings before income taxes and equity in undistributed earnings of subsidiary bank     10,000      5,250      2,715
Income tax expense                                                                                                161
                                                                                        -----------------------------
Earnings before equity in undistributed earnings of subsidiary bank                      10,000      5,250      2,554
Equity in undistributed earnings of subsidiary bank                                          78      4,875      7,003
                                                                                        -----------------------------
      Net earnings                                                                      $10,078    $10,125    $ 9,557
                                                                                        =============================


Statements of Cash Flows


                                                                                           Year Ended December 31,
                                                                                        -----------------------------
                                                                                         2000       1999       1998
                                                                                         ----       ----       ----
                                                                                               (In Thousands)

Cash flows from operating activities:
  Net earnings                                                                          $10,078    $10,125    $ 9,557
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Equity in undistributed earnings of subsidiary bank                                     (78)    (4,875)    (7,003)
    Gains on sales of other assets                                                                               (465)
    Increase in other assets                                                                 (2)        (4)        (1)
    Increase (decrease) in other liabilities                                                  8        (80)       127
    Deferred income tax expense                                                                                    68
                                                                                        -----------------------------
      Net cash provided by operating activities                                          10,006      5,166      2,283
                                                                                        -----------------------------

Cash flows from investing activities:
  (Increase) decrease in interest bearing deposits with subsidiary bank                     532      1,831     (1,448)
  Proceeds from sales of other assets                                                                             465
                                                                                        -----------------------------
      Net cash provided by (used in) investing activities                                   532      1,831       (983)
                                                                                        -----------------------------

Cash flows from financing activities:
  Dividends paid on common stock                                                         (3,463)    (3,185)    (2,824)
  Proceeds from issuance of common stock                                                                        2,042
  Reissuance of common stock from treasury                                                   32        275         88
  Purchase of common stock for treasury                                                  (7,071)    (4,052)      (289)
  Repayment on liability relating to ESOP                                                   (36)       (35)       (36)
  Purchase of common stock relating to restricted stock awards                                                   (281)
                                                                                        -----------------------------
      Net cash used in financing activities                                             (10,538)    (6,997)    (1,300)
                                                                                        -----------------------------
      Net increase (decrease) in cash                                                         0          0          0
Cash at beginning of year                                                                     0          0          0
                                                                                        -----------------------------
Cash at end of year                                                                     $     0    $     0    $     0
                                                                                        =============================


      The Statements of Comprehensive Income and Statements of
Stockholders' Equity for the parent company only, are identical to the Consolidated Statements of Comprehensive Income and Statements of
Stockholders' Equity and therefore, are not reprinted here.
      The Company has no material contingencies, commitments or long-term obligations other than those disclosed elsewhere in the accompanying Notes to Consolidated Financial Statements.

NOTE 25-Summary of Quarterly Results (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999.


                                                               2000                                        1999
                                              ----------------------------------------    ----------------------------------------
                                              Fourth     Third      Second     First      Fourth     Third      Second     First
                                              Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
                                              -------    -------    -------    -------    -------    -------    -------    --------
                                                                       ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                       $12,599    $12,307    $11,857    $11,434    $11,411    $11,290    $11,290    $11,296
  Securities available for sale                 3,280      3,236      3,234      3,396      3,121      2,896      2,920      2,983
  Securities held to maturity                     288        289        288        289        289        288        289        382
  Interest bearing deposits in other banks         89         66         65         70        303        341        137         95
  Dividends on Federal Home Loan Bank
   of Boston stock                                145        144        135        125        123        117        117        114
                                              ------------------------------------------------------------------------------------
      Total interest and dividend income       16,401     16,042     15,579     15,314     15,247     14,932     14,753     14,870
                                              ------------------------------------------------------------------------------------

Interest expense
  Deposits                                      5,744      5,549      5,419      5,228      5,236      5,159      5,213      5,263
  Other borrowed funds                          2,543      2,377      2,079      2,155      1,938      1,818      1,570      1,699
                                              ------------------------------------------------------------------------------------
      Total interest expense                    8,287      7,926      7,498      7,383      7,174      6,977      6,783      6,962
                                              ------------------------------------------------------------------------------------
      Net interest and dividend income          8,114      8,116      8,081      7,931      8,073      7,955      7,970      7,908

Provision for possible loan losses                100        150         50         30          0          0          0         50
                                              ------------------------------------------------------------------------------------

      Net interest and dividend income
       after provision for possible loan
       losses                                   8,014      7,966      8,031      7,901      8,073      7,955      7,970      7,858
Net gains on sales of securities available
 for sale                                         233         83          0          6         13        404        286          5
Other noninterest income                        1,268      1,337      1,376      1,266      1,211      1,247      1,188      1,109
Noninterest expense                             5,542      5,448      5,474      5,280      5,540      5,455      5,475      5,446
                                              ------------------------------------------------------------------------------------

  Earnings before income taxes                  3,973      3,938      3,933      3,893      3,757      4,151      3,969      3,526
Income tax expense                              1,442      1,422      1,411      1,384      1,106      1,504      1,412      1,256
                                              ------------------------------------------------------------------------------------

      NET EARNINGS                            $ 2,531    $ 2,516    $ 2,522    $ 2,509    $ 2,651    $ 2,647    $ 2,557    $ 2,270
                                              ====================================================================================

Net earnings per share-basic<F1>              $   .48    $   .47    $   .45    $   .44    $   .46    $   .46    $   .44    $   .39

Net earnings per share-diluted<F1>            $   .47    $   .46    $   .45    $   .44    $   .45    $   .45    $   .43    $   .38

Annualized Returns
  Return on average assets                       1.12%      1.14%      1.17%      1.16%      1.20%      1.22%      1.21%      1.07%
  Return on average stockholders' equity        13.96%     14.30%     14.50%     14.25%     14.44%     14.53%     13.96%     12.58%

--------------------
<F1>  Net earnings per share is calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of net earnings per share for the quarters may not equal net earnings per share for the year.

Selected Consolidated Financial Data

Balance Sheet Data:


                                                                  At or for Years Ended December 31,
                                                       --------------------------------------------------------
                                                         2000        1999        1998        1997        1996
                                                         ----        ----        ----        ----        ----
                                                               ($ In Thousands, except per share data)

Total assets                                           $955,009    $867,677    $878,147    $813,670    $797,840
Net loans                                               648,354     560,414     547,071     500,082     434,184
Loans held for sale                                         657         479       1,828       1,068       1,025
Investments<F1>                                         221,734     240,790     249,243     219,791     273,230
Deposits                                                683,334     628,018     650,487     648,983     609,667
Securities sold under agreements to repurchase           90,811      75,042      70,905      66,025      64,961
Other borrowings                                        100,515      90,563      80,608      25,877      59,190
Stockholders' equity                                     73,464      70,369      72,600      66,914      59,429

Operating Data:
Interest and dividend income                           $ 63,336    $ 59,802    $ 58,626    $ 59,011    $ 54,430
Interest expense                                         31,094      27,896      27,653      28,900      27,243
                                                       --------------------------------------------------------
      Net interest and dividend income                   32,242      31,906      30,973      30,111      27,187
Provision for possible loan losses                          330          50       1,125       2,425       1,372
Net gains on sales of securities available for sale         322         708       4,185       2,187         650
Other noninterest income                                  5,247       4,755       4,865       4,912       5,081
Noninterest expense<F2>                                  21,744      21,916      24,205      31,774      22,640
                                                       --------------------------------------------------------
Earnings before income taxes                             15,737      15,403      14,693       3,011       8,906
Income taxes                                              5,659       5,278       5,136         704       1,705
                                                       --------------------------------------------------------
      Net earnings<F2>                                 $ 10,078    $ 10,125    $  9,557    $  2,307    $  7,201
                                                       ========================================================

Per share data:
Net earnings per share-basic                           $   1.83    $   1.75    $   1.64    $    .42    $   1.35
                                                       ========================================================
Net earnings per share-diluted                         $   1.82    $   1.71    $   1.60    $    .40    $   1.28
                                                       ========================================================

Cash dividends declared on common stock                $    .64    $    .56    $    .50    $    .29    $    .20

Financial Ratios:

Return on average assets                                   1.15%       1.18%       1.17%        .29%        .95%
Return on average stockholders' equity                    14.25%      13.88%      13.30%       3.57%      12.88%

--------------------
<F1>  Investments include securities held to maturity, securities available for sale and stock in the Federal Home Loan Bank of Boston.
<F2>  The Company recorded $5,917,000 in merger-related charges in 1997 associated with the acquisition of Primary Bank. The after-tax amount of these costs was $4,325,000.