Form 10-K, Exhibit 13
period 2001-12-31
GRANITE STATE BANKSHARES INC
filed 2002-03-15
CIK 792360

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

The subsidiary bank is a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and originating loans secured by residential and commercial real estate and other loans. The subsidiary bank has a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire. The subsidiary bank also originates residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has nineteen full service offices and an additional twenty-four remote automatic teller locations. The subsidiary bank offers its products and services online through its internet banking branch, GRANITe-bank.

The subsidiary bank's deposits are primarily insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"), with the remaining portion of the subsidiary bank's deposits (approximately 6.0% of total deposits at December 31, 2001) being OAKAR deposits, which are deposits purchased from institutions previously insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. These deposits are still insured by the SAIF. The subsidiary bank is subject to regulation by the FDIC. The Company, as a bank holding company, is subject to regulation by the Federal Reserve Board ("FRB").

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

Acquisition of Branches

Effective at year end 2000, the Company completed its acquisition of two branch offices of Olde Port Bank, a division of Webster Bank. Webster Bank is the subsidiary of Webster Financial Corporation. The acquired branches are located in the city of Portsmouth and the town of Hampton, both in Rockingham County, New Hampshire. The acquisition provided an expanded penetration of the Company in the Seacoast region of New Hampshire where the Company now has five full service banking offices. The acquisition has been accounted for using the purchase method of accounting. The core deposit intangible is being amortized over ten years on an accelerated method. Through December 31, 2001, goodwill has been amortized on the straight line basis over 15 years. Beginning January 1, 2002, in accordance with SFAS No. 142, goodwill will no longer be amortized, but will be tested for impairment annually or whenever there is an impairment indicator. Since the acquisition was effective at year end 2000, results of operations relating to the acquired branches are reflected in earnings commencing January 1, 2001.

The acquisition was allocated as follows:


Description                                            Amount
-----------                                            ------
                                                   (In Thousands)

Loans, net of allowance for possible loan
 losses of $606,000                                   $42,514
Bank premises and equipment                             1,952
Core deposit intangible                                   882
Goodwill                                                5,146
Other assets                                              256
                                                      -------
      Assets acquired                                  50,750
Deposits                                               39,368
Securities sold under agreements
 to repurchase                                          1,163
Other liabilities                                         306
                                                      -------
         Liabilities assumed                           40,837
                                                      -------
      Total consideration for acquisition, net
       of cash acquired of $2,214,000                 $ 9,913
                                                      =======

Of the consideration of $9,913,000, net of cash acquired, $6,581,000 was paid in December of 2000 and $3,332,000 was paid in February 2001. At December 31, 2000, the $3,332,000 due to Webster Bank is included in other liabilities in the Consolidated Statements of Financial Condition.

Financial Condition

Consolidated assets at December 31, 2001 were $1.0 billion, up $63.9 million or 6.7% from $955.0 million at December 31, 2000.

Cash and Due from Banks

Cash and due from banks decreased $5.3 million from $26.4 million at December 31, 2000 to $21.1 million at December 31, 2001. The decrease related primarily to a decrease in the amount of items processed through the Company's depository bank accounts that settled subsequent to the end of the reporting period.

Interest Bearing Deposits in Other Banks

Interest bearing deposits in other banks, which primarily consist of deposits with the Federal Home Loan Bank of Boston ("FHLBB"), were $4.5 million at December 31, 2001 and $8.9 million at December 31, 2000. Such investments are short-term overnight investments and the level of the Company's investment in these instruments fluctuates as investments are made in other interest earning assets such as loans, securities held to maturity and securities available for sale, and as balances of interest bearing liabilities such as deposits, securities sold under agreements to repurchase and other borrowings fluctuate. These instruments are also used to fund cash and due from bank requirements.

Securities Held to Maturity and Securities
 Available for Sale

The Company classifies its investments in debt and equity securities as securities held to maturity, securities available for sale or trading securities. Securities held to maturity are carried at amortized cost, securities available for sale are carried at market value with unrealized gains and losses shown in accumulated other comprehensive income (loss) as a separate component of stockholders' equity, net of related tax effects, and trading securities are carried at market value with unrealized gains and losses reflected in earnings. The Company had no securities classified as trading securities during 2001, 2000 or 1999.

At December 31, 2001 and 2000, the carrying values of securities held to maturity and securities available for sale consisted of the following:


                                         December 31,
                                     ---------------------
                                       2001         2000
                                       ----         ----
                                        (In Thousands)

Securities held to maturity
   US Government agency
    obligations                                   $ 13,003
   Other corporate obligations       $  5,006        5,008
                                     ---------------------
      Total securities held to
        maturity                     $  5,006     $ 18,011
                                     =====================

Securities available for sale
   US Government agency
    obligations                      $146,389     $100,050
   Other corporate obligations        105,713       83,142
   Mortgage-backed securities          17,820        6,269
   Mutual funds                         1,047          977
   Marketable equity securities         3,232        6,084
                                     ---------------------
      Total securities available
       for sale                      $274,201     $196,522
                                     =====================

At December 31, 2001, the net unrealized gains on securities available for sale, net of related tax effects, were $1.6 million, compared to net unrealized losses of $1.1 million at December 31, 2000. These net unrealized gains/losses are shown in accumulated other comprehensive income
(loss) as a separate component of stockholders' equity.

At December 31, 2001, the weighted average maturity for all debt securities held to maturity and available for sale, excluding mortgage-backed securities, is 80 months. Actual maturities may differ from contractual maturities because certain issuers have the right to call obligations without call penalties. The weighted average maturity of mortgage-backed securities available for sale is 278 months, based upon their final maturities. However, normal principal repayments and prepayments of mortgage-backed securities are received regularly, substantially reducing their weighted average maturities.

The total amortized cost of securities held to maturity and securities available for sale, which excludes net unrealized gains and losses on securities available for sale, was $276.6 million at December 31, 2001 compared to $216.3 million at December 31, 2000. The decrease in securities held to maturity was primarily used to fund increases in securities available for sale, while the increase in securities available for sale was attributable to the investment of proceeds from the increased levels of other borrowings with the FHLBB and deposits, as well as decreases in the level of cash and due from banks and interest bearing deposits in other banks.

At December 31, 2001, all of the U.S. Government Agency Obligations with carrying values of $146,389,000 were callable at the discretion of the issuer without penalty, of which $89,139,000 were callable during 2002 at a weighted average yield of 5.37%; $49,030,000 were callable during 2003 at a weighted average yield of 5.56% and $8,220,000 were callable during 2004 at a weighted average yield of 5.89%. Should the issuers call these obligations, the yields available on similar replacement securities are likely to be lower.

Loans

At December 31, 2001 and 2000 the Company's loan portfolio consisted of the following:


                                      December 31,
                                  ---------------------
                                    2001         2000
                                    ----         ----
                                     (In Thousands)

Commercial, financial and
 agricultural                     $ 43,823     $ 50,750
Real estate-residential            335,632      351,146
Real estate-multifamily             49,579       43,140
Real estate-commercial             184,502      177,453
Real estate-construction and
 land development                    9,060        5,385
Installment                          5,932        6,547
Other                               26,472       22,964
                                  ---------------------
      Total loans                  655,000      657,385
Less:
  Unearned income                   (1,075)      (1,177)
  Allowance for possible loan
   losses                           (8,085)      (7,854)
                                  ---------------------
      Net loans                   $645,840     $648,354
                                  =====================

Loans outstanding before deductions for unearned income and the allowance for possible loan losses decreased $2.4 million to $655.0 million at December 31, 2001 from $657.4 million at December 31, 2000. Residential real estate loans decreased $15.5 million to $335.6 million at December 31, 2001 from $351.1 million at December 31, 2000. The decrease primarily related to a lower interest rate environment in 2001 compared with 2000, which encouraged residential real estate borrowers into fixed rate loans which the Company primarily originates for sale in the secondary mortgage market. Commercial real estate loans and multifamily real estate loans increased $7.0 million and $6.4 million, respectively. The continued success of the commercial loan officers' call program and the lower interest rate environment were the primary reasons for the growth in commercial real estate loans and multifamily real estate loans. Commercial, financial and agricultural loans decreased $6.9 million to $43.8 million at December 31, 2001 from $50.7 million at December 31, 2000, as net repayments during the year exceeded loan originations. Other loans increased $3.5 million to $26.5 million at December 31, 2001 from $23.0 million at December 31, 2000. The increase in other loans is primarily the result of the lower interest rate environment which encouraged consumers into home equity loans. The environment remained highly competitive for attracting new loans amongst financial institutions in the Company's market areas.

Total loan originations during 2001 and 2000, were $299.4 million and $185.6 million, respectively. Loan originations for portfolio, excluding loans originated for sale in the secondary mortgage market during 2001 and 2000 were $192.0 million and $167.2 million, respectively. Loan repayments for 2001 and 2000, were $193.9 million and $121.1 million, respectively. Loans charged off, net during 2001 and 2000 were $429 thousand and $114 thousand, respectively. Loans transferred to other real estate owned during 2001 and 2000 amounted to $160 thousand and $543 thousand, respectively.

The subsidiary bank originates certain residential real estate loans for sale in the secondary mortgage market. Loans held for sale at December 31, 2001 and 2000 were $14.8 million and $657 thousand, respectively. Loans originated for sale in the secondary mortgage market during 2001 and 2000 were $107.4 million and $18.4 million, respectively. Loans sold in the secondary mortgage market during 2001 and 2000 were $93.3 million and $18.2 million, respectively. The large increase in loans originated for sale and loans sold in the secondary mortgage market in 2001 compared to 2000, related to the lower interest rate environment in 2001 as a result of eleven reductions in short term interest rates by the Federal Reserve Board totaling 475 basis points, which encouraged residential real estate borrowers to refinance loans into fixed rate loans which the Company sells in the secondary mortgage market. During 2001 and 2000, the Company originated fifteen year fixed rate residential real estate loans for sale in the secondary mortgage market. Prior to that, the Company had been originating fifteen year fixed rate residential real estate loans for portfolio. In the future, new originations of these loans may be retained as portfolio loans or sold in the secondary mortgage market, depending upon management's evaluation of the Company's interest rate risk objectives. The Company continues to write thirty year fixed rate residential real estate loans for sale in the secondary mortgage market. At December 31, 2001 and 2000 the Company serviced residential real estate loans for others totaling $190.4 million and $130.2 million, respectively.

Risk Elements

The Company's management believes that New Hampshire experienced steady economic growth between 1992 and 2000; however, during 2001, the economy appeared to experience a mild recession. The economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods, and thus its results of operations.

The following table sets forth the Company's nonperforming loans and other real estate owned at the dates indicated. The Company generally does not accrue interest on any loans that are 90 days or more past due, unless the loan is well secured and in the process of collection. At the dates indicated, all loans delinquent 90 days or more were on nonaccrual status and therefore considered nonperforming, with the exception of $165 thousand of loans at December 31, 2001 and $4 thousand of loans at December 31, 1999, all of which were in the process of collection at those dates.


                                          December 31,
                                  ----------------------------
                                   2001       2000       1999
                                   ----       ----       ----
                                        ($ In Thousands)

Nonperforming loans:
  Residential real estate         $  209     $  820     $  746
  Commercial real estate           1,804      2,030        294
  Construction and land
   development real estate           250         14
  Commercial, financial
   and agricultural                  704        307        475
  Installment and other               48         30          1
                                  ----------------------------
      Total nonperforming
       loans                       3,015      3,201      1,516
      Total other real estate
       owned                                    416      1,288
                                  ----------------------------
      Total nonperforming
       assets                     $3,015     $3,617     $2,804
                                  ============================

Ratios:
      Total nonperforming
       loans to total loans         0.46%      0.49%      0.27%
                                  ============================

      Total nonperforming
       assets to total assets       0.30%      0.38%      0.32%
                                  ============================

The Company's nonperforming assets decreased $602 thousand to $3.0 million at December 31, 2001 from $3.6 million at December 31, 2000. Nonperforming loans decreased $186 thousand, while other real estate owned decreased $416 thousand. Nonperforming residential real estate loans and commercial real estate loans decreased $611 thousand and $226 thousand, respectively, while nonperforming commercial, financial and agricultural loans and construction and land development loans increased $397 thousand and $236 thousand, respectively. There were no nonperforming multifamily real estate loans in 2001, 2000 and 1999. The Company continues to focus on asset quality issues and allocates significant resources to the asset quality control functions of credit policy and administration, and loan review. The asset workout and collection functions focus on resolving problem credits and other nonperforming assets. Despite the continued focus on asset quality, there can be no assurance that adverse changes in economic conditions and the real estate markets in the Company's primary market areas will not result in higher levels of nonperforming assets in the future and negatively impact the Company's operations through higher provisions for possible loan losses, decreases in accruals of interest income and increased noninterest expenses relating to the collection and workout of nonperforming assets.

The Company has identified loans as impaired in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, when it is probable that interest and principal will not be collected according to the terms of the loan agreements. The balance of impaired loans was $2.5 million and $2.0 million, respectively, at December 31, 2001 and 2000. The average recorded investment in impaired loans was $2.3 million, $880 thousand and $1.1 million, respectively, in 2001, 2000 and 1999. No income was recognized on impaired loans during 2001, 2000 and 1999. Total cash collected on impaired loans during 2001, 2000 and 1999 was $380 thousand, $22 thousand and $779 thousand, respectively, all of which was credited to the principal balance outstanding on such loans.

The portion of the allowance for possible loan losses applicable to impaired loans amounted to $750 thousand, $439 thousand and $252 thousand, respectively, at December 31, 2001, 2000 and 1999. During 2001, 2000 and 1999, provisions for possible loan losses applicable to impaired loans were $611 thousand, $187 thousand and $30 thousand, respectively. Impaired loans charged off during 2001, 2000 and 1999 were $300 thousand, $0 and $11 thousand, respectively. At December 31, 2001, 2000 and 1999, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114.

The Company's policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.

Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Real estate acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value of the property received less an allowance for estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Provisions to reduce the carrying value to net realizable value are charged to current period earnings as realized and reflected as an additional valuation allowance. Operating expenses and gains and losses upon disposition are reflected in earnings as realized. Other real estate owned amounted to $0 and $416 thousand at December 31, 2001 and 2000, respectively.

The allowance for possible loan losses is a significant factor in the Company's operating results and is established through charges against earnings. It is maintained at a level considered adequate to provide for estimated loan losses based on management's evaluation of known and inherent risks in the loan portfolio. When a loan, or a portion of a loan, is considered uncollectible it is charged against the allowance. Recoveries of loans previously charged off are credited to the allowance when received.

Management's evaluation of the allowance is based on a continuing review of the loan portfolio. The methodology for determining the amount of the allowance for possible loan losses consists of several elements. Nonperforming, impaired and delinquent loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of losses associated with those loans. Another element involves estimating losses inherent in categories of loans, based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in the Company's primary market areas. The last element is based on management's evaluation of various conditions, and involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions and/or concentrations; seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas; credit quality trends, including trends in nonperforming loans expected to result from existing conditions; and historical loan charge-off experience.

At December 31, 2001, 2000 and 1999, the allowance for possible loan losses was $8.1 million, $7.9 million and $7.0 million, respectively, and the ratio of the allowance to total loans outstanding was 1.23%, 1.19% and 1.24%, respectively. At December 31, 2001, 2000 and 1999, the allowance for possible loan losses represented 268.2%, 245.4% and 463.9%, respectively, of nonperforming loans. The amount of the allowance for possible loan losses increased at December 31, 2001 compared to 2000, primarily as a result of increases in commercial real estate loans, multifamily real estate loans and construction and land development loans, as well as a provision to increase the allowance related to one commercial real estate loan. The amount of the allowance for possible loan losses increased at December 31, 2000 compared to 1999, primarily as a result of an increase in nonperforming and impaired loans, the overall growth of the loan portfolio and the allowance of the loan portfolio acquired in connection with the year end 2000 acquisition of two branch offices.

While management believes that the allowance for possible loan losses at December 31, 2001 is adequate based on its current review and estimate, further provisions to the allowance may be necessary if the market in which the Company operates deteriorates. Additionally, regulatory agencies review the Company's allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.

Deposits

A summary of deposits at December 31, 2001 and 2000 follows:


                                      December 31,
                                  ---------------------
                                    2001         2000
                                    ----         ----
                                     (In Thousands)

NOW accounts                      $254,474     $217,774
Savings accounts                    83,746       86,798
Money market deposit accounts       16,978       16,380
Time certificates                  266,019      271,576
                                  ---------------------
      Total interest bearing
       deposits                    621,217      592,528
Noninterest bearing deposits        92,926       90,806
                                  ---------------------
      Total deposits              $714,143     $683,334
                                  =====================

Savings deposits, which are comprised of NOW accounts, savings accounts and money market deposit accounts increased $34.2 million to $355.2 million at December 31, 2001 from $321.0 million at December 31, 2000. The increase was primarily the result of an increase in NOW accounts of $36.7 million. The continued success of the special NOW account product introduced by the subsidiary bank in 1995 and the introduction of another special NOW account product in October of 2000 were the reasons for the increase in NOW accounts.

Time certificates decreased $5.6 million, or 2.1%, to $266.0 million at December 31, 2001 compared to $271.6 million at December 31, 2000. The slight decrease in time certificates related to the lower interest rate environment at December 31, 2001 compared to December 31, 2000, with certain of these depositors looking to achieve higher yields in alternate products outside of traditional bank sources. Time certificates with minimum balances of $100 thousand increased $5.7 million, from $41.1 million at December 31, 2000 to $46.8 million at December 31, 2001. The Company does not use brokers to solicit deposits.

Noninterest bearing deposits increased $2.1 million to $92.9 million at December 31, 2001 compared to $90.8 million at December 31, 2000. The increase in noninterest bearing deposits during 2001 is attributable to the Company's success in attracting these deposits from its commercial loan customers.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase decreased $5.8 million or 6.4% to $85.0 million at December 31, 2001 from $90.8 million at December 31, 2000. These short-term borrowings are instruments which are used by municipalities and businesses to invest their excess cash and are collateralized by US Government Agency obligations.

Other Borrowings

Other borrowings which consists of borrowings from the FHLBB, increased from $100.5 million at December 31, 2000 to $135.5 million at December 31, 2001. The proceeds of borrowings from the FHLBB were primarily used to fund investments in securities available for sale.

Principal payments due on other borrowings after December 31, 2001 are $54 thousand in 2002, $30.1 million in 2003, $62 thousand in 2004, $60 thousand in 2005, $4 thousand in 2006 and $105.2 million in years thereafter. The FHLBB has the right to call and require the repayment of $70 million of borrowings during 2002, $20 million of which is at a rate of 4.49% maturing in 2008, $10 million of which is at a rate of 5.58% maturing in 2009, $30 million of which is at a weighted average interest rate of 5.60% maturing in 2010 and $10 million of which is at a rate of 3.99% maturing in 2011. Additionally, the FHLBB has the right to call and require the repayment of $10,000,000 of borrowings during 2003, which is at a weighted average interest rate of 4.53% maturing in 2011 and $15,000,000 of borrowings during 2004, which is at a weighted average interest rate of 4.64% maturing in 2011. Should the FHLBB require repayment of the callable borrowings on the call dates, the interest cost to replace such borrowings would likely increase.

Stockholders' Equity

Stockholders' equity was $80.5 million at December 31, 2001, an increase of $7.0 million from $73.5 million at December 31, 2000. Book value per share was $15.38 at December 31, 2001, up $1.62 or 11.8% from $13.76 at December 31, 2000. See "Capital Resources and Liquidity" for further information on stockholders' equity.

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

Asset/Liability Management, Interest Rate Sensitivity and Market Risk

The Company's primary objective regarding asset/liability management is to position the Company so that changes in interest rates do not have a material adverse impact upon net earnings (through changes in net interest and dividend income) and the estimated net present value of equity of the Company. The Company's primary strategy for accomplishing its asset/liability management objective is achieved by managing the weighted average maturities of assets, liabilities and off-balance-sheet items (duration matching). At December 31, 2001, approximately 72.5% of the Company's loan portfolio was comprised of adjustable rate loans. Approximately 59.1% of its securities available for sale and securities held to maturity portfolios are debt securities maturing in less than five years, with an additional 6.7% comprised of debt securities having adjustable rate features. With regard to deposit liabilities, only 37.3% of total deposits and 42.8% of interest bearing deposits are comprised of time certificates. Unlike other deposit products such as NOW, money market deposit and savings accounts, time certificates carry a high degree of interest rate sensitivity and therefore their renewal will vary based on the competitiveness of the Company's interest rates. The Company has also entered into interest rate cap agreements to manage a portion of its exposure to interest rate risk. At December 31, 2001 the Company had interest rate cap agreements in effect with notional amounts of $20.0 million with a weighted average strike rate of 7.77%, which mature in the year 2004. The Company receives an interest payment if the three-month London Interbank Offer Rate ("LIBOR") increases above the strike rate.

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

The following table summarizes the timing of the Company's anticipated maturities or repricing of and interest rates applicable to rate-sensitive assets and rate-sensitive liabilities as of December 31, 2001. This table has been generated using certain assumptions which the Company believes fairly and accurately represent repricing volumes in a dynamic interest rate environment. Adjustable rate loans are reflected in periods in which they reprice, and fixed rate loans are shown in accordance with their contractual maturities, adjusted for estimated prepayment activity. The earlier of contractual maturities or the next repricing date are used on all securities. Certain marketable equity securities and certain mutual fund securities totaling $3.5 million, are not susceptible to interest rate sensitivity and have therefore been excluded from this analysis. The gap maturity categories for savings deposits (including NOW, savings, and money market deposit accounts) are allocated based on the Company's historical experience in retaining such deposits in changing interest rate environments, as well as management's philosophy of repricing core deposits in reaction to changes in the interest rate environment. Time deposits are reflected at the earlier of contractual maturities or their next repricing date. Repricing frequencies will vary at different points in the interest cycle and as supply and demand for credit change.

Nonperforming loans totaling $3.0 million have been excluded from this analysis.

                   INTEREST RATE SENSITIVITY GAP ANALYSIS
                            at December 31, 2001


                                                                            Sensitivity Period
                                                --------------------------------------------------------------------------
                                                  0-3        3 Months-       1-3          3-5          Over
                                                 Months       1 Year        Years        Years       5 Years       Total
                                                 ------      ---------      -----        -----       -------       -----
                                                                             ($ In Thousands)

Rate-sensitive Assets:
  Interest bearing deposits in other
   banks                                  $     $  4,530                                                          $  4,530
                                       Rate          .88%                                                              .88%
  Securities, including stock
   in FHLBB                               $       26,599     $  3,036      $ 48,847     $123,748     $ 80,645      282,875
                                       Rate         4.00%        6.76%         5.88%        5.70%        6.17%        5.71%
  Loans and loans held for sale           $      141,201      130,233       238,475      101,188       55,709      666,806
                                       Rate         6.14%        7.37%         7.60%        7.43%        7.23%        7.19%
                                                --------------------------------------------------------------------------
      Total                                     $172,330     $133,269      $287,322     $224,936     $136,354     $954,211
                                                ==========================================================================

Rate-sensitive Liabilities:
  Money market deposit accounts           $     $  2,037     $  6,452      $  8,489                               $ 16,978
                                       Rate         1.99%        1.99%         1.99%                                  1.99%
  Savings and NOW accounts                $       16,911       50,733       135,288     $ 67,644     $ 67,644      338,220
                                       Rate         1.57%        1.57%         1.57%        1.57%        1.57%        1.57%
  Time certificates                       $       52,102      155,520        45,638       12,530          229      266,019
                                       Rate         4.33%        3.95%         4.11%        5.09%        5.84%        4.11%
  Securities sold under agreements
   to repurchase                          $       82,979        2,034                                               85,013
                                       Rate         1.91%        3.38%                                                1.94%
  Other borrowings                        $           14           40        30,120           64      105,226      135,464
                                       Rate         6.06%        6.06%         5.87%        5.99%        5.04%        5.22%
                                                --------------------------------------------------------------------------
      Total                                     $154,043     $214,779      $219,535     $ 80,238     $173,099     $841,694
                                                ==========================================================================
Period Sensitivity Gap                          $ 18,287     $(81,510)     $ 67,787     $144,698     $(36,745)    $112,517
Cumulative Sensitivity Gap                      $ 18,287     $(63,223)     $  4,564     $149,262     $112,517
Cumulative Sensitivity Gap as a
 Percent of Total Rate-sensitive Assets             1.92%       (6.63)%        0.48%       15.64%       11.79%

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

The Company's limits on interest rate risk specify that if interest rates were to shift immediately up or down 200 basis points, hypothetical net interest and dividend income over the next twelve months should decline by less than 10%. Additionally, the Company's limits on interest rate risk also specify that if interest rates were to shift immediately up or down 200 basis points, the change in the estimated net present value of equity should decline by less than 25%. The following table presents as of December 31, 2001, the Company's interest rate risk as measured by the changes in the estimated net present value of equity and hypothetical net interest and dividend income for instantaneous and sustained parallel shifts of 100 and 200 basis points in market interest rates.


                                                                               $ Change in          % Change in
                         $ Change in Estimated     % Change in Estimated     Hypothetical Net     Hypothetical Net
        Change in             Net Present               Net Present            Interest and         Interest and
      Interest Rates        Value of Equity           Value of Equity        Dividend Income      Dividend Income
      --------------     ---------------------     ---------------------     ----------------     ----------------
      (Basis Points)        (In Thousands)                                    (In Thousands)

          +200                 $(16,928)                 (12.42)%                $(1,838)             (4.68)%
          +100                   (6,982)                  (5.12)                    (590)             (1.50)
        Flat Rate                     0                    0                           0               0
          -100                   (2,209)                  (1.62)                     245               0.62
          -200                   (7,398)                  (5.43)                  (1,953)             (4.98)

At December 31, 2000, the change in estimated net present value of equity from the amount calculated under the flat rate scenario was a decrease of $15.3 million, or 13.27%, assuming a 200 basis points increase in interest rates and an increase of $3.6 million, or 3.11%, assuming a 200 basis points decrease in interest rates. The Company's present value of equity is reasonably stable in an increasing rate environment for 2001 compared to 2000. This is primarily a result of an increase in the balance of securities available for sale with the weighted average maturity of the portfolio increasing to 80 months at December 31, 2001 from 66 months at December 31, 2000, as well as decreases in cash and due from banks and overnight investments, being offset by a decrease in fifteen year fixed rate residential real estate loans. The impact of a 200 basis points decrease in interest rates on the present value of equity is negative in 2001 and positive in 2000. This is primarily a result of the value of callable borrowings increasing more in the lower interest rate environment in 2001 than in 2000, which negatively impacts the present value of equity.

At December 31, 2000, the change in hypothetical net interest and dividend income over the following twelve months from the amount calculated under the flat rate scenario was a decrease of $2.1 million, or 5.67%, assuming a 200 basis points increase in interest rates and an increase of $504 thousand, or 1.39%, assuming a 200 basis points decrease in interest rates. The impact of a 200 basis points increase in rates is slightly less negative to hypothetical net interest and dividend income in 2001 compared to 2000. The impact of a 200 basis points decline in interest rates is negative in 2001 as compared to positive in 2000, due to the lower interest rate environment in 2001 as compared to 2000. As a result, in 2001, prepayment speeds on residential real estate loans increased in a declining rate environment which negatively impacted hypothetical net interest and dividend income. In addition, the financial model in a decreasing rate environment modeled higher interest rates on certain deposit accounts and securities sold under agreements to repurchase than it otherwise would have, because certain floor rates within the model were reached.

As a result of the foregoing, the Company was generally less susceptible to risk from changes in interest rates in a rising rate environment and more susceptible to risk in a declining rate environment at December 31, 2001 than at December 31, 2000.

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

The Company maintains a portfolio of marketable equity securities, which is included in securities available for sale, and had an estimated fair value of $3.2 million and an original cost of $3.0 million at December 31, 2001. Such securities are recorded at estimated fair market value, and are subject to market price risk. The risk is the potential loss in estimated fair value resulting from adverse changes in prices quoted by stock markets. The Company manages its market price risk by closely monitoring market developments and reviewing current financial statements and other reports published by the issuers of the equity securities.

Within the Company's portfolio of marketable equity securities, an analysis of significant quarterly movements in stock prices over the last three years, or since the stock was initially offered for purchase if less than three years, indicated a 10-20% movement in prices in 24% of the quarters, and a 20-25% movement in prices in 4% of the quarters. The market price risk in the Company's marketable equity securities portfolio, assuming hypothetical decreases in quoted stock prices of 10% and 25%, would amount to $323 thousand and $808 thousand, respectively.

The after tax impact on capital relating to these hypothetical decreases in stock prices would be $193 thousand and $483 thousand, respectively.

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

Comparison of Operating Results for the Years Ended
 December 31, 2001 and 2000

Net Earnings

Operations in 2001 resulted in net earnings of $11.4 million, an increase of $1.3 million over net earnings of $10.1 million in 2000. Basic earnings per share were $2.16 in 2001 compared to $1.83 in 2000. Diluted earnings per share were $2.11 in 2001 compared to $1.82 in 2000. The results of operations in 2001 of the Olde Port branches acquired at the end of 2000 and the increases in gains on the sale of loans in the secondary mortgage market were the primary reasons for the increase in net earnings. These factors coupled with fewer shares outstanding in 2001 as compared to 2000, as a result of repurchases of stock by the Company resulted in the higher level of earnings per share in 2001 compared to 2000.

Earnings before income taxes were $18.2 million in 2001, an increase of $2.5 million compared to earnings before income taxes of $15.7 million in 2000. Earnings before income taxes increased in 2001 compared to 2000, primarily as a result of increases in net interest and dividend income and noninterest income, partially offset by increases in noninterest expense and the provision for possible loan losses.

Net Interest and Dividend Income

Net interest and dividend income was $37.0 million in 2001 and $32.2 million in 2000. The increase of $4.8 million in 2001 compared to 2000 relates primarily to an increase of $102.5 million or 12.39% in average interest earning assets to $929.5 million in 2001 from $827.0 million in 2000, partially offset by an increase in average interest bearing liabilities of $96.5 million, or 13.31%, to $821.8 million in 2001 from $725.3 million in 2000. Additionally, the interest rate spread and net yield on interest earning assets increased to 3.54% and 3.98%, respectively, in 2001, from 3.37% and 3.90%, respectively, in 2000.

Interest income on loans increased $5.1 million to $53.3 million in 2001 from $48.2 million in 2000. The increase was primarily the result of an increase in average loan balances of $81.9 million, or 13.97%, to $668.0 million in 2001, from $586.1 million in 2000, partially offset by a decrease in average loan yields to 7.98% in 2001 from 8.22% in 2000. The increase in average loan balances is partially attributable to the Olde Port Bank branch acquisition from which approximately $43.2 million of loans were acquired at year end 2000, as well as growth during the year in average commercial real estate loans as well as average residential real estate loans. Although growth was experienced in the average residential real estate loan portfolio during 2001, this category actually experienced a decline in year end balances of $15.5 million during the year, which was attributable to the lower interest rate environment in 2001 compared to 2000, which encouraged these borrowers to refinance into fixed rate loan products which the Company sells in the secondary mortgage market. The decrease in loan yields is attributable to the Federal Reserve Board easing short term interest rates eleven times, totaling 475 basis points, during 2001. The decrease in loan yields is also attributable to the competitive environment for attracting commercial real estate, multifamily real estate and construction and land development loans. Management expects that the competition for loans will continue to be brisk, which could impact the yields realized on new loans and therefore, the interest rate spreads in future periods.

Interest and dividend income on securities, including stock in FHLBB, increased $124 thousand to $15.0 million in 2001 from $14.8 million in 2000. The increase relates primarily to an increase in the average balances of securities, including stock in FHLBB of $6.3 million, to $242.5 million in 2001 from $236.2 million in 2000, partially offset by a decrease in yields to 6.18% in 2001 from 6.29% in 2000. The lower yields were mainly attributable to the issuers of callable federal agency securities calling more securities in 2001 than 2000, which were reinvested at lower rates and decreases in rates on adjustable rate securities, partially offset by investments in higher yielding corporate bonds during 2000 and 2001.

Interest expense on deposits remained relatively stable, increasing $145 thousand to $22.1 million in 2001 from $21.9 million in 2000, with interest on savings deposits decreasing $721 thousand and interest on time deposits increasing $866 thousand. The increase related primarily to an increase in the average balances of deposits of $47.6 million to $608.5 million in 2001 from $560.9 million in 2000, partially offset by a decrease in the cost of deposits to 3.63% in 2001 compared to 3.91% in 2000. The increase in average interest bearing deposits is attributable partially to the Olde Port Bank branch acquisition effective at year end 2000, where approximately $30.3 million of interest bearing deposits were assumed, as well as normal operational growth in average interest bearing deposits. Average balances of savings deposits increased $28.9 million to $333.2 million in 2001 from $304.3 million in 2000, and average balances of time deposits increased $18.7 million to $275.4 million in 2001 from $256.7 million in 2000. The cost of savings deposits was 2.10% in 2001 compared to 2.54% in 2000. The decrease in the cost of these deposits related primarily to the lower short term interest rates in 2001 compared to 2000. The cost of time deposits was 5.48% in 2001 compared to 5.54% in 2000. During the last quarter of 2000, when interest rates for time deposits were very competitive and higher, depositors opened and renewed time deposits generally for terms of twelve to fifteen months. As these time deposits matured in the latter part of 2001, they renewed at much lower rates. As a result, the cost of time deposits was fairly stable in 2001 compared to 2000.

Interest expense on securities sold under agreements to repurchase decreased $1.2 million to $3.1 million in 2001 from $4.3 million in 2000. The decrease was primarily related to a decrease in the cost of these short term borrowings to 3.50% in 2001 compared to 5.55% in 2000, partially offset by an increase in the average balances of $10.7 million to $88.4 million in 2001 from $77.7 million in 2000. The decrease in the cost of securities sold under agreements to repurchase is primarily the result of the lower short term interest rate environment in 2001 compared to 2000. The increase in average balances was as a result of local municipalities and businesses investing more of their excess cash in these instruments during 2001 compared to 2000.

Interest expense on other borrowings, which consist primarily of advances from the FHLBB, increased $1.9 million to $6.7 million in 2001 from $4.8 million in 2000. The increase was primarily related to an increase in average balances of other borrowings of $38.2 million to $124.8 million in 2001 from $86.6 million in 2000, partially offset by a decrease in the cost of other borrowings to 5.39% in 2001 from 5.59% in 2000. The increase in the average balance of other borrowings related primarily to the subsidiary bank making greater use of FHLBB advances to fund asset growth. The decrease in the cost of other borrowings related to the lower interest rate environment that was prevalent in 2001 compared to 2000, which allowed the subsidiary bank to use callable FHLBB advances to borrow funds at attractive rates.

Average Balance Sheets and Net Interest and Dividend Income

The following table presents, for the periods indicated, average balances, the total dollar amount of interest and dividend income from interest earning assets and their resultant yields, as well as the interest expense on interest bearing liabilities, and their resultant costs:


                                                                            Year Ended December 31,
                                               ----------------------------------------------------------------------------------
                                                          2001                        2000                        1999
                                               --------------------------  --------------------------  --------------------------
                                               Average             Yield/  Average             Yield/  Average             Yield/
                                               Balance   Interest   Cost   Balance   Interest   Cost   Balance   Interest   Cost
                                               -------   --------  ------  -------   --------  ------  -------   --------  ------
                                                                                ($ In Thousands)

Assets
  Interest earning assets
    Loans and loans held for sale <F1>         $667,963  $53,335   7.98%   $586,081  $48,197   8.22%   $559,651  $45,287   8.09%
    Interest bearing deposits in other banks     19,030      614   3.23       4,735      290   6.12      17,456      876   5.02
    Securities, including stock in FHLBB <F2>   242,475   14,973   6.18     236,196   14,849   6.29     232,314   13,639   5.87
                                               --------  -------           --------  -------           --------  -------
      Total interest earning assets             929,468   68,922   7.42     827,012   63,336   7.66     809,421   59,802   7.39
                                                         -------                     -------                     -------
  Non-interest earning assets                    71,291                      55,908                      59,057
  Allowance for possible loan losses             (7,977)                     (7,072)                     (7,138)
                                               --------                    --------                    --------
      Total assets                             $992,782                    $875,848                    $861,340
                                               ========                    ========                    ========

Liabilities and Stockholders' Equity
  Interest bearing liabilities
    Savings deposits                           $333,176    7,000   2.10    $304,261    7,721   2.54    $307,559    7,363   2.39
    Time deposits                               275,364   15,085   5.48     256,668   14,219   5.54     256,660   13,508   5.26
                                               --------  -------           --------  -------           --------  -------
      Total interest bearing deposits           608,540   22,085   3.63     560,929   21,940   3.91     564,219   20,871   3.70
    Securities sold under agreements to
     repurchase                                  88,431    3,096   3.50      77,723    4,316   5.55      65,078    2,654   4.08
    Other borrowings                            124,796    6,731   5.39      86,609    4,838   5.59      83,577    4,371   5.23
                                               --------  -------           --------  -------           --------  -------
      Total interest bearing liabilities        821,767   31,912   3.88     725,261   31,094   4.29     712,874   27,896   3.91
                                                         -------                     -------                     -------
  Non-interest bearing liabilities
    Demand deposits                              89,067                      77,522                      73,145
    Other liabilities                             2,830                       2,351                       2,376
                                               --------                    --------                    --------
      Total non-interest bearing liabilities     91,897                      79,873                      75,521
  Stockholders' equity                           79,118                      70,714                      72,945
                                               --------                    --------                    --------
      Total liabilities and stockholders'
       equity                                  $992,782                    $875,848                    $861,340
                                               ========                    ========                    ========
  Net interest and dividend income/interest
   rate spread                                           $37,010   3.54%             $32,242   3.37%             $31,906   3.48%
                                                         =======   ====              =======   ====              =======   ====
  Net earning balance/net yield on interest
   earning assets                              $107,701            3.98%   $101,751            3.90%   $ 96,547            3.94%
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

                                                                                 Year Ended
                                                                         December 31, 2001 vs. 2000
                                                                         Increase (Decrease) Due To
                                                                       -------------------------------
                                                                       Volume       Rate        Total
                                                                       ------       ----        -----
                                                                               (In Thousands)

Interest income on loans                                               $6,495     $(1,357)     $ 5,138
Interest income on interest bearing deposits in other banks               384         (60)         324
Interest and dividend income on securities and stock in FHLBB             362        (238)         124
                                                                       -------------------------------
      Total interest and dividend income                                7,241      (1,655)       5,586
                                                                       -------------------------------
Interest expense on deposits                                              928        (783)         145
Interest expense on securities sold under agreements to repurchase        726      (1,946)      (1,220)
Interest expense on other borrowings                                    2,060        (167)       1,893
                                                                       -------------------------------
      Total interest expense                                            3,714      (2,896)         818
                                                                       -------------------------------
      Net interest and dividend income                                 $3,527     $ 1,241      $ 4,768
                                                                       ===============================


                                                                                 Year Ended
                                                                         December 31, 2000 vs. 1999
                                                                         Increase (Decrease) Due To
                                                                       -------------------------------
                                                                       Volume       Rate        Total
                                                                       ------       ----        -----
                                                                               (In Thousands)

Interest income on loans                                               $2,171     $   739      $ 2,910
Interest income on interest bearing deposits in other banks              (838)        252         (586)
Interest and dividend income on securities and stock in FHLBB             229         981        1,210
                                                                       -------------------------------
      Total interest and dividend income                                1,562       1,972        3,534
                                                                       -------------------------------
Interest expense on deposits                                             (122)      1,191        1,069
Interest expense on securities sold under agreements to repurchase        582       1,080        1,662
Interest expense on other borrowings                                      161         306          467
                                                                       -------------------------------
      Total interest expense                                              621       2,577        3,198
                                                                       -------------------------------
      Net interest and dividend income                                 $  941     $  (605)     $   336
                                                                       ===============================

Provision for Possible Loan Losses

The provision for possible loan losses was $660 thousand in 2001 compared to $330 thousand in 2000. The increase in 2001 compared to 2000, related primarily to increases in commercial real estate loans, multifamily real estate loans and construction and land development loans, an additional provision related to one nonperforming commercial real estate loan, as well as management's overall evaluation of the loan portfolio and the adequacy of the level of the allowance for possible loan losses.

Noninterest Income

Noninterest income increased $1.9 million to $7.5 million in 2001 from $5.6 million in 2000. The increase in 2001 compared to 2000 was primarily attributable to increases in net gains on sales of loans of $1.4 million and customer account fees and service charges of $354 thousand. The increase in net gains on sales of loans in the secondary mortgage market was as a result of an increase in residential real estate loans originated for and sold into the secondary mortgage market in 2001 compared to 2000, due to a declining interest rate environment during 2001, which encouraged borrowers into fixed rate loan products which the Company sells in the secondary mortgage market. Because the Company does not expect further significant reductions in market interest rates, management does not expect to realize the same level of gains on sales of loans in the secondary mortgage market in 2002 as were realized in 2001. The increase in customer account fees and service charges relates primarily to increased fees related to the implementation of a new NOW account "Granite Advantage" which was introduced in October 2000.

Noninterest Expense

Noninterest expense was $25.7 million in 2001, an increase of $3.9 million, or 18.10%, compared to $21.7 million in

2000. The increase relates primarily to an increase in salaries and benefits expenses of $2.2 million to $14.2 million in 2001 from $12.0 million in 2000, an increase of $1.7 million in other noninterest expenses to $7.1 million in 2001 from $5.4 million in 2000 and an increase in other real estate owned expense of $177 thousand to $178 thousand in 2001 from $1 thousand in 2000, partially offset by a decrease in occupancy and equipment expenses of $98 thousand to $4.2 million in 2001 from $4.3 million in 2000.

The increase in salaries and benefits expenses of $2.2 million, or 18.15%, was attributable in part to the acquisition of the two Olde Port Bank branches which contributed to an increase in full time equivalent employees from 266 at year end 2000 to 302 at December 31, 2001. Additionally, normal salary increases and an increase in commissions paid to mortgage loan originators as a result of the increased residential real estate loan activity which occurred during 2001 compared to 2000, contributed to the increase.

The decrease in occupancy and equipment expenses of $98 thousand, or 2.26% related primarily to a reduction in the level of depreciation for 2001 compared to 2000, partially offset by an increase in costs associated with the acquisition of the two Olde Port Bank branches at year end 2000.

The increase of $177 thousand in other real estate owned expenses relates to an increase in expenses and writedowns related to foreclosed properties.

Other noninterest expenses increased $1.7 million, or 31.06%, which was partially attributable to an increase in amortization expense of $588 thousand, of which $474 thousand related to goodwill and intangible assets associated with the Olde Port Bank branch acquisition and $114 thousand related to mortgage servicing rights. Additionally, other significant increases related to professional fees of $278 thousand, advertising and marketing expenses of $153 thousand, printing and supplies expenses of $124 thousand, data processing costs of $123 thousand and telephone expenses of $105 thousand. The increase in professional fees is related primarily to an increase in legal fees associated with the resolution of nonperforming assets in 2001 compared to 2000. The acquisition of the two Olde Port Bank branches was the primary reason for the increases in advertising and marketing, printing and supplies, data processing and telephone expenses in 2001 compared to 2000.

Income Taxes

Income tax expense increased $1.1 million to $6.8 million in 2001 from $5.7 million in 2000 and represented effective tax rates of 37.3% and 36.0%, respectively, of pretax income. The increase in the effective tax rate in 2001 compared to 2000, related primarily to a decrease in dividend income on marketable equity securities and the dividend received deduction, as a result of a decrease in investments in marketable equity securities available for sale.

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

The increase in occupancy and equipment expenses of $219 thousand, or 5.31%, related primarily to an increase in costs associated with maintenance agreements on new equipment and a $93 thousand writedown on bank buildings, based on an appraisal, relating to property used as a branch office which was closed during 2000.

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

Capital Resources and Liquidity

Capital Resources

Stockholders' equity totaled $80.5 million or 7.90% of total assets at December 31, 2001 compared to $73.5 million, or 7.69% of total assets at December 31, 2000. Stockholders' equity increased $7.0 million, primarily as a result of net earnings of $11.4 million, the change in accumulated other comprehensive income (loss) of $2.6 million, restricted stock award amortization of $286 thousand, and other increases of $43 thousand, partially offset by repurchases of stock of $3.7 million and dividends declared of $3.6 million.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2001 and 2000, the Company and subsidiary bank meet all capital adequacy requirements to which they are subject. See note 19 of Notes to Consolidated Financial Statements for further details of regulatory capital.

As of December 31, 2001, the most recent notification from the FDIC categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.

On May 3, 2000, the Company announced a Stock Repurchase Program ("Program"), whereby the Company's Board of Directors authorized the repurchase of up to 10% (or approximately 566,000 shares), of the Company's outstanding common shares from time to time. Shares repurchased under this Program may be held in treasury, retired or used for general corporate purposes. As of December 31, 2001, the Company had repurchased 484,902 shares of common stock, with approximately 81,098 shares still available to be purchased under this Program.

Liquidity

The principal source of funds for the payment of dividends and expenses by the Company, is dividends paid to it by the subsidiary bank. Bank regulatory authorities generally restrict the amount available for payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly affect the Company's ability to pay dividends. Dividends paid to the Company by the subsidiary bank in 2001, 2000 and 1999 were $7.5 million, $10.0 million and $5.3 million, respectively. The Company declared cash dividends of $.68, $.64 and $.56 per share, respectively, in 2001, 2000 and 1999, resulting in total dividends declared in those years of $3.6 million, $3.5 million and $3.3 million, respectively. The primary source of liquidity in the Company is its interest bearing deposit with its subsidiary bank of $1.9 million at December 31, 2001. Management believes that these funds are adequate to provide for the Company's needs.

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

The Company's and subsidiary bank's liquidity, represented by cash and due from banks, is a product of its operating activities, investing activities and financing activities. These activities are summarized as follows:


                                                                                              Year Ended December 31,
                                                                                         ----------------------------------
                                                                                           2001         2000         1999
                                                                                           ----         ----         ----
                                                                                                   (In Thousands)

Cash and due from banks at beginning of year                                             $ 26,434     $ 18,575     $ 23,506

Operating activities:
  Net earnings                                                                             11,389       10,078       10,125
  Adjustments to reconcile net earnings to net cash provided by operating activities      (11,847)        (209)        (727)
                                                                                         ----------------------------------
Net cash provided by (used in) operating activities                                          (458)       9,869        9,398
Net cash provided by (used in) investing activities                                       (57,584)     (31,978)       1,045
Net cash provided by (used in) financing activities                                        52,750       29,968      (15,374)
                                                                                         ----------------------------------
Cash and due from banks at end of year                                                   $ 21,142     $ 26,434     $ 18,575
                                                                                         ==================================

Operating activities used cash in 2001 and provided cash in 2000 and 1999. Cash used in operations in 2001 was primarily comprised of loans originated for sale in the secondary mortgage market, net of loans sold in the secondary mortgage market, offset by net earnings. Cash provided by operating activities in 2000 and 1999 were primarily comprised of net earnings.

Investing activities used cash in 2001 and 2000 and provided cash in 1999. The primary investing activities of the Company and the subsidiary bank, are originating loans and purchasing securities available for sale. In 2001, loan repayments, net of loan originations were $2.7 million, while in 2000 and 1999, loan originations net of repayments were $46.2 million and $14.2 million, respectively. Purchases of securities available for sale were $239.7 million, $22.6 million and $101.0 million, respectively, in 2001, 2000 and 1999. A substantial portion of the net loan originations in 2000 and 1999 and purchases of securities available for sale in 2001, 2000 and 1999, were funded by maturities and calls of securities held to maturity in 2001 and 1999, maturities, calls, principal payments received and sales of securities available for sale in 2001, 2000 and 1999, increases in deposits in 2001 and 2000, increases in securities sold under agreements to repurchase in 2000 and 1999 and increases in other borrowings in 2001, 2000 and 1999. Effective at year end 2000, the Company acquired certain assets and assumed certain liabilities in connection with the acquisition of two branch offices of Olde Port Bank. The Company paid $9.9 million, net of cash acquired of $2.2 million. For a description of assets acquired and liabilities assumed, see "Acquisition of Branches".

Financing activities provided cash in 2001 and 2000 and used cash in 1999. The primary financing activities of the Company and the subsidiary bank are deposits, short term borrowings in the form of securities sold under agreements to repurchase and other borrowings. Deposits increased $30.8 million and $15.9 million in 2001 and 2000, respectively, and decreased $22.5 million in 1999. Securities sold under agreements to repurchase decreased $5.8 million in 2001 and increased $14.6 million and $4.1 million, respectively, in 2000 and 1999. In 2001, 2000 and 1999 proceeds from other borrowings exceeded repayments, which increased other borrowings by $34.9 million, $10.0 million and $10.0 million, respectively. Additionally, during 2001, 2000 and 1999 the Company used cash of $3.7 million, $7.1 million and $4.1 million, respectively, to repurchase shares of its common stock for treasury. The Company also used cash of $3.6 million, $3.5 million and $3.2 million, respectively, in 2001, 2000 and 1999 to pay dividends on its common stock. Net cash provided by financing activities in 2001 and 2000 was used primarily to fund cash used in investing activities. Net cash used in financing activities in 1999 was funded by cash provided by operating and investing activities and a decrease in cash and due from banks.

Liquidity management is both a daily and long-term function of management. Excess liquidity is generally invested in short-term investments such as interest bearing deposits in the FHLBB and 2 to 7 year fixed income US Government agency securities and corporate securities. In addition to assets in cash on hand and due from banks of $21.1 million at December 31, 2001, the Company through its subsidiary bank has interest bearing deposits in other banks, primarily with FHLBB, of $4.5 million and securities available for sale of $274.2 million. In addition to these liquidity sources the Company has significant cash flow from the repayments of loans through its subsidiary bank. If the subsidiary bank requires funds beyond its ability to generate them internally, borrowing arrangements with the FHLBB can provide additional funds. At December 31, 2001, the subsidiary bank had $135.5 million of outstanding borrowings with the FHLBB, with an additional borrowing capacity of approximately $119.4 million.

The Company anticipates that the subsidiary bank will have sufficient funds available to meet its current loan commitments. At December 31, 2001, the subsidiary bank had outstanding loan commitments of $68.9 million. For additional information as to loan commitments, see note 14 of Notes to Consolidated Financial Statements. Time deposits which are scheduled to mature in one year or less at December 31, 2001, totaled $207.6 million. Management believes that a significant portion of such deposits will remain with the subsidiary bank.

For a discussion of the limitations that federal law places on extensions of credit from banks to their parent holding company, see note 20 of Notes to Consolidated Financial Statements.

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

Recent Accounting Developments

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which after amendment, was effective for fiscal years beginning after June 15, 2000. SFAS No. 133 must be adopted prospectively and retroactive application is not permitted. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The Company adopted SFAS No. 133, as amended, on January 1, 2001. The cumulative effect on prior years of adopting SFAS No. 133 on January 1, 2001, was not significant and therefore has not been separately disclosed. The impact of accounting for derivative instruments under SFAS No. 133 during the year ended December 31, 2001 decreased net interest and dividend income by $147,000 and net earnings by $88,000, or $.02 per basic and diluted share.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. It also requires certain disclosures, but carries over most of the provisions of SFAS No. 125. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and must be adopted prospectively. For recognition and reclassification of collateral and for certain disclosures, this statement was effective for fiscal years ending after December 15, 2000. The adoption of this statement had no impact on the Company's consolidated financial statements.

On July 20, 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Intangible Assets". SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for the Company are as follows:

* All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interests method of accounting is prohibited except for transactions initiated before July 1, 2001.

* Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

* Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

* Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

* All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

Effective January 1, 2002, annual goodwill amortization of approximately $500,000 will no longer be recognized. The Company has completed a transitional fair value based impairment test of goodwill as of January 1, 2002. No impairment of goodwill was evident as a result of the impairment testing performed.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with earlier application encouraged and its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements.

                                        [FORM OF GRANT THORNTON LETTERHEAD]

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders
Granite State Bankshares, Inc.

We have audited the accompanying consolidated statements of financial condition of Granite State Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the management of Granite State Bankshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Granite State Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ Grant Thornton LLP


Boston, Massachusetts
January 11, 2002

Consolidated Statements of Financial Condition


                                                                                                     December 31,
                                                                                                ----------------------
                                                                                                   2001         2000
                                                                                                   ----         ----
                                                                                                    (In Thousands)

                                           ASSETS
Cash and due from banks                                                                         $   21,142    $ 26,434
Interest bearing deposits in other banks, at cost, which approximates market value                   4,530       8,872
Securities available for sale (amortized cost $271,600,000 in 2001 and $198,316,000 in 2000)       274,201     196,522
Securities held to maturity (market value $5,226,000 in 2001 and $17,922,000 in 2000)                5,006      18,011
Stock in Federal Home Loan Bank of Boston                                                            7,201       7,201
Loans held for sale                                                                                 14,821         657

Loans                                                                                              655,000     657,385
  Less:  Unearned income                                                                            (1,075)     (1,177)
         Allowance for possible loan losses                                                         (8,085)     (7,854)
                                                                                                ----------------------
Net loans                                                                                          645,840     648,354

Premises and equipment                                                                              16,841      17,756
Other assets                                                                                        29,360      31,202
                                                                                                ----------------------
      Total assets                                                                              $1,018,942    $955,009
                                                                                                ======================

                            LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Interest bearing deposits                                                                       $  621,217    $592,528
Noninterest bearing deposits                                                                        92,926      90,806
                                                                                                ----------------------
      Total deposits                                                                               714,143     683,334

Securities sold under agreements to repurchase                                                      85,013      90,811
Other borrowings                                                                                   135,464     100,515
Other liabilities                                                                                    3,785       6,885
                                                                                                ----------------------
      Total liabilities                                                                            938,405     881,545

STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value; authorized 7,500,000 shares; none issued
Common stock, $1.00 par value; authorized 12,500,000 shares; 6,789,582
 shares issued at December 31, 2001 and 2000, respectively                                           6,790       6,790
Additional paid-in capital                                                                          37,807      37,916
                                                                                                ----------------------
                                                                                                    44,597      44,706
Retained earnings                                                                                   54,217      46,437
Accumulated other comprehensive income (loss)                                                        1,555      (1,089)
                                                                                                ----------------------
                                                                                                   100,369      90,054

  Less:  Treasury stock, at cost, 1,554,438 and 1,449,362 shares at
          December 31, 2001 and 2000, respectively                                                 (18,803)    (16,344)
         Unearned restricted stock                                                                  (1,029)       (246)
                                                                                                ----------------------
         Total stockholders' equity                                                                 80,537      73,464
                                                                                                ----------------------
         Total liabilities and stockholders' equity                                             $1,018,942    $955,009
                                                                                                ======================

      The accompanying notes are an integral part of these statements.

Consolidated Statements of Earnings


                                                                                           Year Ended December 31,
                                                                                   ---------------------------------------
                                                                                        2001         2000         1999
                                                                                        ----         ----         ----
                                                                                   ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                                                              $  53,335    $  48,197    $  45,287
  Debt securities available for sale                                                    13,820       12,525       11,182
  Marketable equity securities available for sale                                          248          621          738
  Securities held to maturity                                                              481        1,154        1,248
  Interest bearing deposits in other banks                                                 614          290          876
  Dividends on Federal Home Loan Bank of Boston stock                                      424          549          471
                                                                                     -----------------------------------
      Total interest and dividend income                                                68,922       63,336       59,802
                                                                                     -----------------------------------

Interest expense
  Deposits                                                                              22,085       21,940       20,871
  Securities sold under agreements to repurchase                                         3,096        4,316        2,654
  Other borrowings                                                                       6,731        4,838        4,371
                                                                                     -----------------------------------
      Total interest expense                                                            31,912       31,094       27,896
                                                                                     -----------------------------------
      Net interest and dividend income                                                  37,010       32,242       31,906
Provision for possible loan losses                                                         660          330           50
                                                                                     -----------------------------------
      Net interest and dividend income after provision for possible loan losses         36,350       31,912       31,856

Noninterest income
  Customer account fees and service charges                                              3,035        2,681        2,552
  Mortgage service fees                                                                    472          441          485
  Net gains on sales of securities available for sale                                      403          322          708
  Net gains on sales of loans                                                            1,722          364          567
  Other                                                                                  1,860        1,761        1,151
                                                                                     -----------------------------------
      Total noninterest income                                                           7,492        5,569        5,463

Noninterest expense
  Salaries and benefits                                                                 14,175       11,997       11,844
  Occupancy and equipment                                                                4,243        4,341        4,122
  Other real estate owned                                                                  178            1          359
  Other                                                                                  7,084        5,405        5,591
                                                                                     -----------------------------------
      Total noninterest expense                                                         25,680       21,744       21,916
                                                                                     -----------------------------------
      Earnings before income taxes                                                      18,162       15,737       15,403
Income taxes                                                                             6,773        5,659        5,278
                                                                                     -----------------------------------
      NET EARNINGS                                                                   $  11,389    $  10,078    $  10,125
                                                                                     ===================================

Net earnings per share-basic                                                         $    2.16    $    1.83    $    1.75
                                                                                     ===================================

Net earnings per share-diluted                                                       $    2.11    $    1.82    $    1.71
                                                                                     ===================================

Shares used in computing net earnings per share-basic                                5,264,873    5,494,982    5,778,272

Shares used in computing net earnings per share-diluted                              5,389,746    5,537,735    5,927,668

      The accompanying notes are an integral part of these statements.

Consolidated Statements of Comprehensive Income


                                                                               Year Ended December 31,
                                                                            -----------------------------
                                                                              2001       2000       1999
                                                                              ----       ----       ----
                                                                                    (In Thousands)

Net earnings                                                                $11,389    $10,078    $10,125
Other comprehensive income (loss):
  Unrealized holding gains (losses) on securities available for sale
   arising during the period                                                  4,798      5,629     (8,972)
  Related income tax effects                                                 (1,913)    (2,210)     3,507
                                                                            -----------------------------
      Net unrealized holding gains (losses) on securities available for
       sale, net of related income tax effects                                2,885      3,419     (5,465)
                                                                            -----------------------------

  Less: reclassification adjustment for net gains on sales of securities available for sale realized in net earnings:
    Realized net gains                                                         (403)      (322)      (708)
    Related income tax effects                                                  162        126        278
                                                                            -----------------------------
      Net reclassification adjustment                                          (241)      (196)      (430)
                                                                            -----------------------------

      Total other comprehensive income (loss)                                 2,644      3,223     (5,895)
                                                                            -----------------------------

Comprehensive income                                                        $14,033    $13,301    $ 4,230
                                                                            =============================

      The accompanying notes are an integral part of these statements.

Consolidated Statements of Stockholders' Equity
 Years Ended December 31, 2001, 2000 and 1999


                                                                                               Unallocated
                                                                                Accumulated       Common
                                            Additional                             Other          Stock       Unearned
                                   Common    Paid-in     Retained   Treasury   Comprehensive     Acquired    Restricted
                                   Stock     Capital     Earnings    Stock      Income(Loss)   by the ESOP      Stock      Total
                                   ------   ----------   --------   --------   -------------   -----------   ----------    ------
                                                                          (In Thousands)

Balance as of December 31, 1998    $6,790    $38,018     $32,998    $ (6,065)      $1,583         $(71)       $  (653)    $72,600
Net earnings                                              10,125                                                           10,125
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                        35                         35
Employee Stock Ownership Plan
 distribution                                     76                                                                           76
Cash dividends declared on
 common stock, $.56 per share                             (3,253)                                                          (3,253)
Change in accumulated other
 comprehensive income (loss),
 net of income taxes                                                               (5,895)                                 (5,895)
Restricted stock awards                           (8)                    104                                      (96)          -
Restricted stock award amortization                                                                               305         305
Reissuance of common stock from
 treasury upon exercise of stock
 options, including related
 tax effects                                    (167)                    595                                                  428
Purchase of common stock
 for treasury                                                         (4,052)                                              (4,052)
                                   ----------------------------------------------------------------------------------------------
Balance as of December 31, 1999     6,790     37,919      39,870      (9,418)      (4,312)         (36)          (444)     70,369
Net earnings                                              10,078                                                           10,078
Payment of Employee Stock
 Ownership Plan Indebtedness                                                                        36                         36
Employee Stock Ownership Plan
 distribution                                     76                                                                           76
Cash dividends declared on
 common stock, $.64 per share                             (3,511)                                                          (3,511)
Change in accumulated other
 comprehensive income (loss),
 net of income taxes                                                                3,223                                   3,223
Restricted stock award amortization                                                                               198         198
Reissuance of common stock from
 treasury upon exercise of stock
 options, including related
 tax effects                                     (79)                    145                                                   66
Purchase of common stock
 for treasury                                                         (7,071)                                              (7,071)
                                   ----------------------------------------------------------------------------------------------
Balance as of December 31, 2000     6,790     37,916      46,437     (16,344)      (1,089)           -           (246)     73,464
Net earnings                                              11,389                                                           11,389
Cash dividends declared on
 common stock, $.68 per share                             (3,609)                                                          (3,609)
Change in accumulated other
 comprehensive income (loss),
 net of income taxes                                                                2,644                                   2,644
Restricted stock awards                            2                   1,067                                   (1,069)          -
Restricted stock award amortization                                                                               286         286
Reissuance of common stock from
 treasury upon exercise of
 stock options                                  (111)                    154                                                   43
Purchase of common stock
 for treasury                                                         (3,680)                                              (3,680)
                                   ----------------------------------------------------------------------------------------------
Balance as of December 31, 2001    $6,790    $37,807     $54,217    $(18,803)      $1,555         $  -        $(1,029)    $80,537
                                   ==============================================================================================

      The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows


                                                                                               Year Ended December 31,
                                                                                         ------------------------------------
                                                                                           2001          2000         1999
                                                                                           ----          ----         ----
                                                                                                    (In Thousands)

Increase (decrease) in cash and due from banks
Cash flows from operating activities
  Net earnings                                                                           $  11,389     $ 10,078     $  10,125
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Provision for possible loan losses                                                         660          330            50
    Provision for depreciation and amortization                                              2,735        2,339         2,363
    Net amortization of security discounts and premiums                                        160            9           193
    Provision for loss on other real estate owned                                              173           50           146
    Deferred income taxes (benefits)                                                          (227)        (220)          412
    Market value adjustment for derivative instruments                                         147
    Realized gains on sales of securities available for sale, net                             (403)        (322)         (708)
    Writedown of premises and equipment                                                                      93
    Loans originated for sale                                                             (107,443)     (18,362)      (26,122)
    Proceeds from sale of loans originated for sale                                         95,001       18,548        28,038
    Increase in other assets                                                                (1,231)      (1,976)       (4,739)
    Increase (decrease) in other liabilities                                                   196         (443)          106
    Allocation of common stock by the ESOP                                                                  112           111
    Amortization of unearned restricted stock                                                  286          198           305
    Realized gains on sales of loans                                                        (1,722)        (364)         (567)
    (Gains) losses on sales of other assets                                                     20                        (11)
    Decrease in unearned income                                                               (102)        (130)         (258)
    Realized gains on sales of other real estate owned                                         (97)         (71)          (46)
                                                                                         ------------------------------------
      Net cash provided by (used in) operating activities                                     (458)       9,869         9,398
                                                                                         ------------------------------------

Cash flows from investing activities
  Proceeds from sales of securities available for sale                                     114,769       30,934        57,067
  Proceeds from maturities and calls of securities available for sale                       48,500       15,000        35,000
  Principal payments received on securities available for sale                               3,368        1,383         3,916
  Purchase of securities available for sale                                               (239,674)     (22,641)     (100,995)
  Proceeds from maturities and calls of securities held to maturity                         13,000                      4,300
  Loan repayments (originations), net                                                        2,721      (46,169)      (14,246)
  Purchase of premises and equipment                                                        (1,802)        (870)       (1,465)
  Proceeds from sales of other assets                                                           24                        760
  Net (increase) decrease in interest-bearing deposits in other banks                        4,342       (4,470)       15,130
  Proceeds from sales of other real estate owned                                               500        1,436         1,324
  Net cash paid for assets acquired and liabilities assumed related to the
   Olde Port Bank branch acquisition                                                        (3,332)      (6,581)
  Other                                                                                                                   254
                                                                                         ------------------------------------
      Net cash provided by (used in) investing activities                                  (57,584)     (31,978)        1,045
                                                                                         ------------------------------------

Cash flows from financing activities
  Net increase (decrease) in demand, NOW, money market deposit
   and savings accounts                                                                     36,366       14,073       (11,671)
  Net increase (decrease) in time certificates                                              (5,557)       1,875       (10,798)
  Net increase (decrease) in securities sold under agreements to repurchase                 (5,798)      14,606         4,137
  Increase in other borrowings                                                              34,949        9,952         9,955
  Repayment on liability relating to ESOP                                                                   (36)          (35)
  Dividends paid on common stock                                                            (3,573)      (3,463)       (3,185)
  Proceeds from exercise of stock options                                                       43           32           275
  Purchase of common stock for treasury                                                     (3,680)      (7,071)       (4,052)
                                                                                         ------------------------------------
      Net cash provided by (used in) financing activities                                   52,750       29,968       (15,374)
                                                                                         ------------------------------------
      Net increase (decrease) in cash and due from banks                                    (5,292)       7,859        (4,931)
Cash and due from banks at beginning of year                                                26,434       18,575        23,506
                                                                                         ------------------------------------
Cash and due from banks at end of year                                                   $  21,142     $ 26,434     $  18,575
                                                                                         ====================================


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

The subsidiary bank is a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and originating loans secured by residential and commercial real estate and other loans. The subsidiary bank has a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire. The subsidiary bank also originates residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has nineteen full service offices and an additional twenty-four remote automatic teller locations. The subsidiary bank offers its products and services online through its internet banking branch, GRANITe-bank.

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

Reclassifications

Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform to the 2001 presentation.

Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss) as a separate component of stockholders' equity, net of estimated income taxes. During 2001, 2000 and 1999, the Company had no securities classified as trading securities.

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

The Company measures loan impairment on commercial, financial and agricultural loans, commercial and multifamily real estate loans and construction and land development real estate loans in excess of $100,000 based on the present value of expected future cash flows discounted at the loan's effective interest rate, or on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. When the Company determines that foreclosure is probable, it measures impairment based on the fair value of the collateral. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Commercial, financial and agricultural loans, commercial and multifamily real estate loans and construction and land development real estate loans of $100,000 or less are collectively evaluated for impairment. Additionally, large groups of smaller balance homogeneous loans, such as residential real estate and consumer loans are collectively evaluated for impairment.

Loan origination and commitment fees, certain direct loan origination costs and discounts on acquired loans are being deferred and amortized as an adjustment of the related loan yield over the contractual life of the loans.

Allowance for Possible Loan Losses

The adequacy of the allowance for possible loan losses is evaluated on a regular basis by management. The methodology for determining the amount of the allowance for possible loan losses consists of several elements. Nonperforming, impaired and delinquent loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of possible losses associated with those loans. Another element involves estimating losses inherent in categories of loans, based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in the Company's primary market areas. The last element is based on management's evaluation of various conditions, and involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions and/or concentrations; seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas; credit quality trends, including trends in nonperforming loans expected to result from existing conditions; and historical loan charge-off experience.

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

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the remaining lease terms, if shorter. Useful lives are 15-50 years for bank buildings, 10-20 years for leasehold improvements and 2-10 years for furniture and equipment.

The Company reviews for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

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

The core deposit intangible arising from the year end 2000 branch acquisition is included in other assets, net of accumulated amortization, and is being amortized on a declining balance method over 10 years.

Goodwill arising from acquisitions is included in other assets, net of accumulated amortization. Through December 31, 2001, goodwill has been amortized on the straight line basis over 15 years. Beginning January 1, 2002, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, goodwill will no longer be amortized, but will be tested for impairment annually or whenever there is an impairment indicator.

Mortgage servicing rights are included in other assets, net of accumulated amortization, and are amortized on a basis which results in approximately level rates of return in proportion to, and over the period of, estimated net servicing income.

Fair Value of Financial Instruments

In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose estimated fair values of financial instruments. Fair value estimates, methods, and assumptions are set forth below in note 22 of Notes to Consolidated Financial Statements.

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

Recent Accounting Developments

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which after amendment, was effective for fiscal years beginning after June 15, 2000. SFAS No. 133 must be adopted prospectively and retroactive application is not permitted. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The Company adopted SFAS No. 133, as amended, on January 1, 2001. The cumulative effect on prior years of adopting SFAS No. 133 on January 1, 2001, was not significant and therefore has not been separately disclosed. The impact of accounting for derivative instruments under SFAS No. 133 during the year ended December 31, 2001 decreased net interest and dividend income by $147,000 and net earnings by $88,000, or $.02 per basic and diluted share.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. It also requires certain disclosures, but carries over most of the provisions of SFAS No. 125. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and must be adopted prospectively. For recognition and reclassification of collateral and for certain disclosures, this statement was effective for fiscal years ending after December 15, 2000. The adoption of this statement had no impact on the Company's consolidated financial statements.

On July 20, 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Intangible Assets". SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for the Company are as follows:

* All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interests method of accounting is prohibited except for transactions initiated before July 1, 2001.

* Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

* Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

* Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

* All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

Effective January 1, 2002, annual goodwill amortization of approximately $500,000 will no longer be recognized. The Company has completed a transitional fair value based impairment test of goodwill as of January 1, 2002. No impairment of goodwill was evident as a result of the impairment testing performed.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with earlier application encouraged and its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements.

Note 2-Acquisition of Branches

Effective at year end 2000, the Company completed its acquisition of two branch offices of Olde Port Bank, a division of Webster Bank. Webster Bank is the subsidiary of Webster Financial Corporation. The acquired branches are located in the city of Portsmouth and the town of Hampton, both in Rockingham County, New Hampshire. The acquisition has been accounted for using the purchase method of accounting. Since the acquisition was effective at year end 2000, results of operations relating to the acquired branches are reflected in earnings commencing January 1, 2001.

      The acquisition was allocated as follows:


Description                                       Amount
-----------                                       ------
                                              (In Thousands)

Loans, net of allowance for possible loan
 losses of $606,000                               $42,514
Bank premises and equipment                         1,952
Core deposit intangible                               882
Goodwill                                            5,146
Other assets                                          256
                                                  -------
      Assets acquired                              50,750

Deposits                                           39,368
Securities sold under agreements
 to repurchase                                      1,163
Other liabilities                                     306
                                                  -------
      Liabilities assumed                          40,837
                                                  -------
      Total consideration for acquisition, net
       of cash acquired of $2,214,000             $ 9,913
                                                  =======

Of the consideration of $9,913,000, net of cash acquired, $6,581,000 was paid in December of 2000 and $3,332,000 was paid in February 2001. At December 31, 2000, the $3,332,000 due to Webster Bank is included in other liabilities in the Consolidated Statements of Financial Condition.

Note 3-Earnings Per Share

Information regarding the computations of earnings per share is as follows:


                                        Year Ended December 31,
                                  -----------------------------------
                                     2001         2000         1999
                                     ----         ----         ----
                                           ($ in Thousands,
                                        except per share data)

Net earnings                        $11,389      $10,078      $10,125
                                  ===================================
Weighted average common
 shares outstanding-basic         5,264,873    5,494,982    5,778,272
Dilutive effect of stock
 options and restricted stock
 awards computed using
 the treasury stock method          124,873       42,753      149,396
                                  -----------------------------------
Weighted average common
 shares outstanding-diluted       5,389,746    5,537,735    5,927,668
                                  ===================================
Net earnings per share-basic          $2.16        $1.83        $1.75
                                  ===================================
Net earnings per share-diluted        $2.11        $1.82        $1.71
                                  ===================================

Weighted average options to purchase 7,985 shares, 225,517 shares and 75,000 shares of common stock were outstanding during 2001, 2000 and 1999, respectively, but were not included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share, because the effect would have been antidilutive.

Note 4-Supplemental Cash Flow Disclosures

Supplemental Disclosures of Cash Flow Information


                           Year Ended
                          December 31,
                  -----------------------------
                    2001       2000       1999
                    ----       ----       ----
                          (In Thousands)

Cash paid for
  Interest        $32,054    $31,010    $27,837
  Income taxes      6,810      5,925      3,725

Supplemental Schedule of Noncash Investing and
 Financing Activities

Effective at year end 2000, the Company acquired certain assets and assumed certain liabilities in connection with the acquisition of two branch offices of Olde Port Bank, a division of Webster Bank. For a description of assets acquired and liabilities assumed, see note 2 of Notes to Consolidated Financial Statements.

The subsidiary bank acquired other real estate owned through foreclosure in settlement of loans or accepted deeds in lieu of foreclosures on real estate loans in the amount of $160,000, $543,000 and $1,111,000 during the years ended December 31, 2001, 2000 and 1999, respectively. Loans granted in settlement of asset sales were $925,000, $0 and $0 during the years ended December 31, 2001, 2000 and 1999, respectively.

Dividends declared and unpaid on common stock at December 31, 2001, 2000 and 1999 were $890,000, $854,000 and $806,000, respectively.

Note 5-Cash and Due From Banks

The Federal Reserve Bank requires the subsidiary bank to maintain average reserve balances. Reserves (in the form of deposits with the Federal Reserve Bank) of $1,000,000 were maintained to satisfy Federal regulatory requirements at December 31, 2001 and 2000. These reserves are included in cash and due from banks in the Consolidated Statements of Financial Condition.

Note 6-Securities

The amortized cost and estimated market values of securities at December 31, were as follows:


                                                                                          Estimated
                                              Amortized     Unrealized     Unrealized      Market
                                                Cost          Gains          Losses         Value
                                              ---------     ----------     ----------     ---------
                                                                 (In Thousands)

Securities held to maturity
 At December 31, 2001
  Other corporate obligations                 $  5,006        $  220                      $  5,226
                                              ----------------------------------------------------
      Total securities held to maturity       $  5,006        $  220         $    0       $  5,226
                                              ====================================================

Securities available for sale
 At December 31, 2001
  US Government agency obligations            $144,812        $1,968         $  391       $146,389
  Other corporate obligations                  105,021         2,407          1,715        105,713
  Mortgage-backed securities:
    FNMA                                         1,548            40                         1,588
    FHLMC                                       15,415            19            145         15,289
    GNMA                                           687            47                           734
    SBA                                            198            11                           209
                                              ----------------------------------------------------
      Total mortgage-backed securities          17,848           117            145         17,820
  Mutual Funds                                     900           164             17          1,047
  Marketable equity securities                   3,019           309             96          3,232
                                              ----------------------------------------------------
      Total securities available for sale     $271,600        $4,965         $2,364       $274,201
                                              ====================================================

Securities held to maturity
 At December 31, 2000
  US Government agency obligations            $ 13,003        $    3         $   36       $ 12,970
  Other corporate obligations                    5,008                           56          4,952
                                              ----------------------------------------------------
      Total securities held to maturity       $ 18,011        $    3         $   92       $ 17,922
                                              ====================================================

Securities available for sale
 At December 31, 2000
  US Government agency obligations            $100,504        $    5         $  459       $100,050
  Other corporate obligations                   84,245           265          1,368         83,142
  Mortgage-backed securities:
    FNMA                                         3,904            44              7          3,941
    FHLMC                                        1,161            12                         1,173
    GNMA                                           767            73                           840
    SBA                                            310             5                           315
                                              ----------------------------------------------------
      Total mortgage-backed securities           6,142           134              7          6,269
  Mutual Funds                                     900            98             21            977
  Marketable equity securities                   6,525           318            759          6,084
                                              ----------------------------------------------------
      Total securities available for sale     $198,316        $  820         $2,614       $196,522
                                              ====================================================

As a member of the Federal Home Loan Bank of Boston ("FHLBB"), the subsidiary bank is required to invest in $100 par value stock of the FHLBB in the amount of 1% of its outstanding loans secured by residential housing or 5% of its outstanding advances from the FHLBB, whichever is higher. When such stock is redeemed, the subsidiary bank would receive from the FHLBB an amount equal to the par value of the stock. As of December 31, 2001 and 2000, the subsidiary bank had investments in FHLBB stock of $7,201,000. Such investments are reflected separately in the Consolidated Statements of Financial Condition.

Gross realized gains and gross realized losses on sales of securities available for sale for the years ended December 31 were as follows:


                                                 2001                      2000                      1999
                                         ---------------------     ---------------------     ---------------------
                                         Realized     Realized     Realized     Realized     Realized     Realized
                                           Gain         Loss         Gain         Loss         Gain         Loss
                                         --------     --------     --------     --------     --------     --------
                                                                      (In Thousands)

      Securities
        Debt securities                   $  680       $  837       $    6        $  1        $  317        $ 39
        Marketable equity securities         832          272        1,096         779         1,157         727
                                          ----------------------------------------------------------------------
                                          $1,512       $1,109       $1,102        $780        $1,474        $766
                                          ======================================================================

At December 31, 2001, U. S. Government Agency Obligations and mortgage-backed securities with carrying values of $148,602,000 were pledged as collateral for securities sold under agreements to repurchase and for government deposit accounts.

The following table sets forth the maturity distribution of debt securities held to maturity and available for sale at amortized cost and estimated market value at December 31, 2001. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations without penalties.


                                                              Over 1 Year     Over 5 Years
                                                   Within       Through         Through          Over
                                                   1 Year       5 Years         10 Years       10 Years      Totals
                                                   ------     -----------     ------------     --------      ------
                                                                            (In Thousands)

Amortized Cost
 At December 31, 2001
  Securities held to maturity
    Other corporate obligations                                $  5,006                                     $  5,006
                                                    ----------------------------------------------------------------
      Total debt securities held to maturity        $  0       $  5,006         $     0        $     0      $  5,006
                                                    ================================================================
  Securities available for sale
    US Government agency obligations                           $ 83,373         $61,439                     $144,812
    Other corporate obligations                                  74,432           5,137        $25,452       105,021
    Mortgage-backed securities                      $  5                          4,948         12,895        17,848
                                                    ----------------------------------------------------------------
      Total debt securities available for sale      $  5       $157,805         $71,524        $38,347      $267,681
                                                    ================================================================

Estimated Market Value
 At December 31, 2001
  Securities held to maturity
    Other corporate obligations                                $  5,226                                     $  5,226
                                                    ----------------------------------------------------------------
      Total debt securities held to maturity        $  0       $  5,226         $     0        $     0      $  5,226
                                                    ================================================================
  Securities available for sale
    US Government agency obligations                           $ 83,738         $62,651                     $146,389
    Other corporate obligations                                  76,316           5,125        $24,272       105,713
    Mortgage-backed securities                      $  5                          4,896         12,919        17,820
                                                    ----------------------------------------------------------------
      Total debt securities available for sale      $  5       $160,054         $72,672        $37,191      $269,922
                                                    ================================================================

At December 31, 2001, all of the U.S. Government Agency Obligations with carrying values of $146,389,000 were callable at the discretion of the issuer without penalty, of which $89,139,000 were callable during 2002 at a weighted average yield of 5.37%, $49,030,000 were callable during 2003 at a weighted average yield of 5.56% and $8,220,000 were callable during 2004 at a weighted average yield of 5.89%.

Note 7-Loans

Loans consist of the following at:


                                      December 31,
                                 ---------------------
                                   2001         2000
                                   ----         ----
                                     (In Thousands)

Commercial, financial and
 agricultural                    $ 43,823     $ 50,750
Real estate-residential           335,632      351,146
Real estate-multifamily            49,579       43,140
Real estate-commercial            184,502      177,453
Real estate-construction and
 land development                   9,060        5,385
Installment                         5,932        6,547
Other                              26,472       22,964
                                 ---------------------
      Total loans                 655,000      657,385
Less:
  Unearned income                  (1,075)      (1,177)
  Allowance for possible loan
   losses                          (8,085)      (7,854)
                                 ---------------------
      Net loans                  $645,840     $648,354
                                 =====================

At December 31, 2001 and 2000, loans which were on nonaccrual status were $3,015,000 and $3,201,000, respectively. Interest income which would have been accrued on nonaccrual loans, had they performed in accordance with the terms of their contracts, for the years ended December 31, 2001, 2000 and 1999, was $263,000, $239,000 and $157,000, respectively. Interest income recognized on nonaccrual loans in 2001, 2000 and 1999 amounted to $28,000, $110,000 and $49,000, respectively.

The Company has identified loans as impaired in accordance with SFAS No. 114, when it is probable that interest and principal will not be collected according to the terms of the loan agreements. The balance of impaired loans was $2,543,000 and $1,997,000, respectively, at December 31, 2001 and 2000. The average recorded investment in impaired loans was $2,344,000, $880,000 and $1,052,000, respectively, in 2001, 2000 and 1999. No income was recognized on impaired loans during 2001, 2000 and 1999. Total cash collected on impaired loans during 2001, 2000 and 1999 was $380,000, $22,000 and $779,000, respectively, all of which was credited to the principal balance outstanding on such loans.

The allowance for possible loan losses associated with impaired loans was $750,000, $439,000 and $252,000 at December 31, 2001, 2000 and 1999,
respectively. During 2001, 2000 and 1999, provisions for possible loan losses applicable to impaired loans were $611,000, $187,000 and $30,000, respectively. Impaired loans charged off during 2001, 2000 and 1999 were $300,000, $0 and $11,000, respectively. At December 31, 2001 and 2000, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114.

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

At December 31, 2001 and 2000, the subsidiary bank serviced real estate loans sold to others in the amounts of $190,386,000 and $130,172,000, respectively.

Note 8-Allowance for Possible Loan Losses

Changes in the allowance for possible loan losses are as follows:


                                    Year Ended December 31,
                                  --------------------------
                                   2001      2000      1999
                                   ----      ----      ----
                                        (In Thousands)

Balance at beginning of year      $7,854    $7,032    $7,122
Allowance of loan portfolio
 related to branch acquisition                 606
Provision for possible loan
 losses                              660       330        50
Loans charged off                   (550)     (324)     (559)
Recoveries of loans previously
 charged off                         121       210       419
                                  --------------------------
Balance at end of year            $8,085    $7,854    $7,032
                                  ==========================

Note 9-Loans to Related Parties

The Company's banking subsidiary has granted loans to its officers and directors, and those of the Company and to their associates. The aggregate amount of these loans was $7,816,000 and $9,488,000 at December 31, 2001 and 2000, respectively. During 2001, $2,510,000 of new loans were made and repayments totaled $3,734,000. Approximately $448,000 of related party loans at December 31, 2000 were loans to officers and directors who were no longer associated with the Company in those capacities at December 31, 2001.

Note 10-Premises and Equipment

The following is a summary of premises and equipment:


                                       December 31,
                                    ------------------
                                      2001       2000
                                      ----       ----
                                      (In Thousands)

Bank buildings                      $16,420    $17,418
Leasehold improvements                1,689      1,689
Furniture and equipment              14,389     12,718
                                    ------------------
                                     32,498     31,825
  Less: Accumulated depreciation
   and amortization                  18,395     17,170
                                    ------------------
                                     14,103     14,655
Land                                  2,738      3,101
                                    ------------------
                                    $16,841    $17,756
                                    ==================

Depreciation and amortization expense on premises and equipment for the years ended December 31, 2001, 2000 and 1999 was $1,748,000, $1,940,000 and
$1,959,000, respectively.

Note 11-Other Assets

A summary of other assets follows:


                                              December 31,
                                           ------------------
                                             2001       2000
                                             ----       ----
                                             (In Thousands)

Cash surrender value of life
 insurance                                 $11,385    $10,780
Accrued interest receivable                  7,099      6,854
Net deferred tax assets                      1,687      3,210
Goodwill, net of accumulated
 amortization of $3,124,000 in 2001
 and $2,536,000 in 2000                      5,705      6,293
Core deposit intangibles, net of accum-
 ulated amortization of $132,000 in
 2001 and $0 in 2000                           750        882
Mortgage servicing rights, net of ac-
 cumulated amortization of $1,565,000
 in 2001 and $1,298,000 in 2000                995        344
Prepaid expenses                               719      1,108
Other                                        1,020      1,731
                                           ------------------
                                           $29,360    $31,202
                                           ==================

Mortgage servicing rights of $918,000, $96,000 and $169,000, were capitalized during 2001, 2000 and 1999. Amortization expense on mortgage servicing rights was $267,000, $153,000 and $158,000 in 2001, 2000 and
1999, respectively.

Amortization expense on core deposit intangibles was $132,000 during 2001 and $0 during each of the years 2000 and 1999.

Amortization expense on goodwill was $588,000 during 2001 and $246,000 during each of the years 2000 and 1999.

At December 31, 2001 and 2000, other real estate owned included in other assets was $0 and $416,000, respectively.

Note 12-Interest Bearing Deposits

Interest bearing deposits consisted of the following:


                                     December 31,
                                 --------------------
                                   2001        2000
                                   ----        ----
                                    (In Thousands)

NOW accounts                     $254,474    $217,774
Savings accounts                   83,746      86,798
Money market deposit accounts      16,978      16,380
Time certificates                 266,019     271,576
                                 --------------------
                                 $621,217    $592,528
                                 ====================

Maturities of time certificates after December 31, 2001 are $207,622,000 in 2002, $33,678,000 in 2003, $11,960,000 in 2004, $3,473,000 in 2005,
$9,057,000 in 2006 and $229,000 in years thereafter.

Time certificates with balances of $100,000 or more at December 31, 2001 and 2000 totaled $46,812,000 and $41,149,000, respectively.

Note 13-Borrowings

Securities Sold Under Agreements to Repurchase

Short-term borrowings in the form of securities sold under agreements to repurchase at December 31, 2001 and 2000, totaled $85,013,000 and $90,811,000, respectively. Such borrowings were collateralized at December 31, 2001 by the Company's U.S. Government agency securities with a carrying value of $146,389,000 (see note 6 of Notes to Consolidated Financial Statements). The collateral is maintained under the control of the Company in a separate custodial account at the FHLBB. The weighted average interest rate on these borrowings was 1.94% and 5.43%, respectively, at December 31, 2001 and 2000.

The maximum amount of securities sold under agreements to repurchase at any month end during 2001, 2000 and 1999, were $96,820,000, $90,811,000 and
$75,042,000, respectively. The average amount of securities sold under agreements to repurchase in 2001, 2000 and 1999 were $88,431,000, $77,723,000 and $65,078,000, respectively. The average cost of securities sold under agreements to repurchase was 3.50%, 5.55% and 4.08% during 2001, 2000 and 1999, respectively.

Other Borrowings

The Company's subsidiary bank maintains a line of credit with the FHLBB to meet short or long-term financing needs that may arise. Short and long-term borrowings from the FHLBB are primarily secured by a blanket lien on qualifying unencumbered residential real estate loans and the guaranteed portion of government and small business association loans. The Company's subsidiary bank is able to commingle, encumber or dispose of any collateral held subject to its ability to maintain specific "qualifying" collateral levels in excess of collateral maintenance requirements and meet minimum capital ratios, both of which were met as of December 31, 2001 and 2000.

Based upon "qualifying" collateral held, the Company's subsidiary bank had a total borrowing capacity with the FHLBB as of December 31, 2001 of approximately $254,894,000, of which approximately $119,430,000 was still available.

Other borrowings, all of which were with the FHLBB, consisted of the following:


                                   December 31, 2001
                               ------------------------
                                              Range of
                                Amount        Rates (%)
                                ------        ---------
                            (In Thousands)

Due within one year            $     54       5.00-6.17
Due from one to three years      30,120       5.00-6.17
Due over three years            105,290       3.99-6.17
                               --------
                               $135,464
                               ========

                                   December 31, 2000
                               ------------------------
                                              Range of
                                Amount        Rates (%)
                                ------        ---------
                            (In Thousands)

Due within one year            $     51       5.00-6.17
Due from one to three years      30,112       5.00-6.17
Due over three years             70,352       4.49-6.17
                               --------
                               $100,515
                               ========

Principal payments due on other borrowings after December 31, 2001 are $54,000 in 2002, $30,058,000 in 2003, $62,000 in 2004, $60,000 in 2005,
$4,000 in 2006 and $105,226,000 in years thereafter. The FHLBB has the right to call and require the repayment of $70,000,000 of borrowings during 2002, $20,000,000 of which is at an interest rate of 4.49% maturing in 2008; $10,000,000 of which is at an interest rate of 5.58% maturing in 2009; $30,000,000 of which is at a weighted average interest rate of 5.60% maturing in 2010 and $10,000,000 of which is at an interest rate of 3.99% maturing in 2011. Additionally, the FHLBB has the right to call and require the repayment of $10,000,000 of borrowings during 2003, which is at a weighted average interest rate of 4.53% maturing in 2011 and $15,000,000 of borrowings during 2004, which is at a weighted average interest rate of 4.64% maturing in 2011.

Note 14-Commitments and Contingencies

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

Financial instruments with off-balance sheet credit risk at December 31, 2001 and 2000 were as follows:


                                            Contract or
                                          Notional Amount
                                        ------------------
                                          2001       2000
                                          ----       ----
                                          (In Thousands)

Financial instruments whose contract
 amounts represent credit risk
  Commitments to originate loans        $16,065    $ 8,732
  Unused lines and standby letters
   of credit                             48,925     52,653
  Unadvanced portions of con-
   struction loans                        3,869      2,498

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

Interest rate cap agreements provide for the receipt of interest to the extent that the three-month LIBOR is greater than the strike rate. No interest was received under these agreements during 2001, 2000 and 1999.

At December 31, 2001 and 2000 the Company had the following interest rate cap agreements in effect:


         Notional       Strike     Maturity
          Amount         Rate        Date
         --------       ------     --------
      (In Thousands)

          $ 5,000       7.50%        2/7/04
            5,000       7.8125%      6/4/04
           10,000       7.875%     11/15/04

Investment in Limited Partnerships

At December 31, 2001, the subsidiary bank was committed to invest an additional $629,000 in two real estate development limited partnerships related to low income housing. The investments will be $187,000 in 2002, $177,000 in 2003, $166,000 in 2004 and $99,000 in 2005. At December 31,
2001 and 2000, the Company had $409,000 and $377,000, respectively, invested in such partnerships, which are included in other assets in the Consolidated Statements of Financial Condition.

Lease Commitments

As of December 31, 2001, the Company was obligated under noncancelable operating leases for premises. Minimum future rentals under leases are as follows:


                                Amount
                                ------
                            (In Thousands)

Year Ending December 31,
  2002                          $  411
  2003                             394
  2004                             385
  2005                             341
  2006                             250
  Thereafter                       436
                                ------
                                $2,217
                                ======

Rent expense amounted to $526,000, $558,000 and $537,000, for the years ended December 31, 2001, 2000 and 1999, respectively.

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

Note 15-Income Taxes

The Company and its subsidiary file a consolidated Federal income tax return on the accrual basis for taxable years ending December 31.

Income tax expense (benefit) reflected in the Consolidated Statements of Earnings for years ended December 31, are as follows:


               2001       2000       1999
               ----       ----       ----
                     (In Thousands)

Federal:
  Current     $5,588     $4,677     $4,010
  Deferred      (152)      (158)       405

State:
  Current      1,412      1,202        856
  Deferred       (75)       (62)         7
              ----------------------------
              $6,773     $5,659     $5,278
              ============================

The above amounts include a tax provision on securities transactions of $162,000, $126,000 and $278,000, in 2001, 2000 and 1999, respectively.

The income tax benefit related to the exercise of nonstatutory stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts were $0 in 2001, $34,000 in 2000 and $153,000 in 1999.

The difference between the total expected income tax expense computed by applying the Federal income tax rate to earnings before income tax expense and the reported income tax expense for years ended December 31, is as follows:


                                  2001      2000      1999
                                  ----      ----      ----
                                       (In Thousands)

Computed "expected" Federal
 income tax expense at
 statutory rate                  $6,175    $5,351    $5,237
Increase (decrease) resulting
 from:
  State income tax, net of
   Federal tax benefit              882       752       570
  Low income/rehabilitation
   tax credits                     (187)     (187)     (320)
  Other                             (97)     (257)     (209)
                                 --------------------------
                                 $6,773    $5,659    $5,278
                                 ==========================

Significant components of the Company's deferred tax assets and liabilities are as follows:


                                          December 31,
                                        ----------------
                                         2001      2000
                                         ----      ----
                                         (In Thousands)

Deferred tax assets:
  Allowance for possible loan losses    $2,880    $2,454
  Other real estate owned                   68        61
  Federal net operating loss
   carryforwards                           172       299
  Accrued interest                         118        91
  Core deposit intangibles                  62        56
  Deferred compensation                     37        47
  Marketable equity securities                        14
  Restricted stock awards                  165       137
  Low income-housing partnerships           97        86
  Unrealized loss on securities
   available for sale                                705
  Premises and equipment                   246       118
  Other                                     39        44
                                        ----------------
      Total deferred tax assets          3,884     4,112
                                        ----------------

Deferred tax liabilities:
  Unearned income                          664       674
  Deferred loan fees                        86       107
  Mortgage servicing rights                402       121
  Unrealized gains on securities
   available for sale                    1,045
                                        ----------------
      Total deferred tax liabilities     2,197       902
                                        ----------------
      Net deferred tax asset            $1,687    $3,210
                                        ================

At December 31, 2001 and 2000, net deferred tax assets includes $1,045,000 in deferred tax liabilities and $705,000 in deferred tax assets, respectively, which are attributable to the tax effects of net unrealized gains in 2001 and net unrealized losses in 2000 on securities available for sale. Pursuant to SFAS No. 115 and SFAS No. 109, the corresponding charge or credit has been made directly to stockholders' equity.

As of December 31, 2001 the Company has net operating loss carryforwards available for tax purposes of approximately $429,000, which expire at various dates from the year 2006 through 2010. The subsequent realization of net operating loss carryforwards is subject to limitation as defined in Internal Revenue Code Section 382 due to changes in ownership relating to acquisitions. Approximately $426,000 of these net operating loss carryforwards are available for use by the Company in 2002.

Deferred tax assets at December 31, 2001 and 2000 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

Note 16-Pension Plans

Defined Benefit Pension Plan

The following table sets forth the funded status of the Company's defined benefit pension plan as of September 30, 2001 and 2000 (the most recent actuarial valuations):


                                              2001      2000
                                              ----      ----
                                              (In Thousands)

Actuarial present value of benefit
 obligations:
  Accumulated benefit obligation             $3,570    $2,897
                                             ================
Projected benefit obligation, beginning
 of period                                   $3,926    $3,350
  Service costs-benefits earned during
   the period                                   321       306
  Interest cost on projected benefit
   obligation                                   307       273
  Actuarial (gain) loss recognized
   during the period                            184        94
  Annuity payments made during the
   period                                       (83)      (80)
  Settlements occurring during the
   period                                       (92)      (17)
                                             ----------------
Projected benefit obligation, end of
 period                                       4,563     3,926
                                             ----------------
Plan assets at fair value, beginning of
 period, primarily fixed income and
 equity securities                            4,514     3,682
  Return on plan assets during the
   period                                      (405)      509
  Employer contributions during the
   period                                       394       420
  Annuity payments made during the
   period                                       (83)      (80)
  Settlements occurring during the
   period                                       (92)      (17)
                                             ----------------
Plan assets at fair value, end of period,
 primarily fixed income and equity
 securities                                   4,328     4,514
                                             ----------------
Plan assets in excess of (less than)
 projected benefit obligation                  (235)      588
  Unrecognized net (gain) loss from
   past experience different from that
   assumed and effects of changes in
   assumptions                                  201      (814)
  Unrecognized net liability being
   recognized over approximately
   12 years                                                23
                                             ----------------
      Accrued pension cost                   $  (34)   $ (203)
                                             ================

Net periodic pension expense included the following components:


                                              Year Ended
                                             December 31,
                                       -------------------------
                                        2001      2000      1999
                                        ----      ----      ----
                                             (In Thousands)

Service cost-benefits earned during
 the period                            $ 321     $ 306     $ 202
Interest cost on projected benefit
 obligation                              307       273       222
Expected return on plan assets          (388)     (304)     (259)
Net amortization and deferral            (15)       31        53
                                       -------------------------
      Net periodic pension expense     $ 225     $ 306     $ 218
                                       =========================

The weighted average discount rate of 7.25% in 2001, 8.00% in 2000 and 8.00% in 1999, and the rate of increase in future compensation levels of 4.50% in 2001, 5.50% in 2000 and 5.50% in 1999, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.50% for 2001 and 8.00% for 2000 and 1999.

Supplemental Executive Retirement Plan

The Company sponsors a SERP, and in connection therewith, maintains a Rabbi Trust, which purchases life insurance policies to satisfy its benefit obligations thereunder. The cash surrender value of the life insurance policies related to the SERP was $6,954,000 and $6,580,000 at December 31, 2001 and 2000, respectively, and is carried in other assets in the Consolidated Statements of Financial Condition. Annual accruals for expense are paid to trusts for the benefit of the participants. The present value of future benefits is being accrued over the term of employment. SERP expense for each of the years ended December 31, 2001, 2000 and 1999 amounted to $605,000.

Note 17-Employee Stock Ownership Plan (ESOP)

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

Compensation expense related to the ESOP amounted to $175,000, $287,000 and $287,000, respectively, for the years ended December 31, 2001, 2000 and 1999 and included additional contributions in excess of amounts required to service the ESOP debt of $175,000 in each of those years.

The total shares held by the ESOP, all of which were allocated were 373,651 shares at December 31, 2001 and 355,078 shares at December 31, 2000.

Note 18-Stock Compensation Plans

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

The following is a description of activity in the stock compensation plans:

Fixed Stock Option Plans


                                                                    Year Ended December 31,
                                    ----------------------------------------------------------------------------------------
                                               2001                           2000                           1999
                                    --------------------------     --------------------------     --------------------------
                                                    Weighted                       Weighted                       Weighted
                                    Number of       Average        Number of       Average        Number of       Average
                                     Options      Option Price      Options      Option Price      Options      Option Price
                                    ---------     ------------     ---------     ------------     ---------     ------------

Options at beginning of year         424,451         $16.41         531,201         $17.54         520,468         $17.06
Granted                               60,900          21.39                                         25,250          21.44
Exercised                             (7,796)          4.51          (7,000)          4.62         (14,017)          6.37
Canceled                                                            (99,750)         23.26            (500)         23.88

                                     -------                        -------                        -------
Options at end of year               477,555         $17.24          424,451        $16.41         531,201         $17.54
                                     =======         ======         ========        ======         =======         ======
Options exercisable at year end      265,461         $16.42          224,393        $15.88         198,315         $15.85
                                     =======         ======         ========        ======         =======         ======


                                                                At December 31, 2001
                             ------------------------------------------------------------------------------------------
                                              Options Outstanding                            Options Exercisable
                             -----------------------------------------------------     --------------------------------
                               Number        Weighted Average     Weighted Average       Number        Weighted Average
Range of Exercise Prices     Outstanding      Remaining Life       Exercise Price      Exercisable      Exercise Price
                             -----------     ----------------     ----------------     -----------     ----------------

$3.33                            2,500             0.3                 $ 3.33              2,500            $ 3.33
$6.33 to $7.52                   7,427             2.2                   7.26              7,427              7.26
$8.29 to $9.10                   2,872             3.5                   8.86              2,872              8.86
$11.09 to $11.40                 3,618             3.8                  11.39              3,618             11.39
$13.93                             988             5.0                  13.93                988             13.93
$17.00                         399,250             5.8                  17.00            248,056             17.00
$20.13                          36,200             9.0                  20.13
$23.25                          24,700             9.7                  23.25
                               -------                                                   -------
$3.33 to $23.25                477,555             6.1                 $17.24            265,461            $16.42
                               =======             ===                 ======            =======            ======

Performance-Based Stock Option Plans



                                                                    Year Ended December 31,
                                    ----------------------------------------------------------------------------------------
                                               2001                           2000                           1999
                                    --------------------------     --------------------------     --------------------------
                                                    Weighted                       Weighted                       Weighted
                                    Number of       Average        Number of       Average        Number of       Average
                                     Options      Option Price      Options      Option Price      Options      Option Price
                                    ---------     ------------     ---------     ------------     ---------     ------------

Options at beginning of year          2,992          $11.03          2,992          $11.03          19,506         $11.23
Exercised                              (603)          10.78                                        (16,514)         11.27
                                      -----                          -----                         -------
Options at end of year                2,389          $11.10          2,992          $11.03           2,992         $11.03
                                      =====          ======          =====          ======         =======         ======

Options exercisable at year end       2,389          $11.10          2,992          $11.03           2,992         $11.03
                                      =====          ======          =====          ======         =======         ======

The range of exercise prices for the performance-based stock option plans are $10.78-$11.40, with a remaining weighted average life of 4.3 years at December 31, 2001.

No stock options were granted during 2000. The weighted average fair value of options at their grant date during 2001 and 1999 was $6.97 and $7.80, respectively, per option share. The fair values of the share grants were estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:


                              2001        1999
                              ----        ----

Expected option lives        7 years     7 years
Expected volatility            32%         30%
Risk free interest rate    4.86-4.94%     6.21%
Expected dividend yield       3.08%       2.72%

Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123 for awards made after July 1, 1995, the Company's net earnings and net earnings per share would have changed to the pro forma amounts indicated below for the years ended December 31:


                                2001       2000       1999
                                ----       ----       ----
                                  ($ In Thousands, except
                                      per share data)

Net Earnings    As Reported    $11,389    $10,078    $10,125
                Pro forma      $10,902    $10,143    $ 9,342
Net Earnings
 Per Share:
  Basic         As Reported    $  2.16    $  1.83    $  1.75
                Pro forma      $  2.07    $  1.85    $  1.62
  Diluted       As Reported    $  2.11    $  1.82    $  1.71
                Pro forma      $  2.02    $  1.83    $  1.58

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

In 1999, 4,500 shares of restricted stock were awarded to certain officers under the 1997 Long-Term Incentive Stock Benefit Plan with a fair value at the date of grant of $21.44 per share. In 2001, 50,000 shares of restricted stock were awarded to certain officers under the 1997 Long-Term Incentive Stock Benefit Plan with a weighted average fair value at the dates of grant of $21.38 per share. At December 31, 2001, restricted stock awards totaled 101,000 shares of which 35,300 shares were vested. Shares vest ratably over a period of five years. Compensation expense applicable to the stock awards was $286,000, $198,000 and $305,000 in 2001, 2000 and 1999, respectively.

Note 19-Stockholders' Equity

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2001 and 2000, the Company and the subsidiary bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company's wholly-owned subsidiary bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank's categorization.

The Company's and the subsidiary bank's actual capital amounts and ratios as of December 31, 2001 and 2000 are presented in the following table.


                                                                                                     To Be Well
                                                                                                  Capitalized Under
                                                                           For Capital            Prompt Corrective
                                                      Actual            Adequacy Purposes         Action Provisions
                                                ------------------     --------------------     ---------------------
                                                Amount      Ratio      Amount       Ratio       Amount        Ratio
                                                ------      -----      ------       -----       ------        -----
                                                                          ($ In Thousands)

As of December 31, 2001:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                $80,612     11.69%     $55,180     >/=8.00%         N/A
    Subsidiary Bank                             $79,680     11.55%     $55,180     >/=8.00%     $68,975     >/=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                $72,527     10.51%     $27,590     >/=4.00%         N/A
    Subsidiary Bank                             $71,595     10.38%     $27,590     >/=4.00%     $41,385      >/=6.00%
  Tier I Capital (to Average Assets):
    Consolidated                                $72,527      7.09%     $40,904     >/=4.00%         N/A
    Subsidiary Bank                             $71,595      7.00%     $40,904     >/=4.00%     $51,130      >/=5.00%

As of December 31, 2000:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                $75,011     11.61%     $51,693     >/=8.00%         N/A
    Subsidiary Bank                             $74,296     11.50%     $51,693     >/=8.00%     $64,616     >/=10.00%
  Tier I Capital (to Risk Weighted Assets):
    Consolidated                                $67,157     10.39%     $25,846     >/=4.00%         N/A
    Subsidiary Bank                             $66,442     10.28%     $25,846     >/=4.00%     $38,769      >/=6.00%
  Tier I Capital (to Average Assets):
    Consolidated                                $67,157      7.52%     $35,731     >/=4.00%         N/A
    Subsidiary Bank                             $66,442      7.44%     $35,731     >/=4.00%     $44,664      >/=5.00%

Stock Repurchase Program

On May 3, 2000, the Company announced a Stock Repurchase Program ("Program"), whereby the Company's Board of Directors authorized the repurchase of up to 10% (or approximately 566,000 shares), of the Company's outstanding common shares from time to time. Shares repurchased under this Program may be held in treasury, retired or used for general corporate purposes. As of December 31, 2001, the Company had repurchased 484,902 shares of common stock, with approximately 81,098 shares still available to be purchased under this Program.

Note 20-Restrictions on Subsidiary's Loans, Advances and Dividends

Bank regulatory authorities restrict the amounts available for the payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly restrict the Company's ability to pay common stock dividends.

Federal laws and regulations prohibit the Company from borrowing from the subsidiary bank unless the loans are secured by specified amounts of collateral. In addition, such secured loans to the Company from the subsidiary bank generally are limited to 10 percent of the subsidiary bank's capital surplus. At December 31, 2001 and 2000, no such transactions existed between the Company and the subsidiary bank.

Note 21-Other Noninterest Expense

Components of other noninterest expense were as follows:


                                     Year Ended
                                    December 31,
                             --------------------------
                              2001      2000      1999
                              ----      ----      ----
                                   (In Thousands)

Advertising and marketing    $  894    $  741    $  623
Amortization                    987       399       404
Data processing                 432       309       340
Postage and freight             554       512       529
Professional fees               567       289       398
Printing and supplies           586       462       439
Telephone                       589       484       489
Other                         2,475     2,209     2,369
                             --------------------------
                             $7,084    $5,405    $5,591
                             ==========================

Note 22-Fair Values of Financial Instruments

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

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, financial and agricultural, commercial and multifamily real estate, residential mortgage, construction, and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

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

Off-balance sheet instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, excluding those committed for sale to the secondary market, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. It is management's belief that the fair value estimate of commitments to extend credit are not material, at December 31, 2001 and 2000, because they do not present any unanticipated credit concerns and bear market interest rates.

The fair values of the interest rate cap agreements are based on dealer quotes.

The following presents the carrying value and estimated fair value of the Company's financial instruments at December 31, 2001 and 2000:


                                                                        December 31,
                                                     ---------------------------------------------------
                                                              2001                        2000
                                                     -----------------------     -----------------------
                                                     Carrying     Estimated      Carrying     Estimated
                                                      Value       Fair Value      Value       Fair Value
                                                     --------     ----------     --------     ----------
                                                                       (In Thousands)

Financial Assets
  Cash and due from banks                            $ 21,142      $ 21,142      $ 26,434      $ 26,434
  Interest bearing deposits in other banks              4,530         4,530         8,872         8,872
  Securities held to maturity                           5,006         5,226        18,011        17,922
  Stock in Federal Home Loan Bank of Boston             7,201         7,201         7,201         7,201
  Securities available for sale                       274,201       274,201       196,522       196,522
  Net loans                                           645,840       673,213       648,354       648,234
  Loans held for sale                                  14,821        14,923           657           657
  Mortgage servicing rights                               995         1,254           344           642
  Accrued interest receivable                           7,099         7,099         6,854         6,854

Financial Liabilities
  Deposits (with no stated maturity)                  448,124       448,124       411,758       411,758
  Time deposits                                       266,019       268,394       271,576       272,527
  Securities sold under agreements to repurchase       85,013        85,039        90,811        90,839
  Other borrowings                                    135,464       140,037       100,515        99,791
  Accrued interest payable                              1,328         1,328         1,470         1,470


                                                     Contractual     Estimated     Contractual     Estimated
                                                     or Notional       Fair        or Notional       Fair
                                                       Amount          Value         Amount          Value
                                                     -----------     ---------     -----------     ---------
                                                                         (In Thousands)

Off-balance sheet instruments
  Commitments to extend credit                         $68,859          $ 0          $63,883          $ 0
  Interest rate cap agreements                          20,000           18           20,000           76

Note 23-Condensed Parent Company Only Financial Information

Condensed parent company only financial statements of Granite State Bankshares, Inc., as of December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999, are as follows:

Balance Sheets


                                                      December 31,
                                                   -------------------
                                                    2001        2000
                                                    ----        ----
                                                     (In Thousands)

Assets
  Interest bearing deposits in subsidiary bank     $ 1,853     $ 1,585
  Investment in subsidiary bank, at equity          79,605      72,785
  Other assets                                           9           9
                                                   -------------------
                                                   $81,467     $74,379
                                                   ===================

Liabilities                                        $   930     $   915

Stockholders' equity                                80,537      73,464
                                                   -------------------
                                                   $81,467     $74,379
                                                   ===================

Statements of Earnings


                                                                            Year Ended December 31,
                                                                        -------------------------------
                                                                         2001        2000        1999
                                                                         ----        ----        ----
                                                                                (In Thousands)

Revenues
  Interest income from subsidiary bank                                  $    25     $    35     $    47
  Dividend income from subsidiary bank                                    7,500      10,000       5,250
                                                                        -------------------------------
      Total revenues                                                      7,525      10,035       5,297
Operating expenses                                                           25          35          47
                                                                        -------------------------------
Earnings before equity in undistributed earnings of subsidiary bank       7,500      10,000       5,250
Equity in undistributed earnings of subsidiary bank                       3,889          78       4,875
                                                                        -------------------------------
      Net earnings                                                      $11,389     $10,078     $10,125
                                                                        ===============================

Statements of Cash Flows


                                                                                              Year Ended December 31,
                                                                                          --------------------------------
                                                                                           2001         2000        1999
                                                                                           ----         ----        ----
                                                                                                   (In Thousands)

Cash flows from operating activities:
  Net earnings                                                                            $11,389     $ 10,078     $10,125
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Equity in undistributed earnings of subsidiary bank                                    (3,889)         (78)     (4,875)
    Increase in other assets                                                                                (2)         (4)
    Increase (decrease) in other liabilities                                                  (22)           8         (80)
                                                                                          --------------------------------
      Net cash provided by operating activities                                             7,478       10,006       5,166
                                                                                          --------------------------------

Cash flows from investing activities:
  (Increase) decrease in interest bearing deposits with subsidiary bank                      (268)         532       1,831
                                                                                          --------------------------------
      Net cash provided by (used in) investing activities                                    (268)         532       1,831
                                                                                          --------------------------------

Cash flows from financing activities:
  Dividends paid on common stock                                                           (3,573)      (3,463)     (3,185)
  Proceeds from exercise of stock options                                                      43           32         275
  Purchase of common stock for treasury                                                    (3,680)      (7,071)     (4,052)
  Repayment on liability relating to ESOP                                                                  (36)        (35)
                                                                                          --------------------------------
      Net cash used in financing activities                                                (7,210)     (10,538)     (6,997)
                                                                                          --------------------------------
      Net increase (decrease) in cash                                                           0            0           0
Cash at beginning of year                                                                       0            0           0
                                                                                          --------------------------------
Cash at end of year                                                                       $     0     $      0     $     0
                                                                                          ================================

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

Note 24-Summary of Quarterly Results (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000.


                                                               2001                                        2000
                                             ----------------------------------------    ----------------------------------------
                                             Fourth      Third     Second      First     Fourth      Third     Second      First
                                             Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
                                             -------    -------    -------    -------    -------    -------    -------    -------
                                                                    ($ In Thousands, except per share data)

Interest and dividend income
  Loans                                      $12,850    $13,471    $13,518    $13,496    $12,599    $12,307    $11,857    $11,434
  Securities available for sale                3,784      3,654      3,495      3,135      3,280      3,236      3,234      3,396
  Securities held to maturity                     77         83         95        226        288        289        288        289
  Interest bearing deposits in other
   banks                                         149        210        137        118         89         66         65         70
  Dividends on Federal Home Loan
   Bank of Boston stock                           82        101        112        129        145        144        135        125
                                             ------------------------------------------------------------------------------------
      Total interest and dividend
       income                                 16,942     17,519     17,357     17,104     16,401     16,042     15,579     15,314
                                             ------------------------------------------------------------------------------------

Interest expense
  Deposits                                     4,649      5,527      5,927      5,982      5,744      5,549      5,419      5,228
  Other borrowed funds                         2,298      2,599      2,414      2,516      2,543      2,377      2,079      2,155
                                             ------------------------------------------------------------------------------------
      Total interest expense                   6,947      8,126      8,341      8,498      8,287      7,926      7,498      7,383
                                             ------------------------------------------------------------------------------------
      Net interest and dividend
       income                                  9,995      9,393      9,016      8,606      8,114      8,116      8,081      7,931

Provision for possible loan losses               300        180        120         60        100        150         50         30
                                             ------------------------------------------------------------------------------------

      Net interest and dividend
       income after provision for
       possible loan losses                    9,695      9,213      8,896      8,546      8,014      7,966      8,031      7,901
Net gains (losses) on sales of securities
 available for sale                              (54)        37        192        228        233         83          0          6
Other noninterest income                       2,279      1,838      1,578      1,394      1,268      1,337      1,376      1,266
Noninterest expense                            6,795      6,489      6,418      5,978      5,542      5,448      5,474      5,280
                                             ------------------------------------------------------------------------------------

      Earnings before income taxes             5,125      4,599      4,248      4,190      3,973      3,938      3,933      3,893
Income tax expense                             1,987      1,735      1,518      1,533      1,442      1,422      1,411      1,384
                                             ------------------------------------------------------------------------------------

      NET EARNINGS                           $ 3,138    $ 2,864    $ 2,730    $ 2,657    $ 2,531    $ 2,516    $ 2,522    $ 2,509
                                             ====================================================================================

Net earnings per share-basic<F1>             $   .60    $   .54    $   .52    $   .50    $   .48    $   .47    $   .45    $   .44

Net earnings per share-diluted               $   .59    $   .53    $   .50    $   .49    $   .47    $   .46    $   .45    $   .44

Annualized Returns
  Return on average assets                      1.20%      1.12%      1.12%      1.14%      1.12%      1.14%      1.17%      1.16%
  Return on average stockholders'
   equity                                      15.14%     14.18%     14.07%     14.14%     13.96%     14.30%     14.50%     14.25%

--------------------
<F1>  Net earnings per share is calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of net earnings per share for the quarters may not equal net earnings per share for the year.

Selected Consolidated Financial Data

Balance Sheet Data:


                                                                   At or for Years Ended December 31,
                                                       ----------------------------------------------------------
                                                          2001         2000        1999        1998        1997
                                                          ----         ----        ----        ----        ----
                                                                ($ In Thousands, except per share data)

Total assets                                           $1,018,942    $955,009    $867,677    $878,147    $813,670
Net loans                                                 645,840     648,354     560,414     547,071     500,082
Loans held for sale                                        14,821         657         479       1,828       1,068
Investments<F1>                                           286,408     221,734     240,790     249,243     219,791
Deposits                                                  714,143     683,334     628,018     650,487     648,983
Securities sold under agreements to repurchase             85,013      90,811      75,042      70,905      66,025
Other borrowings                                          135,464     100,515      90,563      80,608      25,877
Stockholders' equity                                       80,537      73,464      70,369      72,600      66,914

Operating Data:

Interest and dividend income                           $   68,922    $ 63,336    $ 59,802    $ 58,626    $ 59,011
Interest expense                                           31,912      31,094      27,896      27,653      28,900
                                                       ----------------------------------------------------------
      Net interest and dividend income                     37,010      32,242      31,906      30,973      30,111
Provision for possible loan losses                            660         330          50       1,125       2,425
Net gains on sales of securities available for sale           403         322         708       4,185       2,187
Other noninterest income                                    7,089       5,247       4,755       4,865       4,912
Noninterest expense<F2>                                    25,680      21,744      21,916      24,205      31,774
                                                       ----------------------------------------------------------
Earnings before income taxes                               18,162      15,737      15,403      14,693       3,011
Income taxes                                                6,773       5,659       5,278       5,136         704
                                                       ----------------------------------------------------------
      Net earnings<F2>                                 $   11,389    $ 10,078    $ 10,125    $  9,557    $  2,307
                                                       ==========================================================

Per share data:

Net earnings per share-basic                           $     2.16    $   1.83    $   1.75    $   1.64    $    .42
                                                       ==========================================================
Net earnings per share-diluted                         $     2.11    $   1.82    $   1.71    $   1.60    $    .40
                                                       ==========================================================

Cash dividends declared on common stock                $      .68    $    .64    $    .56    $    .50    $    .29

Financial Ratios:
Return on average assets                                     1.15%       1.15%       1.18%       1.17%        .29%
Return on average stockholders' equity                      14.39%      14.25%      13.88%      13.30%       3.57%

--------------------
<F1>  Investments include securities held to maturity, securities available for sale and stock in the Federal Home Loan Bank of Boston.
<F2>  The Company recorded $5,917,000 in merger-related charges in 1997 associated with the acquisition of Primary Bank. The after-tax amount of these costs was $4,325,000.